Filed Pursuant to Rule 424(b)(3)
Registration No. 333-297733

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of BNCCORP, Inc.:

On April 28, 2026, OppFi Inc., a Delaware corporation (“OppFi”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with BNCCORP, Inc., a Delaware corporation (“BNCC”), and Birch Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of OppFi (“Merger Sub”). Pursuant to the Merger Agreement, BNCC will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of OppFi (the “Merger”). Immediately following the Merger, an interim bank and wholly owned subsidiary of OppFi to be formed following the date hereof will merge with and into BNC National Bank, a wholly owned subsidiary of BNCC (“BNC”), with BNC (to be renamed OppFi Bank, N.A.) surviving as a wholly owned subsidiary of OppFi (the “Bank Merger” and together with the Merger, the “Transaction”). Following the closing of the Transaction, OppFi intends to contribute substantially all of its assets, liabilities and operations into BNC.

If the Merger is completed, you will be entitled to receive, for each share of BNCC common stock, par value $0.01 per share (“BNCC Common Stock”), owned by you, in each case without interest, (i) $19.375 in cash and (ii) a number of shares of Class A common stock of OppFi, par value $0.0001 (“OppFi Class A Common Stock”), equal to an exchange ratio of 1.90 shares of OppFi Class A Common Stock for each share of BNCC Common Stock (collectively, the “Merger Consideration”). Based on the number of shares of BNCC Common Stock and OppFi Class A Common Stock outstanding on August 5, 2026, we expect that OppFi will issue approximately 6,811,491 shares of OppFi Class A Common Stock in connection with the Merger, and that holders of shares of BNCC Common Stock immediately prior to the closing of the Merger will hold, in the aggregate, approximately 7.4% of the issued and outstanding shares of OppFi Class A Common Stock immediately following the closing of the Merger (without adjusting to account for any shares of OppFi Class A Common Stock held by BNCC stockholders prior to the Merger).

Based on the closing stock price of OppFi Class A Common Stock on The New York Stock Exchange (the “NYSE”) on April 28, 2026, the last full trading day before the date of the public announcement of the Transaction, of $9.01, the value of the Merger Consideration would have been approximately $36.49 per share of BNCC Common Stock. Based on the closing stock price of OppFi Class A Common Stock on the NYSE on August 4, 2026, the latest practicable date before the date of the accompanying proxy statement/prospectus, of $9.81, the value of the Merger Consideration would have been $38.01 per share of BNCC Common Stock.

The market prices of both OppFi Class A Common Stock and BNCC Common Stock will fluctuate before the completion of the Merger. You should obtain current stock price quotations for OppFi Class A Common Stock and BNCC Common Stock before you vote. OppFi Class A Common Stock is quoted on the NYSE under the symbol “OPFI.” BNCC Common Stock is quoted on the OTCQX under the symbol “BNCC.”

The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of at least a majority of the outstanding shares of BNCC Common Stock entitled to vote thereon.

The special meeting of BNCC stockholders to adopt the Merger Agreement (the “Special Meeting”) will be held virtually via the Internet on September 17, 2026 at 8:30 a.m. Central Time.

BNCC stockholders of record as of the close of business on August 5, 2026, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting.

Your vote is very important, regardless of the number of shares of BNCC Common Stock you own. To ensure your representation at the Special Meeting, please take time to vote by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the Special Meeting. Submitting a proxy now will not prevent you from being able to vote at the Special Meeting via the Internet.

BNCC’s board of directors (the “BNCC Board”) unanimously recommends that BNCC stockholders vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting or any adjournment or postponement thereof to adopt the Merger Agreement. In considering the recommendation of the BNCC Board, you should be aware that certain directors and executive officers of BNCC have interests in the Transaction that are different from, or in addition to, the interests of BNCC stockholders generally. See the section entitled “The Transaction—Interests of BNCC’s Directors and Executive Officers” of the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus describes the Special Meeting, the Merger Agreement, the Transaction and other related matters. Please read carefully the entire accompanying proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 24, for a discussion of the risks relating to the proposed Transaction, and the Annexes attached to, and the documents incorporated by reference into, the accompanying proxy statement/prospectus.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Laurel Hill Advisory Group, LLC, BNCC’s proxy solicitor, by calling toll-free at (888) 742-1305, or for banks and brokers, collect at (516) 933-3100, or by sending an email to BNCC@laurelhill.com.

Sincerely,

/s/ Daniel J. Collins

Daniel J. Collins

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Transaction or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Transaction are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying proxy statement/prospectus is dated August 6, 2026 and is first being mailed to BNCC stockholders on or about August 7, 2026.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder of BNCCORP, Inc.:

You are cordially invited to attend a special meeting of BNCCORP, Inc., a Delaware Corporation (“BNCC”), stockholders (the “Special Meeting”). The Special Meeting will be held virtually via the Internet on September 17, 2026 at 8:30 a.m. Central Time, to consider and vote upon the following matters:

1.

a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of April 28, 2026, by and among OppFi Inc., a Delaware corporation (“OppFi”), BNCC and Birch Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of OppFi (“Merger Sub”) and approve the consummation of the transactions contemplated thereby (the “Merger Proposal”); and

2.

a proposal for adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting or any adjournment or postponement thereof to adopt the Merger Agreement (the “Adjournment Proposal”).

Pursuant to the Merger Agreement, BNCC will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of OppFi (the “Merger”). Immediately following the Merger, an interim bank and wholly owned subsidiary of OppFi (which has been or will be formed before the date thereof) will merge with and into BNC National Bank, a wholly owned subsidiary of BNCC (“BNC”), with BNC (to be renamed OppFi Bank, N.A.) surviving as a wholly owned subsidiary of OppFi (the “Bank Merger” and together with the Merger, the “Transaction”). Following the closing of the Transaction, OppFi intends to contribute, whether by merger or otherwise, substantially all of its assets, liabilities and operations into BNC.

The Special Meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the Special Meeting online and vote your shares electronically at the meeting by visiting www.virtualstockholdermeeting.com/BNCC2026SM (the “Special Meeting website”).

The record date for the Special Meeting is August 5, 2026 (the “Record Date”). Only BNCC stockholders of record as of the close of business on August 5, 2026 are entitled to notice of, and to vote at, the Special Meeting. All BNCC stockholders of record as of that date are cordially invited to attend the Special Meeting via the Special Meeting website.

Approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of BNCC common stock, par value $0.01 per share (“BNCC Common Stock”), entitled to vote thereon. The approval of the Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon.

In connection with the Merger Agreement, OppFi and BNCC entered into Voting and Restriction Agreements (the “Voting Agreements”) with certain stockholders of BNCC (each, a “Holder”). Pursuant to the Voting Agreements, each Holder agreed, among other things, to vote all shares of BNCC Common Stock beneficially owned by such Holder in favor of the approval of the Transaction and any other matters necessary to consummate the Transaction, and against any competing acquisition proposals or other such actions that could reasonably be expected to prevent or materially delay the consummation of the Transaction. As of the Record Date, the Holders controlled an aggregate of approximately 24.6% of the outstanding shares of BNCC Common Stock.

BNCC’s board of directors (the “BNCC Board”) has unanimously adopted and approved the Merger Agreement and the Transaction, has determined that the Merger Agreement and the Transaction are advisable, fair to and in the best interests of BNCC and its stockholders, and unanimously recommends that BNCC stockholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. In considering the recommendation of the BNCC Board, you should be aware that certain directors and executive officers of BNCC have interests in the

Transaction that are different from, or in addition to, the interests of BNCC stockholders generally. See the section entitled “The Transaction—Interests of BNCC’s Directors and Executive Officers” of the accompanying proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of BNCC Common Stock that you own. We cannot complete the Transaction unless BNCC’s stockholders adopt the Merger Agreement. Even if you plan to attend the Special Meeting via the Special Meeting website, BNCC requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the Special Meeting to ensure that your shares of BNCC Common Stock will be represented at the Special Meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the Special Meeting via the Special Meeting website or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of BNCC Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

If you choose to attend the Special Meeting and vote your shares via the Special Meeting website, you will need the control number included on your proxy card or, if you are a beneficial owner of BNCC Common Stock but not the stockholder of record of such shares of BNCC Common Stock, your vote instruction form.

If the Merger is completed, BNCC’s stockholders who did not vote in favor of the Merger Proposal, delivered a demand for appraisal before the vote was taken on the Merger Proposal and otherwise complied with all other applicable requirements of the Delaware General Corporation Law (the “DGCL”), will have the right to seek appraisal of the “fair value” of their shares of BNCC Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Transaction and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving the Merger Consideration (as defined in the accompanying proxy statement/prospectus), as determined in accordance with Section 262 of the DGCL, the full text of which is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU LATER DESIRE TO REVOKE YOUR SUBMITTED PROXY, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Laurel Hill Advisory Group, LLC, BNCC’s proxy solicitor, by calling toll-free at (888) 742-1305, or for banks and brokers, collect at (516) 933-3100, or by sending an email to BNCC@laurelhill.com.

By Order of the Board of Directors,

/s/ Daniel J. Collins

Daniel J. Collins
President and Chief Executive Officer

Bismarck, North Dakota

Dated: August 6, 2026

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about OppFi Inc., a Delaware corporation (“OppFi”), from other documents that OppFi has filed with the U.S. Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.” This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents included in this proxy statement/prospectus or other information concerning BNCCORP, Inc., a Delaware corporation (“BNCC”), without charge, by telephone or written request directed to:

Attention: Investor Relations

BNCCORP, Inc.

322 East Main Avenue

PO Box 4050

Bismarck, North Dakota, 58501

(701) 250-3040

You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning OppFi, without charge, by telephone or written request directed to:

Attention: Investor Relations

OppFi Inc.

130 E. Randolph Street

Suite 3400

Chicago, Illinois 60601

(312) 212-8079

In order for you to receive timely delivery of the documents in advance of the special meeting of BNCC stockholders to be held on September 17, 2026 (the “Special Meeting”) your request for such information must be received no later than five business days prior to the date of the Special Meeting: September 10, 2026.

The proxy statement/prospectus is also available in the “Investor Relations” section of BNCC’s website at www.bnc.bank/resources/investor-relations. The information on BNCC’s website is not part of this proxy statement/prospectus. References to BNCC’s website in this proxy statement/prospectus are intended to serve as textual references only.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by OppFi (File No. 333-297733), constitutes a prospectus of OppFi under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Class A common stock of OppFi, par value $0.0001 (“OppFi Class A Common Stock”), to be issued to BNCC stockholders pursuant to the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of April 28, 2026, by and among OppFi, BNCC and Birch Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of OppFi (“Merger Sub”). This document also constitutes a proxy statement of BNCC and a notice of meeting with respect to the Special Meeting, at which BNCC stockholders will be asked to consider and vote upon the adoption of the Merger Agreement.

OppFi has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to OppFi, and BNCC has supplied all information contained in this proxy statement/prospectus relating to BNCC.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. OppFi and BNCC have not authorized anyone to provide you with information that is different from or in addition to that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated August 6, 2026, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to BNCC stockholders nor the issuance by OppFi of shares of OppFi Class A Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

Annex A Agreement and Plan of Merger

Annex B Form of Voting and Restriction Agreement

Annex C Opinion of Piper Sandler & Co.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the Transaction (as defined below), the Merger Agreement and the Special Meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the Annexes to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus and proxy card?

A:

BNCC has agreed to be acquired by OppFi pursuant to the terms and subject to the conditions of the Merger Agreement that is described in this proxy statement/prospectus. Pursuant to the Merger Agreement, BNCC will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of OppFi (the “Merger”). Immediately following the Merger, BNC National Bank (“BNC”), BNCC’s banking subsidiary, will merge with and into an interim bank and wholly owned subsidiary of OppFi (which has been or will be formed before the date thereof) with BNC (to be renamed OppFi Bank, N.A.) surviving as a wholly owned subsidiary of OppFi (the “Bank Merger” and together with the Merger, the “Transaction”). In order for us to complete the Transaction, we need, among other things, BNCC’s stockholders to adopt the Merger Agreement. BNCC is holding the Special Meeting to ask its stockholders to consider and vote upon a proposal to adopt the Merger Agreement.

This proxy statement/prospectus includes important information about the Transaction, the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the Special Meeting. BNCC stockholders should read this information carefully and in its entirety. The enclosed voting materials allow stockholders to vote their shares without attending the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:

BNCC is holding the Special Meeting to ask its stockholders to consider and vote upon a proposal to adopt the Merger Agreement and approve the consummation of the transactions contemplated thereby (the “Merger Proposal”). BNCC stockholders are also being asked to consider and vote upon a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting or any adjournment or postponement thereof to adopt the Merger Agreement (the “Adjournment Proposal”). No other business will be conducted at the Special Meeting.

Q:	Does my vote matter?

A:

Yes. The Transaction cannot be completed unless the Merger Agreement is adopted by BNCC stockholders. If you fail to submit a proxy or vote at the Special Meeting via the Special Meeting website, or vote to abstain, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the Merger Proposal. The board of directors of BNCC (the “BNCC Board”) unanimously recommends that stockholders vote “FOR” the Merger Proposal.

Q:	What is the vote required to approve each proposal at the Special Meeting?

A:

The approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of BNCC common stock, par value $0.01 per share (“BNCC Common Stock”), entitled to vote thereon. Because the affirmative vote required to approve the Merger Proposal is based upon the total number of outstanding shares of BNCC Common Stock, if you fail to submit a proxy or vote at the Special Meeting via the Special Meeting website, or vote to abstain, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. If your shares of BNCC Common Stock are present at the Special Meeting but are not voted on the Adjournment Proposal, this will not have an effect on the vote to approve the Adjournment Proposal. If you vote to abstain on the Adjournment Proposal, this will have the same effect as a vote “AGAINST” the approval of the Adjournment Proposal. If you fail to submit a proxy and fail to attend the Special Meeting via the Special Meeting website or if your shares of BNCC Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of BNCC Common Stock, your shares of BNCC Common Stock will not be voted, but this will not have an effect on the vote to approve the Adjournment Proposal, except to the extent that it results in there being insufficient shares present at the meeting to establish a quorum.

See the sections entitled “Information About the Special Meeting—Record Date and Quorum” and “Information About the Special Meeting—Vote Required.”

Q:	Who will count the votes?

A:	The votes at the Special Meeting will be counted by an inspector of elections appointed by the BNCC Board.

Q:	How does the BNCC Board recommend that I vote at the Special Meeting?

A:

The BNCC Board unanimously recommends that BNCC stockholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. See the section entitled “The Transaction— BNCC’s Reasons for the Transaction and Recommendation of the BNCC Board of Directors.”

Q:	What will I receive if the Merger is completed?

A:

If the Merger is completed, each share of BNCC Common Stock issued and outstanding immediately prior to the completion of the Transaction, except for shares of BNCC Common Stock owned by BNCC, OppFi or Merger Sub (“Canceled Shares”), will be converted into the right to receive, in each case without interest, 1.90 shares (the “Exchange Ratio”) of OppFi Class A Common Stock (the “Stock Consideration”) and $19.375 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). Cash will be paid in lieu of fractional shares. See the question below “What happens if I am eligible to receive a fraction of a share of OppFi Class A Common Stock as part of the Merger Consideration?” and the section entitled “The Merger Agreement—Merger Consideration.”

Q:	What is the Exchange Ratio?

A:

The Exchange Ratio is used to determine the number of shares of OppFi Class A Common Stock that BNCC stockholders will be entitled to receive for each share of BNCC Common Stock they hold. The Exchange Ratio is 1.90, as set forth in the Merger Agreement. The Stock Consideration is in addition to the Cash Consideration of $19.375 per share of BNCC Common Stock, without interest, to be received by BNCC stockholders in the Merger.

Q:	What is the value of the Merger Consideration?

A:

The exact value of the Merger Consideration that BNCC stockholders will receive will depend on the price per share of OppFi Class A Common Stock at the time of the Merger. This price will not be known at the time of the Special Meeting and may be more or less than the current price of OppFi Class A Common Stock or the price of OppFi Class A Common Stock at the time of the Special Meeting. Based on the Cash Consideration of $19.375 per share, without interest, the closing stock price of OppFi Class A Common Stock on the New York Stock Exchange (“NYSE”) on April 28, 2026, the last full trading day before the date of the public announcement of the Transaction, of $9.01, and the applicable Exchange Ratio of 1.90, the value of the Merger Consideration would have been approximately $36.49 for each share of BNCC

Common Stock, as of April 28, 2026. Based on the Cash Consideration of $19.375 per share, without interest, and the closing stock price of OppFi Class A Common Stock on the NYSE on August 4, 2026, the latest practicable date before the date of this proxy statement/prospectus, of $9.81, and the Exchange Ratio of 1.90, the value of the Merger Consideration would have been approximately $38.01 for each share of BNCC Common Stock, as of such date. We urge you to obtain current market quotations for shares of OppFi Class A Common Stock and BNCC Common Stock.

Q:	What happens if I am eligible to receive a fraction of a share of OppFi Class A Common Stock as part of the Merger Consideration?

A:

If the aggregate number of shares of OppFi Class A Common Stock that you are entitled to receive as part of the Merger Consideration includes a fraction of a share of OppFi Class A Common Stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Merger Consideration—Fractional Shares.”

Q:	What will happen to BNCC as a result of the Transaction?

A:

Pursuant to the Merger Agreement, BNCC will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of OppFi. Immediately following the Merger, an interim bank and wholly owned subsidiary of OppFi (which has been or will be formed before the date thereof) will merge with and into BNC, with BNC (to be renamed OppFi Bank, N.A.) surviving as a wholly owned subsidiary of OppFi. Following the closing of the Transaction, OppFi intends to contribute, whether by merger or otherwise, substantially all of its assets, liabilities and operations into BNC.

As a result of the Transaction, BNCC will no longer be a publicly held company and its separate corporate existence will cease. Following the Transaction, BNCC Common Stock will be delisted from, and cease to trade on, the OTCQX, effective as of immediately prior to the effective time of the Merger (the “Effective Time”).

Q:	What equity stake will BNCC stockholders hold in OppFi immediately following the Transaction?

A:

Based on the number of shares of BNCC Common Stock and OppFi Class A Common Stock outstanding on the Record Date, we expect that OppFi will issue approximately 6,811,491 shares of OppFi Class A Common Stock in connection with the Transaction, and that holders of shares of BNCC Common Stock immediately prior to the closing of the Transaction will hold, in the aggregate, approximately 7.4% of the issued and outstanding shares of OppFi Class A Common Stock immediately following the closing of the Transaction (without adjusting to account for any shares of OppFi Class A Common Stock held by BNCC stockholders prior to the Transaction).

Q:	When do you expect the Transaction to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to the Closing of the Transaction,” including the approval of the Merger Agreement by BNCC stockholders at the Special Meeting, OppFi and BNCC expect that the Transaction will be completed in the fourth quarter of 2026. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals for the Transaction will be received, could result in the Transaction being completed at a different time or not at all.

Q:	What are the material United States federal income tax consequences of the Transaction to BNCC stockholders?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the respective obligations of

OppFi and BNCC to complete the Transaction that each of OppFi and BNCC receives a legal opinion to that effect. Accordingly, a BNCC stockholder generally will recognize gain, but not loss, in an amount equal to the lesser of (a) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the OppFi Class A Common Stock received pursuant to the Merger over that holder’s adjusted tax basis in its shares of BNCC Common Stock surrendered) and (b) the amount of Cash Consideration received pursuant to the Merger. Further, a BNCC stockholder generally will recognize gain or loss with respect to cash received instead of fractional shares of OppFi Class A Common Stock that the BNCC stockholder would otherwise be entitled to receive. For further information, please refer to the section entitled “Material United States Federal Income Tax Consequences.”

The United States federal income tax consequences described above may not apply to all holders of BNCC Common Stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Transaction to you.

Q:	Who can vote at the Special Meeting?

A:

All holders of record of BNCC Common Stock as of the close of business on August 5, 2026, the record date for the Special Meeting (the “Record Date”), are entitled to receive notice of, and to vote at, the Special Meeting, or any postponement or adjournment of the Special Meeting scheduled in accordance with Delaware law. Each holder of BNCC Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of BNCC Common Stock that such holder owned of record as of the Record Date.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held virtually via the Internet on September 17, 2026 at 8:30 a.m. Central Time. The Special Meeting will be held solely via live webcast and there will not be a physical meeting location. BNCC stockholders will be able to attend the Special Meeting online and vote their shares electronically during the meeting by visiting www.virtualstockholdermeeting.com/BNCC2026SM (the “Special Meeting website”). For additional information about the Special Meeting, see the section entitled “Information About the Special Meeting.”

Q:	How may I access the Special Meeting website?

A:

If you wish to attend the Special Meeting via the Special Meeting website, you will need the control number included on your proxy card or, if your shares of BNCC Common Stock are held in the name of a bank, brokerage firm or other nominee, your vote instruction form.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:

As promptly as practicable after the Effective Time, the exchange agent, which will be a bank or trust company designated by OppFi and reasonably acceptable to BNCC (the “Exchange Agent”), will mail to you or your bank, brokerage firm or other nominee, a letter of transmittal and instructions relating to your receipt of the Merger Consideration. After receiving the proper documentation from you or your bank, brokerage firm or other nominee, following the Effective Time, the Exchange Agent will forward to you or your bank, brokerage firm or other nominee the OppFi Class A Common Stock and Cash Consideration to which you are entitled. More information on the documentation you are required to deliver to the Exchange Agent may be found under the caption “The Merger Agreement—Exchange of Shares and Payment Procedures.”

Q:	Will my shares of OppFi Class A Common Stock acquired in the Merger receive a dividend?

A:

After the closing of the Merger, as a holder of OppFi Class A Common Stock, you will receive the same dividends on shares of OppFi Class A Common Stock that all other holders of shares of OppFi Class A Common Stock will receive with any dividend record date that occurs after the Merger is completed.

Following the completion of the Transaction, the dividend policy with respect to the combined company will be determined by the board of directors of OppFi (the “OppFi Board”) based on, among other factors, the combined company’s financial condition, results of operations, capital requirements, contractual restrictions and applicable legal and regulatory considerations. There can be no assurance as to whether dividends will be declared or paid in the future.

Q:	Do any of BNCC’s directors or executive officers have interests in the Transaction that differ from those of BNCC stockholders?

A:

Yes, BNCC’s directors and executive officers have interests in the Transaction that are different from, or in addition to, those of BNCC stockholders generally. The members of the BNCC Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Transaction, and in recommending that BNCC stockholders adopt the Merger Agreement. For a description of these interests, refer to the section entitled “The Transaction—Interests of BNCC’s Directors and Executive Officers.”

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares of BNCC Common Stock are registered directly in your name with the transfer agent of BNCC, Broadridge Financial Solutions, Inc., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to BNCC or to a third party to vote at the Special Meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the Special Meeting via the Special Meeting website; however, you may not vote these shares at the Special Meeting via the Special Meeting website without the control number included on your vote instruction form.

Q:	If my shares of BNCC Common Stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of BNCC Common Stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of BNCC Common Stock. Banks, brokerage firms and other nominees who hold shares of BNCC Common Stock in street name for their customers have authority to vote on “routine” proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the approval of the Merger Proposal and the Adjournment Proposal. As a result, absent specific voting instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Under applicable stock exchange rules, all of the proposals in this proxy statement/prospectus are non-routine matters, so there can be no broker non-votes at the Special Meeting. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the Merger Proposal, but will not have an effect on the Adjournment Proposal, except to the extent that it results in there being insufficient shares present at the meeting to establish a quorum.

Q:	How many votes do I have?

A:

Each BNCC stockholder is entitled to one vote for each share of BNCC Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 3,544,274 outstanding shares of BNCC Common Stock.

Q:	What constitutes a quorum for the Special Meeting?

A:

The presence, via the Special Meeting website or represented by proxy, of holders of a majority of all of the outstanding shares of BNCC Common Stock entitled to vote at the Special Meeting constitutes a quorum for the purposes of the Special Meeting. Abstentions are considered present for purposes of establishing a quorum.

Q:	What do I need to do now?

A:

Even if you plan to attend the Special Meeting via the Special Meeting website, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the Special Meeting.

Q:	How do I vote?

A:	Stockholder of Record. If you are a stockholder of record, you may vote your shares of BNCC Common Stock on the matters to be presented at the Special Meeting in the following ways:

•

by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 10:59 p.m., Central Time, on September 16, 2026. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	by attending the Special Meeting via the Special Meeting website and voting your shares through the Special Meeting website.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote at the Special Meeting via the Special Meeting website, you will need the control number included on your vote instruction form.

Q:	How can I change or revoke my vote?

A:

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, before it is exercised, and your last vote is the vote that will be counted. If you are a BNCC stockholder of record who voted by mailing a proxy card, you can write to BNCC’s Corporate Secretary, Attn: BNCCORP, Inc., 322 East Main Avenue, Bismarck, North Dakota 58501, stating that you wish to revoke your proxy and requesting another proxy card, provided such statement is received by September 16, 2026. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone before the closing of the voting facilities, which will occur immediately prior to the start of the Special Meeting for stockholders of record and at 10:59 p.m., Central Time, on September 16, 2026 for beneficial owners. If you attend the Special Meeting via the Special Meeting website, you must vote your shares through the Special Meeting website to revoke your proxy. Your attendance alone at the Special Meeting via the Special Meeting website will not in and of itself constitute a revocation of your proxy.

Q:	If a stockholder gives a proxy, how are the shares of BNCC Common Stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of BNCC Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of BNCC Common Stock should be voted “FOR” or “AGAINST,” or whether your shares should “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you hold shares of BNCC Common Stock in “street name” and also directly as a record holder or otherwise or if you hold shares of BNCC Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Special Meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of BNCC Common Stock are voted. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	What happens if I sell my shares of BNCC Common Stock before the Special Meeting?

A:

The Record Date is earlier than both the date of the Special Meeting and the Effective Time. If you transfer your shares of BNCC Common Stock after the Record Date but before the Special Meeting, you will, unless you grant the transferee a proxy, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration, you must hold your shares at the Effective Time.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

BNCC has engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”) to act as its proxy solicitor and to assist in the solicitation of proxies for the Special Meeting. BNCC has agreed to pay Laurel Hill approximately $10,000 plus reimbursement for certain expenses for such services and also will indemnify Laurel Hill against certain claims, costs, damages, liabilities, judgments and expenses. BNCC may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of BNCC Common Stock.

BNCC’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. BNCC will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners of BNCC Common Stock. BNCC will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

Q:	Should I send in my stock certificates now?

A:

No, please do NOT return your stock certificates with your proxy. If the Merger Agreement is approved by BNCC stockholders and the Transaction is completed, and you hold physical stock certificates, you will be sent a letter of transmittal as promptly as reasonably practicable after the completion of the Transaction describing how you may exchange your shares of BNCC Common Stock for the Merger Consideration. If your shares of BNCC Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of BNCC Common Stock in exchange for the Merger Consideration.

Q:	Are there any voting agreements in place with BNCC stockholders?

A:	Yes. See the section entitled “Voting Agreements.”

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of OppFi contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Q:	What are the conditions to completion of the Transaction?

A:

In addition to the approval of the Merger Proposal by BNCC stockholders as described above, completion of the Transaction is subject to the satisfaction of a number of other conditions, including (i) receipt of required regulatory approvals from the Office of the Comptroller of the Currency (the “OCC”), the Board of Governors of the Federal Reserve System (or a Federal Reserve Bank acting under the appropriately delegated authority) (the “Federal Reserve”), and the Federal Deposit Insurance Corporation (“FDIC”), without the imposition of a Burdensome Condition (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Regulatory Matters”), (ii) BNCC’s satisfaction of certain regulatory capital requirements, including BNC and BNCC being “well capitalized” pursuant to applicable law, having a common equity tier 1 (“CET 1”) capital ratio (calculated in the manner set forth in the Merger Agreement, excluding accumulated other comprehensive income and adding back BNCC transaction fees in an amount not to exceed $4,650,000) of no less than 12% and having a minimum Tangible Common Equity (“TCE”) not less than $111,952,000; (iii) each of OppFi and BNCC receiving a written opinion from its legal counsel that the Merger will constitute a tax free “reorganization” under Section 368(a) of the Code and (iv) effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Each party’s obligation to complete the Transaction is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, subject to customary bring-down materiality standards; and (ii) performance in all material respects by the other party of its obligations under the Merger Agreement. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Transaction, see the section entitled “The Merger Agreement—Conditions to the Closing of the Transaction.”

Q:	What happens if the Transaction is not completed?

A:

If the Transaction is not completed, BNCC stockholders will not receive any consideration for their shares of BNCC Common Stock in connection with the Transaction. Instead, BNCC will remain an independent company and BNCC Common Stock will continue to be listed and traded on the OTCQX. Under specified circumstances BNCC may be required to pay OppFi, or OppFi may be required to pay BNCC, a fee with respect to the termination of the Merger Agreement, as described under the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fees.”

Q:	Who can help answer any other questions I have?

A:

If you have additional questions about the Transaction, need assistance in submitting your proxy or voting your shares of BNCC Common Stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Laurel Hill, at (888) 742-1305, or for banks and brokers, collect at (516) 933-3100, or by sending an email to BNCC@laurelhill.com.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a BNCC stockholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its Annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information.”

Parties to the Merger Agreement (Page 45)

OppFi Inc.

130 E. Randolph Street, Suite 3400

Chicago, Illinois 60601

(312) 212-8079

OppFi Inc., a Delaware corporation, is a tech-enabled digital finance platform that partners with banks to offer financial products and services to everyday Americans. Through this transparent and responsible platform, which emphasizes financial inclusion and exceptional customer experience, OppFi assists consumers who are underserved by traditional financing options in building improved financial health. OppLoans by OppFi maintains a 4.4/5.0 star rating on Trustpilot based on over 5,500 reviews (as of March 31, 2026), positioning OppFi among the top consumer-rated financial platforms online. OppFi also holds a 35% equity interest in Bitty, a credit access company that provides revenue-based financing and other working capital solutions to small businesses.

OppFi Class A Common Stock is currently listed on the NYSE under the symbol “OPFI.”

BNCCORP, Inc.

322 East Main Avenue, PO Box 4050

Bismarck, North Dakota, 58501

(701) 250-3040

BNCCORP, Inc., a Delaware corporation, is a bank holding company and the parent of BNC National Bank, which is a diversified community bank with three primary areas of focus: commercial banking, retail banking and wealth management.

BNCC Common Stock is currently quoted on the OTCQX under the symbol “BNCC.”

Birch Merger Sub, LLC

130 E. Randolph Street, Suite 3400

Chicago, Illinois 60601

(312) 212-8079

Birch Merger Sub, LLC is a Delaware limited liability company and wholly owned subsidiary of OppFi that was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Pursuant to the Merger Agreement, BNCC will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of OppFi.

The Transaction and the Merger Agreement (Page 47)

The terms and conditions of the Transaction are contained in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Transaction.

Structure of the Transaction

Pursuant to the Merger Agreement, BNCC will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of OppFi. Immediately following the Merger, an interim bank and wholly owned subsidiary of OppFi (which has been or will be formed before the date thereof) will merge with and into BNC, with BNC (to be renamed OppFi Bank, N.A.) surviving as a wholly owned subsidiary of OppFi. Following the closing of the Transaction, OppFi intends to contribute, whether by merger or otherwise, substantially all of its assets, liabilities and operations into BNC.

Merger Consideration

If the Merger is completed, each share of BNCC Common Stock issued and outstanding immediately prior to the completion of the Merger (except for Canceled Shares) will be converted into the right to receive, in each case without interest, 1.90 shares of OppFi Class A Common Stock and $19.375 in cash. Cash will be paid in lieu of fractional shares.

Treatment of BNCC’s Equity Awards

BNCC maintains the BNCC Deferred Compensation Plan for Directors (the “Director DCP”), pursuant to which members of the BNCC Board have the ability to elect to defer payment of their director compensation, which deferrals are credited into deferred stock accounts in the form of common stock equivalents (“Common Stock Equivalents”) in lieu of compensation that would otherwise have been paid in cash. Pursuant to the terms of the Merger Agreement, BNCC agreed to amend the Director DCP to provide that each director, effective within five business days prior to closing of the Transaction, will receive one share of BNCC Common Stock for each Common Stock Equivalent held under the Director DCP. The members of the BNCC Board held an aggregate of 40,272 Common Stock Equivalents as of March 31, 2026. If the Merger is completed, such Common Stock Equivalents will convert into 40,272 shares of BNCC Common Stock immediately prior to completion of the Transaction, and each holder would receive a pro rata share of the Merger Consideration.

BNCC also maintains the BNCC Nonqualified Deferred Compensation Plan (the “Management DCP”), pursuant to which BNCC may make discretionary contributions to Management DCP accounts, including two types of subaccounts: (i) in-service subaccounts; and (ii) retirement subaccounts. Pursuant to the terms of the Merger Agreement, BNCC agreed to take action to provide that amounts held in the retirement subaccounts will be paid to participants, which include BNCC’s executive officers, in the form of BNCC Common Stock based on the per share value of such stock as of April 27, 2026, which shares of BNCC Common Stock will entitle them to the per-share Merger Consideration.

Other than the Common Stock Equivalents issued under the Director DCP and the right to receive retirement subaccount balances under the Management DCP paid out in BNCC Common Stock, BNCC does not have outstanding stock options or other equity awards.

BNCC’s Reasons for the Transaction and Recommendation of the BNCC Board of Directors (Page 59)

The BNCC Board unanimously recommends that BNCC stockholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. In determining to approve and adopt the Merger Agreement and to recommend it for adoption by BNCC stockholders, the BNCC Board considered a number of factors that weighed both in favor of and against adoption of the Merger Agreement and the approval of the Transaction to be completed thereunder, which factors are summarized in the section entitled “The Transaction—BNCC’s Reasons for the Transaction and Recommendation of the BNCC Board of Directors.”

Opinion of BNCC’s Financial Advisor (Page 66)

In connection with the Transaction, Piper Sandler & Co. (“Piper Sandler”), BNCC’s financial advisor, delivered its oral opinion to the BNCC Board at its meeting on April 27, 2026, at which the BNCC Board considered the Merger Agreement and the Transaction. Piper Sandler subsequently confirmed its opinion in writing on April 28, 2026, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations, qualifications and other matters considered in rendering its opinion, the Merger Consideration was fair from a financial point of view to the holders of BNCC Common Stock.

The full text of Piper Sandler’s written opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. Holders of BNCC Common Stock are urged to read the opinion carefully and in its entirety in connection with their consideration of the proposed Transaction.

Information About the Special Meeting (Page 40)

The approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of BNCC Common Stock entitled to vote thereon. Because the affirmative vote required to approve the Merger Proposal is based upon the total number of outstanding shares of BNCC Common Stock, if you fail to submit a proxy or vote at the Special Meeting via the Special Meeting website, or vote to abstain, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. If your shares of BNCC Common Stock are present at the Special Meeting but are not voted on the Adjournment Proposal, this will not have an effect on the vote to approve the Adjournment Proposal. If you vote to abstain on the Adjournment Proposal, this will have the same effect as a vote “AGAINST” the approval of the Adjournment Proposal. If you fail to submit a proxy and fail to attend the Special Meeting via the Special Meeting website or if your shares of BNCC Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of BNCC Common Stock, your shares of BNCC Common Stock will not be voted, but this will not have an effect on the vote to approve the Adjournment Proposal, except to the extent that it results in there being insufficient shares present at the meeting to establish a quorum.

Proxies and Revocations

If you are a stockholder of record, you may vote your shares of BNCC Common Stock on the matters presented at the Special Meeting in the following ways:

•

by telephone or over the Internet by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or Internet. Proxies delivered over the Internet or by telephone must be submitted by 10:59 p.m., Central Time, on September 16, 2026. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	by attending the Special Meeting via the Special Meeting website and voting your shares through the Special Meeting website.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, before it is exercised, and your last vote is the vote that will be counted. If you are a BNCC stockholder of record who voted by mailing in a proxy card, you can write to BNCC’s Corporate Secretary at BNCCORP, Inc., Attn: Tracey Herschman, 322 East Main Avenue, Bismarck, North Dakota 58501, stating that you wish to revoke your proxy and requesting another proxy card, provided such statement is received by September 16, 2026. If you hold your BNCC Common Stock through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone before the closing of the voting facilities, which will occur immediately prior to the start of the Special Meeting for stockholders of record and at 10:59 p.m., Central Time, on September 16, 2026 for beneficial owners. If you attend the Special Meeting via the Special Meeting website, you must vote your shares through the Special Meeting website to revoke your proxy. Your attendance alone at the Special Meeting via the Special Meeting website will not in and of itself constitute a revocation of your proxy.

Interests of BNCC’s Directors and Executive Officers (Page 62)

In considering the recommendation of the BNCC Board, BNCC stockholders should be aware that the directors and executive officers of BNCC have certain interests in the Transaction that are different from, or in addition to, the interests of the BNCC stockholders generally. The BNCC Board was aware of these interests and considered them, among other matters, in making its recommendation that the BNCC stockholders vote to approve the Merger Proposal.

These interests include:

•

BNCC’s executive officers are participants in the Management DCP, and in connection with the closing of the Transaction (i) amounts in each executive officer’s account under the Management DCP will fully vest, regardless of existing vesting requirements, (ii) amounts held in in-service subaccounts will be paid out in cash; and (iii) amounts held in retirement subaccounts will be paid to participants in the form of BNCC Common Stock based on the per share value of such stock as of April 27, 2026, which shares of BNCC Common Stock will entitle them to the per-share Merger Consideration;

•

Members of the BNCC Board are participants in the Director DCP, and in connection with closing of the Transaction the members of the BNCC Board will have Common Stock Equivalents held in the Director DCP converted into shares of BNCC Common Stock, which will entitle them to the per-share Merger Consideration;

•

Michael Vekich, the chairman of the BNCC Board, is party to a Change of Control Agreement with BNCC that will entitle him to payment in the amount of approximately $1,045,000 in connection with the closing of the Transaction;

•

Mr. Vekich is expected to remain as a member of the board of directors of BNC following the closing of the Transaction, at which time it will be renamed OppFi Bank, N.A., and is expected to receive compensation in such role (the amount of which has not yet been determined);

•

OppFi and certain BNCC executive officers have entered into Employment Terms Agreements (each, an “Employment Agreement”), which would govern the employment terms of such executive officers following (and contingent upon) the completion of the Transaction, which terms include compensation in the form of an annual base salary, retention bonuses, an annual target bonus opportunity, OppFi equity-based incentive awards, and certain severance payment rights; and

•	BNCC’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

For a more complete description of these interests, see “The Transaction—Interests of BNCC’s Directors and Executive Officers.”

Regulatory Matters (Page 119)

The completion of the Transaction is subject to, among other conditions described in the section entitled “The Merger Agreement—Conditions to the Closing of the Transaction,” (i) the absence of any Restraints (as defined below); and (ii) the receipt of applicable governmental consents, approvals, or other clearances required to be obtained under the Merger Agreement. For more information, please see the section entitled “The Merger Agreement—Covenants and Agreements—Regulatory Matters.”

Subject to the terms and conditions of the Merger Agreement, OppFi, Merger Sub and BNCC have agreed to cooperate with the other parties and use their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the Merger Agreement) to consummate and make effective, as promptly as reasonably practicable, the Transaction no later than the Outside Date (as defined below).

Each of OppFi and BNCC will use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger Agreement or the transactions contemplated thereby by any governmental authority or under any applicable law or judgment. In the event that the parties fail to obtain any third party approval or consent that is necessary, proper or advisable in connection with the Transaction (other than from a governmental authority, including a Regulatory Approval (as defined below)), BNCC will use its reasonable best efforts, and will take such actions as are reasonably requested by OppFi, to minimize any adverse effect upon BNCC and its subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in the Merger Agreement, in connection with obtaining any such approval or consent from any such third parties (other than governmental authorities, including a Regulatory Approval) with respect to any transaction contemplated by the Merger Agreement:

•

none of BNCC or any of its subsidiaries will be required to, or, without the prior written consent of OppFi, will, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person (other than ordinary course filing and similar fees that are consistent with market practice in comparable situations); and

•

none of OppFi, Merger Sub or any of their affiliates will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation (other than ordinary course filing and similar fees that are consistent with market practice in comparable situations).

OppFi and its subsidiaries and affiliates are not required under the Merger Agreement to (i) propose, offer, negotiate, commit to, agree to, accept or effect (as applicable) undertakings, commitments or other conditions not contemplated by, or any other material deviations from, the business plan(s) provided to any governmental authority in connection with the Regulatory Approvals or (ii) take any action, or commit to take any action, or accept any restriction, commitment or condition, involving OppFi and any of its subsidiaries or affiliates, or BNCC and any of its subsidiaries, that would reasonably be expected to be burdensome to the business, operations, financial condition or results of operations of OppFi and its subsidiaries and affiliates, taken as a whole, after giving effect to the Transaction.

Conditions to the Closing of the Transaction (Page 127)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the closing of the Transaction depends on a number of conditions being satisfied or (if permissible under applicable law) waived. These conditions include:

•

no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Transaction, and no such action seeking such by a governmental authority will be pending or will have been overtly threatened;

•

the receipt of all requisite Regulatory Approvals, which Regulatory Approvals must have been obtained and remain in full force and effect, and all statutory waiting periods in respect thereof must have expired;

•	the BNCC Stockholder Approval (as defined below) will have been obtained;

•

the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act, and no stop order or proceedings seeking a stop order will have been initiated by the SEC and not rescinded;

•

the shares of OppFi Class A Common Stock to be issued to holders of BNCC Common Stock pursuant to the Merger Agreement will have been authorized for listing on the NYSE upon official notice of issuance;

•

certain representations and warranties of BNCC contained in the Merger Agreement will be true and correct in all respects as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), subject to the materiality standards provided in the Merger Agreement;

•	BNCC will have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, there will not have occurred any BNCC Material Adverse Effect (as defined below);

•

BNCC will have delivered to OppFi a certificate, validly executed on behalf of BNCC by a duly authorized executive officer of BNCC, certifying that the conditions set forth in the three bullet points immediately above have been satisfied;

•

as reflected in BNCC’s closing financial statements, (i) BNCC and BNC will each be “well capitalized” as defined under applicable law, (ii) BNCC’s CET 1 capital ratio (calculated in the manner set forth in the Merger Agreement, excluding accumulated other comprehensive income and adding back BNCC transaction fees in an amount not to exceed $4,650,000) will be no less than 12% and (iii) BNCC’s minimum TCE (calculated in the manner set forth in the Merger Agreement, which excludes accumulated other comprehensive income, goodwill and other intangible assets and adds back such transaction fees) will not be less than $111,952,000;

•	no Regulatory Approval contains, or will have resulted in, or would reasonably be expected to result in, the imposition of a Burdensome Condition;

•

receipt by OppFi of a written opinion from Sidley Austin LLP (“Sidley”), in form and substance reasonably satisfactory to OppFi, dated as of the closing date of the Transaction (the “Closing Date”), to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

certain representations and warranties of OppFi and Merger Sub contained in the Merger Agreement will be true and correct in all respects as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), subject to the materiality standards provided in the Merger Agreement;

•

OppFi and Merger Sub will have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by them under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, there will not have occurred any OppFi Material Adverse Effect (as defined below);

•

OppFi will have delivered to BNCC a certificate, validly executed on behalf of OppFi and Merger Sub by a duly authorized executive officer of OppFi, certifying that the conditions set forth in the three bullet points immediately above have been satisfied; and

•

receipt by BNCC of a written opinion from Fredrikson & Byron, P.A. (“Fredrikson”), in form and substance reasonably satisfactory to BNCC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination; Termination Fee (Page 129)

Termination by Mutual Agreement

The Merger Agreement may be terminated, and the Transaction abandoned, at any time prior to the Effective Time by mutual written agreement of OppFi and BNCC.

Termination by Either OppFi or BNCC

The Merger Agreement may also be terminated, and the Transaction abandoned, at any time prior to the Effective Time by either BNCC or OppFi under the following circumstances:

•

if the Effective Time does not occur on or prior to April 28, 2027, subject to an automatic extension until July 27, 2027, under certain circumstances for the purpose of obtaining certain regulatory approvals; provided, that the right to so terminate the Merger Agreement will not be available to any party whose breach of its representations, warranties or obligations under the Merger Agreement has been the proximate cause of or resulted in the events or conditions specified in this item;

•

if there exists any Restraint which has become final and non-appealable; provided that the right to so terminate the Merger Agreement will not be available to any party whose breach of its representations, warranties or obligations under the Merger Agreement has been the proximate cause of or resulted in the existence of such Restraint; or

•	if the Special Meeting (including any adjournments or postponements thereof) has concluded and the BNCC Stockholder Approval is not obtained.

Termination by OppFi

The Merger Agreement may also be terminated, and the Transaction abandoned, at any time prior to the Effective Time by OppFi under the following circumstances:

•	if BNCC breaches any of its representations or warranties (or such representations or warranties become untrue or inaccurate) or fails to perform under any covenants or agreements set forth in the

Merger Agreement, which breach, untruth, inaccuracy or failure to perform (a) would give rise to a failure of certain conditions to close and (b) is incapable of being cured by the Outside Date or, if capable, is not cured within 30 calendar days following receipt by BNCC of written notice from OppFi that it intends to terminate the Merger Agreement pursuant to this provision; provided that the right to so terminate will not be available if OppFi or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

•

if (a) the BNCC Board has made a BNCC Adverse Recommendation Change (as defined below), (b) the BNCC Board has failed to recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal (as defined below) within ten business days after the commencement thereof or (c) the BNCC Board has failed to publicly reaffirm the recommendation by the BNCC Board that the BNCC stockholders approve the Transaction within ten business days following receipt of a written request by OppFi to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal; or

•

if any governmental authority has granted a Regulatory Approval, but such Regulatory Approval contains, or has resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

Termination by BNCC

The Merger Agreement may also be terminated, and the Transaction abandoned, at any time prior to the Effective Time by BNCC under the following circumstances:

•

if any of OppFi and Merger Sub breaches any of its representations or warranties (or such representations or warranties become untrue or inaccurate) or fails to perform under any covenants or agreements set forth in the Merger Agreement, which breach, untruth, inaccuracy or failure to perform (a) would give rise to a failure of certain conditions to close and (b) is incapable of being cured by the Outside Date or, if capable, is not cured within 30 calendar days following receipt by OppFi of written notice from BNCC that it intends to terminate the Merger Agreement pursuant to this provision; provided that the right to so terminate will not be available if BNCC is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•

prior to receipt of the BNCC Stockholder Approval, to enter into a BNCC Acquisition Agreement (as defined below) that provides for a Superior Proposal (as defined below); provided that prior to or concurrently with such termination BNCC must pay a termination fee so long as OppFi has provided BNCC with wire instructions for such payment; provided further that the right to so terminate will not be available if (a) such Superior Proposal resulted from a breach of the non-solicitation provisions of the Merger Agreement or (b) BNCC has not complied in all material respects, in relation to such Superior Proposal, with all other provisions of the Merger Agreement related to Takeover Proposals and the recommendation by the BNCC Board that the BNCC stockholders approve the Transaction.

Termination Fees

If the Merger Agreement is terminated by either OppFi or BNCC under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation by the BNCC Board, BNCC may be required to pay a termination fee of $4.55 million to OppFi or OppFi may be required to pay a termination fee of $1.95 million to BNCC.

Appraisal Rights in the Transaction (Page 82)

If the Merger is consummated, a holder of BNCC Common Stock who does not vote in favor of the Merger Proposal and who properly demands appraisal of its shares of BNCC Common Stock, who does not effectively withdraw his, her or its demand or waive or lose the right to appraisal, and who otherwise complies with the requirements for perfecting and preserving appraisal rights, will be entitled to seek appraisal of his, her or its shares in connection with the Merger under Section 262 of the Delaware General Corporation Law (the “DGCL”).

Your failure to follow exactly the procedures specified under the DGCL will result in the loss of any appraisal rights you may have. If you hold your shares of BNCC Common Stock through a bank, brokerage firm or other nominee and you wish to exercise any appraisal rights that you may have, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee.

Accounting Treatment (Page 81)

OppFi prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Merger will be accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board ASC Topic 805, Business Combinations. OppFi will be treated as the acquirer for accounting purposes.

Material United States Federal Income Tax Consequences (Page 135)

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of OppFi and BNCC to complete the Transaction that each of OppFi and BNCC receives a legal opinion to that effect. Accordingly, a BNCC stockholder generally will recognize gain, but not loss, in an amount equal to the lesser of (a) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the OppFi Class A Common Stock received pursuant to the Merger over that holder’s adjusted tax basis in its shares of BNCC Common Stock surrendered) and (b) the amount of Cash Consideration received pursuant to the Merger. Further, a BNCC stockholder generally will recognize gain or loss with respect to cash received instead of fractional shares of OppFi Class A Common Stock that the BNCC stockholder would otherwise be entitled to receive. For further information, please refer to the section entitled “Material United States Federal Income Tax Consequences.”

The United States federal income tax consequences described above may not apply to all holders of BNCC Common Stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Transaction to you.

Comparison of Stockholder Rights (Page 148)

In connection with the Transaction, holders of BNCC Common Stock will receive OppFi Class A Common Stock as Stock Consideration and will accordingly become holders of OppFi Class A Common Stock and their rights as stockholders will be governed by the governing documents of OppFi. The rights associated with OppFi Class A Common Stock are different from the rights associated with BNCC Common Stock. See the section entitled “Comparison of Stockholder Rights” for a discussion of the rights associated with OppFi Class A Common Stock.

Listing of OppFi Class A Common Stock; Delisting of BNCC Common Stock (Page 127)

The shares of OppFi Class A Common Stock to be issued in the Merger will be listed for trading on the NYSE. Following the Merger, BNCC Common Stock will be delisted from, and cease to trade on, the OTCQX, effective as of immediately prior to the Effective Time.

Risk Factors (Page 24)

You should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus when deciding how to vote on the proposals presented herein. In particular, you should consider the factors described under the section entitled “Risk Factors,” together with the risk factors described in OppFi’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other reports filed by OppFi with the SEC. You should also review the section entitled “Where You Can Find More Information” elsewhere in this proxy statement/prospectus.

The following is a summary of the principal risks relating to the Transaction, the combined company and the business of BNCC.

Risks Relating to the Transaction

•	The Exchange Ratio is fixed and will not be adjusted.

•	OppFi and BNCC are expected to incur significant costs related to the Transaction.

•	The Transaction will not be completed unless a number of conditions are satisfied or waived, including approval by BNCC stockholders of the Merger Proposal.

•	OppFi or BNCC may waive one or more of the closing conditions without re-soliciting the approval of BNCC stockholders.

•

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Transaction.

•	The Internal Revenue Service (the “IRS”) and a court may disagree with the intended tax treatment of the Merger.

•

The opinion of Piper Sandler delivered to the BNCC Board prior to the execution of the Merger Agreement regarding the fairness, from a financial point of view, of the Merger Consideration does not reflect any changes in circumstances since the date on which such opinion was delivered.

•	Certain of BNCC’s directors and executive officers have interests in the Transaction that differ from the interests of BNCC stockholders.

•	Termination of the Merger Agreement could negatively affect OppFi or BNCC.

•	OppFi and BNCC will be subject to business uncertainties and contractual restrictions while the Transaction is pending.

•

The Merger Agreement limits BNCC’s ability to pursue alternatives to the Transaction and may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require BNCC to pay a termination fee.

•	In specified circumstances, BNCC could terminate the Merger Agreement to accept an alternative proposal.

•	Stockholder litigation could prevent or delay the closing of the Transaction or otherwise negatively affect the business and operations of OppFi and BNCC.

•	The shares of OppFi Class A Common Stock to be received by holders of BNCC Common Stock as a result of the Transaction will have different rights from the shares of BNCC Common Stock.

•	BNCC stockholders are expected to have appraisal rights in the Merger.

Risks Relating to the Combined Company

•	If consummated, the Transaction will subject OppFi to significant additional regulation.

•	OppFi may be unable to successfully integrate BNC’s operations and may not realize the anticipated benefits of acquiring BNCC.

•	The Transaction may be less accretive than expected, or dilutive, to OppFi’s earnings per share (“EPS”), which may negatively affect the market value of OppFi Class A Common Stock.

•	The combined company may not be able to maintain its deposit base.

•

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the Transaction may differ materially.

•

The Prospective Financial Information (as defined below) prepared in connection with the Transaction is based on various estimates and assumptions that may not be realized, which may adversely affect the market price of OppFi Class A Common Stock following the closing of the Transaction.

•	The market price of OppFi Class A Common Stock after the Transaction may be affected by factors different from those affecting the shares of OppFi Class A Common Stock or BNCC Common Stock currently.

•	The combined company may be unable to retain OppFi or BNCC personnel successfully while the Transaction is pending or after the Transaction is completed.

•

Consummation of the Transaction may trigger change in control, assignment or other provisions in certain agreements to which OppFi or BNCC is a party, which may have an adverse impact on the combined company’s business and results of operations.

•	Holders of BNCC Common Stock will have a reduced ownership and voting interest in OppFi after the Transaction and will exercise less influence over management.

•	Issuance of shares of OppFi Class A Common Stock in connection with the Transaction may adversely affect the market price of OppFi Class A Common Stock.

Risks Relating to the Business of BNCC

•	BNCC’s failure to effectively manage its liquidity could materially and adversely affect its financial condition, cash flows and results of operations.

•	The market in which BNC operates is highly competitive, and BNC may not be able to compete effectively.

•	BNCC’s results of operations may be adversely affected by changes in national, regional and local economic conditions.

•	BNCC’s regional concentration exposes it to adverse economic conditions in the locations in which it operates.

•	Current conditions in, and regulation of, the banking industry may have a material adverse effect on BNCC’s results of operations and the value of BNCC Common Stock.

•	Changes in interest rates could adversely affect BNCC’s results of operations and financial condition.

•	BNC may not be able to adequately measure and limit credit risk, which could lead to unexpected losses.

•	If non-performing assets increase, earnings will be adversely impacted.

•	BNC’s commercial real estate lending activities expose it (and thus, BNCC) to increased lending risks and related loan losses.

•	BNC’s concentration of residential mortgage loans exposes it (and thus, BNCC) to increased lending risks.

•	BNCC’s wealth management and trust business may be adversely affected by unfavorable economic and market conditions generally.

•	BNCC may be subject to regulatory exam findings, claims, and litigation pertaining to its fiduciary responsibilities in connection with its wealth management and trust business.

•	If BNC forecloses on real property collateral, BNC (and thus, BNCC) may be subject to increased costs associated with the ownership of real property, resulting in reduced revenues.

•	BNCC operates in a highly regulated industry, and compliance with, or changes to, the laws and regulations that govern its operations may adversely affect it.

•	BNCC relies on dividends from BNC for its liquidity.

•	Changes in cybersecurity or privacy regulations may increase BNCC’s compliance costs, limit BNC’s ability to gain insight from data and lead to increased scrutiny.

•	BNCC has risk related to legal proceedings.

•	BNC’s inability to hire or retain key personnel could adversely affect BNCC’s financial condition and results of operations.

•	BNCC is not required to pay dividends on shares of BNCC Common Stock.

Market Price and Dividend Information (Page 212)

The following table presents the closing prices of BNCC Common Stock and OppFi Class A Common Stock on April 28, 2026, the last full trading day before the date of the public announcement of the Merger Agreement, and August 4, 2026, the last practicable date prior to the date of this proxy statement/prospectus. The table also shows the estimated implied value of the Merger Consideration for each share of BNCC Common Stock on the relevant date.

Date	BNCC Common Stock Closing Price	OppFi Class A Common Stock Closing Price	Exchange Ratio	Cash Consideration	Implied Value of Merger Consideration Per Share(1)
April 28, 2026	$34.73	$9.01	1.90	$19.375	$36.49
August 4, 2026	$36.28	$9.81	1.90	$19.375	$38.01

(1)

The implied value of the Merger Consideration represents the sum of $19.375, without interest, the Cash Consideration, plus the implied value of the Stock Consideration, based upon the product of the Exchange Ratio of 1.90 and the closing price of OppFi Class A Common Stock as of the applicable date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference into this proxy statement/prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including but not limited to OppFi’s or BNCC’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and neither OppFi nor BNCC assumes any duty to update forward-looking statements. Actual results may differ materially from current projections. In addition to factors previously disclosed in OppFi’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•

the failure to satisfy closing conditions or obtain required regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction);

•

the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement, including the payment of any termination fee due thereunder;

•	integration or execution challenges;

•	adverse reactions from customers or stockholders;

•

the impact of general economic conditions, including economic slowdowns, inflation, interest rate changes, recessions, the impact of tariffs, and tightening of credit markets on OppFi’s, BNCC’s or the combined company’s business;

•	the impact of challenging macroeconomic and marketplace conditions;

•	the impact of stimulus or other government programs;

•	whether OppFi will be successful in obtaining declaratory relief against the Commissioner of the Department of Financial Protection and Innovation for the State of California;

•	whether OppFi or the combined company will be subject to California’s AB 539;

•

whether OppFi’s or the combined company’s bank partners will continue to lend in California and whether OppFi’s or the combined company’s financing sources will continue to finance the purchase of participation rights in loans originated by OppFi’s or the combined company’s bank partners in California;

•	OppFi’s or the combined company’s ability to scale and grow the Bitty Holdings, LLC (“Bitty”) business;

•

the impact that events involving financial institutions or the financial services industry generally, such as actual concerns or events involving liquidity, defaults, or non-performance, may have on OppFi’s, BNCC’s or the combined company’s business;

•	risks related to any material weakness in OppFi’s, BNCC’s or the combined company’s internal controls over financial reporting;

•	the ability of OppFi, BNCC or the combined company to grow and manage growth profitably and retain its key employees;

•	risks related to new products;

•	risks related to evaluating and potentially consummating acquisitions;

•	concentration risk;

•	risks related to OppFi’s, BNCC’s or the combined company’s ability to comply with various covenants in its corporate and warehouse credit facilities;

•	risks related to potential litigation;

•	changes in applicable laws or regulations, including, but not limited to, impacts from the One Big Beautiful Bill Act; and

•	the possibility that OppFi, BNCC or the combined company may be adversely affected by other economic, business, and/or competitive factors.

Consequently, all of the forward-looking statements made by OppFi or BNCC contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth in the section entitled “Risk Factors” beginning on page 24 of this proxy statement/prospectus and those set forth in OppFi’s Annual and Quarterly Reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. OppFi and BNCC undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and the financial condition and results of operations of OppFi, BNCC or the combined company could be materially adversely affected.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” and the matters discussed in the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of OppFi’s Annual Report on Form 10-K for the year ended December 31, 2025 and any updates to those risk factors set forth in OppFi’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings which have been filed with the SEC, BNCC’s stockholders should consider the following risk factors carefully in deciding whether to vote to adopt the Merger Agreement. Please also see the section entitled “Where You Can Find More Information.” Additional risks and uncertainties not presently known to OppFi or BNCC, or that are not currently believed to be important to you, also may adversely affect the Transaction and/or the combined company.

Risks Relating to the Transaction

The Exchange Ratio is fixed and will not be adjusted. Because the market price of OppFi Class A Common Stock may fluctuate, holders of BNCC Common Stock cannot be certain of the market value of the Stock Consideration they will receive in connection with the Transaction.

In the Merger, each share of BNCC Common Stock issued and outstanding immediately prior to the Effective Time (except for Canceled Shares) will be converted into, in each case without interest, (i) an amount in cash equal to $19.375 and (ii) 1.90 shares of OppFi Class A Common Stock. The Exchange Ratio is fixed and will not be adjusted for changes in the market price of either OppFi Class A Common Stock or BNCC Common Stock. Changes in the price of OppFi Class A Common Stock prior to the Merger will affect the value of the Stock Consideration that holders of BNCC Common Stock will receive in connection with the Transaction. Neither OppFi nor BNCC is permitted to terminate the Merger Agreement as a result, in and of itself, of any increase or decrease in the market price of OppFi Class A Common Stock or BNCC Common Stock.

The market price of OppFi Class A Common Stock has fluctuated since the date on which OppFi and BNCC announced they had entered into the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus through the date the Transaction is completed. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in U.S. monetary policy and its effect on global financial markets and on interest rates, changes in OppFi or BNCC’s businesses, operations and prospects and the impact that any of the foregoing may have on OppFi or BNCC and its customers and other constituencies, and regulatory considerations, many of which factors are beyond OppFi or BNCC’s control. Therefore, at the time of the Special Meeting, holders of BNCC Common Stock will not know the market value of the Stock Consideration to be received by holders of BNCC Common Stock in connection with the Transaction. You should obtain current market quotations for shares of OppFi Class A Common Stock and for shares of BNCC Common Stock.

OppFi and BNCC are expected to incur significant costs related to the Transaction.

OppFi and BNCC have incurred and expect to continue to incur certain non-recurring costs associated with the Transaction. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financing and debt restructuring costs, printing and mailing costs and other related costs. Some of these costs are payable by either OppFi or BNCC regardless of whether or not the Transaction is completed.

The Transaction will not be completed unless a number of conditions are satisfied or waived, including approval by BNCC stockholders of the Merger Proposal.

Specified conditions set forth in the Merger Agreement must be satisfied or waived to complete the Transaction. If the conditions are not satisfied or, subject to applicable law, waived, the Transaction will not occur or will be delayed and each of BNCC and OppFi may lose some or all of the intended benefits of the Transaction. The following conditions, among others, must be satisfied or waived, if permissible, before BNCC and OppFi are obligated to complete the Transaction: (i) approval by BNCC stockholders, (ii) receipt of required regulatory approvals from the OCC, the Federal Reserve, and the FDIC without the imposition of a Burdensome Condition, (iii) BNCC’s satisfaction of certain regulatory capital requirements, including BNC and BNCC being “well capitalized” pursuant to applicable law, having a CET 1 capital ratio (calculated in the manner set forth in the Merger Agreement, excluding accumulated other comprehensive income and adding back BNCC transaction fees in an amount not to exceed $4,650,000) of no less than 12% and having a minimum TCE not less than $111,952,000; (iv) each of OppFi and BNCC receiving a written opinion from its legal counsel that the Merger will constitute a tax free “reorganization” under Section 368(a) of the Code and (v) effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, subject to customary bring-down materiality standards; and (ii) performance in all material respects by the other party of its obligations under the Merger Agreement.

OppFi or BNCC may waive one or more of the closing conditions without re-soliciting the approval of BNCC stockholders.

OppFi or BNCC may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transaction. Each of OppFi and BNCC currently expects to evaluate the materiality of any waiver and its effect on OppFi or BNCC stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the Transaction or as to re-soliciting BNCC stockholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by OppFi or BNCC, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Transaction.

Before the Transaction may be completed, various approvals, consents and non-objections must be obtained from regulatory authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger Agreement—Covenants and Agreements—Regulatory Matters.” These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment, including as a result of changes in regulatory agency leadership.

Pursuant to the Merger Agreement, OppFi and BNCC agreed to use their respective reasonable best efforts to obtain any permit or regulatory approval by any governmental authority and any other third party that is required to be obtained in connection with, or to effect, the Transaction. Notwithstanding such general obligation to obtain such approval of any governmental authority, OppFi and its subsidiaries are not required to (i) propose, offer, negotiate, commit to, agree to, accept and effect (as applicable) undertakings, commitments or other conditions not contemplated by or any other material deviations from the business plan(s) provided to the OCC, the Federal Reserve, and the FDIC in connection with the required regulatory approvals, or (ii) take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving itself or its subsidiaries or affiliates, which would reasonably be expected to be burdensome to the business, operations, financial condition or results of operations of OppFi and its subsidiaries and affiliates, taken as a whole after giving effect to the Transaction. These permits and approvals may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of OppFi’s business or require changes to the terms of the Transaction. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any part of the Transaction, imposing additional material costs on or materially limiting the revenues of the combined company following the Transaction or otherwise reduce the anticipated benefits of the Transaction if the Transaction were consummated successfully within the expected time frame. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the Transaction, regardless of whether such conditions, limitations, obligations or restrictions constitute a Burdensome Condition. Additionally, the completion of the Transaction is conditioned on the absence of any judgment by any governmental authority of competent jurisdiction or any applicable law that enjoins, restrains or otherwise makes illegal, prevents or prohibits consummation of the Transaction. For more information, see the section entitled “The Merger Agreement—Covenants and Agreements—Regulatory Matters.”

The IRS and a court may disagree with the intended tax treatment of the Merger.

The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to OppFi’s obligation to complete the Transaction that OppFi receive an opinion from Sidley, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to BNCC’s obligation to complete the Transaction that BNCC receive an opinion from Fredrikson, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided and covenants made by OppFi and BNCC and on customary factual assumptions. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, the conclusions reached in the opinions could be adversely affected and the U.S. federal income tax consequences of the Merger could be materially different from those described in this proxy statement/prospectus. Neither of the opinions described above will be binding on the IRS. OppFi and BNCC have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

The opinion of Piper Sandler delivered to the BNCC Board prior to the execution of the Merger Agreement regarding the fairness, from a financial point of view, of the Merger Consideration does not reflect any changes in circumstances since the date on which such opinion was delivered.

The opinion rendered by Piper Sandler, financial advisor to BNCC, to the BNCC Board was based upon information available to Piper Sandler as of the date of such opinion. Piper Sandler’s opinion does not reflect any changes that may occur or may have occurred after the date on which that opinion was delivered, including changes to the operations and prospects of OppFi or BNCC, changes in general market and economic conditions, or other changes which may be beyond the control of OppFi or BNCC. Any such changes may alter the relative value of OppFi or BNCC or the prices of shares of OppFi Class A Common Stock or BNCC Common Stock by the time the Merger is completed. The opinion does not speak as of the date the Merger will be completed or as of any date other than the date of the opinion. For a description of the opinion that the BNCC Board received from Piper Sandler, please see the section entitled “The Transaction—Opinion of BNCC’s Financial Advisor.”

Certain of BNCC’s directors and executive officers have interests in the Transaction that differ from the interests of BNCC stockholders.

Holders of BNCC Common Stock should be aware that some of BNCC’s directors and executive officers have interests in the Transaction and have arrangements that are different from, or in addition to, those of BNCC stockholders generally. These interests and arrangements may create potential conflicts of interest. The BNCC Board was aware of these respective interests and considered these interests, among other matters, when overseeing the negotiation of and evaluating the terms of the Merger Agreement and structure of the Transaction and when making its decisions to adopt the Merger Agreement, and in recommending that BNCC stockholders vote to approve the Merger Proposal.

For a more complete description of these interests, please see the sections entitled “The Transaction—Interests of BNCC’s Directors and Executive Officers.”

Termination of the Merger Agreement could negatively affect OppFi or BNCC.

If the Transaction is not completed for any reason, including as a result of BNCC stockholders failing to approve the Merger Proposal, there may be various adverse consequences and OppFi and/or BNCC may experience negative reactions from the financial markets and from their respective customers and employees. For example, OppFi or BNCC’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Transaction, without realizing any of the anticipated benefits of completing the Transaction. Additionally, if the Merger Agreement is terminated, the market price of OppFi Class A Common Stock or BNCC Common Stock could decline to the extent that the current market prices reflect a market assumption that the Transaction will be completed. If the Merger Agreement is terminated under certain circumstances, OppFi may be required to pay a termination fee of $1.95 million to BNCC or BNCC may be required to pay a termination fee of $4.55 million to OppFi.

Additionally, each of OppFi and BNCC has incurred and will incur substantial expenses in connection with the negotiation and completion of the Transaction, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the Transaction. If the Transaction is not completed, OppFi and BNCC would have to pay these expenses without realizing the expected benefits of the Transaction.

OppFi and BNCC will be subject to business uncertainties and contractual restrictions while the Transaction is pending.

Uncertainty about the effect of the Transaction on employees and customers may have an adverse effect on OppFi and BNCC. These uncertainties may impair OppFi or BNCC’s ability to attract, retain and motivate key personnel until the Transaction is completed, and could cause customers and others that deal with OppFi or BNCC to seek to change existing business relationships with OppFi or BNCC. In addition, subject to certain exceptions, BNCC has agreed to use commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects prior to closing, and both OppFi and BNCC have agreed not to take certain specified actions, which could cause OppFi or BNCC to be unable to pursue other beneficial opportunities that may arise prior to the completion of the Transaction. See the section entitled “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to OppFi and BNCC.

The Merger Agreement limits BNCC’s ability to pursue alternatives to the Transaction and may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require BNCC to pay a termination fee.

The Merger Agreement contains “no shop” covenants that restrict the ability of BNCC to, directly or indirectly, (i) initiate, solicit, knowingly assist, knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, a BNCC Takeover Proposal or a Potential BNCC Takeover Proposal (each as defined in the Merger Agreement), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning (except solely to notify any person of the non-solicitation provisions of the Merger Agreement), or make available or furnish or provide access to its properties, employees, officers, assets, books, contracts and records or any confidential information or data to any person in connection with, or for the purposes of encouraging, any BNCC Takeover Proposal or Potential BNCC Takeover Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any BNCC Takeover Proposal, (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, or other similar agreement for, relating to or in connection with any BNCC Takeover Proposal or Potential BNCC Takeover Proposal, or (v) resolve, agree or publicly propose to do any of the foregoing.

The Merger Agreement further provides that, during the twelve-month period following the termination of the Merger Agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to a BNCC Takeover Proposal, BNCC may be required to pay OppFi a termination fee of $4.55 million. See the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fees.”

These provisions could discourage a potential third-party acquirer or merger partner that might have an interest in pursuing an alternative acquisition transaction from considering or proposing such a transaction.

In specified circumstances, BNCC could terminate the Merger Agreement to accept an alternative proposal.

BNCC may, in certain circumstances, terminate the Merger Agreement to enter into an agreement providing for a Superior Proposal prior to obtaining the BNCC Stockholder Approval. In such event, BNCC would be obligated to pay to OppFi a termination fee of $4.55 million. Subject to payment of such termination fee, there will be no liability of BNCC or its directors, officers and affiliates, except that no such person will be relieved from any liability or damage resulting from any fraud or willful breach of the Merger Agreement. Such termination would deny OppFi and its stockholders any benefits from the Transaction and could materially and negatively impact OppFi’s share price. See the sections entitled “The Merger Agreement—Covenants and Agreements—Takeover Proposals,” “—Covenants and Agreements—BNCC Board Recommendation; BNCC Adverse Recommendation Change,” and “—Termination of the Merger Agreement.”

Stockholder litigation could prevent or delay the closing of the Transaction or otherwise negatively affect the business and operations of OppFi and BNCC.

Securities and fiduciary lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the Merger Agreement. Even if such lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. OppFi and BNCC may incur costs in connection with the defense or settlement of any stockholder lawsuits filed in connection with the Transaction. An adverse judgment in such a suit could result in monetary damages, which could have a negative impact on OppFi’s and BNCC’s respective liquidity and financial conditions. Lawsuits that may be brought against OppFi, BNCC or their respective directors and officers could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the Transaction. One of the conditions to the consummation of the Transaction is the absence of any judgment by any governmental authority of competent jurisdiction or any applicable law that enjoins, restrains or otherwise makes illegal, prevents or prohibits consummation of the Transaction. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting the closing of the Transaction, that injunction may delay or prevent the Transaction from being completed within the expected timeframe, or at all, which may adversely affect OppFi and BNCC’s respective businesses, financial conditions, cash flows or results of operations. In addition, either OppFi or BNCC may terminate the Merger Agreement if any legal restraint that enjoins or otherwise prohibits closing of the Transaction has become final and non-appealable, so long as a breach by the terminating party of any of its representations and warranties or obligations under the Merger Agreement was not the proximate cause of, and did not result in, such restraint. There can be no assurance that OppFi or BNCC would be successful in the outcome of any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Transaction is completed may adversely affect OppFi or BNCC’s respective businesses, financial conditions, cash flows or results of operations.

The shares of OppFi Class A Common Stock to be received by holders of BNCC Common Stock as a result of the Transaction will have different rights from the shares of BNCC Common Stock.

In connection with the Transaction, holders of BNCC Common Stock will receive OppFi Class A Common Stock as Stock Consideration and will accordingly become holders of OppFi Class A Common Stock and their rights as stockholders will be governed by the governing documents of OppFi. The rights associated with OppFi Class A Common Stock are different from the rights associated with BNCC Common Stock. See the section entitled “Comparison of Stockholder Rights” for a discussion of the rights associated with OppFi Class A Common Stock.

BNCC stockholders are expected to have appraisal rights in the Merger.

If the Merger Agreement is adopted by BNCC stockholders, BNCC stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of BNCC Common Stock will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. Neither BNCC nor OppFi can predict the number of BNCC stockholders who will seek appraisal of their shares. For more information, see the section entitled “Appraisal Rights.”

Risks Relating to the Combined Company

If consummated, the Transaction will subject OppFi to significant additional regulation.

OppFi believes that the Transaction represents a significant transformation for its business. However, if the Transaction is consummated, the combined company will become subject to the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), as well as certain other laws. The Bank Holding Company Act imposes certain restrictions and requirements, including minimum capital requirements and restrictions on non-banking activities. The combined company will become principally subject thereunder to supervision, regulation and enforcement by the Federal Reserve. OppFi’s national bank subsidiary will be subject to the National Bank Act of 1864, as amended (the “National Bank Act”), as well as certain other laws. These laws impose requirements for the maintenance of adequate capital and sound financial condition, permissible types, amounts and terms of loans and investments, permissible non-banking activities, the level of reserves against deposits and potential restrictions on dividend payments. OppFi’s national bank subsidiary will be principally subject thereunder to supervision, regulation and enforcement by the OCC. The Consumer Financial Protection Bureau (“CFPB”) has rulemaking authority for certain of the products offered by national banks and certain of their activities. State laws may also regulate certain products offered by national banks and certain of their activities, and state regulators may seek to bring enforcement actions with respect to such laws.

Additionally, should the Transaction be consummated, certain stockholders of the combined company may need to comply with applicable federal banking regulations, including the applicable provisions of the Change in Bank Control Act of 1978, as amended (the “Change in Bank Control Act”) and Bank Holding Company Act. Specifically, under the Change in Bank Control Act, any person seeking to acquire control of the combined company may be required to notify and receive the prior non-objection of the Federal Reserve. For these purposes, control may be presumed to exist at 10% or more of the combined company’s voting interests. Similarly, under the Bank Holding Company Act, any bank holding company must obtain prior approval of the Federal Reserve to acquire more than 5% of the combined company, and any other company seeking to acquire control of the combined company would be required to obtain prior Federal Reserve approval and register as a bank holding company. For these purposes, control would exist at 25% ownership of any class of the combined company’s voting securities, and potentially at a lower threshold if certain other factors are present. These requirements may deter certain existing or potential stockholders from purchasing shares of OppFi Class A Common Stock, which may suppress demand for the stock and cause the price to decline.

Further, should the Transaction be consummated, under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Wall Street Reform and Consumer Protection Act”), OppFi will be expected to act as a source of financial strength to, and to commit resources to support, its subsidiary bank. This support may be required at times when OppFi may not be inclined to provide it.

OppFi does not have prior experience complying with such additional supervision, regulation and enforcement, and the combined company’s efforts to comply with the same will require substantial time, monetary and human resource commitments. These and other regulatory requirements that will be applicable to the combined company continue to evolve and may create challenges that could affect the combined company’s operations, financial performance and stock price.

If any new or newly applicable regulations or interpretations of existing regulations to which the combined company is subject impose requirements that are impractical or that the combined company cannot satisfy, its ability to offer a broader range of products and services, and its stock price, may be adversely affected.

OppFi may be unable to successfully integrate BNC’s operations and may not realize the anticipated benefits of acquiring BNCC.

Until the consummation of the Transaction, OppFi and BNCC will continue to operate as independent publicly traded companies. The success of the Transaction will depend, in part, on OppFi’s ability to successfully integrate its operations with BNC’s. This integration will be complex and time consuming. The failure to successfully integrate and manage the challenges presented by the integration process may result in the combined company not fully achieving the anticipated benefits of the Transaction. Potential difficulties that OppFi may encounter as part of the integration process, many of which may be beyond the control of management, include the following:

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the inability of OppFi to successfully integrate its business with BNC’s business in a manner that permits OppFi to achieve the full anticipated synergies and other benefits anticipated to result from the Transaction, including as a result of BNC’s lines of business in which OppFi has less experience operating, and the combined company’s success will depend, in part, on the effectiveness of the integration strategy pertaining to those lines of business;

•	the loss of key employees that may be difficult to replace;

•	the disruption of each company’s ongoing business, which may adversely affect each company’s ability to maintain relationships with creditors, partners or customers;

•	coordinating geographically disparate organizations, systems and facilities;

•	unanticipated changes in applicable laws and regulations;

•	integrating the workforces and systems of the two companies while maintaining focus on achieving the combined company’s operating and strategic goals;

•	the possibility of faulty assumptions underlying expectations about BNC’s prospects as part of the combined company;

•	geopolitical, macroeconomic and industry factors, including, among other things, political instability, insurrection, war or other armed conflict, inflation and tariffs; and

•	potential unknown liabilities and unforeseen increased or new expenses, delays or regulatory conditions associated with the Transaction.

Among the factors considered by the OppFi Board in connection with its adoption of the Merger Agreement were the synergistic and other benefits that could result from the Transaction. OppFi cannot provide assurance that such benefits will be realized within the time periods contemplated or at all.

OppFi is also expected to incur substantial costs in connection with the integration of OppFi and BNC. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated. While OppFi and BNCC have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. Although OppFi and BNCC expect that the realization of benefits related to the Transaction will offset such costs over time, no assurances can be made that this net benefit will be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition, cash flows and operating results of OppFi following the closing of the Transaction.

The Transaction may be less accretive than expected, or dilutive, to OppFi’s EPS, which may negatively affect the market value of OppFi Class A Common Stock.

The Transaction may be less accretive than expected, or may be dilutive, to OppFi’s EPS. Future events and conditions could decrease or delay any accretion, result in dilution, or cause greater dilution than is currently expected, including adverse changes in market conditions, operating results, competitive conditions, laws and regulations affecting OppFi’s or BNCC’s respective businesses, capital expenditure obligations, higher than expected integration costs, lower than expected synergies and general economic conditions.

The combined company may not be able to maintain its deposit base.

Following the consummation of the Transaction, the combined company intends to rely on deposits as a material source of funding for its lending activities. The combined company’s future growth and strategy will depend in part on its ability to maintain core deposits to provide a less costly and stable source of funding. The deposit markets are competitive, and therefore it may prove difficult to grow the combined company’s core deposit base. Changes that the combined company makes to the rates offered on its deposit products may affect its finances and liquidity. In addition, the combined company’s ability to maintain existing or obtain additional deposits may be impacted by a number of factors, some of which may be beyond the combined company’s control, including perceptions about its reputation and financial strength, which could reduce the number of consumers choosing to place deposits with the combined company.

The combined company’s ability to obtain deposit funding and offer competitive interest rates on deposits will also be dependent on capital levels of the combined company’s bank subsidiary and being considered “well-capitalized” by the banking regulators. The combined company’s regulators can adjust the requirements to be “well-capitalized” at any time and have authority to place limitations on the combined company’s deposit businesses, including the interest rate it pays on deposits. An inability to develop and maintain a strong deposit base could have an adverse impact on the combined company’s business, financial condition and results of operations.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the Transaction may differ materially.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the Transaction been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the BNCC identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The fair value estimates reflected in this proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration and the fair value of the assets and liabilities of BNCC as of the date of the completion of the Transaction. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The Prospective Financial Information prepared in connection with the Transaction is based on various estimates and assumptions that may not be realized, which may adversely affect the market price of OppFi Class A Common Stock following the closing of the Transaction.

This proxy statement/prospectus includes certain financial information considered by OppFi and BNCC in connection with the Transaction. The Prospective Financial Information prepared by OppFi and BNCC (as summarized in the section entitled “The Transaction—Certain Unaudited Prospective Financial Information”) was not prepared with a view towards public disclosure or with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants, or any other regulatory or professional body for preparation or presentation of prospective financial information. The Prospective Financial Information is inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. The Prospective Financial Information is also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of OppFi and BNCC. Important factors that may affect the actual results of OppFi and BNCC and cause the Prospective Financial Information to not be achieved include risks and uncertainties relating to OppFi and BNCC’s respective businesses, industry performance, the regulatory environment, general business and economic conditions and other factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” of this proxy statement/prospectus. In light of these uncertainties, the inclusion of the Prospective Financial Information in this proxy statement/prospectus is not and should not be viewed as a representation that the Prospective Financial Information will necessarily reflect actual future results.

The Prospective Financial Information was prepared by, and is the responsibility of, OppFi’s management and BNCC’s management, as applicable. The independent accountants of OppFi and BNCC have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Prospective Financial Information and, accordingly, the independent accountants of OppFi and BNCC do not express an opinion or any other form of assurance with respect thereto. The reports of the independent accountants of OppFi and BNCC incorporated by reference or included herein relate to the respective company’s previously issued audited financial statements. They do not extend to the Prospective Financial Information and should not be read to do so. In addition, the Prospective Financial Information reflects estimates and assumptions based on the experience of OppFi’s and BNCC’s management as of the date on which they were made, which are subject to change and do not reflect revised prospects for OppFi’s and BNCC’s respective businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Prospective Financial Information was prepared. Furthermore, any forward-looking statement speaks only as of the date on which it is made, and neither OppFi nor BNCC undertakes any obligation, other than as required by applicable law, to update the Prospective Financial Information to reflect events or circumstances after the dates as of which the Prospective Financial Information were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. In addition, because the Prospective Financial Information covers multiple years, and the underlying information by its nature becomes less predictive with each successive year, there can be no assurance that OppFi, BNCC or the combined company’s financial condition or results of operations will be consistent with those set forth in the Prospective Financial Information.

The market price of OppFi Class A Common Stock after the Transaction may be affected by factors different from those affecting the shares of OppFi Class A Common Stock or BNCC Common Stock currently.

Upon consummation of the Transaction, holders of BNCC Common Stock who receive Merger Consideration will become holders of OppFi Class A Common Stock. OppFi’s business differs from that of BNCC. OppFi’s financial position after the completion of the Transaction may differ from its financial position before the completion of the Transaction, and the results of operations of OppFi and the market price of OppFi Class A Common Stock after the completion of the Transaction may be affected by factors different from those currently affecting the independent results of operations of each of OppFi and BNCC. For a discussion of the businesses of OppFi and BNCC and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information.”

The combined company may be unable to retain OppFi or BNCC personnel successfully while the Transaction is pending or after the Transaction is completed.

Each of OppFi and BNCC depends on the experience and industry knowledge of its management personnel and other key employees to execute its business plans. The success of the Transaction will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by OppFi and BNCC. It is possible that these employees may decide not to remain with OppFi or BNCC, as applicable, while the Transaction is pending or with the combined company after the Transaction is consummated. If OppFi and BNCC are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, OppFi and BNCC could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating OppFi and BNCC to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, OppFi and BNCC may not be able to attract or retain suitable replacements for any key employees who leave either company.

Consummation of the Transaction may trigger change in control, assignment or other provisions in certain agreements to which OppFi or BNCC is a party, which may have an adverse impact on the combined company’s business and results of operations.

The consummation of the Transaction may trigger change in control, assignment and other provisions in certain agreements to which OppFi or BNCC are a party. If OppFi or BNCC, as applicable, is unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, which may include potentially terminating the agreements or seeking monetary damages or other remedies. Even if OppFi BNCC, as applicable, is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations following the consummation of the Transaction or the ability of OppFi and BNCC to successfully integrate their respective businesses.

Holders of BNCC Common Stock will have a reduced ownership and voting interest in OppFi after the Transaction and will exercise less influence over management.

Holders of BNCC Common Stock currently have the right to vote in the election of the board of directors and on other matters affecting BNCC. When the Transaction is completed, each holder of BNCC Common Stock will become a holder of OppFi Class A Common Stock, with a percentage ownership of OppFi that is smaller than such holder’s percentage ownership of BNCC. Based on the number of shares of OppFi Class A Common Stock and BNCC Common Stock outstanding as of the close of business on the Record Date, and based on the number of shares of OppFi Class A Common Stock expected to be issued in connection with the Merger, the former holders of BNCC Common Stock, as a group, are expected to own approximately 7.4% of the OppFi Class A Common Stock immediately after the Transaction and current holders of OppFi Class A Common Stock, as a group, are expected to own approximately 92.6% of OppFi Class A Common Stock immediately after the Transaction. Because of this, holders of BNCC Common Stock may have less influence on the management and policies of OppFi than they now have on the management and policies of BNCC.

Issuance of shares of OppFi Class A Common Stock in connection with the Transaction may adversely affect the market price of OppFi Class A Common Stock.

In connection with the Transaction, based on the number of shares of BNCC Common Stock outstanding as of the Record Date, OppFi expects to issue approximately 6,811,491 shares of OppFi Class A Common Stock to BNCC stockholders. The issuance of these new shares of OppFi Class A Common Stock may result in fluctuations in the market price of OppFi Class A Common Stock, including a stock price decrease.

Risks Relating to the Business of BNCC

BNCC’s failure to effectively manage its liquidity could materially and adversely affect its financial condition, cash flows and results of operations.

BNCC’s liquidity, including the liquidity of BNC, as its wholly owned subsidiary, is critical to its ability to operate its business. BNC’s primary sources of liquidity are deposits and the repayments and maturities of loans and debt securities. BNC may also utilize brokered deposits, sell debt securities, and borrow overnight federal funds from the Federal Home Loan Bank (“FHLB”) of Des Moines. BNC and BNCC have also periodically raised funds through the issuance of subordinated notes, subordinated debentures and other long-term borrowings. BNC’s ability to obtain funds is influenced by numerous external factors, including, but not limited to, local, regional and national economic conditions, fluctuations in market interest rates, and competition for deposits in the markets BNC serves. Additionally, changes to the FHLB of Des Moines’ underwriting guidelines may limit or restrict BNC’s ability to borrow effectively. A decline in available funding caused by any of the above factors could adversely impact BNC’s ability to originate loans, invest in securities, meet its expenses or fulfill its obligations, such as repaying BNC’s borrowings or meeting deposit withdrawal demands. The inability to engage in any such activities as a result of inadequate liquidity would have a material adverse effect on BNCC’s financial condition, cash flows and results of operations.

The market in which BNC operates is highly competitive, and BNC may not be able to compete effectively.

BNC faces intense and increasing competition both in making loans and in attracting deposits. BNC faces competition from larger, better-capitalized and better-funded competitors that may be able to offer products and services BNC is unable to offer. BNC’s competition for loans comes principally from other commercial banks, savings banks, savings and loan associations, mortgage banking companies, insurance companies, finance companies and credit unions. BNC’s management anticipates that competition for loans will continue to increase in the future. BNC’s most direct competition for deposits historically has come from savings banks, other commercial banks, savings and loan associations and credit unions. In addition, BNC faces competition for deposits from products offered by brokerage firms, insurance companies and other financial intermediaries, such as money market and other mutual funds and annuities. Consolidation within the banking industry, increased adoption of digital banking and other fintech alternatives, and the removal of interstate banking and branching restrictions have made it more difficult for smaller, community-oriented banks, such as BNC, to compete effectively with large national, regional, and super-regional banking and other financial institutions.

BNCC’s results of operations may be adversely affected by changes in national, regional and local economic conditions.

BNCC’s operating results are affected by, and are expected to continue to be affected by, national, regional, and local economic and competitive conditions, including fluctuations in market interest rates, economic conditions within BNCC’s operating footprint, government policies, and regulatory actions. Adverse economic conditions may cause BNC’s borrowers to default on their loans or withdraw deposits to meet financial obligations. A decline in the national, regional or local economy could therefore adversely affect BNCC’s financial condition and results of operations, including through decreased demand for loans or increased competition for good loans, increased non-performing loans and credit losses resulting in additional provisions for credit losses. Many factors could require increases to BNC’s allowance for credit losses in future periods above those currently maintained. These factors include, but are not limited to: adverse changes in economic conditions and fluctuations in market interest rates that may affect the ability of borrowers to make payments on loans, changes in the financial capacity of individual borrowers, changes in the local real estate market and the value of loan collateral and future review and evaluation of BNC’s loan portfolio, internally or by regulators.

BNCC’s regional concentration exposes it to adverse economic conditions in the locations in which it operates.

Substantially all of BNC’s loans are to individuals and businesses in BNC’s market areas in North Dakota and Arizona. Therefore, BNC (and thus, BNCC) is, or in the future may be, particularly vulnerable to adverse changes in economic conditions in these regions. The credit quality of BNC’s borrowers may deteriorate for a number of reasons that are outside BNC’s control, including as a result of prevailing economic and market conditions and asset valuations. The trends and risks affecting borrower credit quality, particularly in North Dakota and Arizona, have caused, and in the future may cause, BNC to experience impairment charges, which are reductions in the recoverable value of an asset, increased purchase demands, wherein customers make withdrawals with minimum notice, higher costs (e.g., servicing, foreclosure, property maintenance), additional write-downs and losses and a potential impact to engaging in lending transactions based on a reduction of customer deposits, which could have a material adverse effect on BNC’s financial condition, cash flows and results of operations.

Current conditions in, and regulation of, the banking industry may have a material adverse effect on BNCC’s results of operations and the value of BNCC Common Stock.

Financial institutions have been the subject of significant legislative and regulatory changes that impose a wide variety of regulations affecting BNCC’s business. Significant new laws or regulations or changes in, or repeals of, existing laws or regulations, including those with respect to federal and state taxation, may cause the results of operations of BNCC to differ materially and adversely. In addition, the cost and burden of compliance, over time, have significantly increased and could continue to increase and adversely affect the ability of BNCC to operate profitably.

BNC is subject to minimum capital requirements imposed by federal regulation. Failure to adhere to these minimums, among other issues, could limit the dividends that BNC may pay to BNCC and could limit the annual growth of BNC. In addition, BNC is subject to extensive supervision, regulation and enforcement by the OCC. BNCC is also subject to regulation and oversight by the Federal Reserve. Such regulations limit the manner in which BNCC and BNC conduct business, undertake new investments and activities and obtain financing. The regulatory structure also provides regulatory authorities with extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to capital levels, the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Failure to comply with applicable laws and regulations could subject BNCC and BNC to regulatory enforcement action that could result in the assessment of significant civil money penalties against BNC or BNCC.

Changes in interest rates could adversely affect BNCC’s results of operations and financial condition. The monetary, tax and other policies of governmental agencies, including the Federal Reserve, have a significant impact on interest rates and overall financial market performance over which BNCC has no control and which BNCC may not be able to anticipate adequately.

The Federal Reserve may raise or lower interest rates in response to economic conditions, particularly inflationary pressures and unemployment statistics. BNCC’s earnings depend in material part on the performance of its subsidiary bank, BNC. BNC’s performance depends in material part on its interest rate spread, which is the difference between (i) the rates BNC earns on loans, securities, and other earning assets and (ii) the interest rates BNC pays on deposits and other borrowings. These rates are highly sensitive to many factors beyond BNC’s control, including general economic conditions and the policies of various governmental and regulatory authorities. When market interest rates rise, BNC faces competitive pressure to increase the rates that it pays on deposits, which could result in a decrease in BNC’s net interest income. When market interest rates decline, BNC has experienced, and could in the future experience, fixed-rate loan prepayments and higher investment portfolio cash flows, resulting in a lower yield on earning assets. Sharp fluctuations in interest rates could exacerbate these risks. BNC’s earnings, and thus BNCC’s earnings, can also be impacted by the spread between short-term and long-term market interest rates.

The monetary, tax and other policies of the government and its agencies, including the Federal Reserve, have a significant impact on interest rates and overall financial market performance. These governmental policies can thus affect the activities and results of operations of bank holding companies such as BNCC, and its subsidiary bank, BNC. An important function of the Federal Reserve is to regulate the national supply of bank credit and certain interest rates. The actions of the Federal Reserve influence the rates of interest that BNC charges on loans and that BNC pays on borrowings and interest-bearing deposits and can also affect the value of BNC’s on-balance sheet and off-balance sheet financial instruments. Also, due to the impact on rates for short-term funding, the Federal Reserve’s policies influence, to a significant extent, BNCC’s cost of such funding, and increases in short-term interest rates have in the past increased, and may in the future increase, BNCC’s cost of short-term funding.

BNC may not be able to adequately measure and limit credit risk, which could lead to unexpected losses.

The business of lending is inherently risky, including risks that the principal or interest of any loan will not be repaid timely, or at all, or that the value of any collateral supporting the loan will be insufficient to cover BNC’s outstanding exposure. These risks may be affected by the strength of the borrower’s business sector and local, regional and national market and economic conditions. Many of BNC’s loans are made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers. BNC’s risk management practices, such as monitoring the concentration of loans within specific industries and credit approval practices, may not adequately reduce credit risk, and BNC’s credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio. A failure to effectively measure and limit the credit risk associated with BNC’s loan portfolio could lead to unexpected losses and have a material adverse effect on BNC’s and BNCC’s business, financial condition and results of operations.

If non-performing assets increase, earnings will be adversely impacted.

Non-performing assets adversely affect net income in various ways. Interest income is not accrued on non-accrual loans or other real estate owned. BNC must record a reserve for expected credit losses, which is established through a current period charge in the form of a provision for expected credit losses, and from time to time must write down the value of properties in BNC’s other real estate owned portfolio, to the extent that there is any, to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to other real estate owned. Further, the resolution of non-performing assets requires the active involvement of BNC’s and potentially, BNCC’s management, which can distract them from more profitable activities. Finally, if the estimate for the recorded allowance for credit losses proves to be incorrect and the allowance is inadequate, the allowance will have to be increased and, as a result, BNC’s, and thus BNCC’s earnings, would be adversely affected.

BNC’s commercial real estate lending activities expose it (and thus, BNCC) to increased lending risks and related loan losses.

At March 31, 2026, BNC’s commercial real estate loan portfolio totaled $256.0 million, or 34.9% of its total loan portfolio. Commercial real estate loans generally expose a lender to greater risk of non-payment and loss than one-to-four family residential mortgage loans because repayment of the loans often depends on the successful operation of the properties and the income stream of the borrowers. These loans involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential mortgage loans. Some segments have shown some signs of weakness as rising expenses and debt costs and lower valuations have impacted credit quality metrics. Vacancy rates have risen in the office sector, which is experiencing significant structural shifts that could take several years to fully materialize as new remote work practices normalize. To the extent that borrowers have more than one commercial real estate loan outstanding, an adverse development with respect to one loan or one credit relationship could expose BNC to a significantly greater risk of loss compared to an adverse development with respect to a one-to-four family residential real estate loan. Moreover, if loans that are collateralized by commercial real estate become troubled and the value of the real estate has deteriorated significantly, then BNC may not be able to recover the full contractual amount of principal and interest that it anticipated at the time it originated the loan. A decline in the value of the collateral for a loan may require BNC to increase its allowance for credit losses, which would adversely affect its earnings and financial condition.

BNC’s concentration of residential mortgage loans exposes it (and thus, BNCC) to increased lending risks.

Though the mortgage business line was divested in 2023, a portion of BNC’s total portfolio remains secured by residential mortgage one-to-four family real estate, a significant majority of which is located in North Dakota. One-to-four family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of BNC’s residential mortgages to be inadequately collateralized, which would expose it to a greater risk of loss if it seeks to recover on defaulted loans by selling the real estate collateral. In addition, BNC retains some risk related to mortgage loans previously sold without recourse in the ordinary course of business, as BNC could be required to repurchase those sold mortgage loans in the future under certain circumstances in accordance with industry standard contractual obligations.

BNCC’s wealth management and trust business may be adversely affected by unfavorable economic and market conditions generally.

BNCC’s wealth management and trust business may be negatively impacted by general economic and market conditions because the performance of such businesses is directly affected by conditions in the financial and securities markets. The financial markets and businesses operating in the securities industry are highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond BNCC’s control. Declines in the financial markets or a lack of sustained growth may adversely affect the market value of the assets that we manage. In some cases, BNCC’s fee revenue is based on a percentage of the account’s market value, so declines may impact BNCC’s fee revenue.

Because BNCC invests in a wide variety of assets on behalf of its trust and wealth management customers, BNCC is exposed to market and economic risks across the country, including in markets beyond its primary markets. In addition, certain of BNCC’s expenses are fixed, and its ability to reduce them in response to market factors over short periods of time is limited, which could negatively impact its business, financial condition and results of operations.

BNCC may be subject to regulatory exam findings, claims, and litigation pertaining to its fiduciary responsibilities in connection with its wealth management and trust business.

Some of the services BNCC provides, such as trust and wealth management services, require it to act in a fiduciary capacity or similar role for its customers and others. From time to time, regulators or third parties may make claims and take legal action against BNCC pertaining to the performance of its fiduciary responsibilities. If these claims and legal actions are not resolved in a manner favorable to BNCC, it may be exposed to significant financial liability, disgorgement of fees, or its brand could be damaged. Either of these results may adversely impact demand for BNCC’s products and services or otherwise have a material adverse effect on BNCC’s business, financial condition and results of operations.

If BNC forecloses on real property collateral, BNC (and thus, BNCC) may be subject to increased costs associated with the ownership of real property, resulting in reduced revenues.

BNC may have to foreclose on real property collateral to protect its investment and may thereafter own and operate such property consistent with applicable law, in which case BNC will be exposed to the risks inherent in the ownership of real estate. The amount that BNC, as a mortgagee, may realize after a default is dependent upon factors outside of BNC’s control, including, but not limited to: (i) general or local economic conditions; (ii) neighborhood values; (iii) size, use, and location of the properties; (iv) interest rates; (v) real estate tax rates; (vi) operating expenses of the mortgaged properties; (vii) environmental remediation liabilities; (viii) ability to obtain and maintain adequate occupancy of the properties; (ix) zoning laws; and (x) governmental rules, regulations and fiscal policies. Certain expenditures associated with the ownership of real estate, principally real estate taxes, insurance, and maintenance costs, may adversely affect the income from the real estate.

Therefore, the cost of operating real property may exceed the income earned from such property, and BNC may have to advance funds in order to protect its investment or dispose of the real property at a loss. The foregoing expenditures and costs could adversely affect BNC’s ability to generate revenues, resulting in reduced levels of profitability for BNC and BNCC.

BNCC operates in a highly regulated industry, and compliance with, or changes to, the laws and regulations that govern its operations may adversely affect it.

The banking industry is heavily regulated. BNCC is subject to the Bank Holding Company Act, as well as certain other laws. The Bank Holding Company Act imposes certain restrictions and requirements, including minimum capital requirements and restrictions on non-banking activities. BNCC is principally subject thereunder to supervision, regulation and enforcement by the Federal Reserve. BNC is subject to the National Bank Act, as well as certain other laws. These laws impose requirements for the maintenance of adequate capital and sound financial condition, permissible types, amounts and terms of loans and investments, permissible non-banking activities, the level of reserves against deposits and potential restrictions on dividend payments. BNC is principally subject thereunder to supervision, regulation and enforcement by the OCC. The CFPB has rulemaking authority for certain of the products offered by BNC and certain of its activities. State laws may also regulate certain products offered by BNC and certain of its activities, and state regulators may seek to bring enforcement actions with respect to such laws.

Under the applicable provisions of the Change in Bank Control Act and Bank Holding Company Act, any person seeking to acquire control of BNCC may be required to notify and receive the prior non-objection of the Federal Reserve, consistent with the applicable requirements of the relevant law. Further, under the Dodd-Frank Wall Street Reform and Consumer Protection Act, BNCC is expected to act as a source of financial strength to, and to commit resources to support, BNC. This support may be required at times when BNCC may not be inclined to provide it.

These and other restrictions limit the manner in which BNCC conducts business and obtains financing. BNCC and BNC’s efforts to comply with applicable law require substantial time, monetary and human resource commitments. The laws, rules, regulations, and supervisory guidance and policies applicable to BNCC are subject to regular modification and change. If any new or newly applicable regulations or interpretations of existing regulations to which BNCC or BNC is subject impose requirements that are impractical or that BNCC or BNC cannot satisfy, the relevant entity’s ability to offer a broader range of products and services, and BNCC’s stock price, may be adversely affected.

While BNCC has developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance is given that BNCC’s compliance policies and procedures will be effective. Failure to comply (or to ensure that BNCC’s agents and third-party service providers comply) with laws, regulations, or policies could result in enforcement actions or sanctions by regulatory agencies, civil money penalties, and/or reputational damage, which could have a material adverse effect on BNCC’s business, financial condition, or results of operations. The burdens imposed by federal and state regulations put banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies, and leasing companies.

BNCC relies on dividends from BNC for its liquidity.

BNCC is a separate and distinct legal entity from its subsidiaries. BNCC typically receives substantially all of its revenue from subsidiary dividends, including those from BNC. Various federal and/or state laws and regulations, as well as regulatory expectations, may limit the amount of dividends that BNC may pay. Limitations on BNCC’s ability to receive dividends from its subsidiaries could have a material adverse effect on its liquidity and ability to pay dividends on its stock or interest and principal on its debt.

Changes in cybersecurity or privacy regulations may increase BNCC’s compliance costs, limit BNC’s ability to gain insight from data and lead to increased scrutiny.

BNC collects, processes, stores and shares information from and about its customers, website and application users and other third parties, including personal information and other data. Any actual or perceived failure by BNC to comply with its privacy policies, privacy-related obligations to customers or third parties, data disclosure and consent obligations or privacy or security-related legal obligations may result in governmental enforcement actions, litigation or public statements critical of BNC and BNCC. Such actual or perceived failures could also cause BNC’s customers to lose trust in BNC. Restrictions on data collection and use may also limit BNC’s opportunity to gain business insights useful to running its business and offering innovative products and services.

BNCC has risk related to legal proceedings.

BNCC and BNC may become involved in legal proceedings concerning matters arising from their business activities and fiduciary responsibilities from time to time. BNCC establishes an accrual for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. BNCC may still incur legal costs for a matter even if it has not established an accrual. In addition, the actual cost of resolving a legal claim may be substantially higher than any amounts accrued for that matter. The ultimate resolution of a pending or future proceeding, depending on the remedy sought and granted, could materially adversely affect BNC’s and BNCC’s results of operations and financial condition.

BNC’s inability to hire or retain key personnel could adversely affect BNCC’s financial condition and results of operations.

BNCC’s success depends, in large part, on BNC’s ability to attract and retain key personnel. BNC faces intense competition from commercial banks, savings banks, savings and loan associations, mortgage banking companies, insurance companies, finance companies and credit unions for qualified employees. If BNC is unable to attract or retain key personnel, it could lose valuable customer relationships, experience reduced operational efficiency and suffer adverse effects on BNCC’s financial condition and results of operations.

BNCC is not required to pay dividends on shares of BNCC Common Stock.

Holders of BNCC Common Stock are entitled to receive dividends only as and if declared by the BNCC Board from funds legally available for such payments. Although BNCC has historically declared cash dividends on shares of BNCC Common Stock, it is not required to do so and may reduce or eliminate dividends in the future, either voluntarily to preserve capital and liquidity or if BNC does not generate sufficient earnings to support dividend payments.

Risks Relating to OppFi’s Business

You should read and consider risk factors specific to OppFi’s business that will also affect the combined company after the Transaction. These risks are described in the sections titled “Risk Factors” in OppFi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place, and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to BNCC stockholders as part of the solicitation of proxies by the BNCC Board for use at the Special Meeting to be held virtually via the Internet on September 17, 2026, at 8:30 a.m. Central Time, or at any postponement or adjournment thereof.

The Special Meeting will be held solely via live webcast and there will not be a physical meeting location. BNCC stockholders will be able to attend the Special Meeting online and vote their shares electronically during the meeting by visiting www.virtualstockholdermeeting.com/BNCC2026SM.

At the Special Meeting, BNCC stockholders will be asked to consider and vote upon the Merger Proposal and the Adjournment Proposal. No other business will be conducted at the Special Meeting.

BNCC stockholders must approve the Merger Proposal in order for the Transaction to be completed. If BNCC stockholders fail to approve the Merger Proposal, the Transaction will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the Merger Agreement carefully and in its entirety to determine the terms of the Merger Agreement applicable to you and the effects of the Transaction.

Record Date and Quorum

BNCC has set the close of business on August 5, 2026 as the Record Date for the Special Meeting, and only holders of record of BNCC Common Stock on the Record Date are entitled to vote at the Special Meeting. You are entitled to receive notice of, and to vote at, the Special Meeting via the Special Meeting website if you owned shares of BNCC Common Stock as of the close of business on the Record Date. On the Record Date, there were 3,544,274 shares of BNCC Common Stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the Special Meeting for each share of BNCC Common Stock that you owned on the Record Date. The agenda and rules of conduct for the meeting will be posted on the Special Meeting website. Pursuant to BNCC’s Amended and Restated Bylaws (the “BNCC Bylaws”), the order of business and all other matters of procedure at the Special Meeting will be determined by the Chairman of the BNCC Board or, in his absence, such other officer of BNCC as identified under the BNCC Bylaws.

The presence, via the Special Meeting website or represented by proxy, of holders of a majority of all of the outstanding shares of BNCC Common Stock entitled to vote at the Special Meeting constitutes a quorum for the purposes of the Special Meeting. Abstentions are considered present for purposes of establishing a quorum.

Vote Required

The approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of BNCC Common Stock entitled to vote thereon. Because the affirmative vote required to approve the Merger Proposal is based upon the total number of outstanding shares of BNCC Common Stock, if you fail to submit a proxy or vote at the Special Meeting via the Special Meeting website, or vote to abstain, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

If your shares of BNCC Common Stock are registered directly in your name with BNCC’s transfer agent, Broadridge Financial Solutions, Inc., you are considered, with respect to those shares of BNCC Common Stock, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by BNCC.

If your shares of BNCC Common Stock are held through a bank, brokerage firm, or other nominee, you are considered the beneficial owner of shares of BNCC Common Stock held in “street name.” In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of BNCC Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms, or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the Merger Proposal and the Adjournment Proposal. As a result, absent specific voting instructions from the beneficial owner of such shares of BNCC Common Stock, banks, brokerage firms and other nominees are not empowered to vote those shares of BNCC Common Stock on any of the proposals at the Special Meeting. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Under applicable stock exchange rules, all of the proposals in this proxy statement/prospectus are non-routine matters, so there can be no broker non-votes at the Special Meeting.

The approval of the Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. If your shares of BNCC Common Stock are present at the Special Meeting but are not voted on the Adjournment Proposal, this will not have an effect on the vote to approve the Adjournment Proposal. If you vote to abstain on the Adjournment Proposal, this will have the same effect as a vote “AGAINST” the approval of the Adjournment Proposal. If you fail to submit a proxy and fail to attend the Special Meeting via the Special Meeting website or if your shares of BNCC Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of BNCC Common Stock, your shares of BNCC Common Stock will not be voted, but this will not have an effect on the vote to approve the Adjournment Proposal, except to the extent that it results in there being insufficient shares present at the meeting to establish a quorum.

As of the Record Date, (i) directors and executive officers of BNCC and their affiliates who beneficially owned and were entitled to vote approximately 466,415 shares of BNCC Common Stock, representing approximately 13.2% of the shares of BNCC Common Stock outstanding on such date have entered into Voting Agreements, and (ii) certain BNCC stockholders and their affiliates who have entered into Voting Agreements beneficially owned and were entitled to vote approximately 871,684 shares of BNCC Common Stock, representing approximately 24.6% of the shares of BNCC Common Stock outstanding on such date. The terms of the Voting Agreements generally require the stockholders party thereto to vote in favor of the Merger Proposal. The terms of the Voting Agreements are more fully described in the section entitled “Voting Agreements.”

Proxies and Revocations

If you are a stockholder of record, you may vote your shares of BNCC Common Stock on the matters presented at the Special Meeting in the following ways:

•

by telephone or over the Internet by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or Internet. Proxies delivered over the Internet or by telephone must be submitted by 10:59 p.m., Central Time, on September 16, 2026. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	by attending the Special Meeting via the Special Meeting website and voting your shares through the Special Meeting website.

Shares of BNCC Common Stock held directly in your name as the stockholder of record may be voted at the Special Meeting via the Special Meeting website. Even if you plan to attend the Special Meeting, the BNCC Board recommends and requests that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Special Meeting.

If you are a beneficial owner of BNCC Common Stock, you will receive instructions from your bank, brokerage firm, or other nominee that you must follow in order to have your shares of BNCC Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. If telephone or Internet voting is available to you and you wish to vote by telephone or online (other than at the Special Meeting via the Special Meeting website), your vote by telephone or Internet must be submitted by 10:59 p.m., Central Time, on the day before the Special Meeting. Please note that if you are a beneficial owner and wish to vote at the Special Meeting via the Special Meeting website, you must obtain a legal proxy, in pdf or image file format, from the bank, brokerage firm or other nominee holding your shares giving you the right to vote your shares at the Special Meeting, and present it with your online ballot during the Special Meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting online or by telephone. If you submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with BNCC’s Corporate Secretary by the time the Special Meeting begins. Please do not send in your stock certificates with your proxy card. When the Transaction is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your stock certificates.

If you vote by proxy, the individuals named on the enclosed proxy card (each of them, with full power of substitution) will vote your shares of BNCC Common Stock in the way that you indicate. When completing telephone or online processes or the proxy card, you may specify whether your shares of BNCC Common Stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of BNCC Common Stock should be voted on a matter, the shares of BNCC Common Stock represented by your properly signed proxy will be voted “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, before it is exercised, and your last vote is the vote that will be counted. If you are a BNCC stockholder of record who voted by mailing in a proxy card, you can write to BNCC’s Corporate Secretary at BNCCORP, Inc., Attn: Tracey Herschman, 322 East Main Avenue, Bismarck, North Dakota 58501, stating that you wish to revoke your proxy and requesting another proxy card, provided such statement is received by September 16, 2026. If you hold your BNCC Common Stock through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone before the closing of the voting facilities, which will occur immediately prior to the start of the Special Meeting for stockholders of record and at 10:59 p.m., Central Time, on September 16, 2026 for beneficial owners. If you attend the Special Meeting via the Special Meeting website, you must vote your shares through the Special Meeting website to revoke your proxy. Your attendance alone at the Special Meeting via the Special Meeting website will not in and of itself constitute a revocation of your proxy.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF BNCC COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE,

DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR ONLINE.

Solicitation of Proxies; Payment of Solicitation Expenses

BNCC has engaged Laurel Hill to act as its proxy solicitor and to assist in the solicitation of proxies for the Special Meeting. BNCC has agreed to pay Laurel Hill approximately $10,000 plus reimbursement for certain expenses for such services and also will indemnify Laurel Hill against certain claims, costs, damages, liabilities, judgments and expenses. BNCC may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of BNCC Common Stock.

BNCC’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. BNCC will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners of BNCC Common Stock. BNCC will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of BNCC Common Stock or need additional copies of this proxy statement/ prospectus or the enclosed proxy card, please contact Laurel Hill, BNCC’s proxy solicitor, by calling toll-free at (888) 742-1305, or for banks and brokers, collect at (516) 933-3100, or by sending an email to BNCC@laurelhill.com.

BNCC PROPOSALS

Merger Proposal

BNCC stockholders are being asked to vote on a proposal to adopt the Merger Agreement and approve the consummation of the transactions contemplated thereby. BNCC stockholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes hereto, for more detailed information concerning the Merger Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

It is a condition to the completion of the Transaction that BNCC stockholders approve the Merger Proposal. The approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of BNCC Common Stock entitled to vote thereon. Because the affirmative vote required to approve the Merger Proposal is based upon the total number of outstanding shares of BNCC Common Stock, if you fail to submit a proxy or vote at the Special Meeting via the Special Meeting website, or vote to abstain, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

The BNCC Board has unanimously adopted and approved the Merger Agreement and the Transaction and has determined that the Merger Agreement and the Transaction are advisable, fair to, and in the best interests of BNCC and its stockholders.

THE BNCC BOARD UNANIMOUSLY RECOMMENDS THAT BNCC STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

Adjournment Proposal

BNCC stockholders are also being asked to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting or any adjournment or postponement thereof to adopt the Merger Agreement.

The approval of the Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. If your shares of BNCC Common Stock are present at the Special Meeting but are not voted on the Adjournment Proposal, this will not have an effect on the vote to approve the Adjournment Proposal. If you vote to abstain on the Adjournment Proposal, this will have the same effect as a vote “AGAINST” the approval of the Adjournment Proposal. If you fail to submit a proxy and fail to attend the Special Meeting via the Special Meeting website or if your shares of BNCC Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of BNCC Common Stock, your shares of BNCC Common Stock will not be voted, but this will not have an effect on the vote to approve the Adjournment Proposal, except to the extent that it results in there being insufficient shares present at the meeting to establish a quorum.

THE BNCC BOARD UNANIMOUSLY RECOMMENDS THAT BNCC STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE PARTIES TO THE MERGER AGREEMENT

OppFi Inc.

130 E. Randolph Street

Suite 3400

Chicago, Illinois 60601

(408) 654-7400

OppFi Inc., a Delaware corporation, is a tech-enabled digital finance platform that partners with banks to offer financial products and services to everyday Americans. Through this transparent and responsible platform, which emphasizes financial inclusion and exceptional customer experience, OppFi assists consumers who are underserved by traditional financing options in building improved financial health. OppLoans by OppFi maintains a 4.4/5.0 star rating on Trustpilot based on over 5,500 reviews (as of March 31, 2026), positioning OppFi among the top consumer-rated financial platforms online. OppFi also holds a 35% equity interest in Bitty, a credit access company that provides revenue-based financing and other working capital solutions to small businesses.

OppFi’s primary mission is to facilitate financial inclusion and credit access to the 48 million everyday Americans who face credit insecurity through unwavering commitment to its customers, who benefit from a highly automated, transparent, efficient, and fully digital experience. The banks that work with OppFi benefit from its turn-key, outsourced marketing, data science and proprietary technology to digitally acquire, underwrite, and service these consumers.

OppFi’s primary products are offered by its OppLoans platform. Customers on this platform are U.S. consumers who are employed, have bank accounts, and generally earn median wages. The average installment loan for a new borrower facilitated by OppFi is approximately $2,000, payable in installments and with an average contractual term of 11 months (as of March 31, 2026).

OppFi Class A Common Stock is currently listed on the NYSE under the symbol “OPFI.”

BNCCORP, INC.

322 East Main Avenue

PO Box 4050

Bismarck, North Dakota, 58501

(701) 250-3040

BNCCORP, Inc., a Delaware corporation, is a bank holding company and the parent of BNC National Bank, which is a diversified community bank with three primary areas of focus: commercial banking, retail banking and wealth management.

BNCC meets the needs of small- to mid-sized businesses with a range of commercial banking services, including business financing, commercial real estate lending, Small Business Administration (“SBA”) loans, business checking, cash management, corporate credit cards and merchant services. BNCC’s commercial banking relationships are primarily in North Dakota and Arizona. North Dakota relationships are mainly in the capital region of Bismarck/Mandan. Beyond Bismarck, BNCC serves communities to the North and West that are economically influenced by oil and energy, as well as the agricultural communities of central North Dakota.

BNC’s retail banking services are provided through a network of locations in North Dakota and Arizona along with online access and transaction capabilities. Among BNCC’s broad array of retail banking services are personal checking and savings products, personal loans, and card services. BNCC’s branch network is concentrated in North Dakota, where it has been rewarded by its customers’ loyalty by being responsive to their preferences for convenient face-to-face transactional banking.

BNCC seeks to be a trusted advisor to its clients as they plan for retirement and manage their investments by providing wealth management solutions, including, personal wealth advisory services, 401(k) and other retirement plan administration. Many of BNCC’s wealth management clients come to BNCC from commercial banking relationships; BNCC administers, for example, retirement savings plans for the employees of some of its business clients. In this way, BNCC is well positioned to help clients manage wealth and transfer assets in a manner that enables them to accomplish their business and personal financial goals.

BNCC Common Stock is currently quoted on the OTCQX under the symbol “BNCC.”

Birch Merger Sub, LLC

130 E. Randolph Street

Suite 3400

Chicago, Illinois 60601

(408) 654-7400

Birch Merger Sub, LLC is a Delaware limited liability company and wholly owned subsidiary of OppFi that was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Pursuant to the Merger Agreement, BNCC will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of OppFi.

THE TRANSACTION

This section describes the Transaction. The description in this section and elsewhere in this proxy statement/ prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about OppFi or BNCC. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings OppFi makes with the SEC that are incorporated by reference into this document, as described in the section entitled “Where You Can Find More Information.”

Terms of the Transaction

Each of the OppFi Board and the BNCC Board have approved the Merger Agreement. Pursuant to the Merger Agreement, BNCC will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of OppFi. Immediately following the Merger, an interim bank and wholly owned subsidiary of OppFi (which has been or will be formed before the date thereof) will merge with and into BNC, with BNC (to be renamed OppFi Bank, N.A.) surviving as a wholly owned subsidiary of OppFi. Following the closing of the Transaction, OppFi intends to contribute, whether by merger or otherwise, substantially all of its assets, liabilities and operations into BNC.

If the Merger is completed, each share of BNCC Common Stock issued and outstanding immediately prior to the completion of the Merger, except for Canceled Shares, will be converted into the right to receive, in each case without interest, 1.90 shares of OppFi Class A Common Stock and $19.375 in cash. Cash will be paid in lieu of fractional shares.

Holders of BNCC Common Stock are being asked to adopt the Merger Agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the Transaction, including the conditions to completion of the Transaction and the provisions for terminating or amending the Merger Agreement.

Background of the Transaction

The BNCC Board, committees of the BNCC Board and BNCC’s management team periodically and in the ordinary course, including with the assistance of advisors, analyze and consider a variety of financial and strategic opportunities as part of BNCC’s long-term strategy to enhance value for its stockholders, including potential acquisitions, divestitures, business combinations and other strategic transactions, compared to the benefits and risks of executing BNCC’s standalone business plan. Members of the BNCC Board from time to time have met or otherwise communicated informally and independently with representatives of other financial services companies and investors regarding, among other things, prospects and developments in the banking industry, financial markets, the bank regulatory environment, the economy generally and the implications of the foregoing for financial institutions generally and for BNCC in particular.

During its ongoing strategic review process, the BNCC Board examined the factors leading to the accelerating consolidation of the banking industry as banking institutions struggled to achieve the asset size and profitability necessary to achieve normalized returns in an increasingly competitive, regulated and segmented industry. These factors required consistently greater investments in regulatory compliance, technology infrastructure and development of new and innovative loan and operational platforms, which expenses were difficult to manage for community banks and other small, independent financial institutions. In 2019, the BNCC Board determined that it was advisable to form a committee to review and make recommendations to the BNCC Board regarding strategic alternatives available to BNCC to enhance stockholder value, and on April 8, 2019, the BNCC Board formed a Strategic Review Committee (the “Strategic Committee”) to evaluate, recommend and oversee the execution of strategic alternatives to improve BNCC’s financial metrics to maximize stockholder value.

The Strategic Committee thereafter oversaw BNCC’s retention of Kent Financial Services Advisory, LLC (“Kent Financial”), a firm specializing in financial and strategic advisory services to banking institutions, to assist with review of the market and evaluation of strategic transactions that may be available to BNCC to increase stockholder value.

Under the leadership of the Strategic Committee and the BNCC Board, between 2019 and the summer of 2024, BNCC engaged in certain restructuring transactions and actions intended to improve BNCC’s operational and financial performance and risk profile and to optimize long term value. The actions implemented during this period included the sale of a branch in Golden Valley, Minnesota, the divestiture of BNC’s mortgage business, a review of BNCC’s capital policies, the payment of special dividends totaling approximately $78.9 million in the aggregate between 2020 and 2025, modifications to liquidity and asset/liability management through the reduction of non-core deposits and the restructuring of the investment securities portfolio, changes to BNCC’s performance based compensation practices and the restructuring of the BNC board of directors to include members of the BNCC Board.

On October 7, 2024, upon the initiative of the Chairman of the BNCC Board and the Strategic Committee, the Strategic Committee met with a representative of Kent Financial, representatives of Fredrikson and a representative of Kaplan Strangis & Kaplan, LLC, corporate, governance, executive compensation and securities counsel to BNCC (“Kaplan Strangis”), in attendance. The representative of Kent Financial led the Strategic Committee in a review of trends in the banking industry in operations, earnings, valuations and consolidations, including trends specific to the North Dakota banking market. The Strategic Committee and the representative of Kent Financial further evaluated expected valuations of BNCC in a sale, merger, or similar strategic transaction based on BNCC’s current financial performance and condition, improvements to BNCC’s financial performance that would be required to obtain a valuation that the BNCC Board would likely consider to be worthy of pursuing, and expected increases in expenses for BNCC if it continued independent operations, including regulatory costs, technology investments and compensation expenses. Following the presentation, the Strategic Committee determined that it should recommend to the BNCC Board that it engage in further evaluation of potential inorganic strategic alternatives to enhance stockholder value.

On October 14, 2024, a representative of Kent Financial made a similar presentation to the BNCC Board, and the Strategic Committee presented its conclusions to the BNCC Board regarding its view that BNCC should engage in more active evaluation of potential strategic alternatives to enhance stockholder value. Following such discussions, the BNCC Board approved a reconstitution of the Strategic Committee, with director Nathan Brenna joining directors Michael Vekich, the Chairman of the BNCC Board, and John Palmer as members of the Strategic Committee.

On October 31, 2024, the Strategic Committee held a meeting to continue the process of evaluating potential strategic alternatives for BNCC with representatives of Kent Financial and Fredrikson in attendance. A representative of Kent Financial led the Strategic Committee in a review of available alternatives to increase BNCC’s scale given the challenges for small financial institutions, including remaining independent and relying on organic growth, acquiring another institution, merging with a similarly sized institution or pursuing a sale opportunity. The Strategic Committee also reviewed with the representative of Kent Financial the methods by which BNCC could pursue a strategic transaction, including a broad process involving all potential strategic partners or a more tailored process involving the most likely partners. Following discussion, the Strategic Committee determined that the best approach was to pursue a targeted process of contacting financial institutions identified as the parties most likely to be interested in acquiring or participating in a merger of equals with BNCC, with the targeted approach minimizing risks related to maintaining the confidentiality of the process and minimizing disruption to BNCC’s business operations. On November 4, 2024, after a series of informal discussions, the Strategic Committee formalized its conclusion that pursuing a strategic transaction involving a sale or merger of BNCC through a targeted process was in the best interests of BNCC and its stockholders and recommended to the BNCC Board that it authorize the Strategic Committee to do so.

Consequently, on November 6, 2024, the BNCC Board met with representatives of Fredrikson, Kaplan and Kent Financial in attendance, during which the Kent Financial materials previously presented to the Strategic Committee were reviewed. The BNCC Board and its advisors discussed the conclusions and recommendations of the Strategic Committee. After discussion, the BNCC Board accepted the Strategic Committee’s recommendation and authorized and directed it to initiate a process in the manner recommended to investigate and pursue potential strategic transactions to enhance stockholder value. Thereafter, Michael Vekich, in his capacity as Chairman of the BNCC Board and of the Strategic Committee, regularly updated the members of the BNCC Board not serving on the Strategic Committee on the activities of the Strategic Committee and its process.

During the period from November 2024 to January 2025, a representative of Kent Financial and members of the Strategic Committee began contacting financial institutions from the list of potential strategic partners previously reviewed by the Strategic Committee. Such potential strategic partners were financial institutions identified as the most likely potential partners in a strategic transaction with BNCC based on geographic location near the BNCC footprint, institutions with assets between approximately $1 billion and approximately $35 billion, industry knowledge regarding which institutions were and were not likely to be interested in a transaction, and other factors deemed relevant by Kent Financial and the Strategic Committee. Collectively, representatives of BNCC contacted representatives of 13 financial institutions regarding the potential of entering into a process to review and evaluate a potential transaction. BNCC representatives also had discussions with advisors to several other banking institutions who indicated that their clients would not be interested at this time.

As part of the outreach process, a representative of Kent Financial contacted a privately held bank holding company, which we refer to as “Company A.” Several discussions took place between representatives of BNCC and representatives of Company A during November and December 2024 regarding the possibility of a strategic transaction between BNCC and Company A.

On December 19, 2024, Mr. Palmer, a member of the BNCC Board and the Strategic Committee, had initial discussions with a Nasdaq-listed bank holding company, which we refer to as “Company B,” regarding the possibility of a strategic transaction between BNCC and Company B.

In late January 2025, Mr. Vekich and a representative of Kent Financial had further discussions with Company B at the Acquire or Be Acquired conference in Phoenix, Arizona. Discussions centered on a merger of equals, given the relatively similar sizes of BNCC and Company B, with a focus on how the increased scale of the combined company could offer operational and financial synergies to both companies and BNCC stockholders receiving improved liquidity through receipt of Nasdaq-listed stock as transaction consideration.

On or about February 14, 2025, BNCC and Company A entered into a mutual nondisclosure agreement that included non-solicitation provisions regarding each party’s employees and clients. Such nondisclosure agreement included a mutual two-year standstill provision that permitted each party to make confidential, non-public proposals directly to the board of directors of the other party and did not include a provision prohibiting either party from requesting an amendment or waiver of the standstill. Company A began its review of due diligence materials provided by BNCC shortly thereafter.

On February 25, 2025, Mr. Vekich contacted the head of business development of Company A to provide an update on BNCC’s performance during 2024 and to express an interest in continuing discussions regarding Company A’s interest in a transaction with BNCC.

On March 6, 2025, Company A informed Mr. Vekich that Company A was interested in pursuing a transaction with BNCC but was interested in a timeline to execution of a definitive agreement faster than was planned for BNCC’s market check process and that Company A would also expect exclusivity during its confirmatory due diligence process. Mr. Vekich informed the Strategic Committee of this conversation, and the Strategic Committee directed Mr. Vekich and the representative of Kent Financial to continue to explore and discuss a potential strategic transaction with each of Company A and Company B.

On March 24, 2025, BNCC entered into a mutual nondisclosure agreement with Company B, which included non-solicitation provisions with respect to each party’s employees, contractors and customers and a mutual two-year standstill provision that permitted the parties to make confidential, non-public proposals directly to the board of directors of the other party and did not include a provision prohibiting either party from requesting an amendment or waiver of the standstill. Following the parties’ entrance into the non-disclosure agreement, the parties exchanged valuation-related information related to BNCC and Company B in connection with Company B determining an exchange ratio for a merger of equals.

On April 10, 2025, the financial advisor to Company A sent a non-binding letter of intent to a representative of Kent Financial for a proposed acquisition of all outstanding shares of BNCC Common Stock for cash consideration of $93.7 million or approximately $26.60 per share of BNCC Common Stock.

On April 16, 2025, the Strategic Committee met by videoconference with representatives of Kent Financial and Fredrikson in attendance. The Strategic Committee reviewed the terms of the proposal received from Company A and Kent Financial’s analysis thereof, and discussed the improvement of its financial terms that would be required in order for the Strategic Committee to advise the BNCC Board to pursue a transaction with Company A. The Strategic Committee also reviewed Kent Financial’s financial analyses with respect to a potential merger of equals with Company B. Following this discussion, the Strategic Committee directed Mr. Vekich and the representative of Kent Financial to hold another meeting with representatives of Company B to attempt to negotiate terms more favorable to BNCC and the BNCC stockholders before communicating the rejection of Company A’s proposal.

On April 24, 2025, the Strategic Committee met by videoconference with representatives of Fredrikson and Kent Financial in attendance to further discuss the proposal from Company A, the plan for continued discussions with Company A, including the determination of the Strategic Committee that it would not recommend that BNCC enter into a definitive agreement with Company A unless it improved the financial terms of its proposal and the outlook for material improvement in Company A’s proposal. The Strategic Committee further discussed the status of discussions with Company B.

Following this meeting and prior to May 13, 2025, additional conversations took place between representatives of BNCC and representatives of Company A regarding the financial terms of Company A’s proposal.

During the conversations in this period, Company A indicated it would not improve the financial terms of its proposal.

On May 13, 2025, a joint meeting of the Strategic Committee and the BNCC Board was held with representatives of Fredrikson, Kent Financial and Kaplan Strangis in attendance. The Strategic Committee and the BNCC Board reviewed the status of Company A’s proposal, and the Strategic Committee recommended that the BNCC Board reject the proposal. Taking into consideration this recommendation and the advice of their legal and financial advisors, the BNCC Board determined that the proposal was not in the best interests of BNCC stockholders and unanimously voted to reject Company A’s proposal.

On May 15, 2025, Mr. Vekich sent a letter to Company A indicating that the BNCC Board had determined not to pursue a transaction with Company A on the terms it had proposed. Following the meeting, Mr. Vekich communicated to Company A that BNCC was not willing to pursue a transaction with Company A, was terminating negotiations, and requested that Company A destroy all confidential information provided by BNCC to Company A. No additional discussions were held with Company A regarding a potential transaction following such date.

On May 16, 2025, the financial advisor to Company B submitted an indication of interest to Mr. Vekich and a representative of Kent Financial for a proposed merger of equals between BNCC and Company B, with Company B surviving the merger and BNCC stockholders receiving as transaction consideration (i) publicly traded stock of Company B valued at approximately $75.6 million and (ii) a cash dividend from BNCC of approximately $21.7 million, for a combined valuation of BNCC of approximately $97.3 million (or approximately $27.60 per share of BNCC Common Stock). Following this discussion, the Strategic Committee directed Mr. Vekich and Fredrikson to prepare a posed response to Company B’s proposal for its review.

On May 22, 2025, the Strategic Committee met by videoconference with representatives of Kent Financial and Fredrikson in attendance. The Strategic Committee reviewed the implied valuation of BNCC from the Company B proposal and certain legal, accounting and tax terms of the proposal received from Company B.

On May 23, 2025, BNCC received a due diligence request list from Company B and began the process of providing due diligence materials for Company B’s review.

On June 4, 2025, the Strategic Committee held a meeting by videoconference, with representatives of Fredrikson and Kent Financial in attendance, to further discuss the terms of the proposal received from Company B. The Strategic Committee focused on the projections for BNCC’s future performance used by Company B in reaching its proposed exchange ratio, and noted that those projections were significantly lower than BNCC’s preliminary internal projections prepared in the ordinary course, and that such difference was an important driver in the valuation disparity between Company B’s proposal and BNCC’s expected valuation.

On June 9, 2025, the Strategic Committee held a meeting by videoconference with representatives of Fredrikson and Kent Financial in attendance. The Strategic Committee reviewed a proposed response to the indication of interest from Company B, including a proposal for an all stock transaction with an exchange ratio more favorable to BNCC, providing for a fully tax-free reorganization instead of a partially taxable transaction. The Strategic Committee directed Fredrikson to revise the proposed response based on its feedback.

On June 14, 2025, the Strategic Committee met by videoconference, with representatives of Fredrikson and Kent Financial in attendance, to review and approve a revised draft of the response to Company B’s indication of interest that had been prepared by Fredrikson based on input from the Strategic Committee. Following the meeting, BNCC’s response to Company B’s indication of interest was submitted to Company B, providing for an all-stock transaction. Throughout the negotiations with Company B, the parties’ proposals kept the BNCC valuation of approximately $97.3 million (or approximately $27.60 per share of BNCC Common Stock), with BNCC and Company B negotiating whether the transaction consideration would be all stock or a combination of Company B stock and cash paid through a BNCC dividend.

On June 20, 2025, Mr. Palmer met by telephone with the Chief Executive Officer of Company B. They discussed the potential merger of equals between Company B and BNCC, including BNCC’s proposal for an all-stock transaction. Other material transaction terms were not discussed. Mr. Palmer relayed the content of the conversation to the Strategic Committee and BNCC’s advisors.

On July 7, 2025, BNCC received a revised indication of interest from Company B that incorporated some of the changes proposed by BNCC but did not provide a share exchange ratio that the Strategic Committee considered congruous with BNCC’s financial contribution to the proposed merger.

On July 8, 2025, the BNCC Board met by videoconference with representatives of Fredrikson, Kaplan Strangis and Kent Financial in attendance, to review the terms of the revised indication of interest received from Company B. After discussion, the BNCC Board determined that the revised proposal did not represent fair value to BNCC stockholders. As a result, the BNCC Board determined that it was not worth the investment of additional time and expenses to continue to pursue a transaction with Company B on the terms that had been proposed. Following the meeting, Mr. Vekich communicated to Company B that BNCC was not willing to pursue a transaction with Company B, was terminating negotiations, and requested that Company B destroy all confidential information provided by BNCC to Company B. No additional discussions were had with Company B regarding the proposed merger following such date.

Following the July 8, 2025, BNCC Board meeting and termination of negotiations with Company B, the Strategic Committee remained open to evaluating potential transactions, but the BNCC Board put on hold the active outreach process in light of the fact that BNCC representatives had contacted all of the most likely strategic partners and the process had resulted in only unsatisfactory proposals from the two most interested potential counterparties, Company A and Company B. Representatives of BNCC had contacted a total of 13 potentially interested transaction counterparties identified by Kent Financial and BNCC, based on their respective expertise and market knowledge, as the parties most likely to be interested in an acquisition of or other strategic combination with BNCC, including Company A and Company B, as part of the active outreach process.

On October 22, 2025, Moelis & Co. (“Moelis”), financial advisor to OppFi, contacted Daniel Collins, BNCC’s Chief Executive Officer, to communicate that Moelis represented a publicly traded consumer lender, which was not identified to BNCC at this time, that was interested in exploring a potential acquisition of BNCC. Mr. Collins updated Mr. Vekich with respect to this conversation with Moelis. Mr. Vekich then relayed the update to the Strategic Committee, which directed that a representative of Kent Financial contact Moelis for further discussion.

On October 23, 2025, representatives of Kent Financial and of Moelis discussed a potential transaction between OppFi and BNCC, and Moelis identified OppFi as the potential acquirer. Moelis provided an overview of OppFi and indicated that OppFi was interested in acquiring a chartered bank to expand its fintech offerings. Moelis identified BNCC as a potential target based on BNCC’s size, business activities and strong fundamentals in addition to its national bank charter.

On November 13, 2025, representatives of Fredrikson were introduced to in-house counsel at OppFi to begin counsel-to-counsel negotiation of a nondisclosure agreement. Negotiations continued until BNCC and OppFi executed the nondisclosure agreement on December 4, 2025. The nondisclosure agreement included non-solicitation provisions with respect to BNCC’s customers, directors, officers and employees and a two-year standstill provision that permitted OppFi to make confidential, non-public proposals directly to the BNCC Board and did not include a provision prohibiting OppFi from requesting an amendment or waiver of the standstill.

On December 9, 2025, a representative of Kent Financial met in person in Chicago with a representative of Moelis. On December 10, 2025, Mr. Vekich met in person in Chicago with David Vennettilli, a member of the OppFi Board. The parties engaged in high-level discussions during both meetings regarding a potential transaction, including in relation to the strategic rationale for the potential combination. Material transaction terms, including the potential amount and form of merger consideration, were not discussed.

On December 15, 2025, Todd Schwartz, Chief Executive Officer of OppFi, sent to Mr. Vekich a draft letter of intent with proposed terms under which OppFi would acquire BNCC, which draft letter of intent provided for consideration of approximately $130 million (or approximately $37.23 per share of BNCC Common Stock), to be paid 50% in cash and 50% in shares of OppFi Class A Common Stock. The draft letter of intent also proposed a 90-day exclusivity period.

On December 16, 2025, the Strategic Committee met with representatives of Fredrikson and Kent Financial in attendance. The Strategic Committee reviewed the terms of the OppFi proposal contained in the draft letter of intent. The Strategic Committee also reviewed Kent Financial’s financial analysis of the OppFi proposal. Representatives of Kent Financial and of Fredrikson led the Strategic Committee through a review of OppFi’s business, the current regulatory environment for approval of an acquisition of BNCC by OppFi as a fintech company, and the terms and status of a similar transaction that had recently been announced. The Strategic Committee approved continued negotiations with OppFi regarding a potential transaction and authorized Mr. Vekich to engage in continued discussion with Moelis. Following the meeting, Mr. Vekich and a representative of Kent Financial met with Mr. Vennettilli and a representative of Moelis regarding the proposed letter of intent to discuss OppFi’s proposal, including the proposed letter of intent. At such meeting, Mr. Vekich conveyed that BNCC would require OppFi to increase its proposed consideration in order for BNCC to pursue the potential transaction.

On December 18, 2025, Moelis sent a revised draft letter of intent to Kent Financial, proposing a 60-day exclusivity period.

On December 19, 2025, BNCC provided Moelis a mark-up to the draft letter of intent that included a request to increase the proposed price but did not specify a new per share amount. Later that day, representatives of Kent Financial contacted representatives of Moelis and requested that OppFi increase its proposed price to $40.00 per share of BNCC Common Stock.

Also on December 19, 2025, Moelis sent a revised draft letter of intent to Kent Financial, reflecting an increased proposed price of approximately $137 million (or approximately $38.75 per share of BNCC Common Stock), which constituted a 25% premium to the 30-day volume-weighted average price of the BNCC Common Stock on the OTCQX as of December 12, 2025.

On December 22, 2025, the BNCC Board held a meeting at which it reviewed the terms of the December 18, 2025 proposal received from OppFi with representatives of Fredrikson, Kaplan Strangis and Kent Financial in attendance. Mr. Vekich began the meeting by providing an overview of the initial discussions and negotiations with OppFi and its advisors, the terms of the negotiated letter of intent, and the planned timing for the process if the BNCC Board determined it would pursue a transaction with OppFi. A representative of Kent Financial then provided an overview of the OppFi proposal, OppFi’s business and OppFi’s financial and stock performance, together with Kent Financial’s other financial analyses of OppFi’s December 18, 2025 proposal. A representative of Fredrikson next provided an overview of the draft letter of intent that had been negotiated with OppFi and reviewed the primary terms that would need to be negotiated in the definitive merger agreement, transaction structure and voting agreements that would be required of certain BNCC stockholders. The BNCC Board and BNCC’s advisors also discussed the reverse due diligence review of OppFi that would need to be conducted to evaluate the OppFi stock consideration that would be received by BNCC stockholders. Following discussion, the BNCC Board authorized Mr. Vekich to negotiate final terms of the letter of intent with OppFi and, once negotiated to the satisfaction of Mr. Vekich, to execute the letter of intent on behalf of BNCC and begin the 60-day exclusivity period.

Also on December 22, 2025, the parties exchanged finalizing revisions to the letter of intent, and Mr. Vekich and Mr. Schwartz executed the finalized letter of intent on behalf of BNCC and OppFi, respectively, which provided for transaction consideration of approximately $38.75 per share of BNCC Common Stock and a resulting valuation for BNCC of approximately $137 million in the aggregate.

On December 23, 2025, OppFi sent a due diligence request list to Mr. Vekich and BNCC’s management. BNCC began populating an electronic datasite, and OppFi and its advisors were granted access to the electronic datasite in early January 2026.

On January 20, 2026, representatives of Fredrikson held an initial legal issues call with representatives of Sidley, during which legal counsels to the parties discussed the process for preparing an initial draft of the merger agreement for the proposed transaction, the process for legal due diligence review, additional legal documents, regulatory matters and the timeline to signing and closing of the proposed transaction.

On January 23, 2026, BNCC and OppFi entered into an amended and restated nondisclosure agreement that provided mutual confidentiality provisions to allow OppFi to provide due diligence materials to BNCC to facilitate BNCC’s evaluation of OppFi’s business in relation to the stock consideration to be received by the BNCC stockholders in the proposed transaction. The amended and restated nondisclosure agreement also made the two-year standstill agreement included in the initial nondisclosure agreement mutual.

Between late January 2026 and early February 2026, management of BNCC and OppFi, together with representatives of Fredrikson, Sidley, Kent Financial and Moelis participated in various due diligence calls during which members of BNCC’s management answered questions regarding BNCC.

On January 30, 2026, members of BNCC’s management and representatives of Fredrikson and Sidley had a conference call during which certain bank regulatory matters related to BNCC were discussed.

On January 31, 2026, BNCC’s management shared the Prospective Financial Information for BNCC to OppFi.

On February 11, 2026, Sidley circulated an initial draft of the merger agreement to Fredrikson. The initial draft of the merger agreement did not include the exchange ratio or the amount of cash consideration, subject to additional calculations of outstanding shares and similar items necessary to implement the financial terms agreed in principle in the letter of intent executed by the parties. Thereafter, and continuing through April 28, 2026, the parties and their counsel negotiated the terms of the merger agreement, reflecting discussions between the parties regarding transaction terms. In addition, during this time, BNCC’s management and BNCC’s financial, legal and accounting advisors conducted reverse diligence on OppFi, while OppFi and its advisors continued their diligence review of BNCC.

On February 19, 2026, Fredrikson distributed to members of the Strategic Committee a summary of the terms of the draft merger agreement and the primary items open for negotiation, including the treatment of BNCC’s outstanding trust preferred securities, OppFi’s financing of the transaction and closing conditions for the transaction.

Also on February 19, 2026, the BNCC Board held a meeting via videoconference, with representatives of Fredrikson, Kaplan Strangis and Kent Financial in attendance, to review the terms of the draft merger agreement.

On February 20, 2026, the exclusivity period under the letter of intent between OppFi and BNCC expired and was not extended.

On February 24, 2026, BNCC entered into an engagement letter with Piper Sandler & Co. (“Piper Sandler”), pursuant to which Piper Sandler was engaged to evaluate the fairness to the BNCC stockholders, from a financial point of view, of the consideration to be received by the BNCC stockholders under the merger agreement. The Strategic Committee selected Piper Sandler to serve as BNCC’s financial advisor based on Piper Sandler’s expertise in the banking and financial services industry.

On February 25, 2026, Fredrikson sent to Sidley an updated version of the merger agreement that addressed structure and regulatory matters and revised the representations and warranties, operating covenants and termination fees, among other things.

Also on February 25, 2026, Sidley sent to Fredrikson OppFi’s then-current draft plan for implementation of the Corporate Simplification. The details of the Corporate Simplification were discussed during a number of additional meetings and calls between the parties in relation to tax treatment of the Merger and the structuring of the Transaction.

On February 26, 2026, representatives of Fredrikson and representatives of Sidley met telephonically to discuss open issues in the merger agreement.

On February 28, 2026, Moelis sent to Mr. Vekich and a representative of Kent Financial a proposed supplement to the draft merger agreement, outlining numerous additional financial covenants to which BNCC would be held under the merger agreement, and providing for a price per share of $19.375 and an exchange ratio of 1.90.

On March 1, 2026, the BNCC Board held a meeting via videoconference, with members of management and representatives of Fredrikson, Kent Financial and Kaplan Strangis in attendance, during which the BNCC Board reviewed various matters relating to the proposed transaction with OppFi, including the status of the merger agreement and the negotiation of key terms such as pricing formula options, price protections for stockholders, financial covenants, and termination fees. The BNCC Board also reviewed progress on due diligence and reverse due diligence, negotiations regarding employment matters, OppFi’s engagement of a regulatory consultant, and the proposed engagement of a public relations consultant by BNCC.

During early March, with the approval of the Strategic Committee, representatives of BNCC and OppFi began discussions regarding employment terms for BNCC’s officers and other employees following the proposed transaction, including treatment of existing employment agreements between BNCC and certain of its officers, retention bonuses, employment levels for employees, and benefit plan participation for employees. These topics were discussed during numerous calls between BNCC and OppFi.

On March 1, 2026, Mr. Vekich sent to OppFi a response on each of the financial terms proposed by Moelis on February 22, 2026, agreeing to the $19.375 price per share and the 1.90 exchange ratio, and proposing to reduce the financial covenants to a single minimum tangible common equity benchmark. The term sheet also included proposals regarding termination fees for the transaction and the assumption of BNCC’s trust preferred securities by OppFi.

On March 3, 2026, Sidley circulated to Fredrikson drafts of term sheets that would provide the terms of employment agreements to be entered into by BNCC and Mr. Collins, Mr. Currie, Mr. Scott, Ms. Cleveland and certain other members of BNCC management, respectively, which would govern the terms of employment of such members of management following OppFi’s proposed acquisition of BNCC. After receipt, with the consent of the Strategic Committee and the oversight of Mr. Vekich, certain BNCC executive officers began the negotiation of the terms of their employment agreements directly with OppFi.

On March 3, 2026, Sidley circulated a revised draft of the merger agreement to Fredrikson that incorporated provisions for the Bank Merger and other revisions responding to BNCC’s draft of the merger agreement that had been circulated by Fredrikson on February 25, 2026.

On March 4, 2026, Sidley circulated a second revised draft of the merger agreement to Fredrikson that incorporated revised financial covenants in the form of four key capital benchmarks.

On March 4, 2026, representatives of BNCC, Fredrikson, OppFi and Sidley held a teleconference with Klaros Advisors, LLC (“Klaros”), a firm engaged by OppFi to provide regulatory guidance to OppFi with respect to the regulatory approvals that would be required to complete the proposed transaction. The parties discussed regulatory matters related to the proposed transaction, including the expected timeline for obtaining such regulatory approvals.

On March 5, 2026, the BNCC Board held a meeting via videoconference, with representatives of Fredrikson, Kent Financial and Kaplan Strangis in attendance. At this meeting, the BNCC Board reviewed various items relating to the proposed transaction with OppFi, including the recent meeting with Klaros and the plans for regulatory filings for the proposed transaction, discussions with OppFi regarding employee matters and the status of negotiations on certain terms of the merger agreement. The BNCC Board also reviewed updated financial modeling for BNCC.

On March 6, 2026, the BNCC Board held a meeting via videoconference, with members of management and representatives of Piper Sandler, Fredrikson, Kent Financial and Kaplan Strangis in attendance, during which the BNCC Board reviewed the progress regarding the fairness opinion from Piper Sandler, discussed the status of due diligence and reverse due diligence and discussed open legal and business points for negotiation in the merger agreement.

On March 7, 2026, Sidley circulated to Fredrikson a draft of the proposed voting agreement to be entered into by certain BNCC stockholders to require such stockholders to vote in favor of the proposed transaction, not take action with respect to certain alternative transactions that may arise. The letter of intent provided for lock-up terms applicable to all BNCC stockholders, requiring such stockholders to hold the shares of OppFi Class A Common Stock received in the proposed transaction for certain periods up to and following the closing of the proposed transaction. However, only certain BNCC stockholders ultimately executed Voting Agreements because BNCC and OppFi determined it would not be feasible to obtain voting agreements from all BNCC stockholders as a result of BNCC Common Stock being publicly traded on the OTCQX. In the ensuing weeks, Sidley and Fredrikson exchanged drafts of the voting agreement to finalize its terms.

Also on March 7, 2026, Sidley circulated drafts of employment agreements for Mr. Collins, Mr. Currie, Ms. Cleveland and certain other members of BNC’s management.

Also on March 7, 2026, representatives of OppFi, BNCC, Fredrikson, Sidley, Piper Sandler, Moelis and Kent Financial held a reverse due diligence call, during which members of OppFi’s management answered questions regarding OppFi.

On March 8, 2026, the BNCC Board held a meeting via videoconference, with members of management and representatives of Fredrikson, Kent Financial and Kaplan Strangis in attendance, during which the BNCC Board discussed the status of negotiations with OppFi regarding employee matters.

On March 10, 2026, representatives of OppFi, BNCC, Fredrikson, Sidley, Piper Sandler, Moelis, Kent Financial and CliftonLarsonAllen LLP, BNCC’s audit firm (“CLA”), held a reverse due diligence call, during which members of OppFi’s management answered additional questions regarding OppFi.

On March 11, 2026, the BNCC Board held a meeting via videoconference, with members of management and representatives of Fredrikson, Kent Financial and Kaplan Strangis in attendance. The BNCC Board discussed the progress on reverse due diligence and Piper Sandler’s work on the fairness opinion. The BNCC Board also discussed recent meetings between OppFi’s and BNCC’s management regarding regulatory matters and BNCC employee compensation and transition matters. The BNCC Board also reviewed the status of open items for the merger agreement, including, among other things, capital benchmarks and termination fees.

On March 12, 2026, representatives of Fredrikson and representatives of Sidley met telephonically to discuss open issues in the merger agreement.

On March 14, 2026, the BNCC Board held a meeting via videoconference, with members of management and representatives of Fredrikson, Kent Financial and Kaplan Strangis in attendance, during which the BNCC Board reviewed Piper Sandler’s progress on the fairness opinion, the status of certain due diligence and reverse due diligence matters and the status of negotiations regarding employment matters. The BNCC Board also discussed open matters for the merger agreement, including, among other things, capital benchmarks and financial covenants, as well as additional comments received from Sidley on the draft voting agreement.

On March 18, 2026, the BNCC Board held a meeting via videoconference, with representatives of Fredrikson, Kent Financial and Kaplan Strangis in attendance, during which the BNCC Board discussed questions on the draft voting agreement and reviewed the status of certain due diligence and reverse due diligence matters and negotiations regarding employee matters. The BNCC Board also discussed open matters for the merger agreement, including tax treatment protections, capital benchmarks and termination fees.

On March 22, 2026, Sidley circulated revised draft employment agreements for Mr. Collins, Mr. Currie and Ms. Cleveland, as well as draft employment agreements for Mr. Scott and certain additional members of BNC’s management to Fredrikson.

On March 23, 2026, representatives of Fredrikson and representatives of Sidley met telephonically to discuss certain due diligence matters.

On March 24, 2026, the BNCC Board held a meeting via videoconference, with members of management and representatives of Fredrikson, Kent Financial and Kaplan Strangis in attendance, during which the BNCC Board discussed proposed revisions to the merger agreement regarding tax treatment protections, termination fees and capital benchmarks. Among other things, the BNCC Board also reviewed the status of the draft voting agreement, negotiations of employment agreements for members of senior management and discussions around employee retention payments.

On March 25, 2026, Fredrikson circulated to Sidley revised language for the merger agreement regarding tax treatment protections, revised capital benchmarks and termination fees.

On March 27, 2026, a telephonic meeting was held among representatives from BNCC, OppFi, Fredrikson, Kaplan Strangis, Sidley, Moelis and Kent Financial to address the timeline for completing negotiations and executing the merger agreement, open matters for negotiation and certain due diligence matters.

On March 28, 2026, Sidley circulated to Fredrikson a revised draft of the merger agreement providing for, among other things, the removal of the Tier 1 leverage ratio capital benchmark and incorporation of a termination fee payable by OppFi.

On March 29, 2026, the BNCC Board held an executive session via videoconference with representatives of Fredrikson, Kent Financial and Kaplan Strangis to discuss the status of the merger agreement, the fairness opinion and various other logistical matters for the proposed transaction.

On April 2, 2026, the BNCC Board held a telephonic meeting, with members of management and representatives of Fredrikson, Kent Financial, Kaplan Strangis and CLA in attendance, during which the BNCC Board reviewed open matters relating to capital benchmarks, tax treatment, termination fees and transaction financing, as well as administrative and logistical matters for the proposed transaction and the status of negotiations of employment agreements with senior management.

On April 3, 2026, Fredrikson circulated to Sidley a revised draft of the merger agreement which addressed, among other things, a proposed exchange ratio adjustment mechanism in order to protect the proposed transaction’s status as a tax-free reorganization, changes to the capital benchmark calculation methodology, an alternative capital benchmark dispute resolution process and certain closing conditions and corresponding termination fee provisions.

On April 5, 2026, Fredrikson sent to Sidley a supplement to the previously circulated draft of the merger agreement, incorporating an additional change to the calculation of the common equity Tier 1 capital ratio.

Beginning on April 6, 2026, the parties scheduled daily morning update calls among the transaction principals, including Mr. Vennettilli, Mr. Vekich, Mr. Collins and representatives of Sidley, Fredrikson, Kaplan Strangis, Moelis, Kent Financial and CLA, which calls were held nearly every business day through execution of the Merger Agreement and during which the principals discussed the primary negotiation topics to be addressed by the parties and administrative items to be handled by the parties to the proposed transaction, such as open due diligence requests.

On April 6, 2026, the BNCC Board held a meeting by videoconference at which representatives of Fredrikson, Kaplan Strangis, Kent Financial and CLA were in attendance. A representative of Fredrikson reviewed with the BNCC Board the requirements for the proposed transaction to qualify as a tax-free reorganization and issues around valuation of the respective stock and cash components of the merger consideration that could prevent the desired tax treatment. Representatives of Fredrikson also reviewed with the BNCC Board the primary remaining open items for negotiation with respect to the merger agreement, which included termination rights, termination fees, capital requirements for closing and employee compensation and retention matters. Mr. Vekich led a discussion of expected transaction fees.

On April 6, 2026, representatives of Fredrikson and representatives of Sidley met telephonically to discuss open issues in the merger agreement.

On April 8, 2026, Sidley circulated to Fredrikson a revised draft of the merger agreement providing for, among other things, the removal of the exchange ratio adjustment mechanism that was meant to address tax treatment, the capital benchmark dispute resolution process, certain closing conditions and corresponding termination fee provisions regarding the same, and making further changes to the calculation of the capital benchmarks.

On April 11, 2026, Sidley circulated to Fredrikson a revised draft of the merger agreement incorporating revisions regarding the treatment of BNCC’s deferred compensation plans as had been discussed by the parties.

On April 14, 2026, representatives of Fredrikson and representatives of Sidley met telephonically to discuss open issues in the merger agreement.

On April 16, 2026, representatives of Fredrikson, Sidley and CLA met telephonically to discuss certain due diligence items.

Also on April 16, 2026, Fredrikson circulated to Sidley a revised draft of the merger agreement providing for, among other things, the reinsertion of the capital benchmark dispute resolution mechanism, certain closing conditions and corresponding termination fee provisions.

On April 17, 2026, the BNCC Board held a meeting by video conference with representatives of Fredrikson, Kaplan Strangis and Kent Financial in attendance. A representative of Fredrikson walked the BNCC Board through the primary remaining open items in the merger agreement, including the ability of the transaction to qualify as a tax free reorganization, capital requirements at closing, regulatory requirements for closing and related timing matters and employment and retention matters.

On April 19, 2026, Sidley circulated to Fredrikson a revised draft of the merger agreement providing for, among other things, an alternative dispute resolution mechanism relating to the capital benchmarks, removing certain closing conditions and corresponding termination fee provisions.

On April 20 and 21, 2026, representatives of Fredrikson, Kaplan Strangis and Sidley met telephonically to discuss open issues in the merger agreement.

On April 21, Sidley circulated to Fredrikson revised drafts of the employment agreements for Mr. Currie, Ms. Cleveland and Mr. Scott.

On April 22, 2026, Fredrikson circulated to Sidley a revised draft of the merger agreement incorporating, among other things, further revisions regarding the treatment of BNCC’s deferred compensation plans and the capital benchmark dispute resolution process.

Also on April 22, 2026, representatives of Fredrikson, Kaplan Strangis and Sidley met telephonically to discuss open issues in the merger agreement.

Between April 24 and 28, 2026, Sidley and Fredrikson exchanged several revised drafts of the merger agreement, incorporating finalizing changes and met telephonically to discuss the same. Sidley also provided to Fredrikson final versions of the employment agreements for Mr. Collins, Mr. Currie, Ms. Cleveland and Mr. Scott.

On April 26, 2026, the BNCC Board held a meeting via videoconference, at which members of management and representatives of Fredrikson, Kent Financial, Kaplan Strangis and Piper Sandler were in attendance. At the meeting, Piper Sandler reviewed its financial analysis and draft conclusions regarding the fairness opinion. Among other things, the BNCC Board also reviewed additional financial analysis from Kent Financial and discussed final open matters for the merger agreement.

On April 28, 2026, the BNCC Board held a meeting by videoconference, at which members of management and representatives of Kent Financial, Piper Sandler, Fredrikson and Kaplan Strangis were in attendance. At the meeting, Piper Sandler again reviewed its financial analysis and rendered to the BNCC Board an opinion to the effect that, as of such date and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Piper Sandler in connection with the preparation of its opinion, the Merger Consideration to be received by the holders of BNCC Common Stock was fair, from a financial point of view, to such holders. See the section entitled “—Opinion of BNCC’s Financial Advisor” and Annex C. Representatives of Fredrikson provided an update on the terms of the merger agreement and the Transaction that would be completed pursuant to its terms. At the conclusion of the discussion, the members of the BNCC Board unanimously adopted and approved the Merger Agreement and the Transaction and recommended the adoption of the Merger Agreement by the BNCC stockholders. For further information concerning the factors considered by the BNCC Board in reaching its decision to adopt and approve the Merger Agreement and the Transaction, see the section entitled “—BNCC’s Reasons for the Transaction and Recommendation of the BNCC Board of Directors.”

Following the conclusion of the meeting of the BNCC Board, during the evening of April 28, 2026, representatives of BNCC and OppFi executed the Merger Agreement, certain stockholders of BNCC executed the Voting Agreements, and certain BNCC executive officers and BNC senior officers executed their employment agreements.

On April 29, 2026, each of BNCC and OppFi issued a press release announcing the execution of the Merger Agreement and the proposed terms of the Transaction, including the Corporate Simplification.

BNCC’s Reasons for the Transaction and Recommendation of the BNCC Board of Directors

In reaching its decision to adopt and approve the Merger Agreement, including the Transaction to be completed thereunder, and to recommend that its stockholders adopt the Merger Agreement, the BNCC Board evaluated the Transaction in consultation with BNCC’s management, as well as BNCC’s financial and legal advisors, and considered a number of factors, including the following material factors:

•	its knowledge of BNCC’s business, operations, financial condition, asset quality, earnings, history and prospects, both as an independent organization and as a part of a combined company with OppFi;

•

the belief that OppFi’s business and operations complement those of BNCC, and that the Transaction would create synergies between BNCC’s nationally chartered bank and diversified banking infrastructure and OppFi’s digital financial platform;

•

the belief that OppFi’s earnings and prospects, and the synergies potentially available in the Transaction, would significantly improve the combined company’s market position, increase scale to enhance efficiencies and leverage OppFi’s technology platform, and provide greater revenue growth opportunities and diversification, which would potentially create superior future earnings and prospects for the combined company compared to BNCC’s earnings and prospects on a standalone basis;

•

the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environment, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from banks, non-bank financial institutions and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on BNCC’s potential growth, development, productivity and strategic options both with and without the Transaction;

•

the BNCC Board’s review and discussions with BNCC’s senior management and BNCC’s legal and financial advisors concerning BNCC’s due diligence examination of OppFi and review of OppFi’s business and future prospects;

•

the nature of the consideration to be received by BNCC’s stockholders, which is in the form of Cash Consideration and Stock Consideration that offers BNCC stockholders both a level of liquidity and the opportunity to participate as OppFi stockholders in the future earnings and performance of the combined company;

•

the belief, based on its due diligence, that OppFi’s business had the capacity to deliver strong operating results after the Transaction, and the judgment of the BNCC Board to secure OppFi’s agreement on a fixed exchange ratio so that BNCC stockholders could benefit from the significant upside potential in the price of OppFi Class A Common Stock;

•

that BNCC stockholders will receive freely tradable shares of OppFi Class A Common Stock, to be listed on the NYSE, as Stock Consideration (subject to the terms of the Voting Agreements applicable to the stockholders who are party thereto), so that the Transaction would provide materially better liquidity for BNCC stockholders in comparison to BNCC Common Stock’s current listing on the OTCQX;

•	the historical performance of each of BNCC Common Stock and OppFi Class A Common Stock;

•	the financial analyses conducted by Kent Financial in relation to OppFi’s proposal;

•

the financial presentation of BNCC’s financial advisor, Piper Sandler, to the BNCC Board on April 26, 2026, and April 28, 2026, and the opinion of Piper Sandler delivered to the BNCC Board on April 28, 2026, to the effect that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review set forth in such opinion, the consideration to be received by the holders of BNCC Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as further described under “The Transaction—Opinion of BNCC’s Financial Advisor;”

•

the BNCC Board’s assessment, grounded in decades of bank management experience and a deep understanding of BNCC’s business, of BNCC’s operating environment and BNCC’s standalone prospects and the opportunities, risks and challenges presented thereby, including an understanding of the investment of time and resources required for BNCC’s business to continue to compete on a standalone basis and the potential returns on such investment as compared to the potential returns available in leveraging the scale, technological capabilities and capital resources of OppFi in a strategic transaction;

•

the BNCC Board’s thorough analysis and consideration of the available alternatives for BNCC over an extended period of time, including the negotiation of two potential transactions that did not ultimately lead to a proposal that the BNCC Board considered to offer favorable financial terms to the BNCC stockholders, a review of other potential strategic partners and affirmative outreach to 13 such potential strategic partners, and a thoughtful evaluation and testing of BNCC’s standalone plan;

•

the fact that, in a consolidating industry, institutions with an interest in merging with or acquiring another institution typically make that interest known, and BNCC had not received any unsolicited proposal, other than the offer from OppFi, that the BNCC Board had considered to be worth pursuing;

•

the attractiveness and strategic fit of OppFi as a potential transaction partner, the low likelihood of an actionable alternative transaction emerging on terms and conditions, including with respect to certainty of consummation, as beneficial to BNCC as the terms of the Transaction (taking into account the proactive marketing process that BNCC had undertaken), and that the provisions of the Merger Agreement give BNCC certain rights to pursue certain bona fide unsolicited acquisition proposals made before the BNCC stockholders adopt the Merger Agreement;

•

the leadership of the BNCC Board throughout the negotiations with OppFi as a result of a process specifically designed to ensure that members of the BNCC Board with substantial deal experience were integrally involved in negotiating the key transaction terms;

•

the regulatory and other approvals required in connection with the Transaction, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluations of those factors, and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions;

•	information and discussion regarding OppFi’s business, results of operations, financial and market position, and future earnings and prospects, including review with BNCC’s financial advisor;

•

the intention for the Merger to qualify as a tax-free reorganization for U.S. federal income tax purposes, and therefore, the portion of the Merger Consideration paid in the form of OppFi Class A Common Stock is expected to be tax-free to BNCC stockholders for U.S. federal income tax purposes;

•	the effects of the Transaction on BNCC’s employees, including the prospects for continued employment in a larger organization;

•

the BNCC Board’s review with BNCC’s legal counsel of the material terms of the Merger Agreement, including the representations, covenants, deal protection and termination provisions and fee, tax treatment and closing conditions; and

•

that the Transaction would be subject to the approval of BNCC’s stockholders, and that such stockholders would be free to evaluate the Transaction and vote for or against the Merger Proposal at the Special Meeting.

The BNCC Board also considered potential risks related to the Transaction but concluded that the anticipated benefits of the Merger were likely to outweigh these risks. These potential risks include the following material risks, which are not presented in order of priority:

•

the potential for a decline in the value of OppFi Class A Common Stock, whether before or after consummation of the Transaction, reducing the value of Stock Consideration received by BNCC stockholders;

•	the lack of control of the BNCC Board, BNCC’s management and stockholders of BNCC over future operations and strategy of the combined company as compared to remaining independent;

•

the nature of the regulatory and other approvals required in connection with the Transaction and the risk that such regulatory approvals may not be received in a timely manner or at all or may contain unacceptable conditions, including a Burdensome Condition;

•	the possibility of encountering difficulties in achieving anticipated synergies and benefits in the amounts estimated or in the timeframe contemplated;

•	the comparatively higher risk profile of OppFi’s business in financial technology in comparison to BNCC’s operation as a traditional bank holding company;

•

the costs to be incurred in connection with the Transaction and the integration of OppFi’s and BNCC’s businesses, and the possibility that the Transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events, particularly given the transformational nature of the Transaction for OppFi;

•

the possibility that the anticipated benefits of the Transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of general economic and market conditions and competitive factors;

•	the risk of losing key BNCC or OppFi employees or customers during the pendency of the Transaction and thereafter;

•	the possible diversion of BNCC’s management’s attention and resources from the operation of BNCC’s business towards the completion of the Transaction and the integration of the two companies;

•

the restrictions on the conduct of BNCC’s business during the period between execution of the Merger Agreement and the consummation of the Transaction, which could potentially delay or prevent BNCC from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the Transaction;

•	the potential effect of the Transaction on BNCC’s overall business, including its relationships with customers, employees, suppliers and regulators;

•

the fact that the Merger Agreement contains certain restrictions on the ability of BNCC to solicit proposals for alternative transactions and limits BNCC’s ability to engage in discussions regarding such proposals;

•	the potential for litigation by BNCC stockholders in connection with the Transaction, which could result in distraction and expense;

•

the interests of certain of BNCC’s directors and executive officers in the Transaction that are different from, or in addition to, their interests as BNCC stockholders, which are further described in the section of this proxy statement/prospectus entitled “The Transaction—Interests of BNCC’s Directors and Executive Officers;” and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

This discussion of the information and factors considered by the BNCC Board includes the material factors considered by the BNCC Board, but it is not intended to be exhaustive and may not include all the factors considered by the BNCC Board. In view of the wide variety of factors considered, and the complexity of these matters, the BNCC Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the Merger Agreement and to recommend that BNCC stockholders vote in favor of the Merger Proposal. Rather, the BNCC Board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with BNCC’s management and its financial and legal advisors. In addition, individual members of the BNCC Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the BNCC Board and the other information presented in this section is forward-looking in nature and, therefore, such explanation and other information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the BNCC Board unanimously recommends that the BNCC stockholders vote “FOR” the Merger Proposal.

Interests of BNCC’s Directors and Executive Officers

In considering the recommendation of the BNCC Board that BNCC stockholders vote “FOR” the Merger Proposal, BNCC stockholders should be aware that BNCC directors and executive officers have interests in the Transaction that are different from, or in addition to, the interests of BNCC stockholders generally. The BNCC Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement and the Transaction, and in recommending that BNCC stockholders vote “FOR” the Merger Proposal. Such interests are described below. The Transaction will constitute a “change in control” for purposes of the plans and agreements described below.

BNCC’s executive officers are Daniel Collins (President and Chief Executive Officer of BNCC and BNC), Justin Currie (Chief Financial Officer of BNCC and BNC), Chad Scott (President North Dakota Market of BNC), Scott Spillman (President Arizona Market of BNC), Shawn Cleveland (Chief Operating Officer of BNC), John Oyloe (Chief Credit Officer of BNC), Julie Andresen (SVP Wealth Management of BNC) and Michael M. Vekich (Chairman of BNCC). The members of the BNCC Board are Michael M. Vekich (Chairman), Nathan P. Brenna, Gaylen Ghylin, John W. Palmer, and Thomas Redmann.

Treatment of Shares of BNCC Common Stock

Each of BNCC’s directors and executive officers will be entitled to receive, for each share of BNCC Common Stock he or she holds, the same per-share Merger Consideration in the same manner as other BNCC stockholders.

None of BNCC’s executive officers or directors hold stock options or other equity or equity-based incentive awards other than the BNCC Common Stock equivalents and rights to acquire BNCC Common Stock under the deferred compensation programs described below.

Management Deferred Compensation Plan

BNCC maintains the Management DCP, pursuant to which BNCC may make discretionary contributions to Management DCP accounts, including two types of subaccounts: (i) in-service subaccounts and (ii) retirement subaccounts, which subaccounts differ with respect to possible distribution elections. Such BNCC discretionary contributions are subject to certain vesting requirements based on term of service. In addition, participating members of BNCC’s management may elect to defer certain bonus and performance-based compensation into their in-service subaccounts. Pursuant to the Management DCP, amounts contained in Management DCP accounts are restricted from payout outside of certain events, including retirement, death or disability, change of control of BNCC, or certain dates during service (for in-service subaccounts). In-service and retirement sub-accounts are credited with gains or pursuant to certain selected notional investments, including notional investments in BNCC Common Stock.

In connection with the Transaction and pursuant to the Merger Agreement, BNCC will take action to provide that: (i) the Management DCP accounts will be fully vested, regardless of any remaining vesting requirements; (ii) amounts held in in-service subaccounts will be paid out in cash; and (iii) amounts held in retirement subaccounts will be paid to participants in the form of BNCC Common Stock based on the per share value of such stock as of April 27, 2026, which shares of BNCC Common Stock will entitle the participants in the Management DCP to the Merger Consideration payable with respect to such shares. The executive officers (other than Mr. Vekich, who does not participate in the Management DCP) will receive the following amounts from their Management DCP accounts in connection with the Transaction:

Executive Officer	In-Service Subaccount Payouts ($)(1)	Shares of BNCC Common Stock Issued Upon Conversion of Retirement Subaccount (#)(2)	Cash Consideration ($)(3)	Stock Consideration (# of Shares of OppFi Class A Common Stock)(3)
Daniel Collins	$35,036	6,741	$130,607	12,807
Justin Currie	$34,327	1,075	$20,828	2,042
Chad Scott	$43,778	5,443	$105,458	10,341
Shawn Cleveland	$41,713	6,902	$133,726	13,113
Scott Spillman	$91,709	6,422	$124,426	12,201
John Oyloe	—	—	—	—
Julie Andresen	—	—	—	—

(1)	Amounts based on balances as of March 31, 2026.
(2)

Amounts based on balances as of March 31, 2026. Amounts held in retirement subaccounts will be converted into shares of BNCC Common Stock at a price of $35.02 per share, which was the closing stock price of the BNCC Common Stock on the OTCQX on April 27, 2026, the final trading day before BNCC entered into the Merger Agreement.

(3)

Each share of BNCC Common Stock will be converted into the right to receive $19.375 in cash and 1.90 shares of OppFi Class A Common Stock at the closing of the Transaction, in each case without interest. The executive officers would also be entitled to receive cash in lieu of any fractional share of OppFi Class A Common Stock to which they would otherwise be entitled (the de minimis value of which has not been reflected herein).

BNCC will also make a 2026 annual contribution to each of the participating executive officers’ Management DCP in-service subaccounts in an amount determined by the BNCC Board. The amount for 2026 has not been determined, but such amounts would be equal to $15,000 for Ms. Cleveland and Mr. Currie, $10,000 for each of Mr. Collins, Mr. Scott, and Mr. Spillman, and $5,000 for Mr. Oyloe and Ms. Andresen, if contribution amounts were the same as the amounts contributed for 2025.

Deferred Compensation Plan for Directors

BNCC also maintains the Director DCP, pursuant to which members of the BNCC Board have the ability to elect to defer their director compensation in the form of BNCC Common Stock equivalents in lieu of receiving their director compensation that would otherwise have been paid in the form of cash. In connection with the closing of the Transaction, BNCC has agreed to amend the Director DCP to provide that each director, effective within five business days prior to closing of the Transaction, will receive a lump sum distribution thereunder of one share of BNCC Common Stock for each BNCC Common Stock equivalent held under the Director DCP (rounded up, in the case of fractional BNCC Common Stock equivalents, to the nearest whole share). The directors hold the following BNCC Common Stock equivalents under the Director DCP and will receive the following Merger Consideration in connection with the Transaction:

Director	Total Number of BNCC Common Stock Equivalents (#)(1)	Cash Consideration ($)(2)	Stock Consideration (# of Shares of OppFi Class A Common Stock) (2)
Michael M. Vekich	—	—	—
Nathan P. Brenna	9,207	$178,386	17,493
Gaylen Ghylin	20,344	$394,165	38,653
John W. Palmer	10,391	$201,326	19,742
Thomas Redmann	330	$6,394	627

(1)	Amounts based on balances as of March 31, 2026.
(2)

Each share of BNCC Common Stock will be converted into the right to receive $19.375 in cash and 1.90 shares of OppFi Class A Common Stock at the closing of the Transaction, in each case without interest. The directors would also be entitled to receive cash in lieu of any fractional share of OppFi Class A Common Stock to which they would otherwise be entitled (the de minimis value of which has not been reflected herein).

Vekich Arrangements

Vekich Change in Control Agreement

BNCC is party to a Change in Control Agreement with Mr. Vekich, a director and the Chairman of the BNCC Board, dated September 29, 2022, as amended on November 22, 2023 (the “Vekich Agreement”). Pursuant to the terms of the Vekich Agreement, in the event of a change in control (including the Transaction), Mr. Vekich is entitled to receive a lump sum cash change in control payment in an amount equal to 150% of Mr. Vekich’s annual compensation as Chairman and a member of the BNCC Board (the “Chairman Compensation”) plus a top-up payment in the amount required to ensure that Mr. Vekich receives the amount of the Chairman Compensation on a post-tax basis, which amount will be determined based on the highest state and federal tax rates on an uncapped basis in effect at the time of the closing of the Transaction (the “Vekich Transaction Payment”). The total amount of the Vekich Transaction Payment, the entirety of which would be payable upon closing of the Transaction, has been estimated to be approximately $1,137,000, based on Mr. Vekich’s compensation and tax rates in effect on July 20, 2026, and such total payment amount is subject to change if there are changes to the tax rates in effect at the closing of the Transaction. Notwithstanding the foregoing, however, the Vekich Agreement further provides that to the extent the Vekich Transaction Payment would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code or interest or penalties with respect thereto, then the amount of the Vekich Transaction Payment would be reduced by an amount sufficient to ensure that no portion of the Vekich Transaction Payment will be subject to such excise tax. As a consequence, BNCC estimates that the amount of the Vekich Transaction Payment will be reduced by approximately $92,000.

Vekich Post-Closing Director Position

Mr. Vekich is expected to remain as a member of the board of directors of BNC following the closing of the Transaction, at which time it will be renamed OppFi Bank, N.A. and will be a wholly owned subsidiary of

OppFi. Mr. Vekich is expected to receive compensation on similar terms as the other members of the board of directors of OppFi Bank, N.A., which compensation terms have not yet been determined.

OppFi Arrangements with Executive Officers

Concurrently with signing the Merger Agreement, each of Mr. Collins, Mr. Currie, Mr. Scott, and Ms. Cleveland entered into an Employment Agreement with BNCC that provides for the compensation and other terms of each executive’s employment following the closing of the Transaction. The terms of these Employment Agreements were agreed upon by OppFi because OppFi will own BNCC when they go into effect. Such employment terms will become effective only if the Transaction is completed and will be null and void if the Merger Agreement is terminated prior to closing of the Transaction.

The primary elements of compensation under the Employment Agreements are as follows:

Executive Officer	Base Salary	Retention Bonus(1)	Bonus Target(2)	Equity Compensation(3)	Total
Daniel Collins	$431,000	$210,000	$150,850	$150,000	$941,850
Justin Currie	$237,000	$165,000	$59,250	$100,000	$561,250
Chad Scott	$265,000	$300,000	$193,320	$150,000	$908,320
Shawn Cleveland	$263,000	$165,000	$65,750	$100,000	$593,750

(1)

To be paid in three equal installments at (i) the closing of the Transaction, (ii) the first anniversary of such closing, and (iii) the second anniversary of such closing, provided the applicable executive officer remains employed by BNCC or one of its affiliates.

(2)

Represents the applicable executive officer’s target bonus for the first year of employment. The actual bonus paid will be determined based on achievement of individual and corporate performance targets determined by the OppFi Board. For Mr. Scott, the target amount represents Mr. Scott’s target bonus in effect with BNCC for 2026 and will be updated (to an amount not currently determined) if the closing of the Transaction occurs in 2027.

(3)

The dollar amount represents the grant date fair value of Restricted Stock Units (the “RSUs”) to be issued under the OppFi 2021 Equity Incentive Plan, with the number of RSUs to be determined using the average closing stock price of OppFi Class A Common Stock for the month in which the closing of the Transaction occurs. The RSUs will represent the right to receive one share of OppFi Class A Common Stock at vesting. The RSUs will vest over a period of four years, provided the applicable executive officer remains employed by OppFi as of each applicable vesting date.

In addition, if the employment of any executive officer party to an Employment Agreement is terminated by OppFi within the one-year period (for Mr. Collins) or two-year period (for Mr. Currie, Mr. Scott, and Ms. Cleveland) following the closing of the Transaction, such officer would be entitled to severance compensation equal to his or her base salary in place at the time of such termination.

Mr. Spillman, Mr. Oyloe, and Ms. Andresen are expected to continue in their current roles with compensation that is substantially similar to their current compensation with BNC, but the terms of such employment have not been agreed with OppFi.

Director and Officer Indemnification and Insurance

The Merger Agreement provides for certain indemnification, expense advancement and exculpation rights in favor of BNCC’s or any of its subsidiaries’ current or former directors and officers or any person who was at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified pursuant to the governing documents of BNCC or its subsidiaries or pursuant to any other agreement in existence as of the date of the Merger Agreement providing for indemnification or advancement of expenses, in each case, as made available to OppFi prior to the date of the Merger Agreement (collectively, the “Indemnified Persons”).

In addition, for six years from and after the Effective Time, OppFi will cause the operating agreement of the Surviving Company (as defined below), and the Surviving Company will cause the organizational documents of its subsidiaries, to contain provisions no less favorable to the Indemnified Persons with respect to limitation of liabilities, indemnification, exculpation and advancement of expenses, taken as a whole, than those set forth, as of the date of the Merger Agreement, in BNCC’s and such subsidiaries’ organizational documents and existing indemnification agreements, and such provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Persons. OppFi and the Surviving Company will also advance expenses to Indemnified Persons as incurred to the fullest extent permitted by applicable law, subject to delivery of a customary undertaking, except that no indemnification payments may be made with respect to an administrative proceeding or civil action initiated by a federal banking agency unless the conditions specified in the Merger Agreement (including under 12 C.F.R. Part 359) are satisfied.

The Merger Agreement also provides that, at or prior to the Closing, BNCC will purchase a six-year prepaid “tail” policy (the “D&O Tail Policy”) on terms and conditions providing at least substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by BNCC and its subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering, without limitation, the Transaction. Notwithstanding the foregoing, the maximum aggregate premium for the D&O Tail Policy that BNCC will be required to expend will not exceed 250% of the last annual premium paid prior to the date of the Merger Agreement under BNCC’s existing directors’ and officers’ liability insurance policy (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company will obtain the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. The Surviving Company will cause such D&O Tail Policy to be maintained in full force and effect for its full term and will honor its obligations thereunder. For additional information, see “The Merger Agreement—Covenants and Agreements—Indemnification and Insurance.”

Opinion of BNCC’s Financial Advisor

BNCC retained Piper Sandler & Co. to render an opinion to the BNCC Board in connection with the BNCC Board’s consideration of the Transaction. The BNCC Board selected Piper Sandler to render an opinion because Piper Sandler is a nationally recognized investment banking firm that specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the April 27, 2026 meeting at which the BNCC Board considered the Merger Agreement and the Transaction, Piper Sandler delivered to the BNCC Board its oral opinion, which was subsequently confirmed in writing on April 28, 2026, to the effect that, as of such date, the Merger Consideration was fair to the holders of BNCC Common Stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of BNCC Common Stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Transaction.

Piper Sandler’s opinion was directed to the BNCC Board in connection with its consideration of the Merger Agreement and the Transaction and does not constitute a recommendation to any BNCC stockholder as to how any BNCC stockholder should vote at any meeting of stockholders called to consider and vote upon the adoption of the Merger Agreement and the approval of the Transaction. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of BNCC Common Stock and did not address the underlying business decision of BNCC to engage in the Transaction, the form or structure of the Transaction, or any other transaction contemplated in the Merger Agreement, the relative merits of the Transaction as compared to any other alternative transactions or business strategies that might exist for BNCC, or the effect of any other transaction in which BNCC might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transaction by any officer, director or employee of BNCC or OppFi, or any class of such persons, if any, relative to the compensation to be received in the Transaction by any other stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	an execution copy of the Merger Agreement;

•	certain publicly available financial statements and other historical financial information of BNCC and its banking subsidiary, BNC, that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of OppFi that Piper Sandler deemed relevant;

•

the Prospective Financial Information for BNCC for the years ending December 31, 2026 through December 31, 2028, as well as the Estimated BNCC EPS Growth Rate for the years ending December 31, 2029 through December 31, 2030, each as provided by the senior management of BNCC and as defined and disclosed in the section entitled “—Certain Unaudited Prospective Financial Information;”

•

publicly available mean analyst EPS and tangible assets estimates for OppFi for the years ending December 31, 2026 and December 31, 2027, as authorized for use in Piper Sandler’s analysis by the senior management of BNCC, and the Estimated OppFi Growth Rates for the years ending December 31, 2028 through December 31, 2030, as provided by senior management of OppFi, and all such information as defined and disclosed in the section entitled “—Certain Unaudited Prospective Financial Information;”

•

the pro forma financial impact of the Transaction on OppFi based on certain assumptions relating to transaction expenses, synergies and purchase accounting adjustments, as provided by the senior management of OppFi and as disclosed in the section entitled “—Certain Unaudited Prospective Financial Information;”

•

the publicly reported historical price and trading activity for BNCC Common Stock and OppFi Class A Common Stock, including a comparison of certain stock trading information for BNCC Common Stock, OppFi Class A Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for BNCC and OppFi with similar financial institutions and consumer lending companies for which information was publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking and lending environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of BNCC and its representatives the business, financial condition, results of operations, and prospects of BNCC and held similar discussions with certain members of the senior management of OppFi and its representatives regarding the business, financial condition, results of operations, and prospects of OppFi.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Piper Sandler from public sources, that was provided to Piper Sandler by BNCC, OppFi or their respective representatives, or that was otherwise reviewed by Piper Sandler and Piper

Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler further relied on the assurances of the respective senior managements of BNCC and OppFi that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to undertake, and did not undertake, an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BNCC or OppFi, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of BNCC or OppFi. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of BNCC or OppFi, or the combined entity after the Transaction, and Piper Sandler did not review any individual credit files relating to BNCC or OppFi. Piper Sandler assumed, with BNCC’s consent, that the allowance for credit losses for BNCC and OppFi were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used the Prospective Financial Information for BNCC for the years ending December 31, 2026 through December 31, 2028, as well the Estimated BNCC EPS Growth Rate for the years ending December 31, 2029 through December 31, 2030, each as provided by the senior management of BNCC. In addition, Piper Sandler used publicly available mean analyst EPS and tangible assets estimates for OppFi for the years ending December 31, 2026 and December 31, 2027, as authorized for use in Piper Sandler’s analysis by the senior management of BNCC, and the Estimated OppFi Growth Rates for the years ending December 31, 2028 through December 31, 2030, as provided by senior management of OppFi and authorized for use in Piper Sandler’s analysis by the senior management of BNCC. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, synergies and purchase accounting adjustments, as provided by the senior management of OppFi and authorized for use by the senior management of BNCC. With respect to the foregoing information, the senior management of BNCC confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of BNCC and OppFi, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in BNCC’s or OppFi’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that BNCC and OppFi would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with BNCC’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements required to effect the Transaction, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on BNCC, OppFi, the Transaction or any related transactions, and (iii) the Transaction and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with BNCC’s consent, Piper Sandler relied upon the advice that BNCC received from its legal, accounting, and tax advisors as to all legal, accounting and tax matters relating to the Transaction and the other transactions contemplated by the Merger Agreement. Piper Sandler expressed no opinion as to any such matter.

Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market, and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of BNCC Common Stock or OppFi Class A Common Stock at any time, or what the value of OppFi Class A Common Stock will be once it is actually received by the holders of BNCC Common Stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the BNCC Board but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to BNCC or OppFi and no transaction is identical to the Transaction. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of BNCC and OppFi and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness, from a financial point of view, of the Merger Consideration to the holders of BNCC Common Stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of BNCC, OppFi, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the BNCC Board at its April 27, 2026 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of BNCC Common Stock or OppFi Class A Common Stock or the prices at which BNCC Common Stock or OppFi Class A Common Stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the BNCC Board in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of the BNCC Board with respect to the fairness of the Merger Consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Piper Sandler reviewed the financial terms of the proposed Transaction. Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of BNCC Common Stock issued and outstanding immediately prior to the Effective Time, except for Canceled Shares, will be converted into the right to receive, in each case without interest, (i) $19.375 and (ii) 1.90 shares of OppFi Class A Common Stock. Piper Sandler calculated an aggregate implied transaction value of approximately $128.9 million based on 3,584,211 shares of BNCC Common Stock outstanding and the closing stock price for OppFi Class A Common Stock of $8.73 on April 24, 2026. Using certain financial and stock price information for BNCC and the aggregate implied transaction value (as set forth above), Piper Sandler calculated the following implied transaction metrics:

Implied Price Per Share / BNCC 2025 EPS[1]	14.7	x
Implied Price Per Share / BNCC 2026E EPS[1,2]	10.4	x
Implied Price Per Share / BNCC 2025 Tangible Book Value Per Share[1]	121%
Core Deposit Premium[3]	2.3%
Premium to BNCC Closing Stock Price as of April 24, 2026[4]	2.7%
Premium to BNCC Closing Stock Price as of December 22, 2025	12.1%

[1]	Implied price per share was calculated using the closing stock price for OppFi Class A Common Stock of $8.73 on April 24, 2026.
[2]	Calculated using BNCC 2026E EPS from the Prospective Financial Information for BNCC.
[3]	Represents franchise premium of $22.4 million as of April 24, 2026 divided by BNCC’s total core deposits of $971.8 million as of December 31, 2025.
[4]	The end of the business week prior to delivery of Piper Sandler’s opinion on Tuesday, April 28, 2026.
[5]	The date that OppFi and BNCC entered into the letter of intent for the Transaction.

Comparable Company Analyses

BNCC Comparable Company Analysis

Piper Sandler used publicly available information to compare selected financial information for BNCC with a group of financial institutions selected by Piper Sandler. The BNCC peer group included major exchange-traded (NASDAQ, NYSE, and NYSEAM) banks with total assets between $750 million and $2.25 billion but excluded targets of announced merger transactions (the “BNCC Peer Group”). The BNCC Peer Group consisted of the following companies:

Ames National Corporation	Isabella Bank Corporation

CF Bankshares Inc.	Landmark Bancorp, Inc.

Citizens Community Bancorp	LCNB Corp.

Finward Bancorp	Ohio Valley Banc Corp.

First Capital, Inc.	Richmond Mutual Bancorp

Hawthorn Bancshares, Inc.	SB Financial Group, Inc.

United Bancorp, Inc.

Piper Sandler’s comparable company analysis for BNCC compared publicly available financial information for BNCC with corresponding data for the BNCC Peer Group as of or for the year ended December 31, 2025 (unless otherwise noted). The table below sets forth the data for BNCC and the median, mean, low and high data for the BNCC Peer Group.

	BNCC	BNCC Peer Group (Median)	BNCC Peer Group (Mean)	BNCC Peer Group (Low)	BNCC Peer Group (High)
Total Assets ($mm)	1,100	1,782	1,753	857	2,238
Loans / Deposits (%)	76.0	87.9	85.8	59.1	107.0
Non-Performing Assets / Total Assets[1] (%)	0.40	0.62	0.59	0.14	0.99
TCE / Tangible Assets (%)	9.68	8.59	8.78	7.40	10.38
Tier 1 Leverage Ratio (%)	12.40	10.10	10.27	8.47	12.64
Total RBC Ratio (%)	16.02	14.64	15.25	13.09	21.81
CRE / Total RBC Ratio (%)	288	239	216	31	319
Three months ended December 31, 2025 (“MRQ”) Return on Average Assets (%)	0.89	0.91	0.95	0.39	1.34
MRQ Return on Average Equity (%)	8.7	10.9	11.6	6.4	17.0
MRQ Net Interest Margin (%)	3.62	3.48	3.40	2.75	4.07
MRQ Efficiency Ratio (%)	67.5	64.6	65.3	51.0	82.5
April 24, 2026 Closing Stock Price (“4/24 Stock Price”) / Tangible Book Value (%)	116	130	127	97	164
4/24 Stock Price / 2025 Core EPS (x)	14.3	11.6	12.0	8.5	15.8
4/24 Stock Price / 2026E EPS[2] (x)	N/A	11.0	10.6	8.1	12.5
Dividend Yield (%)[3]	0.0	2.5	2.9	1.2	5.5
Market Capitalization ($mm)[4]	124	192	192	93	305

Note: Financial information used for BNCC Peer Group is not pro forma for pending or recently closed acquisitions or divestitures.

[1].	Non-Performing Assets / Total Assets = (Nonaccrual Loans - Guaranteed SBA Nonaccrual) / Total Assets.
2.

For BNCC, calculated using 2026E EPS from the Prospective Financial Information for BNCC. For all others, calculated using April 24, 2026 consensus analyst estimates for EPS, as aggregated by S&P Capital IQ Pro.

3.	Dividend yield calculated as annual dividends per share (excluding special dividends) divided by the current share price, as aggregated by S&P Capital IQ Pro.
4.	Calculated using market data as of April 24, 2026, as aggregated by S&P Capital IQ Pro.

OppFi Comparable Company Analysis

Piper Sandler used publicly available information to perform a similar analysis for OppFi by comparing selected financial information for OppFi with a group of financial institutions selected by Piper Sandler. The OppFi peer group included major exchange-traded (NASDAQ, NYSE, and NYSEAM) specialty finance companies headquartered throughout the United States, as defined by S&P Capital IQ Pro, with total assets between $200.0 million and $8.0 billion, but excluded targets of announced merger transactions (the “OppFi Peer Group”). The OppFi Peer Group consisted of the following companies:

Bread Financial Holdings, Inc.	OneMain Holdings, Inc.

Credit Acceptance Corporation	Oportun Financial Corporation

Enova International, Inc.	Regional Management Corp.

Figure Technology Solutions, Inc.	Upstart Holdings, Inc.

Piper Sandler’s comparable company analysis for OppFi compared publicly available financial information for OppFi with corresponding data for the OppFi Peer Group as of or for the year ended December 31, 2025 (unless otherwise noted). The table below sets forth the data for OppFi and the median, mean, low and high data for the OppFi Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in OppFi’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented (see footnotes 2 and 3 in the following table).

	OppFi		OppFi Peer Group (Median)	OppFi Peer Group (Mean)	OppFi Peer Group (Low)	OppFi Peer Group (High)
Total Assets ($mm)	754		3,258	8,601	1,546	27,388
TCE / Tangible Assets (%)	41.0		17.0	20.7	6.4	52.4
April 24, 2026 Market Capitalization ($mm)	743		3,558	3,582	257	7,092
Return on Average Equity (%)	53.9		16.8	16.5	6.8	25.9
4/24 Stock Price / Book Value (x)	2.41	[2]	2.32	2.60	0.66	5.66
4/24 Stock Price / Tangible Book Value (x)	2.41	[2]	3.60	3.15	0.81	6.23
4/24 Stock Price / 2025 EPS (x)	5.5	[3]	8.8	8.7	4.1	14.1
4/24 Stock Price / 2026E EPS[1] (x)	4.9		7.9	8.5	3.8	14.7
4/24 Stock Price / 2027E EPS[1] (x)	4.3		7.0	9.1	3.0	26.1

[1]	Calculated using consensus analyst estimates for EPS as of April 24, 2026, as aggregated by S&P Capital IQ Pro.
[2]	OppFi’s closing stock price of $8.73 as of April 24, 2026 divided by the book value per share, using the total shareholders’ equity of $308.9 million.
[3]	Represents OppFi’s closing stock price as of April 24, 2026 divided by OppFi’s 2025 Adjusted EPS of $1.59.

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading price of BNCC Common Stock for the one-year and three-year periods ended April 24, 2026. Piper Sandler also reviewed the publicly available historical reported trading price of OppFi Class A Common Stock for the one-year and three-year periods ended April 21, 2026. Piper Sandler then compared the relationship between the movements in the price of BNCC Common Stock and OppFi Class A Common Stock to movement in their respective peer groups (as described below) as well as certain stock indices.

BNCC’s One-Year Stock Performance

	Beginning Value	Ending Value
BNCC	100.0%	121.2%
BNCC Peer Group	100.0%	123.1%
S&P 500 Index	100.0%	130.6%
NASDAQ Bank Index	100.0%	121.0%

BNCC’s Three-Year Stock Performance

	Beginning Value	Ending Value
BNCC	100.0%	153.9%
BNCC Peer Group	100.0%	154.9%
S&P 500 Index	100.0%	173.2%
NASDAQ Bank Index	100.0%	159.8%

OppFi’s One-Year Stock Performance

	Beginning Value	Ending Value
OppFi	100.0%	106.5%
OppFi Peer Group	100.0%	136.5%
S&P 500 Index	100.0%	136.9%
NASDAQ Bank Index	100.0%	131.0%

OppFi’s Three-Year Stock Performance

	Beginning Value	Ending Value
OppFi	100.0%	329.3%
OppFi Peer Group	100.0%	171.2%
S&P 500 Index	100.0%	170.9%
NASDAQ Bank Index	100.0%	160.6%

Analysis of Precedent Transactions

Piper Sandler reviewed a group of recent bank merger and acquisition transactions announced between January 1, 2024 and April 24, 2026 nationwide, involving targets with total assets between $750 million and $1.5 billion at announcement, but excluding transactions with non-disclosed deal values (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
United Community Banks, Inc.	Peach State Bancshares, Inc.

Fidelity BancShares (N.C.), Inc	Affinity Bancshares, Inc.

Arrow Financial Corporation	Adirondack Bancorp, Inc.

Stock Yards Bancorp, Inc.	Field & Main Bancorp, Inc.

Credicorp Ltd.	Helm Bank USA

Community West Bancshares	United Security Bancshares

Enova International, Inc.	Grasshopper Bancorp, Inc.

South Plains Financial, Inc.	BOH Holdings, Inc.

Richmond Mutual Bancorporation, Inc.	The Farmers Bancorp, Frankfort, Indiana

First Mid Bancshares, Inc.	Two Rivers Financial Group, Inc.

ServBanc Holdco, Inc.	IF Bancorp, Inc.

Third Coast Bancshares, Inc.	Keystone Bancshares, Inc.

Mid Penn Bancorp, Inc.	1st Colonial Bancorp, Inc.

Equity Bancshares, Inc.	Frontier Holdings, LLC

First Financial Bancorp.	BankFinancial Corporation

Business First Bancshares, Inc.	Progressive Bancorp, Inc.

MIDFLORIDA Credit Union	Prime Meridian Holding Company

TowneBank	Old Point Financial Corporation

Acquiror	Target

Equity Bancshares, Inc.	NBC Corp. of Oklahoma

MetroCity Bankshares, Inc.	First IC Corporation

Old Second Bancorp, Inc.	Bancorp Financial, Inc.

Glacier Bancorp, Inc.	Bank of Idaho Holding Co.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last twelve months (“LTM”) EPS, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the Transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions.

	OppFi / BNCC		Nationwide Precedent Transactions
			Median	Mean	Low	High
Transaction Price1 / LTM EPS (x)	14.7		14.4	15.2	8.3	25.4
Transaction Price1 / Tangible Book Value Per Share (%)	121		138	151	91	332
Core Deposit Premium (%)	2.3	[2]	5.8	6.5	(1.3)	24.2
1-Day Market Premium (%)	2.7	[3]	18.6	32.4	4.6	101.8

[1]	Calculated using the Implied Price Per Share for purposes of the Transaction.
[2]	Represents franchise premium of $22.4 million as of April 24, 2026 divided by BNCC’s total core deposits of $971.8 million as of December 31, 2025.
[3]	Calculated as implied transaction price per share of $35.96 as of April 24, 2026 divided by BNCC’s closing stock price of $35.02 on April 24, 2026.

Piper Sandler also reviewed a group of recent bank merger and acquisition transactions announced between January 1, 2024 and April 24, 2026, involving targets headquartered in the Midwest with total assets between $750 million and $1.5 billion at announcement, but excluding transactions with non-disclosed deal values (the “Regional Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Stock Yards Bancorp, Inc.	Field & Main Bancorp, Inc.

Richmond Mutual Bancorporation, Inc.	The Farmers Bancorp, Frankfort, Indiana

ServBanc Holdco, Inc.	IF Bancorp, Inc.

First Mid Bancshares, Inc.	Two Rivers Financial Group, Inc.

Equity Bancshares, Inc.	Frontier Holdings, LLC

First Financial Bancorp.	BankFinancial Corporation

Old Second Bancorp, Inc.	Bancorp Financial, Inc.

Alerus Financial Corporation	HMN Financial, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to LTM EPS, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the Transaction to the median, mean, low and high metrics of the Regional Precedent Transactions.

	OppFi / BNCC		Regional Precedent Transactions
			Median	Mean	Low	High
Transaction Price1 / LTM EPS (x)	14.7		12.2	13.8	9.1	20.1
Transaction Price1 / Tangible Book Value Per Share (%)	121		112	118	91	162
Core Deposit Premium (%)	2.3	[2]	1.5	2.5	(1.3)	7.4
1-Day Market Premium (%)	2.7	[3]	7.5	14.9	5.4	32.6

[1]	Calculated using the Implied Price Per Share for purposes of the Transaction.
[2]	Represents franchise premium of $22.4 million as of April 24, 2026 divided by BNCC’s total core deposits of $971.8 million as of December 31, 2025.
[3]	Calculated as aggregate implied transaction price per share of $128.90 as of April 24, 2026 divided by BNCC’s closing stock price of $35.02 on April 24, 2026.

Net Present Value Analyses

Piper Sandler performed an analysis that estimated the net present value of a share of BNCC Common Stock, assuming BNCC performed in accordance with the Prospective Financial Information for BNCC for the years ending December 31, 2026 through December 31, 2028, as well as the Estimated BNCC EPS Growth Rate for the years ending December 31, 2029 through December 31, 2030, each as provided by the senior management of BNCC. To approximate the terminal value of a share of BNCC Common Stock on April 24, 2026, Piper Sandler applied price to earnings multiples ranging from 9.0x to 13.0x and multiples of tangible book value ranging from 95% to 135%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BNCC Common Stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of BNCC Common Stock of $26.42 to $44.32 when applying multiples of earnings and $28.26 to $46.76 when applying multiples of tangible book value.

EPS Multiples

Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x
9.0%	$31.45	$34.67	$37.89	$41.10	$44.32
10.0%	$30.09	$33.17	$36.24	$39.31	$42.39
11.0%	$28.80	$31.74	$34.68	$37.62	$40.55
12.0%	$27.58	$30.39	$33.20	$36.01	$38.82
13.0%	$26.42	$29.11	$31.80	$34.48	$37.17

Tangible Book Value Per Share Multiples

Discount Rate	95%	105%	115%	125%	135%
9.0%	$33.65	$36.93	$40.20	$43.48	$46.76
10.0%	$32.19	$35.32	$38.45	$41.59	$44.72
11.0%	$30.81	$33.80	$36.80	$39.79	$42.78
12.0%	$29.50	$32.36	$35.22	$38.09	$40.95
13.0%	$28.26	$30.99	$33.73	$36.47	$39.21

Piper Sandler also considered and discussed with the BNCC Board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming BNCC’s earnings varied from 20.0% above the Prospective Financial Information to 20.0% below the Prospective Financial Information. This analysis resulted in the following range of per share values for BNCC Common Stock, applying the price to earnings multiples range of 9.0x to 13.0x referred to above and a discount rate of 10.99%.

EPS Multiples

Annual Projection Variance	9.0x	10.0x	11.0x	12.0x	13.0x
(20.0%)	$23.52	$25.88	$28.23	$30.58	$32.93
(10.0%)	$26.17	$28.82	$31.46	$34.11	$36.75
0.0%	$28.82	$31.75	$34.69	$37.63	$40.57
10.0%	$31.46	$34.69	$37.93	$41.16	$44.39
20.0%	$34.11	$37.63	$41.16	$44.69	$48.22

Piper Sandler also performed an analysis that estimated the net present value per share of OppFi Class A Common Stock assuming OppFi performed in accordance with publicly available mean analyst estimates for EPS, tangible asset and TCE estimates for OppFi for the years ending December 31, 2026 through December 31, 2027, as authorized for use in Piper Sandler’s analysis by the senior management of BNCC, and the Estimated OppFi Growth Rates for the years ending December 31, 2028 through December 31, 2030, as provided by senior management of OppFi and authorized for use in Piper Sandler’s analysis by the senior management of BNCC. To approximate the terminal value of a share of OppFi Class A Common Stock on April 24, 2026, Piper Sandler applied price to earnings multiples ranging from 4.0x to 8.0x. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of OppFi Class A Common Stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of OppFi Class A Common Stock of $9.99 to $17.85 when applying multiples of earnings.

EPS Multiples

Discount Rate	4.0x	5.0x	6.0x	7.0x	8.0x
11.0%	$11.62	$13.18	$14.73	$16.29	$17.85
12.0%	$11.18	$12.67	$14.16	$15.65	$17.14
13.0%	$10.76	$12.19	$13.61	$15.04	$16.47
14.0%	$10.37	$11.73	$13.09	$14.46	$15.82
15.0%	$9.99	$11.29	$12.60	$13.91	$15.21

Piper Sandler also considered and discussed with the BNCC Board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming OppFi’s earnings varied from 20.0% above mean analyst estimates to 20.0% below mean analyst estimates. This analysis resulted in the following range of per share values for OppFi Class A Common Stock, applying the price to earnings multiples range of 4.0x to 8.0x referred to above and a discount rate of 12.50%.

EPS Multiples

Annual Estimate Variance	4.0x	5.0x	6.0x	7.0x	8.0x
(20.0%)	$9.81	$10.97	$12.14	$13.31	$14.47
(10.0%)	$10.39	$11.70	$13.01	$14.33	$15.64
0.0%	$10.97	$12.43	$13.89	$15.35	$16.81
10.0%	$11.56	$13.16	$14.76	$16.37	$17.97
20.0%	$12.14	$13.89	$15.64	$17.39	$19.14

Piper Sandler notes that net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Piper Sandler analyzed certain potential pro forma effects of the Transaction on OppFi, assuming the Transaction closes on December 31, 2026. Piper Sandler utilized the following information and assumptions: (a) the Prospective Financial Information for BNCC for the years ending December 31, 2026 and December 31, 2027, as provided by the senior management of BNCC, (b) publicly available mean analyst EPS and tangible assets estimates for OppFi for the years ending December 31, 2026 and December 31, 2027, as authorized for use in Piper Sandler’s analysis by the senior management of BNCC, and the Estimated OppFi Growth Rates for the years ending December 31, 2028 through December 31, 2030, as provided by senior management of OppFi and authorized for use in Piper Sandler’s analysis by the senior management of BNCC, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of OppFi and approved for use by the senior management of BNCC. The analysis indicated that the Transaction could be accretive to OppFi’s estimated EPS in the years ending December 31, 2026 and December 31, 2027.

In connection with this analysis, Piper Sandler considered and discussed with the BNCC Board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the Transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship

Piper Sandler received a fee for rendering its opinion, which payment became due at the time Piper Sandler rendered its opinion and was not contingent upon the completion of the Transaction. BNCC has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of its engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with its engagement. Piper Sandler did not provide any other investment banking services to BNCC in the two years preceding the date of its opinion. Piper Sandler did not provide any investment banking services to OppFi in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to BNCC, OppFi and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of BNCC, OppFi and their respective affiliates for its own account and for the accounts of its customers.

Certain Unaudited Prospective Financial Information

OppFi and BNCC do not, as a matter of ordinary course, make public projections as to future performance, revenues, earnings or other results, due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. In connection with the Transaction, however, OppFi and BNCC are including in this proxy statement/prospectus certain unaudited prospective financial information for OppFi and BNCC that was made available by OppFi to BNCC and by BNCC to OppFi, as well as provided by BNCC to Piper Sandler for purposes of Piper Sandler providing its financial analyses in connection with rendering its opinion to the BNCC Board, as described in this proxy statement/prospectus under the section entitled “The Transaction—Opinion of BNCC’s Financial Advisor.” We refer to this information, collectively, as the “Prospective Financial Information.” The below summary of the Prospective Financial Information is included for the purpose of providing stockholders access to certain nonpublic information that was furnished to certain parties in connection with the Transaction, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any BNCC stockholder.

The Prospective Financial Information was not prepared for the purpose of, or with a view toward, public disclosure, or with a view toward complying with the published guidelines of the SEC regarding projections, prevailing practices in the banking industry, the use of non-GAAP financial measures or forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. In addition, the Prospective Financial Information requires significant estimates and assumptions that makes it inherently less comparable to the similarly titled GAAP measures in OppFi’s and BNCC’s respective historical GAAP financial statements. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a financial measure calculated and presented in accordance with GAAP do not apply to non-GAAP financial measures included in disclosure of financial projections provided to a board of directors or a financial advisor in connection with a proposed business combination, such as the Transaction, if the disclosure is included in a document such as this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures were not relied upon by the OppFi Board, the BNCC Board or their respective members of management or financial advisors in connection with their respective evaluation of the Transaction. Accordingly, no reconciliation of the non-GAAP financial measures included in the Prospective Financial Information to the relevant GAAP financial measures is provided in this proxy statement/prospectus.

None of OppFi, BNCC, Piper Sandler, or their respective officers, directors, affiliates, advisors, or other representatives considered, or now consider, the inclusion of the Prospective Financial Information in this proxy statement/prospectus to be regarded as an indication that the Prospective Financial Information is necessarily predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Prospective Financial Information. The Estimated OppFi Growth Rates for the years ending December 31, 2028 through December 31, 2030 and the Synergies and Expenses Projections (as defined below) were prepared by, and are the responsibility of, OppFi’s management and were not prepared or approved by BNCC’s management or the BNCC Board. The BNCC Prospective Financial Information and Estimated BNCC EPS Growth Rate for the years ended December 31, 2029 and December 31, 2030 included in this proxy statement/prospectus was prepared by, and is the responsibility of, BNCC’s management and was not prepared or approved by OppFi’s management or the OppFi Board.

While presented with numeric specificity, the Prospective Financial Information is based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to OppFi’s and BNCC’s respective businesses) all of which are inherently subjective and uncertain and many of which are beyond the control of OppFi and BNCC. Important factors that may affect actual results and cause the Prospective Financial Information not to be achieved include, but are not limited to, risks and uncertainties relating to OppFi’s and BNCC’s respective businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and in OppFi’s Annual Report on Form 10-K for the year ended December 31, 2025 and the other reports filed by OppFi with the SEC. The Prospective Financial Information also reflects numerous variables, expectations and assumptions used or made at the time it was prepared as to certain business decisions that are subject to change, and, in many respects, subjective judgment solely by the applicable company’s management, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, actual results may differ materially from those contained in the Prospective Financial Information. Accordingly, there can be no assurance that the Prospective Financial Information summarized below and the underlying estimates and assumptions will be realized. None of OppFi, BNCC, Piper Sandler or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the projections.

NONE OF OPPFI, BNCC OR THE COMBINED COMPANY INTEND TO, AND EXPRESSLY DISCLAIMS ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO, UPDATE OR OTHERWISE REVISE OR

RECONCILE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS. SINCE THE PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.

Furthermore, the Prospective Financial Information does not take into account any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the Prospective Financial Information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. The Prospective Financial Information does not attempt to predict or suggest future results of the combined company after giving effect to the Transaction. Except as specified below, the Prospective Financial Information does not give effect to the Transaction, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with completing the Transaction, the potential synergies that may be achieved by the combined company as a result of the Transaction, the effect on OppFi or BNCC of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the Transaction. Further, the Prospective Financial Information does not take into account the effect on OppFi or BNCC of any possible failure of the Transaction to occur.

By including the Prospective Financial Information in this proxy statement/prospectus, none of OppFi, BNCC or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of OppFi, BNCC or the combined company compared to the information contained in the Prospective Financial Information. Accordingly, the Prospective Financial Information should not be construed as financial guidance, nor relied upon as such. The inclusion of the Prospective Financial Information in this proxy statement/prospectus does not constitute an admission or representation by OppFi or BNCC that such information contained herein is material. The Prospective Financial Information summarized in this section reflects the opinions, estimates and judgments of the applicable company’s management at the time it was prepared and has not been updated to reflect any changes since such Prospective Financial Information was prepared.

Neither OppFi’s nor BNCC’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Prospective Financial Information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Prospective Financial Information.

In light of the foregoing, and considering that the Special Meeting will be held many months after the Prospective Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, BNCC stockholders are cautioned not to place unwarranted reliance on the Prospective Financial Information, and all BNCC stockholders are urged to review the other information contained elsewhere in this proxy statement/prospectus for a description of OppFi’s and BNCC’s respective businesses as well as OppFi’s most recent SEC filings for a description of OppFi’s reported financial results and BNCC’s consolidated financial statements included in this proxy statement/prospectus for a description of BNCC’s financial results. See the section entitled “Where You Can Find More Information.”

BNCC Prospective Financial Information

The following table presents a summary of the Prospective Financial Information for the calendar years ending 2026 through 2030 for BNCC on a standalone basis (the “BNCC Prospective Financial Information”). The Prospective Financial Information for BNCC was approved by BNCC for Piper Sandler’s use and reliance and was used by Piper Sandler at the direction of BNCC’s management in the financial analyses performed in connection with Piper Sandler’s opinion, as described in the section entitled “The Transaction—Opinion of BNCC’s Financial Advisor.”

	Unaudited Prospective Financial Information for the Years Ending December 31,
($ in thousands, except per share data and percentages)	2026E	2027E	2028E	2029E	2030E
Total Assets	$1,082,230	$1,122,247	$1,163,483	$1,221,657	$1,282,740
Total Gross Loans	$769,049	$814,344	$859,640	$902,622	$947,753
Total Deposits	$939,878	$961,608	$983,338	$1,032,505	$1,084,130
Common Equity	$118,462	$134,312	$151,403	$165,768	$180,852
TCE to Tangible Assets[2]	10.95%	11.97%	13.01%	13.57%	14.10%
Net Income	$12,348	$14,582	$16,095	$16,900	$17,745
Earnings per Common Share	$3.45	$4.07	$4.49	$4.72	$4.95
Dividends Paid on Common Stock (per Share)	$0.52	$0.61	$0.67	$0.71	$0.74
Book Value per Common Share	$33.05	$37.47	$42.24	$46.25	$50.46
Tangible Book Value per Common Share[3]	$33.05	$37.47	$42.24	$46.25	$50.46

[1]

Per share calculations based on 3,584,211 pro forma shares of BNCC Common Stock outstanding, which includes 3,520,125 shares of BNCC Common Stock outstanding on March 31, 2026 and 64,086 shares of BNCC Common Stock estimated to be issued immediately prior to completion of the Transaction under deferred compensation plans.

[2]	TCE ratio is calculated by dividing common equity, less intangible assets, by total period end assets.
[3]	Tangible book value per common share is equal to book value per common share.

Mean Analyst Estimates

The following table presents certain publicly available mean analyst estimates for OppFi’s EPS, tangible assets and TCE for the years ending December 31, 2026 and December 31, 2027. These estimates were approved by BNCC for Piper Sandler’s use and reliance and were used by Piper Sandler at the direction of BNCC’s management in the financial analyses performed in connection with Piper Sandler’s opinion, as described in the section entitled “The Transaction—Opinion of BNCC’s Financial Advisor.”

($ in thousands, except per share data)	2026E	2027E
EPS	$1.80	$2.03
Tangible Assets	$799,700	$849,500
TCE (1)	$299,888	$318,563

[1]	Implied by the mean analyst tangible asset estimate.

Estimated Growth Rates

In addition, for purposes of extrapolating OppFi’s and BNCC’s financial results, BNCC’s management authorized Piper Sandler to use and rely on estimated long-term annual growth rates of 10% for OppFi’s EPS for the years ending December 31, 2028 through December 31, 2030 (as provided by OppFi, the “Estimated OppFi EPS Growth Rate”), 5% for BNCC’s EPS for the years ending December 31, 2029 through December 31, 2030 (the “Estimated BNCC EPS Growth Rate”) and 10% for OppFi’s tangible assets for the years ending

December 31, 2028 through December 31, 2030 (as provided by OppFi, the “Estimated OppFi Tangible Assets Growth Rate” and, together with the Estimated OppFi EPS Growth Rate, the “Estimated OppFi Growth Rates”).

Synergies and Expenses

Piper Sandler’s financial analyses also included estimated after-tax transaction synergies for the combined company of $55 million in 2027 and $80 million in 2028 and estimated, aggregate, one-time, pre-tax transaction expenses of $11.2 million, each as approved for inclusion in Piper Sandler’s analyses by BNCC’s management (the “Synergies and Expenses Projections”).

The Synergies and Expenses Projections were derived in part from analysis of BNCC’s and OppFi’s respective businesses and discussions between the parties regarding potential synergies in the Transaction, and were further based on BNCC’s management’s due diligence review.

Accounting Treatment

OppFi prepares its financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board ASC Topic 805, Business Combinations. OppFi will be treated as the acquirer for accounting purposes. Under this method of accounting, all assets acquired and liabilities assumed are recognized and measured at their estimated fair values as of the acquisition date. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

APPRAISAL RIGHTS

If the Merger is consummated, a holder of BNCC Common Stock who does not vote in favor of the Merger Proposal and who properly demands appraisal of its shares of BNCC Common Stock, who does not effectively withdraw its demand or waive or lose the right to appraisal, and who otherwise complies with the requirements for perfecting and preserving appraisal rights, will be entitled to seek appraisal of his, her or its shares in connection with the Merger under Section 262 of the Delaware General Corporation Law.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is publicly available and may be accessed, without subscription or cost, at https://delcode.delaware.gov/title8/c001/sc09/index.html. The following summary does not constitute any legal or other advice and does not constitute a recommendation that a holder of BNCC Common Stock exercise its appraisal rights under Section 262 of the DGCL. Only a holder of record of shares of BNCC Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of BNCC Common Stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of BNCC Common Stock through a bank, broker, trust or other nominee and you wish to exercise appraisal rights or wish to preserve the right to do so, you should consult with your bank, broker, trust or other nominee.

Under Section 262 of the DGCL, a holder of shares of BNCC Common Stock who (1) does not vote in favor of the Merger Proposal; (2) continuously is the record holder of such shares from the date of the making of the demand through the Effective Time; and (3) otherwise follows the procedures set forth in Section 262 of the DGCL, may be entitled to have its shares of BNCC Common Stock appraised by the Court of Chancery of the State of Delaware (the “Court of Chancery”) and to receive payment in cash of the “fair value” of the shares of BNCC Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid, if any, on the amount determined to be fair value, as determined by the Court of Chancery. The “fair value” of the shares of BNCC Common Stock as determined by the Court of Chancery may be more than, the same as, or less than the per share consideration that the BNCC stockholders are otherwise entitled to receive under the Merger Agreement.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes notice to holders of BNCC Common Stock that appraisal rights are available in connection with the Merger, and the full text of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any holder of shares of BNCC Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Section 262 of the DGCL carefully and consult with legal and financial advisors. Strict compliance with the procedures set forth in Section 262 of the DGCL is required, and failure to strictly comply with the requirements of Section 262 of the DGCL in a timely and proper manner will result in the withdrawal, loss or waiver of appraisal rights under the DGCL. A holder of BNCC Common Stock who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of BNCC Common Stock, BNCC encourages BNCC stockholders considering exercising such rights to seek the advice of legal counsel.

BNCC stockholders wishing to exercise the right to seek an appraisal of its shares of BNCC Common Stock must do ALL of the following:

•	the BNCC stockholder must not vote or submit a proxy in favor of the Merger Proposal;

•

the BNCC stockholder must deliver to BNCC a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting and be a stockholder of record of BNCC at the time of the making of such demand;

•

the BNCC stockholder must continuously hold the shares of BNCC Common Stock from the date of making the demand through the Effective Time (a BNCC stockholder will withdraw, lose or waive appraisal rights if the BNCC stockholder transfers the shares before the Effective Time); and

•

a BNCC stockholder of record, a beneficial owner of shares as to which the record holder has duly demanded appraisal or the surviving company must file a petition in the Court of Chancery requesting a determination of the fair value of the shares of BNCC Common Stock within 120 days after the Effective Time. OppFi and Merger Sub are under no obligation to file any such petition and have no intention of doing so. Accordingly, it is the BNCC stockholder’s obligation to initiate all necessary action to perfect his, her or its appraisal rights in respect of his, her or its shares of BNCC Common Stock within the time prescribed in Section 262 of the DGCL.

Filing Written Demand

Any record holder of shares of BNCC Common Stock wishing to exercise appraisal rights must deliver to BNCC, before the vote on the Merger Proposal at the Special Meeting at which the Merger Proposal will be submitted to the BNCC stockholders, a written demand for the appraisal of the BNCC stockholder’s shares of BNCC Common Stock. A holder of shares of BNCC Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will result in the BNCC stockholder’s loss of appraisal rights and will nullify any previously delivered written demand for appraisal. Therefore, a BNCC stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A BNCC stockholder’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will result in a withdrawal, loss or waiver of appraisal rights.

Only a holder of record of shares of BNCC Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name on the date the written demand is made. A demand for appraisal in respect of shares of BNCC Common Stock should be executed by or on behalf of the holder of record, and must reasonably inform BNCC of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares of BNCC Common Stock in connection with the Merger. If the shares of BNCC Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the authorized agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

A BNCC STOCKHOLDER WHO HOLDS HIS, HER OR ITS SHARES OF BNCC COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS, TRUSTS OR OTHER NOMINEE FORMS AND WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR PRESERVE THE RIGHT TO DO SO, SHOULD CONSULT WITH HIS, HER OR ITS BANK, BROKER, TRUST OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK,

BROKER, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of BNCC Common Stock as a nominee for others may exercise his, her or its right of appraisal with respect to shares of BNCC Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of BNCC Common Stock as to which appraisal is sought. Where no number of shares of BNCC Common Stock is expressly mentioned, the demand will be presumed to cover all shares of BNCC Common Stock held in the name of the record owner. If a BNCC stockholder holds shares of BNCC Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to:

BNCCORP, Inc.

Attention: Corporate Secretary

322 East Main Avenue

P.O. Box 4050

Bismarck, North Dakota, 58501

At any time within 60 days of the Effective Time, any holder of shares of BNCC Common Stock who has demanded appraisal but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement by delivering to BNCC a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of OppFi and Merger Sub. No appraisal proceeding in the Court of Chancery will be dismissed without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. If OppFi and Merger Sub do not approve a request to withdraw a demand for appraisal when that approval is required or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the BNCC stockholder will be entitled to receive only the appraised value of his, her or its shares of BNCC Common Stock determined in any such appraisal proceeding, which value may be more than, the same as, or less than the Merger Consideration.

Notice by OppFi and Merger Sub

If the Merger is completed, within 10 days after the Effective Time, OppFi and Merger Sub will notify each holder of shares of BNCC Common Stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the Merger Proposal, that the Merger has become effective and the Effective Time thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, OppFi and Merger Sub, a beneficial owner of shares as to which the record holder has duly demanded appraisal or any record holder of shares of BNCC Common Stock who has otherwise strictly complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on OppFi and Merger Sub in the case of a petition filed by a BNCC stockholder, demanding a determination of the fair value of the shares of BNCC Common Stock held by all BNCC stockholders entitled to appraisal. OppFi and Merger Sub are under no obligation, and have no present intention, to file a petition, and holders should not assume that OppFi and Merger Sub will file a petition or initiate any negotiations with respect to the fair value of the shares of BNCC Common Stock. Accordingly, any holder of shares of BNCC Common Stock who desires to have its shares appraised should initiate all necessary action to perfect its appraisal rights in respect of its shares of BNCC Common Stock within the time and in the manner prescribed in Section 262 of the DGCL. The failure of a holder of BNCC Common Stock to file such a petition within the period specified in Section 262 of the DGCL could nullify the holder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any record holder of shares of BNCC Common Stock who has strictly complied with Section 262 of the DGCL will be entitled, upon request given in writing, to receive from OppFi and Merger Sub a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the Merger Proposal and with respect to which BNCC has received demands for appraisal, and the aggregate number of holders of such shares. OppFi and Merger Sub must give this statement to the requesting BNCC stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of BNCC Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from OppFi and Merger Sub the foregoing statements. As noted above, however, the demand for appraisal can only be made by a BNCC stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of BNCC Common Stock and a copy thereof is served upon OppFi and Merger Sub, OppFi and Merger Sub will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all BNCC stockholders who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the BNCC stockholders who have demanded appraisal and OppFi and Merger Sub, if such notice is ordered by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the BNCC stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss that BNCC stockholder from the proceedings.

Determination of Fair Value

After determining the holders of BNCC Common Stock entitled to appraisal, the Court of Chancery will appraise the shares of BNCC Common Stock in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the proceeding, the Court of Chancery will determine the “fair value” of the BNCC Common Stock as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Court of Chancery so determines, by OppFi and Merger Sub to the BNCC stockholders entitled to receive the same, upon surrender by those BNCC stockholders of the certificates representing their shares of BNCC Common Stock or, in the case of holders of uncertificated shares of BNCC Common Stock, forthwith. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, OppFi and Merger Sub may pay to each BNCC stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in the preceding sentence only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

A BNCC stockholder considering seeking appraisal should be aware that the fair value of its shares of BNCC Common Stock as so determined by the Court of Chancery could be more than, the same as, or less than the Merger Consideration he, she or it would receive pursuant to the Merger if he, she or it did not seek appraisal of its shares and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the Merger Consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although BNCC believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and BNCC stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. None of BNCC, OppFi and Merger Sub anticipate offering more than the Merger Consideration to any BNCC stockholder exercising appraisal rights, and each of BNCC, OppFi and Merger Sub reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of BNCC Common Stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Each BNCC stockholder seeking appraisal is responsible for his, her or its attorneys’ fees and expert witness expenses, although, upon application of a BNCC stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a BNCC stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to be appraised.

If any BNCC stockholder who demands appraisal of his, her or its shares of BNCC Common Stock under Section 262 of the DGCL fails to perfect, waives, loses or successfully withdraws, such holder’s right to appraisal, the BNCC stockholder’s shares of BNCC Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. The BNCC stockholder will fail to perfect, waive, effectively lose or withdraw the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time or if the BNCC stockholder delivers to OppFi and Merger Sub a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262 of the DGCL within 60 days of the Effective Time or thereafter with the written approval of OppFi and Merger Sub.

From and after the Effective Time, no BNCC stockholder who has demanded appraisal rights will be entitled to vote such shares of BNCC Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of BNCC Common Stock, if any, payable to BNCC stockholders as a record date prior to the Effective Time. If no petition for an appraisal is filed, or if the BNCC stockholder delivers to OppFi and Merger Sub a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of OppFi and Merger Sub, then the right of such BNCC stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery, however, the appraisal proceeding may not be dismissed as to any BNCC stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the Court of Chancery.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the failure to perfect, loss or waiver of a BNCC stockholder’s statutory appraisal rights. In view of the complexity of Section 262 of the DGCL, any BNCC stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 will govern.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is being provided to aid stockholders in their analysis of the financial aspects of the Transaction and the Corporate Simplification. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X (“Article 11”) and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to the Transaction and the Corporate Simplification as if they had occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and year ended December 31, 2025 give effect to the Transaction and the Corporate Simplification as if they had occurred on January 1, 2025.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included in, or incorporated by reference into, this proxy statement/prospectus:

•	The historical audited consolidated financial statements of OppFi for the year ended December 31, 2025;

•	The historical audited consolidated financial statements of BNCC for the year ended December 31, 2025;

•	The historical unaudited consolidated financial statements of OppFi as of and for the period ended March 31, 2026; and

•	The historical unaudited consolidated financial statements of BNCC as of and for the period ended March 31, 2026.

The unaudited pro forma condensed combined financial information should also be read together with other financial data included elsewhere in, or incorporated by reference into, this proxy statement/prospectus.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Amounts presented reflect the accounting for the acquisition of BNCC by OppFi. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the Transaction and the Corporate Simplification been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required OppFi’s management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial information appearing below also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Transaction.

OppFi Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026

(in thousands, except share data)	OppFi Historical, as Reclassified (Note 3)		Up-C Collapse (Note 3)		OppFi Pro Forma Up-C Collapse	BNCC Historical, as Reclassified (Note 3)		Transaction Accounting Adjustments (Note 7)		Pro Forma Combined
Assets
Cash and cash equivalents	$63,865		$—		$63,865	$179,736		$—	(a)	$243,601
Restricted cash	36,055		—		36,055	—		—		36,055
Debt securities available for sale	—		—		—	111,054		—		111,054
Federal Reserve Bank and Federal Home Loan Bank stock	—		—		—	2,466		—		2,466
Finance receivables at fair value	479,873		—		479,873	—		—		479,873
Loans held for investment, net of allowance for credit losses	—		—		—	725,987		(3,677)	(b)	722,310
Premises, equipment and software, net	32,184		—		32,184	9,870		4,819	(c)	46,873
Deferred tax asset	31,492		73,053	(13)	104,545	5,077	(4)	(5,080)	(d)	104,542
Goodwill	—		—		—	—		1,554	(e)	1,554
Core deposit intangibles	—		—		—	—		23,366	(f)	23,366
Other assets	76,518	(1)	—		76,518	28,660	(5)	—		105,178

Total assets	$719,987		$73,053		$793,040	$1,062,850		$20,982		$1,876,872

Liabilities and stockholders’ equity
Liabilities:
Deposits:
Noninterest bearing	$—		$—		$—	$174,630		$—		$174,630
Interest bearing	—		—		—	757,832		(445)	(g)	757,387

Total deposits	—		—		—	932,462		(445)		932,017
Trust Preferred	—		—		—	15,464		(2,787)	(h)	12,677
Accounts payable and accrued expenses	41,610	(2)	—		41,610	3,602	(6)	14,317	(i)	59,529
Senior debt	284,260		—		284,260	—		69,459	(a)	353,719
Tax receivable agreement liability	35,046		5,760	(14)	40,806	—		—		40,806
Other liabilities	16,089	(3)	—		16,089	2,730	(4), (7)	—		18,819

Total liabilities	377,005		5,760		382,765	954,258		80,544		1,417,567

Stockholders’ equity:
Common stock	3		6	(15)	9	37		(36)	(j), (k)	10
Class V voting stock	6		(6)	(15)	—	—		—		—
Additional paid-in capital	112,297		334,621	(16)	446,918	27,246		36,100	(j), (k)	510,264
(Accumulated deficit) Retained earnings	(5,179)		—		(5,179)	89,602		(103,919)	(k)	(19,496)
Treasury stock, at cost	(31,473)		—		(31,473)	(2,753)		2,753	(k)	(31,473)
Accumulated other comprehensive loss	—		—		—	(5,540)		5,540	(k)	—

Total stockholders’ equity	75,654		334,621		410,275	108,592		(59,562)		459,305
Noncontrolling interest	267,328		(267,328)	(15)	—	—		—		—

Total stockholders’ equity	342,982		67,293		410,275	108,592		(59,562)		459,305

Total liabilities and stockholders’ equity	$719,987		$73,053		$793,040	$1,062,850		$20,982		$1,876,872

See notes to the unaudited pro forma condensed combined financial statements.

OppFi Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended March 31, 2026

(in thousands, except share data)	OppFi Historical, as Reclassified (Note 3)		Up-C Collapse (Note 3)		OppFi Pro Forma Up-C Collapse	BNCC Historical, as Reclassified (Note 3)		Transaction Accounting Adjustments (Note 7)		Pro Forma Combined
Interest income:
Interest and fees on loans	$150,526		$—		$150,526	$11,186		$248	(l)	$161,960
Interest and dividends on investments	—		—		—	2,720		—		2,720
Other interest income	494	(8)	—		494	—		—		494

Total interest income	151,020		—		151,020	13,906		248		165,174
Interest expense:
Interest on deposits	—		—		—	4,491		—		4,491
Interest on borrowings	8,510		—		8,510	197		59	(m)	8,766

Total interest expense	8,510		—		8,510	4,688		59		13,257

Net interest income	142,510		—		142,510	9,218		189		151,917
Other income	2,213	(9)	—		2,213	1,410		—		3,623

Total net revenue	144,723		—		144,723	10,628		189		155,540
Provision for credit losses on finance receivables	—		—		—	(385)		—		(385)
Change in fair value of finance receivables	(64,583)		—		(64,583)	—		—		(64,583)
Noninterest expenses:
Professional fees	7,264		—		7,264	820		—		8,084
Salaries and employee benefits	14,254		—		14,254	3,989		—		18,243
Direct marketing costs	10,385		—		10,385	140		—		10,525
Occupancy	871		—		871	452		—		1,323
Other expenses	10,652	(10)	—		10,652	2,032	(12)	834	(n)	13,518

Total noninterest expenses	43,426		—		43,426	7,433		834		51,693

Income from operations	36,714		—		36,714	2,810		(645)		38,879
Change in fair value of warrant liabilities	21,295		—		21,295	—		—		21,295

Income before income taxes	58,009		—		58,009	2,810		(645)		60,174
Income tax expense	3,971		8,628	(17)	12,599	646		(143)	(o)	13,102

Net income	54,038		(8,628)		45,410	2,164		(502)		47,072
Less: net income attributable to noncontrolling interest	25,637		(25,637)		—	—		—		—

Net income attributable to OppFi	$28,401		$17,009		$45,410	$2,164		$(502)		$47,072

Earnings per common share
Earnings per common share:
Basic	$1.06				$0.53	$0.61				$0.51
Diluted	$0.56				$0.53	$0.61				$0.51
Weighted average common shares outstanding:
Basic	26,778,432		58,694,615		85,473,047	3,541,774		3,269,717		92,284,538
Diluted	86,195,269		—		86,195,269	3,541,774		3,269,717		93,006,760

See notes to the unaudited pro forma condensed combined financial statements.

OppFi Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2025

(in thousands, except share data)	OppFi Historical as Reclassified (Note 3)		Up-C Collapse (Note 3)		OppFi Pro Forma Up-C Collapse	BNCC Historical, as Reclassified (Note 3)		Transaction Accounting Adjustments (Note 7)		Pro Forma Combined
Interest income:
Interest and fees on loans	$591,769		$—		$591,769	$43,276		$973	(l)	$636,018
Interest and dividends on investments	—		—		—	8,195		—		8,195
Other interest income	2,123	(8)	—		2,123	—		—		2,123

Total interest income	593,892		—		593,892	51,471		973		646,336
Interest expense:
Interest on deposits	—		—		—	16,418		445	(g)	16,863
Interest on borrowings	39,367		—		39,367	895		236	(m)	40,498

Total interest expense	39,367		—		39,367	17,313		681		57,361

Net interest income	554,525		—		554,525	34,158		292		588,975
Other income, net	3,959	(9)	—		3,959	5,695		—		9,654

Total net revenue	558,484		—		558,484	39,853		292		598,629
Provision for credit losses on finance receivables	—		—		—	(1,595)		—		(1,595)
Change in fair value of finance receivables	(215,868)		—		(215,868)	—		—		(215,868)
Noninterest expenses:
Salaries and employee benefits	60,695		—		60,695	15,518		—		76,213
Direct marketing costs	50,890		—		50,890	827		—		51,717
Professional fees	20,103		—		20,103	1,289		14,317	(i)	35,709
Technology costs	12,433		—		12,433	—		—		12,433
Payment processing fees	6,589		—		6,589	—		—		6,589
Occupancy	4,127		—		4,127	1,557		—		5,684
Other expenses, net	20,300	(11)	—		20,300	7,629	(12)	3,338	(n)	31,267

Total noninterest expenses	175,137		—		175,137	26,820		17,655		219,612

Income from operations	167,479		—		167,479	11,438		(17,363)		161,554
Change in fair value of warrant liabilities	(11,347)		—		(11,347)	—		—		(11,347)

Income before income taxes	156,132		—		156,132	11,438		(17,363)		150,207
Income tax expense	9,885		29,823	(17)	39,708	2,667		(737)	(o)	41,638

Net income	146,247		(29,823)		116,424	8,771		(16,626)		108,569
Less: net income attributable to noncontrolling interest	119,918		(119,918)		—	—		—		—

Net income attributable to OppFi	$26,329		$90,095		$116,424	$8,771		$(16,626)		$108,569

Earnings per common share
Earnings per common share:
Basic	$0.99				$1.35	$2.48				$1.17
Diluted	$0.99				$1.33	$2.48				$1.15
Weighted average common shares outstanding:
Basic	26,506,458		59,709,545		86,216,003	3,541,356		3,270,135		93,027,494
Diluted	26,506,458		61,035,786		87,542,244	3,542,236		3,269,255		94,353,735

See notes to the unaudited pro forma condensed combined financial statements.

OppFi Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 and are presented after giving effect to the Transaction and the Corporate Simplification. The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to the Transaction and the Corporate Simplification as if they had occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and year ended December 31, 2025 give effect to the Transaction and the Corporate Simplification as if they had occurred on January 1, 2025.

The Transaction will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price as compared to the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the acquired assets and assumed liabilities of BNCC at their respective fair values and represents OppFi management’s estimates based on the information available at the time of this proxy statement/prospectus. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the Transaction is completed and after completion of a final analysis to determine the fair values of BNCC’s tangible, and identifiable intangible, assets and liabilities as of the Closing Date.

The unaudited pro forma condensed combined financial information, including adjustments that give effect to the below transaction and transaction accounting adjustments as defined in Article 11-02(a)(6), were prepared in accordance with GAAP:

Corporate Simplification

On April 28, 2026, prior to OppFi’s entry into the Merger Agreement, OppFi entered into a Corporate Simplification Agreement (the “CSA”) with Opportunity Financial, LLC (“OpCo”), OppFi Management Holdings, LLC (“Management Holdings”), OppFi Shares, LLC (“OFS”), the TRA Party Representative (as defined therein), and certain existing equity holders of OpCo (the “Exchanging Parties”), providing for a series of transactions designed to simplify OppFi’s corporate structure (the “Corporate Simplification”).

Pursuant to the CSA, the Exchanging Parties exchanged all of their issued and outstanding units of OpCo (the “OpCo Units”) for shares of OppFi Class A Common Stock on a one for one basis and OFS surrendered the shares of Class V common stock, par value $0.0001 per share, of OppFi (“OppFi Class V Common Stock”) it held associated with such exchanged units, each in accordance with the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated July 20, 2021, following which, OppFi owned approximately 94.7% of OpCo. Immediately following such exchanges, in accordance with the Agreement and Plan of Merger, dated April 28, 2026 (the “OpCo Merger Agreement”), by and among OppFi, OpCo, Management Holdings, OFS and Oak Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of OppFi (“Oak Merger Sub”), Oak Merger Sub merged with and into OpCo, with OpCo surviving (the “OpCo Merger”). At the effective time of the OpCo Merger, each remaining OpCo Unit held by holders other than OppFi, constituting approximately 5.3% of the issued and outstanding OpCo Units, was canceled and converted into the right to receive one share of OppFi Class A Common Stock and all remaining shares of OppFi Class V Common Stock were surrendered to OppFi for no consideration. Immediately following the closing of the OpCo Merger, Management Holdings distributed the OppFi Class A Common Stock received in the OpCo Merger to its members in redemption of their interests in Management Holdings.

As a result of the Corporate Simplification, all OppFi stockholders now hold OppFi Class A Common Stock with identical economic and voting interests and OpCo is a direct, wholly owned subsidiary of OppFi.

In connection with the Corporate Simplification, the CSA provides for an amendment and termination of that certain Tax Receivables Agreement, dated July 20, 2021, by and among OppFi, OpCo and the other persons named therein (as amended, the “TRA”). The amendment to the TRA, among other things, provides for an aggregate early termination payment of $40.8 million, payable to the parties to the TRA (the “TRA Parties”) in accordance with the terms and upon the conditions of the TRA (the “Early Termination Payments”). Such Early Termination Payments will be made to the applicable TRA Parties in equal installments on May 8, 2026 and September 1, 2026, subject to acceleration with respect to any portions of the Early Termination Payments outstanding as of the closing of the Merger Agreement. Upon payment of the Early Termination Payments, the TRA will terminate in its entirety and all obligations of OppFi and OpCo thereunder will be extinguished. The CSA also provides for mutual releases among OppFi, OpCo and the TRA Parties with respect to the TRA, pursuant to which, among other things, the TRA Parties will release OppFi, OpCo and their affiliates from any further obligations under the TRA (other than the right to receive the Early Termination Payments) and OppFi and OpCo provide reciprocal releases to the TRA Parties.

Note 2. Accounting Policies

As part of preparing the unaudited pro forma condensed combined financial information, OppFi conducted a preliminary review of the accounting policies of BNCC to determine if differences in accounting policies would result in material differences on the unaudited pro forma condensed combined financial information. Based on this initial review, OppFi did not identify any material adjustments to conform the accounting policies used to produce BNCC’s historical financial statements to those of OppFi. OppFi did, however, identify an area subject to significant estimation technique, specifically the determination of the allowance for credit losses for BNCC’s loans held for investment. Upon completion of the Transaction, OppFi will perform a comprehensive review of BNCC’s accounting policies. As a result of this comprehensive review of BNCC’s accounting policies after the Closing Date, OppFi’s management may identify differences between the accounting policies of OppFi and BNCC, which when conformed, could have a material impact on the financial statements of the combined company.

All dollar amounts presented in the unaudited pro forma condensed combined financial information are in thousands (unless otherwise stated).

Note 3. Reclassification and Corporate Simplification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, OppFi’s management performed a preliminary analysis of BNCC’s financial information to identify differences in BNCC’s financial statement presentation as compared to that of OppFi. As a result, certain reclassification adjustments have been made to conform BNCC’s historical financial statement presentation to OppFi’s financial statement presentation. In addition, certain reclassification adjustments have been made to conform OppFi’s historical financial statement presentation in accordance with Article 9 of Regulation S-X financial statement requirements relating to banks and bank holding companies.

Below is a summary of reclassification adjustments made to conform BNCC’s historical balance sheet presentation as of March 31, 2026 to OppFi’s historical balance sheet presentation as of March 31, 2026.

(in thousands)	OppFi Historical	Reclassification		BNCC Historical	Reclassification
Assets			Assets
Cash and cash equivalents	$63,865	$—	Cash and cash equivalents	$179,736	$—
Restricted cash	36,055	—	Debt securities available for sale	111,054	—
Finance receivables at fair value	502,558	(22,685)	Federal Reserve Bank and Federal Home Loan Bank stock	2,466	—
Equity method investment	19,145	(19,145)	Loans held for investment, net of allowance for credit losses	725,987	—
Debt issuance costs, net	4,490	(4,490)	Premises and equipment, net	9,870	—
Premises, equipment and software, net	32,184	—	Operating lease right-of-use asset	606	(606)
Operating lease right-of-use assets	8,424	(8,424)	Accrued interest receivable	4,059	(4,059)
Deferred tax asset	31,492	—	Deferred tax asset	—	5,077
Other assets	21,774	54,744	Other assets	29,078	(418)
Total assets	719,987	—	Total assets	1,062,856	(6)
Liabilities			Liabilities
Accounts payable	1,844	(1,844)	Noninterest bearing deposits	174,630	—
Accrued expenses	39,766	(39,766)	Interest bearing deposits	757,832	—
Accounts payable and accrued expenses	—	41,610	Trust Preferred	15,464	—
Operating lease liabilities	10,929	(10,929)	Accrued interest payable	1,626	(1,626)
Senior debt	284,260	—	Accrued expenses	1,976	(1,976)
Warrant liabilities	5,160	(5,160)	Accounts payable and accrued expenses	—	3,602
Tax receivable agreement liability	35,046	—	Operating lease liabilities	653	(653)
Other liabilities	—	16,089	Other liabilities	2,083	647
Total liabilities	$377,005	$—	Total liabilities	$954,264	$(6)

1.

To reclassify accrued interest receivable of $22.7 million, equity method investment of $19.1 million, debt issuance costs, net of $4.5 million, and operating lease right-of-use assets of $8.4 million to Other assets.

2.	To reclassify accounts payable of $1.8 million and accrued expenses of $39.8 million to Accounts payable and accrued expenses.

3.	To reclassify operating lease liabilities of $10.9 million and warrant liabilities of $5.2 million to Other liabilities.

4.	To reclassify deferred tax asset of $5.1 million from Other assets to Deferred tax asset and deferred tax liability of $6 thousand from Other liabilities to Deferred tax asset.

5.	To reclassify operating lease right-of-use assets of $0.6 million and accrued interest receivable of $4.1 million to Other assets.

6.	To reclassify accrued interest payable of $1.6 million and accrued expenses of $2.0 million to Accounts payable and accrued expenses.

7.	To reclassify operating lease liabilities of $0.7 million to Other liabilities.

Below is a summary of reclassification adjustments made to conform BNCC’s historical statement of income presentation for the three months ended March 31, 2026 and the year ended December 31, 2025 to OppFi’s historical statement of operations presentation for the three months ended March 31, 2026 and the year ended December 31, 2025.

(in thousands)	OppFi Historical For the Three Months Ended March 31, 2026	Reclassification		BNCC Historical For the Three Months Ended March 31, 2026	Reclassification
Other revenue	$1,355	$(861)	Data processing fees	$924	$(924)
Income from equity method investment	1,120	(1,120)	Regulatory costs	131	(131)
Other income	232	1,981	Depreciation and amortization	269	(269)
Technology costs	3,329	(3,329)	Office supplies and postage	101	(101)
Payment processing fees	1,658	(1,658)	Other expenses	607	1,425
Depreciation and amortization	591	(591)
Other expenses	5,074	5,578

(in thousands)	OppFi Historical For the Year Ended December 31, 2025	Reclassification		BNCC Historical For the Year Ended December 31, 2025	Reclassification
Other revenue	$5,281	$(3,158)	Data processing fees	$3,432	$(3,432)
Income from equity method investment	4,974	(4,974)	Regulatory costs	527	(527)
Other expense, net	(4,173)	8,132	Depreciation and amortization	1,088	(1,088)
Depreciation and amortization	5,159	(5,159)	Office supplies and postage	369	(369)
Exit costs, net	(1,449)	1,449	Other expenses	2,213	5,416
Other expenses	16,590	3,710

8.

To reclassify other interest income of $0.5 million and $2.1 million, for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, from other revenue to Other interest income.

9.

To reclassify other revenue of $0.9 million and $3.2 million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, and income from equity method investment of $1.1 million and $5.0 million, for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, to Other income.

10.	To reclassify technology costs of $3.3 million, payment processing fees of $1.7 million, and depreciation and amortization of $0.6 million to Other expenses.

11.	To reclassify depreciation and amortization of $5.2 million and contra-exit costs, net expense of $1.4 million to Other expenses, net.

12.

To reclassify data processing fees of $0.9 million and $3.4 million, regulatory costs of $0.1 million and $0.5 million, office supplies and postage of $0.1 million and $0.4 million, and depreciation and amortization of $0.3 million and $1.1 million, in each case, for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, to Other expenses.

Adjustments related to the Corporate Simplification included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 and unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and year ended December 31, 2025 are as follows:

13.

To record the recognition of Deferred tax asset position of $73.1 million as a result of the Corporate Simplification. For tax purposes, the Corporate Simplification represents an asset acquisition which resulted in a step-up of tax basis calculated with reference to the fair value of consideration exchanged. The tax-effected amount of the excess tax basis over the carrying value of the assets represents the increase of OppFi’s net Deferred tax asset position.

14.	To record the adjustment to the Tax receivable agreement liability of $5.8 million as a result of the Corporate Simplification.

	Additional paid-in capital	Noncontrolling interest
Pro forma Corporate Simplification adjustments:
Change in the Deferred tax asset position	$8,366	$—
Change in the TRA liability	58,927	—
Elimination of noncontrolling interest	267,328	(267,328)

Net pro forma Corporate Simplification adjustments	$334,621	$(267,328)

15.	To record the elimination of non-controlling interest as a result of the Corporate Simplification.

16.	To record the corresponding adjustments to Additional paid-in capital as a result of the Corporate Simplification.

17.

To record the estimated income tax provision assuming OppFi’s combined income before income taxes had been subject to federal and state income tax as a C-corporation at an annualized effective tax rate of 22.2% for the three months ended March 31, 2026, and an estimated blended tax rate of 25.4% for the year ended December 31, 2025. The tax rates of the combined company could be significantly different (either higher or lower) depending on post-Transaction activities, including cash needs and changes in tax law. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended tax rate will likely vary from the actual effective tax rate in periods subsequent to completion of the Transaction.

Note 4. Preliminary Estimated Merger Consideration

Under the terms of the Merger Agreement, if the Merger is completed, for each share of BNCC Common Stock owned, BNCC stockholders will be entitled to receive, in each case without interest, (i) $19.375 in cash and (ii) a number of shares of OppFi Class A Common Stock, equal to the Exchange Ratio of 1.90 shares of OppFi Class A Common Stock for each share of BNCC Common Stock. As of April 28, 2026, the date of the Merger Agreement, the preliminary estimated Merger Consideration transferred was valued at approximately $130.7 million. This preliminary estimate was based on the closing stock price of OppFi Class A Common Stock as of April 28, 2026, which was $9.01. Given the range of prices of shares of OppFi Class A Common Stock since the announcement of the Transaction, the value of the Merger Consideration actually transferred at the closing of the Transaction may differ materially from the preliminary estimate of the value of the Merger Consideration to be transferred that is included in the unaudited pro forma condensed combined financial information.

In addition to the aforementioned Merger Consideration transferred, fractional shares will be settled in cash. OppFi and BNCC acknowledge that payment of such Cash Consideration in lieu of issuing fractional shares is not separately bargained-for consideration and instead represents an operational expedient for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares. The total amount of this cash settlement is expected to be immaterial. Therefore, an estimate for the cash settlement of fractional shares has not been reflected in the calculation of the Merger Consideration for the purposes of the unaudited pro forma condensed combined financial information presented.

As of July 20, 2026, the estimated Merger Consideration is valued at approximately $132.8 million. This estimate is based on the closing stock price of OppFi Class A Common Stock as of July 20, 2026, which was $9.30. The following table summarizes the components of the estimated Merger Consideration (in thousands, except share and per share data and the Exchange Ratio):

Estimated number of shares of BNCC Common Stock outstanding	3,522,625
Stock-based compensation to be exchanged	62,370

Total shares exchanged	3,584,995
Cash Consideration per share of BNCC Common Stock	$19.375

Total Cash Consideration	69,459
Total shares of BNCC Common Stock to be exchanged	3,584,995
Exchange Ratio	1.90
Estimated number of shares of OppFi Class A Common Stock to be issued	6,811,491
OppFi Class A Common Stock closing stock price on July 20, 2026	$9.30

Total Stock Consideration	$63,347

Total Merger Consideration	$132,806

The actual value of the Stock Consideration will depend on the market price of OppFi’s Class A Common Stock when the Transaction is consummated. OppFi believes that a 10% fluctuation in the market price of the OppFi Class A Common Stock is reasonably possible based on historical volatility, and the potential effect of such an increase or decrease on the value of the Stock Consideration would be:

(in thousands, except stock price)	OppFi Class A Common Stock Price	Estimated Value of Stock Consideration	Estimated Goodwill (Bargain Purchase Gain)
As presented	$9.30	$63,347	$1,554
10% increase	$10.23	$69,682	$7,889
10% decrease	$8.37	$57,012	$(4,781)

Note 5. Preliminary Estimated Allocation of Merger Consideration

The accounting adjustments for the Transaction include the purchase accounting entries to record the Transaction. The excess of the Merger Consideration transferred over the fair value of the net assets acquired is recognized as goodwill. The estimated fair value of net assets acquired included in the unaudited pro forma condensed combined financial statements is based upon currently available information, and certain assumptions considered reasonable by OppFi’s management, and may be revised as additional information becomes available. Estimated goodwill totaling $1.6 million is included in the accounting adjustments for the Transaction.

For purposes of this unaudited pro forma condensed combined financial information, fair value adjustments, other than for goodwill, are amortized/accreted on a straight-line basis over their estimated average remaining lives. Tax expense related to the net fair value adjustments is calculated using an estimated effective tax rate of 23.9%, which represents the estimated combined effective tax rate which includes the statutory tax rate of 21% for federal income tax purposes plus the net effect of state income taxes and adjustments. In addition, OppFi’s management estimated the deductibility of certain expenses of the Transaction for tax purposes.

Included in the accounting adjustments of the Transaction are BNCC’s estimated core deposit intangibles of $23.4 million. BNCC’s core deposit intangibles are separate from goodwill and amortized under the straight-line method over an estimated average remaining life of seven years. When the actual amount of BNCC’s core deposit intangibles is determined as of the date of the closing of the Transaction, which may be more or less than the estimated amount, the straight-line method will be used to record amortization over BNCC’s core deposit intangibles’ actual lives.

The following table summarizes the allocation of the preliminary estimate of the value of the Merger Consideration. The below allocation of the estimated Merger Consideration transferred is preliminary and incomplete. The final allocation may differ materially from the amounts presented.

(in thousands)	Amount
Assets acquired
Cash and cash equivalents	$179,736
Debt securities available for sale	111,054
Federal Reserve Bank and Federal Home Loan Bank stock	2,466
Loans held for investment, net of allowance for credit losses	722,310
Premises, equipment and software, net	14,689
Core deposit intangibles	23,366
Other assets	28,657

Total assets acquired	1,082,278
Liabilities acquired
Deposits	932,017
Trust Preferred	12,677
Other liabilities	6,332

Total liabilities acquired	951,026
Fair value of net assets acquired	131,252
Goodwill	1,554

Total Merger Consideration transferred	$132,806

Note 6. Pro Forma Transaction Accounting Adjustments

The following provides additional details about the methods and assumptions used to determine the accounting adjustments for the Transaction in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and year ended December 31, 2025. All adjustments are based on OppFi management’s current assumptions and/or valuations, which are subject to change.

a.

To record the estimated Cash Consideration paid in connection with the Transaction of $69.5 million. This estimated Cash Consideration is offset by a draw from the warehouse facilities at OpCo, that is planned to be distributed to OppFi prior to the close of the Transaction. The draw is to replenish the excess cash that has been used to pay down the warehouse facilities to minimize borrowing costs.

b.

To record the estimated fair value adjustment for BNCC’s loans, which is expected to be accreted using the effective interest method over the estimated weighted average life of the loan portfolio of approximately 4.9 years. OppFi plans to early adopt Accounting Standards Update 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans,” upon closing of the Transaction, and will record the estimated credit fair value mark related to the purchased seasoned loans of $8.6 million as a component of the allowance for credit losses (“ACL”) as part of its application of purchase accounting. Accordingly, no additional ACL will be recorded immediately following the consummation of the Transaction.

c.	To record the estimated fair value adjustments for BNCC’s fixed assets.

d.	To record the estimated income tax effect of the purchase accounting as a result of the Transaction.

e.	To record the estimated goodwill created in the Transaction of $1.6 million. The goodwill created in the Transaction is subject to material revision as the purchase price allocation is completed.

f.	To record the estimated fair value of the acquired BNCC core deposit intangibles, which is expected to be amortized using the straight-line method over seven years, of $23.4 million.

g.

To record the estimated fair value adjustment for BNCC’s interest bearing deposits, which is expected to be accreted using the effective interest method over approximately one year based on the contractual maturity of the related deposits.

h.	To record the estimated fair value adjustment for BNCC’s Trust Preferred, which is expected to be accreted using the effective interest method over eleven years based on the contractual maturity.

i.	To record the estimated non-recurring transaction costs to be incurred by OppFi of $14.3 million.

j.

To record the issuance of OppFi Class A Common Stock at the Exchange Ratio of 1.90. Adjustment results in an increase to Common stock and Additional paid-in capital for the issuance of OppFi Class A Common Stock in excess of par value to BNCC stockholders of $63.3 million.

k.	To eliminate BNCC’s historical stockholders’ equity of $108.6 million.

l.	To record the interest rate component of the loan discount accretion using the effective interest method over the estimated weighted average life of the loan portfolio.

m.	To record the estimated amortization of the fair value adjustment related to BNCC’s Trust Preferred over the contractual maturity of approximately eleven years.

n.	To record the estimated amortization of $0.8 million and $3.3 million of BNCC’s core deposit intangibles for the three months ended March 31, 2026 and year ended December 31, 2025, respectively.

o.

To recognize the tax impact of pro forma transaction-related adjustments at the estimated effective tax rate of 22.2% for the three months ended March 31, 2026, and 24.2% for the year ended December 31, 2025, further adjusted by the expected treatment of estimated transaction costs based on their estimated deductibility for tax purposes.

Note 7. Pro Forma Earnings Per Common Share

The unaudited pro forma basic and diluted EPS for the three months ended March 31, 2026 and the year ended December 31, 2025 have been calculated based on the estimated weighted average shares outstanding as if the shares to be issued in connection with the CSA and the Transaction had been issued and outstanding as of January 1, 2025. The following table summarizes the calculation of unaudited pro forma basic and diluted EPS.

(in thousands, except share data and per share amounts)	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Historical weighted-average OppFi Class A Common Stock outstanding - Basic	26,778,432	26,506,458
OppFi Class A Common Stock issued as a result of the CSA	58,694,615	59,709,545
OppFi Class A Common Stock to be issued to BNCC stockholders	6,811,491	6,811,491

Pro forma weighted-average OppFi Class A Common Stock outstanding - Basic	92,284,538	93,027,494
Effect of dilutive securities(1)	722,222	1,326,241

Pro forma weighted-average OppFi Class A Common Stock outstanding - Diluted	93,006,760	94,353,735

Pro forma net income attributable to OppFi	$47,072	$108,569
Pro forma earnings per common share - Basic	$0.51	$1.17
Pro forma earnings per common share - Diluted	$0.51	$1.15

(1)	Dilutive securities comprise of OppFi’s stock options, restricted stock units and performance stock units.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about OppFi or BNCC. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings OppFi makes with the SEC, as described in the section entitled “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about OppFi and BNCC contained in this proxy statement/prospectus or in the public reports of OppFi filed with the SEC may supplement, update or modify the factual disclosures about OppFi and BNCC contained in the Merger Agreement. The Merger Agreement contains representations and warranties by OppFi, on the one hand, and by BNCC, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the Merger Agreement by OppFi and BNCC were qualified and subject to important limitations agreed to by OppFi and BNCC in connection with negotiating the terms of the Merger Agreement.

In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally understood by stockholders to be applicable and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure letters that OppFi and BNCC each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about OppFi and BNCC at the time they were made or otherwise.

Structure of the Transaction

Each of the OppFi Board and the BNCC Board has approved, by unanimous vote of their respective directors at the respective meetings convened for the purpose of considering the Merger Agreement and the Transaction, including the Merger and the Bank Merger.

The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth therein:

•

BNCC will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of OppFi (the “Surviving Company”). In connection with the Merger, (i) each issued and outstanding share of BNCC Common Stock as of immediately prior to the Effective Time (other than Canceled Shares and Appraisal Shares (as defined below), which will be treated as described under “—Appraisal” below) will be converted automatically into the right to receive the Merger Consideration; and

•

Immediately following the Merger, an interim national bank and wholly owned subsidiary of OppFi (which has been or will be formed before the date thereof) (“OppFi Interim Bank”) will merge with and into BNC (the “Bank Merger” and, together with the Merger, the “Transaction”), with BNC surviving the Bank Merger (the “Surviving Bank”). Immediately following the Bank Merger, OppFi will promptly contribute or cause to be contributed, by merger or otherwise, certain assets to the Surviving Bank, and the Surviving Bank will execute its business plan (collectively, the “Core Transactions”). OppFi has principal responsibility for effecting the Core Transactions and obtaining the related regulatory approvals, and BNCC and BNC have agreed to cooperate in good faith in connection therewith.

For U.S. federal income tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the Merger Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Merger Consideration

At the Effective Time, each share of BNCC Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Appraisal Shares) will be automatically converted into the right to receive the Merger Consideration, without interest thereon and less any applicable withholding of taxes. The Merger Consideration consists of (i) the Cash Consideration, which is an amount equal to $19.375 per share in cash and (ii) the Stock Consideration, which is equal to the Exchange Ratio of 1.90 validly issued, fully paid and nonassessable shares of OppFi Class A Common Stock per share, in each case without interest. All shares of BNCC Common Stock converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled at the Effective Time and the holders of such shares will cease to have any rights with respect thereto, except for the right to receive the Merger Consideration to be paid and issued in consideration therefor.

Adjustments

If, at any time during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of BNCC Common Stock or OppFi Class A Common Stock, or securities exchangeable into or exercisable for shares of BNCC Common Stock or OppFi Class A Common Stock, occurs as a result of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of BNCC Common Stock or OppFi Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the Merger Consideration and any other number or amount in the Merger Agreement that is based upon the price or the number or fraction of shares of BNCC Common Stock or OppFi Class A Common Stock will be appropriately adjusted to reflect such stock split, reverse share split, dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided that (i) in no event will the aggregate Merger Consideration after giving effect to any such event exceed the value of the Merger Consideration that would have been payable had such event not occurred, and (ii) this will not permit any party to take any action with respect to its securities that is expressly prohibited by the terms of the Merger Agreement.

Treatment of Nonqualified Deferred Compensation Plan and Deferred Compensation Plan for Directors

Pursuant to the Merger Agreement, prior to the Effective Time, the BNCC Board (or an appropriate committee thereof) will adopt resolutions and take such other actions as may be required to provide for the treatment of BNCC’s Nonqualified Deferred Compensation Plan and its Deferred Compensation Plan for Directors contemplated by the BNCC Disclosure Letter (as defined below), with the form and substance of such resolutions and actions subject to OppFi’s review and approval (not to be unreasonably withheld or delayed). Benefits under the Nonqualified Deferred Compensation Plan will become fully vested in connection with the Merger and distributed within five business days prior to the Effective Time (with certain accounts paid in cash and certain retirement accounts distributed in BNCC Common Stock), and the plan will terminate within five business days following the Effective Time. The Deferred Compensation Plan for Directors will be amended to provide for distributions in BNCC Common Stock within five business days prior to the Effective Time, and that plan also will terminate within five business days following the Effective Time.

Fractional Shares

No fractional shares of OppFi Class A Common Stock will be issued upon the conversion of shares of BNCC Common Stock. Fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of OppFi Class A Common Stock. All fractional shares to which a single record holder of BNCC Common Stock would be otherwise entitled to receive will be aggregated and calculations will be rounded to three decimal places. In lieu of any such fractional shares, each holder of BNCC Common Stock that would otherwise be entitled to such fractional shares will be entitled to be paid an amount in cash (without interest and rounded down to the nearest cent), equal to the product of (x) such fractional part of a share of OppFi Class A Common Stock and (y) the closing price on the NYSE for a share of OppFi Class A Common Stock on the last trading day immediately preceding the date of the Merger Agreement.

Closing and Effective Time of the Transaction

Unless the Merger Agreement has earlier been terminated, and unless otherwise mutually agreed in writing by OppFi and BNCC, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the fifth business day following the satisfaction (or written waiver, if permitted by applicable law) of the conditions to closing of the Transaction, other than those conditions that, by their nature, are to be satisfied at the closing of the Transaction, but subject to the satisfaction (or written waiver, if permitted by applicable law) of such conditions at the Closing Date.

Subject to the terms and conditions of the Merger Agreement and the Subsidiary Plan of Merger (as defined below), the Transaction will be effectuated as follows:

•

Concurrently with the Closing, BNCC will cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and to be filed with the Secretary of State of the State of Delaware (the “DE SOS”), and will take all other actions required under the DGCL and the Delaware Limited Liability Company Act in connection with the Merger. The Merger will become effective at the time the Certificate of Merger is duly filed with, and accepted for record by, the DE SOS or at such later time (not to exceed 30 days after the Certificate of Merger is accepted for record) as OppFi and BNCC agree in writing prior to the filing and as is specified in the Certificate of Merger; and

•

Immediately following the Merger (and, for the avoidance of doubt, following the establishment of OppFi Interim Bank), OppFi Interim Bank and BNC will effect the Bank Merger pursuant to a subsidiary plan of merger (the “Subsidiary Plan of Merger”), in a form to be mutually agreed between OppFi and BNCC.

Exchange of Shares and Payment Procedures

Prior to the Closing Date, OppFi will designate and appoint the Exchange Agent, which will be a bank or trust company reasonably acceptable to BNCC, to act as the agent for the payment of the Cash Consideration and cash in lieu of fractional shares of OppFi Class A Common Stock and the distribution of the Stock Consideration at the Effective Time. Prior to the Closing Date, OppFi will enter into an agreement with the Exchange Agent in a form reasonably acceptable to BNCC and OppFi.

Exchange Fund

At or prior to the Effective Time, OppFi will deposit with the Exchange Agent (x) cash in an aggregate amount sufficient to pay the Cash Consideration, other than the amount payable in lieu of fractional shares, and (y) shares of OppFi Class A Common Stock sufficient in order for the Exchange Agent to distribute the aggregate Stock Consideration. After the Effective Time, OppFi will deposit with the Exchange Agent, as necessary from time to time, any dividends or distributions payable on shares of OppFi Class A Common Stock in respect of shares of BNCC Common Stock which had not theretofore been surrendered for exchange (such cash, shares of OppFi Class A Common Stock and dividends or other distributions with respect thereto collectively being referred to as the “Exchange Fund”).

If any funds in the Exchange Fund remain undistributed following the first anniversary of the Closing Date, OppFi and the Surviving Company will be entitled to require the Exchange Agent to deliver such funds to OppFi and the Surviving Company (as applicable), and thereafter, holders of BNCC Common Stock who have not yet complied with the foregoing procedures will only be entitled to look to OppFi and the Surviving Company for payment of claims for the Merger Consideration. Any amount remaining unclaimed by such holders of BNCC Common Stock at such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of OppFi or its designee, free and clear of all claims or interest of any person previously entitled thereto.

Exchange of Certificated Shares of BNCC Common Stock

With respect to any certificate which immediately prior to the Effective Time represented outstanding shares of BNCC Common Stock (other than the Canceled Shares or Appraisal Shares), OppFi and the Surviving Company will cause the Exchange Agent to mail, as promptly as practicable after the Effective Time (and in no event more than three business days thereafter), to each holder of record (as of immediately prior to the Effective Time) of such certificates a form of letter of transmittal together with instructions thereto regarding the surrender of BNCC Common Stock certificates. Upon the Exchange Agent’s receipt of a surrendered certificate or certificates in respect of shares of BNCC Common Stock (or affidavits in lieu thereof) together with a duly completed and validly executed letter of transmittal and such other customary documents as may reasonably be required by the Exchange Agent, OppFi and the Surviving Company will instruct the Exchange Agent to, as promptly as practicable, pay and distribute the Merger Consideration that such holder has the right to receive pursuant to the Merger Agreement for each share of BNCC Common Stock represented by such surrendered certificate, and each surrendered certificate will then be canceled. Until surrendered, each certificate representing shares of BNCC Common Stock after the Effective Time (other than certificates representing Canceled Shares and Appraisal Shares) will represent only the right to receive the Merger Consideration.

Exchange of Non-Certificated Shares of BNCC Common Stock

With respect to non-certificated shares of BNCC Common Stock represented in book-entry form (other than Canceled Shares or Appraisal Shares), OppFi and the Surviving Company will cause the Exchange Agent to pay and distribute the Merger Consideration as promptly as practicable following the Effective Time, provided that such holders may be required to comply with procedures as may customarily be required by the Exchange Agent for holders of shares in book-entry form. With respect to non-certificated shares of BNCC Common Stock held, directly or indirectly, through the Depository Trust Company (“DTC”), OppFi and BNCC will cooperate to establish procedures with the Exchange Agent, DTC and such other necessary third-party intermediaries to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of shares held by record of DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration payable for each such non-certificated share.

Interest

No interest will accrue or be paid on the Merger Consideration payable upon surrender of any stock certificate or non-certificated shares of BNCC Common Stock held in book-entry form for the benefit of the holder thereof.

Distributions

No dividends or other distributions with respect to OppFi Class A Common Stock with a record date after the Effective Time or cash payment in lieu of fractional shares will be paid to the holder of any certificate formerly representing BNCC Common Stock or the holder of any non-certificated shares of BNCC Common Stock represented in book-entry form until the surrender of such certificate or exchange of such book-entry shares, respectively. Following the surrender of such certificate or exchange of such book-entry shares, the holder of the shares of OppFi Class A Common Stock issued in exchange for such certificate or book-entry shares will, (x) at the time of delivery of the applicable OppFi Class A Common Stock, receive the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to shares of OppFi Class A Common Stock and, (y) at the appropriate payment date, also receive the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of the applicable OppFi Class A Common Stock, and a payment date subsequent to such delivery, payable with respect to shares of OppFi Class A Common Stock.

Subject to applicable law, there will be paid to the holder of the shares of OppFi Class A Common Stock issued in exchange for book-entry shares in accordance with the Merger Agreement, without interest, (x) at the time of delivery of OppFi Class A Common Stock by the Exchange Agent, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of OppFi Class A Common Stock and, (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent, and a payment date subsequent to the time of such delivery by the Exchange Agent, payable with respect to such shares of OppFi Class A Common Stock.

Lost, Stolen or Destroyed Certificates

If any stock certificate which immediately prior to the Effective Time represented shares of BNCC Common Stock entitled to receive the Merger Consideration has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the certificated shares of BNCC Common Stock formerly represented by that stock certificate claiming that stock certificate to be lost, stolen or destroyed and, if required by OppFi, the posting by that holder of a bond in such reasonable amount as OppFi may direct as indemnity against any claim that may be made against OppFi with respect to that stock certificate, the Exchange Agent (or, if after the dissolution of the Exchange Fund, OppFi) will pay, in exchange for such lost, stolen or destroyed stock certificate, the applicable aggregate Merger Consideration to be paid in respect thereof pursuant to the Merger Agreement.

Organizational Documents

At the Effective Time, by virtue of the Merger and without the necessity of further action by OppFi, Merger Sub, BNCC or any other person, (x) the certificate of formation of the Surviving Company will remain in its entirety to be in the form of the certificate of formation of Merger Sub, until thereafter amended as provided therein or by applicable law, and (y) the limited liability company agreement of the Surviving Company will remain in its entirety to be in the form of the limited liability company agreement of Merger Sub, until thereafter amended as provided therein or by applicable law.

Managing Member and Officers of the Surviving Company

At the Effective Time, by virtue of the Merger and without the necessity of further action by OppFi, Merger Sub, BNCC or any other person, the managing member of Merger Sub immediately prior to the Effective Time will be the managing member of the Surviving Company and will hold office, from and after the Effective Time, until its successor is duly elected and qualified, or until their earlier death, incapacitation, retirement, resignation or removal in accordance with the limited liability company agreement of the Surviving Company or applicable law. At the Effective Time, by virtue of the Merger and without the necessity of further action by OppFi, Merger Sub, BNCC or any other person, the officers of BNCC immediately prior to the Effective Time will be the officers of the Surviving Company and will hold office, from and after the Effective Time, until their respective successors are duly appointed and qualified, or until their earlier death, resignation, retirement, disqualification or removal in accordance with the limited liability company agreement of the Surviving Company or applicable law.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of BNCC, OppFi and Merger Sub. The representations and warranties of BNCC, OppFi and Merger Sub were made by the parties as of the date of the Merger Agreement or, in some cases, as of other specified dates. The representations and warranties do not survive the consummation of the Merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement. In addition, certain of BNCC’s representations and warranties are qualified by the disclosure letter BNCC delivered to OppFi and Merger Sub concurrently with or prior to the execution of the Merger Agreement (the “BNCC Disclosure Letter”) and information as set forth in the documents filed or furnished by BNCC and its subsidiaries pursuant to the “OTCQX Best Market tier” disclosure guidelines of the OTC Markets Group, Inc. (the “OTC”) since January 1, 2023 (collectively, the “BNCC OTC Documents”), in each case filed or furnished concurrently with or prior to the execution of the Merger Agreement, and certain of OppFi and Merger Sub’s representations and warranties are qualified by the disclosure letter OppFi and Merger Sub delivered to BNCC concurrently with or prior to the execution of the Merger Agreement (the “OppFi Disclosure Letter”) and reports, schedules, forms, statements, certifications and other documents (including exhibits) filed with or furnished to the SEC by OppFi and publicly available prior to the date that is one business day prior to the date of the Merger Agreement (excluding risk-factor disclosures and other cautionary, forward-looking or predictive statements therein).

Representations and Warranties of BNCC

The Merger Agreement contains representations and warranties made by BNCC relating to a number of matters, including the following:

•	organization, good standing and subsidiaries;

•	BNCC’s status as a bank holding company and BNC’s status as a national bank;

•

capitalization of BNCC and BNC, the absence of other outstanding equity securities or voting debt, the absence of restrictions or other contractual obligations with respect to BNC’s securities, and the ownership of subsidiaries;

•

corporate authority to enter into the Merger Agreement and, subject to the affirmative vote of holders of BNCC Common Stock representing a majority of the outstanding shares of BNCC Common Stock entitled to vote on the Merger Proposal (the “BNCC Stockholder Approval”) and the requisite regulatory approvals, to consummate the Transaction;

•	the absence of conflicts with BNCC’s organizational documents, applicable laws, judgments, contracts or permits;

•	government consents, approvals, licenses, permits, registrations and filings required to be made in connection with the Transaction;

•

regulatory reports filed by BNCC and its subsidiaries since January 1, 2023, as required to be filed or furnished with the Office of the OCC, the FDIC, the Federal Reserve, or any other governmental authority, including, without limitation, the financial statements contained in BNCC’s FR Y-9SP and BNC’s Consolidated Reports of Condition and Income (FFIEC Form 051);

•	BNCC OTC Documents filed or furnished by BNCC since January 1, 2023, BNCC’s systems and processes for internal control over financial reporting and the accuracy of financial information to be provided by BNCC to be included in this proxy statement/prospectus and other OppFi filings with the SEC in connection with the Transaction;

•	the absence of certain changes since February 28, 2026 and the absence of any BNCC Material Adverse Effect since February 28, 2026;

•	the absence of certain legal proceedings;

•	compliance with laws including anti-corruption, anti-money laundering, consumer protection, sanctions and export-import laws and the possession of permits;

•	certain tax matters;

•	certain employee benefit matters;

•	certain labor matters;

•	certain environmental matters;

•	certain matters related to intellectual property owned, licensed by or used by BNCC and its subsidiaries;

•	data privacy and technology and information security;

•	owned and leased real property;

•	contracts, including the validity and enforceability of material contracts;

•	business relationships with top vendors;

•	maintenance and sufficiency of insurance policies;

•	the absence of rights agreements and other anti-takeover provisions;

•	compliance with the Community Reinvestment Act;

•	agreements with governmental authorities;

•	investment securities;

•	derivative instruments and transactions entered into for the account of BNCC or any of its subsidiaries;

•	certain loan matters;

•	certain deposit matters;

•	allowance for credit losses;

•	certain transactions with affiliates and insiders;

•	investment advisory, broker-dealer and insurance regulatory matters;

•	the opinion of BNCC’s financial advisor, Piper Sandler & Co.; and

•	the engagement of brokers and other advisors, including related fees.

Some of the representations and warranties in the Merger Agreement made by BNCC are qualified as to “materiality” or “BNCC Material Adverse Effect.” “BNCC Material Adverse Effect” means any effect, change, event, condition, development, occurrence or state of circumstances or facts that (a) individually or in the aggregate with all other effects, changes, events or occurrences, has, or would be reasonably expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of BNCC and its subsidiaries taken as a whole or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the timely consummation by OppFi of the Transaction in accordance with the terms of the Merger Agreement. However, in the case of clause (a) of the foregoing sentence, none of the following and no effect, change, event or occurrence arising out of, or resulting from, the following will constitute or be taken into account in determining whether a BNCC Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur:

•

any effect, change, event or occurrence generally affecting the industry in which BNCC and its subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation;

•

changes or prospective changes in law or in GAAP or other accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing or any changes or prospective changes in general legal, regulatory, political or social conditions;

•

the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the Transaction; provided, however, that this exception will not apply with respect to (i) the representations and warranties (in whole or in relevant part) made by BNCC in the Merger Agreement (or the related condition to consummation of the Transaction), the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the announcement, performance or pendency of the Merger Agreement or the consummation of the Transaction and (ii) certain obligations of BNCC to use commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects;

•

acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism;

•	earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events;

•

any action taken by BNCC or its subsidiaries that is required by the Merger Agreement (other than the obligation to use commercially reasonable efforts to carry on BNCC’s business in the ordinary course of business in all material respects) or with OppFi’s written consent or at OppFi’s written request, or the failure to take any action by BNCC or its subsidiaries if that action is prohibited by the Merger Agreement;

•	any change or prospective change in BNCC’s credit rating;

•	any decline in the market price, or change in trading volume, of BNCC Common Stock;

•

any failure by BNCC to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions described in this item and the two immediately preceding items will not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the other exceptions in this definition) is or contributed to a BNCC Material Adverse Effect); or

•	any epidemic, pandemic or disease outbreak.

However, to the extent any effect, change, event or occurrence referred to in the first, second, fourth, fifth or tenth items (and the related consequences) immediately above has a disproportionately adverse effect on BNCC and its subsidiaries, as a whole, relative to other companies in BNCC’s industry, only the incremental disproportionate impact or impacts of such effect, change, event or occurrence may be taken into account when determining whether a BNCC Material Adverse Effect has occurred or would reasonably be expected to occur.

Representations and Warranties of OppFi and Merger Sub

The Merger Agreement contains representations and warranties made by OppFi and Merger Sub relating to a number of matters, including the following:

•	organization and good standing;

•	corporate authority to enter into the Merger Agreement and to consummate the Transaction;

•	the absence of conflicts with OppFi’s and Merger Sub’s organizational documents, applicable laws or material contracts;

•	capitalization and the absence of other outstanding equity securities or voting debt;

•

SEC filings filed by OppFi since January 1, 2023, financial statements, information supplied, accounting practices, securities laws and fiduciary duties and NYSE listing and corporate governance rules and regulations;

•	the absence of certain changes since December 31, 2023 and the absence of any OppFi Material Adverse Effect since December 31, 2023;

•	compliance with laws and the possession of permits;

•	government consents, approvals, licenses, permits, registrations and filings required to be made in connection with the Transaction;

•	formation and operation of Merger Sub;

•	sufficiency of funds to pay the amounts required to be paid in connection with, or as a result of, the consummation of the Transaction;

•

the absence of contracts, arrangements or understandings between OppFi, Merger Sub or their subsidiaries, on the one hand, and any member of BNCC’s management or the BNCC Board or any beneficial owner of BNCC Common Stock, on the other hand, under which any BNCC stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or agrees to vote to approve the Transaction or against any Superior Proposal;

•	brokers and other advisors, including related fees;

•	the absence of certain legal proceedings;

•	the absence of ownership of equity of BNCC;

•	the absence of “foreign person” status under the Defense Production Act of 1950 and related matters;

•	regulatory reports filed by OppFi and Merger Sub since January 1, 2023, as required to be filed or furnished with any governmental authority;

•	intellectual property owned, licensed by or used by OppFi and its subsidiaries;

•	certain tax matters;

•	transactions with affiliates and insiders;

•	certain employee benefit matters; and

•	certain matters regarding the Corporate Simplification.

Some of the representations and warranties in the Merger Agreement made by OppFi and Merger Sub are qualified as to “materiality” or “OppFi Material Adverse Effect.” “OppFi Material Adverse Effect” means any effect, change, event, condition, development, occurrence or state of circumstances or facts that (a) individually or in the aggregate with all other effects, changes, events or occurrences, has, or would be reasonably likely to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of OppFi and its subsidiaries taken as a whole or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the timely consummation by OppFi of the Transaction in accordance with the terms of the Merger Agreement. However, in the case of clause (a) of the foregoing sentence, none of the following and no effect, change, event or occurrence arising out of, or resulting from, the following will constitute or be taken into account in determining whether an OppFi Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur:

•

any effect, change, event or occurrence generally affecting the industry in which OppFi and its subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation;

•

changes or prospective changes in the law or in GAAP or other accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing or any changes or prospective changes in general legal, regulatory, political or social conditions;

•

the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the Transaction; provided, however, that this exception will not apply with respect to the representations and warranties (in whole or in relevant part) made by OppFi or Merger Sub in the Merger Agreement (or the related condition to consummation of the Transaction), the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the announcement, performance or pendency of the Merger Agreement or the consummation of the Transaction;

•

acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism;

•	earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events;

•

any action taken by OppFi or its subsidiaries that is required by the Merger Agreement or with BNCC’s written consent or at BNCC’s written request, or the failure to take any action by OppFi or its subsidiaries if that action is prohibited by the Merger Agreement;

•	any change or prospective change in OppFi’s credit rating;

•	any decline in the market price, or change in trading volume, of OppFi Class A Common Stock;

•

any failure by OppFi to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions described in this item and the two immediately preceding items will not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the other exceptions in this definition) is or contributed to an OppFi Material Adverse Effect); or

•	any epidemic, pandemic or disease outbreak.

However, to the extent any effect, change, event or occurrence referred to in the first, second, fourth, fifth or tenth items (and the related consequences) immediately above has a disproportionately adverse effect on OppFi and its subsidiaries, as a whole, relative to other companies in OppFi’s industry, only the incremental disproportionate impact or impacts of such effect, change, event or occurrence may be taken into account when determining whether an OppFi Material Adverse Effect has occurred or would reasonably be expected to occur.

Covenants and Agreements

Conduct of Business by BNCC Prior to the Effective Time

The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, except (a) as set forth in the BNCC Disclosure Letter, (b) as required by applicable law, judgment or a governmental authority, (c) as consented to in advance in writing by OppFi (which consent will not be unreasonably withheld, conditioned or delayed) or (d) as expressly permitted or required by the Merger Agreement, BNCC and its subsidiaries will:

•	use commercially reasonable efforts to carry on their business in the ordinary course of business in all material respects; and

•

solely to the extent consistent with the foregoing, use commercially reasonable efforts to (1) preserve their business relationships with banks, customers, vendors, strategic partners and others doing business with it, (2) maintain and preserve intact their and each of their subsidiaries’ current business organizations, assets and permits and (3) retain the services of their officers and key employees.

In addition, BNCC has also agreed that, except (a) as set forth in the BNCC Disclosure Letter, (b) as required by applicable law, judgment or governmental authority, (c) as consented to in advance in writing by OppFi (such consent not to be unreasonably withheld, conditioned or delayed) or (d) as expressly required or permitted by the Merger Agreement, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, BNCC and its subsidiaries will not, subject in each case to certain specified exceptions, among other things:

•

issue, sell, grant, distribute, assign, transfer, dispose of or encumber any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity, voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests) or other securities of BNCC or its subsidiaries;

•

authorize, issue, sell, deliver, dispose, grant, pledge, transfer, lease, retire, redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests) or other securities of BNCC or its subsidiaries;

•	purchase any equity interests of any person except equity interests of FHLBs or of Federal Reserve Banks in the ordinary course of business;

•

establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity voting interests, including other securities or equity interests of BNCC or its subsidiaries;

•	adjust, split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

•

incur, assume or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of BNCC or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other similar agreements to maintain any financial condition of another person (except for indebtedness of BNCC to BNC or BNC to BNCC, or the creation of deposit liabilities, purchases of federal funds, borrowings from any FHLB or sales of certificates of deposits, in each case, incurred in the ordinary course of business);

•

enter into any swap or hedging transaction or other derivative agreements, except for (1) transactions entered into in the ordinary course of business in accordance with BNCC’s hedging policy, (2) transactions related to any indebtedness or revolving facility or line of credit existing on the date of the Merger Agreement and (3) renewals or extensions of existing transactions on terms materially similar to those in effect as of the date of the Merger Agreement;

•

sell, lease, exchange, transfer or otherwise dispose of to any person, in a single transaction or series of related transactions (whether by merger, consolidation or sale of stock or assets or otherwise), any of its properties, assets or businesses, except for dispositions of assets (1) immaterial to the operation of

BNCC and BNC, (2) of less than $50,000 individually or $250,000 in the aggregate or (3) in the ordinary course of business;

•

transfer, sell, lease, license, sublicense, subject to any lien (other than a permitted lien under the Merger Agreement), cancel, abandon or allow to lapse or expire any material owned or licensed intellectual property (except for non-exclusive licenses granted in the ordinary course of business), or disclose any material confidential information or trade secrets other than pursuant to a written confidentiality agreement reasonably protective thereof;

•

grant any lien on any of its material assets (other than a permitted lien under the Merger Agreement), except to secure indebtedness in existence on the date of the Merger Agreement or otherwise permitted under the Merger Agreement or liens granted to BNCC or a wholly owned subsidiary of BNCC;

•

acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (1) any person, the capital stock or equity securities thereof or a material portion of the assets of any other person or business, or division thereof or (2) any material assets (in each case, other than purchases of equity interests of FHLBs or Federal Reserve Banks described above);

•

except as required pursuant to a plan, program, policy, agreement or other arrangement in existence as of the date of the Merger Agreement or applicable law, (1) grant to any employee, director or individual service provider any increase in compensation or benefits (except for increases in annual base salary or wage rate or target cash annual incentive opportunities to employees which are made in the ordinary course of business in connection with promotions or annual performance reviews); (2) establish, adopt, enter into, take any discretionary action under or amend any plan, program, policy, agreement or other arrangement; (3) take action to accelerate any rights or benefits or funding thereof under any plan, program, policy, agreement or other arrangement; or (4) hire or promote any employee or individual service provider or terminate the employment or engagement of any employee or individual service provider without cause, other than hirings and promotions in the ordinary course of business for employees;

•	establish or recognize any labor union, labor organization, works council or other staff representative body;

•

effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act, or any successor federal law (or any equivalent provisions under applicable law);

•

make any changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of BNCC and its subsidiaries, except as required by the applicable accounting standards, applicable law or a governmental authority (including the Financial Accounting Standards Board);

•

make (other than consistent with past practice), change or revoke any material tax election, adopt or change any material tax accounting method or change any tax accounting period, enter into any closing agreement or agreement in respect of material taxes with any governmental authority, settle any audit, examination, or other proceeding with respect to any material amount of taxes, enter into any closing agreement, voluntary disclosure agreement or similar agreement or arrangement with respect to a material amount of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, incur any liability for material taxes outside the ordinary course of business, fail to pay any material tax that becomes due and payable (including any estimated tax payments), surrender any right to claim a tax refund, offset or other reduction in tax liability, file any amended tax return, prepare or file any tax return in a manner inconsistent with past practice, or take any other similar action relating to the filing of any tax return or the payment of any material tax;

•	amend BNCC’s charter documents or the organizational documents of any subsidiaries of BNCC;

•	settle (or enter into any contract involving or providing for the settlement of or other arrangement providing concessions with respect to) any pending or threatened action against BNCC or any of its subsidiaries that would, or would reasonably be expected to, (1) result in any liability of BNCC or any subsidiary of BNCC in excess of $50,000, (2) result in injunctive or other equitable relief against BNCC or any subsidiary of BNCC, or (3) be inconsistent with the ordinary course of business;

•

file a petition in bankruptcy under any provision of federal or state bankruptcy law or adopt or consummate (1) any plan of complete or partial liquidation, dissolution, merger or consolidation of BNCC or any of its subsidiaries or (2) a restructuring, recapitalization or other reorganization of BNCC or any of its subsidiaries, or otherwise wind up the business or operations of BNCC and its subsidiaries;

•

make capital expenditures, except (1) as set forth in the BNCC Disclosure Letter, (2) capital expenditures not in excess of 10% above the budgeted amount for the principal category of the applicable capital expenditure or (3) to repair damage to facilities, properties or assets resulting from insured casualty events or to maintain the safety of individuals or such facilities, properties and assets;

•	effect any recapitalization, reclassification, reorganization or other change in the capitalization of BNCC or any of its subsidiaries;

•

cancel, modify or waive any debts or claims held by BNCC or any of its subsidiaries or waive any rights held by BNCC or any of its subsidiaries, except in the ordinary course of business (including with respect to loans as described below);

•

make any material changes in BNCC’s policies and practices with respect to insurance policies (except as required by applicable governmental authorities), including materially reducing the amount of insurance coverage currently in place, or cancel, terminate, fail to maintain in full force and effect in all material respects, allow to expire or fail to promptly replace or renew any material insurance policies;

•

take any action, or fail to take any action, that would reasonably be expected to result in any of the closing conditions not being satisfied, or that would reasonably be expected to materially impair or materially delay the consummation of the Transaction;

•

without providing seven calendar days’ prior notice to OppFi and receiving OppFi’s prior written consent thereto (not to be unreasonably withheld, conditioned or delayed), terminate (other than by its terms), amend, modify, renew (other than automatic renewals), fail to renew, assign or grant any waiver under any material contract, or enter into any contract that would be a material contract, in each case to the extent such contract is of a type described in specified provisions of the Merger Agreement;

•

engage in any new line of business, abandon or discontinue any existing line of business, create any subsidiary or joint venture, change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable to its loan portfolio or any segment thereof), implement any material change in acceptable credit risk to BNCC or BNC’s business portfolio, or materially change its policies with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, in each case, except as required by rules, policies or requirements imposed by a governmental authority;

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except as permitted for hedging and derivative transactions described above, materially change the composition or size of its investment securities portfolio, its investment securities practices or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, or, other than in the ordinary course in compliance with its policies, change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

•	set interest rates with respect to depository accounts of BNC in a manner inconsistent with the ordinary course of business in compliance with its policies;

•

make or acquire any loan or issue a commitment or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan, other than in the ordinary course in compliance with BNC’s underwriting policy and related loan policies in effect as of the date of the Merger Agreement (including permitted exceptions thereunder); provided that if OppFi does not respond to a request for consent within two business days of receiving such request together with the relevant loan package and all other material information relating thereto, OppFi’s consent will be deemed given;

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book any “brokered deposits,” as such term is defined in 12 C.F.R. § 337.6, with respect to BNCC’s and BNC’s core banking business, other than in the ordinary and usual course consistent with past practice, and, in any event, such brokered deposits may not exceed 25% of BNCC’s total liabilities (determined per the methodology used in BNC’s call report);

•

cancel, compromise, waive or release any material indebtedness owed to any person or any rights or claims held by any person, except for (1) sales of loans and sales of investment securities, in each case in the ordinary course of business, or (2) as expressly required by the terms of any contracts in force at the date of the Merger Agreement, and in any event without recourse;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;

•

permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

•	make any material change in cash management policies;

•

abandon, forfeit or fail to maintain any material permit or, other than in the ordinary course of business, make any filings with or seek any waivers from or fail to make any filings required to be made to any governmental authority that would reasonably be expected to result in a material adverse change to any material permit or the ability to consummate the Transaction;

•	fail to maintain any real property in substantially the same condition as existed on the date of the Merger Agreement, ordinary wear and tear excepted;

•

acquire, sell, lease, sublease, license, assign, transfer, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, sublease, license, assign, transfer, mortgage, pledge, encumber or otherwise dispose of, any of its assets or real properties, in each case other than in the ordinary course of business;

•

enter into any contract for the purchase, sale or lease of real property or amend, terminate or grant any waiver or consent with respect to any real property, except any renewals of existing BNCC leases in accordance with their terms in the ordinary course of business; or

•	resolve, authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions.

To the extent any action listed immediately above would otherwise be permitted as a result of it being a transaction between or among BNCC and its wholly owned subsidiaries, any such action may only be permitted to the extent that such action is not reasonably expected to adversely affect OppFi or the consummation of the Transaction, or result in noncompliance with applicable law.

Conduct of Business by OppFi Prior to the Effective Time

The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, except (a) as set forth in the OppFi Disclosure Letter, (b) as required by applicable law, judgment or a governmental authority, (c) as consented to in writing by BNCC (which consent will not be unreasonably withheld, conditioned or delayed) or (d) as expressly required or permitted by the Merger Agreement, OppFi and its subsidiaries will not, subject in each case to certain specified exceptions, among other things:

•	amend OppFi or its subsidiaries’ organizational documents in any manner that would prevent, materially delay or materially impair the Transaction; or

•	consummate (1) any plan of complete or partial liquidation or dissolution of OppFi or (2) a restructuring, recapitalization or other reorganization of OppFi.

No Control

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give BNCC, OppFi or Merger Sub, directly or indirectly, the right to control or direct any other party’s or its respective subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each party will exercise complete control and supervision over its and its subsidiaries’ operations, and any violation of these provisions will be deemed a failure to comply with or perform in all material respects for purposes of the closing conditions and the termination rights described below.

Takeover Proposals

Under the Merger Agreement, during the period from the execution and delivery of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement, BNCC has agreed that it, its subsidiaries and its and their respective employees, directors and officers will not, and BNCC will use its reasonable best efforts to cause its and its subsidiaries’ respective other representatives not to (and will expressly not authorize such representatives to), directly or indirectly:

•

initiate, solicit, knowingly assist, knowingly encourage or knowingly facilitate (1) any inquiries or requests for information with respect to, or (2) the making of, any inquiry regarding, or any proposal or offer that constitutes, in the case of clause (1) or (2), a Takeover Proposal or a Potential Takeover Proposal (including furnishing any non-public information in connection with, or for the purpose of encouraging, a Takeover Proposal or a Potential Takeover Proposal);

•

engage in, continue or otherwise participate in any negotiations or discussions concerning (except solely to notify any person of the non-solicitation provisions of the Merger Agreement), or make available or furnish or provide access to its properties, employees, officers, assets, books, contracts and records or any confidential information or data to any person in connection with, or for the purpose of encouraging any Takeover Proposal or a Potential Takeover Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal;

•

execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement, as described below), merger agreement, acquisition agreement, or other similar agreement for, relating to or in connection with any Takeover Proposal or a Potential Takeover Proposal (each, a “BNCC Acquisition Agreement”); or

•	resolve, agree or publicly propose to do any of the foregoing.

BNCC also agreed to, and to cause its subsidiaries and its and their respective employees, directors and officers to, and to use reasonable best efforts to cause its and their other representatives to, immediately cease and terminate all existing solicitations, discussions and negotiations with any third party in connection with any Takeover Proposal or Potential Takeover Proposal, to terminate any such third party’s access to any electronic data room and, within 48 hours of the execution of the Merger Agreement, to request the return or destruction of confidential information previously furnished to any third party that entered into a confidentiality agreement within the preceding 24 months in connection with its consideration of a possible Takeover Proposal or similar transaction. BNCC also agreed to enforce, and not to waive, terminate or modify, the standstill and confidentiality provisions of existing agreements unless the BNCC Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that enforcing such provisions (or failing to waive, terminate or modify them) would be reasonably expected to be inconsistent with the directors’ statutory standard of conduct under applicable law, in which case BNCC may, after prior written notice to OppFi, waive such provisions solely to the extent necessary to permit a confidential Takeover Proposal to be made to the BNCC Board on the conditions specified in the Merger Agreement.

Further, following the date of the Merger Agreement, BNCC will promptly (and in any event within 24 hours) provide OppFi with written notice of receipt of any Takeover Proposal or Potential Takeover Proposal. Such notice will indicate the identity of the third party making the Takeover Proposal or Potential Takeover Proposal, and include a summary of the material terms and conditions thereof, along with copies of any draft agreements, term sheets, indications of interest or other materials received from such third party or its representatives. BNCC has agreed to keep OppFi reasonably informed on a current basis and in writing of the status of and any developments relating to or other changes in any Takeover Proposal or Potential Takeover Proposal or the negotiations or discussions relating thereto, and will provide OppFi with copies of all correspondence relating thereto and all drafts, outlines or summaries of any documents relating thereto and written notice of any non-public information requests relating to such Takeover Proposal or Potential Takeover Proposal.

Notwithstanding the restrictions described above, if at any time prior to obtaining the BNCC Stockholder Approval, BNCC receives an unsolicited Takeover Proposal from any third party after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement, then:

(i)

BNCC and its representatives may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited written Takeover Proposal that the BNCC Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; and

(ii)

if the BNCC Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that (A) the Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would be reasonably expected to be inconsistent with the directors’ statutory standard of conduct under applicable law (a “Qualifying BNCC Takeover Proposal”), then, (1) promptly (and no later than 24 hours) after the BNCC Board has determined that such Takeover Proposal constitutes a Qualifying BNCC Takeover Proposal, BNCC must provide written notice to OppFi of such determination and (2) prior to the receipt of the BNCC Stockholder Approval and as long as such Takeover Proposal constitutes a Qualifying BNCC Takeover Proposal, and after delivering written notice to OppFi of such determination, BNCC and any of its representatives may, as applicable:

(x)

enter into an Acceptable Confidentiality Agreement with the third party making such Qualifying BNCC Takeover Proposal and furnish information (including non-public information) with respect to BNCC and its subsidiaries or provide access to the properties, employees, officers, assets, books, contracts and records of BNCC and its subsidiaries, in each case, to the third party who has made such Takeover Proposal and its respective representatives and financing sources; provided that BNCC must provide to OppFi any non-public information concerning BNCC or its subsidiaries provided to such third party that was not previously provided to OppFi, prior to or concurrently with the time it is provided to such third party; and

(y)	engage in or otherwise participate in discussions or negotiations with the third party making such Qualifying BNCC Takeover Proposal and its representatives and financing sources.

In this proxy statement/prospectus, references to:

“Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by BNCC from and after the date of the Merger Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to BNCC than those contained in the amended and restated confidentiality and nondisclosure agreement dated as of January 23, 2026, by and between BNCC, BNC and Opportunity Financial, LLC (“OpCo”) (the “Nondisclosure Agreement”), except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (ii) any confidentiality agreement entered into prior to the date of the Merger Agreement; provided, however, that any Acceptable Confidentiality Agreement will not prohibit compliance by BNCC or any of its subsidiaries with any of the provisions of the Merger Agreement;

“Superior Proposal” means any bona fide written Takeover Proposal made after the date of the Merger Agreement that the BNCC Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) is more favorable to BNCC stockholders than the Transaction (taking into account all the terms and conditions of such proposal and the Merger Agreement (including the BNCC Termination Fee, any changes proposed by OppFi to the terms of the Merger Agreement and the potential time delays and other risks to consummation associated with such Takeover Proposal)), (ii) is reasonably capable of being completed taking into account all legal, regulatory, financial, financing and other aspects of such Takeover Proposal and of the Merger Agreement considered relevant by the BNCC Board and (iii) if an all- or part-cash transaction, for which financing is fully committed or reasonably likely to be available at signing and consummation of the transaction contemplated by such Takeover Proposal; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Takeover Proposal will be deemed to be references to “50%”;

“Takeover Proposal” means any inquiry, proposal or offer (and any amendment, modification, or other change thereto) from any person or group of persons (other than OppFi and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of BNCC and its subsidiaries (based on the fair market value thereof, as determined in good faith by the BNCC Board) or 20% or more of the consolidated revenues, operating income or net income of BNCC and its subsidiaries, including through the acquisition of equity interests of one or more subsidiaries of BNCC owning such assets, (ii) acquisition of beneficial ownership of securities representing 20% or more of the voting power of the then outstanding BNCC Common Stock and other voting securities of BNCC, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding BNCC Common Stock and other voting securities of BNCC, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BNCC or any of its subsidiaries pursuant to which the holders of the voting power of BNCC immediately prior to such transaction would cease to beneficially own securities representing eighty percent (80%) or less of the aggregate voting power of the voting securities of BNCC, such subsidiary, the surviving entity or the resulting direct or indirect parent of BNCC or such surviving entity, (v) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization, take private transaction or other similar transaction) of twenty percent (20%) or more of the total voting power of the outstanding BNCC Common Stock and other voting securities of BNCC, or (vi) any combination, or transaction substantially similar to, any of the foregoing; provided, however, that the Merger Agreement and the Transaction, together with any modifications to the Merger Agreement proposed by OppFi and Merger Sub, will not be deemed a Takeover Proposal; and

“Potential Takeover Proposal” means any proposal, inquiry or offer that could reasonably be expected to lead to a Takeover Proposal.

BNCC Board Recommendation; BNCC Adverse Recommendation Change

Except as permitted by the terms of the Merger Agreement, until the earlier of the Effective Time and the valid termination of the Merger Agreement, the BNCC Board will not:

•

fail to make or include the recommendation that BNCC stockholders approve the Transaction, including the Merger and the Bank Merger (the “BNCC Board Recommendation”), in this proxy statement/prospectus;

•	withhold, withdraw or modify in a manner adverse to OppFi the BNCC Board Recommendation, or publicly propose to do any of the foregoing;

•	recommend the approval or adoption of, or endorse, approve or adopt, or submit to a vote of any BNCC securityholders, a Takeover Proposal, or propose publicly to do any of the foregoing;

•

fail to publicly reaffirm the BNCC Board Recommendation within ten business days following receipt of a written request by OppFi to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal (provided that OppFi may only make one such request per Takeover Proposal (or per material modification thereof));

•

fail to recommend against any Takeover Proposal that has been publicly disclosed by the date that is the earlier of (i) five business days prior to the Special Meeting and (ii) ten business days after the public disclosure thereof (any action described in the foregoing, a “BNCC Adverse Recommendation Change”);

•	execute or enter into (or cause or permit BNCC or any of its subsidiaries to execute or enter into) any BNCC Acquisition Agreement, other than any Acceptable Confidentiality Agreement;

•

take any action to make the provisions of any anti-takeover law or any restrictive provision of any applicable anti-takeover provision in the governing documents of BNCC, inapplicable to any transactions contemplated by a Takeover Proposal or Potential Takeover Proposal (including approving any transaction under the DGCL); or

•	resolve, agree or propose to take any such actions.

However, none of the following actions, taken by the BNCC Board, will be deemed to be a BNCC Adverse Recommendation Change:

(i)	making a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, so long as such communication includes a reaffirmation of the BNCC Board Recommendation;

(ii)

electing to take no position with respect to a Takeover Proposal that is a tender offer or exchange offer until the earlier of (I) the close of business on the fifth business day prior to the Special Meeting and (II) the close of business on the tenth business day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act, so long as on such tenth business day the BNCC Board publicly recommends against such tender offer or exchange offer;

(iii)

solely if and to the extent required by applicable law, disclosing that BNCC has received a Takeover Proposal and determined that such Takeover Proposal constitutes a Qualifying BNCC Takeover Proposal, provided that such disclosure states that the BNCC Board has not changed or withdrawn the BNCC Board Recommendation; and

(iv)

solely if and to the extent required by applicable law, disclosing that BNCC has delivered to OppFi a notice that BNCC has received a Superior Proposal and determined that the applicable Qualifying BNCC Takeover Proposal constitutes a Superior Proposal, provided that any such disclosure will be deemed a BNCC Adverse Recommendation Change unless, within two calendar days following expiration of the notice period described below, BNCC publicly announces that such Takeover Proposal does not constitute a Superior Proposal, rejects such Takeover Proposal and reaffirms the BNCC Board Recommendation.

In addition, nothing in the Merger Agreement in and of itself prohibits BNCC or the BNCC Board from (i) taking and disclosing to BNCC stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to BNCC stockholders that is required by applicable law; provided that any such disclosure will be deemed a BNCC Adverse Recommendation Change unless it includes a reaffirmation of the BNCC Board Recommendation, and neither BNCC nor the BNCC Board may recommend that BNCC stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Takeover Proposal) unless the BNCC Board has effected a BNCC Adverse Recommendation Change in accordance with the Merger Agreement.

Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to obtaining the BNCC Stockholder Approval, if BNCC has received a Superior Proposal and BNCC has complied in all material respects with relevant provisions of the Merger Agreement in relation to such Superior Proposal, the BNCC Board may (x) make a BNCC Adverse Recommendation Change with respect to such Superior Proposal and (y) cause BNCC to enter into a definitive agreement to effectuate such Superior Proposal and terminate the Merger Agreement and, if applicable, pay or cause to be paid, prior to or concurrent with such termination, the BNCC Termination Fee, if, in each case, all of the following conditions are met:

•

the BNCC Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such actions would be inconsistent with directors’ statutory standard of conduct under applicable law;

•

BNCC must provide written notice to OppFi at least four calendar days prior to effecting a BNCC Adverse Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal of its intent to take such action, specifying in reasonable detail the basis therefor, including the identity of the person or group of persons making such Superior Proposal (including a copy of all agreements to be entered into in connection with such Superior Proposal, with customary redaction of any fee letters with respect thereto) (a “BNCC Change of Recommendation/Termination Notice”);

•

prior to effecting a BNCC Adverse Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, BNCC negotiates and causes its representatives to negotiate with OppFi in good faith and with time being of the essence (to the extent OppFi desires to negotiate) during the four calendar day period to enable OppFi to propose revisions to the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; and

•

no earlier than the end of the four calendar day period, the BNCC Board determines (after consultation with its financial advisors and outside legal counsel), after considering in good faith any such revisions proposed by OppFi during the four calendar day period, that such Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed by OppFi were to be given effect and if the failure to take such action would be inconsistent with the directors’ statutory standard of conduct under applicable law.

Following delivery of a BNCC Change of Recommendation/Termination Notice in the case of a Superior Proposal, in the event of any material revision to the Superior Proposal, BNCC must provide a new BNCC Change of Recommendation/Termination Notice to OppFi, and any BNCC Adverse Recommendation Change or termination of the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal following delivery of a new BNCC Change of Recommendation/Termination Notice will again be subject to the procedures described above, except that references to four calendar days will be deemed to be two calendar days.

Regulatory Matters

Subject to the terms and conditions of the Merger Agreement, OppFi, Merger Sub and BNCC have agreed to cooperate with the other parties and use their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the Merger Agreement) to as promptly as reasonably practicable:

•

consummate and make effective, in the most expeditious manner reasonably practicable (and in any event no later than the Outside Date), the Transaction, including preparing and filing all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents necessary to consummate and make effective the Transaction;

•

obtain any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority or third party necessary to consummate and make effective the Transaction (including any Regulatory Approvals); and

•	execute and deliver any additional instruments necessary to consummate the Transaction.

Each of OppFi and BNCC will use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger Agreement or the transactions contemplated thereby by any governmental authority or under any applicable law or judgment. In the event that the parties fail to obtain any third party approval or consent that is necessary, proper or advisable in connection with the Transaction (other than from a governmental authority, including a Regulatory Approval), BNCC will use its reasonable best efforts, and will take such actions as are reasonably requested by OppFi, to minimize any adverse effect upon BNCC and its subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in the Merger Agreement, in connection with obtaining any such approval or consent from any such third parties (other than governmental authorities, including a Regulatory Approval) with respect to any transaction contemplated by the Merger Agreement:

•

none of BNCC or any of its subsidiaries will be required to, or, without the prior written consent of OppFi, will, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person (other than ordinary course filing and similar fees that are consistent with market practice in comparable situations); and

•

none of OppFi, Merger Sub or any of their affiliates will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation (other than ordinary course filing and similar fees that are consistent with market practice in comparable situations).

OppFi and its subsidiaries and affiliates are not required under the Merger Agreement to (i) propose, offer, negotiate, commit to, agree to, accept or effect (as applicable) undertakings, commitments or other conditions not contemplated by, or any other material deviations from, the business plan(s) provided to any governmental authority in connection with the Regulatory Approvals or (ii) take any action, or commit to take any action, or accept any restriction, commitment or condition, involving OppFi and any of its subsidiaries or affiliates, or BNCC and any of its subsidiaries, that would reasonably be expected to be burdensome to the business, operations, financial condition or results of operations of OppFi and its subsidiaries and affiliates, taken as a whole, after giving effect to the Transaction.

Notwithstanding anything to the contrary in the Merger Agreement, OppFi, after consulting in good faith with BNCC and considering in good faith BNCC’s views and comments, in each case to the extent permitted by applicable law, will:

•

control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority in connection with the Transaction; and

•	coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any governmental authority in connection with the

Transaction and in connection with any investigation or other inquiry by or before, or any negotiations with, any governmental authority relating to the Transaction and of all other regulatory matters incidental thereto.

Each of OppFi, Merger Sub and BNCC will cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions and filings (and, in the case of the applications, notices, petitions and filings required to obtain the Regulatory Approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than 60 days after the date of the Merger Agreement, unless a governmental authority has advised or requested that such party should file such application, notice, petition or filing at a later date), and to obtain all Regulatory Approvals that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and to comply with the terms and conditions of all such Regulatory Approvals; provided, however, that all applications, notices, petitions and filings required to obtain the Regulatory Approvals will be made by OppFi (and its subsidiaries, as appropriate) no later than 60 days after the date of the Merger Agreement.

Each of OppFi, Merger Sub and BNCC agreed to use its reasonable best efforts to supply (and cause their respective affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by the relevant governmental authority in connection with the foregoing filings, notices, applications and notifications following submission thereof (subject, for the avoidance of doubt, to applicable confidentiality obligations).

OppFi will be responsible for all filing fees in connection with any filings required to be made pursuant to the regulatory filing provisions described above.

Each of OppFi, Merger Sub and BNCC has agreed to (and will cause their respective controlled affiliates to) use reasonable best efforts to:

(i)

promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings and other documents with any governmental authority in connection with the Regulatory Approvals (and the Transaction generally) and in connection with any investigation or other inquiry by or before any governmental authority relating to the Transaction or any proceeding initiated by a private person;

(ii)

keep the other parties reasonably informed in all material respects on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, any governmental authority regarding the Transaction and giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any governmental authority, to the extent reasonably practical and not prohibited by such governmental authority;

(iii)

subject to applicable laws and the Nondisclosure Agreement relating to the exchange of information, promptly consult with the other parties to the extent reasonably practicable, with respect to information relating to the other parties and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or any governmental authority in connection with the Transaction, provided, that BNCC will not have the right to review portions of material filed by OppFi with a governmental authority that contain competitively sensitive business or other proprietary information or sensitive personal information and which are contained in a confidential exhibit or annex thereto;

(iv)

to the extent permitted by any applicable laws and to the extent reasonably practicable, consult with the other parties or their counsel in advance of any meeting, conference or discussion with any governmental authority in connection with the Regulatory Approvals and the Transaction generally (other than non-material and routine communications between counsel and a governmental authority regarding the regulatory approval process or status);

(v)

to the extent permitted by any applicable governmental authority or other person, give representatives of the other parties the opportunity to attend and participate in any meeting or conference in connection with the Regulatory Approvals and the Transaction generally (other than non-material or routine communications between counsel and a governmental authority regarding the regulatory approval process or status); and

(vi)

promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, any governmental authority.

Prior to submitting any document or any information relating to the Transaction or the parties (whether formally or informally, in draft form or final form) to any governmental authority, a party must send the other parties such document or information reasonably in advance of such submission, and such document or information will not be submitted by BNCC without the prior written consent of OppFi (such consent not to be unreasonably withheld, conditioned or delayed), provided, that BNCC will not have the right to review or be required to give consent to the filing of such portions of material to be filed by OppFi with a governmental authority that contain competitively sensitive business or other proprietary information or sensitive personal information and which are contained in a confidential exhibit or annex thereto. Each of the parties will furnish to the other information and assistance as the other may reasonably request in connection with the preparation of any required filings or submissions to any governmental authority and will cooperate in responding to any inquiry from a governmental authority to the extent reasonably practical and not prohibited by such governmental authority.

Employee Matters

For one year following the Effective Time or, if earlier, the date of the applicable BNCC employee’s termination of employment, OppFi has agreed to provide, or cause the Surviving Company and its subsidiaries to provide, to each BNCC employee who is employed immediately prior to the Effective Time with: (i) an annual base salary or hourly wage rate, as applicable, and target short-term cash incentive opportunity that are no less favorable taken as a whole than those provided by BNCC immediately prior to the Effective Time; and (ii) other employee benefits (excluding any defined benefit pension, nonqualified deferred compensation, retention bonus, special bonus, long-term incentive, severance or other retiree health and welfare benefits) to each such BNCC employee that are substantially comparable in the aggregate to either (A) those provided to such BNCC employee immediately prior to the Effective Time (to the extent set forth in the BNCC Disclosure Letter) or (B) those provided to similarly-situated employees of OppFi or its subsidiaries.

The Merger Agreement further provides that, to the extent that BNCC employees are eligible to participate in any employee benefits plan (other than any defined benefit pension, nonqualified deferred compensation or retiree health and welfare) of OppFi, the Surviving Company and their respective subsidiaries on or following the Effective Time, OppFi, the Surviving Company and their respective subsidiaries will grant service credit for such employees’ service with BNCC for eligibility, vesting and, with respect to vacation and paid time off benefits, accrual purposes, except to the extent credit for such service would result in any duplication of benefits for the same period of service. For one year following the Effective Time, OppFi or its applicable subsidiary will recognize all continuing BNCC employees’ accrued, unused vacation and sick leave (collectively, “PTO”) as of the Effective Time and make such PTO available for use by the continuing BNCC employees subject to the terms of the applicable BNCC PTO program immediately prior to the Effective Time.

In addition, the Merger Agreement includes customary transition provisions relating to OppFi’s use of commercially reasonable efforts (i) to waive, or to cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by OppFi, the Surviving Company or any of their respective subsidiaries in which continuing BNCC employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, unless they would not have been satisfied or waived under the comparable BNCC benefit plan prior to the Effective Time, and

(ii) to recognize, or to cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each continuing BNCC employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant successor welfare benefit plans in which such employees are eligible to participate following the Effective Time.

BNCC may be required under the Merger Agreement, at OppFi’s request, to terminate any BNCC employee benefit plan or arrangement that is selected by OppFi for termination; provided that such termination occurs effective no later than the date immediately prior to the Closing Date and OppFi provides such request to terminate in writing no less than 30 business days prior to the Closing Date; provided, further that OppFi will not require the termination of any BNCC employee benefit plan or arrangement that is an employment agreement or cash incentive agreement.

Indemnification and Insurance

The Merger Agreement provides for certain indemnification, expense advancement and exculpation rights in favor of BNCC’s or any of its subsidiaries’ current or former directors and officers or any person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified pursuant to the governing documents of BNCC or its subsidiaries or pursuant to any other agreement in existence as of the date of the Merger Agreement providing for indemnification or advancement of expenses, including the agreements set forth in the BNCC Disclosure Letter, in each case, as made available to OppFi prior to the date of the Merger Agreement (collectively, the “Indemnified Persons”). In addition, for six years from and after the Effective Time, OppFi will cause the operating agreement of the Surviving Company, and the Surviving Company will cause the organizational documents of its subsidiaries, to contain provisions no less favorable to the Indemnified Persons with respect to limitation of liabilities, indemnification, exculpation and advancement of expenses, taken as a whole, than those set forth, as of the date of the Merger Agreement, in BNCC’s and such subsidiaries’ organizational documents and existing indemnification agreements, and such provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Persons. OppFi and the Surviving Company will also advance expenses to Indemnified Persons as incurred to the fullest extent permitted by applicable law, subject to delivery of a customary undertaking, except that no indemnification payments may be made with respect to an administrative proceeding or civil action initiated by a federal banking agency unless the conditions specified in the Merger Agreement (including under 12 C.F.R. Part 359) are satisfied.

The Merger Agreement also provides that, at or prior to the Closing, BNCC will purchase a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by BNCC and its subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering, without limitation, the Transaction. Notwithstanding the foregoing, the maximum aggregate premium for the D&O Tail Policy that BNCC will be required to expend will not exceed 250% of the annual directors’ and officers’ liability insurance premium for BNCC’s current fiscal year. If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company will obtain the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. The Surviving Company will cause such D&O Tail Policy to be maintained in full force and effect for its full term and will honor its obligations thereunder.

Access to Information

Subject to applicable law and any applicable judgment, upon reasonable notice, BNCC will, and will cause its subsidiaries and each of its and their representatives to, (i) afford to OppFi and its representatives reasonable access during normal business hours, to BNCC’s officers, employees (provided that OppFi will first direct any request to contact any officer or employee to the Chief Executive Officer of BNC and include the Chairman of the BNCC Board), agents, properties, books, contracts and records and (ii) furnish promptly to OppFi and its representatives such information concerning its and its subsidiaries’ business, personnel, assets, governmental authority, customer, vendor and agent relationships, liabilities and properties as OppFi may reasonably request, in each case, subject to customary exceptions and limitations.

Public Announcements

Each of OppFi and BNCC has agreed, subject to certain exceptions and unless and until a BNCC Adverse Recommendation Change has occurred, to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction, and will not issue any such press release or make any such public statement prior to such consultation.

Notification of Certain Matters; Stockholder Litigation and Engagement

Prior to the Effective Time, BNCC and OppFi have agreed to provide each other with prompt written notice of (i) to the extent permitted by applicable law, any notice or other communication received by such party from any governmental authority in connection with or arising or resulting from the Merger Agreement or the Transaction or the negotiation, execution, delivery, or performance of the Merger Agreement or from any person or entity alleging that the consent of such person or entity is or may be required in connection with or as a result of the execution, delivery or performance of the Merger Agreement or the Transaction and (ii) any actions commenced or (to such party’s knowledge) threatened against such party in relation to the Merger Agreement or the Transaction or the negotiation, execution, delivery or performance of the Merger Agreement. OppFi will have the right, at its own expense, to participate fully in the defense, strategy and settlement discussions of any such litigation, including through separate counsel of its choosing, and BNCC will reasonably consider OppFi’s view with respect thereto.

BNCC will also promptly notify OppFi, and will keep OppFi reasonably informed with respect to, the defense and settlement of any stockholder litigation (including any class action or derivative litigation) against BNCC or the BNCC directors or officers relating to the Merger Agreement or the Transaction. BNCC will not settle any stockholder litigation against BNCC or its directors relating to the Merger Agreement or the Transaction without OppFi’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Prior to the Effective Time, BNCC will also give prompt written notice to OppFi of (i) to the extent permitted under applicable law, the commencement of any material investigation by a governmental authority or any material notice, inquiry or other communication received by BNCC or any of its subsidiaries from any governmental authority in connection with a potential or ongoing investigation and (ii) any material actions commenced or (to BNCC’s knowledge) threatened against BNCC or any of its subsidiaries. To the extent permitted under applicable law, BNCC will consult with OppFi regarding any response or action plan with respect to such matters.

BNCC will give prompt written notice to OppFi of, and will keep OppFi reasonably informed with respect to, any private or public letter, notice, proposal, e-mail, text message or other similar message or other communication (including any oral communication) received by BNCC, any of its subsidiaries, the BNCC Board or any committee thereof, or its or their representatives, from any actual or purported BNCC stockholder, any affiliate of such stockholder, any representative of such stockholder, or any person or entity acting on behalf of or in concert with any BNCC stockholder or an affiliate of such stockholder, in each case, intended to, seeking to or proposing to influence, advise, change or control the management of BNCC, the BNCC Board or BNCC, whether with respect to the Merger Agreement or the Transaction or otherwise, including to oppose or seek to oppose the BNCC Board Recommendation or the consummation of the Transaction or to alter the terms or conditions of the Merger Agreement. To the extent permitted under applicable law, BNCC will consult with OppFi regarding any response or action plan with respect to such matters.

Proxy Statement/Prospectus

The Merger Agreement provides that BNCC will prepare the proxy statement and OppFi will prepare the registration statement on Form S-4 (the “Registration Statement”) and will cause the Registration Statement to be filed with the SEC as promptly as reasonably practicable after the preparation thereof (the Registration Statement and the prospectus included therein, the “Transaction SEC Filings”). BNCC and OppFi have agreed to cooperate with each other in the preparation of the proxy statement and the Transaction SEC Filings and any amendment or supplement thereto (and in the response to any comments of the SEC or its staff on the Transaction SEC Filings or any amendment or supplement thereto). For the avoidance of doubt, OppFi’s consent will be required with respect to the form and contents of the proxy statement. BNCC will cooperate with OppFi with respect to, and will respond to and resolve as promptly as practicable the comments of the SEC or its staff to the Transaction SEC Filings and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Unless the BNCC Board has effected a BNCC Adverse Recommendation Change, the BNCC Board will make the BNCC Board Recommendation to the BNCC stockholders and will include the BNCC Board Recommendation in this proxy statement. BNCC will cause this proxy statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

BNCC Stockholder Approval

BNCC has agreed to establish a record date for, and duly call, give notice of, convene and hold the Special Meeting for the purpose of obtaining the BNCC Stockholder Approval. The Special Meeting will be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Unless the BNCC Board has effected a BNCC Adverse Recommendation Change, BNCC will use its reasonable best efforts to obtain the BNCC Stockholder Approval.

Notwithstanding anything to the contrary contained in the Merger Agreement, BNCC may, in consultation with OppFi, adjourn, recess or postpone the Special Meeting under certain specified conditions. Notwithstanding the foregoing, BNCC will not adjourn, recess or postpone the Special Meeting to a date that is less than five or more than ten days after the date on which the Special Meeting was originally scheduled without the prior written consent of OppFi. Upon request by OppFi, BNCC will adjourn, postpone or recess the Special Meeting to solicit additional proxies for the purpose of obtaining the BNCC Stockholder Approval. BNCC will be required to adjourn, postpone or recess the Special Meeting no more than twice pursuant to the preceding sentence. The record date of the Special Meeting may not be changed without OppFi’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Financing Cooperation

Subject to certain limitations, at OppFi’s expense, BNCC has agreed that it and its subsidiaries will use reasonable best efforts to provide (and will use reasonable best efforts to cause its and their representatives to provide), to OppFi and Merger Sub such cooperation and assistance as may be reasonably requested by OppFi in arranging and obtaining any debt financing (and, including for the avoidance of doubt, for purposes of incurring senior secured or unsecured bank financing or offering or private placement of debt, equity, equity-linked or equity-backed securities). Subject to certain conditions, such cooperation will include, but not be limited to:

•

furnishing to OppFi, Merger Sub, the applicable providers of debt financing and their respective representatives such financial information as OppFi may reasonably request and cooperating to update any such financial information in order to cause such financial information to be Compliant;

•

preparation for and participation in a reasonable number of meetings, conference calls, road shows, due diligence sessions, drafting sessions and presentations with prospective lenders and investors and with rating agencies, or other reasonable and customary financing activities;

•	providing information regarding BNCC’s business, operations, properties, assets, liabilities and condition as may be reasonably requested by OppFi to assist OppFi and Merger Sub in preparing materials in connection with presentations to rating agencies, customary documentation used to syndicate and/or place any debt financing;

•	providing reasonable and customary assistance in the preparation by OppFi of the offering documentation and the pro forma financial information and pro forma financial statements;

•	providing reasonable cooperation with due diligence efforts of the applicable providers of debt financing, to the extent customary and reasonably requested;

•

providing at least four business days prior to the Closing Date all documentation and other information about BNCC and its subsidiaries as is required by bank regulatory authorities under certain applicable regulations, to the extent requested in writing by OppFi at least eight business days prior to the Closing Date;

•

to the extent required by any provider of debt financing, providing customary authorization letters authorizing the distribution of information to prospective providers of debt financing regarding BNCC’s business, subject to customary terms and conditions;

•

facilitating the execution and delivery of any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents or other certificates or documents as reasonably requested by OppFi or the providers of debt financing and otherwise reasonably cooperating to facilitate the identification, pledging and granting of securities interests in, and obtaining perfection of any liens on, collateral owned by BNCC and its subsidiaries in connection with any debt financing effective as of the Closing; and

•

using reasonable best efforts to cause the independent registered public accountants of BNCC to participate in due diligence sessions with the providers of debt financing, and to issue a customary comfort letter with respect to the financial information of BNCC’s business included in the offering documentation for any debt financing.

In this proxy statement/prospectus, references to:

“Compliant” mean, in respect of financial information, that (a) such information does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements in such financial information, in light of the circumstances under which they were made, not misleading, (b) the financial statements included within the financial information would not be stale under customary practices for financings of the type contemplated (including, for the avoidance of doubt, any permanent or take out financing), (c) BNCC’s auditor has not withdrawn, or advised BNCC in writing that they intend to withdraw, any audit opinion with respect to any financial information contained in the financial information (as applicable), (d) BNCC has not determined to undertake a restatement of any historical financial statements contained in the financial information of BNCC or that any such restatement is under consideration and (e) the consolidated financial statements and other financial information included in such financial information are sufficient to permit any lenders, underwriters, placement agents, initial purchasers or other financing sources engaged in connection with the financing of the Transaction to receive customary comfort letters (including customary negative assurance and change-period comfort) from BNCC’s independent auditors in connection with such financing, in order to consummate any offering of debt, equity, equity-linked or equity-backed securities.

Trust Preferred Securities

The Merger Agreement requires OppFi to use all reasonable best efforts and to take any actions reasonably required to facilitate OppFi’s assumption of the debentures of BNC and the common and capital securities issued and sold by BNC Statutory Trust III (the “Trust Preferred Securities”) and the treatment of the Trust Preferred Securities as additional tier 1 regulatory capital instruments of OppFi following the Transaction, utilizing such transaction structures or legal entities as a governmental authority may indicate would be required to ensure such treatment, including submitting notice to or obtaining approval from any required governmental authority, and BNCC and BNC will cooperate, use all reasonable best efforts, and work in good faith with OppFi to accomplish the same.

Certain Additional Covenants

The Merger Agreement also contains certain other covenants and agreements, including, among other things, covenants relating to:

•	the expenditure of funds by Merger Sub and the declaration, setting aside, making or payment of any dividend or other distribution with respect to equity interests of Merger Sub;

•	de-listing of BNCC Common Stock from the OTCQX;

•

delivery by BNCC to OppFi, no later than five business days prior to the anticipated Effective Time, of closing financial statements (including the calculations of BNCC’s CET 1 capital ratio and minimum TCE relevant to the closing conditions described below), subject to OppFi’s review and a good-faith agreement process;

•

reasonable cooperation of the parties in connection with planning for the efficient and orderly combination of the parties and operation of the Surviving Company and the Surviving Bank, with OppFi responsible for early termination, deconversion, conversion, data migration, change-in-control or assignment fees and similar fees, costs and expenses associated with contracts of BNCC, BNC and their subsidiaries arising as a result of or in connection with the Transaction;

•	certain real property matters; and

•

tax treatment of the Merger, including the parties’ agreement to use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to cooperate to obtain the tax opinions described below; and

•	confidential supervisory information, which the parties are not required to disclose under the Merger Agreement to the extent disclosure is prohibited by applicable law.

In addition, under the Merger Agreement, OppFi guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, agreements, terms, conditions and undertakings of Merger Sub under the Merger Agreement, including any that are required to be performed, discharged or complied with by the Surviving Company following the Effective Time.

Conditions to the Closing of the Transaction

Under the terms of the Merger Agreement, the respective obligations of OppFi, Merger Sub and BNCC to consummate the Transaction are subject to the satisfaction or written waiver by each of OppFi, Merger Sub and BNCC (if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:

•

no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law (collectively, “Restraints”) will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Transaction, and no such action seeking such by a governmental authority will be pending or will have been overtly threatened;

•

the receipt of all requisite (i) consents, approvals, orders, licenses, permits, authorizations, filings, notifications, declarations or registrations from the OCC, Federal Reserve or FDIC and any other governmental authority (including any state banking or consumer finance regulatory agency) necessary or advisable to effect the Transaction and the Core Transactions and to retain the existing regulatory capital treatment of the Trust Preferred Securities and (ii) consents, approvals, orders, licenses, permits, authorizations, filings, notifications, declarations or registrations that arise solely as a result of the specific identity, structure, ownership, insiders or business plan of OppFi (and would not apply to a third party acquiror of BNCC) (collectively, the “Regulatory Approvals”), which Regulatory Approvals must have been obtained and remain in full force and effect, and all statutory waiting periods in respect thereof must have expired;

•	the BNCC Stockholder Approval will have been obtained;

•	the Registration Statement will have become effective under the Securities Act, and no stop order or proceedings seeking a stop order will have been initiated by the SEC and not rescinded; and

•

the shares of OppFi Class A Common Stock to be issued to holders of BNCC Common Stock pursuant to the Merger Agreement will have been authorized for listing on the NYSE upon official notice of issuance.

In addition, under the terms of the Merger Agreement, the obligations of each of OppFi and Merger Sub to effect the Transaction are subject to the satisfaction or written waiver by OppFi (if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:

•

certain of BNCC’s representations and warranties (i) related to BNCC’s capitalization will be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any inaccuracies that are de minimis in the aggregate, (ii) related to BNCC’s organization and qualification, BNC and other subsidiary securities, corporate power, governmental approvals, tax matters, anti-takeover provisions, financial advisor opinion and brokers will be true and correct (without giving effect to any qualification as to “materiality”, “BNCC Material Adverse Effect” or words of similar import set forth therein) in all material respects as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) related to the absence of certain changes will be true and correct as of the date of the Merger Agreement and as of the Effective Time as though made as of such dates;

•

BNCC’s other representations and warranties will be true and correct (without giving effect to any qualification as to “materiality” or “BNCC Material Adverse Effect” qualifiers set forth therein) as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, in each case, where the failure to be so true and correct would not reasonably be expected to have a BNCC Material Adverse Effect;

•	BNCC will have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, there will not have occurred any BNCC Material Adverse Effect;

•

BNCC will have delivered to OppFi a certificate, validly executed on behalf of BNCC by a duly authorized executive officer of BNCC, certifying that the conditions set forth in the four bullet points immediately above have been satisfied;

•

as reflected in BNCC’s closing financial statements, (i) BNCC and BNC will each be “well capitalized” as defined under applicable law, (ii) BNCC’s CET 1 capital ratio (calculated in the manner set forth in the Merger Agreement, excluding accumulated other comprehensive income and adding back BNCC transaction fees in an amount not to exceed $4,650,000) will be no less than 12% and (iii) BNCC’s minimum TCE (calculated in the manner set forth in the Merger Agreement, which excludes accumulated other comprehensive income, goodwill and other intangible assets and adds back such transaction fees) will not be less than $111,952,000;

•	no Regulatory Approval contains, or will have resulted in, or would reasonably be expected to result in, the imposition of a Burdensome Condition; and

•

receipt by OppFi of a written opinion from Sidley, in form and substance reasonably satisfactory to OppFi, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, under the terms of the Merger Agreement, the obligations of BNCC to effect the Transaction is subject to the satisfaction or written waiver by BNCC (if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:

•

certain of the representations and warranties of OppFi and Merger Sub (i) related to the capitalization of OppFi and Merger Sub will be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any inaccuracies that are de minimis in the aggregate, (ii) related to the organization and qualification, corporate power, brokers, and OppFi restructuring with respect to OppFi and Merger Sub will be true and correct (without giving effect to any qualification as to “materiality”, “OppFi Material Adverse Effect” or words of similar import set forth therein) in all material respects as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) related to the absence of certain changes will be true and correct as of the date of the Merger Agreement and as of the Effective Time as though made as of such dates;

•

the other representations and warranties of OppFi and Merger Sub will be true and correct (without giving effect to any qualification as to “materiality” or “OppFi Material Adverse Effect” qualifiers set forth therein) as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, in each case, where the failure to be so true and correct would not reasonably be expected to have an OppFi Material Adverse Effect;

•

OppFi and Merger Sub will have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by them under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, there will not have occurred any OppFi Material Adverse Effect;

•

OppFi will have delivered to BNCC a certificate, validly executed on behalf of OppFi and Merger Sub by a duly authorized executive officer of OppFi, certifying that the conditions set forth in the four bullet points immediately above have been satisfied; and

•

receipt by BNCC of a written opinion from Fredrikson, in form and substance reasonably satisfactory to BNCC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

Termination by Mutual Agreement

The Merger Agreement may be terminated, and the Transaction abandoned, at any time prior to the Effective Time by mutual written agreement of OppFi and BNCC.

Termination by Either OppFi or BNCC

The Merger Agreement may also be terminated, and the Transaction abandoned, at any time prior to the Effective Time by either BNCC or OppFi under the following circumstances:

•

if the Effective Time does not occur on or prior to April 28, 2027 (as such date may be extended, the “Outside Date”); provided, however, that if, as of April 28, 2027, certain closing conditions related to regulatory matters, financial metrics and actions by governmental authorities (to the extent due to a Restraint relating to any Regulatory Approvals or the consents, approvals or other clearances set forth in the BNCC Disclosure Letter) are not satisfied or waived but all of the other closing conditions are satisfied or waived (or, in the case of closing conditions that by their nature are to be first satisfied at the Closing, which conditions would reasonably be expected to be capable of being satisfied if the Closing were to occur on or before the applicable Outside Date), then the Outside Date will be automatically extended to July 27, 2027, and such date will become the “Outside Date” for purposes of the Merger Agreement; provided, further, that the right to so terminate the Merger Agreement will not be available to any party whose breach of its representations, warranties or obligations under the Merger Agreement has been the proximate cause of or resulted in the events or conditions specified in this item;

•

if there exists any Restraint which has become final and non-appealable; provided that the right to so terminate the Merger Agreement will not be available to any party whose breach of its representations, warranties or obligations under the Merger Agreement has been the proximate cause of or resulted in the existence of such Restraint; or

•	if the Special Meeting (including any adjournments or postponements thereof) has concluded and the BNCC Stockholder Approval is not obtained.

Termination by OppFi

The Merger Agreement may also be terminated, and the Transaction abandoned, at any time prior to the Effective Time by OppFi under the following circumstances:

•

if BNCC breaches any of its representations or warranties (or such representations or warranties become untrue or inaccurate) or fails to perform under any covenants or agreements set forth in the Merger Agreement, which breach, untruth, inaccuracy or failure to perform (a) would give rise to a failure of certain conditions to close and (b) is incapable of being cured by the Outside Date or, if capable, is not cured within 30 calendar days following receipt by BNCC of written notice from OppFi that it intends to terminate the Merger Agreement pursuant to this provision; provided that the right to so terminate will not be available if OppFi or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

•

if (a) the BNCC Board has made a BNCC Adverse Recommendation Change, (b) the BNCC Board has failed to recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal within ten business days after the commencement thereof or (c) the BNCC Board has failed to publicly reaffirm the BNCC Board Recommendation within ten business days following receipt of a written request by OppFi to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal; or

•

if any governmental authority has granted a Regulatory Approval, but such Regulatory Approval contains, or has resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

Termination by BNCC

The Merger Agreement may also be terminated, and the Transaction abandoned, at any time prior to the Effective Time by BNCC under the following circumstances:

•

if any of OppFi and Merger Sub breaches any of its representations or warranties (or such representations or warranties become untrue or inaccurate) or fails to perform under any covenants or agreements set forth in the Merger Agreement, which breach, untruth, inaccuracy or failure to perform (a) would give rise to a failure of certain conditions to close and (b) is incapable of being cured by the Outside Date or, if capable, is not cured within 30 calendar days following receipt by OppFi of written notice from BNCC that it intends to terminate the Merger Agreement pursuant to this provision; provided that the right to so terminate will not be available if BNCC is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•

prior to receipt of the BNCC Stockholder Approval, to enter into a BNCC Acquisition Agreement that provides for a Superior Proposal; provided that prior to or concurrently with such termination BNCC must pay the BNCC Termination Fee so long as OppFi has provided BNCC with wire instructions for such payment; provided further that the right to so terminate will not be available if (a) such Superior Proposal resulted from a breach of the non-solicitation provisions of the Merger Agreement or (b) BNCC has not complied in all material respects, in relation to such Superior Proposal, with all other provisions of the Merger Agreement related to Takeover Proposals and the BNCC Board Recommendation.

Effect of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become null and void (other than specified provisions, including the confidentiality provisions, the termination fee provisions and certain miscellaneous provisions, which survive termination), and there will be no liability of any party to the Merger Agreement or their respective directors, officers and affiliates, except that no party will be relieved from liability for damages resulting from fraud or from a willful breach of the Merger Agreement (defined, for this purpose, as a material breach that is the consequence of an act or omission that the breaching party knew would be a material breach). The Merger Agreement provides that such damages are not limited to reimbursement of out-of-pocket fees and expenses and may include, to the extent proven, damages based on the loss of the economic benefit of the Transaction to the other parties and their stockholders, and that, following a valid termination, BNCC may, as sole and exclusive agent for and on behalf of BNCC stockholders, pursue damages for the loss of the premium that BNCC stockholders would have been entitled to receive if the Transaction had been consummated.

Termination Fees

BNCC will be required to pay to OppFi a termination fee of $4.55 million (the “BNCC Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by OppFi in the event that:

•

the Merger Agreement is terminated by BNCC or OppFi for failure to receive the BNCC Stockholder Approval; provided that (a) a Takeover Proposal has been made, proposed or communicated by a third party after the date of the Merger Agreement and (b) within 12 months after the date the Merger Agreement is terminated, BNCC or any of its subsidiaries consummates a Takeover Proposal or enters into a definitive agreement with respect to a Takeover Proposal (whether or not with the person or persons that made the Takeover Proposal referred to in clause (a)); provided, however, that, for purposes of clauses (a) and (b), the references to “20%” in the definition of Takeover Proposal will be deemed to be references to “50%,” which payment will be made within two business days after the consummation of the Takeover Proposal referred to in clause (b);

•

the Merger Agreement is terminated by OppFi as a result of (a) a BNCC Adverse Recommendation Change, (b) the BNCC Board failing to recommend against any Takeover Proposal within ten business days after the commencement thereof or (c) the BNCC Board failing to publicly reaffirm the BNCC Board Recommendation within ten business days following receipt of a written request by OppFi to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal, which payment will be made within two business days after such termination; or

•

the Merger Agreement is terminated by BNCC to enter into a BNCC Acquisition Agreement that provides for a Superior Proposal (prior to receipt of the BNCC Stockholder Approval), which payment will be made simultaneously with such termination.

OppFi will be required to pay to BNCC a termination fee of $1.95 million (the “OppFi Termination Fee”) by wire transfer of immediately available funds within two business days after such termination (so long as BNCC has provided OppFi with wire instructions for such payment) in the event that the Merger Agreement is terminated (a) by BNCC or OppFi as a result of the Effective Time not having occurred on or prior to the Outside

Date if, at the time of such termination, the closing condition relating to the Regulatory Approvals (or the condition relating to the absence of Restraints, to the extent due to a Restraint relating to any Regulatory Approvals) has not been satisfied or waived, (b) by BNCC or OppFi as a result of a Restraint having become final and non-appealable or (c) by OppFi as a result of a Regulatory Approval containing, having resulted in or being reasonably expected to result in the imposition of a Burdensome Condition.

In no event will BNCC be required to pay or cause to be paid the BNCC Termination Fee on more than one occasion.

If either party fails to timely pay the BNCC Termination Fee or the OppFi Termination Fee, as applicable, and the party to whom such fee is owed (for purposes of this section, the “Payee”) commences an action that results in a judgment against the non-paying party for such payment, then the non-paying party will (i) reimburse the Payee for its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such action and (ii) pay the Payee interest on the applicable termination fee at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment is actually received.

The payment of the applicable BNCC Termination Fee or OppFi Termination Fee (and interest payments in respect of any overdue payment, if applicable) will be the sole and exclusive monetary damages remedy of the Payee against the paying party and its related parties (including former, current or future officers, directors, partners, stockholders, managers, members and affiliates) in the event of termination of the Merger Agreement under circumstances requiring the payment of such termination fee for any and all losses suffered as a result of the failure of the Transaction to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise relating to or arising out of the Merger Agreement or the Transaction (except that such payment will not limit the rights or remedies of either party or any of its affiliates under the equitable remedy provisions described in “—Specific Performance” below or in the case of fraud or willful breach). While a party may pursue both a grant of specific performance and payment of the applicable termination fee, in no event will a party be permitted or entitled to receive both a grant of specific performance that results in the Closing and monetary damages (including all or any portion of the applicable termination fee).

Expenses

Except as set forth in the Merger Agreement and as described above under “—Termination of the Merger Agreement—Termination Fees,” all fees and expenses incurred in connection with the Merger Agreement and the Transaction will be paid by the party or parties, as applicable, incurring such expenses whether or not the Transaction is consummated.

Amendment or Supplement; Waiver

To the extent permitted by law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of OppFi, Merger Sub and BNCC, except that following receipt of the BNCC Stockholder Approval, there will not be any amendment or change to the provisions of the Merger Agreement that by law would require further approval by BNCC stockholders, without such approval having first been obtained.

At any time prior to the Effective Time, subject to applicable law, either OppFi or BNCC may: (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to the Merger Agreement, (b) extend the time for the performance of any obligation or other act of the other party, (c) waive compliance by the other party with any covenant or agreement contained in the Merger Agreement applicable to such party, or (d) except as otherwise provided in the Merger Agreement, waive any of such party’s closing conditions (where OppFi and Merger Sub are deemed a single party for the purposes of the foregoing clauses (a) through (d)); provided, however, that following receipt of the BNCC Stockholder Approval, there will not be any waiver or extension of the Merger Agreement that would require further approval of BNCC stockholders without such approval having first been obtained. No failure or delay by any party in exercising any right under the Merger Agreement will operate as a waiver of such right nor will any single or partial exercise of any such right preclude any other or further exercise of any other right under the Merger Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Appraisal

Under the Merger Agreement, holders of BNCC Common Stock who properly demand and perfect appraisal rights in accordance with Section 262 of the DGCL (such shares of BNCC Common Stock, “Appraisal Shares”) will not receive the Merger Consideration unless and until such holders fail to perfect or otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL. For additional information, see the section entitled “Appraisal Rights.” BNCC must give OppFi prompt notice of any appraisal demands, and OppFi has the right to participate in and, after the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, BNCC may not make any payment with respect to, or settle or offer to settle, any such demands without OppFi’s prior written consent, and OppFi may not require BNCC to make any payment with respect to, or settle, any such demands without BNCC’s prior written consent (in each case, such consent not to be unreasonably withheld, delayed or conditioned).

Governing Law; Jurisdiction; Waiver of Jury Trial

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties have submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery declines to accept jurisdiction, any state or federal court within the State of Delaware) for all actions arising out of or relating to the Merger Agreement or the Transaction, and each party has irrevocably waived, to the fullest extent permitted by applicable law, any right to trial by jury in any litigation arising out of or relating to the Merger Agreement or the Transaction.

Specific Performance

The parties to the Merger Agreement agreed that in the event of any breach by BNCC, on the one hand, or OppFi and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, the non-breaching party or parties are entitled (without proof of damages or otherwise, and without posting or securing any bond) to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof. The parties agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party or parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

VOTING AGREEMENTS

The following describes certain material provisions of the Voting Agreements. This description of the Voting Agreements is subject to, and qualified in its entirety by reference to, the form of Voting Agreement, which is attached to this proxy statement/prospectus as Annex B. You are urged to read the form of Voting Agreement carefully and in its entirety.

In connection with the Merger Agreement, OppFi and BNCC entered into Voting Agreements with the Holders. Pursuant to the Voting Agreements, each Holder agreed, among other things, to vote all shares of BNCC Common Stock beneficially owned by such Holder in favor of the approval of the Transaction and any other matters necessary to consummate the Transaction, and against any competing acquisition proposals or other such actions that could reasonably be expected to prevent or materially delay the consummation of the Transaction. Each Holder also granted an irrevocable proxy to BNCC to vote such shares in accordance with the Voting Agreement in the event the Holder fails to do so. As of the Record Date, the Holders control an aggregate of approximately 24.6% of the outstanding shares of BNCC Common Stock.

The Voting Agreements further provide that from the date of the Voting Agreement until the Termination Date (as defined below), subject to limited exceptions, each Holder will not transfer, pledge or otherwise dispose of any shares of BNCC Common Stock owned by such Holder prior to the consummation of the Merger. In addition, following the Effective Time, each Holder agreed to certain lock-up restrictions with respect to the shares of OppFi Class A Common Stock to be received in the Merger, pursuant to which the Holder (i) may not transfer any of such shares prior to the 180th day following the date on which the Effective Time occurs, (ii) may transfer up to 50% of such shares from and after the 180th day following the date on which the Effective Time occurs, (iii) may transfer up to 75% of such shares from and after the 270th day following the date on which the Effective Time occurs and (iv) may transfer up to 100% of such shares from and after the 365th day following the date on which the Effective Time occurs.

The Voting Agreements will terminate upon the earliest to occur of (i) the date the Merger Agreement is terminated in accordance with its terms, (ii) the date on which the Merger Agreement is amended in a manner that adversely affects the Holder without its consent and (iii) the one-year anniversary of the closing of the Merger (the earliest of clauses (i), (ii) and (iii), the “Termination Date”).

The Voting Agreements also contain customary covenants of the Holders, including an agreement not to solicit or support alternative acquisition proposals consistent with the Merger Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following general discussion sets forth the anticipated material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of BNCC Common Stock that exchange their shares of BNCC Common Stock for shares of OppFi Class A Common Stock and cash in the Merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those BNCC stockholders that hold their shares of BNCC Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including, without limitation, if you are:

•	our sponsor, founders, officers or directors;

•	a bank, financial institution or financial services entity;

•	a tax-exempt entity;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund or other regulated investment company;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a taxpayer that is subject to the mark-to-market accounting rules;

•	a holder of BNCC Common Stock subject to the alternative minimum tax provisions of the Code;

•

a holder of BNCC Common Stock that received BNCC Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation or in connection with services;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of BNCC Common Stock that holds BNCC Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated or similar transaction;

•	a holder of BNCC Common Stock that actually or constructively owns five percent or more of BNCC Common Stock;

•	a United States expatriate or former long-term resident of the United States;

•	a government or agency or instrumentality thereof;

•	a passive foreign investment company;

•	a controlled foreign corporation;

•	a person that is subject to anti-inversion, base erosion or anti-abuse rules; or

•	a person that is subject to the “applicable financial statement” accounting rules under Section 451 of the Code.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of BNCC or OppFi. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BNCC Common Stock that is for United States federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person, or (d) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds BNCC Common Stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding BNCC Common Stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to OppFi’s obligation to complete the Transaction that OppFi receive an opinion from Sidley, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to BNCC’s obligation to complete the Transaction that BNCC receive an opinion from Fredrikson, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided and covenants made by OppFi and BNCC and on customary factual assumptions. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, the conclusions reached in the opinions could be adversely affected and the U.S. federal income tax consequences of the Merger could be materially different from those described in this proxy statement/prospectus. Neither of the opinions described above will be binding on the IRS. OppFi and BNCC have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

In the opinion of Fredrikson & Byron, P.A., for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Upon exchanging your BNCC Common Stock for OppFi Class A Common Stock and cash (other than cash received in lieu of a fractional share), you generally will recognize gain (but not loss) in an amount equal to the lesser of (a) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the OppFi Class A Common Stock received pursuant to the Merger over your adjusted tax basis in the shares of BNCC Common Stock surrendered) and (b) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of BNCC Common Stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the Merger, your holding period with respect to the BNCC Common Stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis in the shares of OppFi Class A Common Stock that you receive in the Merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the BNCC Common Stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of OppFi Class A Common Stock that you receive in the Merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of BNCC Common Stock that you surrender in the exchange.

Possible Treatment of Cash as a Dividend

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of OppFi. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of BNCC Common Stock solely for OppFi Class A Common Stock and then OppFi immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the OppFi Class A Common Stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (a) “substantially disproportionate” with respect to the holder or (b) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (b) below is less than 80% of the percentage described in (a) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of OppFi. In general, that determination requires a comparison of (a) the percentage of the outstanding stock of OppFi that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (b) the percentage of the outstanding stock of OppFi that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.

The IRS has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of OppFi Class A Common Stock, you will be treated as having received the fractional share of OppFi Class A Common Stock pursuant to the Merger and then as having exchanged that fractional share for cash in redemption by OppFi. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of OppFi Class A Common Stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for the shares (including the holding period of BNCC Common Stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

As a holder of BNCC Common Stock, you may be subject to information reporting and backup withholding on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the IRS.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF OPPFI’S CAPITAL STOCK

As of the date of this proxy statement/prospectus, OppFi had one class of securities registered under Section 12 of the Exchange Act, the OppFi Class A Common Stock.

The following summary of the material terms of OppFi’s securities is not intended to be a complete description of all of the rights and preferences of such securities. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to the Second Amended and Restated Certificate of Incorporation of OppFi (the “OppFi Charter”), the Amended and Restated Bylaws of OppFi (the “OppFi Bylaws”), the Investor Rights Agreement (as defined below) and the Warrant Agreement (as defined below), which are each filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. We urge you to read each of the OppFi Charter, the OppFi Bylaws, the Investor Rights Agreement and the Warrant Agreement in its entirety for a complete description of the rights and preferences of OppFi’s securities.

Corporate Simplification

Prior to its entry into the Merger Agreement, on April 28, 2026, OppFi entered into a Corporate Simplification Agreement (the “CSA”) with Opportunity Financial, LLC (“OpCo”), OppFi Management Holdings, LLC (“Management Holdings”), OppFi Shares, LLC (“OFS”), the TRA Party Representative (as defined therein), and certain existing equity holders of OpCo (the “Exchanging Parties”) providing for a series of transactions designed to simplify OppFi’s corporate structure (the “Corporate Simplification”).

Pursuant to the CSA, the Exchanging Parties exchanged all of their issued and outstanding units of OpCo (the “OpCo Units”) for shares of OppFi Class A Common Stock on a one for one basis and OFS surrendered the shares of Class V common stock, par value $0.0001 per share, of OppFi (“OppFi Class V Common Stock”) it held associated with such exchanged units, each in accordance with the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated July 20, 2021, following which, OppFi owned approximately 94.7% of OpCo. Immediately following such exchanges, in accordance with the Agreement and Plan of Merger, dated April 28, 2026 (the “OpCo Merger Agreement”), by and among OppFi, OpCo, Management Holdings, OFS and Oak Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of OppFi (“Oak Merger Sub”), Oak Merger Sub merged with and into OpCo, with OpCo surviving (the “OpCo Merger”). At the effective time of the OpCo Merger, each remaining OpCo Unit held by holders other than OppFi, constituting approximately 5.3% of the issued and outstanding OpCo Units, was canceled and converted into the right to receive one share of OppFi Class A Common Stock and all remaining shares of OppFi Class V Common Stock were surrendered to OppFi for no consideration. Immediately following the closing of the OpCo Merger, Management Holdings distributed the OppFi Class A Common Stock received in the OpCo Merger to its members in redemption of their interests in Management Holdings.

Authorized and Outstanding Stock

The OppFi Charter authorizes the issuance of 501,000,000 shares of OppFi capital stock, consisting of 500,000,000 shares of common stock, par value $0.0001 per share, including (i) 379,000,000 shares of OppFi Class A Common Stock, (ii) 6,000,000 shares of Class B common stock (“OppFi Class B Common Stock” and, together with the OppFi Class A Common Stock and OppFi Class V Common Stock , the “OppFi Common Stock”), and (iii) 115,000,000 shares of OppFi Class V Common Stock , and 1,000,000 shares of preferred stock.

As a result of the Corporate Simplification, all OppFi stockholders now hold OppFi Class A Common Stock with identical economic and voting interests and OpCo is a direct, wholly owned subsidiary of OppFi.

As of May 5, 2026, there were 85,393,248 shares of OppFi Class A Common Stock outstanding. No shares of preferred stock are currently outstanding.

Voting Power

Except as described below or otherwise required by law or the OppFi Charter (including any preferred stock designation), the holders of OppFi Common Stock exclusively possess all voting power with respect to OppFi. Except as described below or otherwise required by law or the OppFi Charter (including any preferred stock designation), the holders of shares of OppFi Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of OppFi Common Stock are entitled to vote. Subject to the terms of the Investor Rights Agreement, and except as described below or otherwise required by law or the OppFi Charter (including any preferred stock designation), at any annual or special meeting of the stockholders of OppFi, holders of the OppFi Class A Common Stock, holders of the OppFi Class B Common Stock and holders of the OppFi Class V Common Stock, voting together as a single class, have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or the OppFi Charter (including any preferred stock designation), holders of shares of any series of OppFi Common Stock are not entitled to vote on any amendment to the OppFi Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of OppFi Common Stock if the holders of such affected series of preferred stock or OppFi Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the OppFi Charter (including any preferred stock designation) or the DGCL.

Additionally, pursuant to the OppFi Charter: (i) special meetings of stockholders of OppFi may be called (A) by the Chairman of the OppFi Board, (B) by the Chief Executive Officer of OppFi, (C) by the OppFi Board pursuant to a resolution adopted by a majority of the OppFi Board and (D) at any time when the SCG Holders (as defined in the Investor Rights Agreement) beneficially own in the aggregate, 35% or more of the voting power of the capital stock of OppFi entitled to vote generally in the election of directors, by a representative of the SCG Holders; (ii) at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the capital stock of OppFi entitled to vote generally in the election of directors, any action required or permitted to be taken by OppFi’s stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of OppFi’s stockholders, provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock; (iii) at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of OppFi entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the OppFi Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (A) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of OppFi Common Stock, voting together as a single class, (B) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum or (C) the sole remaining director, and any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal, provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of OppFi entitled to vote generally in the election of directors, any such newly created directorships and vacancies will be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders); and (iv) at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of OppFi entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of OppFi Common Stock, voting together as a single class, provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of OppFi entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of OppFi Common Stock, voting together as a single class.

Dividends

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the OppFi Charter, holders of shares of OppFi Class A Common Stock will be entitled to receive dividends and other distributions (payable in cash, property or capital stock of OppFi), when, as and if declared thereon by the OppFi Board from time to time out of any assets or funds of OppFi legally available therefor and will share equally on a per share basis in such dividends and distributions. OppFi’s ability to declare dividends is currently limited by restrictive covenants in connection with various credit facilities.

Liquidation, Dissolution and Winding Up

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the OppFi Charter, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of OppFi, after payment or provision for payment of the debts and other liabilities of OppFi, the holders of shares of OppFi Class A Common Stock will be entitled to receive all the remaining assets of OppFi available for distribution to its stockholders, ratably in proportion to the number of shares of OppFi Class A Common Stock held by them.

Preemptive or Other Rights

OppFi stockholders have no preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to the OppFi Class A Common Stock.

Election of Directors

The OppFi Board is divided into three classes, with only one class of directors being elected in each year and each class generally serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors, subject to the Investor Rights Agreement, as described below.

OppFi has entered into the Investor Rights Agreement, which provides that at each meeting at which directors are to be elected, OppFi will take such necessary action to include in the slate of nominees recommended by the OppFi Board for election as directors that will result in, if such directors are elected, (i) five directors chosen by the SCG Holders’ Representative (as defined in the Investor Rights Agreement) as long as the SCG Holders have at least 50% of the voting power entitled to vote in the election of directors, (ii) four directors chosen by the SCG Holders’ Representative as long as the SCG Holders have at least 40% of the voting power entitled to vote in the election of directors, (iii) three directors chosen by the SCG Holders’ Representative as long as the SCG Holders have at least 30% of the voting power entitled to vote in the election of directors, (iv) two directors chosen by the SCG Holders’ Representative as long as the SCG Holders have at least 20% of the voting power entitled to vote in the election of directors and (v) one director chosen by the SCG Holders’ Representative as long as the SCG Holders have at least 5% of the voting power entitled to vote in the election of directors. For so long as OppFi is a “controlled company” under the rules of the NYSE, the SCG Holders’ Representative will have the right to nominate a majority of each committee of the OppFi Board, and if OppFi ceases to be a “controlled company” to nominate members of each committee proportional to the share of directors nominated by the SCG Holders.

Preferred Stock

The OppFi Charter provides that shares of preferred stock may be issued from time to time in one or more series. The OppFi Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The OppFi Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of OppFi Class A Common Stock and could have anti-takeover effects. The ability of the OppFi Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of OppFi or the removal of existing management. OppFi has no preferred stock outstanding at the date of this proxy statement/prospectus. Although OppFi does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Warrants

OppFi has issued certain warrants to purchase shares of OppFi Class A Common Stock. Each whole warrant to purchase one share of OppFi Class A Common Stock (the “OppFi Warrants”) entitles the registered holder thereof to purchase one share of OppFi Class A Common Stock at a price of either $11.50 per share (or $15.00 per share in the case of certain OppFi Warrants, the “$15 Exercise Price Warrants”), subject to adjustment as provided in the Warrant Agreement, dated as of September 29, 2020 (the “Warrant Agreement”). The OppFi Warrants are comprised of the Private Placement Unit Warrants, the Founder Warrants, the Underwriter Warrants and the $15 Exercise Price Warrants, in each case as further described below.

Private Placement Unit Warrants / Founder Warrants

The Private Placement Unit Warrants and the Founder Warrants (collectively, the “Sponsor Warrants”), including the OppFi Class A Common Stock issuable upon exercise of the Sponsor Warrants, will not be redeemable by OppFi so long as they are held by FG New America Investors LLC (the “Sponsor”) or its permitted transferees. The Sponsor or its permitted transferees have the option to exercise the Sponsor Warrants on a cashless basis as further described below. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by OppFi for cash and exercisable by the holders, in each case, pursuant to the terms of the Warrant Agreement.

Underwriter Warrants

The OppFi Warrants held by underwriters in OppFi’s initial public offering (the “IPO” and such warrants, the “Underwriter Warrants”), including the OppFi Class A Common Stock issuable upon exercise of the Underwriter Warrants (i) will not be redeemable by OppFi and (ii) will not be exercisable more than five years from the effectiveness of the IPO registration statement in accordance with Financial Industry Regulatory Authority Rule 5110(f)(2)(G)(i), in each case so long as they are held by the underwriters or their permitted transferees. The underwriters or their permitted transferees have the option to exercise the Underwriter Warrants on a cashless basis as further described below. Except as described in this section, the Underwriter Warrants have terms and provisions that are identical to those of the Sponsor Warrants. If the Underwriter Warrants are held by holders other than the underwriters or their permitted transferees, the Underwriter Warrants will be redeemable by OppFi for cash and exercisable by the holders, in each case, pursuant to the terms of the Warrant Agreement.

$15 Exercise Price Warrants

The $15 Exercise Price Warrants, including the OppFi Class A Common Stock issuable upon exercise of the $15 Exercise Price Warrants will not be redeemable by OppFi so long as they are held by the Sponsor or its permitted transferees. The Sponsor or its permitted transferees have the option to exercise the $15 Exercise Price Warrants on a cashless basis as further described below. The $15 Exercise Price Warrants will no longer be exercisable and will expire at 5:00 p.m., New York City time ten years following the consummation of the business combination. Except as described in this section, the $15 Exercise Price Warrants have terms and provisions that are identical to those of the Sponsor Warrants. If the $15 Exercise Price Warrants are held by holders other than the Sponsor or its permitted transferees, the $15 Exercise Price Warrants will be redeemable by OppFi for cash and exercisable by the holders, in each case, pursuant to the terms of the Warrant Agreement.

Cashless Exercise

If holders of the OppFi Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their OppFi Warrants for that number of shares of OppFi Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of OppFi Class A Common Stock underlying the OppFi Warrants, multiplied by the excess of the “fair market value” of OppFi Class A Common Stock over the exercise price of the OppFi Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the OppFi Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of the OppFi Warrants’ exercise is sent to the Warrant Agent (as defined below).

Additional Terms Applicable to All OppFi Warrants

Under the Warrant Agreement, OppFi has agreed to use its best efforts to maintain the effectiveness of the registration statement for the registration, under the Securities Act, of the OppFi Class A Common Stock issuable upon exercise of the OppFi Warrants and for the registration of the OppFi Warrants, and a current prospectus relating thereto, until the expiration of the OppFi Warrants in accordance with the provisions of the Warrant Agreement.

A holder of an OppFi Warrant may notify OppFi in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such OppFi Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of OppFi Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of OppFi Class A Common Stock is increased by a stock dividend payable in shares of OppFi Class A Common Stock, or by a split-up of shares of OppFi Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of OppFi Class A Common Stock issuable on exercise of each OppFi Warrant will be increased in proportion to such increase in the outstanding shares of OppFi Class A Common Stock. A rights offering to holders of OppFi Class A Common Stock entitling holders to purchase shares of OppFi Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of OppFi Class A Common Stock equal to the product of (i) the number of shares of OppFi Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for OppFi Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of OppFi Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for OppFi Class A Common Stock, in determining the price payable for OppFi Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of OppFi Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of OppFi Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if OppFi, at any time while the OppFi Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of OppFi Class A Common Stock on account of such OppFi Class A Common Stock (or other securities into which the OppFi Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the OppFi Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of OppFi Class A Common Stock in respect of such event.

If the number of outstanding shares of OppFi Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of OppFi Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of OppFi Class A Common Stock issuable on exercise of each OppFi Warrant will be decreased in proportion to such decrease in outstanding shares of OppFi Class A Common Stock.

Whenever the number of shares of OppFi Class A Common Stock purchasable upon the exercise of the OppFi Warrants is adjusted, as described above, the OppFi Warrant exercise price will be adjusted by multiplying the OppFi Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of OppFi Class A Common Stock purchasable upon the exercise of the OppFi Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of OppFi Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of OppFi Class A Common Stock (other than those described above or that solely affects the par value of such shares of OppFi Class A Common Stock), or in the case of any merger or consolidation of OppFi with or into another corporation (other than a consolidation or merger in which OppFi is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of OppFi Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of OppFi as an entirety or substantially as an entirety in connection with which OppFi is dissolved, the holders of the OppFi Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the OppFi Warrants and in lieu of the shares of OppFi Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the OppFi Warrants would have received if such holder had exercised their OppFi Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of OppFi Class A Common Stock in such a transaction is payable in the form of OppFi Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the OppFi Warrant properly exercises the OppFi Warrant within thirty days following public disclosure of such transaction, the OppFi Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the OppFi Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the OppFi Warrants when an extraordinary transaction occurs during the exercise period of the OppFi Warrants pursuant to which the holders of the OppFi Warrants otherwise do not receive the full potential value of the OppFi Warrants in order to determine and realize the option value component of the OppFi Warrant. This formula is to compensate the OppFi Warrant holder for the loss of the option value portion of the OppFi Warrant due to the requirement that the OppFi Warrant holder exercise the OppFi Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The OppFi Warrants have been issued under the Warrant Agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part and contains a complete description of the terms and conditions applicable to the OppFi Warrants. The Warrant Agreement provides that the terms of the OppFi Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires a majority of the then outstanding OppFi Warrants.

The OppFi Warrants may be exercised upon surrender of the OppFi Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the OppFi Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of OppFi Warrants being exercised. The OppFi Warrant holders do not have the rights or privileges of holders of OppFi Class A Common Stock and any voting rights until they exercise their OppFi Warrants and receive shares of OppFi Class A Common Stock. After the issuance of shares of OppFi Class A Common Stock upon exercise of the OppFi Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the OppFi Warrants. If, upon exercise of the OppFi Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of OppFi Class A Common Stock to be issued to the OppFi Warrant holder.

Dividends

During the year ended December 31, 2025, OppFi paid a dividend of $0.25 per share. OppFi does not have a formal dividend policy and the declaration of cash dividends in the future is subject to the discretion of the OppFi Board and will depend on a number of factors, including OppFi’s financial condition, results of operations, capital requirements, contractual restrictions, and other relevant factors.

Transfer Agent and Warrant Agent

The transfer agent for OppFi Class A Common Stock is Continental Stock Transfer & Trust Company, who is also the warrant agent for the OppFi Warrants (the “Warrant Agent”). OppFi has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in those capacities, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and the OppFi Charter and OppFi Bylaws

Business Combinations with Interested Stockholders

The OppFi Charter opts out of Section 203 of the DGCL, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates. In lieu of Section 203, the OppFi Charter provides that OppFi will not engage in any business combination (as such term is defined in the OppFi Charter), at any point in time at which OppFi Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the OppFi Charter, will not include SCG, any SCG Direct Transferee (as defined in the OppFi Charter), any SCG Holder or any of their respective affiliates or successors or any “group,” or any member of any such group, of which such persons are a member of under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of OppFi) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the OppFi Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of OppFi outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers of OppFi and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; (iii) at or subsequent to such time, the applicable business combination is approved by the OppFi Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of OppFi that is not owned by the interested stockholder; or (iv) the stockholder became an interested stockholder inadvertently and (A) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (B) was not, at any time within the three-year period immediately prior to a business combination between OppFi and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the OppFi Charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of OppFi Class A Common Stock.

Authorized but Unissued Shares

The authorized but unissued OppFi Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved OppFi Class A Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of OppFi by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

The OppFi Charter provides that, unless OppFi consents in writing to the selection of an alternative forum, the Court of Chancery will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any: (i) derivative action or proceeding brought on behalf of OppFi; (ii) action asserting a claim of breach of fiduciary duty owed by any of OppFi’s directors, officers or other employees or OppFi stockholders; (iii) action asserting a claim against OppFi, its directors, officers or employees arising pursuant to any provision of the DGCL or the OppFi Charter or the OppFi Bylaws; or (iv) action asserting a claim against OppFi, its directors, officers or employees governed by the internal affairs doctrine, and if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following the determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction.

Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

This forum selection clause may also discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While OppFi believes the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, OppFi may incur additional costs in conjunction with its efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on OppFi’s results of operations and financial condition.

Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The OppFi Bylaws provide that stockholders seeking to bring business before OppFi’s annual meeting of stockholders, or to nominate candidates for election as directors at OppFi’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will generally need to be received by OppFi’s Corporate Secretary at OppFi’s principal executive offices not later than the 90th day nor earlier than the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in OppFi’s annual proxy statement must comply with the notice periods contained therein. The OppFi Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude OppFi stockholders from bringing matters before OppFi’s annual meeting of stockholders or from making nominations for directors at OppFi’s annual meeting of stockholders.

Investor Rights Agreement

OppFi, the Sponsor and the other Founder Holders (as defined in the Investor Rights Agreement), certain members of OpCo, and certain other parties have entered into the Investor Rights Agreement, dated as of July 20, 2021 (the “Investor Rights Agreement”). Pursuant to the terms of the Investor Rights Agreement, among other things, (i) OppFi, the Founder Holders and certain other parties terminated that certain Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with the IPO, (ii) the Members’ Representative (as defined in the Investor Rights Agreement) will have the right to nominate five directors to the OppFi Board, subject to certain independence and holdings requirements and (iii) OppFi agreed to provide certain registration rights for the shares of OppFi Class A Common Stock held by or issuable to the Members, the Founder Holders and certain other parties. The necessary parties to the Investor Rights Agreement have entered or will enter into an amendment to such agreement prior to the effectiveness of the Transaction concerning the enforcement of rights thereunder.

COMPARISON OF STOCKHOLDER RIGHTS

This section describes the material differences between the rights of holders of shares of OppFi Class A Common Stock and the rights of holders of shares of BNCC Common Stock. OppFi and BNCC are each incorporated under the laws of the State of Delaware, and, accordingly, the rights of OppFi and BNCC stockholders are governed by the DGCL and other applicable Delaware law. The differences between the rights of OppFi stockholders and BNCC stockholders primarily result from differences between the organizational documents of OppFi and BNCC. As a result of the Merger, holders of shares of BNCC Common Stock that receive Merger Consideration in respect of their shares of BNCC Common Stock will become holders of shares of OppFi Class A Common Stock.

The following summary is not a complete statement of the rights of holders of the two companies’ capital stock or a complete description of the specific rights referred to below. This summary is qualified in its entirety by reference to OppFi’s and BNCC’s governing documents, which we urge you to read carefully and in their entirety. Copies of OppFi’s governing documents have been filed with the SEC and copies of BNCC’s governing documents can be found on its website. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”

OppFi	BNCC

Authorized Capital Stock

The OppFi Charter authorizes 501,000,000 shares of OppFi capital stock, each with a par value of $0.0001 per share, consisting of:

(a)   500,000,000 shares of OppFi Common Stock, including (i) 379,000,000 shares of OppFi Class A Common Stock, (ii) 6,000,000 shares of OppFi Class B Common Stock and (iii) 115,000,000 shares of OppFi Class V Common Stock; and

(b)   1,000,000 shares of preferred stock.

As of the Record Date, there were issued and outstanding 85,208,247 shares of OppFi Common Stock. No shares of OppFi’s preferred stock are outstanding.

The OppFi Board is authorized to issue preferred stock in one or more series.

Under BNCC’s Charter, BNCC is authorized to issue an aggregate of 13,300,000 shares of capital stock (the “BNCC Capital Stock”), each with a par value of $0.01 per share, consisting of:

(a)   11,300,000 shares of BNCC Common Stock; and

(b)   2,000,000 shares of preferred stock.

As of the Record Date, there were issued and outstanding 3,544,274 shares of BNCC Common Stock. No shares of BNCC’s preferred stock are outstanding.

The BNCC Board is authorized to issue preferred stock in one or more series and to set the rights and preferences of such shares of preferred stock.

Voting Rights

Under the OppFi Charter, the holders of shares of OppFi Common Stock are entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of OppFi Common Stock are entitled to vote (unless otherwise required by law or the OppFi Charter, including any preferred stock designation).

Holders of preferred stock may have such voting rights as determined by the OppFi Board in the applicable certificate of designation.

Under the BNCC Bylaws, the holders of shares of BNCC Capital Stock are entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of BNCC Capital Stock are entitled to vote (unless otherwise required by the BNCC Charter).

Unless the matter requires a different vote by either express provision of law, the BNCC Charter or the BNCC Bylaws, all matters are determined by the affirmative vote of the majority of shares present in

OppFi	BNCC
person or represented by proxy at the meeting and entitled to vote on the subject matter, other than (i) the election of directors, who are elected by a plurality of the votes cast and (ii) certain business combinations, which are discussed below under the heading “Business Combination Restrictions.”

Quorum

Under the OppFi Bylaws, the presence, in person or by proxy, at a stockholders’ meeting of stockholders representing a majority of the voting power of all outstanding shares of capital stock of OppFi entitled to vote at such meeting will constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum of such class or series for the transaction of such business.	Under the BNCC Bylaws, at any meeting of BNCC stockholders, the holders of a majority of BNCC Capital Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for all purposes.

Rights of Preferred Stock

The OppFi Charter authorizes the OppFi Board to issue one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof.

As of the date of this proxy statement/prospectus, no shares of OppFi preferred stock were outstanding.

The BNCC Charter authorizes the BNCC Board to issue one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, if any, of each such series, to the full extent permitted by law.

As of the date of this proxy statement/prospectus, no shares of BNCC preferred stock were outstanding.

Number of Directors

The OppFi Charter provides that, subject to the Investor Rights Agreement and any preferred stock designation, the total number of directors of OppFi will be fixed from time to time exclusively by the OppFi Board.

There are currently six members of the OppFi Board.

Subject to the DGCL, the BNCC Charter provides that the number of directors may be fixed from time to time by a resolution adopted by a majority of the Continuing Directors (as defined in the BNCC Charter) of the BNCC Board; provided, however, that the number of directors cannot be reduced so as to shorten the term of any director at the time in office.

Currently, there are five directors on the BNCC Board.

Election of Directors

The OppFi Charter provides that the OppFi Board is divided into three classes serving staggered three-year terms and, subject to the rights of the holders of	The BNCC Board is divided into three classes, with each class serving a staggered three-year term. The BNCC Bylaws provide that all director elections are

OppFi	BNCC
preferred stock, the election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	determined by a plurality of the votes cast (subject to any rights of the holders of preferred stock).

Filling Vacancies on the Board of Directors

Under the OppFi Charter and the OppFi Bylaws, while the SCG Holders beneficially own, in the aggregate, at least 35% of the voting power of the OppFi capital stock entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the OppFi Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (a) the affirmative vote or written consent of the stockholders holding a majority of the voting power of all then outstanding shares of OppFi Common Stock, voting together as a single class, (b) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (c) the sole remaining director. When the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the OppFi capital stock entitled to vote generally in the election of directors, any such newly created directorships and vacancies will be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.	The BNCC Charter provides that subject to any requirements of applicable law and any preferred stock designation, any vacancy on the BNCC Board may be filled only by the BNCC Board, notwithstanding any resulting absence of a quorum of directors, acting by a vote of both (i) a majority of the directors then in office; and (ii) a majority of all Continuing Directors, voting as a separate group, and any directors so appointed will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires and until their successor is duly elected and qualified; provided, however, that for any directors elected by the holders of preferred stock, the terms applicable to such preferred stock will govern the election procedures for such directors.

Cumulative Voting

The OppFi Charter and the OppFi Bylaws do not provide for cumulative voting.	Neither the BNCC Charter nor the BNCC Bylaws provide for cumulative voting.

Removal of Directors

Under the OppFi Charter, while the SCG Holders beneficially own, in the aggregate, at least 35% of the voting power of the OppFi capital stock entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of OppFi Common Stock, voting together as a single class. When the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the OppFi capital stock entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of OppFi Common Stock, voting together as a single class.	The BNCC Charter provides that subject to any preferred stock designation, any director or the entire BNCC Board may be removed from office at any time, but only for cause involving fraud or a violation of the duty of loyalty as determined by a final judgment of a court of competent jurisdiction, and only at a stockholders’ meeting called for such purpose by the affirmative vote of holders of not less than 80% of the BNCC Capital Stock then entitled to vote, voting together as a single class; provided, however, that for any directors elected by the holders of preferred stock, the terms applicable to such preferred stock will govern the removal procedures for such directors.

OppFi	BNCC

Stockholder Proposals and Director Nominations

The OppFi Bylaws provide that for business (other than nominations) to be properly brought before an annual meeting by an OppFi stockholder, such stockholder must have given timely notice thereof in proper written form to OppFi’s Corporate Secretary and such business must otherwise be a proper matter for stockholder action. A stockholder must give advance written notice to OppFi’s Corporate Secretary for business (other than nominations) to be properly brought before an annual meeting by an OppFi stockholder. To be timely, the notice must be in writing, meet the requirements of the OppFi Bylaws and be delivered not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of the close of business on:

•

the 90th day before the meeting; or

•

the 10th day following the day on which public announcement of the date of the annual meeting was first made by OppFi.

To be in proper written form, an OppFi stockholder’s notice to OppFi’s Corporate Secretary with respect to any business (other than nominations) must set forth as to each matter such stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the OppFi Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (b) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class or series and number of shares of capital stock of OppFi that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (d) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose

The BNCC Bylaws provide that stockholder nominations and any proposals, without regard to whether such nominations or proposals are required to be included in BNCC’s proxy statement or form of proxy, must be made by timely notice in writing to BNCC’s Corporate Secretary. To be timely, a stockholder’s notice must be delivered or mailed to and received at BNCC’s principal executive offices (i) not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; or (ii) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a BNCC stockholder’s notice to the BNCC Corporate Secretary with respect to any business (other than nominations) must set forth the information required by the BNCC Bylaws, including: (i) as to each matter such stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the proposed text of any proposal regarding such business, and the reasons for conducting such business at the annual meeting, and (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made: (A) the name and address of such person, (B) the class or series and number of all shares of stock of BNCC which are owned beneficially or of record by such person and any affiliates or associates of such person, (C) the name of each nominee holder of shares of all stock of BNCC owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of BNCC held by each such nominee holder, (D) whether and

OppFi	BNCC

behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (e) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (f) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The OppFi Bylaws provide that for a nomination to be made by a stockholder, such stockholder must give timely notice thereof in proper written form to OppFi’s Corporate Secretary to be considered at an annual meeting or at a special meeting called for the purpose of electing directors. In the case of nominations to be considered at an annual meeting, the notice must be in writing, meet the requirements of the OppFi Bylaws and be delivered not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of the close of business on:

•

the 90th day before the meeting; or

•

the 10th day following the day on which public announcement of the date of the annual meeting was first made by OppFi.

In the case of a special meeting of OppFi stockholders called for the purpose of electing directors, the notice must be in writing, meet the requirements of the OppFi Bylaws and be delivered not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by OppFi.

the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of BNCC, (E) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of BNCC) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of BNCC, (F) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (xx) BNCC or (yy) the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person, (G) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (H) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting pursuant to Section 14 of the Exchange Act.

To be in proper written form, a BNCC stockholder’s notice to the BNCC Corporate Secretary with respect to director nominations must set forth the information required by the BNCC Bylaws, including: (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (A) the name and

OppFi	BNCC
address, as they appear on BNCC’s books, of such stockholder and the name and principal place of business of such beneficial owner, (B) the class or series and number of shares of BNCC Capital Stock that are beneficially or of record owned by such stockholder and any affiliates or associates of such stockholder, (C) the name of each nominee holder of shares of BNCC owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of BNCC held by each such nominee holder, (D) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of BNCC, (E) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of BNCC) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of BNCC, (F) a description of (1) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee, (2) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, or otherwise relating to BNCC or their ownership of capital stock of BNCC, and (3) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (G) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the persons named in its notice; (H) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in

OppFi	BNCC
connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (I) such other information as BNCC may reasonably require, including such information as may be necessary or appropriate in determining the eligibility of such proposed nominee to serve as an independent director of BNCC or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Proxy Access

The OppFi Charter and the OppFi Bylaws do not provide for proxy access.	Neither the BNCC Charter nor the BNCC Bylaws provide for proxy access.

Stockholder Action by Written Consent

The OppFi Charter and the OppFi Bylaws provide that, while the SCG Holders beneficially own, in the aggregate, at least 35% of the voting power of the OppFi capital stock entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of OppFi stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, will be signed by the stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and must be delivered to OppFi at its registered office in the State of Delaware, OppFi’s principal place of business, or an officer or agent of OppFi having custody of the books in which proceedings of meetings of the OppFi stockholders are recorded. When SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the OppFi capital stock entitled to vote generally in the election of directors, stockholder action may be taken only at an annual or special meeting of such holders and may not be effected by written consent of the stockholders.	The BNCC Charter allows BNCC stockholders to act by written consent only with unanimous written consent of all holders of BNCC Capital Stock that would be entitled to vote on the applicable matter if an annual or special meeting had been called for the taking of such action.

Charter Amendments

Under the OppFi Charter, OppFi reserves the right at any time and from time to time to amend, alter, change or repeal any provision in the OppFi Charter (including	Under the DGCL, the BNCC Board is required to adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling

OppFi	BNCC

any preferred stock designation) in the manner prescribed by the OppFi Charter and applicable law.

Under the DGCL, the OppFi Board is required to adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting of the stockholders entitled to vote in respect thereof or directing that the amendment be considered at the next annual meeting of the stockholders; provided, however, that unless otherwise expressly required by the OppFi Charter, no meeting or vote will be required to adopt an amendment that effects only changes expressly listed in § 242(a)(1) or § 242(a)(7) of the DGCL. If a vote of the stockholders is required, the DGCL requires the approval by a majority of the holders of outstanding capital stock of each class entitled to vote thereon.

Under the DGCL, the holders of the outstanding shares of a class or one or more series of any class will be entitled to vote upon a proposed amendment, if the amendment would increase or decrease the aggregate number of authorized shares, increase or decrease the par value, or alter or change the powers, preferences, or special rights of the shares of such class or series so as to affect them adversely.

a special meeting of the stockholders entitled to vote in respect thereof or directing that the amendment be considered at the next annual meeting of the stockholders; provided, however, that unless otherwise expressly required by the BNCC Charter, no meeting or vote will be required to adopt an amendment that effects only changes expressly listed in § 242(a)(1) or § 242(a)(7) of the DGCL. If a vote of the stockholders is required, the DGCL requires the approval by a majority of the holders of outstanding capital stock of each class entitled to vote thereon.

In addition, under the BNCC Charter, Articles VI, VII, VIII, IX, and X of the BNCC Charter (addressing, respectively, stockholder written consent, the powers of the BNCC Board of Directors, limitation of director liability and indemnification, certain business combinations with interested parties, and amendments to the BNCC Charter) may not be amended in any manner, except upon resolutions adopted by the affirmative vote of holders of at least 80% of the outstanding common stock and preferred stock, voting together as a single class; provided, however, that if such resolutions must first be adopted by both a majority of the directors then in office and a majority of the Continuing Directors, voting as a separate group, then such resolutions will be deemed adopted by the stockholders upon the affirmative vote of holders of not less than a majority of the outstanding shares of common stock and preferred stock, voting as a single class.

Bylaw Amendments

The OppFi Bylaws provide that the OppFi Board is authorized to adopt, alter, amend or repeal the OppFi Bylaws. The affirmative vote of a majority of the OppFi Board is required to adopt, amend, alter or repeal the OppFi Bylaws.

The OppFi Bylaws also provide that the OppFi Bylaws may be adopted, altered, amended or repealed by (a) the affirmative vote of a majority of the voting power of the capital stock of OppFi that is present or represented by proxy and are voted for or against such adoption, amendment, alteration or repeal of the OppFi Bylaws at a meeting of the stockholders at which a quorum is present or (b) the written consent of the holders of at least a majority of the voting power of all outstanding OppFi capital stock. Notwithstanding the foregoing,

Pursuant to the BNCC Charter, the BNCC Bylaws may be altered, amended or repealed or new bylaws may be adopted by: (a) the BNCC Board, but only upon the affirmative vote of both (i) a majority of the directors then in office and (ii) a majority of the Continuing Directors, voting as a separate group.

The BNCC Charter further provides that BNCC stockholders have the power to adopt, amend or repeal the BNCC Bylaws with the approval of the holders of not less than 80% of the outstanding shares of BNCC Capital Stock, voting together as a single class.

OppFi	BNCC
amendments or repeals of Article VIII of the OppFi Bylaws require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of OppFi.

Special Meetings of Stockholders

The OppFi Charter and the OppFi Bylaws, subject to the rights of the holders of any series of preferred stock, provide that any special meetings of stockholders may be called only by (i) the Chairman of the OppFi Board, (ii) the Chief Executive Officer of OppFi, (iii) the OppFi Board pursuant to a resolution adopted by a majority of the OppFi Board, or (iv) while SCG Holders beneficially own, in the aggregate, at least 35% of the voting power, by a representative of the SCG Holders, and the ability of other stockholders of OppFi to call a special meeting is specifically denied.	Pursuant to the BNCC Charter and the BNCC Bylaws, special meetings of BNCC stockholders may be called only by the Chairman of the BNCC Board, the president, or by the BNCC Board. Business transacted at any special meeting of BNCC stockholders is confined to the purpose or purposes stated in the notice for that meeting.

Notice of Meetings of Stockholders

The OppFi Bylaws require written or electronic notice that states the place, if any, date, and time of the meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting and the record date for determining the stockholders entitled to vote at such meeting. If the notice is for a stockholders’ meeting other than an annual meeting, it will also state the purpose or purposes for which the meeting is called. Notice must be given to each stockholder of record entitled to vote at the meeting not fewer than 10 nor more than 60 days before the date of the meeting, unless otherwise required by the DGCL.	Under the BNCC Bylaws, the notice must include the place, date and time of all meetings, and the purpose for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting must be given to each BNCC stockholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of such meeting.

Proxies

The OppFi Bylaws provide that a stockholder may vote either in person or by proxy. An appointment of proxy is valid for three years from the date of its execution, unless the proxy provides for a longer period. A stockholder may authorize another person to act as proxy by electronic transmission.	The BNCC Bylaws provide that a stockholder may vote either in person or by proxy. An appointment of proxy is valid for three years from the date of its execution, unless the proxy provides for a longer period. A stockholder may authorize another person to act as proxy by electronic transmission. A proxy is only irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A BNCC stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with BNCC’s Corporate Secretary.

OppFi	BNCC

Limitation of Personal Liability of Directors

The OppFi Charter provides that a director of OppFi will not be personally liable to OppFi or its stockholders for any monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to OppFi or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

Section 102 of the DGCL, allows a corporation to relieve its directors or officers from personal liability to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director or officer, except where (i) the director or officer breached their duty of loyalty, (ii) failed to act in good faith or engaged in intentional misconduct or knowingly violated a law, (iii) obtained an improper personal benefit, (iv) where the director authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or (v) with respect to officers, in any action by or in right of the corporation.

The BNCC Charter provides that no director will be personally liable to BNCC or the BNCC stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to BNCC or to the BNCC stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

The OppFi Charter and the OppFi Bylaws provide that OppFi will, to the fullest extent permitted by applicable law, indemnify and hold harmless any person who was or is a party, or is threatened to be made a party, to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of OppFi or, while a director or officer of OppFi, is or was serving at the request of OppFi as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred in connection with any such proceeding. OppFi will not be required to indemnify any director or officer in connection with any proceeding initiated by such person unless such proceeding was authorized by the OppFi Board.	Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware

OppFi	BNCC

corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The BNCC Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, which is referred to in this section as a proceeding, by reason of the fact that he or she is or was a director or an officer of BNCC or is or was serving at the request of BNCC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, which we refer to in this section as an indemnitee, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified, defended and held harmless by BNCC to the fullest extent permitted against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, that, (i) such indemnitee is successful in their defense of such proceeding on the merits or otherwise; or (ii) (A) those members of the BNCC Board who do not have a direct or indirect interest in the claim for which indemnification is being sought (a “BNCC Impartial Director”), (B) an appointed committee of at least two BNCC Impartial Directors, or (C) appointed independent legal counsel in the case that there are not at least two BNCC Impartial Directors or if the

OppFi	BNCC

BNCC Board or a duly authorized committee thereof so directs, find that the indemnitee has met the applicable standard of conduct. The right to indemnification conferred in the BNCC Bylaws includes the right to be paid by BNCC the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL.

BNCC may maintain insurance to protect itself and any director, officer, employee or agent of BNCC or its affiliates against any expense, liability or loss, whether or not BNCC would have the power to indemnify such person under the DGCL.

Business Combination Restrictions

Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder.

OppFi has opted out of Section 203 of the DGCL but adopted a similar provision in the OppFi Charter that prohibits certain business combinations with interested stockholders for three years following the time that such stockholder became an interested stockholder, unless one of the following exceptions applies: (a) the OppFi Board approved either the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (b) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the voting stock of OppFi outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), voting stock owned by persons who are directors and also officers and certain employee stock plans, (c) the transaction is approved by the OppFi Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of OppFi that is not owned by the interested stockholder, or (d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and

Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder.

In addition, under the BNCC Charter, certain business combinations with affiliates of BNCC require (i) the approval by a majority vote of both the current members of the BNCC Board then in office and a majority of the Continuing Directors, voting as a separate group, and (ii) the affirmative vote of both (A) holders of not less than 80% of outstanding shares of common stock and preferred stock, voting together as a single class, and (B) not less than 75% of the shares of common stock and preferred stock, (other than the shares beneficially owned by the interested stockholder who is, or whose affiliate or associate is, a party to the proposed transaction) each voting as a separate class. In addition, a proxy or information statement describing the proposed transaction and complying with the requirements of the Exchange Act must be mailed to all stockholders of BNCC at least 30 days prior to the consummation of such transaction.

If all conditions specified below in either paragraph (a) or (b) are satisfied, such transaction will require only the affirmative vote of holders of not less than a majority of the outstanding shares of common stock and preferred stock, voting together as a single class:

(a)   the business combination transaction was approved prior to the interested stockholder becoming an interested stockholder by a

OppFi	BNCC

(ii) was not, at any time within the three-year period immediately prior to a business combination between OppFi and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

SCG Holders and certain of their affiliates, holders and transferees are excluded from the definition of “interested stockholder.”

majority of the directors then in office and a majority of the Continuing Directors, voting as a separate group; or

(b)   the transaction meets certain price requirements, the transaction meets certain requirements regarding the type of consideration paid, there must not have been a change in dividend payments after the interested stockholder became an interested stockholder and prior to the transaction, the interested stockholder did not become a beneficial owner of any additional shares of stock except as part of the transaction which resulted in such interested stockholder becoming an interested stockholder or by virtue of stock splits or dividends after the interested stockholder became an interested stockholder and prior to the transaction, and the interested stockholder must not have received certain disproportionate benefits as a stockholder during the period after becoming an interested stockholder.

Stockholder Rights Plan

OppFi does not currently have a rights plan in effect.	BNCC does not currently have a rights plan in effect.

Exclusive Forum Provisions

The OppFi Charter provides that unless OppFi consents in writing to the selection of an alternative forum, the Court of Chancery will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of OppFi, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of OppFi to OppFi or its stockholders, (c) any action asserting a claim against OppFi, its directors, officers or employees arising pursuant to any provision of the DGCL, the OppFi Charter or the OppFi Bylaws or (d) any action asserting a claim against OppFi, its directors, officers or employees governed by the internal affairs doctrine. Notwithstanding the foregoing, the above exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.	The BNCC Bylaws provide that, unless BNCC consents in writing to the selection of an alternative forum, the Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of BNCC, (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of BNCC to BNCC or BNCC’s stockholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, the BNCC Charter or the BNCC Bylaws or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. In the event that the Court of Chancery lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware.

DESCRIPTION OF BNCC’S BUSINESS

All references to BNCC in this section include its operation through BNC, unless otherwise noted.

Business Overview

BNCC is a bank holding company and the parent of BNC, which is a diversified community bank with three primary areas of focus: commercial banking, retail banking and wealth management. BNC is headquartered in Glendale, Arizona and operates 10 branches in North Dakota.

Commercial Banking

BNCC meets the needs of small- to mid-sized businesses with a range of commercial banking services, including business financing, commercial real estate lending, SBA loans, business checking, cash management, corporate credit cards and merchant services. BNCC’s commercial banking relationships are primarily in North Dakota and Arizona. Its North Dakota relationships are mainly in the capital region of Bismarck/Mandan. Beyond Bismarck, BNCC serves communities to the north and west that are economically influenced by oil and energy, as well as the agricultural communities of central North Dakota.

Retail Banking

BNCC’s retail banking services are provided through a network of locations in North Dakota and Arizona along with online access and transaction capabilities. Among BNCC’s broad array of retail banking services are personal checking and savings products, personal loans and card services. BNCC’s branch network is concentrated in North Dakota, where BNCC has been rewarded by its customers’ loyalty by being responsive to their preferences for convenient face-to-face transactional banking.

Wealth Management

BNCC seeks to be a trusted advisor to its clients as they plan for retirement and manage their investments by providing wealth management solutions, including, personal wealth advisory services, 401(k) and other retirement plan administration. Many of BNCC’s wealth management clients come to BNCC from commercial banking relationships; BNCC administers, for example, retirement savings plans for the employees of some of its business clients. In this way, BNCC is well positioned to help clients manage wealth and transfer assets in a manner that enables them to accomplish their business and personal financial goals.

Community Banking Focus

BNCC is proud of the meaningful relationships it has created with customers by providing personalized service and supporting the local economy. BNCC’s approach has resulted in notable growth in loans and underpins BNCC’s record of strong loan and deposit relationship retention. The strength of BNCC’s relationships is also reflected in its sustained high levels of credit quality and liquidity. BNCC’s North Dakota team is extremely experienced with decades of building deep relationships in BNCC’s communities. In Arizona, BNCC continues to be proud of its role as a market leader in small business lending through its partnership with the SBA to assist small businesses establish and grow their businesses. These results are attributable to the dedication and skill of its team and the trust placed in BNCC by its customers. These assets drive BNCC’s success and distinguish it as a trusted partner in the communities it calls home.

Operating Strategy

BNC is a community bank that focuses on business banking, retail banking, and wealth management. BNCC builds value for stockholders by providing relationship-based financial services to small and mid-sized businesses, business owners, their employees and professionals. The key elements of BNCC’s strategy include:

Providing Individualized, High-Level Customer Service

BNCC provides a high level of customer service to establish and maintain long-term relationships. BNCC believes that many of its competitors emphasize retail banking or focus on large companies, leaving the small and mid-sized business market underserved. BNCC’s consistent focus on the needs of such small and mid-sized businesses allows it to compete effectively in this market segment.

Diversification of Products and Services

BNCC offers banking and wealth management products and services to meet the financial needs of its customers, establish new relationships and expand its business opportunities. BNCC seeks to leverage its existing relationships by cross selling its products and services.

Expand Opportunistically

BNCC emphasizes organic growth within the markets that it serves and looks to opportunistically expand into new lines of business. Organic growth in North Dakota is an emphasis because BNCC believes in the viability of the energy and agricultural industries over the long term. In Arizona, BNCC’s organic loan growth focuses on small businesses and the SBA arena.

Manage Risk

Community banking is faced with several forms of inherent risk. BNCC strives to manage risk by balancing the potential costs of various risks and the various rewards of banking opportunities.

Emphasize Quality Loan and Deposit Growth

Providing loans and gathering deposits is a key strategy as BNCC’s products are good for customers, communities and stockholders. Growing low-cost core deposits is a key strategy. BNCC’s platforms and technology offer it a strategic opportunity to deliver high level deposit services to the businesses and professionals it serves and permits BNCC to attract funds at a lower cost.

BNCC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of BNCC’s financial condition and results of operations together with its consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. You should review the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described below. Throughout this section, references to “the Bank” only refer to BNC National Bank. For the avoidance of doubt, and as the context may require, references to “BNCC” in this section may refer to BNCC on a consolidated basis with BNC National Bank with respect to activities predominantly performed by BNC National Bank.

Overview

The following table summarizes BNCC’s selected income statement data and EPS data (in thousands, except per share data):

	2025	2024	2023
Selected Income Statement Data
Interest income	$51,471	$46,455	$43,278
Interest expense	17,313	15,397	10,968

Net interest income	34,158	31,058	32,310
Provision for credit losses	1,595	635	815
Non-interest income	5,695	5,893	10,004
Non-interest expense	26,820	26,052	34,183

Income before income taxes	11,438	10,264	7,316
Income tax expense	2,667	2,336	1,611

Net income	$8,771	$7,928	$5,705

EPS Data
Basic earnings per common share	$2.48	$2.24	$1.59
Diluted earnings per common share	$2.48	$2.23	$1.59

COMPARISON OF 2025 TO 2024 NET INCOME:

Interest income increased 10.8% when compared to 2024. The increase in interest income reflects higher yields and balances of loans held for investment along with higher balances of interest bearing cash. Offsetting these increases was a $1.9 million increase in interest expense as the average balance of interest bearing deposits increased by $63.6 million. Net interest margin increased to 3.65% in 2025, compared to 3.54% in 2024.

A provision of $1.6 million was recorded in 2025 resulting in a 1.40% ratio of allowance for credit losses to loans held for investment compared to a $635 thousand provision and 1.32% ratio in 2024. At December 31, 2025, non-performing assets were 0.83% of total assets, compared to 0.65% at December 31, 2024.

Non-interest income decreased $198 thousand, or 3.4%, when comparing 2025 to 2024. Bank charges and service fees were $233 thousand lower period-over-period primarily due to lower fees on lines of credit and interchange income, and a reduction in deposits held in one-way sell positions. These reductions were partially offset by higher servicing income and deposit account service charges. During 2025, BNCC recorded a one-time gain of $116 thousand on the sale of loans. Other income is lower than the prior period primarily due to reduced revenues from Small Business Investment Companies (“SBIC”) investments that were partially offset by higher gains on the sale of repossessed assets.

Non-interest expense increased by $768 thousand, or 2.9%, from 2024 to 2025. During 2025, professional services expense increased $181 thousand and BNCC reported a modest 3.4% year-over-year increase in salary and employee benefits of $513 thousand. Merit-based and inflationary increases in salaries and employee benefits were partially offset by a lower headcount.

The effective tax rate was 23.3% in 2025, compared to 22.8% in 2024.

COMPARISON OF 2024 TO 2023 NET INCOME:

Interest income increased 7.3% when compared to 2023. The increase in interest income reflects higher yields and balances of loans held for investment along with higher rates on interest bearing cash and debt securities. Offsetting these increases was a $4.4 million increase in interest expense as the cost of deposits increased with market conditions. Net interest margin decreased to 3.54% in 2024, compared to 3.70% in 2023.

A provision of $635 thousand was recorded in 2024 resulting in a 1.32% ratio of allowance for credit losses to loans held for investment compared to a $815 thousand provision and 1.39% ratio in 2023. At December 31, 2024, non-performing assets were 0.65% of total assets, compared to 0.35% at December 31, 2023.

Non-interest income decreased $4.1 million, or 41.1%, when comparing 2024 to 2023. The decrease primarily relates to a $3.8 million decrease in mortgage banking revenue, net. In 2023, BNCC divested its mortgage business by selling certain assets to and the assumption of certain operating liabilities by another financial institution. Other income in 2024 was $203 thousand higher than 2023 because of a reduction of $113 thousand on losses on sale of fixed assets when compared to the 2023 period along with higher SBIC and Bank Owned Life Insurance (“BOLI”) revenue recorded in 2024.

Non-interest expense decreased by $8.1 million, or 23.8%, from 2023 to 2024. During 2024, non-interest expense for the Community Banking Segment increased $55 thousand, or 0.2%, year-over year. The modest increase is a result of BNCC’s expense management efforts that have been largely offset by inflationary pressures on salary and benefits and data processing expense.

The effective tax rate was 22.8% in 2024, compared to 22.0% in 2023.

Net income in 2024 was $7.9 million compared to net income of $5.7 million in 2023. Earnings per diluted share was $2.23 in 2024 and $1.59 in 2023.

RESULTS OF OPERATIONS

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2025 TO THE YEARS ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023

General

Net income in 2025 was $8.8 million compared to net income of $7.9 million in 2024 and net income of $5.7 million in 2023. Earnings per diluted share was $2.48 in 2025, $2.23 in 2024, and $1.59 in 2023.

Net Interest Income

The following table sets forth information relating to BNCC’s average balance sheet, yields on interest-earning assets and costs on interest-bearing liabilities (dollars are in thousands):

	For the Year ended December 31,			For the Year ended December 31,			For the Year ended December 31,
	2025			2024			2023
	Average Balance	Interest Earned or Owed	Average Yield or Cost	Average Balance	Interest Earned or Owed	Average Yield or Cost	Average Balance	Interest Earned or Owed	Average Yield or Cost
Assets
Interest-bearing due from banks	$99,262	$4,248	4.28%	$64,757	$3,414	5.27%	$40,901	$2,107	5.15%
FHLB Stock	579	35	6.00%	577	36	6.24%	1,144	35	3.02%
Federal Reserve Stock	1,807	108	6.00%	1,807	109	6.00%	1,807	108	6.00%
Debt securities-taxable	122,495	3,804	3.11%	138,059	4,716	3.42%	164,380	5,427	3.30%
Debt securities-tax exempt	—	—	0.00%	—	—	0.00%	1,568	19	3.71%
Loans held for sale-mortgage banking	—	—	0.00%	—	—	0.00%	26,743	1,531	5.72%
Loans held for investment	720,112	43,276	6.01%	680,815	38,180	5.61%	644,536	34,051	5.28%
Allowance for credit losses	(9,225)	—	0.00%	(9,384)	—	0.00%	(8,952)	—	0.00%

Total interest-earning assets	935,030	$51,471	5.50%	876,631	$46,455	5.30%	872,127	$43,278	4.96%
Non-interest-earning assets:
Cash and due from banks	10,348			10,173			10,550
Other	42,858			43,669			44,407

Total assets	$988,236			$930,473			$927,084

Liabilities and Stockholders’ Equity
Deposits:
Interest checking and money market accounts	$548,938	$12,815	2.33%	$510,928	$11,766	2.30%	$509,434	$8,965	1.76%
Savings	41,954	44	0.10%	43,323	47	0.11%	46,746	47	0.10%
Certificates of deposit	102,341	3,559	3.48%	75,344	2,547	3.38%	59,273	937	1.58%

Total interest-bearing deposits	693,233	16,418	2.37%	629,595	14,360	2.28%	615,453	9,949	1.62%
Borrowings:
Short-term borrowings	2	—	0.00%	—	—	0.00%	136	—	0.00%
FHLB advances	1	—	0.00%	—	—	0.00%	113	5	4.87%
Subordinated debentures	15,464	895	5.79%	15,464	1,037	6.70%	15,039	1,014	6.74%

Total interest-bearing liabilities	708,700	$17,313	2.44%	645,059	$15,397	2.39%	630,741	$10,968	1.74%
Non-interest-bearing demand accounts	172,582			173,584			186,197

Total deposits and interest-bearing liabilities	881,282			818,643			816,938
Other non-interest-bearing liabilities	6,498			7,895			6,456

Total liabilities	887,780			826,538			823,394
Stockholders’ equity	100,456			103,935			103,690

Total liabilities and stockholders’ equity	$988,236			$930,473			$927,084

Net interest income		$34,158			$31,058			$32,310

Net interest spread			3.06%			2.91%			3.22%

Net interest margin			3.65%			3.54%			3.70%

Ratio of average interest-earning assets to average interest-bearing liabilities	131.94%			135.90%			138.27%

The following table allocates changes in BNCC’s interest income and interest expense between the changes related to volume and interest rates (in thousands):

	For the Years Ended December 31,			For the Years Ended December 31,
	2025 Compared to 2024			2024 Compared to 2023
	Change Due to			Change Due to
	Volume	Rate	Total	Volume	Rate	Total
Interest Earned on Interest-Earning Assets
Interest-bearing due from banks	$1,566	$(732)	$834	$1,257	$50	$1,307
FHLB Stock	—	(1)	(1)	(23)	24	1
Federal Reserve Stock	(1)	—	(1)	—	1	1
Debt securities-taxable	(505)	(407)	(912)	(893)	183	(710)
Debt securities-tax exempt	—	—	—	(10)	(10)	(20)
Loans held for sale- mortgage banking	—	—	—	(765)	(766)	(1,531)
Loans held for investment	2,222	2,874	5,096	1,982	2,147	4,129

Total increase in interest income	3,282	1,734	5,016	1,548	1,629	3,177

Interest Expense on Interest-Bearing Liabilities
Interest checking and money market accounts	1,208	(159)	1,049	914	1,887	2,801
Savings	(1)	(2)	(3)	(3)	3	—
Certificates of deposit	951	61	1,012	362	1,248	1,610
FHLB advances	—	—	—	(2)	(3)	(5)
Subordinated debentures	—	(142)	(142)	29	(6)	23

Total increase in interest expense	2,158	(242)	1,916	1,300	3,129	4,429

Increase (decrease) in net interest income	$1,124	$1,976	$3,100	$248	$(1,500)	$(1,252)

Net interest income was $34.2 million in 2025 compared to $31.1 million in 2024, an increase of $3.1 million, or 10.0%. The net interest margin increased to 3.65% for the year ended December 31, 2025, from 3.54% in 2024. The yields on average earning assets in 2025 of 5.50% improved from the 5.30% average yield in 2024 because of a $39.3 million year-over-year increase in the average balance of loans held for investment at higher yields and higher yields and balances of cash and cash equivalents. Those increases were partially offset by lower average balances of debt securities.

The cost of interest bearing deposits was 2.37% in 2025 and 2.28% in 2024. The cost of interest-bearing liabilities was 2.44% during 2025, compared to 2.39% in 2024. BNCC has managed its overall cost of deposits at levels well below the prevailing brokered deposit rates offered by national brokerage firms while staying focused on maintaining strong liquidity levels.

Net interest income was $31.1 million in 2024 compared to $32.3 million in 2023, a decrease of $1.2 million, or 3.9%. The net interest margin decreased to 3.54% for the year ended December 31, 2024, from 3.70% in 2023. The yields on average earning assets in 2024 of 5.30% was improved from the 4.96% average yield in 2023 because of a $36.3 million year-over-year increase in the average balance of loans held for investment at higher yields and higher yields and balances of cash and cash equivalents. Those increases were partially offset by lower average balances of debt securities and loans held for sale.

In line with the overall increase in interest rates, the cost of interest bearing deposits was 2.28% in 2024 and 1.62% in 2023. The cost of interest-bearing liabilities was 2.39% during 2024, compared to 1.74% in the same period of 2023. BNCC has managed its overall cost of deposits at levels well below the prevailing brokered deposit rates offered by national brokerage firms while staying focused on maintaining strong liquidity levels.

Non-Interest Income

The following tables present the major categories of BNCC’S non-interest income for the years ended December 31, 2025 and December 31, 2024, and for the years ended December 31, 2024 and December 31, 2023, respectively (dollars are in thousands):

	For the Years Ended December 31,		Increase (Decrease)
	2025	2024	$	%
Bank charges and service fees	$2,757	$2,990	$(233)	(8)%	(a	)
Wealth management revenues	2,104	2,036	68	3
Gains on sales of loans, net	116	22	94	427	(b	)
Other	718	845	(127)	(15)	(c	)

Total non-interest income	$5,695	$5,893	$(198)	(3)%

(a)

Bank charges and services fees decreased year-over-year primarily due to lower fees on lines of credit and interchange income, and lower fees earned from the movement of deposits to a one-way sell position.

(b)	Gains on sales of loans increased as BNCC experienced higher gains on loan participations sold.
(c)	The decrease in other income is primarily due to reduced revenues from SBIC investments that were partially offset by higher gains on the sale of repossessed assets.

	For the Years Ended December 31,		Increase (Decrease)
	2024	2023	$	%
Bank charges and service fees	$2,990	$3,615	$(625)	(17)%	(a	)
Wealth management revenues	2,036	1,948	88	5%
Mortgage banking revenues, net	—	3,771	(3,771)	(100)%	(b	)
Gains on sales of loans, net	22	16	6	38%	(c	)
Gains on sales of debt securities, net	—	12	(12)	100%	(d	)
Other	845	642	203	32%	(e	)

Total non-interest income	$5,893	$10,004	$(4,111)	(41)%

(a)	Bank charges and services fees decreased year-over-year primarily due to lower fees earned from the movement of deposits to a one-way sell position.
(b)	Mortgage banking revenues decreased as BNCC divested its mortgage business by selling certain assets to and assumption of certain operating liabilities by another financial institution during 2023.
(c)	Gains on sales of loans increased as BNCC experienced slightly higher gains on loan participations.
(d)	Gains on sales of debt securities may vary significantly from period to period as BNCC manages its risk and return profile through changing economic conditions.
(e)

The increase in year-to-date other income is primarily due to recording a loss on the sale of fixed assets related to the mortgage divestiture in the 2023 period along with higher SBIC and BOLI revenue in the 2024 period.

Non-Interest Expense

The following tables present the major categories of BNCC’s non-interest expense for the years ended December 31, 2025 and December 31, 2024, and for the years ended December 31, 2024 and December 31, 2023, respectively (dollars are in thousands):

	For the Years Ended December 31,		Increase (Decrease)
	2025	2024	$	%
Salaries and employee benefits	$15,518	$15,005	$513	3%
Professional services	1,289	1,108	181	16	(a	)
Data processing fees	3,432	3,414	18	1
Marketing and promotion	827	813	14	2
Occupancy	1,557	1,556	1	—
Regulatory costs	527	539	(12)	(2)
Depreciation and amortization	1,088	1,086	2	—
Office supplies and postage	369	364	5	1
Other	2,213	2,167	46	2

Total non-interest expense	$26,820	$26,052	$768	3%

Efficiency ratio	67.30%	70.50%	(3.20)%

(a)	Professional services expense increased primarily due to increased legal expense being incurred by BNCC.

	For the Years Ended December 31,		Increase (Decrease)
	2024	2023	$	%
Salaries and employee benefits	$15,005	$17,517	$(2,512)	(14)%	(a	)
Professional services	1,108	3,419	(2,311)	(68)%	(b	)
Data processing fees	3,414	3,722	(308)	(8)%	(c	)
Marketing and promotion	813	3,127	(2,314)	(74)%	(d	)
Occupancy	1,556	1,785	(229)	(13)%	(e	)
Regulatory costs	539	470	69	15%	(f	)
Depreciation and amortization	1,086	1,094	(8)	(1)%
Office supplies and postage	364	415	(51)	(12)%	(g	)
Other	2,167	2,634	(467)	(18)%	(h	)

Total non-interest expense	$26,052	$34,183	$(8,131)	(24)%

Efficiency ratio	70.50%	80.78%	(10.28)%

(a)	Salaries and employee benefits decreased primarily due to lower salaries within the mortgage banking segment as a result of the mortgage business divestiture.
(b)	Professional services expense decreased due to lower mortgage operating costs in addition to lower legal and consulting expenses.
(c)

Data processing fees decreased due to lower software and licensing fees associated with the mortgage banking segment that was divested in 2023 being partially offset by increased card processing charges in the community banking segment.

(d)	Marketing and promotion decreased primarily due to lower marketing costs within the mortgage segment.
(e)	Occupancy expense decreased due to fewer locations within the mortgage banking segment.
(f)	Regulatory costs increased primarily due to higher FDIC assessments.
(g)	Postage expense decreased primarily due to the mortgage divestiture in 2023.

(h)	Other expense decreased primarily due to reversal from the mortgage banking obligation reserve accounts.

Income Tax Expense

During 2025, BNCC recorded tax expense of $2.7 million, which resulted in an effective tax rate of 23.3% compared to tax expense of $2.3 million in 2024, which resulted in an effective tax rate of 22.8%.

During 2024, BNCC recorded tax expense of $2.3 million, which resulted in an effective tax rate of 22.8% compared to tax expense of $1.6 million in 2023, which resulted in an effective tax rate of 22.0%.

Subject to certain statutory limitations, BNCC is able to carry forward state tax net operating losses aggregating $16 thousand as of December 31, 2025. The state tax net operating losses expire between 2026 and 2031.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2025 AND PRIOR YEAR END PERIODS

Financial Condition

Total assets were $1.1 billion at December 31, 2025, an increase of $133.5 million, compared to $966.7 million at December 31, 2024. This increase is primarily due to higher cash and cash equivalents and loans held for investment being partially offset by lower debt securities available for sale.

Total loans held for investment aggregated $738.7 million at December 31, 2025, an increase of $40.0 million, or 5.7%, compared to December 31, 2024. Debt securities decreased $14.9 million from year-end 2024. Cash and cash equivalent balances were $211.5 million as of December 31, 2025, compared to $100.8 million as of December 31, 2024.

Assets

The following table presents assets by category (dollars are in thousands):

	As of December 31,		Increase (Decrease)
	2025	2024	$	%
Cash and cash equivalents	$211,451	$100,815	$110,636	110%	(a	)
Debt securities available for sale	114,670	129,522	(14,852)	(11)	(b	)
Federal Reserve Bank and FHLB stock	2,386	2,387	(1)	—
Loans held for investment, net	728,382	689,501	38,881	6	(c	)
Premises and equipment, net	10,120	10,893	(773)	(7)	(d	)
Operating lease right of use asset	514	618	(104)	(17)	(e	)
Accrued interest receivable	4,395	4,108	287	7	(f	)
Other assets	28,288	28,837	(549)	(2)

Total assets	$1,100,206	$966,681	$133,525	14%

(a)	Cash balances increased as BNCC experienced an increase in deposit balances.
(b)	Debt securities available for sale decreased as BNCC utilized the cash flow from the portfolio to provide liquidity for loan growth.
(c)	The increase in loans held for investment is a result of BNCC’s continued focus on organic loan growth in its core markets.
(d)	Premises and equipment, net decreased due to normal depreciation.
(e)	Decrease in operating right of use assets is a result of normal amortization of operating leases.
(f)

Accrued interest receivable increased primarily due to higher balances and yield on loans held for investment. This increase was partially offset by lower balances and yields on debt securities held for sale.

Debt Securities Available for Sale

The following table presents the composition of the available-for-sale investment portfolio (in thousands):

	As of December 31,
	2025		2024
	Amortized Cost	Estimated Fair Market Value	Amortized Cost	Estimated Fair Market Value
U.S. treasury securities	$10,956	$10,583	$10,929	$10,130
U.S. government agency mortgage-backed securities issued by Federal National Mortgage Association (“FNMA”) / Federal Home Loan Mortgage Corporation (“FHLMC”)	17,410	15,068	19,189	15,996
U.S. government agency small business administration pools guaranteed by SBA	6,949	6,512	9,534	8,944
Collateralized mortgage obligations guaranteed by Government National Mortgage Association (“GNMA”)	4,877	4,788	6,373	6,137
Collateralized mortgage obligations issued by FNMA/FHLMC	41,384	38,233	48,099	43,137
Commercial mortgage-backed securities issued by FHLMC	16,456	15,855	16,682	15,530
Other commercial mortgage-backed securities	17,299	16,328	24,405	22,783
State and municipal bonds	8,040	7,303	8,051	6,865

Total investments	$123,371	$114,670	$143,262	$129,522

The following table presents contractual maturities for securities available for sale and yields thereon at December 31, 2025 (dollars are in thousands):

	Within 1 Year		After 1 But Within 5 Years		After 5 But Within 10 Years		After 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. treasury securities(1)	$5,988	1.21%	$4,968	1.48%	$—	0.00%	$—	0.00%	$10,956	1.33%
U.S. government agency mortgage-backed securities issued by FNMA/FHLMC(1) (2)	—	0.00%	—	0.00%	1,032	3.24%	16,378	2.74%	17,410	2.77%
U.S. government agency small business administration pools guaranteed by SBA(1)(2)	—	0.00%	1,978	3.34%	—	0.00%	4,971	2.92%	6,949	3.04%
Collateralized mortgage obligations guaranteed by GNMA(1) (2)	—	0.00%	—	0.00%	2,421	3.75%	2,456	4.02%	4,877	3.89%
Collateralized mortgage obligations issued by FNMA/FHLMC(1) (2)	—	0.00%	167	4.64%	13,771	3.68%	27,446	2.66%	41,384	3.01%
Commercial mortgage-backed securities issued by FHLMC(1) (2)	—	0.00%	13,070	3.12%	—	0.00%	3,386	3.34%	16,456	3.17%
Other commercial mortgage-backed securities(1) (2)	—	0.00%	3,195	3.24%	1,475	2.74%	12,629	2.96%	17,299	2.99%
State and municipal bonds(1) (2)	—	0.00%	—	0.00%	8,040	2.74%	—	0.00%	8,040	2.74%

Total book value of debt securities	$5,988	1.21%	$23,378	2.82%	$26,739	3.33%	$67,266	2.84%	123,371	2.86%

Net unrealized loss on debt securities available for sale									(8,701)

Total investment in debt securities available for sale									$114,670	3.11%

(1)	Based on amortized cost rather than fair value.
(2)	Maturities are based on contractual maturities. Actual cash flows from securities may vary from contractual maturities due to call options, cash flow structures of securitizations, and prepayments.

As of December 31, 2025, BNCC had $114.7 million of debt securities available for sale compared to $129.5 million at December 31, 2024. In 2025, the cash flow from debt securities was being retained as liquidity and to fund increases in loans held for investment. At December 31, 2025, all classifications of debt securities available for sale exceeded 10% of stockholders’ equity with exception of U.S. Treasuries, U.S. Government Agency SBA pools guaranteed by SBA, Collateralized Mortgage Obligations (“CMO”) guaranteed by GNMA, and state and municipal bonds. See Note 2 of BNCC’s Consolidated Financial Statements for the year ended

December 31, 2025 included in this proxy statement/prospectus for more information about debt securities available for sale.

Federal Reserve Bank and FHLB

BNCC’s equity securities consisted of $1.8 million of Federal Reserve Bank stock and $579 thousand of FHLB stock as of December 31, 2025, and $1.8 million of Federal Reserve Bank stock and $580 thousand of FHLB stock as of December 31, 2024.

Loans

The following table presents BNCC’s loan portfolio as of December 31 (dollars are in thousands):

	2025		2024		2023		2022		2021
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Loans held for sale-mortgage banking	$—	—	$—	—	$—	—	$37,764	100.0	$80,923	100.0

Loans held for investment:
Commercial and industrial	$251,336	34.0	$231,441	33.1	$216,055	32.3	$205,429	33.3	$157,995	29.8
Commercial real estate	260,059	35.2	244,364	35.0	245,939	36.8	230,243	37.4	201,043	38.0
SBA	90,621	12.3	84,799	12.1	63,836	9.5	48,638	7.9	58,759	11.1
Consumer	117,524	15.9	120,032	17.2	111,872	16.7	95,891	15.5	78,297	14.8
Land and land development	9,601	1.3	11,243	1.6	8,416	1.3	10,758	1.7	17,185	3.2
Construction	8,955	1.2	5,903	0.9	21,648	3.2	24,690	4.0	16,121	3.0

	738,096	99.9	697,782	99.9	667,766	99.8	615,649	99.8	529,400	99.9
Unearned income and net unamortized deferred fees and costs	604	0.1	942	0.1	1,042	0.2	996	0.2	393	0.1

Loans, net of unearned income and unamortized fees and costs	$738,700	100.0	$698,724	100.0	$668,808	100.0	$616,645	100.0	$529,793	100.0

The following table presents the change in BNCC’s loan portfolio (dollars are in thousands):

	December 31,		Increase (Decrease)
	2025	2024	$	%
Loans held for investment:
Commercial and industrial	$251,336	$231,441	$19,895	8.6%
Commercial real estate	260,059	244,364	15,695	6.4
SBA	90,621	84,799	5,822	6.9
Consumer	117,524	120,032	(2,508)	(2.1)
Land and land development	9,601	11,243	(1,642)	(14.6)
Construction	8,955	5,903	3,052	51.7

Gross loans held for investment	738,096	697,782	40,314	5.8
Unearned income and net unamortized deferred fees and costs	604	942	(338)	(35.9)

Loans, net of unearned income and unamortized fees and costs	$738,700	$698,724	$39,976	5.7%

Loan Participations

Pursuant to BNCC’s lending policy, loans may not exceed 85% of the Bank’s legal lending limit (except to the extent collateralized by U.S. Treasury securities or Bank deposits and, accordingly, excluded from the Bank’s legal lending limit) unless the Chief Credit Officer and the Executive Credit Committee grant prior approval. To accommodate customers whose financing needs exceed lending limits and internal loan concentration limits, the Bank sells loan participations to outside participants without recourse.

Loan participations sold on a nonrecourse basis to outside financial institutions were as follows as of December 31 (in thousands):

2025	$167,820
2024	127,308
2023	130,621
2022	123,683
2021	106,077

Concentrations of Credit

The following table summarizes the location of BNCC’s borrowers as of December 31 (dollars are in thousands):

	2025		2024
North Dakota	$417,106	56%	$423,400	61%
Arizona	155,470	21	136,907	20
Minnesota	40,550	6	38,044	5
Other	124,970	17	99,431	14

Total gross loans held for investment	$738,096	100%	$697,782	100%

BNCC’s borrowers use loan proceeds for projects in various geographic areas. The following table summarizes the locations where its borrowers are using loan proceeds as of December 31 (dollars are in thousands):

	2025		2024
North Dakota	$391,236	53%	$390,232	56%
Arizona	189,943	26	161,402	23
Minnesota	29,137	4	29,679	4
California	28,032	4	24,347	3
South Dakota	27,473	4	23,188	3
Montana	15,301	2	19,948	3
Nevada	13,914	2	10,427	2
Colorado	8,816	1	10,006	2
Other	34,244	4	28,553	4

Total gross loans held for investment	$738,096	100%	$697,782	100%

The following table describes BNCC’s approximate concentrations by industry as of December 31 (dollars are in thousands):

	2025		2024
Non-owner occupied commercial real estate – not otherwise categorized	$200,887	27%	$192,741	28%
Hotels	97,337	13	86,863	12
Consumer, not otherwise categorized	94,999	13	99,243	14
Agriculture, forestry, fishing and hunting	37,328	5	36,763	5
Healthcare and social assistance	37,270	5	32,447	5
Retail trade	30,110	4	34,186	5
Non-hotel accommodation and food service	28,469	4	27,288	4
Art, entertainment and recreation	27,821	4	27,747	4
Transportation and warehousing	27,329	4	31,124	5
Construction contractors	24,178	3	13,938	2
Mining, oil and gas extraction	21,495	3	23,685	4
Manufacturing	20,127	3	15,333	2
Other service	15,372	2	14,325	2
Real estate and rental and leasing support services	15,245	2	15,385	2
Utilities	14,510	2	720	—
Professional, scientific, and technical services	11,406	2	9,854	1
Educational services	10,932	1	13,595	2
Finance and insurance	8,573	1	8,586	1
Public administration	6,440	1	7,357	1
All other	8,268	1	6,602	1

Total gross loans held for investment	$738,096	100%	$697,782	100%

The following table presents loans by type as of December 31 (in thousands):

	2025	2024
North Dakota
Commercial and industrial	$79,455	$69,391
Construction	2,826	1,056
Agricultural	39,238	39,301
Land and land development	8,115	7,803
Owner-occupied commercial real estate	37,284	38,393
Commercial real estate	114,009	121,985
Small business administration	17,581	19,658
Consumer	92,728	92,645

Subtotal gross loans held for investment	$391,236	$390,232

Consolidated
Commercial and industrial	$124,595	$107,778
Construction	8,955	5,903
Agricultural	41,931	42,103
Land and land development	9,601	11,243
Owner-occupied commercial real estate	84,810	81,560
Commercial real estate	260,059	244,364
Small business administration	90,621	84,799
Consumer	117,524	120,032

Total gross loans held for investment	$738,096	$697,782

Loan Maturities

The following table sets forth the remaining maturities of loans held for investment in BNCC’s portfolio as of December 31, 2025 (in thousands): (1)

		Over 1 Year Through 5 Years		Over 5 Years		Total Loans Held for Investment
	One Year or Less	Fixed Rate	Indexed Rate	Fixed Rate	Indexed Rate
Commercial and industrial	$31,180	$26,632	$2,321	$51,120	$140,083	$251,336
Commercial real estate	2,698	19,344	3,560	28,801	205,656	260,059
SBA	688	—	7,205	5,097	77,631	90,621
Consumer	1,275	4,074	7,250	78,853	26,072	117,524
Land and land development	246	4,970	1,305	122	2,958	9,601
Construction	1,008	—	5,488	—	2,459	8,955

Total principal amount of loans	$37,095	$55,020	$27,129	$163,993	$454,859	$738,096

(1)	Maturities are based on contractual maturities. Indexed rate loans include loans that would reprice prior to maturity if base rates change.

Actual maturities may differ from the contractual maturities shown above as a result of renewals and prepayments. Loan renewals are evaluated in substantially the same manner as new credit applications.

Provision for Credit Losses

BNCC is required to estimate the credit losses expected over the life of the loan, including expected credit losses on off-balance sheet commitments. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the estimated collectability of the loan portfolio. In 2025, a $1.6 million provision was recorded compared to a $635 thousand provision in 2024. During the fourth quarter of 2025, BNCC recorded a $1.1 million provision for credit losses primarily due to a single commercial lending relationship within the transportation industry.

Allowance for Credit Losses

See Notes 1 and 5 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2025 included in this proxy statement/prospectus and “Significant Accounting Policies” for further information concerning accounting policies associated with the allowance for credit losses.

Analysis of Allowance for Credit Losses

The following table summarizes activity in the allowance for credit losses and certain ratios (dollars are in thousands):

	For the Years Ended December 31,
	2025	2024	2023	2022	2021
Balance of allowance for credit losses, beginning of period	$9,223	$9,284	$8,831	$9,080	$10,324

Cumulative effect of Current Expected Credit Losses Adoption	—	—	(64)	—	—
Charge-offs:
Commercial and industrial	(140)	(392)	(100)	—	(927)
Commercial real estate	—	—	—	—	—
SBA	(283)	(159)	(55)	—	—
Consumer	(216)	(195)	(213)	(159)	(82)
Land and land development	—	—	—	—	—
Construction	—	—	—	—	—

Total charge-offs	(639)	(746)	(368)	(159)	(1,009)

Recoveries:
Commercial and industrial	3	—	28	—	69
Commercial real estate	—	—	—	—	1
SBA	28	—	—	7	5
Consumer	58	40	28	33	24
Land and land development	—	—	—	20	16
Construction	—	—	—	—	—

Total recoveries	89	40	56	60	115

Net charge-offs	(550)	(706)	(312)	(99)	(894)
Provision (credit) for credit losses charged to operations	1,645	645	829	(150)	(350)

Balance of allowance for credit losses, end of period	$10,318	$9,223	$9,284	$8,831	$9,080

Ratio of net charge-offs to average loans held for investment	(0.076)%	(0.104)%	(0.046)%	(0.018)%	(0.162)%
Average gross loans held for investment	$720,112	$680,815	$644,536	$561,318	$553,493
Ratio of allowance for credit losses to loans held for investment	1.40%	1.32%	1.39%	1.43%	1.71%
Ratio of nonperforming loans to total assets	0.83%	0.65%	0.35%	0.14%	0.16%

Allocation of the Allowance for Credit Losses

The table below presents an allocation of the allowance for credit losses among the various loan categories and sets forth the percentage of loans in each category to gross loans as of December 31 (dollars are in thousands).

	2025		2024		2023		2022		2021
	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment
Commercial and industrial	$4,622	34%	$3,128	33%	$3,378	32%	$2,519	33%	$2,173	30%
Commercial real estate	3,095	35%	3,234	35%	3,368	37%	3,621	37%	4,129	38%
SBA	1,139	12%	1,286	12%	1,014	10%	1,396	8%	1,641	11%
Consumer	1,190	16%	1,280	17%	1,092	17%	982	16%	836	15%
Land and land development	148	2%	208	2%	169	1%	87	2%	148	3%
Construction	124	1%	87	1%	263	3%	226	4%	153	3%

Total	$10,318	100%	$9,223	100%	$9,284	100%	$8,831	100%	$9,080	100%

The amount of the allowance for credit losses can vary depending on macroeconomic conditions and risk in the portfolio. The allocation of the allowance for credit losses can vary depending on relative volume of asset groups in the portfolio and risks therein. The allocation of the allowance for credit losses as shown in the table above should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions.

Allowance for Credit Losses; Impact on Earnings

BNCC is required to estimate the credit losses expected over the life of the loan. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the estimated collectability of the loan portfolio. The allowance for credit losses is an estimate based on several judgmental factors. BNCC is not aware of known trends, commitments or other events that could reasonably occur that would materially affect its methodology or the assumptions used to estimate the allowance for credit losses. However, changes in qualitative and quantitative factors could occur at any time and such changes could be of a material nature. In addition, economic situations, financial conditions of borrowers, and other factors BNCC considers in arriving at its estimates may change. To the extent that these matters have negative developments, future earnings could be reduced by provisions for credit losses.

Nonperforming Loans and Assets

The following table sets forth nonperforming assets, the allowance for credit losses and certain related ratios (dollars are in thousands):

	As of December 31,
	2025	2024	2023	2022	2021
Nonperforming loans:
Loans 90 days or more delinquent and still accruing interest	$—	$—	$832	$1	$—
Non-accrual loans	9,169	6,275	2,519	1,354	1,673

Total nonperforming loans	9,169	6,275	3,351	1,355	1,673
Repossessed assets, net	—	33	33	64	17

Total nonperforming assets	$9,169	$6,308	$3,384	$1,419	$1,690

Allowance for credit losses	$10,318	$9,223	$9,284	$8,831	$9,080

Ratio of total nonperforming loans to total loans	1.24%	0.90%	0.50%	0.21%	0.27%
Ratio of total nonperforming loans to loans held for investment	1.24%	0.90%	0.50%	0.22%	0.32%
Ratio of total nonperforming assets to total assets	0.83%	0.65%	0.35%	0.15%	0.16%
Ratio of total nonperforming loans to total assets	0.83%	0.65%	0.35%	0.14%	0.16%
Ratio of allowance for credit losses to total nonperforming loans	113%	147%	277%	652%	543%

Nonperforming Loans

The following table sets forth information concerning BNCC’s nonperforming loans as of December 31 (in thousands):

	2025	2024
Balance, beginning of period	$6,275	$3,351
Additions to nonperforming	5,998	5,981
Charge-offs	(543)	(606)
Reclassified back to performing	(884)	(1,716)
Principal payments received	(1,527)	(666)
Transferred to repossessed assets	(150)	(69)

Balance, end of period	$9,169	$6,275

Loans 90 days or more delinquent and still accruing interest include loans over 90 days past due which BNCC believes, based on its specific analysis of the loans, do not present doubt about the collection of interest and principal in accordance with the loan contract. Loans in this category must be well secured and in the process of collection.

Non-accrual loans include loans on which the accrual of interest has been discontinued. Accrual of interest is discontinued when BNCC believes that the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on non-accrual status when it becomes 90 days or more past due unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, accrued but uncollected interest income is reversed against interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

Loan Modifications

With the adoption of ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, BNCC is required to evaluate all modifications to loans where the borrower is experiencing financial difficulty. For the year-ended December 31, 2025, BNCC had total modified loans of $119 thousand, representing 0.0% of total loans held for investment. For the year-ended December 31, 2024, BNCC had total modified loans of $4.8 million, representing 0.7% of total loans held for investment.

Other real estate owned and repossessed assets represent properties and other assets acquired through, or in lieu of, loan foreclosure, and property transferred from premises and equipment. They are initially recorded at fair value less cost to sell at the date of acquisition establishing a new cost basis. Write-downs to fair value at the time of acquisition are charged to the allowance for credit losses. After foreclosure, BNCC performs valuations periodically and the real estate is recorded at fair value less cost to sell. Reductions to other real estate owned and repossessed assets are considered valuation allowances. Expenses incurred to record valuation allowances subsequent to foreclosure are charged to non-interest expense.

Potential Problem Loans

BNCC attempts to quantify potential problem loans with more immediate credit risk. The table below summarizes the amounts of potential problem loans as of December 31 (in thousands):

	Special Mention	Substandard	Doubtful
2025	$5,363	$2,307	$3,346
2024	12,207	3,873	873
2023	2,393	3,780	1,480
2022	2,472	2,598	1,017
2021	6,508	7,276	1,190

A significant portion of these potential problem loans are not in default but may have characteristics such as recent adverse operating cash flows or general risk characteristics that the loan officer feels might jeopardize the future timely collection of principal and interest payments. The ultimate resolution of these credits is subject to changes in economic conditions and other factors. These loans are closely monitored to ensure that BNCC’s position as creditor is protected to the fullest extent possible.

Liabilities and Stockholders’ Equity

The following table presents BNCC’s liabilities and stockholders’ equity (dollars are in thousands):

	As of December 31,		Increase (Decrease)
	2025	2024	$	%
Deposits:
Non-interest-bearing	$177,618	$172,456	$5,162	3%	(a	)
Interest-bearing
Savings, interest checking and money market	681,350	579,608	101,742	18	(a	)
Time deposits	112,833	85,436	27,397	32	(a	)
Guaranteed preferred beneficial interests in BNCC’s subordinated debentures	15,464	15,464	—	—
Accrued interest payable	1,638	1,248	390	31	(b	)
Accrued expenses	2,877	2,832	45	2
Operating lease liabilities	571	700	(129)	(18)	(c	)
Dividends payable	—	14,304	(14,304)	100	(d	)
Other liabilities	1,348	966	382	40	(e	)

Total liabilities	993,699	873,014	120,685	14
Stockholders’ equity	106,507	93,667	12,840	14

Total liabilities and stockholders’ equity	$1,100,206	$966,681	$133,525	14%

(a)

Overall, deposits have increased 16.0% during 2025. Increased time deposit balances reflect customer demands for interest bearing products. BNCC continues to enjoy strong and enduring customer relationships and continues to focus on developing new deposit relationships.

(b)	Accrued interest payable increased primarily due to increased balances of interest-bearing deposits.
(c)	Decrease is due to normal amortization of operating leases.
(d)	Decrease is due to payment of the $14.3 million special cash dividend on January 14, 2025 that was declared on December 18, 2024.
(e)	Increase is primarily due to higher income taxes payable and deferred compensation that was partially offset by lower allowance for unfunded commitments.

Deposits

The following table sets forth, for the periods indicated, the distribution of BNCC’s average deposit account balances and average cost of funds rates on each category of deposits (dollars are in thousands):

	For the Years Ended December 31,
	2025			2024			2023
	Average Balance	Percent of Deposits	Wgtd. Avg. Rate	Average Balance	Percent of Deposits	Wgtd. Avg. Rate	Average Balance	Percent of Deposits	Wgtd. Avg. Rate
Interest checking and Money Market Deposit Accounts	$548,938	63.4%	2.33%	$510,928	63.6%	2.30%	$509,434	63.6%	1.76%
Savings deposits	41,954	4.8%	0.10%	43,323	5.4%	0.11%	46,746	5.8%	0.10%
Time deposits	102,341	11.8%	3.48%	75,344	9.4%	3.38%	59,273	7.4%	1.58%

Total interest-bearing deposits	693,233	80.1%	2.37%	629,595	78.4%	2.28%	615,453	76.8%	1.62%
Non-interest-bearing demand deposits	172,582	19.9%	0.00%	173,584	21.6%	0.00%	186,197	23.2%	0.00%

Total deposits	$865,815	100.0%	1.90%	$803,179	100.0%	1.72%	$801,650	100.0%	1.24%

Time deposits, in denominations of $250 thousand and over, totaled $24.2 million at December 31, 2025, as compared to $20.4 million at December 31, 2024. The following table sets forth the amount and maturities of time deposits of $250 thousand and over as of December 31, 2025 (in thousands):

Maturing in:
3 months or less	$3,194
Over 3 months through 6 months	8,391
Over 6 months through 12 months	11,870
Over 12 months	704

$24,159

The following table provides additional detail to BNCC’s total deposit relationships (in thousands):

	As of December 31,
	2025	2024	2023
Deposits:
Non-interest-bearing	$177,618	$172,456	$184,442
Interest-bearing –
Savings, interest checking and money market	681,350	579,608	582,855
Time deposits	112,833	85,436	69,906

Total on balance sheet deposits	971,801	837,500	837,203
Off-balance sheet deposits (1)	—	18,531	34,792

Total available deposits	$971,801	$856,031	$871,995

(1)

The off-balance sheet deposits above do not include off-balance sheet time deposits that can be brought back on the balance sheet at various future maturity dates. As of December 31, 2025, BNCC managed off-balance sheet time deposit balances of $250 thousand, compared to $13.9 million of time deposit balances as of December 31, 2024 and $18.7 million of time deposit balances as of December 31, 2023.

BNCC remains highly focused on meeting the needs of its customers and ensuring deposit rates reflect changing market conditions. BNCC estimates that deposit insurance and other deposit protection programs secure greater than 70% of its customer’s deposit balances. This fact, combined with a strong balance sheet and relationship-focused culture has allowed BNCC to maintain a significant deposit base.

Off-balance sheet accounts are primarily utilized to custody larger business customer deposits that require daily access to funds and provide for FDIC insurance coverage. Off-balance sheet deposits can fluctuate greatly as customers balance utilization demands evolve.

Borrowed Funds

There were no FHLB advances outstanding at December 31, 2025 and December 31, 2024.

Notes 9 and 10 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2025 included in this proxy statement/prospectus summarize the general terms of BNCC’s FHLB advances and other borrowings at December 31, 2025 and 2024.

Guaranteed Preferred Beneficial Interests in BNCC’s Subordinated Debentures

See Note 11 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2025 included in this proxy statement/prospectus for a description of the subordinated debentures.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2024 AND PRIOR YEAR END PERIODS

Financial Condition

Total assets were $966.7 million at December 31, 2024, a decrease of $1.5 million, compared to $968.2 million at December 31, 2023. This decrease is primarily due to lower cash and cash equivalents and debt securities being partially offset by higher loans held for investment.

Total loans held for investment aggregated $698.7 million at December 31, 2024, an increase of $29.9 million, or 4.5%, compared to December 31, 2023. Debt securities decreased $30.3 million from year-end 2023. Cash and cash equivalent balances were $100.8 million as of December 31, 2024.

The following table presents assets by category (dollars are in thousands):

	As of December 31,		Increase (Decrease)
	2024	2023	$	%
Cash and cash equivalents	$100,815	$102,454	$(1,639)	(2)%
Debt securities available for sale	129,522	159,772	(30,250)	(19)%	(a	)
Federal Reserve Bank and FHLB stock	2,387	2,372	15	1%
Loans held for investment, net	689,501	659,524	29,977	5%	(b	)
Premises and equipment, net	10,893	10,955	(62)	(1)%
Operating lease right of use asset	618	938	(320)	(34)%	(c	)
Accrued interest receivable	4,108	4,206	(98)	(2)%
Other assets	28,837	27,984	853	3%

Total assets	$966,681	$968,205	$(1,524)	—%

(a)	Debt securities available for sale decreased as BNCC utilized the cash flow from the portfolio to provide liquidity for loan growth.
(b)	The increase is a result of BNCC’s continued focus on organic loan growth in its core markets.
(c)	Decrease is a result of normal amortization of operating leases.

Debt Securities Available for Sale

The following table presents the composition of the available-for-sale investment portfolio (in thousands):

	As of December 31,
	2024		2023
	Amortized Cost	Estimated Fair Market Value	Amortized Cost	Estimated Fair Market Value
U.S. treasury securities	$10,929	$10,130	$25,872	$24,880
U.S. government agency mortgage-backed securities issued by FNMA/FHLMC	19,189	15,996	21,282	18,095
U.S. government agency small business administration pools guaranteed by SBA	9,534	8,944	12,020	11,265
Collateralized mortgage obligations guaranteed by GNMA	6,373	6,137	8,051	7,764
Collateralized mortgage obligations issued by FNMA/FHLMC	48,099	43,137	55,750	50,890
Commercial mortgage-backed securities issued by FHLMC	16,682	15,530	16,927	15,714
Other commercial mortgage-backed securities	24,405	22,783	26,349	24,213
State and municipal bonds	8,051	6,865	8,062	6,951

Total investments	$143,262	$129,522	$174,313	$159,772

The following table presents contractual maturities for securities available for sale and yields thereon at December 31, 2024 (dollars are in thousands):

	Within 1 Year		After 1 But Within 5 Years		After 5 But Within 10 Years		After 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. treasury securities(1)	$—	0.00%	$10,929	1.33%	$—	0.00%	$—	0.00%	$10,929	1.33%
U.S. government agency mortgage-backed securities issued by FNMA/FHLMC(1) (2)	—	0.00%	—	0.00%	1,250	3.18%	17,939	2.65%	19,189	2.68%
U.S. government agency small business administration pools guaranteed by SBA(1)(2)	—	0.00%	3,148	4.22%	—	0.00%	6,386	4.78%	9,534	4.59%
Collateralized mortgage obligations guaranteed by GNMA(1) (2)	—	0.00%	—	0.00%	3,175	3.92%	3,198	3.94%	6,373	3.93%
Collateralized mortgage obligations issued by FNMA/FHLMC(1) (2)	—	0.00%	234	4.69%	10,594	3.96%	37,271	2.81%	48,099	3.07%
Commercial mortgage-backed securities issued by FHLMC(1) (2)	—	0.00%	13,090	3.15%	—	0.00%	3,592	3.58%	16,682	3.24%
Other commercial mortgage-backed securities(1) (2)	—	0.00%	3,428	3.26%	—	0.00%	20,977	3.26%	24,405	3.26%
State and municipal bonds(1) (2)	—	0.00%	—	0.00%	8,051	2.74%	—	0.00%	8,051	2.74%

Total book value of debt securities	$—	0.00%	$30,829	2.64%	$23,070	3.48%	$89,363	3.09%	143,262

	Within 1 Year		After 1 But Within 5 Years		After 5 But Within 10 Years		After 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Net unrealized loss on debt securities available for sale									$(13,740)

Total investment in debt securities available for sale									$129,522	3.42%

(1)	Based on amortized cost rather than fair value.
(2)	Maturities are based on contractual maturities. Actual cash flows from securities may vary from contractual maturities due to call options, cash flow structures of securitizations, and prepayments.

As of December 31, 2024, BNCC had $129.5 million of debt securities available for sale compared to $159.8 million at December 31, 2023. In 2024, the cash flow from debt securities was being retained as liquidity and to fund increases in loans held for investment.

At December 31, 2024, all classifications of debt securities available for sale exceeded 10% of stockholders’ equity with exception of CMO’s guaranteed by GNMA and State and Municipal bonds.

See Note 2 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2024 included in this proxy statement/prospectus for more information about debt securities available for sale.

Federal Reserve Bank and FHLB

BNCC’s equity securities consisted of $1.8 million of Federal Reserve Bank stock and $580 thousand of FHLB stock as of December 31, 2024 and $1.8 million of Federal Reserve Bank stock and $565 thousand of FHLB stock as of December 31, 2023.

Loans

The following table presents BNCC’s loan portfolio as of December 31 (dollars are in thousands):

	2024		2023		2022		2021		2020
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Loans held for sale-mortgage banking	$—	—	$—	—	$37,764	100.0	$80,923	100.0	$250,083	100.0

Loans held for investment:
Commercial and industrial	$231,441	33.1	$216,055	32.3	$205,429	33.3	$157,995	29.8	$165,994	29.1
Commercial real estate	244,364	35.0	245,939	36.8	230,243	37.4	201,043	38.0	190,939	33.4
SBA	84,799	12.1	63,836	9.5	48,638	7.9	58,759	11.1	102,064	17.9
Consumer	120,032	17.2	111,872	16.7	95,891	15.5	78,297	14.8	81,783	14.3
Land and land development	11,243	1.6	8,416	1.3	10,758	1.7	17,185	3.2	8,603	1.5
Construction	5,903	0.9	21,648	3.2	24,690	4.0	16,121	3.0	21,748	3.8

	697,782	99.9	667,766	99.8	615,649	99.8	529,400	99.9	571,131	100.0
Unearned income and net unamortized deferred fees and costs	942	0.1	1,042	0.2	996	0.2	393	0.1	(241)	—

Loans, net of unearned income and unamortized fees and costs	$698,724	100.0	$668,808	100.0	$616,645	100.0	$529,793	100.0	$570,890	100.0

The following table presents the change in BNCC’s loan portfolio (dollars are in thousands):

	December 31,		Increase (Decrease)
	2024	2023	$	%
Loans held for investment:
Commercial and industrial	$231,441	$216,055	$15,386	7.1%
Commercial real estate	244,364	245,939	(1,575)	(0.6	) %
SBA	84,799	63,836	20,963	32.8%
Consumer	120,032	111,872	8,160	7.3%
Land and land development	11,243	8,416	2,827	33.6%
Construction	5,903	21,648	(15,745)	(72.7	) %

	697,782	667,766	30,016	4.5%
Unearned income and net unamortized deferred fees and costs	942	1,042	(100)	(9.6	) %

Loans, net of unearned income and unamortized fees and costs	$698,724	$668,808	$29,916	4.5%

Loan Participations

Pursuant to BNCC’s lending policy, loans may not exceed 85% of the Bank’s legal lending limit (except to the extent collateralized by U.S. Treasury securities or Bank deposits and, accordingly, excluded from the Bank’s legal lending limit) unless the Chief Credit Officer and the Executive Credit Committee grant prior approval. To accommodate customers whose financing needs exceed lending limits and internal loan concentration limits, the Bank sells loan participations to outside participants without recourse.

Loan participations sold on a nonrecourse basis to outside financial institutions were as follows as of December 31 (in thousands):

2024	$127,308
2023	130,621
2022	123,683
2021	106,077
2020	130,356

Concentrations of Credit

The following table summarizes the location of BNCC’s borrowers as of December 31 (dollars are in thousands):

	2024		2023
North Dakota	$423,400	61%	$411,971	62%
Arizona	136,907	20%	117,607	18%
Minnesota	38,044	5%	38,509	5%
Other	99,431	14%	99,679	15%

Total gross loans held for investment	$697,782	100%	$667,766	100%

BNCC’s borrowers use loan proceeds for projects in various geographic areas. The following table summarizes the locations where its borrowers are using loan proceeds as of December 31 (dollars are in thousands):

	2024		2023
North Dakota	$390,232	56%	$387,708	58%
Arizona	161,402	23%	151,401	23%
Minnesota	29,679	4%	28,918	4%
California	24,347	3%	24,212	4%
South Dakota	23,188	3%	24,332	4%
Montana	19,948	3%	10,435	1%
Nevada	10,427	2%	5,617	1%
Colorado	10,006	2%	10,447	1%
Other	28,553	4%	24,696	4%

Total gross loans held for investment	$697,782	100%	$667,766	100%

The following table describes BNCC’s approximate concentrations by industry as of December 31 (dollars are in thousands):

	2024		2023
Non-owner occupied commercial real estate – not otherwise categorized	$192,741	28%	$198,428	30%
Consumer, not otherwise categorized	99,243	14	99,702	15
Hotels	86,863	12	83,985	13
Agriculture, forestry, fishing and hunting	36,763	5	33,503	5
Retail trade	34,186	5	35,827	5
Healthcare and social assistance	32,447	5	32,011	5
Transportation and warehousing	31,124	5	27,905	4
Art, entertainment and recreation	27,747	4	27,507	4
Non-hotel accommodation and food service	27,288	4	24,637	4
Mining, oil and gas extraction	23,685	4	22,149	3
Real estate and rental and leasing support services	15,385	2	9,804	2
Manufacturing	15,333	2	7,801	1
Other service	14,325	2	11,940	2
Construction contractors	13,938	2	16,082	2
Educational services	13,595	2	4,246	1
Professional, scientific, and technical services	9,854	1	9,570	1
Finance and insurance	8,586	1	6,781	1
Public administration	7,357	1	7,837	1
All other	7,322	1	8,051	1

Total gross loans held for investment	$697,782	100%	$667,766	100%

The following table presents loans by type as of December 31 (in thousands):

	2024	2023
North Dakota
Commercial and industrial	$69,391	$62,019
Construction	1,056	5,247
Agricultural	39,301	35,220
Land and land development	7,803	7,992
Owner-occupied commercial real estate	38,393	35,260
Commercial real estate	121,985	135,858
Small business administration	19,658	18,046
Consumer	92,645	88,066

Subtotal gross loans held for investment	$390,232$	387,708

Consolidated
Commercial and industrial	$107,778	$93,949
Construction	5,903	21,648
Agricultural	42,103	37,720
Land and land development	11,243	8,416
Owner-occupied commercial real estate	81,560	84,386
Commercial real estate	244,364	245,939
Small business administration	84,799	63,836
Consumer	120,032	111,872

Total gross loans held for investment	$697,782$	667,766

Loan Maturities (1)

The following table sets forth the remaining maturities of loans held for investment in BNCC’s portfolio as of December 31, 2024 (in thousands):

		Over 1 Year Through 5 Years		Over 5 Years		Total Loans
	One Year or Less	Fixed Rate	Indexed Rate	Fixed Rate	Indexed Rate	Held for Investment
Commercial and industrial	$25,156	$20,725	$7,583	$62,636	$115,341	$231,441
Commercial real estate	775	22,614	4,202	28,698	188,075	244,364
SBA	3,243	1,084	6,472	13,069	60,931	84,799
Consumer	847	4,873	6,023	85,156	23,133	120,032
Land and land development	240	4,428	2,211	222	4,142	11,243
Construction	454	—	2,142	—	3,307	5,903

Total principal amount of loans	$30,715	$53,724	$28,633	$189,781	$394,929	$697,782

(1)

Maturities are based on contractual maturities. Indexed rate loans include loans that would reprice prior to maturity if base rates change. Actual maturities may differ from the contractual maturities shown above as a result of renewals and prepayments. Loan renewals are evaluated in substantially the same manner as new credit applications.

Provision for Credit Losses

BNCC is required to estimate the credit losses expected over the life of the loan, including expected credit losses on off-balance sheet commitments. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the estimated collectability of the loan portfolio. In 2024, a $635 thousand provision was recorded compared to an $815 thousand provision in 2023.

Allowance for Credit Losses

See Notes 1 and 5 of BNCC’s Consolidated Financial Statements and “Significant Accounting Policies” for the year ended December 31, 2024 included in this proxy statement/prospectus for further information concerning accounting policies associated with the allowance for credit losses.

Analysis of Allowance for Credit Losses

The following table summarizes activity in the allowance for credit losses and certain ratios (dollars are in thousands):

	For the Years Ended December 31,
	2024	2023	2022	2021	2020
Balance of allowance for credit losses, beginning of period	$9,284	$8,831	$9,080	$10,324	$8,141

Cumulative effect of Current Expected Credit Losses Adoption	—	(64)	—	—	—
Charge-offs:
Commercial and industrial	(392)	(100)	—	(927)	(88)
Commercial real estate	—	—	—	—	(453)
SBA	(159)	(55)	—	—	—
Consumer	(195)	(213)	(159)	(82)	(38)
Land and land development	—	—	—	—	—
Construction	—	—	—	—	—

Total charge-offs	(746)	(368)	(159)	(1,009)	(579)

Recoveries:
Commercial and industrial	—	28	—	69	17
Commercial real estate	—	—	—	1	45
SBA	—	—	7	5	9
Consumer	40	28	33	24	12
Land and land development	—	—	20	16	9
Construction	—	—	—	—	—

Total recoveries	40	56	60	115	92

Net charge-offs	(706)	(312)	(99)	(894)	(487)
Provision (credit) for credit losses charged to operations	645	829	(150)	(350)	2,670

Balance of allowance for credit losses, end of period	$9,223	$9,284	$8,831	$9,080	$10,324

Ratio of net charge-offs to average loans held for investment	(0.104)%	(0.046)%	(0.018)%	(0.162)%	(0.085)%
Average gross loans held for investment	$680,815	$644,536	$561,318	$553,493	$573,040
Ratio of allowance for credit losses to loans held for investment	1.32%	1.39%	1.43%	1.71%	1.81%
Ratio of nonperforming loans to total assets	0.65%	0.35%	0.14%	0.16%	0.24%

Allocation of the Allowance for Credit Losses

The table below presents an allocation of the allowance for credit losses among the various loan categories and sets forth the percentage of loans in each category to gross loans as of December 31 (dollars are in thousands).

	2024		2023		2022		2021		2020
	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment
Commercial and industrial	$3,128	33%	$3,378	32%	$2,519	33%	$2,173	30%	$3,275	29%
Commercial real estate	3,234	35%	3,368	37%	3,621	37%	4,129	38%	3,923	33%
SBA	1,286	12%	1,014	10%	1,396	8%	1,641	11%	1,779	18%
Consumer	1,280	17%	1,092	17%	982	16%	836	15%	948	14%
Land and land development	208	2%	169	1%	87	2%	148	3%	170	2%
Construction	87	1%	263	3%	226	4%	153	3%	229	4%

Total	$9,223	100%	$9,284	100%	$8,831	100%	$9,080	100%	$10,324	100%

The amount of the allowance for credit losses can vary depending on macroeconomic conditions and risk in the portfolio. The allocation of the allowance for credit losses can vary depending on relative volume of asset groups in the portfolio and risks therein. The allocation of the allowance for credit losses as shown in the table above should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions.

Allowance for Credit Losses; Impact on Earnings

BNCC is required to estimate the credit losses expected over the life of the loan. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the estimated collectibility of the loan portfolio. The allowance for credit losses is an estimate based on several judgmental factors. BNCC is not aware of known trends, commitments or other events that could reasonably occur that would materially affect its methodology or the assumptions used to estimate the allowance for credit losses. However, changes in qualitative and quantitative factors could occur at any time and such changes could be of a material nature. In addition, economic situations, financial conditions of borrowers, and other factors BNCC considers in arriving at its estimates may change. To the extent that these matters have negative developments, future earnings could be reduced by provisions for credit losses.

Nonperforming Loans and Assets

The following table sets forth nonperforming assets, the allowance for credit losses and certain related ratios (dollars are in thousands):

	As of December 31,
	2024	2023	2022	2021	2020
Nonperforming loans:
Loans 90 days or more delinquent and still accruing interest	$—	$832	$1	$—	$1
Non-accrual loans	6,275	2,519	1,354	1,673	2,611

Total nonperforming loans	6,275	3,351	1,355	1,673	2,612
Repossessed assets, net	33	33	64	17	—

Total nonperforming assets	$6,308	$3,384	$1,419	$1,690	$2,612

Allowance for credit losses	$9,223	$9,284	$8,831	$9,080	$10,324

Ratio of total nonperforming loans to total loans	0.90%	0.50%	0.21%	0.27%	0.32%
Ratio of total nonperforming loans to loans held for investment	0.90%	0.50%	0.22%	0.32%	0.46%
Ratio of total nonperforming assets to total assets	0.65%	0.35%	0.15%	0.16%	0.24%
Ratio of total nonperforming loans to total assets	0.65%	0.35%	0.14%	0.16%	0.24%
Ratio of allowance for credit losses to total nonperforming loans	147%	277%	652%	543%	395%

Nonperforming Loans

The following table sets forth information concerning BNCC’s nonperforming loans as of December 31 (in thousands):

	2024	2023
Balance, beginning of period	$3,351	$1,355
Additions to nonperforming	5,981	2,393
Charge-offs	(606)	(145)
Reclassified back to performing	(1,716)	(1)
Principal payments received	(666)	(200)
Transferred to repossessed assets	(69)	(51)

Balance, end of period	$6,275	$3,351

Loans 90 days or more delinquent and still accruing interest include loans over 90 days past due which BNCC believes, based on its specific analysis of the loans, do not present doubt about the collection of interest and principal in accordance with the loan contract. Loans in this category must be well secured and in the process of collection.

Non-accrual loans include loans on which the accrual of interest has been discontinued. Accrual of interest is discontinued when BNCC believes that the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on non-accrual status when it becomes 90 days or more past due unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, accrued but uncollected interest income is reversed against interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

Loan Modifications

With the adoption of ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, BNCC is required to evaluate all modification to loans where the borrower is experiencing financial difficulty. For the year-ended December 31, 2024 BNCC had total modified loans of $4.8 million, representing 0.7% of total loans held for investment. For the year-ended December 31, 2023 BNCC had total modified loans of $5.1 million, representing 0.8% of total loans held for investment.

Other real estate owned and repossessed assets represent properties and other assets acquired through, or in lieu of, loan foreclosure, and property transferred from premises and equipment. They are initially recorded at fair value less cost to sell at the date of acquisition establishing a new cost basis. Write-downs to fair value at the time of acquisition are charged to the allowance for credit losses. After foreclosure, BNCC performs valuations periodically and the real estate is recorded at fair value less cost to sell. Reductions to other real estate owned and repossessed assets are considered valuation allowances. Expenses incurred to record valuation allowances subsequent to foreclosure are charged to non-interest expense.

Potential Problem Loans

BNCC attempts to quantify potential problem loans with more immediate credit risk. The table below summarizes the amounts of potential problem loans as of December 31 (in thousands):

	Special Mention	Substandard	Doubtful
2024	$12,207	$3,873	$873
2023	2,393	3,780	1,480
2022	2,472	2,598	1,017
2021	6,508	7,276	1,190
2020	9,121	5,201	2,132

A significant portion of these potential problem loans are not in default but may have characteristics such as recent adverse operating cash flows or general risk characteristics that the loan officer feels might jeopardize the future timely collection of principal and interest payments. The ultimate resolution of these credits is subject to changes in economic conditions and other factors. These loans are closely monitored to ensure that BNCC’s position as creditor is protected to the fullest extent possible.

Liabilities and Stockholders’ Equity

The following table presents BNCC’s liabilities and stockholders’ equity (dollars are in thousands):

	As of December 31,		Increase (Decrease)
	2024	2023	$	%
Deposits:
Non-interest-bearing	$172,456	$184,442	$(11,986)	(6	)% (a)

Interest-bearing
Savings, interest checking and money market	579,608	582,855	(3,247)	(1	)% (a)
Time deposits	85,436	69,906	15,530	22	% (a)
Guaranteed preferred beneficial interests in BNCC’s subordinated debentures	15,464	15,464	—	—%
Accrued interest payable	1,248	937	311	33	% (b)
Accrued expenses	2,832	4,105	(1,273)	(31	)% (c)

	As of December 31,		Increase (Decrease)
	2024	2023	$	%
Operating lease liabilities	$700	$1,048	$(348)	(33	)% (d)
Dividends payable	14,304	—	14,304	100	% (e)
Other liabilities	966	1,030	(64)	(6	)% (f)

Total liabilities	873,014	859,787	13,227	2%
Stockholders’ equity	93,667	108,418	(14,751)	(14)%

Total liabilities and stockholders’ equity	$966,681	$968,205	$(1,524)	—%

(a)

Overall, deposits are relatively flat period-over-period. Increased time deposit balance reflect customer demands for interest bearing products. BNCC continues to enjoy strong and enduring customer relationships and continues to focus on developing new deposit relationships.

(b)	Accrued interest payable increased primarily due to increased cost of deposits.
(c)	Accrued expenses decreased primarily due to lower incentive accruals, a reduction in 401k matching contributions, and a reduction of the mortgage banking obligation reserve.
(d)	Decrease is due to normal amortization of operating leases.
(e)	Increase primarily relates to recording of the $14.3 million dividend declared on December 18, 2024, which was paid on January 14, 2025.
(f)	Decrease is primarily due to lower income taxes payable.

Included in accrued expenses is an estimate of mortgage banking reimbursement obligations which aggregated $218 thousand and $644 thousand at December 31, 2024, and 2023, respectively. Although BNCC sold mortgage banking loans without recourse, industry standards require standard representations and warranties which require sellers to reimburse investors for economic losses if loans default or prepay after the sale. Repurchase risk is also evident within the mortgage banking industry as disputes arise between lenders and investors. Such requests for repurchase are commonly due to purported fraudulent or faulty representations and generally emerge at varied timeframes subsequent to the original sale of the loan. To estimate the obligation, BNCC tracks historical reimbursements and calculates the ratio of reimbursement to loan production volumes. Using reimbursement ratios and recent production levels, BNCC estimates the future reimbursement amounts and records the estimated obligation. See Note 17 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2024 included in this proxy statement/prospectus for a description of financial instruments with off-balance-sheet risk.

Deposits

The following table sets forth, for the periods indicated, the distribution of BNCC’s average deposit account balances and average cost of funds rates on each category of deposits (dollars are in thousands):

	For the Years Ended December 31,
	2024			2023			2022
	Average Balance	Percent of Deposits	Wgtd. Avg. Rate	Average Balance	Percent of Deposits	Wgtd. Avg. Rate	Average Balance	Percent of Deposits	Wgtd. Avg. Rate
Interest checking and MMDAs	$510,928	63.6%	2.30%	$509,434	63.6%	1.76%	$522,240	62.6%	0.35%
Savings deposits	43,323	5.4%	0.11%	46,746	5.8%	0.10%	51,510	6.2%	0.04%
Time deposits	75,344	9.4%	3.38%	59,273	7.4%	1.58%	65,238	7.8%	0.47%

Total interest-bearing deposits	629,595	78.4%	2.28%	615,453	76.8%	1.62%	638,988	76.6%	0.34%
Non-interest-bearing demand deposits	173,584	21.6%	0.00%	186,197	23.2%	0.00%	195,021	23.4%	0.00%

Total deposits	$803,179	100.0%	1.72%	$801,650	100.0%	1.24%	$834,009	100.0%	0.26%

Time deposits, in denominations of $250 thousand and over, totaled $20.4 million at December 31, 2024, as compared to $20.6 million at December 31, 2023. The following table sets forth the amount and maturities of time deposits of $250 thousand and over as of December 31, 2024 (in thousands):

Maturing in:
3 months or less	$3,472
Over 3 months through 6 months	8,379
Over 6 months through 12 months	7,096
Over 12 months	1,492

$20,439

The following table provides additional detail to BNCC’s total deposit relationships (in thousands):

	As of December 31,
	2024	2023	2022
Deposits: Non-interest-bearing	$172,456	$184,442	$207,232

Interest-bearing –
Savings, interest checking and money market	579,608	582,855	554,577
Time deposits	85,436	69,906	57,775

Total on balance sheet deposits	837,500	837,203	819,584
Off-balance sheet deposits (1)	18,531	34,792	187,407

Total available deposits	$856,031	$871,995	$1,006,991

(1)

The off-balance sheet deposits above do not include off-balance sheet time deposits that can be brought back on the balance sheet at various future maturity dates. As of December 31, 2024, BNCC managed off-balance sheet time deposit balances of $13.9 million, compared to $18.7 million of time deposit balances as of December 31, 2023 and none as of December 31, 2022.

BNCC remains highly focused on meeting the needs of its customers and ensuring deposit rates reflect changing market conditions. BNCC estimates that deposit insurance and other deposit protection programs secure greater than 70% of its customer’s deposit balances. This fact, combined with a strong balance sheet and relationship-focused culture has allowed BNCC to maintain a significant deposit base.

Off-balance sheet accounts are primarily utilized to custody larger business customer deposits that require daily access to funds and provide for FDIC insurance coverage. BNCC began moving deposits off balance sheet in the first quarter of 2022 and proceeded to further expand its use throughout 2022. Off-balance sheet deposits can fluctuate greatly as customers balance utilization demands evolve.

Borrowed Funds

There were no FHLB advances outstanding at December 31, 2024 and December 31, 2023.

Notes 9 and 10 of the Consolidated Financial Statements summarize the general terms of BNCC’s FHLB advances and other borrowings at December 31, 2024 and 2023.

Guaranteed Preferred Beneficial Interests in BNCC’s Subordinated Debentures

See Note 11 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2024 included in this proxy statement/prospectus for a description of the subordinated debentures.

Liquidity and Capital Resources

	2025	2024	2023	2022	2021
Tier 1 leverage (Consolidated)	12.40%	12.75%	14.52%	13.99%	11.74%
Total risk-based capital (Consolidated)	16.02%	15.35%	17.64%	17.57%	20.02%
CET 1 risk-based capital (Consolidated)	13.01%	12.36%	14.58%	14.48%	16.54%
Tier 1 risk-based capital (Consolidated)	14.81%	14.22%	16.49%	16.43%	18.77%
TCE (Consolidated) (a)	9.68%	9.68%	11.19%	10.63%	10.98%
Tier 1 leverage (Bank)	11.71%	11.89%	12.54%	11.97%	10.65%
Total risk-based capital (Bank)	15.19%	14.38%	15.40%	15.19%	18.27%
CET 1 risk-based capital (Bank)	13.98%	13.25%	14.25%	14.04%	17.02%
Tier 1 risk-based capital (Bank)	13.98%	13.25%	14.25%	14.04%	17.02%

(a)	TCE is calculated by dividing common equity, less intangible assets, by total period end assets.

See Note 12 and Note 13 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2025 included in this proxy statement/prospectus for a discussion of stockholders equity and regulatory capital and the current operating environment.

The CET 1 ratio, which is generally a comparison of a bank’s core equity capital with its total risk weighted assets, is a measure of the current risk profile of BNCC’s asset base from a regulatory perspective. The Tier 1 leverage ratio, which is calculated by dividing Tier 1 capital by average total assets, does not consider the mix of risk weighted assets. Regulators have required Tier 1 ratios that significantly exceed the “Well Capitalized” ratio levels. As such, BNCC is managing its Tier 1 leverage ratio to levels above the “Well Capitalized” thresholds. Although TCE is not a regulatory capital measure, TCE is a ratio that is commonly used to assess the capital strength of banking entities. Accordingly, BNCC has included the ratio in the regulatory capital table above.

BNCC routinely evaluates the sufficiency of its capital in order to ensure compliance with regulatory capital standards and to provide a source of strength for the Bank. BNCC manages capital by assessing the composition of capital and the amounts available for growth, risk, or other purposes.

The following table sets forth, for the periods indicated, the special cash dividends that BNCC has declared (dollars in thousands, except dividend per share):

Dividend Declaration Date	Dividend Payment Date	Dividend Per Share	Total Dividend Payment
December 18, 2024	January 14, 2025	$4.00	$14,304
February 2, 2024	March 25, 2024	2.25	8,143
May 3, 2022	June 21, 2022	1.75	6,303
October 28, 2021	December 15, 2021	6.00	21,568
December 17, 2020	February 1, 2021	8.00	28,680

Total special cash dividends		$22.00	$78,998

Off-Balance-Sheet Arrangements

In the normal course of business, BNCC is a party to various financial instruments with off-balance-sheet risk. These instruments include commitments to extend credit, standby and commercial letters of credit, and performance and financial standby letters of credit. Such instruments help BNCC meet the needs of its customers, manage its interest rate risk and effectuate various transactions. These instruments and commitments, which BNCC enters into for purposes other than trading, carry varying degrees of credit, interest rate or liquidity risk. See Note 17 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2025 included in this proxy statement/prospectus for a detailed description of each of these instruments.

Contractual Obligations, Contingent Liabilities and Commitments

BNCC is a party to financial instruments with risks that can be subdivided into three categories:

•	Cash financial instruments, generally characterized as on-balance-sheet items, include investments, loans, mortgage-backed securities, deposits and debt obligations.

•

Credit-related financial instruments, generally characterized as off-balance-sheet items, include such instruments as commitments to extend credit, commitments to sell mortgage loans, commercial letters of credit and performance and financial standby letters of credit. See Note 17 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2025 included in this proxy statement/prospectus.

•

Investment-related financial instruments, characterized as an off-balance-sheet item, include potential funding for investments in SBIC. See Note 18 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2025 included in this proxy statement/prospectus.

At December 31, 2025, the aggregate contractual obligations (excluding bank deposits) and commitments were as follows (in thousands):

	Payments due by period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years	Total
Contractual Obligations:
Total borrowings	$—	$—	$—	$—	$—
Future minimum lease payments under non-cancelable operating leases	360	93	83	35	571

Total	$360	$93	$83	$35	$571

	Amount of Commitment - Expiration by Period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years	Total
Other Commitments:
Commitments to originate loans	$52,246	$39,499	$10,948	$1,501	$104,194
Standby and commercial letters of credit	3,071	1,078	—	83	4,232
Commitments to fund SBIC	—	200	505	—	705

Total	$55,317	$40,777	$11,453	$1,584	$109,131

Liquidity Risk Management

Liquidity risk is the possibility of being unable to meet present and future financial obligations in a timely manner. Liquidity risk management encompasses BNCC’s ability to meet all present and future financial obligations in a timely manner. The objectives of BNCC’s liquidity management policies are to maintain adequate liquid assets, liability diversification among instruments, maturities and customers and a presence in both the wholesale purchased funds market and the retail deposit market.

The Consolidated Statements of Cash Flows in BNCC’s Consolidated Financial Statements for the year ended December 31, 2025 included in this proxy statement/prospectus present data on cash and cash equivalents provided by and used in operating, investing, and financing activities. In addition to liquidity from core deposit growth, together with repayments and maturities of loans and debt securities, BNCC may utilize brokered deposits, sell debt securities under agreements to repurchase and borrow overnight Federal funds. The Bank is a member of the FHLB of Des Moines. Advances from the FHLB are collateralized by the Bank’s mortgage loans. Funding through the issuance of subordinated notes, subordinated debentures, and long-term borrowings also has been utilized.

BNCC’s liquidity is defined by its ability to meet cash and collateral obligations at a reasonable cost and with a minimum loss of income. Given the uncertain nature of customers’ demands, as well as BNCC’s desire to take advantage of earnings enhancement opportunities, BNCC must have adequate sources of on- and off-balance-sheet funds that can be acquired in time of need.

BNCC’s liquidity position is measured on an as-needed basis, but no less frequently than monthly using each of the following items:

•	estimated liquid assets and certain off-balance sheet considerations less estimated volatile liabilities using the aforementioned methodology ($177.1 million as of December 31, 2025);

•	borrowing capacity from the FHLB ($150.8 million as of December 31, 2025); and

•	capacity to issue brokered deposits with maturities of less than 12 months ($149.7 million as of December 31, 2025).

On an ongoing basis, BNCC uses a variety of factors to assess BNCC’s liquidity position including, but not limited to, the following:

•	stability of its deposit base;

•	amount of unpledged debt securities;

•	liquidity of its loan portfolio; and

•	potential loan demand.

BNCC’s liquidity assessment process segregates its balance sheet into liquid assets along with certain off-balance sheet considerations and short-term liabilities assumed to be vulnerable to non-replacement over a 30-day horizon in abnormally stringent conditions. Assumptions for the vulnerable short-term liabilities are based upon historical factors. BNCC has a targeted range for its liquidity position over this horizon and manages operations to achieve these targets.

BNCC further projects cash flows over a 12-month horizon based on its assets and liabilities and sources and uses of funds for anticipated events.

Pursuant to BNCC’s contingency funding plan, it estimates cash flows over a 12-month horizon under a variety of stressed scenarios to identify potential funding needs and funding sources. BNCC’s contingency plan identifies actions that could be taken in response to adverse liquidity events.

BNCC believes this process, combined with its policies and guidelines, should provide for adequate levels of liquidity to fund the anticipated needs of on- and off- balance sheet items.

COMPARISON OF RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2026, AND 2025

BNCC reported net income of $2.2 million, or $0.61 per diluted share, for the quarter compared to $1.8 million, or $0.50 per diluted share, in the first quarter of 2025.

First quarter interest income increased $1.9 million, or 15.9%, to $13.9 million in the first quarter of 2026 from $12.0 million in the first quarter of 2025. Average yield on interest-earning assets in the quarter improved to 5.41% from 5.34% in the first quarter of 2025 driven by a $41.8 million period-over-period increase in the average balance of loans held for investment and higher average balances of cash and cash equivalents. Those increases were partially offset by lower yields on cash and cash equivalents and a lower average balance of debt securities during the quarter.

Interest expense in the first quarter of 2026 was $4.7 million, an increase of $539 thousand from the 2025 period. The cost of core deposits in the first quarter of 2026 remained constant at 1.88% unchanged from the first quarter of 2025. The average balance of deposits increased by $119.6 million compared to the first quarter of 2025. The cost of interest-bearing liabilities was 2.35% during the first quarter of 2026, compared to 2.42% in the same period of 2025.

Net interest income for the first quarter of 2026 was $9.2 million, an increase of $1.4 million, or 17.4%, from the first quarter of 2025. Net interest margin was 3.59% in the first quarter of 2026 compared to 3.49% reported in the prior year period.

Non-interest income during the first quarter of 2026 was $1.4 million, compared to $1.4 million in the 2025 first quarter. Bank charges and service fees were $14 thousand higher quarter-over-quarter primarily due to higher servicing income and overdraft fees that were partially offset by lower non-use fees from lines of credit. Wealth management revenues increased by $54 thousand, or 10.4%, as BNCC benefitted from significant increases in the market value of financial assets year-over-year. Other income is $49 thousand lower than the prior year period due to the recognition of a $51 thousand gain on sale of repossessed asset in the 2025 period.

Non-interest expense during the first quarter of 2026 increased $604 thousand, or 8.8%, year-over-year, primarily due to a $558 thousand increase in professional services as BNCC incurred additional expenses in connection with the negotiation of the recently announced definitive agreement to be acquired by OppFi. BNCC reported additional increases in data processing fees and occupancy expense. Core banking services, card processing charges and higher information technology subscriptions provided the largest increases. Occupancy expense increased primarily due to higher expense for snow removal in the 2026 period.

In the first quarter of 2026, income tax expense was $646 thousand, compared to $542 thousand in the first quarter of 2025. BNCC’s effective tax rate was 23.0% and 23.5% for the first quarter of 2026 and 2025, respectively.

Tangible book value per common share on March 31, 2026 was $30.85, compared to $30.26 at December 31, 2025. BNCC’s TCE capital ratio increased to 10.22% as of March 31, 2026, compared to 9.68% on December 31, 2025.

Net Interest Income

The following table presents average balance sheet information, yields on interest-earning assets and costs on interest-bearing liabilities (dollars are in thousands):

	Three Months Ended March 31,
	2026			2025			Change
	Average Balance	Interest Earned or Owed	Average Yield or Cost	Average Balance	Interest Earned or Owed	Average Yield or Cost	Average Balance	Interest Earned or Owed	Average Yield or Cost
Interest-earning assets
Cash and cash equivalents	$198,576	$1,814	3.71%	$94,497	$1,039	4.46%	$104,079	$775	-0.75	%(a)
FHLB Stock	584	9	5.97%	580	8	5.59%	4	1	0.38%
Federal Reserve Stock	1,807	27	6.00%	1,807	27	6.06%	—	—	-0.06%
Debt securities – taxable	113,051	870	3.12%	128,144	1,014	3.21%	(15,093)	(144)	-0.09	%(b)
Loans held for investment	737,328	11,186	6.15%	695,519	9,912	5.78%	41,809	1,274	0.37	%(c)
Allowance for loan losses	(8,814)	—	0.00%	(9,218)	—	0.00%	404	—	0.00%

Total interest-earning assets	$1,042,532	$13,906	5.41%	$911,329	$12,000	5.34%	$131,203	$1,906	0.07%

Interest-bearing liabilities
Interest checking and money market accounts	$637,093	$3,557	2.26%	$544,016	$3,119	2.33%	$93,077	$438	-0.07	%(d)
Savings	42,193	11	0.10%	43,967	11	0.11%	(1,774)	—	-0.01	%(d)
Certificates of deposit	112,661	923	3.31%	92,870	797	3.48%	19,791	126	-0.17	%(d)

Total interest-bearing deposits	791,947	4,491	2.30%	680,853	3,927	2.34%	111,094	564	-0.04%
Short-term borrowings	2	—	4.21%	—	—	0.00%	2	—	4.21%
Subordinated debentures	15,464	197	5.18%	15,464	222	5.81%	—	(25)	-0.63%

Total borrowings	15,466	197	5.17%	15,464	222	5.81%	2	(25)	-0.64%

Total interest-bearing liabilities	$807,413	4,688	2.35%	$696,317	4,149	2.42%	$111,096	539	-0.07%

Net interest income/spread		$9,218	3.05%		$7,851	2.92%		$1,367	0.13%

Net interest margin			3.59%			3.49%			0.10%
Notation:
Non-interest-bearing deposits	$174,676	—	0.00%	$166,133	—	0.00%	$8,543	—	0.00	%(d)

Total deposits	$966,623	$4,491	1.88%	$846,986	$3,927	1.88%	$119,637	$564	0.00%

Taxable equivalents:
Total interest-earning assets	$1,042,532	13,926	5.42%	$911,329	$12,028	5.35%	$131,202	$1,898	0.07%
Net interest income/spread	—	9,238	3.06%	—	$7,879	2.94%	—	$1,359	0.12%
Net interest margin	—	—	3.59%	—	—	3.51%	—	—	0.08%

(a)	Balances increased as the cash provided by amortization of the debt securities portfolio and increased deposit balances were more than required for loan growth.
(b)	The average balance of debt securities decreased as BNCC is utilizing the cash flow from the portfolio to provide liquidity for loan growth.
(c)	The increase in average loans held for investment is due to the loan growth produced by BNCC during 2025 that has been muted in the first three months of 2026.
(d)	Overall, average deposit balances increased. Deposit rates increased as BNCC has experienced a migration from non-interest bearing to interest bearing products.

Non-interest Income

The following table presents the major categories of BNCC’s non-interest income (dollars are in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2026	2025	$	%
Bank charges and service fees	$682	$668	$14	2%
Wealth management revenues	575	521	54	10	(a	)
Gains on sales of loans, net	6	(1)	7	700
Other	147	196	(49)	(25)	(b	)

Total non-interest income	$1,410	$1,384	$26	2%

(a)	Wealth management revenues increased as BNCC benefitted from significant increases in the market value of financial assets year-over-year.
(b)	The decrease is primarily due to lower gains on sale of repossessed assets in the 2026 period.

Non-interest Expense

The following table presents the major categories of BNCC’s non-interest expense (dollars are in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2026	2025	$	%
Salaries and employee benefits	$3,989	$4,088	$(99)	(2)%
Professional services	820	262	558	213	(a	)
Data processing fees	924	823	101	12	(b	)
Marketing and promotion	140	183	(43)	(23)	(c	)
Occupancy	452	399	53	13	(d	)
Regulatory costs	131	132	(1)	(1)
Depreciation and amortization	269	273	(4)	(1)
Office supplies and postage	101	93	8	9
Other	607	576	31	5

Total non-interest expense	$7,433	$6,829	$604	9%

Efficiency ratio	69.9%	74.0%

(a)	Professional services increased as BNCC incurred additional expenses in connection with the recently announced definitive agreement to be acquired by OppFi.
(b)	Data processing fees increased due to higher core banking services, card processing charges and information technology subscriptions.
(c)	Marketing and promotion decreased primarily due to lower services from advertising agencies than the prior year period.
(d)	Occupancy increased due to higher snow removal expenses in the current period.

Income Taxes

In the first quarter of 2026, income tax expense on a consolidated basis was $646 thousand, compared to $542 thousand in the first quarter of 2025. The effective tax rate was 23.0% in the first quarter of 2026 and 23.5% in the same period of 2025.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2026 AND DECEMBER 31, 2025

Assets

The following table presents BNCC’s assets by category (dollars are in thousands):

	March 31,	December 31,	Increase (Decrease)
	2026	2025	$	%
Cash and cash equivalents	$179,736	$211,451	$(31,715)	(15)%	(a	)
Debt securities available for sale	111,054	114,670	(3,616)	(3)
Federal Reserve Bank and FHLB stock	2,466	2,386	80	3
Loans held for investment	734,622	738,700	(4,078)	(1)
Allowance for credit losses	(8,635)	(10,318)	1,683	(16)	(b	)
Premises and equipment, net	9,870	10,120	(250)	(2)
Operating lease right of use asset	606	514	92	18	(c	)
Accrued interest receivable	4,059	4,395	(336)	(8)	(d	)
Other assets	29,078	28,288	790	3

Total assets	$1,062,856	$1,100,206	$(37,350)	(3)%

(a)	Cash balances decreased as BNCC experienced a decline in deposit balances during the first quarter of 2026.
(b)	Allowance for credit losses decreased due to increased write-downs related to specific problem credits in the first quarter of 2026.
(c)	Operating lease right of use asset increased as BNCC renewed a lease for the Glendale, AZ office location.
(d)	Accrued interest receivable decreased due to lower balances of debt securities and loans.

Loan Participations

Pursuant to BNCC’s lending policy, loans may not exceed 85 percent of the Bank’s legal lending limit (except to the extent collateralized by U.S. Treasury securities or Bank deposits) unless the Bank’s Chief Credit Officer or the Executive Credit Committee grant prior approval. To accommodate creditworthy customers whose financing needs exceed lending limits and internal restrictions, the Bank sells loan participations to outside participants without recourse. Loan participations sold on a nonrecourse basis to outside financial institutions were $168.5 million as of March 31, 2026, and $167.8 million as of December 31, 2025. The sales of participations are accounted for pursuant to FASB ASC 860, Transfers and Servicing.

Concentrations of Credit

The following table summarizes the locations and balances of BNCC’s borrowers (dollars are in thousands):

	March 31, 2026		December 31, 2025
North Dakota	$411,909	56%	$417,106	56%
Arizona	159,555	22	155,470	21
Minnesota	37,751	5	40,550	6
Other	124,849	17	124,970	17

Total gross loans	$734,064	100%	$738,096	100%

BNCC’s borrowers use loan proceeds for projects in various geographic areas. The following table summarizes the locations and balances where borrowers are using loan proceeds (dollars are in thousands):

	March 31, 2026		December 31, 2025
North Dakota	$387,469	53%	$391,236	53%
Arizona	187,912	26	189,943	26
Minnesota	29,273	4	29,137	4
South Dakota	27,226	4	27,473	4
California	27,067	4	28,032	4
Montana	17,975	2	15,301	2
Nevada	13,832	2	13,914	2
Colorado	8,528	1	8,816	1
Other	34,782	4	34,244	4

Total gross loans	$734,064	100%	$738,096	100%

BNCC’s loans held for investment are geographically concentrated in North Dakota and Arizona. The North Dakota economy is influenced by the energy and agriculture industries. Changes in energy supply and demand, along with market sentiment have recently caused a decrease in oil prices that, if prolonged, could have a negative impact on the oil industry and ancillary services. Potential risks to North Dakota’s energy and agriculture industries include the possibility of adverse national legislation, potential effects of trade policy, and changes in economic conditions. Depending on the severity of their impact, these factors could present potential challenges to credit quality in North Dakota. The Arizona economy continues to diversify but remains influenced by the leisure and travel industries. Positive trends in both industries have been noted, but an extended slowdown in these industries could negatively impact credit quality in Arizona. While BNCC’s portfolio includes various sized loans spread over a large number of industry sectors, it has meaningful concentrations of loans to the hospitality and commercial real estate industries.

The following table approximately describes BNCC’s concentrations by industry as of March 31, 2026 and December 31, 2025, respectively (dollars are in thousands):

	March 31, 2026		December 31, 2025
Non-owner occupied commercial real estate – not otherwise categorized	$203,972	28%	$200,887	27%
Consumer, not otherwise categorized	94,152	13	94,999	13
Hotels	93,262	13	97,337	13
Healthcare and social assistance	38,084	5	37,270	5
Agriculture, forestry, fishing and hunting	34,977	5	37,328	5
Retail trade	30,223	4	30,110	4
Non-hotel accommodation and food service	28,205	4	28,469	4
Art, entertainment and recreation	27,202	4	27,821	4
Transportation and warehousing	24,353	3	27,329	4
Construction contractors	24,095	3	24,178	3
Manufacturing	20,931	3	20,127	3
Mining, oil and gas extraction	20,666	3	21,495	3
Real estate and rental and leasing support services	17,515	2	15,245	2
Other service	15,343	2	15,372	2
Utilities	14,540	2	14,510	2
Educational services	12,385	2	10,932	1
Professional, scientific, and technical services	10,906	1	11,406	2
Finance and insurance	8,561	1	8,573	1
Public administration	6,346	1	6,440	1
All other	8,346	1	8,268	1

Total gross loans	$734,064	100%	$738,096	100%

Loan Maturities(1)

The following table sets forth the maturities of loans in each major category of BNCC’s portfolio as of March 31, 2026 (in thousands):

		Over 1 Year Through 5 Years		Over 5 Years
Total Loans	One Year or Less	Fixed Rate	Indexed Rate	Fixed Rate	Indexed Rate	Held for Investment
Commercial and industrial	$32,679	$25,133	$4,275	$46,372	$138,944	$247,403
Commercial real estate	2,200	19,262	4,484	28,806	201,248	256,000
SBA	1,007	—	7,501	5,062	79,406	92,976
Consumer	667	4,002	8,768	77,104	25,692	116,233
Land and land development	259	4,826	1,551	85	2,905	9,626
Construction	281	161	6,941	554	3,889	11,826

Total principal amount of loans	$37,093	$53,384	$33,520	$157,983	$452,084	$734,064

(1)	Maturities are based on contractual maturities. Indexed rate loans include loans that would reprice prior to maturity if base rates change.

Actual maturities may differ from the contractual maturities shown above as a result of renewals and prepayments. Loan renewals are evaluated in the same manner as new credit applications.

Allocation of the Allowance for Credit Losses

The table below presents the allocation of the allowance for credit losses among the various loan categories and sets forth the percentage of loans in each category to gross loans. The allocation of the allowance for credit losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions (dollars are in thousands).

	March 31, 2026		December 31, 2025
	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment	Allocation of Allowance	Loans as a % of Gross Loans Held for Investment
Commercial and industrial	$2,876	34%	$4,622	34%
Commercial real estate	2,951	35	3,095	35
SBA	1,289	13	1,139	12
Consumer	1,194	16	1,190	16
Land and land development	150	1	148	2
Construction	175	1	124	1

Total	$8,635	100%	$10,318	100%

Nonperforming Loans

The following table sets forth information concerning BNCC’s nonperforming loans as of the dates indicated (in thousands):

	Three Months Ended March 31		Twelve Months Ended December 31 2025
	2026	2025
Balance, beginning of period	$9,169	$6,275	$6,275
Additions to nonperforming	556	1,035	5,998
Charge-offs	(2,010)	—	(543)
Reclassified back to performing	—	(8)	(884)
Principal payment received	(930)	(24)	(1,527)
Transferred to repossessed assets	—	(24)	(150)

Balance, end of period	$6,785	$7,254	$9,169

Nonperforming Assets

The following table sets forth information concerning BNCC’s nonperforming assets as of the dates indicated (dollars are in thousands):

	March 31, 2026	December 31, 2025
Nonperforming loans:
Loans 90 days or more delinquent and still accruing interest	$—	$—
Non-accrual loans	6,785	9,169

Total nonperforming loans	$6,785	$9,169
Repossessed assets, net	—	—

Total nonperforming assets	$6,785	$9,169

Allowance for credit losses	$8,635	$10,318

Ratio of total nonperforming loans to total loans	0.92%	1.24%
Ratio of total nonperforming assets to total assets	0.64%	0.83%
Ratio of nonperforming loans to total assets	0.64%	0.83%
Ratio of allowance for credit losses to nonperforming loans	127%	113%

Problem Loans

BNCC’s management attempts to quantify potential problem loans with more immediate credit risk. The table below summarizes the amounts of potential problem loans (in thousands):

	Special Mention	Substandard	Doubtful
March 31, 2026	$1,211	$5,967	$496
December 31, 2025	5,363	2,307	3,346

At March 31, 2026, the Bank had $6.5 million of classified loans. This compares to $5.7 million of classified loans at December 31, 2025, and $5.0 million of classified loans at March 31, 2025. As of March 31, 2026 and December 31, 2025, BNCC had $1.2 million and $5.4 million, respectively, of potentially problematic loans, which are risk-rated as “special mention”.

A significant portion of these potential problem loans are not in default but may have characteristics such as recent adverse operating cash flows or general risk characteristics that the loan officer feels might jeopardize the future timely collection of principal and interest payments. The ultimate resolution of these credits is subject to changes in economic conditions and other factors. These loans are closely monitored to ensure that BNCC’s position as creditor is protected to the fullest extent possible.

Liabilities

The following table presents BNCC’s liabilities (dollars are in thousands):

	March 31, 2026	December 31, 2025	Increase (Decrease)
			$	%
Deposits:
Non-interest-bearing	$174,630	$177,618	$(2,988)	(2)%	(a	)
Interest-bearing –
Savings, interest checking and money market	645,217	681,350	(36,133)	(5)	(a	)
Time deposits	112,615	112,833	(218)	—	(a	)
Guaranteed preferred beneficial interests in BNCC’s subordinated debentures	15,464	15,464	—	—
Accrued interest payable	1,626	1,638	(12)	(1)
Accrued expenses	1,976	2,877	(901)	(31)	(b	)
Operating lease liabilities	653	571	82	14	(c	)
Other liabilities	2,083	1,348	735	55	(d	)

Total liabilities	$954,264	$993,699	$(39,435)	(4)%

(a)

Overall, deposits decreased by 4.0% in the first three months of 2026. BNCC continues to enjoy strong and enduring customer relationships and continues to focus on developing new deposit relationships.

(b)	Accrued expenses decreased due to lower incentive accruals and a reduction in 401k matching contributions that were partially offset by higher accrued expenses for professional services.
(c)	Operating lease liabilities increased as BNCC renewed a lease for the Glendale, AZ office location.
(d)	Increase is primarily due to higher income taxes payable.

Deposits

Total deposits decreased $39.3 million to $932.5 million on March 31, 2026, from $971.8 million on December 31, 2025. BNCC continues to focus on new deposit relationships and is keenly focused on the importance of liquidity.

The following table provides additional details to BNCC’s total deposit relationships (in thousands):

	March 31, 2026	As of December 31, 2025	March 31, 2025
Deposits:
Non-interest-bearing	$174,630	$177,618	$169,503
Interest-bearing –
Savings, interest checking and money market	645,217	681,350	582,239
Time deposits	112,615	112,833	97,105

Total on balance sheet deposits	932,462	971,801	848,847
Off-balance sheet deposits (1)	—	—	18,133

Total available deposits	$932,462	$971,801	$866,980

(1)

The off-balance sheet deposits above do not include off-balance sheet time deposits that can be brought back on the balance sheet at various future maturity dates. As of March 31, 2026, BNCC managed off-balance sheet time deposit balances of $260 thousand, compared to $250 thousand as of December 31, 2025 and $6.2 million as of March 31, 2025.

BNCC remains highly focused on meeting the needs of its customers and ensuring deposit rates reflect changing market conditions. BNCC estimates that deposit insurance and other deposit protection programs secure approximately 69% of its customer’s deposit balances. This fact, combined with a strong balance sheet and relationship-focused culture has allowed BNCC to maintain a significant deposit base.

Off-balance sheet accounts are primarily utilized to custody larger business customer deposits that require daily access to funds and FDIC insurance coverage. BNCC did not have off-balance sheet deposits at year-end 2025 and March 31, 2026. Off-balance sheet deposits can fluctuate greatly as customers balance utilization demands evolve. BNCC earns non-interest income through the associated banking network for the utilization of these funds.

At March 31, 2026, and December 31, 2025, the Bank had $25.5 million and $24.2 million, respectively, in time deposits greater than $250 thousand.

Stockholders’ Equity

BNCC’s stockholders’ equity increased $2.1 million from December 31, 2025, to March 31, 2026, primarily driven by increased retained earnings and a negative adjustment to the tax-effected fair value of debt securities available for sale as evidenced in the increase of accumulated other comprehensive losses. As presented in Note 15 – Regulatory Capital and Current Operating Environment of BNCC’s Consolidated Financial Statements for the quarterly period ended March 31, 2026 included in this proxy statement/prospectus, BNCC maintains capital in excess of regulatory requirements.

Liquidity Risk Management

Liquidity risk is the possibility of being unable to meet present and future financial obligations in a timely manner. Liquidity risk management encompasses BNCC’s ability to meet all present and future financial obligations in a timely manner. The objectives of BNCC’s liquidity management policies are to maintain adequate liquid assets, liability diversification among instruments, maturities and customers and a presence in both the wholesale purchased funds market and the retail deposit market.

The Consolidated Statements of Cash Flows in the Consolidated Financial Statements present data on cash and cash equivalents provided by and used in operating, investing, and financing activities. In addition to liquidity from core deposit growth, together with repayments and maturities of loans and debt securities, BNCC may utilize brokered deposits, sell debt securities under agreements to repurchase and borrow overnight Federal funds. The Bank is a member of the FHLB of Des Moines. Advances from the FHLB are collateralized by the Bank’s mortgage loans. Funding through the issuance of subordinated notes, subordinated debentures, and long-term borrowings also has been utilized.

BNCC’s liquidity is defined by its ability to meet cash and collateral obligations at a reasonable cost and with a minimum loss of income. Given the uncertain nature of customers’ demands, as well as BNCC’s desire to take advantage of earnings enhancement opportunities, BNCC must have adequate sources of on- and off-balance-sheet funds that can be acquired in time of need.

BNCC’s liquidity position is measured on an as-needed basis, but no less frequently than monthly using each of the following items:

1.	Estimated liquid assets and certain off-balance sheet considerations less estimated volatile liabilities using the aforementioned methodology ($143.5 million as of March 31, 2026);

2.	Borrowing capacity from the FHLB ($152.5 million as of March 31, 2026); and

3.	Capacity to issue brokered deposits with maturities of less than 12 months ($159.2 million as of March 31, 2026).

On an ongoing basis, BNCC uses a variety of factors to assess BNCC’s liquidity position including, but not limited to, the following:

•	Stability of its deposit base;

•	Amount of unpledged debt securities;

•	Liquidity of its loan portfolio; and

•	Potential loan demand.

BNCC’s liquidity assessment process segregates its balance sheet into liquid assets along with certain off-balance sheet considerations and short-term liabilities assumed to be vulnerable to non-replacement over a 30-day horizon in abnormally stringent conditions. Assumptions for the vulnerable short-term liabilities are based upon historical factors. BNCC has a targeted range for its liquidity position over this horizon and manages operations to achieve these targets.

BNCC further projects cash flows over a 12-month horizon based on its assets and liabilities and sources and uses of funds for anticipated events.

Pursuant to BNCC’s contingency funding plan, it estimates cash flows over a 12-month horizon under a variety of stressed scenarios to identify potential funding needs and funding sources. BNCC’s contingency plan identifies actions that could be taken in response to adverse liquidity events.

BNCC believes this process, combined with its policies and guidelines, should provide for adequate levels of liquidity to fund the anticipated needs of on- and off- balance sheet items.

RECENTLY ISSUED AND ADOPTED ACCOUNTING PRONOUNCEMENTS

Note 1 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2025 included in this proxy statement/prospectus includes a summary of recently issued and adopted accounting pronouncements and their related or anticipated impact on BNCC.

ACCOUNTING POLICIES AND ESTIMATES

Note 1 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2025 and Note 1 of BNCC’s Consolidated Financial Statements for the year ended December 31, 2024 included in this proxy statement/prospectus includes a summary of accounting policies and their related impact on BNCC.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

BNCC did not have any changes in or disagreements with accountants on accounting and financial disclosures that would be required to be disclosed under Regulation S-K, Item 304 during its two most recent fiscal years.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk arises from changes in interest rates, exchange rates, and commodity prices and equity prices and represents the possibility that changes in future market rates or prices will have a negative impact on BNCC’s earnings or value. BNCC’s principal market risk is interest rate risk.

Interest rate risk arises from changes in interest rates. Interest rate risk can result from: (1) repricing risk – timing differences in the maturity/repricing of assets, liabilities, and off-balance-sheet contracts; (2) options risk – the effect of embedded options, such as loan prepayments, interest rate caps/floors, and deposit withdrawals; (3) basis risk – risk resulting from unexpected changes in the spread between two or more different rates of similar maturity, and the resulting impact on the behavior of lending and funding rates; and (4) yield curve risk – risk resulting from unexpected changes in the spread between two or more rates of different maturities from the same type of instrument. BNCC has risk management policies to monitor and limit exposure to interest rate risk. BNCC’s asset/liability management process is utilized to manage its interest rate risk. The measurement of interest rate risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.

BNCC’s interest rate risk exposure is actively managed with the objective of managing the level and potential volatility of net interest income in addition to the long-term growth of equity, bearing in mind that it will always be in the business of taking on rate risk and that rate risk immunization is not entirely possible. Also, it is recognized that as exposure to interest rate risk is reduced, so too may the overall level of net interest income and equity.

BNCC’s primary tool for measuring and managing interest rate risk is net interest income simulation. This exercise includes assumptions regarding the changes in interest rates and the impact on BNCC’s current balance sheet. Interest rate caps and floors are included to the extent that they are exercised in the 12-month simulation period. Additionally, changes in prepayment behavior of the residential mortgage, CMOs, and mortgage-backed securities portfolios in each rate environment are captured using industry estimates of prepayment speeds for various coupon segments of the portfolio. For purposes of this simulation, projected month-end balances of the various balance sheet accounts are held constant at their December 31, 2025, or March 31, 2026, levels, as applicable. Cash flows from a given account are reinvested back into the same account so as to keep the month end balance constant at its December 31, 2025, or March 31, 2026, level, as applicable. The static balance sheet assumption is made so as to project the interest rate risk to net interest income embedded in the existing balance sheet. With knowledge of the balance sheet’s existing net interest income profile, more informed strategies and tactics may be developed as it relates to the structure/mix of growth.

BNCC monitors the results of net interest income simulation on a regular basis. Net interest income is generally simulated for the upcoming 12-month horizon in seven interest rate scenarios. The scenarios generally modeled are parallel interest rate ramps of +/- 100bp, 200bp, and 300bp along with a rates unchanged scenario. Given the level of interest rates as of December 31, 2025 and March 31, 2026, the downward scenarios for interest rate movements is limited to -200bp. The parallel movement of interest rates means all projected market interest rates move up or down by the same amount. A ramp in interest rates means that the projected change in market interest rates occurs over the 12-month horizon on a pro-rata basis. For example, in the +100bp scenario, the projected prime rate increases from 6.75% to 7.75% 12 months later (as of December 31, 2026) and from 7.25% to 8.25% 12 months later (as of March 31, 2027). The prime rate in this example will increase 1/12th of the overall increase of 100 basis points each month.

The net interest income simulation results are shown below (dollars in thousands):

Net Interest Income Simulation (as of December 31, 2025)

Movement in interest rates	-200bp	-100bp	Unchanged	+100bp	+200bp	+300bp
Projected 12-month net interest income	$38,080	$37,979	$37,773	$37,239	$36,696	$36,145
Dollar change from unchanged scenario	$307	$206	$—	$(534)	$(1,077)	$(1,628)
Percentage change from unchanged scenario	0.81%	0.55%	—	(1.41)%	(2.85)%	(4.31)%

Net Interest Income Simulation (as of March 31, 2026)

Movement in interest rates	-200bp	-100bp	Unchanged	+100bp	+200bp	+300bp
Projected 12-month net interest income	$39,170	$39,515	$39,522	$38,640	$37,729	$36,817
Dollar change from unchanged scenario	$(352)	$(7)	$—	$(882)	$(1,793)	$(2,705)
Percentage change from unchanged scenario	(0.89)%	(0.02)%	—	(2.23)%	(4.54)%	(6.84)%

Since there are limitations inherent in any methodology used to estimate the exposure to changes in market interest rates, these analyses are not intended to be a forecast of the actual effect of changes in market interest rates, such as those indicated above on BNCC. Further, these analyses are based on assets and liabilities as of December 31, 2025 or March 31, 2026, as applicable, (without forward adjustments for planned growth and anticipated business activities) and do not reflect any actions BNCC might undertake in response to changes in market interest rates.

Static gap analysis is another tool that may be used for interest rate risk measurement. The net differences between the amount of assets, liabilities, equity and off-balance-sheet instruments repricing within a cumulative calendar period is typically referred to as the “rate sensitivity position” or “gap position.” The following table sets forth BNCC’s rate sensitivity position as of December 31, 2025 and March 31, 2026. Assets and liabilities are classified by the earliest possible repricing date or maturity, whichever occurs first.

Interest Sensitivity Gap Analysis

	Estimated maturity or repricing at December 31, 2025
	0–3 Months	4–12 Months	1–5 Years	Over 5 years	Total
	(dollars are in thousands)
Interest-earning assets:
Interest-bearing deposits with banks	$198,618	$—	$—	$—	$198,618
Debt securities (a)	9,477	16,243	59,453	32,431	117,604
Federal Reserve Bank and FHLB stock	2,386	—	—	—	2,386
Loans held for investment, fixed rate	20,005	65,020	126,787	15,835	227,647
Loans held for investment, indexed rate	160,058	65,508	277,816	7,067	510,449

Total interest-earning assets	$390,544	$146,771	$464,056	$55,333	$1,056,704

Interest-bearing liabilities:
Interest checking and money market accounts	$639,959	$—	$—	$—	$639,959
Savings	41,391	—	—	—	41,391
Time deposits	39,781	70,412	2,640	—	112,833
Subordinated debentures	—	15,464	—	—	15,464

Total interest-bearing liabilities	$721,131	$85,876	$2,640	$—	$809,647

Interest rate gap	$(330,587)	$60,895	$461,416	$55,333	$247,057

Cumulative interest rate gap at December 31, 2025	$(330,587)	$(269,692)	$191,724	$247,057

Cumulative interest rate gap to total assets	(30.05%)	(24.51%)	17.43%	22.46%

(a)	Values for debt securities reflect the timing of the estimated principal cash flows from the securities based on par values, which vary from the amortized cost and fair value of the debt securities.

	Estimated Maturity or Repricing at March 31, 2026
	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
	(dollars are in thousands)
Interest-earning assets:
Interest-bearing deposits with banks	$165,974	$—	$—	$—	$165,974
Debt securities (a)	15,634	17,232	48,053	32,601	113,520
Federal Reserve Bank and FHLB stock	2,466	—	—	—	2,466
Loans held for investment, net	180,198	139,005	392,255	14,529	725,987

Total interest-earning assets	$364,272	$156,237	$440,308	$47,130	$1,007,947

Interest-bearing liabilities:
Interest checking and money market accounts	$602,926	$—	$—	$—	$602,926
Savings	42,291	—	—	—	42,291
Time deposits	36,307	73,034	3,239	35	112,615
Subordinated debentures	—	15,464	—	—	15,464

Total interest-bearing liabilities	$681,524	$88,498	$3,239	$35	$773,296

Interest rate gap	$(317,252)	$67,739	$437,069	$47,095	$234,651

Cumulative interest rate gap at March 31, 2026	$(317,252)	$(249,513)	$187,556	$234,651

Cumulative interest rate gap to total assets	(29.85)%	(23.48)%	17.65%	22.08%

The tables assume that all savings and interest-bearing demand deposits reprice in the earliest period presented, however, BNCC’s management believes a significant portion of these accounts are generally not rate sensitive. BNCC’s management’s view is supported by historical non-maturity deposit studies, which indicate that BNCC’s deposit rates have largely lagged broader market rate changes and the fact that changes in interest rates paid on these deposits historically have not caused notable reductions in balances or net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

Static gap analysis does not fully capture the impact of embedded options, lagged interest rate changes, administered interest rate products, or certain off-balance-sheet sensitivities to interest rate movements. Therefore, this tool generally cannot be used in isolation to determine the level of interest rate risk exposure in banking institutions.

Since there are limitations inherent in any methodology used to estimate the exposure to changes in market interest rates, these analyses are not intended to be a forecast of the actual effect of changes in market interest rates such as those indicated above on BNCC. Further, these analyses are based on BNCC’s assets and liabilities as of December 31, 2025 or March 31, 2026, as applicable, and do not contemplate any actions BNCC might undertake in response to changes in market interest rates.

Legal Proceedings

From time to time in the ordinary course of business, BNCC and its subsidiaries may be a party to legal proceedings arising out of BNCC’s lending, deposit operations, or other activities. BNCC engages in foreclosure proceedings and other collection actions as part of its loan collection activities. From time to time, borrowers may also bring actions against BNCC, in some cases claiming damages. BNCC’s management is not aware of any material pending or threatening litigation as of March 31, 2026.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF BNCC

The following table sets forth information known to us regarding the beneficial ownership of BNCC Common Stock as of July 31, 2026 by:

•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of BNCC Common Stock;

•	each individual identified as a named executive officer of BNCC and each director of BNCC; and

•	all current executive officers and directors of BNCC, as a group.

For purposes of this disclosure, beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and other rights to acquire shares of BNCC Common Stock that are currently exercisable or exercisable within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned shares of BNCC Common Stock.

The information below is based on an aggregate of 3,544,274 shares of BNCC Common Stock issued and outstanding as of July 31, 2026.

	BNCC Common Stock
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Five percent holders:
Kenneth H. Johnson(2)	464,312	13.9%
PL Capital Advisors, LLC(3)	334,900	9.4%
Named Executive Officers and Directors:
Nathan P. Brenna(4)	11,787	*
Gaylen Ghylin(5)	39,895	1.1%
John W. Palmer(3)	348,149	9.8%
Thomas Redmann(6)	2,910	*
Michael M. Vekich	7,580	*
Daniel Collins	3,966	*
Chad Scott	1,544	*
Shawn Cleveland	13,937	*
All current directors and executive officers as a group (12 persons)(7)	467,336	13.2%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the business address of each of the beneficial owners is c/o BNCCORP, Inc., 322 East Main Avenue, Bismarck, North Dakota 58501.
(2)	Includes 17,785 shares of BNCC Common Stock held indirectly through IRA accounts.
(3)	Includes shares of BNCC Common Stock owned by PL Capital Advisors, LLC or its associates or affiliates. John W. Palmer is a managing member of PL Capital Advisors, LLC and therefore may be deemed to beneficially own these shares. For John W. Palmer, also includes 2,680 shares of BNCC Common Stock directly owned by Mr. Palmer and 10,569 BNCC Common Stock equivalents credited to Mr. Palmer’s deferred stock account under BNCC’s Deferred Compensation Plan for Directors.
(4)	Includes 9,207 BNCC Common Stock equivalents credited to Mr. Brenna’s deferred stock account under BNCC’s Deferred Compensation Plan for Directors.

(5)	Includes 20,617 BNCC Common Stock equivalents credited to Mr. Ghylin’s deferred stock account under BNCC’s Deferred Compensation Plan for Directors.
(6)	Includes 330 BNCC Common Stock equivalents credited to Mr. Redmann’s deferred stock account under BNCC’s Deferred Compensation Plan for Directors.
(7)	Includes an aggregate of 40,723 BNCC Common Stock equivalents under BNCC’s. Deferred Compensation Plan for Directors.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price

OppFi Class A Common Stock trades on the NYSE under the symbol “OPFI.” As of August 4, 2026, the last practicable date prior to the date of this proxy statement/prospectus, there were approximately 48 registered holders of OppFi Class A Common Stock and no registered holders of OppFi Class B Common Stock or OppFi Class V Common Stock.

BNCC Common Stock trades on the OTCQX under the symbol “BNCC.” The OTCQX is an over-the-counter quotation market and is not a national securities exchange. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of August 4, 2026, the last practicable date prior to the date of this proxy statement/prospectus, there were approximately 52 registered holders of BNCC Common Stock.

The following table presents the closing prices of BNCC Common Stock and OppFi Class A Common Stock on April 28, 2026, the last full trading day before the date of the public announcement of the Merger Agreement, and August 4, 2026, the last practicable date prior to the date of this proxy statement/prospectus. The table also shows the estimated implied value of the Merger Consideration for each share of BNCC Common Stock on the relevant date.

Date	BNCC Common Stock Closing Price	OppFi Class A Common Stock Closing Price	Exchange Ratio	Cash Consideration	Implied Value of Merger Consideration Per Share(1)
April 28, 2026	$34.73	$9.01	1.90	$19.375	$36.49
August 4, 2026	$36.28	$9.81	1.90	$19.375	$38.01

(1)

The implied value of the Merger Consideration represents the sum of $19.375, without interest, the Cash Consideration, plus the implied value of the Stock Consideration, based upon the product of the Exchange Ratio of 1.90 and the closing price of OppFi Class A Common Stock as of the applicable date.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to BNCC stockholders in determining whether to approve the Merger Proposal. BNCC stockholders are urged to obtain current market quotations for shares of OppFi Class A Common Stock and BNCC Common Stock and to review carefully the other information contained in or incorporated by reference into this proxy statement/prospectus in considering whether to approve the Merger Agreement. The market prices of OppFi Common Stock and BNCC Common Stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the Merger. No assurance can be given concerning the market prices of BNCC Common Stock or OppFi Class A Common Stock before or after the Effective Date. Changes in the market price of OppFi Class A Common Stock prior to the completion of the Merger will affect the implied value of the Merger Consideration that BNCC stockholders will receive upon completion of the Merger.

Dividends

During the year ended December 31, 2025, OppFi paid a dividend of $0.25 per share. OppFi does not have a formal dividend policy and the declaration of cash dividends in the future is subject to the discretion of the OppFi Board and will depend on a number of factors, including OppFi’s financial condition, results of operations, capital requirements, contractual restrictions, and other relevant factors.

BNCC paid a cash dividend of $4.00 per share of BNCC Common Stock during the year ended December 31, 2025. BNCC does not have a formal dividend policy. However, the BNCC Board has historically approved dividends to return capital to stockholders when BNCC has cash resources in excess of what is necessary to maintain the business, deploy in profitable investments in the business or retain as a capital reserve and liquidity buffer for BNCC and BNC. There can be no guarantee whether, or to what extent, BNCC will have the ability to pay cash dividends in future periods.

Following the completion of the Transaction, the dividend policy with respect to the combined company will be determined by the OppFi Board based on, among other factors, the combined company’s financial condition, results of operations, capital requirements, contractual restrictions, and applicable legal and regulatory considerations. There can be no assurance as to whether dividends will be declared or paid in the future.

EXPERTS

The consolidated financial statements of OppFi Inc. as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025, incorporated in this proxy statement/prospectus by reference from the OppFi Inc. Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of internal control over financial reporting as of December 31, 2025, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this proxy statement/prospectus and Registration Statement in reliance upon, in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of BNCCORP, Inc. and its subsidiaries as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025 and the consolidated financial statements of BNCCORP, Inc. and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, have been audited by CliftonLarsonAllen LLP, independent auditor, as set forth in their report thereon, included in this in this proxy statement/prospectus, including the registration statement of which this proxy statement/prospectus forms a part. Such consolidated financial statements have been included herein in reliance upon such report pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the OppFi Class A Common Stock to be issued in connection with the Merger will be passed upon for OppFi by Sidley Austin LLP, Miami, Florida, counsel for OppFi.

Certain federal income tax consequences of the Merger will be passed upon for BNCC by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

HOUSEHOLDING OF PROXY MATERIALS

Only one copy of this proxy statement/prospectus is being delivered to BNCC stockholders residing at the same address, unless such stockholders have notified BNCC of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for BNCC.

BNCC will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to BNCC’s Corporate Secretary at therschman@bnc.bank or by telephone at (612) 305-2214. If you want to receive separate copies of this proxy statement/prospectus, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact BNCC at the above address and telephone number.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

OppFi

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in OppFi’s proxy statement for its 2027 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of OppFi Class A Common Stock in accordance with Rule 14a-8(b)(2), to OppFi’s Corporate Secretary at OppFi’s principal executive offices no later than the close of business on December 29, 2026 (120 days prior to the anniversary of the mailing date for OppFi’s 2026 annual meeting proxy statement). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal or director nomination does not guarantee that OppFi will include it in its annual meeting proxy statement. The OppFi Board’s Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the OppFi Board for actions on such proposals. For information on qualifications of director nominees considered by the OppFi Board’s Nominating and Corporate Governance Committee, see the “Director Nominations Process” section of OppFi’s 2026 annual meeting proxy statement.

In accordance with the OppFi Bylaws, for a proposal or director nomination not included in OppFi’s proxy materials to be brought before its 2027 annual meeting of stockholders, a stockholder’s notice of the proposal or director nomination that the stockholder wishes to present must be delivered to OppFi’s Corporate Secretary at its offices at 130 E. Randolph Street, Suite 3400, Chicago, IL 60601, not less than 90 days nor more than 120 days prior to the first anniversary of OppFi’s 2026 annual meeting. Accordingly, any notice given pursuant to the OppFi Bylaws and outside the process of Rule 14a-8 must be received no earlier than February 9, 2027 and no later than March 11, 2027. In addition to satisfying advance notice requirements under the OppFi Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than those nominees nominated by OppFi must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2027, which is the first business day following the 60th day prior to the anniversary date of OppFi’s 2026 annual meeting. OppFi reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

BNCC

BNCC does not anticipate holding its 2026 annual meeting of stockholders (the “2026 BNCC Annual Meeting”) if the Transaction is completed within the expected time frame. However, if the Transaction is not completed within the expected time frame, or at all, BNCC may hold the 2026 BNCC Annual Meeting in the second half of 2026. The BNCC Bylaws provide that, in order for a stockholder to make nominations for the election of directors or make proposals for business to be brought before a meeting of stockholders, such stockholder’s notice must be delivered or mailed to and received by BNCC’s Corporate Secretary at the principal executive offices of BNCC not less than 90 days nor more than 120 days prior to the anniversary date of BNCC’s immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by such stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurs.

The specific requirements of BNCC’s advance notice and eligibility provisions are set forth in the BNCC Bylaws, a copy of which is available upon request. Please see the section entitled “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

OppFi

OppFi files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including OppFi, which can be accessed at www.sec.gov. In addition, you may obtain free copies of the documents OppFi files with the SEC, including the registration statement of which this proxy statement/prospectus forms a part, by going to the “Investor Relations” section of OppFi’s website at https://investors.oppfi.com/overview/default.aspx or by contacting OppFi’s Investor Relations Department at 130 E. Randolph Street. Suite 3400 Chicago, Illinois or by telephone at (312) 212-8079. The Internet website address of OppFi is provided as inactive textual references only. The information provided on the Internet websites of OppFi, other than copies of the documents listed below that have been filed with the SEC and specifically incorporated by reference herein, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

OppFi has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the OppFi Class A Common Stock to be issued in the Merger. This document constitutes the prospectus of OppFi filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection as set forth above.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows OppFi to “incorporate by reference” into this proxy statement/prospectus documents it files with the SEC including certain information required to be included in the registration statement filed by OppFi to register the shares of OppFi Class A Common Stock that will be issued in the Merger, of which this proxy statement/prospectus forms a part. This means that OppFi can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that OppFi files with the SEC will update and supersede that information. OppFi incorporates by reference the documents listed below and any documents subsequently filed by them pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and until the date that the offering of OppFi Class A Common Stock is terminated.

•	Annual Report on Form 10-K for the year ended December 31, 2025;

•

The information specifically incorporated by reference into OppFi’s Annual Report on Form 10-K for the year ended December 31, 2025 from the Definitive Proxy Statement on Schedule 14A of OppFi, filed with the SEC on April 28, 2026;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026;

•

Current Reports on Form 8-K, excluding any information furnished under Items 2.02 or 7.01 (or any related exhibit furnished under Item 9.01(d) of Form 8-K) thereof, filed with the SEC on April  16, 2026, April 29, 2026, May 7, 2026 and June 10, 2026; and

•

Description of OppFi Class  A Common Stock contained in the registration statement on Form 8-A (Registration No. 001-39550) filed with the SEC on September 23, 2020 and amended on July 21, 2021, and any amendments to such registration statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished by OppFi on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

BNCC

BNCC does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. If you have questions concerning BNCC or would like to request copies of BNCC’s audited historical consolidated financial statements or quarterly financial information, please contact:

Attention: Investor Relations

BNCCORP, Inc.

322 East Main Avenue

PO Box 4050

Bismarck, North Dakota, 58501

(701) 250-3040

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF BNCC COMMON STOCK AT THE SPECIAL MEETING. NEITHER OPPFI NOR BNCC HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS DOCUMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS DOCUMENT BY REFERENCE OR IN OPPFI’S OR BNCC’S AFFAIRS SINCE THE DATE OF THIS DOCUMENT.

CliftonLarsonAllen LLP CLAconnect.com

INDEPENDENT AUDITORS’ REPORT

Board of Directors

BNCCORP, INC. and Subsidiaries

Bismarck, North Dakota

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of BNCCORP, INC. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of BNCCORP, INC. and Subsidiaries as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the consolidated Financial Statements section of our report. We are required to be independent of BNCCORP, INC. and Subsidiaries and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about BNCCORP, INC. and Subsidiaries’ ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from

CLA (CliftonLarsonAllen LLP) is an independent network member of CLA Global. See CLAglobal.com/disclaimer.

Board of Directors

BNCCORP, INC. and Subsidiaries

error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of BNCCORP, INC. and Subsidiaries’ internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about BNCCORP, INC. and Subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Other Information Included in the Annual Report

Management is responsible for the other information included in the annual report. The other information comprises the selected financial data, operating strategy, management’s discussion and analysis of financial condition and results of operations, and quantitative and qualitative disclosures about market risk but does not include the consolidated financial statements and our auditors’ report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the consolidated financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 16, 2026

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31,

(In thousands, except share data)

	2025	2024
ASSETS
Cash and cash equivalents	$211,451	$100,815
Debt securities available for sale	114,670	129,522
Federal Reserve Bank and Federal Home Loan Bank stock	2,386	2,387
Loans held for investment	738,700	698,724
Allowance for credit losses	(10,318)	(9,223)

Net loans held for investment	728,382	689,501
Premises and equipment, net	10,120	10,893
Operating lease right of use asset	514	618
Accrued interest receivable	4,395	4,108
Other	28,288	28,837

Total assets	$1,100,206	$966,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest-bearing	$177,618	$172,456
Interest-bearing –
Savings, interest checking and money market	681,350	579,608
Time deposits	112,833	85,436

Total deposits	971,801	837,500
Guaranteed preferred beneficial interest in Company’s subordinated debentures	15,464	15,464
Accrued interest payable	1,638	1,248
Accrued expenses	2,877	2,832
Operating lease liabilities	571	700
Dividends payable	—	14,304
Other	1,348	966

Total liabilities	993,699	873,014
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value – Authorized 11,300,000 shares; 3,668,653 issued; 3,520,125 and 3,521,375 shares outstanding	37	36
Capital surplus – common stock	27,230	26,904
Retained earnings	87,438	78,667
Treasury stock (148,528 and 147,278 shares, respectively)	(2,753)	(2,696)
Accumulated other comprehensive loss, net	(5,445)	(9,244)

Total stockholders’ equity	106,507	93,667

Total liabilities and stockholders’ equity	$1,100,206	$966,681

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

For the Years Ended December 31,

(In thousands, except per share data)

	2025	2024
INTEREST INCOME:
Interest and fees on loans	$43,276	$38,180
Interest and dividends on investments
Taxable	8,052	8,130
Dividends	143	145

Total interest income	51,471	46,455

INTEREST EXPENSE:
Deposits	16,418	14,360
Subordinated debentures	895	1,037

Total interest expense	17,313	15,397

Net interest income	34,158	31,058
PROVISION FOR CREDIT LOSSES	1,595	635

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	32,563	30,423

NON-INTEREST INCOME:
Bank charges and service fees	2,757	2,990
Wealth management revenues	2,104	2,036
Gains on sales of loans, net	116	22
Other	718	845

Total non-interest income	5,695	5,893

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,518	15,005
Professional services	1,289	1,108
Data processing fees	3,432	3,414
Marketing and promotion	827	813
Occupancy	1,557	1,556
Regulatory costs	527	539
Depreciation and amortization	1,088	1,086
Office supplies and postage	369	364
Other	2,213	2,167

Total non-interest expense	26,820	26,052

Income before income taxes	11,438	10,264
Income tax expense	2,667	2,336

Net income	$8,771	$7,928

Basic earnings per common share	$2.48	$2.24

Diluted earnings per common share	$2.48	$2.23

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31,

(In thousands)

	2025		2024
NET INCOME		$8,771		$7,928
Unrealized gain on debt securities available for sale	$5,039		$801
Income tax effect related to items of other comprehensive income	(1,240)		(197)

Other comprehensive income		3,799		604

TOTAL COMPREHENSIVE INCOME		$12,570		$8,532

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31,

(In thousands, except share data)

	Common Stock		Capital	Retained	Treasury	Accumulated	Total
			Surplus			Other
	Shares	Amount	Common			Comprehensive
	Outstanding		Stock	Earnings	Stock	Income (Loss), net
BALANCE, December 31, 2023	3,569,210	$36	$26,572	$93,186	$(1,528)	$(9,848)	$108,418
Net income	—	—	—	7,928	—	—	7,928
Other comprehensive income	—	—	—	—	—	604	604
Impact of share-based compensation	2,165	—	332	—	(5)	—	327
Common stock repurchased	(50,000)	—	—	—	(1,163)	—	(1,163)
Dividends declared on common stock ($6.25)	—	—	—	(22,447)	—	— —	(22,447)

BALANCE, December 31, 2024	3,521,375	$36	$26,904	$78,667	$(2,696)	$(9,244)	$93,667

Net income	—	—	—	8,771	—	—	8,771
Other comprehensive income	—	—	—	—	—	3,799	3,799
Issuance of shares to directors	2,500	—	44	—	30	—	74
Restricted stock forfeiture	(3,750)	—	60	—	(87)	—	(27)
Impact of share-based compensation	—	1	222	—	—	—	223

BALANCE, December 31, 2025	3,520,125	$37	$27,230	$87,438	$(2,753)	$(5,445)	$106,507

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31,

(In thousands)

	2025	2024
OPERATING ACTIVITIES:
Net income	$8,771	$7,928
Adjustments to reconcile net income to net cash provided by operating activities -
Provision for credit losses	1,595	635
Depreciation	1,088	1,086
Amortization of right of use assets	368	342
Net amortization of premiums and (discounts) on debt securities and subordinated debentures	1,347	1,375
Share-based compensation	270	327
Change in accrued interest receivable and other assets, net	(708)	(886)
Loss on sale of bank premises and equipment	12	30
Deferred tax benefit	(534)	(90)
Change in other liabilities, net	738	(1,363)
Gains on sales of loans, net	(116)	(22)

Net cash provided by operating activities	12,831	9,362

INVESTING ACTIVITIES:
Proceeds from maturities of debt securities available for sale	18,544	29,677
Purchases of Federal Reserve and Federal Home Loan Bank Stock	(5)	(15)
Sales of Federal Reserve and Federal Home Loan Bank Stock	6	—
Net increase in loans held for investment	(40,410)	(30,600)
Purchases of premises and equipment	(327)	(1,054)

Net cash used in investing activities	(22,192)	(1,992)

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31,

(In thousands)

	2025	2024
FINANCING ACTIVITIES:
Net increase in deposits	$134,301	$297
Repayments of Federal Home Loan Bank advances	(101)	—
Proceeds from Federal Home Loan Bank advances	101	—
Dividends paid on common stock	(14,304)	(8,143)
Common stock repurchase	—	(1,163)

Net cash provided (used in) by financing activities	119,997	(9,009)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	110,636	(1,639)
CASH AND CASH EQUIVALENTS, beginning of period	100,815	102,454

CASH AND CASH EQUIVALENTS, end of period	$211,451	$100,815

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$16,923	$15,086

Federal income taxes paid	$2,339	$2,174

State income taxes paid	$591	$373

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Additions to repossessed assets in the settlement of loans	$150	$88

Right of use assets obtained in exchange for lease obligations	$263	$23

Dividends declared on common stock not yet paid	$—	$14,304

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1. Description of Business and Significant Accounting Policies

Description of Business

BNCCORP, INC. (“BNCCORP”) is a registered bank holding company incorporated under the laws of Delaware. It is the parent company of BNC National Bank (the “Bank”). BNC National Bank operates community banking and wealth management businesses through 11 locations in North Dakota and Arizona.

With respect to group concentrations of credit risk, most of the Company’s business activity is with customers in North Dakota. At December 31, 2025, the Company did not have any significant credit concentrations in any particular industry.

The consolidated financial statements included herein are for BNCCORP and subsidiaries. The accounting and reporting policies of BNCCORP and subsidiaries (collectively, the “Company”) conform to U.S. generally accepted accounting principles (GAAP) and general practices within the financial services industry. The more significant accounting policies are summarized below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BNCCORP and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for credit losses, fair value measurements for financial instruments, and realizability of deferred taxes. Ultimate results could materially differ from those estimates.

Segment Reporting

While the chief decision makers monitor the revenue streams of the various products and services, operations are managed, and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one, as operating results for all segments are similar. Accordingly, all the financial service operations are considered by management to be aggregated in one reportable operating segment: commercial banking.

SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash due from banks and federal funds sold.

Debt Securities

Debt securities that the Bank intends to hold indefinitely as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, liquidity needs, or prepayment risk are classified as available for sale. Available for sale securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, on securities available for sale are reported as a separate component of stockholders’ equity until realized (see Comprehensive Income).

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. For callable securities purchased at a premium, such premium is amortized over the period to the earliest call date. Dividend and interest income is recognized when earned. Realized gains and losses on the sale of debt securities are determined using the specific-identification method and recognized in non-interest income on the trade date.

Federal Reserve Bank and Federal Home Loan Bank

Investments in Federal Reserve Bank and Federal Home Loan Bank stock qualify as restricted stock, which is not subject to equity security accounting treatment, and is reported at cost, subject to impairment.

Loans Held For Investment

Loans held for investment are stated at their outstanding principal amount net of unearned income, unamortized deferred fees and costs, and an allowance for credit losses. Interest income is recognized on the accrual basis using the interest method prescribed in the loan agreement except when collectibility is in doubt.

Loans are reviewed regularly by management and are placed on non-accrual status when the collection of interest or principal is 90 days or more past due, unless the loan is adequately secured and in the process of collection. When a loan is placed on non-accrual status, interest accrued and uncollected is reversed against interest income in the current period. Interest payments received on non-accrual loans are generally applied to principal unless the remaining principal balance has been determined to be fully collectible. Accrual of interest may be resumed when it is determined that all amounts due are expected to be collected and the loan has exhibited a sustained level of performance, generally at least six months.

Loan Origination Fees and Costs; Other Lending Fees

For Loans Held for Investment, origination fees and costs incurred to extend credit are deferred and amortized over the term of the loan as an adjustment to yield using the interest method, except where the net amount is deemed to be immaterial.

The Company occasionally originates lines of credit where the customer is charged a non-usage fee if the line of credit is not used. In such instances, the Company periodically reviews use of lines on a retrospective basis and recognizes non-usage fees in non-interest income.

Loan Servicing and Transfers of Financial Assets

The Bank sells commercial business loans to third parties. The loans are generally sold on a non-recourse basis. Subsequent to the sale, the loans continue to be serviced by the Bank. Sold loans are not included in the accompanying consolidated balance sheets.

The sales of loans are accounted for pursuant to ASC 860, Transfers and Servicing of Financial Assets.

Allowance for Credit Losses

The Company’s allowance for credit losses is comprised of an allowance for loans held for investment, allowance for unfunded commitments, and allowance for debt securities available for sale. The Company is required to estimate the credit losses expected over the life of the loan. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the estimated collectibility of the loan portfolio.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Allowance for Credit Losses – Loans Held for Investment

The Company’s methodology for estimating the allowance for credit losses is applied consistently to the loan portfolio. The following identifies the methodology by which the Company estimates the allowance for credit losses:

Collective Pools. The Company makes a significant number of loans that, due to their underlying similar characteristics, are assessed for loss as “collective” pools. The Bank segments the pools by type of loan and using historical loss and peer group loss information estimates an expected credit loss for each individual loan or lease within the pool. Historical loss rates are derived by tracking the historical net charge-offs. The historical loss rates for each type of loan are then averaged to calculate an overall loss rate, which is applied to the current loan balance. Loans of this nature are generally internally designated as a “pass” rated credit. Loans within this category are identified and segmented based on internal loan type. Each loan is then given a historical loss rate based on its identified loan type, which is then applied to the life of the loan. Loss rates for each loan type are determined by comparing the Company’s historic loss rates and peer loss rates. The maximum loss rate for each loan type becomes the loss rate utilized.

Collective Risk Grade. The Company has loans where the risk grade classification deteriorates below an internally assigned grade of “pass”. In these cases, the Company generally experiences higher historical loss rates and expects the credit losses on the contractual balance to increase. Loans in this category are pooled by risk grade and historic loss rates are applied to the contractual balances of each individual loan or lease. Loss rates are established based on the Company’s historic loss rates for criticized loans. This loss rate is then applied to each loan which maintains a risk rating below “pass”. Loans that fall within the collective risk grade segment are not included in the collective pool segment.

Individual Reserves. The Company estimates reserves for individually evaluated loans through a loan-by-loan analysis of problem loans that considers expected future cash flows, the value of collateral and other factors that may impact the borrower’s ability to make payments when due. Included in this group are loans in nonaccrual status or modified loans. Individual reserves are determined through evaluation of collateral values, expected future cash flow and other factors that may impact the borrower’s ability to make contractual payments. An individual reserve is then applied to individual loans based on the level of expected loss. Loans evaluated within the individual reserve segment are excluded from all other segments.

Qualitative / Forecast Reserve. The Company also considers qualitative adjustments to the quantitative baseline. Utilizing a framework based on the Interagency Policy Statement on Allowance for Credit Losses, the Company considers prevailing and anticipated economic trends, such as current and forecasted economic conditions, economic trends, an assessment of credit risk inherent in the loan portfolio, and delinquency trends. The Company also considers information to the extent the Company expects current conditions and reasonable and supportable forecasts to differ from the conditions that existed for the period over which historical information was evaluated. The Company maintains a scorecard that includes nine qualitative factors and performs a review on a quarterly basis. Upon evaluation of the qualitative factors, a qualitative loss rate will be established and applied to all loans outside of those included in the Individual Reserve component. The Company’s forecast period is generally 1 to 2 years.

Allowance for Credit Losses – Unfunded Commitments

The allowance for unfunded commitments represents the expected credit losses on off-balance sheet commitments, such as commitments to extend credit and financial standby letters of credit. The allowance for unfunded commitments is included in other liabilities on the consolidated balance sheets. The allowance for unfunded commitments is determined by estimating future draws and applying the expected loss rates on those draws. Future draws are based on historical utilization rates along with individual assessment for specific loan

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

types. Loss rates are estimated through the same methodology as defined within the “collective pools” segment of the allowance for loans held for investment.

Allowance for Credit Losses – Debt Securities Available for Sale

The Company’s evaluation first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either criteria is met, the security’s amortized cost basis is written down to fair value through income. For AFS debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Changes in the allowance for credit losses are recorded as a provision for (or reversal of) credit losses and can change over time.

The Company does not believe that the debt securities available for sale that were in an unrealized loss position as of December 31, 2025 represent a credit loss impairment. As of December 31, 2025 the gross unrealized loss positions were primarily related to mortgage-backed securities issued by U.S. government agencies or U.S. government-sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government and have a history of zero credit loss. Total gross unrealized losses were attributable to changes in interest rates, relative to when the investment securities were purchased, and not due to the credit quality of the debt securities. The Company does not intend to sell the debt securities that were in an unrealized loss position and it is unlikely that the Company will be required to sell the debt securities before recovery of their amortized cost basis, which may be at maturity.

Collateral-Dependent Loans

A financial asset is considered collateral-dependent when the debtor is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. For all classes of loans deemed collateral-dependent, the Company elected the practical expedient to estimate expected credit losses based on the collateral’s fair value less cost to sell. In most cases, the Company records a partial charge-off to reduce the loan’s carrying value to the collateral’s fair value less cost to sell. Substantially all of the collateral consists of various types of commercial business assets; agriculture machinery; and other consumer property.

Other Real Estate Owned and Repossessed Assets, net

Real estate properties and other assets acquired through loan foreclosures are recorded at fair value less estimated costs to sell. If the carrying amount of an asset acquired through foreclosure is in excess of the fair value less estimated costs to sell, the excess amount is charged to the allowance for credit losses. Fair value is primarily determined based upon appraisals of the assets involved and management periodically assesses appraised values to ascertain continued relevancy of the valuation. If subsequent declines in fair value in excess of the carrying amount of foreclosed assets are identified, the Company establishes a valuation allowance against the asset. Net operating income from and gains on disposition of these assets are included in other non-interest income. Net operating expenses, losses on disposition, and subsequent declines in the estimated fair value of these assets are charged to other non-interest expense.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Premises and Equipment

Land is carried at cost. Premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation and amortization for financial reporting purposes is charged to non-interest expense using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are up to forty years for buildings and three to ten years for furniture and equipment. Leasehold improvements are capitalized and amortized over the shorter of the lease term or the estimated useful life of the improvement. Maintenance and repairs, as well as gains and losses on dispositions of premises and equipment, are included in non-interest income or expense as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment periodically or whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The impairment review includes a comparison of future cash flows (undiscounted and without interest charges) expected to be generated by the assets to their current carrying value. If impairment is identified, the assets are written down to their fair value through a charge to non-interest expense.

Securities Sold Under Agreements to Repurchase

From time to time, the Bank enters into sales of securities under agreements to repurchase, generally for periods of less than 90 days. These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets as short-term borrowings. The costs of securities underlying the agreements remain in the asset accounts.

Fair Value

Several accounting standards require recording assets and liabilities based on their fair values. Determining the fair value of assets and liabilities can be highly subjective. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

ASC 820, Fair Value Measurement, defines fair value and establishes a framework for measuring fair value of assets and liabilities using a hierarchy system consisting of three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets that the Company has the ability to access.

Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are less active, and model-based valuation techniques for which significant assumptions are observable in the market.

Level 3: Valuation is generated from model-based techniques that use significant assumptions not observable in the market and are used only to the extent that observable inputs are not available. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability.

Management assigns levels to assets and liabilities accounted for at fair value.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Fair Values of Financial Instruments

The Company is required to disclose the estimated fair value of financial instruments. Fair value estimates are subjective in nature, involving uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The following methods and assumptions are used by the Company in estimating fair value disclosures for its financial instruments.

Debt Securities Available for Sale. The fair value of the Company’s securities, other than U.S. Treasury securities, are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are less active, and model-based valuation techniques for which significant assumptions are observable in the market. U.S. Treasury securities are based upon quoted prices for identical instruments traded in active markets.

Financial Instruments with Off-Balance-Sheet Risk. The fair values of the Company’s commitments to extend credit and commercial and standby letters of credit are estimated using fees currently charged to enter into similar agreements.

Share-Based Compensation

ASC 718, Compensation – Stock Compensation, requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date.

At December 31, 2025, the Company had two stock-based compensation plans, which are described more fully in Note 22 and Note 23 to these consolidated financial statements.

Revenue from Contracts with Customers

The majority of the Company’s performance obligations for revenue from contracts with customers are satisfied at a point in time and are typically collected from customers at the time of the transaction or shortly thereafter.

The following is a description of the principal activities from which the Company generates revenue that are within the scope of ASC 606:

Service charges on deposits – Service charges on deposit accounts represent daily and monthly analysis fees recognized for the services related to customer deposit accounts, including account maintenance, overdraft fees, and depository transactions processing fees. Depository accounts charge fees in accordance with the customer’s pricing schedule or may be assessed a flat service fee per month. The Company satisfies the performance obligation related to providing depository accounts daily as transactions are processed and deposit service charge revenue is recognized daily.

Bankcard fees – Bankcard fees primarily represent income earned from interchange revenue from Visa for the Company’s processing of debit card transactions. The performance obligation for interchange revenue is the processing of each transaction through the Company’s access to the banking system. This performance obligation is completed for each individual transaction and revenue is recognized per transaction in accordance with interchange rates established by Visa.

Wealth management revenue – Wealth management revenue consists of fees earned on personal trust accounts, retirement plan administration, and wealth management services. The performance obligations related to this revenue include items such as performing trustee service administration, investment management services, custody and record-keeping services, and retirement plan administration. These fees are part of contractual agreements and the performance obligations are satisfied upon completion of services. The fees are generally a fixed-flat annual rate or based on a percentage of the account’s market value per the contract with the customer and revenue is recognized over time as earned.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Other income – The Company recognizes other miscellaneous income through a variety of other revenue streams, the most material of which includes revenue from investments in Small Business Investment Companies (SBIC), gains on sales of financial assets, and bank-owned life insurance income. These revenue streams are outside of the scope of ASC 606 and are recognized in accordance with the applicable U.S. GAAP. The remainder of other income is primarily earned through transactions with personal banking customers, including stop payment charges and fees for cashier’s checks. The performance obligations of these types of fees are satisfied as transactions are completed and revenue is recognized upon transaction execution according to established fee schedules with the customers.

Note 14 to these consolidated financial statements includes disclosure of revenue from contracts with customers.

Income Taxes

The Company files consolidated federal and unitary state income tax returns where allowed.

The determination of current and deferred income taxes is based on analyses of many factors including interpretation of federal and state income tax laws, differences between tax and financial reporting basis of assets and liabilities, expected reversals of temporary differences, estimates of amounts due or owed and current financial accounting standards. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income taxes.

Deferred income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in income in the period of enactment regardless of the balance sheet classification of the underlying deferred tax asset or liability.

Management evaluates deferred tax assets to determine whether they are realizable based upon accounting standards and specific facts and circumstances. A valuation allowance is established to reduce deferred tax assets to amounts that are more likely than not expected to be realized.

Earnings Per Share

Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the applicable period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Such potential dilutive instruments include stock options and contingently issuable stock. Note 20 to these consolidated financial statements includes disclosure of the Company’s EPS calculations.

Comprehensive Income

Comprehensive income is the total of net income and other comprehensive income, which for the Company, is generally comprised of unrealized gains and losses on securities available for sale, net of corresponding tax effects.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Subsequent Events

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 16, 2026, the date the consolidated financial statements were available to be issued.

RECENTLY ISSUED OR ADOPTED ACCOUNTING PRONOUNCEMENTS & INTERPRETATIONS

In December of 2023, the FASB issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This standard establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. Under the new guidance, entities must consistently categorize and provide greater disaggregation of information in the rate reconciliation. They must also further disaggregate income taxes paid. The ASU is effective for fiscal years beginning after December 15, 2024. The adoption of the ASU did not have a material impact on the Company’s financial statements.

NOTE 2. Debt Securities Available For Sale

Debt securities have been classified in the consolidated balance sheets according to management’s intent. The Company had no securities designated as trading or held-to-maturity in its portfolio at December 31, 2025, or 2024. The amortized cost of debt securities available for sale and their estimated fair values were as follows as of December 31 (in thousands):

	2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. treasury securities	$10,956	$—	$(373)	$10,583
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	17,410	—	(2,342)	15,068
U.S. government agency small business administration pools guaranteed by SBA	6,949	—	(437)	6,512
Collateralized mortgage obligations guaranteed by GNMA	4,877	—	(89)	4,788
Collateralized mortgage obligations issued by FNMA/FHLMC	41,384	48	(3,199)	38,233
Commercial mortgage-backed securities issued by FHLMC	16,456	—	(601)	15,855
Other commercial mortgage-backed securities	17,299	—	(971)	16,328
State and municipal bonds	8,040	—	(737)	7,303

	$123,371	$48	$(8,749)	$114,670

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. treasury securities	$10,929	$—	$(799)	$10,130
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	19,189	—	(3,193)	15,996
U.S. government agency small business administration pools guaranteed by SBA	9,534	—	(590)	8,944
Collateralized mortgage obligations guaranteed by GNMA	6,373	—	(236)	6,137
Collateralized mortgage obligations issued by FNMA/FHLMC	48,099	—	(4,962)	43,137
Commercial mortgage-backed securities issued by FHLMC	16,682	—	(1,152)	15,530
Other commercial mortgage-backed securities	24,405	—	(1,622)	22,783
State and municipal bonds	8,051	—	(1,186)	6,865

	$143,262	$—	$(13,740)	$129,522

The Company elected to exclude accrued interest receivable from the amortized cost basis of debt securities available for sale throughout this footnote. Total accrued interest receivable for debt securities was $484 thousand and $586 thousand as of December 31, 2025 and 2024, respectively, and is included in the accrued interest receivable line item on the Company’s consolidated balance sheets.

The amortized cost and estimated fair value of debt securities available for sale classified according to their contractual maturities at December 31, 2025, were as follows (in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$5,988	$5,880
Due after one year through five years	23,378	22,741
Due after five years through ten years	26,739	25,802
Due after ten years	67,266	60,247

Total	$123,371	$114,670

The table above is not intended to reflect actual maturities, cash flows or interest rate risk. Actual maturities may differ from the contractual maturities shown above as a result of prepayments.

Debt securities available for sale with estimated fair values of $31.0 million and $31.6 million at December 31, 2025, and 2024, respectively, were pledged as collateral for public and trust deposits and borrowings, including borrowings from the FHLB and repurchase agreements with customers.

The Company had no sales of debt securities during 2025 and 2024.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table shows the Company’s gross unrealized losses and fair value of debt securities available for sale aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31 (in thousands):

	2025
	Less Than 12 Months			12 Months or More			Total
Description of Securities	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss
U.S. treasury securities	—	$—	$—	3	$10,583	$(373)	3	$10,583	$(373)
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	—	—	—	8	15,068	(2,342)	8	15,068	(2,342)
U.S. government agency small business administration pools guaranteed by SBA	—	—	—	4	6,512	(437)	4	6,512	(437)
Collateralized mortgage obligations guaranteed by GNMA	—	—	—	8	4,788	(89)	8	4,788	(89)
Collateralized mortgage obligations issued by FNMA/FHLMC	—	—	—	14	31,684	(3,199)	14	31,684	(3,199)
Commercial mortgage-backed securities issued by FHLMC	—	—	—	3	15,855	(601)	3	15,855	(601)
Other commercial mortgage-backed securities	—	—	—	8	16,328	(971)	8	16,328	(971)
State and municipal bonds	—	—	—	2	7,303	(737)	2	7,303	(737)

Total temporarily impaired securities	—	$—	$—	50	$108,121	$(8,749)	50	$108,121	$(8,749)

	2024
	Less Than 12 Months			12 Months or More			Total
Description of Securities	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss
U.S. treasury securities	—	$—	$—	3	$10,130	$(799)	3	$10,130	$(799)
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	—	—	—	8	15,996	(3,193)	8	15,996	(3,193)
U.S. government agency small business administration pools guaranteed by SBA	—	—	—	4	8,944	(590)	4	8,944	(590)
Collateralized mortgage obligations guaranteed by GNMA	—	—	—	8	6,137	(236)	8	6,137	(236)
Collateralized mortgage obligations issued by FNMA/FHLMC	1	156	(2)	18	42,981	(4,960)	19	43,137	(4,962)
Commercial mortgage-backed securities issued by FHLMC	—	—	—	3	15,530	(1,152)	3	15,530	(1,152)
Other commercial mortgage-backed securities	—	—	—	10	22,783	(1,622)	10	22,783	(1,622)
State and municipal bonds	—	—	—	2	6,865	(1,186)	2	6,865	(1,186)

Total temporarily impaired securities	1	$156	$(2)	56	$129,366	$(13,738)	57	$129,522	$(13,740)

The Company does not believe that the debt securities available for sale that were in an unrealized loss position as of December 31, 2025 and December 31, 2024 represent a credit loss impairment. For both periods presented,

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

the gross unrealized loss positions were primarily related to mortgage-backed securities issued by U.S. government agencies or U.S. government-sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government and have a history of zero credit loss. Total gross unrealized losses were attributable to changes in interest rates, relative to when the investment securities were purchased, and not due to the credit quality of the debt securities. The Company does not intend to sell the debt securities that were in an unrealized loss position and it is unlikely that the Company will be required to sell the debt securities before recovery of their amortized cost basis, which may be at maturity.

NOTE 3. Federal Reserve Bank and Federal Home Loan Bank Stock

The carrying amounts of FRB and FHLB stock, which approximate their fair values, consisted of the following as of December 31 (in thousands):

	2025	2024
Federal Reserve Bank stock, at cost	$1,807	$1,807
Federal Home Loan Bank, at cost	579	580

Total	$2,386	$2,387

NOTE 4. Loans

The composition of loans is as follows at December 31 (in thousands):

	2025	2024
Commercial and industrial	$251,336	$231,441
Commercial real estate	260,059	244,364
SBA	90,621	84,799
Consumer	117,524	120,032
Land and land development	9,601	11,243
Construction	8,955	5,903

Gross loans held for investment	738,096	697,782
Unearned income and net unamortized deferred fees and costs	604	942

Loans, net of unearned income and unamortized fees and costs	738,700	698,724
Allowance for credit losses	(10,318)	(9,223)

Net loans held for investment	$728,382	$689,501

The Company elected to exclude accrued interest receivable from the amortized cost basis of loans held for investment throughout this footnote. Total accrued interest receivable for loans held for investment was $3.9 million as of December 31, 2025 and $3.5 million as of December 31, 2024, and is included in the accrued interest receivable line item on the Company’s consolidated balance sheets.

To accommodate customers whose financing needs exceed the Bank’s lending limits, the Bank sells loan participations on a nonrecourse basis to outside financial institutions and derecognizes the portion of the loan balance sold. The Bank retains the servicing rights of the participations sold. At December 31, 2025, and 2024, loan participations sold on a nonrecourse basis to outside financial institutions totaled $167.8 million and $127.3 million, respectively.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Loans to Related Parties

Note 21 to these consolidated financial statements includes information relating to loans to executive officers, directors, principal shareholders and associates of such persons.

Loans Pledged as Collateral

The table below presents loans pledged as collateral to the FHLB and FRB as of December 31 (in thousands):

	2025	2024
Commercial and industrial	$70,308	$70,907
Commercial real estate	133,763	132,217
SBA	35,586	—

Total	$239,657	$203,124

NOTE 5. Allowance for Credit Losses

Transactions in the allowance for credit losses were as follows for the years ended December 31 (in thousands):

	2025
	Commercial and Industrial	Commercial Real Estate	SBA	Consumer	Land and Land Development	Construction	Total
Balance, beginning of period	$3,128	$3,234	$1,286	$1,280	$208	$87	$9,223
Provision (credit)	1,613	(139)	126	68	(60)	37	1,645
Loans charged off	(140)	—	(283)	(216)	—	—	(639)
Loan recoveries	3	—	28	58	—	—	89

Balance, end of period	$4,622	$3,095	$1,139	$1,190	$148	$124	$10,318

	2024
	Commercial and Industrial	Commercial Real Estate	SBA	Consumer	Land and Land Development	Construction	Total
Balance, beginning of period	$3,378	$3,368	$1,014	$1,092	$169	$263	$9,284
Provision (credit)	142	(134)	431	343	39	(176)	645
Loans charged off	(392)	—	(159)	(195)	—	—	(746)
Loan recoveries	—	—	—	40	—	—	40

Balance, end of period	$3,128	$3,234	$1,286	$1,280	$208	$87	$9,223

The Company recorded a $1.6 million provision for credit losses in 2025. A provision of $1.6 million was recorded as an allowance for loan losses and a credit of $50 thousand was recorded as a reduction of allowance for unfunded commitments. This compares to a $635 thousand provision for credit losses in 2024. A provision of $645 thousand was recorded as an allowance for loan losses and a credit of $10 thousand was recorded as a reduction of allowance for unfunded commitments.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2025, the Company maintained an allowance for unfunded commitments of $115 thousand. At December 31, 2024, the Company maintained an allowance for unfunded commitments of $165 thousand. The allowance for unfunded commitments are included as part of the other liabilities line on the Company’s Consolidated Balance Sheets.

Credit Quality Indicators

The Company maintains an internal risk rating process in order to increase the precision and effectiveness of credit risk management. Loans are assigned one of the following four internally assigned grades: pass, special mention, substandard, and doubtful. The following are the definitions of the Company’s credit quality indicators:

Pass. Loans designated as pass are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan or lease agreement. Management believes that there is a low likelihood of loss related to those loans and leases that are considered Pass.

Special Mention. Loans designated as special mention are loans that possess some credit deficiency that deserves close attention due to emerging problems. Such loans pose unwarranted financial risk that, if left uncorrected, may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date.

Substandard. Loans graded as substandard or doubtful are considered “Classified” loans for regulatory purposes. Loans classified as substandard are loans that are generally inadequately protected by the current net worth and paying capacity of the obligor, or by the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the loan. Substandard loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have the weaknesses of those classified as substandard, with additional characteristics that make collection in full on the basis of currently existing facts, conditions and values questionable, and there is a higher probability of loss.

Below is a summary of the segments and certain of the inherent risks in the Company’s loan portfolio:

Commercial and industrial and SBA. These portfolio segments include guaranteed, secured and unsecured commercial loans. Credit risks inherent in this portfolio segment include fluctuations in the local and national economy.

Commercial real estate. The commercial real estate portfolio segment includes all commercial loans that are secured by real estate, other than those included in the construction and development. Risks inherent in this portfolio segment include fluctuations in property values and changes in the local and national economy impacting the sale or lease of the finished structures.

Construction and Land Development. These portfolio segments include loans for the purpose of construction. Credit risks inherent in these portfolios include fluctuations in property values, unemployment, and changes in the local and national economy.

Consumer. This portfolio segment consists of real estate and non-real estate loans to consumers. This includes mortgages, secured loans, and unsecured loans. The risks inherent in this portfolio segment include those factors that would impact the consumer’s ability to meet their obligations under the loan, such as the local unemployment rate.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following presents by credit quality indicator, loan class, and year of origination, the amortized cost basis of the Company’s loans (in thousands):

	Term Loans by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Commercial and Industrial
Pass	$55,250	$45,350	$16,758	$48,009	$17,327	$36,856	$28,077	$247,627
Special mention	8	216	177	137	—	—	10	548
Substandard	—	—	—	184	—	—	—	184
Doubtful	—	—	2,784	193	—	—	—	2,977

Total commercial and industrial	$55,258	$45,566	$19,719	$48,523	$17,327	$36,856	$28,087	$251,336

Commercial and industrial loans:
Current period gross write-offs	$—	$—	$—	$140	$—	$—	$—	$140
Commercial Real Estate
Pass	$34,936	$6,976	$42,375	$44,315	$43,160	$72,634	$12,197	$256,593
Special mention	—	—	—	446	—	3,020	—	3,466
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total commercial real estate	$34,936	$6,976	$42,375	$44,761	$43,160	$75,654	$12,197	$260,059

Commercial real estate:
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—
Small Business Administration
Pass	$14,895	$19,735	$9,573	$19,771	$8,026	$14,745	$1,552	$88,297
Special mention	—	—	281	323	400	124	—	1,128
Substandard	67	—	—	618	—	142	—	827
Doubtful	—	—	—	—	9	360	—	369

Total small business administration	$14,962	$19,735	$9,854	$20,712	$8,435	$15,371	$1,552	$90,621

Small business administration loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$283	$—	$283
Consumer
Pass	$16,923	$19,750	$20,424	$19,467	$7,690	$13,240	$18,513	$116,007
Special mention	—	—	—	221	—	—	—	221
Substandard	—	152	902	58	137	47	—	1,296
Doubtful	—	—	—	—	—	—	—	—

Total consumer	$16,923	$19,902	$21,326	$19,746	$7,827	$13,287	$18,513	$117,524

Consumer loans:
Current period gross write-offs	$5	$11	$47	$94	$30	$29	$—	$216

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Term Loans by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Land and Land Development
Pass	$1,984	$659	$2,612	$746	$2,514	$285	$801	$9,601
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total land and land development	$1,984	$659	$2,612	$746	$2,514	$285	$801	$9,601

Land and land development loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—
Construction
Pass	$594	$—	$—	$—	$—	$—	$8,361	$8,955
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total Construction	$594	$—	$—	$—	$—	$—	$8,361	$8,955

Construction loans:
Current period gross write-offs:	$—	$—	$—	$—	$—	$—	$—	$—

Total gross loans	$124,657	$92,838	$95,886	$134,488	$79,263	$141,453	$69,511	$738,096

Total gross write-offs	$5	$11	$47	$234	$30	$312	$—	$639

	Term Loans by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Commercial and Industrial
Pass	$52,138	$23,624	$59,852	$18,853	$15,035	$30,169	$27,313	$226,984
Special mention	—	—	—	1,101	—	553	577	2,231
Substandard	—	—	274	144	—	1,525	—	1,943
Doubtful	—	—	283	—	—	—	—	283

Total commercial and industrial	$52,138	$23,624	$60,409	$20,098	$15,035	$32,247	$27,890	$231,441

Commercial and industrial loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$392	$—	$392

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Term Loans by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Commercial Real Estate
Pass	$8,408	$30,883	$42,751	$48,117	$16,793	$85,625	$2,431	$235,008
Special mention	—	—	6,906	—	—	—	2,450	9,356
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total commercial real estate	$8,408	$30,883	$49,657	$48,117	$16,793	$85,625	$4,881	$244,364

Commercial real estate:
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—
Small Business Administration
Pass	$23,066	$12,116	$20,102	$8,312	$1,861	$16,645	$787	$82,889
Special mention	—	80	174	351	—	15	—	620
Substandard	—	—	508	—	—	191	—	699
Doubtful	—	—	—	38	—	553	—	591

Total small business administration	$23,066	$12,196	$20,784	$8,701	$1,861	$17,404	$787	$84,799

Small business administration loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$159	$—	$159
Consumer
Pass	$23,859	$25,093	$26,299	$10,491	$7,296	$10,155	$15,608	$118,801
Special mention	—	—	—	—	—	—	—	—
Substandard	168	873	34	69	33	3	51	1,231
Doubtful	—	—	—	—	—	—	—	—

Total consumer	$24,027	$25,966	$26,333	$10,560	$7,329	$10,158	$15,659	$120,032

Consumer loans:
Current period gross write-offs	$10	$21	$68	$42	$23	$31	$—	$195
Land and Land Development
Pass	$996	$2,143	$1,169	$861	$307	$—	$5,767	$11,243
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total land and land development	$996	$2,143	$1,169	$861	$307	$—	$5,767	$11,243

Land and land development loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Term Loans by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Construction
Pass	$—	$601	$—	$—	$—	$—	$5,302	$5,903
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total Construction	$—	$601	$—	$—	$—	$—	$5,302	$5,903

Construction loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total gross loans	$108,635	$95,413	$158,352	$88,337	$41,325	$145,434	$60,286	$697,782

Total gross write-offs	$10	$21	$68	$42	$23	$582	$—	$746

Performing and non-accrual loans

The Bank’s key credit quality indicator is a loan’s performance status, defined as accrual or non-accrual. Performing loans are considered to have a lower risk of loss and are on accrual status. Non-accrual loans include loans on which the accrual of interest has been discontinued. Accrual of interest is discontinued when the Bank believes that the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on non-accrual status when it becomes 90 days or more past due unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, accrued but uncollected interest income is reversed against interest income in the current period. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. Delinquent balances are determined based on the contractual terms of the loan adjusted for charge-offs and payments applied to principal.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table sets forth information regarding the Bank’s performing and non-accrual loans at December 31 (in thousands):

	2025
	Current	31-89 Days Past Due	90 Days or More Past Due And Accruing	Total Performing	Non-accrual	Total
Commercial and industrial:
Business loans	$121,598	$20	$—	$121,618	$2,977	$124,595
Agriculture	41,822	—	—	41,822	109	41,931
Owner-occupied commercial real estate	84,810	—	—	84,810	—	84,810
Commercial real estate	259,898	161	—	260,059	—	260,059
SBA	85,825	—	—	85,825	4,796	90,621
Consumer:
Automobile	4,002	25	—	4,027	—	4,027
Home equity	17,189	—	—	17,189	95	17,284
1st mortgage	30,181	—	—	30,181	860	31,041
Other	64,382	458	—	64,840	332	65,172
Land and land development	9,601	—	—	9,601	—	9,601
Construction	8,955	—	—	8,955	—	8,955

Total gross loans	$728,263	$664	$—	$728,927	$9,169	$738,096

	2024
	Current	31-89 Days Past Due	90 Days or More Past Due And Accruing	Total Performing	Non-accrual	Total
Commercial and industrial:
Business loans	$107,206	$—	$—	$107,206	$571	$107,777
Agriculture	41,914	—	—	41,914	189	42,103
Owner-occupied commercial real estate	81,561	—	—	81,561	—	81,561
Commercial real estate	244,364	—	—	244,364	—	244,364
SBA	79,423	—	—	79,423	5,376	84,799
Consumer:
Automobile	6,066	45	—	6,111	24	6,135
Home equity	14,247	—	—	14,247	33	14,280
1st mortgage	31,940	873	—	32,813	—	32,813
Other	66,415	307	—	66,722	82	66,804
Land and land development	11,243	—	—	11,243	—	11,243
Construction	5,903	—	—	5,903	—	5,903

Total gross loans	$690,282	$1,225	$—	$691,507	$6,275	$697,782

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table sets forth information on the Bank’s non-accrual loans as of December 31 (in thousands):

	2025
	Non-accrual loans with a related ACL	Non-accrual loans without a related ACL	Total Non-Accrual Loans
Commercial and industrial:
Business loans	$2,977	$—	$2,977
Agriculture	—	109	109
SBA	4,306	490	4,796
Consumer:
Home equity	95	—	95
1st mortgage	860	—	860
Other	—	332	332

Total	$8,238	$931	$9,169

	2024
	Non-accrual loans with a related ACL	Non-accrual loans without a related ACL	Total Non-Accrual Loans
Commercial and industrial:
Business loans	$288	$283	$571
Agriculture	189	—	189
SBA	5,231	145	5,376
Consumer:
Automobile	24	—	24
Home equity	33	—	33
Other	82	—	82

Total	$5,847	$428	$6,275

The following table indicates the effect on interest income on loans if interest on non-accrual loans outstanding at year end had been recognized at original contractual rates during the year ended December 31 (in thousands):

	2025	2024
Interest income that would have been recorded	$746	$369
Interest income recorded	—	—

Effect on interest income on loans	$746	$369

Loan Modifications

The Company individually evaluates all modification to loans where the borrower is experiencing financial difficulty. In cases where the modification is determined to be at least as favorable to the Company as the terms for comparable loans to other borrowers with similar risk characteristics the loan is considered a new origination. In the event the evaluation determines that the modification is not in-line with terms for comparable loans, the Company considers these loans to be a modified loan. These types of modifications generally take the form of principal forgiveness, interest rate reduction, other-than-insignificant payment delay, or a term extension.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following presents the amortized cost of loans to borrowers experiencing financial difficulty that were modified during 2025 and 2024 by loan segment and modification type (in thousands):

	For year ended December 31, 2025
	Term Extension, and Payment Deferment (1)	Term Extension Payment Modification, Interest Rate Reduction (2)	Total	Percentage of Total Loans
Commercial and industrial	$76$	—	$76	0.0%
SBA	—	43	43	0.0

Total	$76	$43	$119	0.0%

(1)	Modifications extended term by seven months and deferred payments up to seven months.
(2)	Modifications extended terms up to four months, reduced payment, reduced interest rate to as low as 1.00%.

Loan modifications to borrowers experiencing financial difficulty in 2025 did not result in principal forgiveness.

	For year ended December 31, 2024
	Term Extension and Payment Deferment (1)	Payment Deferral (2)	Total	Percentage of Total Loans
SBA	$937	$3,895	$4,832	0.7%

Total	$937	$3,895	$4,832	0.7%

(1)	Modifications extended term by seven months and deferred payments up to seven months.
(2)	Modifications deferred payment by six months.

Loan modifications to borrowers experiencing financial difficulty in 2024 did not result in principal forgiveness.

The following table sets forth information regarding the performing status of loans to borrowers experiencing financial difficulty at December 31 (in thousands):

	2025
	Current	31-89 Days Past Due	90 Days or More Past Due	Total
Commercial and industrial	$56	$20	$—	$76
SBA	—	—	43	43

Total	$56	$20	$43	$119

	2024
	Current	31-89 Days Past Due	90 Days or More Past Due	Total
SBA	$—	$—	$4,832	$4,832

Total	$—	$—	$4,832	$4,832

Collateral-Dependent Loans

A financial asset is considered collateral-dependent when the debtor is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. The following

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

tables present the amortized cost basis of collateral-dependent loans by class and the specific allowance at December 31 (in thousands):

	2025
	Principal Balance	Specific Allowance
Commercial and industrial: Business loans	$2,977	$2,010
Commercial and industrial: Agriculture	109	—
SBA	4,741	511
Consumer: 1st mortgage	860	81
Consumer: Other	332	—

Total	$9,019	$2,602

	2024
	Principal Balance	Specific Allowance
Commercial and industrial: Business loans	$2,086	$381
Commercial and industrial: Agriculture	189	54
SBA	4,999	535
Consumer: Automobile	24	5
Consumer: Home equity	33	6
Consumer: Other	57	10

Total	$7,388	$991

NOTE 6. Premises and Equipment, net

Premises and equipment, net consisted of the following at December 31 (in thousands):

	2025	2024
Land and improvements	$1,667	$1,667
Buildings and improvements	16,069	16,054
Leasehold improvements	318	318
Furniture, fixtures, and equipment	9,607	9,489

Total cost	27,661	27,528
Less accumulated depreciation and amortization	(17,541)	(16,635)

Net premises and equipment	$10,120	$10,893

Depreciation and amortization expense totaled $1.1 million for the years ended December 31, 2025, and 2024.

NOTE 7. Leases

The Company has operating leases, primarily for office space, that expire over the next six years. These leases generally contain renewal options for periods ranging from one to five years. The Company has evaluated each individual lease to determine if exercising the renewal option was reasonably certain and considered the renewal into determining the lease term and associated payments. The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include both fixed and variable payments. The variable payments are for the Company’s

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

proportionate share of the building’s property taxes, insurance and common area maintenance. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments.

The components of lease cost for the years ended December 31 were as follows (in thousands):

	2025	2024
Operating lease cost	$406	$422
Variable lease cost	41	44
Short-term lease cost	17	—

	$464	$466

Amounts reported in the consolidated balance sheets as of December 31 are as follows (in thousands):

	2025	2024
Operating lease right of use (ROU) asset	$514	$618
Operating lease liabilities	571	700

Other supplementary information related to leases as of December 31, was as follows (dollars are in thousands):

	2025	2024
Cash paid for lease liabilities	$423	$421
Amortization of ROU assets	368	342

	2025	2024
Weighted average remaining lease term	2.71 years	3.31 years
Weighted average discount rate	5.82%	5.26%

Maturities of lease liabilities under non-cancellable leases as of December 31, 2025, are as follows (in thousands):

Operating Leases
2026	$379
2027	64
2028	42
2029	44
2030	46
Thereafter	35

Total future minimum lease payments	610
Amounts representing interest	(39)

Total lease liabilities	$571

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8. Deposits

The scheduled maturities of time deposits as of December 31, 2025, are as follows (in thousands):

2026	$110,113
2027	1,064
2028	323
2029	1,137
2030	196
Thereafter	—

$112,833

At December 31, 2025 and 2024, the Bank had no time deposits or interest-bearing deposits that had been acquired through a traditional broker channel.

At December 31, 2025, and 2024, the Bank had $24.2 million and $20.4 million, respectively, in time deposits greater than $250 thousand.

The following table shows a summary of interest expense by product type as of December 31 (in thousands):

	2025	2024
Savings	$44	$47
Interest checking	6,505	5,657
Money market	6,310	6,109
Time deposits	3,559	2,547

	$16,418	$14,360

Deposits Received from Related Parties

Note 21 to these consolidated financial statements includes information relating to deposits received from executive officers, directors, principal shareholders and associates of such persons.

NOTE 9. Federal Home Loan Bank Advances

As of December 31, 2025, the Bank had no FHLB advances outstanding. At December 31, 2025, the Bank had loans with unamortized principal balances of approximately $236.7 million pledged as collateral to the FHLB.

As of December 31, 2024, the Bank had no FHLB advances outstanding. At December 31, 2024, the Bank had loans with unamortized principal balances of approximately $200.0 million pledged as collateral to the FHLB.

As of December 31, 2025, the Bank had the ability to draw advances up to approximately $150.8 million based upon the aggregate collateral that is currently pledged, subject to additional FHLB stock purchase requirement.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 10. Other Borrowings

The following table presents selected information regarding other borrowings at December 31 (in thousands):

	2025
Unsecured Borrowing Lines:
		Line	Outstanding	Available
BNC National Bank lines (1)		$34,500	$—	$34,500

Secured Borrowing Lines:
	Collateral Pledged	Line	Outstanding	Available
BNC National Bank line	$2,987	$1,849	$—	$1,849
BNCCORP line	115,083	10,000	—	10,000

Total	$118,070	$11,849	$—	$11,849

(1)	The unsecured BNC National Bank Lines consists of three separate lines with three institutions in individual amounts of $12.5 million, $12 million, and $10 million.

At December 31, 2025, the pledged collateral for the secured BNC National Bank line was comprised of commercial real estate loans and the pledged collateral for the secured BNCCORP line is the common stock of BNC National Bank.

	2024
Unsecured Borrowing Lines:
		Line	Outstanding	Available
BNC National Bank lines (1)		$34,500	$—	$34,500

Secured Borrowing Lines:
	Collateral Pledged	Line	Outstanding	Available
BNC National Bank line	$3,116	$1,683	$—	$1,683
BNCCORP line	101,376	10,000	—	10,000

Total	$104,492	$11,683	$—	$11,683

(1)	The unsecured BNC National Bank Lines consists of three separate lines with three institutions in individual amounts of $12.5 million, $12 million, and $10 million.

At December 31, 2024, the pledged collateral for the secured BNC National Bank line was comprised of commercial real estate loans and the pledged collateral for the secured BNCCORP line is the common stock of BNC National Bank.

NOTE 11. Guaranteed Preferred Beneficial Interests in Company’s Subordinated

Debentures

In July 2007, the Company issued $15.5 million of floating rate subordinated debentures. The interest rate paid on the securities is equal to the three-month SOFR plus 1.66%. The interest rate at December 31, 2025, and December 31, 2024, was 5.65% and 6.25%, respectively. The subordinated debentures mature on October 1, 2037. The subordinated debentures may be redeemed at par and the corresponding debentures may be prepaid at the option of BNCCORP, subject to approval by the Federal Reserve Board.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 12. Stockholders’ Equity

Regulatory restrictions exist on the ability of the Bank to transfer funds to BNCCORP in the form of cash dividends. Approval of the Office of the Comptroller of the Currency (OCC), the Bank’s principal regulator, is required for BNC National Bank to pay dividends to BNCCORP in excess of the Bank’s net profits from the current year plus retained net profits for the preceding two years.

BNCCORP is required to consult with the Federal Reserve Board prior to declaring a cash dividend to stockholders. On February 2, 2024, BNCCORP’s Board of Directors declared a $2.25 per share special cash dividend that was paid on March 25, 2024, and on December 18, 2024, BNCCORP’s Board of Directors declared a $4.00 per share special cash dividend that was paid on January 14, 2025.

BNCCORP’s Board of Directors approved a share repurchase program authorizing the Company to repurchase up to 175,000 of BNCCORP, INC. outstanding common stock. During the first quarter of 2024, the Company repurchased 50,000 shares of common stock for a total cost of $1.2 million, or $23.25 per share, excluding the cost of commissions, transaction charges and taxes. No other share repurchases of common stock were made by the Company during 2024. As of December 31, 2024, 125,000 shares remained under the Board of Directors’ current authorized share repurchase program. Share repurchases can be made through open market purchases, unsolicited and solicited privately negotiated transactions, or in accordance with terms of Rule 10b-18 promulgated under the Securities Exchange Act of 1934. The Company will not repurchase shares from directors or officers of the Company under the authorization. The Company will contemplate share repurchases subject to market conditions and other factors, including legal and regulatory restrictions and required approvals.

NOTE 13. Regulatory Capital and Current Operating Environment

BNCCORP and BNC National Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet capital requirements mandated by regulators can trigger certain mandatory and discretionary actions by regulators. Such actions, if undertaken, could have a direct material adverse effect on the Company’s financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BNCCORP and BNC National Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Regulators may also impose capital requirements that are specific to individual institutions. The requirements are generally above the statutory ratios.

At December 31, 2025, the capital ratios exceeded all regulatory capital thresholds and maintained sufficient capital conservation buffers to avoid limitations on certain types of capital distributions.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The capital amounts and ratios presented below for December 31, 2025, and December 31, 2024, were as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes			To be Well Capitalized				Amount in Excess of Well Capitalized
	Amount	Ratio	Amount	Ratio		Amount		Ratio		Amount		Ratio
2025
Total Risk-Based Capital:
Consolidated	$137,792	16.02%	$68,804	≥	8.00%	$	N/A	N/A	%	$	N/A	N/A	%
BNC National Bank	130,496	15.19	68,722	≥	8.00		85,902	10.00			44,594	5.19
Tier 1 Risk-Based Capital:
Consolidated	127,358	14.81	51,603	≥	6.00		N/A	N/A			N/A	N/A
BNC National Bank	120,062	13.98	51,541	≥	6.00		68,722	8.00			51,340	5.98
Common Equity Tier 1 Risk-Based Capital:
Consolidated	111,894	13.01	38,702	≥	4.50		N/A	N/A			N/A	N/A
BNC National Bank	120,062	13.98	38,656	≥	4.50		55,836	6.50			64,226	7.48
Tier 1 Leverage Capital:
Consolidated	127,358	12.40	41,071	≥	4.00		N/A	N/A			N/A	N/A
BNC National Bank	120,062	11.71	41,015	≥	4.00		51,269	5.00			68,793	6.71
Tangible Common Equity
(to total assets): (a)
Consolidated	106,507	9.68	N/A		N/A		N/A	N/A			N/A	N/A
BNC National Bank	115,083	10.47	N/A		N/A		N/A	N/A			N/A	N/A

	Actual		For Capital Adequacy Purposes			To be Well Capitalized				Amount in Excess of Well Capitalized
	Amount	Ratio	Amount	Ratio		Amount		Ratio		Amount		Ratio
2024
Total Risk-Based Capital:
Consolidated	$127,627	15.35%	$66,524	≥	8.00%	$	N/A	N/A	%	$	N/A	N/A	%
BNC National Bank	119,461	14.38	66,445	≥	8.00		83,056	10.00			36,405	4.38
Tier 1 Risk-Based Capital:
Consolidated	118,239	14.22	49,893	≥	6.00		N/A	N/A			N/A	N/A
BNC National Bank	110,073	13.25	49,833	≥	6.00		66,445	8.00			43,628	5.25
Common Equity Tier 1 Risk-Based Capital:
Consolidated	102,774	12.36	37,419	≥	4.50		N/A	N/A			N/A	N/A
BNC National Bank	110,073	13.25	37,375	≥	4.50		53,986	6.50			56,087	6.75
Tier 1 Leverage Capital:
Consolidated	118,239	12.75	37,104	≥	4.00		N/A	N/A			N/A	N/A
BNC National Bank	110,073	11.89	37,045	≥	4.00		46,306	5.00			63,767	6.89
Tangible Common Equity
(to total assets): (a)
Consolidated	93,586	9.68	N/A		N/A		N/A	N/A			N/A	N/A
BNC National Bank	101,294	10.49	N/A		N/A		N/A	N/A			N/A	N/A

(a)	Tangible common equity is calculated by dividing common equity, less intangible assets, by total period end assets.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The most recent notifications from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Management believes the Bank remains well capitalized through the date for which subsequent events have been evaluated.

The Bank must adhere to various U.S. Department of Housing and Urban Development (HUD) regulatory guidelines including required minimum capital and liquidity to maintain their Federal Housing Administration approval status. Failure to comply with the HUD guidelines could result in withdrawal of this certification. As of December 31, 2025 and 2024 the Bank was in compliance with HUD guidelines.

NOTE 14. Revenue from Contracts with Customers

The following table disaggregates non-interest income subject to ASC 606 (in thousands):

	2025	2024
Service charges on deposits	$634	$591
Bankcard fees	1,058	1,096
Bank charges and service fees not within scope of ASC 606	1,065	1,303

Total bank charges and service fees	2,757	2,990
Wealth management revenue	2,104	2,036

Total wealth management revenues	2,104	2,036
Other	39	46
Other not within the scope of ASC 606 (a)	679	799

Total other	718	845
Other non-interest income not within the scope of ASC 606 (a)	116	22

Total non-interest income	$5,695	$5,893

(a)

This revenue is not within the scope of ASC 606, and includes fees related to mortgage banking operations, gains on sale of loans, net gains on sale of debt securities, revenue from investments in SBIC, and various other transactions.

The Company had no material contract assets or remaining performance obligations as of December 31, 2025. Total receivables from revenue recognized under the scope of ASC 606 were $573 thousand and $539 thousand as of December 31, 2025, and December 31, 2024, respectively. These receivables are included as part of the Other assets line on the Company’s Consolidated Balance Sheets.

NOTE 15. Fair Value Measurements

The following table summarizes the financial assets and liabilities of the Company for which fair values are determined on a recurring basis as of December 31 (in thousands):

	Carrying Value at December 31, 2025				Twelve Months Ended December 31, 2025
	Total	Level 1	Level 2	Level 3	Total Gains/(Losses)
ASSETS
Debt securities available for sale	$114,670	$10,583	$104,087	$—	$—

Total assets at fair value	$114,670	$10,583	$104,087	$—	$—

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Carrying Value at December 31, 2024				Twelve Months Ended December 31, 2024
	Total	Level 1	Level 2	Level 3	Total Gains/(Losses)
ASSETS
Debt securities available for sale	$129,522	$10,130	$119,392	$—	$—

Total assets at fair value	$129,522	$10,130	$119,392	$—	$—

NOTE 16. Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows as of December 31 (in thousands):

	Level in Fair Value Measurement Hierarchy	December 31, 2025		December 31, 2024
		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	Level 1	$211,451	$211,451	$100,815	$100,815
Federal Reserve Bank and Federal Home Loan Bank stock	Level 2	2,386	2,386	2,387	2,387
Gross loans held for investment	Level 2	738,096	738,061	697,782	681,736
Accrued interest receivable	Level 2	4,395	4,395	4,108	4,108

		$956,328	$956,293	$805,092	$789,046

Liabilities and Stockholders’ Equity:
Deposits, noninterest-bearing	Level 2	$177,618	$177,618	$172,456	$172,456
Deposits, interest-bearing	Level 2	794,183	793,792	665,044	664,286
Accrued interest payable	Level 2	1,638	1,638	1,248	1,248
Guaranteed preferred beneficial interests in Company’s subordinated debentures	Level 2	15,464	12,716	15,464	12,122

		$988,903	$985,764	$854,212	$850,112

Financial instruments with off-balance-sheet risk:
Commitments to extend credit	Level 2	$—	$182	$—	$219
Standby and commercial letters of credit	Level 2	$—	$42	$—	$29

The Company discloses the estimated fair value of financial instruments as it is useful to the reader of financial statements. Fair value estimates are subjective in nature, involving uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 17. Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, the Company is a party to various financial instruments with off-balance-sheet risk, primarily to meet the needs of customers as well as to manage interest rate risk. These instruments, which are issued by the Company for purposes other than trading, carry varying degrees of credit, interest rate or liquidity risk in excess of the amounts reflected in the consolidated balance sheets.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Commitments to Extend Credit

Commitments to extend credit are agreements to lend to a customer, which are binding, provided there is no violation of any condition in the contract, and generally have fixed expiration dates or other termination clauses. The contractual amount represents the Bank’s exposure to credit losses in the event of default by the borrower. The Bank manages this credit risk by using the same credit policies it applies to loans. Collateral is obtained to secure commitments based on management’s credit assessment of the borrower. The collateral may include marketable securities, receivables, inventory, equipment or real estate. Since the Bank expects many of the commitments to expire without being drawn, total commitment amounts do not necessarily represent the Bank’s future liquidity requirements related to such commitments.

Standby and Commercial Letters of Credit

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commercial letters of credit are issued on behalf of customers to ensure payment or collection in connection with trade transactions. In the event of a customer’s nonperformance, the Bank’s credit loss exposure is up to the letter’s contractual amount. At December 31, 2025, based on current information, no losses were anticipated as a result of these commitments. Management assesses the borrower’s creditworthiness to determine the necessary collateral, which may include marketable securities, real estate, accounts receivable and inventory. Since the conditions requiring the Bank to fund letters of credit may not occur, the Bank expects the liquidity requirements related to such letters of credit to be less than the total outstanding commitments.

The contractual amounts of these financial instruments were as follows as of December 31 (in thousands):

	2025		2024
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit	$15,602	$88,592	$23,392	$87,767
Standby and commercial letters of credit	1,741	1,451	741	1,842

Performance and Financial Standby Letters of Credit

As of December 31, 2025, the Bank had no performance standby letters of credit and $1.0 million of financial standby letters of credit compared to no performance standby letters of credit and $337 thousand of financial standby letters of credit as of December 31, 2024. Performance standby letters of credit are irrevocable obligations to the beneficiary on the part of the Bank to make payment on account in an event of default by the account party in the performance of a nonfinancial or commercial obligation. Financial standby letters of credit are irrevocable obligations to the beneficiary on the part of the Bank to repay money for the account of the account party or to make payment on account of any indebtedness undertaken by the account party, in the event that the account party fails to fulfill its obligation to the beneficiary. Under these arrangements, the Bank could, in the event of the account party’s nonperformance, be required to pay a maximum of the amount of issued letters of credit. The Bank has recourse against the account party up to and including the amount of the performance standby letter of credit. The Bank evaluates each account party’s creditworthiness on a case-by-case basis and the amount of collateral obtained varies and is based on management’s credit evaluation of the account party.

Mortgage Banking Obligations

The Bank conducted mortgage banking operations until 2023. On June 16, 2023, the Company sold certain operating assets and assigned certain liabilities related to the Company’s mortgage segment to First Federal Bank. These loans were sold without recourse to the Company. Although the Company sold mortgage banking

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

loans without recourse, industry standards require standard representations and warranties which require sellers to reimburse investors for economic losses if loans default or prepay after the sale. Repurchase risk is also present within the mortgage banking industry as continued disputes arise between lenders and investors. Such requests for repurchase are commonly due to faulty representation and generally emerge at varied timeframes subsequent to the original sale of the loan. To estimate the contingent obligation, the Company tracked historical reimbursements and calculates the ratio of reimbursement to loan production volumes. Using reimbursement ratios and recent production levels, the Company estimates the future reimbursement amounts and records the estimated obligation.

The following is a summary of activity related to mortgage banking reimbursement obligations at December 31 (in thousands):

	2025	2024
Balance, beginning of period	$218	$644
Provision (credit)	(218)	(345)
Write offs, net	—	(81)

Balance, end of period	$—	$218

NOTE 18. Commitments and Contingencies

Small Business Investment Companies (SBIC)

The Bank has made investments in the Small Business Administration’s SBIC program to enhance small business access to venture capital. At December 31, 2025, the Bank may be required to fund $705 thousand of additional capital calls related to its SBIC investments.

Legal Proceedings

From time to time, the Company may be a party to legal proceedings arising from lending, deposit operations or other activities. While the Company is not aware of any such actions or allegations that should reasonably give rise to any material adverse effect, it is possible that the Company could be subject to such a claim in an amount that could be material. Based upon a review with legal counsel, the Company believes that the ultimate disposition of any such litigation will not have a material effect on the Company’s financial condition, results of operations or cash flows.

NOTE 19. Income Taxes

Income tax expense (benefit) consists of the following for the years ended December 31 (in thousands):

	2025	2024
Current:
Federal	$2,624	$1,962
State	577	464

	3,201	2,426

Deferred:
Federal	(468)	(16)
State	(66)	(74)

	(534)	(90)

Total	$2,667	$2,336

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The reconciliation between income tax expense computed by applying the statutory federal income tax rate of 21.0% is as follows for the years ended December 31 (in thousands):

	2025		2024
	Amount	Percent	Amount	Percent
U.S. Federal Statutory Tax Rate	$2,402	21.00%	$2,155	21.00%
State and Local Income Taxes, Net of Federal Income Tax Effects	365	3.20	320	3.12
Nontaxable or Nondeductible Items
Tax Exempt Interest	(55)	(0.49)	(55)	(0.54)
Insurance cash surrender value	(109)	(0.95)	(107)	(1.04)
Disallowed interest expense	4	0.04	4	0.04
Other	32	0.28	27	0.26
Other adjustments	28	0.24	(8)	(0.08)

	$2,667	23.32%	$2,336	22.76%

Deferred tax assets are included in other assets on the Company’s consolidated balance sheets. Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that result in significant portions of the Company’s deferred tax assets and liabilities are as follows as of December 31 (in thousands):

	2025	2024
Deferred tax assets:
Loans, primarily due to credit losses	$2,736	$2,446
Compensation	646	606
Unrealized loss on debt securities available for sale	2,134	3,374
Acquired intangibles	104	121
Other	279	189

Deferred tax assets	5,899	6,736

Deferred tax liabilities:
Discount accretion on securities	101	85
Premises and equipment	67	179
Other	511	546

Deferred tax liabilities	679	810

	5,220	5,926
Valuation allowance	(14)	(14)

Net deferred tax assets	$5,206	$5,912

Subject to certain limiting statutes, the Company is able to carry forward state tax net operating losses aggregating $16 thousand as of December 31, 2025. The state net operating losses expire between 2026 and 2031.

Tax years ended December 31, 2022 through 2025 remain open to federal examination. Tax years ended December 31, 2021 through 2025 remain open to certain state examinations.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based upon the technical merits of the

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

position. The tax benefit recognized in the consolidated financial statements from such a position would be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Also, interest and penalties expense would be recognized on the full amount of deferred benefits for uncertain tax positions. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense within the consolidated statements of income. At December 31, 2025, and 2024, the Company did not have any uncertain tax positions.

NOTE 20. Earnings Per Share

The following table shows the amounts used in computing per share results (in thousands, except share and per share data):

	2025	2024
Denominator for basic earnings per share:
Average common shares outstanding	3,541,356	3,545,575
Dilutive effect of share-based compensation	880	3,278

Denominator for diluted earnings per share	3,542,236	3,548,853
Numerator (in thousands):
Net income	$8,771	$7,928

Basic earnings per common share	$2.48	$2.24

Diluted earnings per common share	$2.48	$2.23

The Company does not have any stock plans that are considered antidilutive.

NOTE 21. Related-Party Transactions

The Bank has entered into transactions with related parties, such as opening deposit accounts for and extending credit to employees of the Company. The related-party transactions have been made under terms substantially the same as those offered by the Bank to unrelated parties.

In the normal course of business, loans are granted to, and deposits are received from, executive officers, directors, principal stockholders and associates of such persons. The aggregate dollar amount of these loans was $305 thousand and $250 thousand at December 31, 2025, and 2024, respectively. Advances and other increases of loans to related parties in 2025 and 2024 totaled $265 thousand and $120 thousand, respectively. Loan pay downs and other reductions by related-parties in 2025 and 2024 were $210 thousand and $320 thousand, respectively. Commitments to extend credit to related parties decreased to $27 thousand at December 31, 2025, from $85 thousand at December 31, 2024. The total amount of deposits received from these parties was $2.4 million at December 31, 2025, and $2.6 million at December 31, 2024. Loans to, and deposits received from, these parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collection.

The Federal Reserve Act limits amounts of, and requires collateral on, extensions of credit by the Bank to BNCCORP, and with certain exceptions, its non-bank affiliates. There are also restrictions on the amounts of investment by the Bank in stocks and other subsidiaries of BNCCORP and such affiliates and restrictions on the acceptance of their securities as collateral for loans by the Bank. As of December 31, 2025, BNCCORP and its affiliates were in compliance with these requirements.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 22. Benefit Plans

BNCCORP has a qualified 401(k) savings plan covering all employees of BNCCORP and subsidiaries who meet specified age and service requirements. Under the plan, eligible employees may elect to defer up to 75% of compensation each year not to exceed the dollar limits set by law. At their discretion, BNCCORP and its subsidiaries may provide matching contributions to the plan. In 2025 and 2024, BNCCORP and subsidiaries made matching contributions of up to 50% of eligible employee deferrals up to a maximum employer contribution of 5% of employee compensation. Generally, all participant contributions and earnings are fully and immediately vested. The Company makes its matching contribution during the first calendar quarter following the last day of each calendar year and an employee must be employed by the Company on the last day of the calendar year in order to receive the current year’s employer matching contribution. The anticipated matching contribution is expensed monthly over the course of the calendar year based on employee contributions made throughout the year. The Company made matching contributions of $425 thousand and $442 thousand for 2025 and 2024, respectively. Under the investment options available under the 401(k) savings plan, prior to January 28, 2008, employees could elect to invest their salary deferrals in BNCCORP common stock. At December 31, 2025, the assets in the plan totaled $48.9 million and included $751 thousand (22,416 shares) invested in BNCCORP common stock. At December 31, 2024, the assets in the plan totaled $41.5 million and included $720 thousand (22,496 shares) invested in BNCCORP common stock. On January 28, 2008, the Company voluntarily delisted from the NASDAQ Global Market and deregistered its common stock under the Securities Exchange Act of 1934 (as amended). As a result, the participants are prohibited from making new investments of the Company’s common stock in the plan.

During 2015, the Company adopted a non-qualified deferred compensation plan for the benefit of select employees. The plan structure permits the Company to make discretionary awards into an in-service account or a retirement account of a plan participant established under the plan. The Company recognizes the expense for discretionary awards in the period it commits to such awards. Additionally, plan participants may defer some or all of their annual cash incentive awards into their in-service accounts. Company discretionary awards to the participant’s in-service account are generally vested 50% upon initial participation with the remainder vesting ratably over 5 years. A participant’s retirement account generally vests 50% upon an initial contribution and ratably thereafter over 10 years. Participants may allocate their in-service account balance among a fixed number of investment options. The value of the payout from the in-service account will depend on the performance of such investment options. Company discretionary awards into a participant’s retirement account are denominated in shares of BNCCORP common stock and upon retirement, the plan participant will receive the number of shares of BNCCORP common stock credited to the participant’s retirement account at that time. A separate Rabbi Trust has been established by the Company to offset the change in value of this liability. Assets in the trust offsetting in-service liabilities are recorded in other assets. BNCCORP common stock held in the trust related to the Company’s retirement account obligation is recorded in treasury stock and equates to 21,649 shares as of December 31, 2025, and 2024. As of December 31, 2025, the plan obligation totaled $1.5 million and $1.3 million as of December 31, 2024.

In December of 2015, the Company adopted a non-qualified deferred compensation plan for directors of BNCCORP. Effective with 2016 service, a director may voluntarily make contributions of earned director compensation to a deferred account that is ultimately payable with BNCCORP common stock at the time of separation from service with the Company. The deferred shares of BNCCORP common stock were 39,801 shares and 33,525 shares as of December 31, 2025, and 2024, respectively.

NOTE 23. Share-Based Compensation

The Company has two share-based plans for certain key employees and directors whereby shares of BNCCORP common stock have been reserved for awards in the form of stock options, restricted stock, or common stock

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

equivalent awards. Pursuant to each plan, the compensation committee may grant options at prices equal to the fair value of BNCCORP common stock at the grant date. The Company generally issues shares held in treasury when options are exercised and restricted stock is granted.

Total shares in plan and total shares available as of December 31, 2025, are as follows:

	1995	2015	Total
Total shares in plan	250,000	50,000	300,000
Total shares available	44,701	7,913	52,614

The Company did not recognize any share-based compensation expense related to grants of restricted stock for the year ended December 31, 2025 compared to $80 thousand for the year ended December 31, 2024.

There were no tax benefits associated with share-based compensation for the year ended December 31, 2025, and was approximately $40 thousand for the year ended December 31, 2024.

At December 31, 2025, the Company did not have any unamortized restricted stock compensation. Following is a summary of restricted stock activities for the years ended December 31:

	2025		2024
	Number Restricted Stock Shares	Weighted Average Grant Date Fair Value	Number Restricted Stock Shares	Weighted Average Grant Date Fair Value
Non-vested, beginning of year	3,750	$23.10	10,250	$31.83
Granted	—	—	—	—
Vested	—	—	(6,500)	36.87
Forfeited	(3,750)	23.10	—	—

Non-vested, end of year	—	—	3,750	23.10

Following is a summary of stock grants to directors for the years ended December 31:

	2025		2024
	Number of Shares	Grant Date Fair Value	Number of Shares	Grant Date Fair Value
Shares granted	2,500	$29.53	2,500	$27.00

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 24. Condensed Financial Information-Parent Company Only

Condensed financial information of BNCCORP, INC. on a parent company only basis is as follows:

Parent Company Only

Condensed Balance Sheets

As of December 31,

(In thousands, except per share data)

	2025	2024
Assets:
Cash and cash equivalents	$6,475	$21,662
Investment in subsidiaries	114,733	101,056
Receivable from subsidiaries	567	599
Other	537	503

Total assets	$122,312	$123,820

Liabilities and stockholders’ equity:
Subordinated debentures	$15,464	$15,464
Payable to subsidiaries	74	77
Accrued expenses and other liabilities	267	14,612

Total liabilities	15,805	30,153

Common stock, $.01 par value – Authorized 11,300,000 shares; 3,668,653 issued; 3,520,125 and 3,521,375 shares outstanding	37	36
Capital surplus – common stock	27,230	26,904
Retained earnings	87,438	78,667
Treasury stock (148,528 and 147,278 shares, respectively)	(2,753)	(2,696)
Accumulated other comprehensive income, net	(5,445)	(9,244)

Total stockholders’ equity	106,507	93,667

Total liabilities and stockholders’ equity	$122,312	$123,820

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Parent Company Only

Condensed Statements of Income

For the Years Ended December 31,

(In thousands)

	2025	2024
Income:
Management fee income	$2,375	$2,270
Interest	72	98
Other	46	51

Total income	2,493	2,419

Expenses:
Interest	922	1,069
Salaries and benefits	1,296	1,151
Legal and other professional	889	756
Other	902	1,092

Total expenses	4,009	4,068

Loss before income tax benefit and equity in earnings of subsidiaries	(1,516)	(1,649)
Income tax benefit	379	419

Loss before equity in earnings of subsidiaries	(1,137)	(1,230)
Equity in earnings of subsidiaries	9,908	9,158

Net income	$8,771	$7,928

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Parent Company Only

Condensed Statements of Cash Flows

For the Years Ended December 31,

(In thousands)

	2025	2024
Operating activities:
Net income	$8,771	$7,928
Adjustments to reconcile net income to net cash provided by operating activities -
Equity in earnings of subsidiaries	(9,908)	(9,158)
Dividends received from subsidiaries	—	14,400
Share-based compensation	270	327
Change in other assets	(1)	(48)
Change in other liabilities	(15)	(106)

Net cash (used in) provided by operating activities	(883)	13,343

Financing activities:
Dividends paid on common stock	(14,304)	(8,143)
Purchase of treasury stock	—	(1,163)

Net cash used in financing activities	(14,304)	(9,306)

Net (decrease) increase in cash and cash equivalents	(15,187)	4,037
Cash and cash equivalents, beginning of year	21,662	17,625

Cash and cash equivalents, end of year	$6,475	$21,662

Supplemental cash flow information:
Interest paid	$946	$1,074

Federal income taxes paid	$2,339	$2,175

CliftonLarsonAllen LLP CLAconnect.com

INDEPENDENT AUDITORS’ REPORT

Board of Directors

BNCCORP, INC. and Subsidiaries

Bismarck, North Dakota

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the accompanying consolidated financial statements of BNCCORP, INC. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BNCCORP, INC. and Subsidiaries as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of BNCCORP, INC. and Subsidiaries and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about BNCCORP, INC. and Subsidiaries’ ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from

CLA (CliftonLarsonAllen LLP) is an independent network member of CLA Global. See CLAglobal.com/disclaimer.

Board of Directors

BNCCORP, INC. and Subsidiaries

error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of BNCCORP, INC. and Subsidiaries’ internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about BNCCORP, INC. and Subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Other Information Included in the Annual Report

Management is responsible for the other information included in the annual report. The other information comprises selected financial data, operating strategy, management’s discussion and analysis of financial condition and results of operations, and quantitative and qualitative disclosures about market risk but does not include the consolidated financial statements and our auditors’ report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the consolidated financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 12, 2025

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31,

(In thousands, except share data)

	2024	2023
ASSETS
Cash and cash equivalents	$100,815	$102,454
Debt securities available for sale	129,522	159,772
Federal Reserve Bank and Federal Home Loan Bank stock	2,387	2,372
Loans held for investment	698,724	668,808
Allowance for credit losses	(9,223)	(9,284)

Net loans held for investment	689,501	659,524
Premises and equipment, net	10,893	10,955
Operating lease right of use asset	618	938
Accrued interest receivable	4,108	4,206
Other	28,837	27,984

Total assets	$966,681	$968,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest-bearing	$172,456	$184,442
Interest-bearing –
Savings, interest checking and money market	579,608	582,855
Time deposits	85,436	69,906

Total deposits	837,500	837,203
Guaranteed preferred beneficial interest in Company’s subordinated debentures	15,464	15,464
Accrued interest payable	1,248	937
Accrued expenses	2,832	4,105
Operating lease liabilities	700	1,048
Dividends payable	14,304	—
Other	966	1,030

Total liabilities	873,014	859,787

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value – Authorized 11,300,000 shares; 3,668,653 issued; 3,521,375 and 3,569,210 shares outstanding	36	36
Capital surplus – common stock	26,904	26,572
Retained earnings	78,667	93,186
Treasury stock (147,278 and 99,443 shares, respectively)	(2,696)	(1,528)
Accumulated other comprehensive loss, net	(9,244)	(9,848)

Total stockholders’ equity	93,667	108,418

Total liabilities and stockholders’ equity	$966,681	$968,205

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

For the Years Ended December 31,

(In thousands, except per share data)

	2024	2023
INTEREST INCOME:
Interest and fees on loans	$38,180	$35,582
Interest and dividends on investments
Taxable	8,130	7,534
Tax-exempt	—	19
Dividends	145	143

Total interest income	46,455	43,278

INTEREST EXPENSE:
Deposits	14,360	9,949
Federal Home Loan Bank advances	—	5
Subordinated debentures	1,037	1,014

Total interest expense	15,397	10,968

Net interest income	31,058	32,310
PROVISION FOR CREDIT LOSSES	635	815

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	30,423	31,495

NON-INTEREST INCOME:
Bank charges and service fees	2,990	3,615
Wealth management revenues	2,036	1,948
Mortgage banking revenues, net	—	3,771
Gains on sales of loans, net	22	16
Gains on sales of debt securities, net	—	12
Other	845	642

Total non-interest income	5,893	10,004

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,005	17,517
Professional services	1,108	3,419
Data processing fees	3,414	3,722
Marketing and promotion	813	3,127
Occupancy	1,556	1,785
Regulatory costs	539	470
Depreciation and amortization	1,086	1,094
Office supplies and postage	364	415
Other	2,167	2,634

Total non-interest expense	26,052	34,183

Income before income taxes	10,264	7,316
Income tax expense	2,336	1,611

Net income	$7,928	$5,705

Basic earnings per common share	$2.24	$1.59

Diluted earnings per common share	$2.23	$1.59

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31,

(In thousands)

	2024		2023
NET INCOME		$7,928		$5,705
Unrealized gain on debt securities available for sale	$801		$2,922
Reclassification adjustment for gains on sales of securities, net, included in net income	—		(12)

Other comprehensive income before tax	801		2,910
Income tax effect related to items of other comprehensive income	(197)		(716)

Other comprehensive income	$604	604	$2,194	2,194

TOTAL COMPREHENSIVE INCOME		$8,532		$7,899

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31,

(In thousands, except share data)

			Capital Surplus Common Stock	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss), net	Total
	Common Stock
	Shares Outstanding	Amount
BALANCE, December 31, 2022	3,559,334	$36	$26,399	$87,575	$(1,622)	$(12,042)	$100,346
Cumulative effect adjustment for adoption of ASU 2016-13, Measurement of Credit Losses on Financial Instruments	—	—	—	(94)	—	—	(94)
Net income	—	—	—	5,705	—	—	5,705
Other comprehensive income	—	—	—	—	—	2,194	2,194
Share-based compensation	9,876	—	173	—	94	—	267

BALANCE, December 31, 2023	3,569,210	$36	$26,572	$93,186	$(1,528)	$(9,848)	$108,418

Net income	—	—	—	7,928	—	—	7,928
Other comprehensive income	—	—	—	—	—	604	604
Impact of share-based compensation	2,165	—	332	—	(5)	—	327
Common stock repurchased	(50,000)	—	—	—	(1,163)	—	(1,163)
Dividends declared on common stock ($6.25)	—	—	—	(22,447)	—	—	(22,447)

BALANCE, December 31, 2024	3,521,375	$36	$26,904 $78,667		$(2,696)	$(9,244)	$93,667

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31,

(In thousands)

	2024	2023
OPERATING ACTIVITIES:
Net income	$7,928	$5,705
Adjustments to reconcile net income to net cash provided by operating activities -
Provision for credit losses	635	815
Depreciation	1,086	1,094
Amortization of right of use assets	342	566
Net amortization of premiums and (discounts) on debt securities and subordinated debentures	1,375	1,522
Share-based compensation	327	267
Change in accrued interest receivable and other assets, net	(886)	(469)
Loss on sale of bank premises and equipment	30	144
Net realized gain on sales of debt securities	—	(12)
Deferred tax benefit	(90)	(76)
Change in other liabilities, net	(1,363)	(1,214)
Funding of loans held for sale, mortgage banking	—	(439,449)
Proceeds from sales of loans held for sale, mortgage banking	—	477,272
Fair value adjustment for loans held for sale, mortgage banking	—	52
Fair value adjustment on mortgage banking derivatives	—	409
Gains on sales of loans, net	(22)	(16)

Net cash provided by operating activities	9,362	46,610

INVESTING ACTIVITIES:
Purchases of debt securities available for sale	—	(9,555)
Proceeds from sales of debt securities available for sale	—	9,483
Proceeds from maturities of debt securities available for sale	29,677	16,575
Purchases of Federal Reserve and Federal Home Loan Bank Stock	(15)	(1,640)
Sales of Federal Reserve and Federal Home Loan Bank Stock	—	2,331
Net increase in loans held for investment	(30,600)	(52,508)
Proceeds from sales of premises and equipment	—	102
Purchases of premises and equipment	(1,054)	(531)

Net cash used in investing activities	(1,992)	(35,743)

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31,

(In thousands)

	2024	2023
FINANCING ACTIVITIES:
Net increase in deposits	$297	$17,619
Repayments of Federal Home Loan Bank advances	—	(41,001)
Proceeds from Federal Home Loan Bank advances	—	41,001
Dividends paid on common stock	(8,143)	—
Common stock repurchase	(1,163)	—

Net cash (used in) provided by financing activities	(9,009)	17,619

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,639)	28,486
CASH AND CASH EQUIVALENTS, beginning of period	102,454	73,968

CASH AND CASH EQUIVALENTS, end of period	$100,815	$102,454

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$15,086	$10,344

Income taxes paid	$2,547	$1,457

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Additions to repossessed assets in the settlement of loans	$88	$101

Right of use assets obtained in exchange for lease obligations	$23	$340

Dividends declared on common stock not yet paid	$14,304	$—

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1. Description of Business and Significant Accounting Policies

Description of Business

BNCCORP, INC. (“BNCCORP”) is a registered bank holding company incorporated under the laws of Delaware. It is the parent company of BNC National Bank (the “Bank”). BNC National Bank operates community banking and wealth management businesses through 11 locations in North Dakota and Arizona. During 2023, the Bank conducted mortgage banking through a consumer-direct channel complemented by relationship based retail channels. The consumer direct channel emphasized technology (internet leads and call center) to originate mortgage loans throughout the United States. The retail channel is primarily relationship driven and originations are generally near mortgage banking locations. On June 16, 2023, the Company sold certain operating assets and assigned certain liabilities related to the Company’s mortgage segment to First Federal Bank.

With respect to group concentrations of credit risk, most of the Company’s business activity is with customers in North Dakota. At December 31, 2024, the Company did not have any significant credit concentrations in any particular industry.

The consolidated financial statements included herein are for BNCCORP and subsidiaries. The accounting and reporting policies of BNCCORP and subsidiaries (collectively, the “Company”) conform to U.S. generally accepted accounting principles (GAAP) and general practices within the financial services industry. The more significant accounting policies are summarized below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BNCCORP and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for credit losses, fair value measurements for financial instruments, and income taxes. Ultimate results could materially differ from those estimates.

SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash due from banks and federal funds sold.

Debt Securities

Debt securities that the Bank intends to hold indefinitely as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, liquidity needs, or prepayment risk are classified as available for sale. Available for sale securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, on securities available for sale are reported as a separate component of stockholders’ equity until realized (see Comprehensive Income).

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. For callable securities purchased at a premium, such premium is amortized over the period to the earliest call date. Dividend and interest income is recognized when earned. Realized gains and losses on the sale of debt securities are determined using the specific-identification method and recognized in non-interest income on the trade date.

Federal Reserve Bank and Federal Home Loan Bank

Investments in Federal Reserve Bank and Federal Home Loan Bank stock qualify as restricted stock, which is not subject to equity security accounting treatment, and is reported at cost, subject to impairment.

Loans Held For Sale-Mortgage Banking

Loans held for sale-mortgage banking are accounted for at fair value pursuant to the fair value option permitted by ASC 825, Financial Instruments. Gains and losses from the changes in fair value are included in mortgage banking revenues, net.

Loans Held For Investment

Loans held for investment are stated at their outstanding principal amount net of unearned income, unamortized deferred fees and costs, and an allowance for credit losses. Interest income is recognized on the accrual basis using the interest method prescribed in the loan agreement except when collectibility is in doubt.

Loans are reviewed regularly by management and are placed on non-accrual status when the collection of interest or principal is 90 days or more past due, unless the loan is adequately secured and in the process of collection. When a loan is placed on non-accrual status, interest accrued and uncollected is reversed against interest income in the current period. Interest payments received on non-accrual loans are generally applied to principal unless the remaining principal balance has been determined to be fully collectible. Accrual of interest may be resumed when it is determined that all amounts due are expected to be collected and the loan has exhibited a sustained level of performance, generally at least six months.

Loan Origination Fees and Costs; Other Lending Fees

For Loans Held for Investment, origination fees and costs incurred to extend credit are deferred and amortized over the term of the loan as an adjustment to yield using the interest method, except where the net amount is deemed to be immaterial.

The Company occasionally originates lines of credit where the customer is charged a non-usage fee if the line of credit is not used. In such instances, the Company periodically reviews use of lines on a retrospective basis and recognizes non-usage fees in non-interest income.

Loan Servicing and Transfers of Financial Assets

The Bank sells commercial business loans to third parties. The loans are generally sold on a non-recourse basis. Subsequent to the sale, the loans continue to be serviced by the Bank. Sold loans are not included in the accompanying consolidated balance sheets.

The sales of loans are accounted for pursuant to ASC 860, Transfers and Servicing of Financial Assets.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Bank originated certain residential mortgage loans with the intent to sell to secondary market investors. The mortgage servicing rights associated with these loans were sold to third parties.

Allowance for Credit Losses

The Company’s allowance for credit losses is comprised of an allowance for loans held for investment, allowance for unfunded commitments, and allowance for debt securities available for sale. The Company is required to estimate the credit losses expected over the life of the loan. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the estimated collectibility of the loan portfolio.

Allowance for Credit Losses – Loans Held for Investment

The Company’s methodology for estimating the allowance for credit losses is applied consistently to the loan portfolio. The following identifies the methodology by which the Company estimates the allowance for credit losses:

Collective Pools. The Company makes a significant number of loans that, due to their underlying similar characteristics, are assessed for loss as “collective” pools. The Bank segments the pools by type of loan and using historical loss and peer group loss information estimates an expected credit loss for each individual loan or lease within the pool. Historical loss rates are derived by tracking the historical net charge-offs. The historical loss rates for each type of loan are then averaged to calculate an overall loss rate, which is applied to the current loan balance. Loans of this nature are generally internally designated as a “pass” rated credit. Loans within this category are identified and segmented based on internal loan type. Each loan is then given a historical loss rate based on its identified loan type, which is then applied to the life of the loan. Loss rates for each loan type are determined by comparing the Company’s historic loss rates and peer loss rates. The maximum loss rate for each loan type becomes the loss rate utilized.

Collective Risk Grade. The Company has loans where the risk grade classification deteriorates below an internally assigned grade of “pass”. In these cases, the Company generally experiences higher historical loss rates and expects the credit losses on the contractual balance to increase. Loans in this category are pooled by risk grade and historic loss rates are applied to the contractual balances of each individual loan or lease. Loss rates are established based on the Company’s historic loss rates for criticized loans. This loss rate is then applied to each loan which maintains a risk rating below “pass”. Loans that fall within the collective risk grade segment are not included in the collective pool segment.

Individual Reserves. The Company estimates reserves for individually evaluated loans through a loan-by-loan analysis of problem loans that considers expected future cash flows, the value of collateral and other factors that may impact the borrower’s ability to make payments when due. Included in this group are loans in nonaccrual status or modified loans. Individual reserves are determined through evaluation of collateral values, expected future cash flow and other factors that may impact the borrower’s ability to make contractual payments. An individual reserve is then applied to individual loans based on the level of expected loss. Loans evaluated within the individual reserve segment are excluded from all other segments.

Qualitative / Forecast Reserve. The Company also considers qualitative adjustments to the quantitative baseline. Utilizing a framework based on the Interagency Policy Statement on Allowance for Credit Losses, the Company considers prevailing and anticipated economic trends, such as current and forecasted economic conditions, economic trends, an assessment of credit risk inherent in the loan portfolio, and delinquency trends. The Company also considers information to the extent the Company expects current conditions and reasonable and supportable forecasts to differ from the conditions that existed for the period over which historical information was evaluated. The Company maintains a scorecard that includes nine

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

qualitative factors and performs a review on a quarterly basis. Upon evaluation of the qualitative factors, a qualitative loss rate will be established and applied to all loans outside of those included in the Individual Reserve component. The Company’s forecast period is generally 1 to 2 years.

Allowance for Credit Losses – Unfunded Commitments

The allowance for unfunded commitments represents the expected credit losses on off-balance sheet commitments, such as commitments to extend credit and financial standby letters of credit. The allowance for unfunded commitments is included in other liabilities on the consolidated balance sheets. The allowance for unfunded commitments is determined by estimating future draws and applying the expected loss rates on those draws. Future draws are based on historical utilization rates along with individual assessment for specific loan types. Loss rates are estimated through the same methodology as defined within the “collective pools” segment of the allowance for loans held for investment.

Allowance for Credit Losses – Debt Securities Available for Sale

The Company’s evaluation first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either criteria is met, the security’s amortized cost basis is written down to fair value through income. For AFS debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Changes in the allowance for credit losses are recorded as a provision for (or reversal of) credit losses and can change over time.

The Company does not believe that the debt securities available for sale that were in an unrealized loss position as of December 31, 2024 represent a credit loss impairment. As of December 31, 2024, the gross unrealized loss positions were primarily related to mortgage-backed securities issued by U.S. government agencies or U.S. government-sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government and have a history of zero credit loss. Total gross unrealized losses were attributable to changes in interest rates, relative to when the investment securities were purchased, and not due to the credit quality of the debt securities. The Company does not intend to sell the debt securities that were in an unrealized loss position and it is unlikely that the Company will be required to sell the debt securities before recovery of their amortized cost basis, which may be at maturity.

Collateral-Dependent Loans

A financial asset is considered collateral-dependent when the debtor is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. For all classes of loans deemed collateral-dependent, the Company elected the practical expedient to estimate expected credit losses based on the collateral’s fair value less cost to sell. In most cases, the Company records a partial charge-off to reduce the loan’s carrying value to the collateral’s fair value less cost to sell. Substantially all of the collateral consists of various types of commercial business assets; agriculture machinery; and other consumer property.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Other Real Estate Owned and Repossessed Assets, net

Real estate properties and other assets acquired through loan foreclosures are recorded at fair value less estimated costs to sell. If the carrying amount of an asset acquired through foreclosure is in excess of the fair value less estimated costs to sell, the excess amount is charged to the allowance for credit losses. Fair value is primarily determined based upon appraisals of the assets involved and management periodically assesses appraised values to ascertain continued relevancy of the valuation. If subsequent declines in fair value in excess of the carrying amount of foreclosed assets are identified, the Company establishes a valuation allowance against the asset. Net operating income from and gains on disposition of these assets are included in other non-interest income. Net operating expenses, losses on disposition, and subsequent declines in the estimated fair value of these assets are charged to other non-interest expense.

Premises and Equipment

Land is carried at cost. Premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation and amortization for financial reporting purposes is charged to non-interest expense using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are up to forty years for buildings and three to ten years for furniture and equipment. Leasehold improvements are capitalized and amortized over the shorter of the lease term or the estimated useful life of the improvement. Maintenance and repairs, as well as gains and losses on dispositions of premises and equipment, are included in non-interest income or expense as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment periodically or whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The impairment review includes a comparison of future cash flows (undiscounted and without interest charges) expected to be generated by the assets to their current carrying value. If impairment is identified, the assets are written down to their fair value through a charge to non-interest expense.

Securities Sold Under Agreements to Repurchase

From time to time, the Bank enters into sales of securities under agreements to repurchase, generally for periods of less than 90 days. These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets as short-term borrowings. The costs of securities underlying the agreements remain in the asset accounts.

Fair Value

Several accounting standards require recording assets and liabilities based on their fair values. Determining the fair value of assets and liabilities can be highly subjective. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

ASC 820, Fair Value Measurement, defines fair value and establishes a framework for measuring fair value of assets and liabilities using a hierarchy system consisting of three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets that the Company has the ability to access.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are less active, and model-based valuation techniques for which significant assumptions are observable in the market.

Level 3: Valuation is generated from model-based techniques that use significant assumptions not observable in the market and are used only to the extent that observable inputs are not available. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability.

Management assigns levels to assets and liabilities accounted for at fair value.

Fair Values of Financial Instruments

The Company is required to disclose the estimated fair value of financial instruments. Fair value estimates are subjective in nature, involving uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The following methods and assumptions are used by the Company in estimating fair value disclosures for its financial instruments.

Debt Securities Available for Sale. The fair value of the Company’s securities, other than U.S. Treasury securities, are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are less active, and model-based valuation techniques for which significant assumptions are observable in the market. U.S. Treasury securities are based upon quoted prices for identical instruments traded in active markets.

Loans Held for Sale-Mortgage Banking. Loans held for sale-mortgage banking are accounted for at fair value pursuant to the fair value option permitted by ASC 825, Financial Instruments. Fair value measurements on loans held for sale are based on quoted market prices for similar loans in the secondary market, market quotes from anticipated sales contracts and commitments, or contract prices from firm sales commitments.

Derivative Financial Instruments. The fair value of the Company’s derivatives are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are less active, and model-based valuation techniques for which significant assumptions are observable in the market.

Financial Instruments with Off-Balance-Sheet Risk. The fair values of the Company’s commitments to extend credit and commercial and standby letters of credit are estimated using fees currently charged to enter into similar agreements.

Derivative Financial Instruments

ASC 815, Derivatives and Hedging, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Accordingly, the Company records all derivatives at fair value.

In 2023, the Company entered into interest rate lock commitments on certain mortgage loans originated by its mortgage banking operations on a best efforts basis, which are commitments to originate loans whereby the interest rate on the loan is determined prior to funding. The Company also had corresponding forward sales contracts related to these interest rate lock commitments. Both the mortgage loan commitments and the related forward sales contracts are accounted for as derivatives and carried at fair value in other assets with changes in fair value recorded in mortgage banking revenues, net.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company also committed to originate and sell certain loans through its mortgage banking operations on a mandatory delivery basis. To hedge interest rate risk, the Company sold short positions in mortgage backed securities related to the loans sold on a mandatory delivery basis. The commitments to originate and short positions are accounted for as derivatives and carried at fair value in other liabilities with changes in fair value recorded in mortgage banking revenues, net.

Share-Based Compensation

ASC 718, Compensation – Stock Compensation, requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date.

At December 31, 2024, the Company had two stock-based compensation plans, which are described more fully in Note 22 and Note 23 to these consolidated financial statements.

Revenue from Contracts with Customers

The majority of the Company’s performance obligations for revenue from contracts with customers are satisfied at a point in time and are typically collected from customers at the time of the transaction or shortly thereafter.

The following is a description of the principal activities from which the Company generates revenue that are within the scope of ASC 606:

Service charges on deposits – Service charges on deposit accounts represent daily and monthly analysis fees recognized for the services related to customer deposit accounts, including account maintenance, overdraft fees, and depository transactions processing fees. Depository accounts charge fees in accordance with the customer’s pricing schedule or may be assessed a flat service fee per month. The Company satisfies the performance obligation related to providing depository accounts daily as transactions are processed and deposit service charge revenue is recognized daily.

Bankcard fees – Bankcard fees primarily represent income earned from interchange revenue from Visa for the Company’s processing of debit card transactions. The performance obligation for interchange revenue is the processing of each transaction through the Company’s access to the banking system. This performance obligation is completed for each individual transaction and revenue is recognized per transaction in accordance with interchange rates established by Visa.

Wealth management revenue – Wealth management revenue consists of fees earned on personal trust accounts, retirement plan administration, and wealth management services. The performance obligations related to this revenue include items such as performing trustee service administration, investment management services, custody and record-keeping services, and retirement plan administration. These fees are part of contractual agreements and the performance obligations are satisfied upon completion of services. The fees are generally a fixed-flat annual rate or based on a percentage of the account’s market value per the contract with the customer and revenue is recognized over time as earned.

Other income – The Company recognizes other miscellaneous income through a variety of other revenue streams, the most material of which includes revenue from investments in Small Business Investment Companies (SBIC), gains on sales of financial assets, and bank-owned life insurance income. These revenue streams are outside of the scope of ASC 606 and are recognized in accordance with the applicable U.S. GAAP. The remainder of other income is primarily earned through transactions with personal banking customers, including stop payment charges and fees for cashier’s checks. The performance obligations of these types of fees are satisfied as transactions are completed and revenue is recognized upon transaction execution according to established fee schedules with the customers.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 to these consolidated financial statements includes disclosure of revenue from contracts with customers.

Income Taxes

The Company files consolidated federal and unitary state income tax returns where allowed.

The determination of current and deferred income taxes is based on analyses of many factors including interpretation of federal and state income tax laws, differences between tax and financial reporting basis of assets and liabilities, expected reversals of temporary differences, estimates of amounts due or owed and current financial accounting standards. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income taxes.

Deferred income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in income in the period of enactment regardless of the balance sheet classification of the underlying deferred tax asset or liability.

Management evaluates deferred tax assets to determine whether they are realizable based upon accounting standards and specific facts and circumstances. A valuation allowance is established to reduce deferred tax assets to amounts that are more likely than not expected to be realized.

Earnings Per Share

Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the applicable period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Such potential dilutive instruments include stock options and contingently issuable stock. Note 20 to these consolidated financial statements includes disclosure of the Company’s EPS calculations.

Comprehensive Income

Comprehensive income is the total of net income and other comprehensive income, which for the Company, is generally comprised of unrealized gains and losses on securities available for sale, net of corresponding tax effects.

Subsequent Events

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 12, 2025, the date the consolidated financial statements were available to be issued.

RECENTLY ISSUED OR ADOPTED ACCOUNTING PRONOUNCEMENTS & INTERPRETATIONS

In December of 2023, the FASB issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This standard establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. Under the new guidance, entities must consistently categorize and provide greater disaggregation of information in the rate reconciliation. They must also further disaggregate income taxes paid. The ASU is effective for fiscal years beginning after December 15, 2024. The adoption of the ASU is not expected to have a material impact on the Company’s financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2. Debt Securities Available For Sale

Debt securities have been classified in the consolidated balance sheets according to management’s intent. The Company had no securities designated as trading or held-to-maturity in its portfolio at December 31, 2024, or 2023. The amortized cost of debt securities available for sale and their estimated fair values were as follows as of December 31 (in thousands):

	2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. treasury securities	$10,929	$—	$(799)	$10,130
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	19,189	—	(3,193)	15,996
U.S. government agency small business administration pools guaranteed by SBA	9,534	—	(590)	8,944
Collateralized mortgage obligations guaranteed by GNMA	6,373	—	(236)	6,137
Collateralized mortgage obligations issued by FNMA/FHLMC	48,099	—	(4,962)	43,137
Commercial mortgage-backed securities issued by FHLMC	16,682	—	(1,152)	15,530
Other commercial mortgage-backed securities	24,405	—	(1,622)	22,783
State and municipal bonds	8,051	—	(1,186)	6,865

	$143,262	$—	$(13,740)	$129,522

	2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. treasury securities	$25,872	$—	$(992)	$24,880
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	21,282	—	(3,187)	18,095
U.S. government agency small business administration pools guaranteed by SBA	12,020	—	(755)	11,265
Collateralized mortgage obligations guaranteed by GNMA	8,051	—	(287)	7,764
Collateralized mortgage obligations issued by FNMA/FHLMC	55,750	—	(4,860)	50,890
Commercial mortgage-backed securities issued by FHLMC	16,927	—	(1,213)	15,714
Other commercial mortgage-backed securities	26,349	—	(2,136)	24,213
State and municipal bonds	8,062	—	(1,111)	6,951

	$174,313	$—	$(14,541)	$159,772

The Company elected to exclude accrued interest receivable from the amortized cost basis of debt securities available for sale throughout this footnote. Total accrued interest receivable for debt securities was $586 thousand and $700 thousand as of December 31, 2024 and 2023, respectively, and is included in the accrued interest receivable line item on the Company’s consolidated balance sheets.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of debt securities available for sale classified according to their contractual maturities at December 31, 2024, were as follows (in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$—	$—
Due after one year through five years	30,829	29,130
Due after five years through ten years	23,070	21,316
Due after ten years	89,363	79,076

Total	$143,262	$129,522

The table above is not intended to reflect actual maturities, cash flows or interest rate risk. Actual maturities may differ from the contractual maturities shown above as a result of prepayments.

Debt securities available for sale with estimated fair values of $31.6 million and $41.1 million at December 31, 2024, and 2023, respectively, were pledged as collateral for public and trust deposits and borrowings, including borrowings from the FHLB and repurchase agreements with customers.

The Company had no sales of debt securities during 2024. This compares to $9.5 million of sales proceeds and $12 thousand of net realized gains in 2023.

The following table shows the Company’s gross unrealized losses and fair value of debt securities available for sale aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31 (in thousands):

	2024
	Less Than 12 Months			12 Months or More			Total
Description of Securities	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss
U.S. treasury securities	—	$—	$—	3	$10,130	$(799)	3	$10,130	$(799)
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	—	—	—	8	15,996	(3,193)	8	15,996	(3,193)
U.S. government agency small business administration pools guaranteed by SBA	—	—	—	4	8,944	(590)	4	8,944	(590)
Collateralized mortgage obligations guaranteed by GNMA	—	—	—	8	6,137	(236)	8	6,137	(236)
Collateralized mortgage obligations issued by FNMA/FHLMC	1	156	(2)	18	42,981	(4,960)	19	43,137	(4,962)
Commercial mortgage-backed securities issued by FHLMC	—	—	—	3	15,530	(1,152)	3	15,530	(1,152)
Other commercial mortgage-backed securities	—	—	—	10	22,783	(1,622)	10	22,783	(1,622)
State and municipal bonds	—	—	—	2	6,865	(1,186)	2	6,865	(1,186)

Total temporarily impaired securities	1	$156	$(2)	56	$129,366	$(13,738)	57	$129,522	$(13,740)

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2023
	Less Than 12 Months			12 Months or More			Total
Description of Securities	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss
U.S. treasury securities	1	$9,963	$(6)	4	$14,917	$(986)	5	$24,880	$(992)
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	—	—	—	8	18,095	(3,187)	8	18,095	(3,187)
U.S. government agency small business administration pools guaranteed by SBA	—	—	—	4	11,265	(755)	4	11,265	(755)
Collateralized mortgage obligations guaranteed by GNMA	—	—	—	8	7,764	(287)	8	7,764	(287)
Collateralized mortgage obligations issued by FNMA/FHLMC	1	175	(2)	18	50,715	(4,858)	19	50,890	(4,860)
Commercial mortgage-backed securities issued by FHLMC	—	—	—	3	15,714	(1,213)	3	15,714	(1,213)
Other commercial mortgage-backed securities	—	—	—	11	24,213	(2,136)	11	24,213	(2,136)
State and municipal bonds	—	—	—	2	6,951	(1,111)	2	6,951	(1,111)

Total temporarily impaired securities	2	$10,138	$(8)	58	$149,634	$(14,533)	60	$159,772	$(14,541)

The Company does not believe that the debt securities available for sale that were in an unrealized loss position as of December 31, 2024 and December 31, 2023 represent a credit loss impairment. For both periods presented, the gross unrealized loss positions were primarily related to mortgage-backed securities issued by U.S. government agencies or U.S. government-sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government and have a history of zero credit loss. Total gross unrealized losses were attributable to changes in interest rates, relative to when the investment securities were purchased, and not due to the credit quality of the debt securities. The Company does not intend to sell the debt securities that were in an unrealized loss position and it is unlikely that the Company will be required to sell the debt securities before recovery of their amortized cost basis, which may be at maturity.

NOTE 3. Federal Reserve Bank and Federal Home Loan Bank Stock

The carrying amounts of FRB and FHLB stock, which approximate their fair values, consisted of the following as of December 31 (in thousands):

	2024	2023
Federal Reserve Bank stock, at cost	$1,807	$1,807
Federal Home Loan Bank, at cost	580	565

Total	$2,387	$2,372

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4. Loans

The composition of loans is as follows at December 31 (in thousands):

	2024	2023
Commercial and industrial	$231,441	$216,055
Commercial real estate	244,364	245,939
SBA	84,799	63,836
Consumer	120,032	111,872
Land and land development	11,243	8,416
Construction	5,903	21,648

Gross loans held for investment	697,782	667,766
Unearned income and net unamortized deferred fees and costs	942	1,042

Loans, net of unearned income and unamortized fees and costs	698,724	668,808
Allowance for credit losses	(9,223)	(9,284)

Net loans held for investment	$689,501	$659,524

The Company elected to exclude accrued interest receivable from the amortized cost basis of loans held for investment throughout this footnote. Total accrued interest receivable for loans held for investment was $3.5 million as of December 31, 2024 and 2023, and is included in the accrued interest receivable line item on the Company’s consolidated balance sheets.

To accommodate customers whose financing needs exceed the Bank’s lending limits, the Bank sells loan participations on a nonrecourse basis to outside financial institutions and derecognizes the portion of the loan balance sold. The Bank retains the servicing rights of the participations sold. At December 31, 2024, and 2023, loan participations sold on a nonrecourse basis to outside financial institutions totaled $127.3 million and $130.6 million, respectively.

Loans to Related Parties

Note 21 to these consolidated financial statements includes information relating to loans to executive officers, directors, principal shareholders and associates of such persons.

Loans Pledged as Collateral

The table below present’s loans pledged as collateral to the FHLB and FRB as of December 31(in thousands):

	2024	2023
Commercial and industrial	$70,907	$67,767
Commercial real estate	132,217	125,828

Total	$203,124	$193,595

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 5. Allowance for Credit Losses

Transactions in the allowance for credit losses were as follows for the years ended December 31 (in thousands):

	2024
	Commercial and Industrial	Commercial Real Estate	SBA	Consumer	Land and Land Development	Construction	Total
Balance, beginning of period	$3,378	$3,368	$1,014	$1,092	$169	$263	$9,284
Provision (credit)	142	(134)	431	343	39	(176)	645
Loans charged off	(392)	—	(159)	(195)	—	—	(746)
Loan recoveries	—	—	—	40	—	—	40

Balance, end of period	$3,128	$3,234	$1,286	$1,280	$208	$87	$9,223

	2023
	Commercial and Industrial	Commercial Real Estate	SBA	Consumer	Land and Land Development	Construction	Total
Balance, beginning of period	$2,519	$3,621	$1,396	$982	$87	$226	$8,831
Cumulative effect- CECL adoption	511	(300)	(467)	(13)	66	139	(64)
Provision (credit)	420	47	140	308	16	(102)	829
Loans charged off	(100)	—	(55)	(213)	—	—	(368)
Loan recoveries	28	—	—	28	—	—	56

Balance, end of period	$3,378	$3,368	$1,014	$1,092	$169	$263	$9,284

The Company recorded a $635 thousand provision for credit losses in 2024. A provision of $645 thousand was recorded as an allowance for loan losses and a credit of $10 thousand was recorded as a reduction of allowance for unfunded commitments. This compares to an $815 thousand provision for credit losses in 2023. A provision of $829 thousand was recorded as an allowance for loan losses and a credit of $14 thousand was recorded as a reduction of allowance for unfunded commitments.

At December 31, 2024, the Company maintained an allowance for unfunded commitments of $165 thousand. At December 31, 2023, the Company maintained an allowance for unfunded commitments of $175 thousand. The allowance for unfunded commitments are included as part of the other liabilities line on the Company’s Consolidated Balance Sheets.

Credit Quality Indicators

The Company maintains an internal risk rating process in order to increase the precision and effectiveness of credit risk management. Loans are assigned one of the following four internally assigned grades: pass, special mention, substandard, and doubtful. The following are the definitions of the Company’s credit quality indicators:

Pass. Loans designated as pass are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan or lease agreement. Management believes that there is a low likelihood of loss related to those loans and leases that are considered Pass.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Special Mention. Loans designated as special mention are loans that possess some credit deficiency that deserves close attention due to emerging problems. Such loans pose unwarranted financial risk that, if left uncorrected, may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date.

Substandard. Loans graded as substandard or doubtful are considered “Classified” loans for regulatory purposes. Loans classified as substandard are loans that are generally inadequately protected by the current net worth and paying capacity of the obligor, or by the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the loan. Substandard loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have the weaknesses of those classified as substandard, with additional characteristics that make collection in full on the basis of currently existing facts, conditions and values questionable, and there is a higher probability of loss.

Below is a summary of the segments and certain of the inherent risks in the Company’s loan portfolio:

Commercial and industrial and SBA. These portfolio segments include guaranteed, secured and unsecured commercial loans. Credit risks inherent in this portfolio segment include fluctuations in the local and national economy.

Commercial real estate. The commercial real estate portfolio segment includes all commercial loans that are secured by real estate, other than those included in the construction and development. Risks inherent in this portfolio segment include fluctuations in property values and changes in the local and national economy impacting the sale or lease of the finished structures.

Construction and Land Development. These portfolio segments include loans for the purpose of construction. Credit risks inherent in these portfolios include fluctuations in property values, unemployment, and changes in the local and national economy.

Consumer. This portfolio segment consists of real estate and non-real estate loans to consumers. This includes mortgages, secured loans, and unsecured loans. The risks inherent in this portfolio segment include those factors that would impact the consumer’s ability to meet their obligations under the loan, such as the local unemployment rate.

The following presents by credit quality indicator, loan class, and year of origination, the amortized cost basis of the Company’s loans (in thousands):

	Term Loans by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Commercial and Industrial
Pass	$52,138	$23,624	$59,852	$18,853	$15,035	$30,169	$27,313	$226,984
Special mention	—	—	—	1,101	—	553	577	2,231
Substandard	—	—	274	144	—	1,525	—	1,943
Doubtful	—	—	283	—	—	—	—	283

Total commercial and industrial	$52,138	$23,624	$60,409	$20,098	$15,035	$32,247	$27,890	$231,441

Commercial and industrial loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$392	$—	$392

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Term Loans by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total

Commercial Real Estate
Pass	$8,408	$30,883	$42,751	$48,117	$16,793	$85,625	$2,431	$235,008
Special mention	—	—	6,906	—	—	—	2,450	9,356
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total commercial real estate	$8,408	$30,883	$49,657	$48,117	$16,793	$85,625	$4,881	$244,364

Commercial real estate:
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Small Business Administration
Pass	$23,066	$12,116	$20,102	$8,312	$1,861	$16,645	$787	$82,889
Special mention	—	80	174	351	—	15	—	620
Substandard	—	—	508	—	—	191	—	699
Doubtful	—	—	—	38	—	553	—	591

Total small business administration	$23,066	$12,196	$20,784	$8,701	$1,861	$17,404	$787	$84,799

Small business administration loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$159	$—	$159

Consumer
Pass	$23,859	$25,093	$26,299	$10,491	$7,296	$10,155	$15,608	$118,801
Special mention	—	—	—	—	—	—	—	—
Substandard	168	873	34	69	33	3	51	1,231
Doubtful	—	—	—	—	—	—	—	—

Total consumer	$24,027	$25,966	$26,333	$10,560	$7,329	$10,158	$15,659	$120,032

Consumer loans:
Current period gross write-offs	$10	$21	$68	$42	$23	$31	$—	$195

Land and Land Development								—
Pass	$996	$2,143	$1,169	$861	$307	$—	$5,767	$11,243
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total land and land development	$996	$2,143	$1,169	$861	$307	$—	$5,767	$11,243

Land and land development loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Construction
Pass	$—	$601	$—	$—	$—	$—	$5,302	$5,903
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total Construction	$—	$601	$—	$—	$—	$—	$5,302	$5,903

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Term Loans by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Construction loans:
Current period gross write-offs:	$—	$—	$—	$—	$—	$—	$—	$—

Total gross loans	$108,635	$95,413	$158,352	$88,337	$41,325	$145,434	$60,286	$697,782

Total gross write-offs	$10	$21	$68	$42	$23	$582	$—	$746

	Term Loans by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
Commercial and Industrial
Pass	$29,495	$70,079	$26,465	$19,142	$7,516	$26,733	$32,913	$212,343
Special mention	—	13	—	26	—	—	—	39
Substandard	27	36	57	120	959	1,768	—	2,967
Doubtful	—	573	—	—	133	—	—	706

Total commercial and industrial	$29,522	$70,701	$26,522	$19,288	$8,608	$28,501	$32,913	$216,055

Commercial and industrial loans:
Current period gross write-offs	$29	$—	$71	$—	$—	$—	$—	$100

Commercial Real Estate
Pass	$24,193	$53,823	$37,076	$18,672	$9,959	$88,948	$11,384	$244,055
Special mention	—	—	1,884	—	—	—	—	1,884
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total commercial real estate	$24,193	$53,823	$38,960	$18,672	$9,959	$88,948	$11,384	$245,939

Commercial real estate:
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Small Business Administration
Pass	$11,959	$19,165	$9,067	$1,874	$11,027	$8,034	$744	$61,870
Special mention	—	192	—	192	86	—	—	470
Substandard	—	517	—	—	—	205	—	722
Doubtful	—	—	31	—	265	478	—	774

Total small business administration	$11,959	$19,874	$9,098	$2,066	$11,378	$8,717	$744	$63,836

Small business administration loans:
Current period gross write-offs	$4	$—	$—	$51	$—	$—	$—	$55

Consumer
Pass	$31,317	$32,557	$13,181	$9,639	$3,900	$6,332	$14,855	$111,781
Special mention	—	—	—	—	—	—	—	—
Substandard	—	14	22	29	—	26	—	91
Doubtful	—	—	—	—	—	—	—	—

Total consumer	$31,317	$32,571	$13,203	$9,668	$3,900	$6,358	$14,855	$111,872

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Term Loans by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
Consumer loans:
Current period gross write-offs	$123	$31	$21	$1	$—	$37	$—	$213

Land and Land Development
Pass	$2,665	$1,373	$1,629	$276	$—	$219	$2,254	$8,416
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total land and land development	$2,665	$1,373	$1,629	$276	$—	$219	$2,254	$8,416

Land and land development loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Construction
Pass	$2,593	$1,042	$—	$—	$—	$—	$18,013	$21,648
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total Construction	$2,593	$1,042	$—	$—	$—	$—	$18,013	$21,648

Construction loans:
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total gross loans	$102,249	$179,384	$89,412	$49,970	$33,845	$132,743	$80,163	$667,766

Total gross write-offs	$156	$31	$92	$52	$—	$37	$—	$368

Performing and non-accrual loans

The Bank’s key credit quality indicator is a loan’s performance status, defined as accrual or non-accrual. Performing loans are considered to have a lower risk of loss and are on accrual status. Non-accrual loans include loans on which the accrual of interest has been discontinued. Accrual of interest is discontinued when the Bank believes that the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on non-accrual status when it becomes 90 days or more past due unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, accrued but uncollected interest income is reversed against interest income in the current period. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. Delinquent balances are determined based on the contractual terms of the loan adjusted for charge-offs and payments applied to principal.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table sets forth information regarding the Bank’s performing and non-accrual loans at December 31 (in thousands):

	2024
	Current	31-89 Days Past Due	90 Days or More Past Due And Accruing	Total Performing	Non-accrual	Total
Commercial and industrial:
Business loans	$107,206	$—	$—	$107,206	$571	$107,777
Agriculture	41,914	—	—	41,914	189	42,103
Owner-occupied commercial real estate	81,561	—	—	81,561	—	81,561
Commercial real estate	244,364	—	—	244,364	—	244,364
SBA	79,423	—	—	79,423	5,376	84,799
Consumer:
Automobile	6,066	45	—	6,111	24	6,135
Home equity	14,247	—	—	14,247	33	14,280
1st mortgage	31,940	873	—	32,813	—	32,813
Other	66,415	307	—	66,722	82	66,804
Land and land development	11,243	—	—	11,243	—	11,243
Construction	5,903	—	—	5,903	—	5,903

Total gross loans	$690,282	$1,225	$—	$691,507	$6,275	$697,782

	2023
	Current	31-89 Days Past Due	90 Days or More Past Due And Accruing	Total Performing	Non-accrual	Total
Commercial and industrial:
Business loans	$93,110	$2	$—	$93,112	$837	$93,949
Agriculture	37,720	—	—	37,720	—	37,720
Owner-occupied commercial real estate	84,143	243	—	84,386	—	84,386
Commercial real estate	245,939	—	—	245,939	—	245,939
SBA	58,155	3,236	828	62,219	1,617	63,836
Consumer:
Automobile	9,488	50	—	9,538	—	9,538
Home equity	13,405	—	—	13,405	—	13,405
1st mortgage	26,427	1,051	—	27,478	—	27,478
Other	61,157	225	4	61,386	65	61,451
Land and land development	8,416	—	—	8,416	—	8,416
Construction	21,648	—	—	21,648	—	21,648

Total gross loans	$659,608	$4,807	$832	$665,247	$2,519	$667,766

The following table sets forth information on the Bank’s non-accrual loans as of December 31 (in thousands):

	2024
	Non-accrual loans with a related ACL	Non-accrual loans without a related ACL	Total Non-Accrual Loans
Commercial and industrial:
Business loans	$288	$283	$571
Agriculture	189	—	189

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2024
	Non-accrual loans with a related ACL	Non-accrual loans without a related ACL	Total Non-Accrual Loans
SBA	$5,231	$145	$5,376
Consumer:
Automobile	24	—	24
Home equity	33	—	33
Other	82	—	82

Total	$5,847	$428	$6,275

	2023
	Non-accrual loans with a related ACL	Non-accrual loans without a related ACL	Total Non-Accrual Loans
Commercial and industrial:
Business loans	$837	$—	$837
SBA	1,617	—	1,617
Consumer: Other	65	—	65

Total	$2,519	$—	$2,519

The following table indicates the effect on interest income on loans if interest on non-accrual loans outstanding at year end had been recognized at original contractual rates during the year ended December 31 (in thousands):

	2024	2023
Interest income that would have been recorded	$369	$181
Interest income recorded	—	—

Effect on interest income on loans	$369	$181

Loan Modifications

The Company individually evaluates all modification to loans where the borrower is experiencing financial difficulty. In cases where the modification is determined to be at least as favorable to the Company as the terms for comparable loans to other borrowers with similar risk characteristics the loan is considered a new origination. In the event the evaluation determines that the modification is not in-line with terms for comparable loans, the Company considers these loans to be a modified loan. These types of modifications generally take the form of principal forgiveness, interest rate reduction, other-than-insignificant payment delay, or a term extension.

The following presents the amortized cost of loans to borrowers experiencing financial difficulty that were modified during 2024 and 2023 by loan segment and modification type (in thousands):

	For year ended December 31, 2024
	Term Extension and Payment Deferment (1)	Payment Deferral (2)	Total	Percentage of Total Loans
SBA	$937	$3,895	$4,832	0.7%

Total	$937	$3,895	$4,832	0.7%

(1)	Modifications extended term by seven months and deferred payments up to seven months.
(2)	Modifications deferred payment by six months.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Loan modifications to borrowers experiencing financial difficulty in 2024 did not result in principal forgiveness.

	For year ended December 31, 2023
	Term Extension and Payment Deferment (1)	Term Extension, Payment Modification, Interest Rate Reduction (2)	Payment Deferral (3)	Total	Percentage of Total Loans
Commercial and industrial	$133	$57	$—	$190	0.1%
SBA	1,791	—	3,103	4,894	0.7

Total	$1,924	$57	$3,103	$5,084	0.8%

(1)	Modifications extended term by seven months and deferred payments up to seven months.
(2)	Modifications extended term by twelve months, reduced payment, and reduced interest rate by 8.75%.
(3)	Modifications deferred payment by six months.

Loan modifications to borrowers experiencing financial difficulty in 2023 did not result in principal forgiveness.

The following table sets forth information regarding the performing status of loans to borrowers experiencing financial difficulty at December 31 (in thousands):

	As of December 31, 2024
	Current	31-89 Days Past Due	90 Days or More Past Due	Total
SBA	$—	$—	$4,832	$4,832

Total	$—	$—	$4,832	$4,832

	As of December 31, 2023
	Current	31-89 Days Past Due	90 Days or More Past Due	Total
Commercial and industrial	$57	$133	$—	$190
SBA	—	4,066	828	4,894

Total	$57	$4,199	$828	$5,084

Collateral-Dependent Loans

A financial asset is considered collateral-dependent when the debtor is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. The following tables present the amortized cost basis of collateral-dependent loans by class and the specific allowance at December 31 (in thousands):

	2024
	Principal Balance	Specific Allowance
Commercial and industrial: Business loans	$2,086	$381
Commercial and industrial: Agriculture	189	54
SBA	4,999	535
Consumer: Automobile	24	5
Consumer: Home equity	33	6
Consumer: Other	57	10

Total	$7,388	$991

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2023
	Principal Balance	Specific Allowance
Commercial and industrial: Business loans	$2,605	$604
SBA	1,029	102
Consumer: Other	65	11

Total	$3,699	$717

NOTE 6. Premises and Equipment, net

Premises and equipment, net consisted of the following at December 31 (in thousands):

	2024	2023
Land and improvements	$1,667	$1,667
Buildings and improvements	16,054	15,896
Leasehold improvements	318	307
Furniture, fixtures, and equipment	9,489	9,091

Total cost	27,528	26,961
Less accumulated depreciation and amortization	(16,635)	(16,006)

Net premises and equipment	$10,893	$10,955

Depreciation and amortization expense totaled $1.1 million and $1.1 million for the years ended December 31, 2024, and 2023, respectively.

NOTE 7. Leases

The Company has operating leases, primarily for office space, that expire over the next seven years. These leases generally contain renewal options for periods ranging from one to five years. The Company has evaluated each individual lease to determine if exercising the renewal option was reasonably certain and considered the renewal into determining the lease term and associated payments. The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include both fixed and variable payments. The variable payments are for the Company’s proportionate share of the building’s property taxes, insurance and common area maintenance. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments.

The components of lease cost for the years ended December 31 were as follows (in thousands):

	2024	2023
Operating lease cost	$422	$586
Variable lease cost	44	64
Short-term lease cost	—	11

	$466	$661

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Amounts reported in the consolidated balance sheet as of December 31, 2024, and December 31, 2023, are as follows (in thousands):

	As of December 31, 2024	As of December 31, 2023
Operating lease right of use (ROU) asset	$618	$938
Operating lease liabilities	700	1,048

Other supplementary information related to leases as of December 31, was as follows (dollars are in thousands):

	2024	2023
Cash paid for lease liabilities	$421	$606
Amortization of ROU assets	342	566

	As of December 31, 2024	As of December 31, 2023
Weighted average remaining lease term	3.31 years	3.71 years
Weighted average discount rate	5.26%	5.79%

Maturities of lease liabilities under non-cancellable leases as of December 31, 2024, are as follows (in thousands):

Operating Leases
2025	$353
2026	202
2027	41
2028	42
2029	44
Thereafter	81

Total future minimum lease payments	763
Amounts representing interest	(63)

Total lease liabilities	$700

NOTE 8. Deposits

The scheduled maturities of time deposits as of December 31, 2024, are as follows (in thousands):

2025	$77,841
2026	5,523
2027	714
2028	205
2029	1,118
Thereafter	35

$85,436

At December 31, 2024 and 2023, the Bank had no time deposits that had been acquired through a traditional broker channel. The Company had no interest-bearing deposits that meet the regulatory definition of a brokered deposit as of December 31, 2024 and December 31, 2023.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2024, and 2023, the Bank had $20.4 million and $20.6 million, respectively, in time deposits greater than $250 thousand.

The following table shows a summary of interest expense by product type as of December 31 (in thousands):

	2024	2023
Savings	$47	$47
Interest checking	5,657	4,166
Money market	6,109	4,799
Time deposits	2,547	937

	$14,360	$9,949

Deposits Received from Related Parties

Note 21 to these consolidated financial statements includes information relating to deposits received from executive officers, directors, principal shareholders and associates of such persons.

NOTE 9. Federal Home Loan Bank Advances

As of December 31, 2024, the Bank had no FHLB advances outstanding. At December 31, 2024, the Bank had loans with unamortized principal balances of approximately $200.0 million pledged as collateral to the FHLB.

As of December 31, 2023, the Bank had no FHLB advances outstanding. At December 31, 2023, the Bank had loans with unamortized principal balances of approximately $190.4 million pledged as collateral to the FHLB.

As of December 31, 2024, the Bank had the ability to draw advances up to approximately $114.1 million based upon the aggregate collateral that is currently pledged, subject to additional FHLB stock purchase requirement.

NOTE 10. Other Borrowings

The following table presents selected information regarding other borrowings at December 31 (in thousands):

2024
Unsecured Borrowing Lines:
	Line	Outstanding	Available
BNC National Bank lines (1)	$34,500	$—	$34,500

Secured Borrowing Lines:
	Collateral Pledged	Line	Outstanding	Available
BNC National Bank line	$3,116	$1,683	$—	$1,683
BNCCORP line	101,376	10,000	—	10,000

Total	$104,492	$11,683	$—	$11,683

(1)	The unsecured BNC National Bank Lines consists of three separate lines with three institutions in individual amounts of $12.5 million, $12 million, and $10 million.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2024, the pledged collateral for the secured BNC National Bank line was comprised of commercial real estate loans and the pledged collateral for the secured BNCCORP line is the common stock of BNC National Bank.

2023
Unsecured Borrowing Lines:
	Line	Outstanding	Available
BNC National Bank lines (1)	$34,500	$—	$34,500

Secured Borrowing Lines:
	Collateral Pledged	Line	Outstanding	Available
BNC National Bank line	$3,249	$1,509	$—	$1,509
BNCCORP line	106,014	10,000	—	10,000

Total	$109,263	$11,509	$—	$11,509

(1)	The unsecured BNC National Bank Lines consists of three separate lines with three institutions in individual amounts of $12.5 million, $12 million, and $10 million.

At December 31, 2023, the pledged collateral for the secured BNC National Bank line was comprised of commercial real estate loans and the pledged collateral for the secured BNCCORP line is the common stock of BNC National Bank.

NOTE 11. Guaranteed Preferred Beneficial Interests in Company’s Subordinated Debentures

In July 2007, the Company issued $15.5 million of floating rate subordinated debentures. During the third quarter of 2023 the index rate and spread converted from three-month LIBOR plus 1.40% to three-month SOFR plus 1.66%. The interest rate at December 31, 2024, and December 31, 2023, was 6.25% and 7.06%, respectively. The subordinated debentures mature on October 1, 2037. The subordinated debentures may be redeemed at par and the corresponding debentures may be prepaid at the option of BNCCORP, subject to approval by the Federal Reserve Board.

NOTE 12. Stockholders’ Equity

Regulatory restrictions exist on the ability of the Bank to transfer funds to BNCCORP in the form of cash dividends. Approval of the Office of the Comptroller of the Currency (OCC), the Bank’s principal regulator, is required for BNC National Bank to pay dividends to BNCCORP in excess of the Bank’s net profits from the current year plus retained net profits for the preceding two years.

BNCCORP is required to consult with the Federal Reserve Board prior to declaring a cash dividend to stockholders. On February 2, 2024, BNCCORP’s Board of Directors declared a $2.25 per share special cash dividend that was paid on March 25, 2024, and on December 18, 2024, BNCCORP’s Board of Directors declared a $4.00 per share special cash dividend that was paid on January 14, 2025.

BNCCORP’s Board of Directors approved a share repurchase program authorizing the Company to repurchase up to 175,000 of BNCCORP, INC. outstanding common stock. During the first quarter of 2024, the Company repurchased 50,000 shares of common stock for a total cost of $1.2 million, or $23.25 per share, excluding the cost of commissions, transaction charges and taxes. No other share repurchases of common stock were made by

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

the Company during 2024. As of December 31, 2024, 125,000 shares remained under the Board of Directors’ current authorized share repurchase program. Share repurchases can be made through open market purchases, unsolicited and solicited privately negotiated transactions, or in accordance with terms of Rule 10b-18 promulgated under the Securities Exchange Act of 1934. The Company will not repurchase shares from directors or officers of the Company under the authorization. The Company will contemplate share repurchases subject to market conditions and other factors, including legal and regulatory restrictions and required approvals.

NOTE 13. Regulatory Capital and Current Operating Environment

BNCCORP and BNC National Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet capital requirements mandated by regulators can trigger certain mandatory and discretionary actions by regulators. Such actions, if undertaken, could have a direct material adverse effect on the Company’s financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BNCCORP and BNC National Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Regulators may also impose capital requirements that are specific to individual institutions. The requirements are generally above the statutory ratios.

At December 31, 2024, the capital ratios exceeded all regulatory capital thresholds and maintained sufficient capital conservation buffers to avoid limitations on certain types of capital distributions.

The capital amounts and ratios presented below for December 31, 2024, and December 31, 2023, were as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes			To be Well Capitalized				Amount in Excess of Well Capitalized
	Amount	Ratio	Amount	Ratio		Amount		Ratio		Amount		Ratio
2024
Total Risk-Based Capital:
Consolidated	$127,627	15.35%	$66,524	≥	8.00%	$	N/A	N/A	%	$	N/A	N/A	%
BNC National Bank	119,461	14.38	66,445	≥	8.00		83,056	10.00			36,405	4.38
Tier 1 Risk-Based Capital:
Consolidated	118,239	14.22	49,893	≥	6.00		N/A	N/A			N/A	N/A
BNC National Bank	110,073	13.25	49,833	≥	6.00		66,445	8.00			43,628	5.25
Common Equity Tier 1 Risk-Based Capital:
Consolidated	102,774	12.36	37,419	≥	4.50		N/A	N/A			N/A	N/A
BNC National Bank	110,073	13.25	37,375	≥	4.50		53,986	6.50			56,087	6.75
Tier 1 Leverage Capital:
Consolidated	118,239	12.75	37,104	≥	4.00		N/A	N/A			N/A	N/A
BNC National Bank	110,073	11.89	37,045	≥	4.00		46,306	5.00			63,767	6.89
Tangible Common Equity (to total assets): (a)
Consolidated	93,586	9.68	N/A		N/A		N/A	N/A			N/A	N/A
BNC National Bank	101,294	10.49	N/A		N/A		N/A	N/A			N/A	N/A

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Actual		For Capital Adequacy Purposes			To be Well Capitalized				Amount in Excess of Well Capitalized
	Amount	Ratio	Amount	Ratio		Amount		Ratio		Amount		Ratio
2023
Total Risk-Based Capital:
Consolidated	$142,868	17.64%	$64,806	≥	8.00%	$	N/A	N/A	%	$	N/A	N/A	%
BNC National Bank	124,592	15.40	64,726	≥	8.00		80,908	10.00			43,684	5.40
Tier 1 Risk-Based Capital:
Consolidated	133,584	16.49	48,605	≥	6.00		N/A	N/A			N/A	N/A
BNC National Bank	115,308	14.25	48,545	≥	6.00		64,726	8.00			50,582	6.25
Common Equity Tier 1 Risk-Based Capital:
Consolidated	118,120	14.58	36,453	≥	4.50		N/A	N/A			N/A	N/A
BNC National Bank	115,308	14.25	36,409	≥	4.50		52,590	6.50			62,718	7.75
Tier 1 Leverage Capital:
Consolidated	133,584	14.52	36,813	≥	4.00		N/A	N/A			N/A	N/A
BNC National Bank	115,308	12.54	36,778	≥	4.00		45,973	5.00			69,335	7.54
Tangible Common Equity (to total assets): (a)
Consolidated	108,329	11.19	N/A		N/A		N/A	N/A			N/A	N/A
BNC National Bank	105,926	10.96	N/A		N/A		N/A	N/A			N/A	N/A

(a)	Tangible common equity is calculated by dividing common equity, less intangible assets, by total period end assets.

The most recent notifications from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Management believes the Bank remains well capitalized through the date for which subsequent events have been evaluated.

The Bank must adhere to various U.S. Department of Housing and Urban Development (HUD) regulatory guidelines including required minimum capital and liquidity to maintain their Federal Housing Administration approval status. Failure to comply with the HUD guidelines could result in withdrawal of this certification. As of December 31, 2024 and 2023 the Bank was in compliance with HUD guidelines.

NOTE 14. Revenue from Contracts with Customers

The following table disaggregates non-interest income subject to ASC 606 (in thousands):

	2024	2023
Service charges on deposits	$591	$649
Bankcard fees	1,096	1,162
Bank charges and service fees not within scope of ASC 606	1,303	1,804

Total bank charges and service fees	2,990	3,615

Wealth management revenue	2,036	1,948

Total wealth management revenues	2,036	1,948

Other	46	44
Other not within the scope of ASC 606 (a)	799	598

Total other	845	642

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2024	2023
Other non-interest income not within the scope of ASC 606 (a)	$22	$3,799

Total non-interest income	$5,893	$10,004

(a)

This revenue is not within the scope of ASC 606, and includes fees related to mortgage banking operations, gains on sale of loans, net gains on sale of debt securities, revenue from investments in SBIC, and various other transactions.

The Company had no material contract assets or remaining performance obligations as of December 31, 2024. Total receivables from revenue recognized under the scope of ASC 606 were $539 thousand and $492 thousand as of December 31, 2024, and December 31, 2023, respectively. These receivables are included as part of the Other assets line on the Company’s Consolidated Balance Sheets.

NOTE 15. Fair Value Measurements

The following table summarizes the financial assets and liabilities of the Company for which fair values are determined on a recurring basis as of December 31 (in thousands):

	Carrying Value at December 31, 2024				Twelve Months Ended December 31, 2024
	Total	Level 1	Level 2	Level 3	Total Gains/(Losses)
ASSETS
Debt securities available for sale	$129,522	$10,130	$119,392	$—	$—

Total assets at fair value	$129,522	$10,130	$119,392	$—	$—

	Carrying Value at December 31, 2023				Twelve Months Ended December 31, 2023
	Total	Level 1	Level 2	Level 3	Total Gains/(Losses)
ASSETS
Debt securities available for sale	$159,772	$24,880	$134,892	$—	$12
Loans held for sale	—	—	—	—	(52)
Commitments to originate mortgage loans	—	—	—	—	57
Commitments to sell mortgage loans	—	—	—	—	(434)
Mortgage banking short positions	—	—	—	—	(32)

Total assets at fair value	$159,772	$24,880	$134,892	$—	$(449)

In 2023, the Company sold short positions in mortgage-backed securities to manage interest rate risk on the loans committed for mandatory delivery. The commitments to originate and sell mortgage banking loans and the short positions are derivatives and are recorded at fair value.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 16. Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows as of December 31 (in thousands):

	Level in Fair Value Measurement Hierarchy	December 31, 2024		December 31, 2023
		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	Level 1	$100,815	$100,815	$102,454	$102,454
Federal Reserve Bank and Federal Home Loan Bank stock	Level 2	2,387	2,387	2,372	2,372
Gross loans held for investment	Level 2	697,782	681,736	667,766	654,919
Accrued interest receivable	Level 2	4,108	4,108	4,206	4,206

		$805,092	$789,046	$776,798	$763,951

Liabilities and Stockholders’ Equity:
Deposits, noninterest-bearing	Level 2	$172,456	$172,456	$184,442	$184,442
Deposits, interest-bearing	Level 2	665,044	664,286	652,761	651,581
Accrued interest payable	Level 2	1,248	1,248	937	937
Guaranteed preferred beneficial interests in Company’s subordinated debentures	Level 2	15,464	12,122	15,464	12,678

		$854,212	$850,112	$853,604	$849,638

Financial instruments with off-balance-sheet risk:
Commitments to extend credit	Level 2	$—	$219	$—	$224
Standby and commercial letters of credit	Level 2	$—	$29	$—	$30

The Company discloses the estimated fair value of financial instruments as it is useful to the reader of financial statements. Fair value estimates are subjective in nature, involving uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 17. Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, the Company is a party to various financial instruments with off-balance-sheet risk, primarily to meet the needs of customers as well as to manage interest rate risk. These instruments, which are issued by the Company for purposes other than trading, carry varying degrees of credit, interest rate or liquidity risk in excess of the amounts reflected in the consolidated balance sheets.

Commitments to Extend Credit

Commitments to extend credit are agreements to lend to a customer, which are binding, provided there is no violation of any condition in the contract, and generally have fixed expiration dates or other termination clauses. The contractual amount represents the Bank’s exposure to credit losses in the event of default by the borrower. The Bank manages this credit risk by using the same credit policies it applies to loans. Collateral is obtained to secure commitments based on management’s credit assessment of the borrower. The collateral may include marketable securities, receivables, inventory, equipment or real estate. Since the Bank expects many of the

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

commitments to expire without being drawn, total commitment amounts do not necessarily represent the Bank’s future liquidity requirements related to such commitments.

Standby and Commercial Letters of Credit

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commercial letters of credit are issued on behalf of customers to ensure payment or collection in connection with trade transactions. In the event of a customer’s nonperformance, the Bank’s credit loss exposure is up to the letter’s contractual amount. At December 31, 2024, based on current information, no losses were anticipated as a result of these commitments. Management assesses the borrower’s creditworthiness to determine the necessary collateral, which may include marketable securities, real estate, accounts receivable and inventory. Since the conditions requiring the Bank to fund letters of credit may not occur, the Bank expects the liquidity requirements related to such letters of credit to be less than the total outstanding commitments.

The contractual amounts of these financial instruments were as follows as of December 31 (in thousands):

	2024		2023
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit	$23,392	$87,767	$27,119	$89,476
Standby and commercial letters of credit	741	1,842	659	1,798

Performance and Financial Standby Letters of Credit

As of December 31, 2024, the Bank had no performance standby letters of credit and $337 thousand of financial standby letters of credit compared to no performance standby letters of credit and $372 thousand of financial standby letters of credit as of December 31, 2023. Performance standby letters of credit are irrevocable obligations to the beneficiary on the part of the Bank to make payment on account in an event of default by the account party in the performance of a nonfinancial or commercial obligation. Financial standby letters of credit are irrevocable obligations to the beneficiary on the part of the Bank to repay money for the account of the account party or to make payment on account of any indebtedness undertaken by the account party, in the event that the account party fails to fulfill its obligation to the beneficiary. Under these arrangements, the Bank could, in the event of the account party’s nonperformance, be required to pay a maximum of the amount of issued letters of credit. The Bank has recourse against the account party up to and including the amount of the performance standby letter of credit. The Bank evaluates each account party’s creditworthiness on a case-by-case basis and the amount of collateral obtained varies and is based on management’s credit evaluation of the account party.

Mortgage Banking Obligations

Through its mortgage banking operations, the Company originated and sold residential mortgage loans with servicing released to third parties. These loans were sold without recourse to the Company. Although the Company sold mortgage banking loans without recourse, industry standards require standard representations and warranties which require sellers to reimburse investors for economic losses if loans default or prepay after the sale. Repurchase risk is also present within the mortgage banking industry as continued disputes arise between lenders and investors. Such requests for repurchase are commonly due to faulty representation and generally emerge at varied timeframes subsequent to the original sale of the loan. To estimate the contingent obligation, the Company tracks historical reimbursements and calculates the ratio of reimbursement to loan production volumes. Using reimbursement ratios and recent production levels, the Company estimates the future reimbursement amounts and records the estimated obligation.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following is a summary of activity related to mortgage banking reimbursement obligations at December 31 (in thousands):

	2024	2023
Balance, beginning of period	$644	$656
Provision	(345)	91
Write offs, net	(81)	(103)

Balance, end of period	$218	$644

NOTE 18. Commitments and Contingencies

Small Business Investment Companies (SBIC)

The Bank has made investments in the Small Business Administration’s SBIC program to enhance small business access to venture capital. At December 31, 2024, the Bank may be required to fund $705 thousand of additional capital calls related to its SBIC investments.

Legal Proceedings

From time to time, the Company may be a party to legal proceedings arising from lending, deposit operations or other activities. While the Company is not aware of any such actions or allegations that should reasonably give rise to any material adverse effect, it is possible that the Company could be subject to such a claim in an amount that could be material. Based upon a review with legal counsel, the Company believes that the ultimate disposition of any such litigation will not have a material effect on the Company’s financial condition, results of operations or cash flows.

NOTE 19. Income Taxes

Income tax expense (benefit) consists of the following for the years ended December 31 (in thousands):

	2024	2023
Current:
Federal	$1,962	$1,363
State	464	324

	2,426	1,687

Deferred:
Federal	(16)	(56)
State	(74)	(20)

	(90)	(76)

Total	$2,336	$1,611

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The reconciliation between income tax expense computed by applying the statutory federal income tax rate of 21.0% is as follows for the years ended December 31 (in thousands):

	2024	2023
Statutory federal income tax expense	$2,155	$1,536
State income taxes, net of federal income tax benefit	320	219
Tax-exempt interest income	(51)	(58)
Tax-exempt life insurance	(107)	(99)
Other, net	19	13

Total	$2,336	$1,611

Deferred tax assets are included in other assets on the Company’s consolidated balance sheets. Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that result in significant portions of the Company’s deferred tax assets and liabilities are as follows as of December 31 (in thousands):

	2024	2023
Deferred tax assets:
Loans, primarily due to credit losses	$2,446	$2,443
Compensation	606	574
Unrealized loss on debt securities available for sale	3,374	3,571
Acquired intangibles	121	121
Other	189	216

Deferred tax assets	6,736	6,925

Deferred tax liabilities:
Discount accretion on securities	85	170
Premises and equipment	179	57
Other	546	625

Deferred tax liabilities	810	852

	5,926	6,073
Valuation allowance	(14)	(14)

Net deferred tax assets	$5,912	$6,059

Subject to certain limiting statutes, the Company is able to carry forward state tax net operating losses aggregating $17 thousand as of December 31, 2024. The state net operating losses expire between 2025 and 2031.

Tax years ended December 31, 2021 through 2024 remain open to federal examination. Tax years ended December 31, 2020 through 2024 remain open to certain state examinations.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based upon the technical merits of the position. The tax benefit recognized in the consolidated financial statements from such a position would be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Also, interest and penalties expense would be recognized on the full amount of deferred benefits for uncertain tax positions. The Company’s policy is to include interest and penalties related to unrecognized tax

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

benefits in income tax expense within the consolidated statements of income. At December 31, 2024, and 2023, the Company did not have any uncertain tax positions.

NOTE 20. Earnings Per Share

The following table shows the amounts used in computing per share results (in thousands, except share and per share data):

	2024	2023
Denominator for basic earnings per share:
Average common shares outstanding	3,545,575	3,577,421
Dilutive effect of share-based compensation	3,278	2,818

Denominator for diluted earnings per share	3,548,853	3,580,239
Numerator (in thousands):

Net income	$7,928	$5,705

Basic earnings per common share	$2.24	$1.59

Diluted earnings per common share	$2.23	$1.59

NOTE 21. Related-Party Transactions

The Bank has entered into transactions with related parties, such as opening deposit accounts for and extending credit to employees of the Company. The related-party transactions have been made under terms substantially the same as those offered by the Bank to unrelated parties.

In the normal course of business, loans are granted to, and deposits are received from, executive officers, directors, principal stockholders and associates of such persons. The aggregate dollar amount of these loans was $250 thousand and $450 thousand at December 31, 2024, and 2023, respectively. Advances and other increases of loans to related parties in 2024 and 2023 totaled $120 thousand and $101 thousand, respectively. Loan pay downs and other reductions by related-parties in 2024 and 2023 were $320 thousand and $194 thousand, respectively. Commitments to extend credit to related parties decreased to $85 thousand at December 31, 2024, from $180 thousand at December 31, 2023. The total amount of deposits received from these parties was $2.6 million at December 31, 2024, and $1.8 million at December 31, 2023. Loans to, and deposits received from, these parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collection.

The Federal Reserve Act limits amounts of, and requires collateral on, extensions of credit by the Bank to BNCCORP, and with certain exceptions, its non-bank affiliates. There are also restrictions on the amounts of investment by the Bank in stocks and other subsidiaries of BNCCORP and such affiliates and restrictions on the acceptance of their securities as collateral for loans by the Bank. As of December 31, 2024, BNCCORP and its affiliates were in compliance with these requirements.

NOTE 22. Benefit Plans

BNCCORP has a qualified 401(k) savings plan covering all employees of BNCCORP and subsidiaries who meet specified age and service requirements. Under the plan, eligible employees may elect to defer up to 75% of compensation each year not to exceed the dollar limits set by law. At their discretion, BNCCORP and its

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

subsidiaries may provide matching contributions to the plan. In 2024 and 2023, BNCCORP and subsidiaries made matching contributions of up to 50% of eligible employee deferrals up to a maximum employer contribution of 5% of employee compensation. Generally, all participant contributions and earnings are fully and immediately vested. The Company makes its matching contribution during the first calendar quarter following the last day of each calendar year and an employee must be employed by the Company on the last day of the calendar year in order to receive the current year’s employer matching contribution. The anticipated matching contribution is expensed monthly over the course of the calendar year based on employee contributions made throughout the year. The Company made matching contributions of $442 thousand and $468 thousand for 2024 and 2023, respectively. Under the investment options available under the 401(k) savings plan, prior to January 28, 2008, employees could elect to invest their salary deferrals in BNCCORP common stock. At December 31, 2024, the assets in the plan totaled $41.5 million and included $720 thousand (22,496 shares) invested in BNCCORP common stock. At December 31, 2023, the assets in the plan totaled $37.6 million and included $641 thousand (22,496 shares) invested in BNCCORP common stock. On January 28, 2008, the Company voluntarily delisted from the NASDAQ Global Market and deregistered its common stock under the Securities Exchange Act of 1934 (as amended). As a result, the participants are prohibited from making new investments of the Company’s common stock in the plan.

During 2015, the Company adopted a non-qualified deferred compensation plan for the benefit of select employees. The plan structure permits the Company to make discretionary awards into an in-service account or a retirement account of a plan participant established under the plan. The Company recognizes the expense for discretionary awards in the period it commits to such awards. Additionally, plan participants may defer some or all of their annual cash incentive awards into their in-service accounts. Company discretionary awards to the participant’s in-service account are generally vested 50% upon initial participation with the remainder vesting ratably over 5 years. A participant’s retirement account generally vests 50% upon an initial contribution and ratably thereafter over 10 years. Participants may allocate their in-service account balance among a fixed number of investment options. The value of the payout from the in-service account will depend on the performance of such investment options. Company discretionary awards into a participant’s retirement account are denominated in shares of BNCCORP common stock and upon retirement, the plan participant will receive the number of shares of BNCCORP common stock credited to the participant’s retirement account at that time. A separate Rabbi Trust has been established by the Company to offset the change in value of this liability. Assets in the trust offsetting in-service liabilities are recorded in other assets. BNCCORP common stock held in the trust related to the Company’s retirement account obligation is recorded in treasury stock and equates to 21,649 and 19,069 shares as of December 31, 2024, and 2023, respectively. As of December 31, 2024, the plan obligation totaled $1.3 million and $1.1 million as of December 31, 2023.

In December of 2015, the Company adopted a non-qualified deferred compensation plan for directors of BNCCORP. Effective with 2016 service, a director may voluntarily make contributions of earned director compensation to a deferred account that is ultimately payable with BNCCORP common stock at the time of separation from service with the Company. The deferred shares of BNCCORP common stock were 33,525 shares and 28,232 shares as of December 31, 2024, and 2023, respectively.

NOTE 23. Share-Based Compensation

The Company has two share-based plans for certain key employees and directors whereby shares of BNCCORP common stock have been reserved for awards in the form of stock options, restricted stock, or common stock equivalent awards. Pursuant to each plan, the compensation committee may grant options at prices equal to the fair value of BNCCORP common stock at the grant date. The Company generally issues shares held in treasury when options are exercised and restricted stock is granted.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Total shares in plan and total shares available as of December 31, 2024, are as follows:

	1995	2015	Total
Total shares in plan	250,000	50,000	300,000
Total shares available	40,951	14,189	55,140

The Company recognized share-based compensation expense of $80 thousand and $78 thousand for the years ended December 31, 2024, and 2023, respectively, related to grants of restricted stock.

The tax benefits associated with share-based compensation was approximately $40 thousand for the year ended December 31, 2024, and was approximately $2 thousand for the year ended December 31, 2023.

At December 31, 2024, the Company had $84 thousand of unamortized restricted stock compensation, which is expected to be recognized over a period of four years. Restricted shares of stock granted have vesting and amortization periods of up to four years.

Following is a summary of restricted stock activities for the years ended December 31:

	2024		2023
	Number Restricted Stock Shares	Weighted Average Grant Date Fair Value	Number Restricted Stock Shares	Weighted Average Grant Date Fair Value
Non-vested, beginning of year	10,250	$31.83	5,500	$39.91
Granted	—	—	5,000	23.10
Vested	(6,500)	36.87	(250)	34.77
Forfeited	—	—	—	—

Non-vested, end of year	3,750	23.10	10,250	31.83

Following is a summary of stock grants to directors for the years ended December 31:

	2024		2023
	Number of Shares	Grant Date Fair Value	Number of Shares	Grant Date Fair Value
Shares granted	2,500	$27.00	2,000	$30.97

NOTE 24. Segment Reporting

The Company determines reportable segments based on the way that management organizes the segments within the Company for making operating decisions, allocating resources, and assessing performance. The Company has determined that it has three reportable segments: Community Banking, Mortgage Banking, and Holding Company.

Community Banking

The Community Banking segment serves the needs of businesses and consumers through 11 locations in North Dakota and Arizona. Within this segment, the following products and services are provided: business and personal loans, commercial real estate loans, SBA loans, business and personal checking, savings products, and cash management, as well as trust and wealth management services and retirement plan administration. These products and services are supported through web and mobile based applications. Revenues for community

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

banking consist primarily of interest earned on loans and debt securities, bankcard fees, loan fees, services charges on deposits and fees for wealth management services.

Mortgage Banking

The Mortgage Banking segment originated residential mortgage loans for the primary purpose of sale on the secondary market. The segment consisted of both a consumer direct channel located in Kansas utilizing internet leads and a call center to originate residential mortgage loans throughout the United States complemented by a relationship based retail channels. Revenues for mortgage banking consisted primarily of interest earned on mortgage loans held for sale, gains on sales of loans, unrealized gains or losses on mortgage financial instruments, and loan origination fees. On June 16, 2023, the Company sold certain operating assets and assigned certain liabilities related to the Company’s mortgage segment to First Federal Bank as the Company exited the mortgage banking segment.

Holding Company

The Holding Company segment represents BNCCORP, the parent company of BNC National Bank. Revenue for the Holding Company segment primarily consists of interest earned on cash and cash equivalents and management fees charged to the Community Banking and Mortgage Banking segments for management services. Interest expense for the Holding Company segment consists of interest expense on the Company’s subordinated debentures. Non-interest expense for the segment includes parent company costs for certain centralized functions such as corporate administration, accounting, audit, consulting, and governance.

The Company’s operating segments are presented based on its management structure and management accounting practices. The structure and practices are specific to the Company and therefore, the financial results of the Company’s business segments are not necessarily comparable with similar information for other financial institutions.

	2024
	Community Banking	Mortgage Banking	Holding Company	Intercompany Eliminations (1)	BNCCORP Consolidated
Interest income	$46,452	$—	$98	$(95)	$46,455
Interest expense	14,455	—	—1,037	(95)	15,397

Net interest income (expense)	31,997	—	(939)	—	31,058
Provision for credit losses	635	—	—	—	635

Net interest income (expense) after credit for credit losses	31,362	—	(939)	—	30,423
Non-interest income	6,196	—	2,288	(2,591)	5,893
Non-interest expense	25,645	—	2,998	(2,591)	26,052

Income (loss) before income taxes	11,913	—	(1,649)	—	10,264
Income tax expense (benefit)	2,755	—	(419)	—	2,336

Net income (loss)	$9,158	$—	$(1,230)	$—	$7,928

Total Assets at December 31, 2024	$965,288	$—	$23,224	$(21,831)	$966,681

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2023
	Community Banking	Mortgage Banking	Holding Company	Intercompany Eliminations (1)	BNCCORP Consolidated
Interest income	$42,709	$1,514	$139	$(1,084)	$43,278
Interest expense	10,092	946	1,014	(1,084)	10,968

Net interest income (expense)	32,617	568	(875)	—	32,310
Provision for credit losses	815	—	—	—	815

Net interest income (expense) after provision for credit losses	31,802	568	(875)	—	31,495
Non-interest income	7,354	3,641	2,134	(3,125)	10,004
Non-interest expense	25,590	8,768	2,950	(3,125)	34,183

Income (loss) before income taxes	13,566	(4,559)	(1,691)	—	7,316
Income tax expense (benefit)	3,181	(1,131)	(439)	—	1,611

Net income (loss)	$10,385	$(3,428)	$(1,252)	$—	$5,705

Total Assets at December 31, 2023	$966,807	$—	$19,138	$(17,740)	$968,205

(1)

Intercompany eliminations remove internal shared service costs for intercompany use of funds to originate mortgage loans held for sale and costs related to internal services rendered to segments by centralized function of the Company such as administration, audit, accounting, compliance, governance, consulting, and technology expense.

NOTE 25. Condensed Financial Information-Parent Company Only

Condensed financial information of BNCCORP, INC. on a parent company only basis is as follows:

Parent Company Only

Condensed Balance Sheets

As of December 31,

(In thousands, except per share data)

	2024	2023
Assets:
Cash and cash equivalents	$21,662	$17,625
Investment in subsidiaries	101,056	105,565
Receivable from subsidiaries	599	560
Other	503	495

Total assets	$123,820	$124,245

Liabilities and stockholders’ equity:
Subordinated debentures	$15,464	$15,464
Payable to subsidiaries	77	60
Accrued expenses and other liabilities	14,612	303

Total liabilities	30,153	15,827

Common stock, $.01 par value – Authorized 11,300,000 shares; 3,668,653 issued; 3,521,375 and 3,569,210 shares outstanding	36	36

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2024	2023
Capital surplus – common stock	$26,904	$26,572
Retained earnings	78,667	93,186
Treasury stock (147,278 and 99,443 shares, respectively)	(2,696)	(1,528)
Accumulated other comprehensive income, net	(9,244)	(9,848)

Total stockholders’ equity	93,667	108,418

Total liabilities and stockholders’ equity	$123,820	$124,245

Parent Company Only

Condensed Statements of Income

For the Years Ended December 31,

(In thousands)

	2024	2023
Income:
Management fee income	$2,270	$2,123
Interest	98	139
Other	51	43

Total income	2,419	2,305

Expenses:
Interest	1,069	1,045
Salaries and benefits	1,151	1,156
Legal and other professional	756	823
Other	1,092	971

Total expenses	4,068	3,995

Loss before income tax benefit and equity in earnings of subsidiaries	(1,649)	(1,690)
Income tax benefit	419	439

Loss before equity in earnings of subsidiaries	(1,230)	(1,251)
Equity in earnings of subsidiaries	9,158	6,956

Net income	$7,928	$5,705

Parent Company Only

Condensed Statements of Cash Flows

For the Years Ended December 31,

(In thousands)

	2024	2023
Operating activities:
Net income	$7,928	$5,705
Adjustments to reconcile net income to net cash provided by operating activities -
Equity in earnings of subsidiaries	(9,158)	(6,956)
Dividends received from subsidiaries	14,400	—
Share-based compensation	327	267

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2024	2023
Change in other assets	$(48)	$(195)
Change in other liabilities	(106)	96

Net cash provided by (used in) operating activities	13,343	(1,083)

Financing activities:
Dividends paid on common stock	(8,143)	—
Purchase of treasury stock	(1,163)	—

Net cash used in financing activities	(9,306)	—

Net increase (decrease) in cash and cash equivalents	4,037	(1,083)
Cash and cash equivalents, beginning of year	17,625	18,708

Cash and cash equivalents, end of year	$21,662	$17,625

Supplemental cash flow information:
Interest paid	$1,074	$969

Income taxes paid	$2,175	$1,269

Financial Statements

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS
Cash and cash equivalents	$179,736	$211,451
Debt securities available for sale	111,054	114,670
Federal Reserve Bank and Federal Home Loan Bank stock	2,466	2,386
Loans held for investment	734,622	738,700
Allowance for credit losses	(8,635)	(10,318)

Net loans held for investment	725,987	728,382
Premises and equipment, net	9,870	10,120
Operating lease right of use asset	606	514
Accrued interest receivable	4,059	4,395
Other	29,078	28,288

Total assets	$1,062,856	$1,100,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest-bearing	$174,630	$177,618
Interest-bearing –
Savings, interest checking and money market	645,217	681,350
Time deposits	112,615	112,833

Total deposits	932,462	971,801
Guaranteed preferred beneficial interest in Company’s subordinated debentures	15,464	15,464
Accrued interest payable	1,626	1,638
Accrued expenses	1,976	2,877
Operating lease liabilities	653	571
Other	2,083	1,348

Total liabilities	954,264	993,699
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value – Authorized 11,300,000 shares; 3,668,653 issued; 3,520,125 and 3,520,125 shares outstanding	37	37
Capital surplus – common stock	27,246	27,230
Retained earnings	89,602	87,438
Treasury stock (148,528 and 148,528 shares, respectively)	(2,753)	(2,753)
Accumulated other comprehensive loss	(5,540)	(5,445)

Total stockholders’ equity	108,592	106,507

Total liabilities and stockholders’ equity	$1,062,856	$1,100,206

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

For the Three Months Ended March 31,

(In thousands, except per share data, unaudited)

	2026	2025
INTEREST INCOME:
Interest and fees on loans	$11,186	$9,912
Interest and dividends on investments
Taxable	2,684	2,053
Dividends	36	35

Total interest income	13,906	12,000

INTEREST EXPENSE:
Deposits	4,491	3,927
Subordinated debentures	197	222

Total interest expense	4,688	4,149

Net interest income	9,218	7,851
PROVISION FOR CREDIT LOSSES:	385	100

Net interest income after provision for credit losses	8,833	7,751

NON-INTEREST INCOME:
Bank charges and service fees	682	668
Wealth management revenues	575	521
Gains on sales of loans, net	6	(1)
Other	147	196

Total non-interest income	1,410	1,384

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,989	4,088
Professional services	820	262
Data processing fees	924	823
Marketing and promotion	140	183
Occupancy	452	399
Regulatory costs	131	132
Depreciation and amortization	269	273
Office supplies and postage	101	93
Other	607	576

Total non-interest expense	7,433	6,829

Income before income taxes	2,810	2,306
Income tax expense	646	542

NET INCOME	$2,164	$1,764

Basic earnings per common share	$0.61	$0.50

Diluted earnings per common share	$0.61	$0.50

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the Three Months Ended March 31,

(In thousands, unaudited)

	2026		2025
NET INCOME		$2,164		$1,764
Unrealized (loss) gain on debt securities available for sale	$(126)		$2,196
Reclassification adjustment for gains included in net income	—		—

Other comprehensive (loss) income before tax	(126)		2,196
Income tax effect related to items of other comprehensive (loss) income	31		(540)

Other comprehensive (loss) income	$(95)	(95)	$1,656	1,656

TOTAL COMPREHENSIVE INCOME		$2,069		$3,420

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Three Months Ended March 31,

(In thousands, except share data, unaudited)

			Capital Surplus Common Stock	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss), net	Total
	Common Stock
	Shares Outstanding	Amount
BALANCE, December 31, 2024	3,521,275	$36	$26,904	$78,667	$(2,696)	$(9,244)	$93,667
Net income	—	—	—	1,764	—	—	1,764
Other comprehensive income	—	—	—	—	—	1,656	1,656
Impact of share-based compensation	2,500	1	199	—	29	—	229

BALANCE, March 31, 2025	3,523,875	$37	$27,103	$80,431	$(2,667)	$(7,588)	$97,316

BALANCE, December 31, 2025	3,520,125	$37	$27,230	$87,438	$(2,753)	$(5,445)	$106,507
Net income	—	—	—	2,164	—	—	2,164
Other comprehensive income	—	—	—	—	—	(95)	(95)
Impact of share-based compensation	—	—	16	—	—	—	16

BALANCE, March 31, 2026	3,520,125	$37	$27,246	$89,602	$(2,753)	$(5,540)	$108,592

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three Months Ended March 31,

(In thousands, unaudited)

	2026	2025
OPERATING ACTIVITIES:
Net income	$2,164	$1,764
Adjustments to reconcile net income to net cash provided by operating activities -
Provision for credit losses	385	100
Depreciation	269	273
Amortization of right of use asset	93	91
Net amortization of premiums on debt securities and subordinated debentures	275	363
Share-based compensation	16	229
Change in accrued interest receivable and other assets, net	(607)	—
Change in other liabilities, net	(109)	(769)
(Gain) loss on sales of loans, net	(6)	1

Net cash provided by operating activities	2,480	2,052

INVESTING ACTIVITIES:
Proceeds from maturities of debt securities	3,215	3,531
Purchases of Federal Reserve and Federal Home Loan Bank Stock	(85)	—
Sales of Federal Reserve and Federal Home Loan Bank Stock	5	1
Net decrease (increase) in loans held for investment	2,029	(584)
Purchases of premises and equipment	(20)	(4)

Net cash provided by investing activities	5,144	2,944

FINANCING ACTIVITIES:
Net (decrease) increase in deposits	(39,339)	11,347
Repayments of Federal Home Loan Bank advances	(100)	(1)
Proceeds from Federal Home Loan Bank advances	100	1
Dividends paid on common stock	—	(14,304)

Net cash used in financing activities	(39,339)	(2,957)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(31,715)	2,039
CASH AND CASH EQUIVALENTS, beginning of period	211,451	100,815

CASH AND CASH EQUIVALENTS, end of period	$179,736	$102,854

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$4,700	$4,061

Income taxes paid	$—	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Additions to repossessed assets in the settlement of loans	$—	$24

Right of use assets obtained in exchange for lease obligations	$185	$—

See accompanying notes to consolidated financial statements.

BNCCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

March 31, 2026

NOTE 1 – Organization of Operations, BNCCORP, INC.

BNCCORP, INC. (“BNCCORP”) is a registered bank holding company incorporated under the laws of Delaware. It is the parent company of BNC National Bank (the “Bank”). BNC National Bank operates community banking and wealth management businesses through 11 locations in North Dakota and Arizona.

NOTE 2 – Basis of Presentation and Accounting Policies

The accounting and reporting policies of BNCCORP and its subsidiaries (collectively, the “Company”) conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. The consolidated financial statements included herein are for BNCCORP and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

The accompanying unaudited interim consolidated financial statements have been prepared under the presumption that users of the interim consolidated financial information have read or have access to the audited consolidated financial statements of BNCCORP, INC. and subsidiaries for the year ended December 31, 2025. Accordingly, footnote disclosures which would substantially duplicate the disclosures contained in the December 31, 2025 audited consolidated financial statements have been omitted from these interim consolidated financial statements. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2025, and the notes thereto.

The accompanying interim consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles (GAAP) in the United States of America for interim financial information. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of income and expenses during the reporting period. These estimates are based on information available to management at the time the estimates are made.

The unaudited consolidated financial statements as of March 31, 2026, include, in the opinion of management, all adjustments, consisting primarily of normal recurring adjustments, necessary for a fair presentation of the financial results for the respective interim periods and are not necessarily indicative of results of operations to be expected for the entire fiscal year.

NOTE 3 – Debt Securities Available for Sale

Debt securities have been classified in the consolidated balance sheets according to management’s intent. The Company had no securities designated as trading or held-to-maturity in its portfolio at March 31, 2026, or December 31, 2025. The carrying amount of available-for-sale debt securities and their estimated fair values were as follows (in thousands):

	As of March 31, 2026
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. treasury securities	$10,963	$—	$(356)	$10,607
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	16,971	—	(2,391)	14,580
U.S. government agency small business administration pools guaranteed by SBA	6,720	—	(406)	6,314
Collateralized mortgage obligations guaranteed by GNMA	4,575	—	(112)	4,463
Collateralized mortgage obligations issued by FNMA/FHLMC	39,873	21	(3,176)	36,718
Commercial mortgage-backed securities issued by FHLMC	16,342	—	(626)	15,716
Other commercial mortgage-backed securities	16,401	—	(1,019)	15,382
State and municipal bonds	8,037	—	(763)	7,274

	$119,882	$21	$(8,849)	$111,054

	As of December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. treasury securities	$10,956	$—	$(373)	$10,583
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	17,410	—	(2,342)	15,068
U.S. government agency small business administration pools guaranteed by SBA	6,949	—	(437)	6,512
Collateralized mortgage obligations guaranteed by GNMA	4,877	—	(89)	4,788
Collateralized mortgage obligations issued by FNMA/FHLMC	41,384	48	(3,199)	38,233
Commercial mortgage-backed securities issued by FHLMC	16,456	—	(601)	15,855
Other commercial mortgage-backed securities	17,299	—	(971)	16,328
State and municipal bonds	8,040	—	(737)	7,303

	$123,371	$48	$(8,749)	$114,670

The amortized cost and estimated fair market value of available-for-sale debt securities classified according to their contractual maturities at March 31, 2026, were as follows (in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$5,992	$5,913
Due after one year through five years	23,133	22,443
Due after five years through 10 years	26,652	25,624
Due after 10 years	64,105	57,074

Total	$119,882	$111,054

The table above is not intended to reflect actual maturities, cash flows, or interest rate risk. Actual maturities may differ from the contractual maturities shown above as a result of prepayments.

The following table shows the Company’s debt securities fair value and gross unrealized losses; aggregated by debt security category and length of time that individual debt securities have been in a continuous unrealized loss position (dollars are in thousands):

	March 31, 2026
	Less Than 12 Months			12 Months or More			Total
Description of Securities	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss
U.S. treasury securities	—	$—	$—	3	$10,607	$(356)	3	$10,607	$(356)
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	—	—	—	8	14,580	(2,391)	8	14,580	(2,391)
U.S. government agency small business administration pools guaranteed by SBA	—	—	—	4	6,314	(406)	4	6,314	(406)
Collateralized mortgage obligations guaranteed by GNMA	—	—	—	8	4,463	(112)	8	4,463	(112)
Collateralized mortgage obligations issued by FNMA/ FHLMC	3	2,460	(27)	14	30,593	(3,149)	17	33,053	(3,176)
Commercial mortgage-backed securities issued by FHLMC	—	—	—	3	15,716	(626)	3	15,716	(626)
Other commercial mortgage-backed securities	—	—	—	7	15,382	(1,019)	7	15,382	(1,019)
State and municipal bonds	—	—	—	2	7,274	(763)	2	7,274	(763)

Total temporarily impaired securities	3	$2,460	$(27)	49	$104,929	$(8,822)	52	$107,389	$(8,849)

	December 31, 2025
	Less Than 12 Months			12 Months or More			Total
Description of Securities	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss	#	Fair Value	Unrealized Loss
U.S. treasury securities	—	$—	$—	3	$10,583	$(373)	3	$10,583	$(373)
U.S. government sponsored entity mortgage-backed securities issued by FNMA/FHLMC	—	—	—	8	15,068	(2,342)	8	15,068	(2,342)
U.S. government agency small business administration pools guaranteed by SBA	—	—	—	4	6,512	(437)	4	6,512	(437)
Collateralized mortgage obligations guaranteed by GNMA	—	—	—	8	4,788	(89)	8	4,788	(89)
Collateralized mortgage obligations issued by FNMA/FHLMC	—	—	—	14	31,684	(3,199)	14	31,684	(3,199)
Commercial mortgage-backed securities issued by FHLMC	—	—	—	3	15,855	(601)	3	15,855	(601)
Other commercial mortgage-backed securities	—	—	—	8	16,328	(971)	8	16,328	(971)
State and municipal bonds	—	—	—	2	7,303	(737)	2	7,303	(737)

Total temporarily impaired securities	—	$—	$—	50	$108,121	$(8,749)	50	$108,121	$(8,749)

The Company does not believe that the debt securities available for sale that were in an unrealized loss position as of March 31, 2026 and December 31, 2025 represent a credit loss impairment. For both periods presented, the gross unrealized loss positions were primarily related to mortgage-backed securities issued by U.S. government agencies or U.S. government-sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government and have a history of zero credit loss. Total gross unrealized losses were attributable to changes in interest rates, relative to when the investment securities were purchased, and not due to the credit quality of the debt securities. The Company does not intend to sell the debt securities that were in an unrealized loss position and it is unlikely that the Company will be required to sell the debt securities before recovery of their amortized cost basis, which may be at maturity.

NOTE 4 – Loans

The composition of loans is as follows (in thousands):

	March 31, 2026	December 31, 2025
Commercial and industrial	$247,403	$251,336
Commercial real estate	256,000	260,059
SBA	92,976	90,621
Consumer	116,233	117,524
Land and land development	9,626	9,601
Construction	11,826	8,955

Gross loans held for investment	734,064	738,096
Unearned income and net unamortized deferred fees and costs	558	604

Loans, net of unearned income and unamortized fees and costs	734,622	738,700
Allowance for credit losses	(8,635)	(10,318)

Net loans held for investment	$725,987	$728,382

NOTE 5 – Allowance for Credit Losses

The following table presents transactions in the allowance for credit losses by portfolio segment (in thousands):

	Three Months Ended March 31, 2026
	Commercial and Industrial	Commercial Real Estate	SBA	Consumer	Land and Land Development	Construction	Total
Balance, beginning of period	$4,622	$3,095	$1,139	$1,190	$148	$124	$10,318
Provision (credit)	263	(144)	150	50	2	51	372
Loans charged off	(2,010)	—	—	(55)	—	—	(2,065)
Loan recoveries	1	—	—	9	—	—	10

Balance, end of period	$2,876	$2,951	$1,289	$1,194	$150	$175	$8,635

	Three Months Ended March 31, 2025
	Commercial and Industrial	Commercial Real Estate	SBA	Consumer	Land and Land Development	Construction	Total
Balance, beginning of period	$3,128	$3,234	$1,286	$1,280	$208	$87	$9,223
Provision (credit)	(38)	(84)	144	59	(42)	91	130
Loans charged off	—	—	(8)	(39)	—	—	(47)
Loan recoveries	1	—	1	3	—	—	5

Balance, end of period	$3,091	$3,150	$1,423	$1,303	$166	$178	$9,311

The Company recorded a $385 thousand provision for credit losses in the first quarter of 2026. A provision of $372 thousand was recorded as an allowance for loan losses and $13 thousand was recorded as a provision in the allowance for unfunded commitments. This compares to a $100 thousand provision for credit losses in the first quarter of 2025. A provision of $130 thousand was recorded as an allowance for loan losses and $30 thousand was recorded as a reduction in the allowance for unfunded commitments.

At March 31, 2026, the Company maintained an allowance for unfunded commitments of $128 thousand. At December 31, 2025, the Company maintained an allowance for unfunded commitments of $115 thousand. The allowance for unfunded commitments is included as part of the Other liabilities line on the Company’s Consolidated Balance Sheets.

Credit Quality Indicators

The Company maintains an internal risk rating process in order to increase the precision and effectiveness of credit risk management. Loans are assigned one of the following four internally assigned grades: pass, special mention, substandard, and doubtful. The following are the definitions of the Company’s credit quality indicators:

Pass. Loans designated as pass are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan or lease agreement. Management believes that there is a low likelihood of loss related to those loans and leases that are considered Pass.

Special Mention. Loans designated as special mention are loans that possess some credit deficiency that deserves close attention due to emerging problems. Such loans pose unwarranted financial risk that, if left uncorrected, may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date.

Substandard. Loans graded as substandard or doubtful are considered “Classified” loans for regulatory purposes. Loans classified as substandard are loans that are generally inadequately protected by the current net worth and paying capacity of the obligor, or by the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the loan. Substandard loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have the weaknesses of those classified as substandard, with additional characteristics that make collection in full on the basis of currently existing facts, conditions and values questionable, and there is a higher probability of loss.

Below is a summary of the segments and certain of the inherent risks in the Company’s loan portfolio:

Commercial and industrial and SBA. These portfolio segments include guaranteed, secured and unsecured commercial loans. Credit risks inherent in this portfolio segment include fluctuations in the local and national economy.

Commercial real estate. The commercial real estate portfolio segment includes all commercial loans that are secured by real estate, other than those included in the construction and land development segment. Risks inherent in this portfolio segment include fluctuations in property values and changes in the local and national economy impacting the sale or lease of the finished structures.

Construction and Land Development. These portfolio segments include loans for the purpose of construction. Credit risks inherent in these portfolios include fluctuations in property values, unemployment, and changes in the local and national economy.

Consumer. This portfolio segment consists of real estate and non-real estate loans to consumers. This includes mortgages, secured loans, and unsecured loans. The risks inherent in this portfolio segment include those factors that would impact the consumer’s ability to meet their obligations under the loan, such as the local unemployment rate.

The following presents by credit quality indicator, loan class, and year of origination, the amortized cost basis of the Company’s loans (in thousands):

	Term Loans by Origination Year
March 31, 2026	2026	2025	2024	2023	2022	Prior	Revolving Loans	Total
Commercial and industrial
Pass	$11,618	$51,993	$41,370	$16,143	$46,364	$49,192	$29,241	$245,921
Special mention	—	—	210	—	—	—	—	210
Substandard	56	77	—	177	221	439	—	970
Doubtful	—	—	—	302	—	—	—	302

Total commercial and industrial	$11,674	$52,070	$41,580	$16,622	$46,585	$49,631	$29,241	$247,403

Commercial and industrial loans:
Current period gross write-offs:	$—	$—	$—	$—	$—	$2,010	$—	$2,010
Commercial Real Estate
Pass	$7,430	$34,698	$6,567	$42,096	$44,217	$104,013	$14,097	$253,118
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	2,882	—	2,882
Doubtful	—	—	—	—	—	—	—	—

Total commercial real estate	$7,430	$34,698	$6,567	$42,096	$44,217	$106,895	$14,097	$256,000

	Term Loans by Origination Year
March 31, 2026	2026	2025	2024	2023	2022	Prior	Revolving Loans	Total
Commercial real estate:
Current period gross write-offs:	$—	$—	$—	$—	$—	$—	$—	$—
Small Business Administration
Pass	$2,336	$15,947	$19,541	$9,488	$19,640	$22,390	$1,493	$90,835
Special mention	—	—	—	281	320	400	—	1,001
Substandard	—	67	—	—	615	264	—	946
Doubtful	—	—	—	—	—	194	—	194

Total small business administration	$2,336	$16,014	$19,541	$9,769	$20,575	$23,248	$1,493	$92,976

Small business administration loans:
Current period gross write-offs:	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Pass	$3,338	$16,577	$18,637	$19,564	$18,490	$19,634	$18,824	$115,064
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	917	49	203	—	1,169
Doubtful	—	—	—	—	—	—	—	—

Total consumer	$3,338	$16,577	$18,637	$20,481	$18,539	$19,837	$18,824	$116,233

Consumer loans:
Current period gross write-offs:	$—	$—	$—	$22	$—	$33	$—	$55
Land and Land Development
Pass	$568	$1,924	$486	$2,219	$722	$2,721	$986	$9,626
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total land and land development	$568	$1,924	$486	$2,219	$722	$2,721	$986	$9,626

Land and land development loans:
Current period gross write-offs:	$—	$—	$—	$—	$—	$—	$—	$—
Construction
Pass	$—	$—	$—	$—	$—	$—	$11,826	$11,826
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total construction	$—	$—	$—	$—	$—	$—	$11,826	$11,826

Construction loans:
Current period gross write-offs:	$—	$—	$—	$—	$—	$—	$—	$—

Total gross loans	$25,346	$121,283	$86,811	$91,187	$130,638	$202,332	$76,467	$734,064

Total gross write-offs:	$—	$—	$—	$22	$—	$2,043	$—	$2,065

	Term Loans by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Commercial and industrial
Pass	$55,250	$45,350	$16,758	$48,009	$17,327	$36,856	$28,077	$247,627
Special mention	8	216	177	137	—	—	10	548
Substandard	—	—	—	184	—	—	—	184
Doubtful	—	—	2,784	193	—	—	—	2,977

Total commercial and industrial	$55,258	$45,566	$19,719	$48,523	$17,327	$36,856	$28,087	$251,336

Commercial and industrial loans:
Current period gross write-offs:	$—	$—	$—	$140	$—	$—	$—	$140
Commercial Real Estate
Pass	$34,936	$6,976	$42,375	$44,315	$43,160	$72,634	$12,197	$256,593
Special mention	—	—	—	446	—	3,020	—	3,466
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total commercial real estate	$34,936	$6,976	$42,375	$44,761	$43,160	$75,654	$12,197	$260,059

Commercial real estate:
Current period gross write-offs:	$—	$—	$—	$—	$—	$—	$—	$—
Small Business Administration
Pass	$14,895	$19,735	$9,573	$19,771	$8,026	$14,745	$1,552	$88,297
Special mention	—	—	281	323	400	124	—	1,128
Substandard	67	—	—	618	—	142	—	827
Doubtful	—	—	—	—	9	360	—	369

Total small business administration	$14,962	$19,735	$9,854	$20,712	$8,435	$15,371	$1,552	$90,621

Small business administration loans:
Current period gross write-offs:	$—	$—	$—	$—	$—	$283	$—	$283
Consumer
Pass	$16,923	$19,750	$20,424	$19,467	$7,690	$13,240	$18,513	$116,007
Special mention	—	—	—	221	—	—	—	221
Substandard	—	152	902	58	137	47	—	1,296
Doubtful	—	—	—	—	—	—	—	—

Total consumer	$16,923	$19,902	$21,326	$19,746	$7,827	$13,287	$18,513	$117,524

Consumer loans:
Current period gross write-offs:	$5	$11	$47	$94	$30	$29	$—	$216
Land and Land Development
Pass	$1,984	$659	$2,612	$746	$2,514	$285	$801	$9,601
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total land and land development	$1,984	$659	$2,612	$746	$2,514	$285	$801	$9,601

	Term Loans by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Land and land development loans:
Current period gross write-offs:	$—	$—	$—	$—	$—	$—	$—	$—
Construction
Pass	$594	$—	$—	$—	$—	$—	$8,361	$8,955
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total construction	$594	$—	$—	$—	$—	$—	$8,361	$8,955

Construction loans:
Current period gross write-offs:	$—	$—	$—	$—	$—	$—	$—	$—

Total gross loans	$124,657	$92,838	$95,886	$134,488	$79,263	$141,453	$69,511	$738,096

Total gross write-offs:	$5	$11	$47	$234	$30	$312	$—	$639

Performing and Non-Accrual Loans

The Bank’s key credit quality indicator is a loan’s performance status, defined as accrual or non-accrual. Performing loans are considered to have a lower risk of loss and are on accrual status. Non-accrual loans include loans on which the accrual of interest has been discontinued. Accrual of interest is discontinued when the Bank believes that the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on non-accrual status when it becomes 90 days or more past due unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, accrued but uncollected interest income is reversed against interest income in the current period. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. Delinquent balances are determined based on the contractual terms of the loan adjusted for charge-offs and payments applied to principal.

The following table sets forth information regarding the Bank’s performing and non-accrual loans (in thousands):

	March 31, 2026
	Current	31-89 Days Past Due	90 Days or More Past Due And Accruing	Total Performing	Non-accrual	Total
Commercial and industrial:
Business loans	$124,380	$578	$—	$124,958	$725	$125,683
Agriculture	39,290	—	—	39,290	109	39,399
Owner-occupied commercial real estate	82,321	—	—	82,321	—	82,321
Commercial real estate	255,556	444	—	256,000	—	256,000
SBA	88,050	136	—	88,186	4,790	92,976
Consumer:
Automobile	3,510	—	—	3,510	—	3,510
Home equity	18,261	—	—	18,261	95	18,356
1st mortgage	29,157	256	—	29,413	860	30,273
Other	63,652	236	—	63,888	206	64,094
Land and land development	9,626	—	—	9,626	—	9,626
Construction	11,826	—	—	11,826	—	11,826

Total gross loans	$725,629	$1,650	$—	$727,279	$6,785	$734,064

	December 31, 2025
	Current	31-89 Days Past Due	90 Days or More Past Due And Accruing	Total Performing	Non-accrual	Total
Commercial and industrial:
Business loans	$121,598	$20	$—	$121,618	$2,977	$124,595
Agriculture	41,822	—	—	41,822	109	41,931
Owner-occupied commercial real estate	84,810	—	—	84,810	—	84,810
Commercial real estate	259,898	161	—	260,059	—	260,059
SBA	85,825	—	—	85,825	4,796	90,621
Consumer:
Automobile	4,002	25	—	4,027	—	4,027
Home equity	17,189	—	—	17,189	95	17,284
1st mortgage	30,181	—	—	30,181	860	31,041
Other	64,382	458	—	64,840	332	65,172
Land and land development	9,601	—	—	9,601	—	9,601
Construction	8,955	—	—	8,955	—	8,955

Total gross loans	$728,263	$664	$—	$728,927	$9,169	$738,096

The following table sets forth information on the Bank’s non-accrual loans (in thousands):

	March 31, 2026
	Non-accrual loans with a related ACL	Non-accrual loans without a related ACL	Total Non-Accrual Loans
Commercial and industrial:
Business loans	$423	$302	$725
Agriculture	—	109	109
SBA	4,309	481	4,790
Consumer:
Home equity	95	—	95
1st mortgage	860	—	860
Other	—	206	206

Total	$5,687	$1,098	$6,785

	December 31, 2025
	Non-accrual loans with a related ACL	Non-accrual loans without a related ACL	Total Non-Accrual Loans
Commercial and industrial:
Business loans	$2,977	$—	$2,977
Agriculture	—	109	109
SBA	4,306	490	4,796
Consumer:
Home equity	95	—	95
1st mortgage	860	—	860
Other	—	332	332

Total	$8,238	$931	$9,169

The following table indicates the effect on interest income on loans if interest on non-accrual loans outstanding at period end had been recognized at original contractual rates (in thousands):

	Three Months Ended March 31,
	2026	2025
Interest income that would have been recorded	$206	$182
Interest income recorded	—	—

Effect on interest income on loans	$206	$182

Loan Modifications

The Company individually evaluates all modification to loans where the borrower is experiencing financial difficulty. In cases where the modification is determined to be at least as favorable to the Company as the terms for comparable loans to other borrowers with similar risk characteristics the loan is considered a new origination. In the event the evaluation determines that the modification is not in-line with terms for comparable loans, the Company considers these loans to be a modified loan. These types of modifications generally take the form of principal forgiveness, interest rate reduction, other-than-insignificant payment delay, or a term extension.

The following presents the amortized cost of loans to borrowers experiencing financial difficulty that were modified during the period by loan segment and modification type (in thousands):

March 31, 2026
	Payment Modification	Total	Percentage of Total Loans
Commercial and industrial	$—	$—	—%
SBA	—	—	—

Total	$—	$—	—%

Loan modifications to borrowers experiencing financial difficulty during the first three months of 2026 did not result in principal forgiveness.

	March 31, 2025
	Payment Modification (1)	Total	Percentage of Total Loans
Commercial and industrial	$90	$90	—%
SBA	89	89	—

Total	$179	$179	—%

(1)	Modifications reduced payments for eleven months.

Loan modifications to borrowers experiencing financial difficulty during the first three months of 2025 did not result in principal forgiveness. The following table sets forth information regarding the payment status of modified loans to borrowers experiencing financial difficulty (in thousands):

	As of March 31, 2026
	Current	31-89 Days Past Due	90 Days or More Past Due	Total
Commercial and industrial	$—	$—	$—	$—
SBA	—	—	—	—

Total	$—	$—	$—	$—

	As of March 31, 2025
	Current	31-89 Days Past Due	90 Days or More Past Due	Total
Commercial and industrial	$—	$—	$90	$90
SBA	—	—	89	89

Total	$—	$—	$179	$179

Collateral-Dependent Loans

A financial asset is considered collateral-dependent when the debtor is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. The following tables present the amortized cost basis of collateral-dependent loans by class and the specific allowance (in thousands):

	As of March 31, 2026
	Principal Balance	Specific Allowance
Commercial and industrial: Business loans	$303	$—
Commercial and industrial: Agriculture	109	—
Commercial real estate	2,761	—
SBA	4,737	633
Consumer: 1st Mortgage	860	81
Consumer: Other	205	—

Total	$8,975	$714

	As of December 31, 2025
	Principal Balance	Specific Allowance
Commercial and industrial: Business loans	$2,977	$2,010
Commercial and industrial: Agriculture	109	—
SBA	4,741	511
Consumer: 1st Mortgage	860	81
Consumer: Other	332	—

Total	$9,019	$2,602

NOTE 6 – Earnings Per Share

The following table shows the amounts used in computing per share results:

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Denominator for basic earnings per share:
Average common shares outstanding	3,541,774	3,540,080
Dilutive effect of stock compensation	—	969

Denominator for diluted earnings per share	3,541,774	3,541,049
Numerator (in thousands):
Net income	$2,164	$1,764

Basic earnings per common share	$0.61	$0.50

Diluted earnings per common share	$0.61	$0.50

NOTE 7 – Share-Based Compensation

The Company may grant share-based compensation at prices equal to the fair value of the stock at the grant date. The Company has two share-based plans for certain key employees and directors whereby shares of common stock have been reserved for awards in the form of stock options or restricted stock awards. The plans are as follows:

	1995	2015	Total
Total Shares in Plan	250,000	50,000	300,000
Total Shares Available for Issuance	44,701	7,444	52,145

Following is a summary of restricted stock activities for the three-month periods ending March 31:

	Three Months Ended March 31, 2026		Three Months Ended March 31, 2025
	Number Restricted Stock Shares	Weighted Average Grant Date Fair Value	Number Restricted Stock Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of period	—	$—	3,750	$23.10
Granted	—	—	—	—
Vested	—	—	—	—
Forfeited	—	—	—	—

Outstanding, end of period	—	—	3,750	23.10

The Company did not recognize any share-based compensation expense related to restricted stock for the three-month period ended March 31, 2026. The Company recognized share-based compensation expense of $7 thousand related to restricted stock for the three-month period ended March 31, 2025.

At March 31, 2026, the Company did not have any remaining unamortized restricted stock compensation expense.

NOTE 8 – Revenue from Contracts with Customers

The following table disaggregates non-interest income subject to ASC 606 (in thousands):

	Three Months Ended March 31,
	2026	2025
Service charges on deposits	$160	$145
Bankcard fees	249	249
Bank charges and service fees not within scope of ASC 606	273	274

Total bank charges and service fees	682	668
Wealth management revenue	575	521

Total wealth management revenues	575	521
Other	11	10
Other not within the scope of ASC 606 (a)	136	186

Total other	147	196
Other non-interest income not within the scope of ASC 606 (a)	6	(1)

Total non-interest income	$1,410	$1,384

(a)	This revenue is not within the scope of ASC 606, and includes fees related to gains on sale of loans, revenue from investments in SBIC, and various other transactions.

The Company had no material contract assets or remaining performance obligations as of March 31, 2026. Total receivables from revenue recognized under the scope of ASC 606 were $573 thousand as of March 31, 2026, and $573 thousand as of December 31, 2025. These receivables are included as part of the Other assets line on the Company’s Consolidated Balance Sheets.

NOTE 9 – Fair Value Measurements

FASB ASC 820, Fair Value Measurement, defines fair value and establishes a framework for measuring fair value of assets and liabilities using a hierarchy system consisting of three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets that the Company has the ability to access.

Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which significant assumptions are observable in the market.

Level 3: Valuation is generated from model-based techniques that use significant assumptions not observable in the market and are used only to the extent that observable inputs are not available. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability.

For the periods presented, Treasury Securities were considered to be Level 1 while all other assets and liabilities valued at fair value were considered to be Level 2. There were no transfers into or out of the respective levels during the periods presented.

The following tables summarize the financial assets and liabilities of the Company for which fair values are determined on a recurring basis (in thousands):

	Carrying Value at March 31, 2026				Three Months Ended March 31, 2026
	Total	Level 1	Level 2	Level 3	Total Gains/ (Losses)
ASSETS
Debt securities available for sale	$111,054	$10,607	$100,447	$—	$—

Total assets at fair value	$111,054	10,607	$100,447	$—	$—

	Carrying Value at December 31, 2025				Twelve Months Ended December 31, 2025
	Total	Level 1	Level 2	Level 3	Total Gains/ (Losses)
ASSETS
Debt securities available for sale	$114,670	$10,583	$104,087	$—	$—

Total assets at fair value	$114,670	$10,583	$104,087	$—	$—

NOTE 10 – Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	Level in Fair Value Measurement Hierarchy	March 31, 2026		December 31, 2025
		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	Level 1	$179,736	$179,736	$211,451	$211,451
Federal Reserve Bank and Federal Home Loan Bank stock	Level 2	2,466	2,466	2,386	2,386
Gross loans held for investment	Level 2	734,064	722,310	738,096	738,061
Accrued interest receivable	Level 2	4,059	4.059	4,395	4,395

		$920,325	$908,571	$956,328	$956,293

Liabilities and Stockholders’ Equity:
Deposits, noninterest-bearing	Level 2	$174,630	$174,630	$177,618	$177,618
Deposits, interest-bearing	Level 2	757,832	757,387	794,183	793,792
Accrued interest payable	Level 2	1,626	1,626	1,638	1,638
Guaranteed preferred beneficial interests in Company’s subordinated debentures	Level 2	15,464	12,677	15,464	12,716

		$949,552	$946,320	$988,903	$985,764

Financial instruments with off-balance-sheet risk:
Commitments to extend credit	Level 2	$—	$179	$—	$182
Standby and commercial letters of credit	Level 2	$—	$51	$—	$42

NOTE 11 – Federal Home Loan Bank Advances

As of March 31, 2026, the Bank had no Federal Home Loan Bank (FHLB) advances outstanding. At March 31, 2026, the Bank had loans with unamortized principal balances of approximately $249.1 million pledged as collateral to the FHLB.

As of December 31, 2025, the Bank had no FHLB advances outstanding. At December 31, 2025, the Bank had loans with unamortized principal balances of approximately $236.7 million pledged as collateral to the FHLB.

As of March 31, 2026, the Bank has the ability to draw advances up to approximately $152.5 million based upon the aggregate collateral that is currently pledged, subject to additional FHLB stock purchase requirements.

NOTE 12 – Other Borrowings

The following table presents selected information regarding other borrowings (in thousands):

March 31, 2026
Unsecured Borrowing Lines:
		Line	Outstanding	Available
BNC National Bank lines (1)		$34,500	$—	$34,500

Secured Borrowing Lines:
	Collateral Pledged	Line	Outstanding	Available
BNC National Bank line	$2,955	$1,800	$—	$1,800
BNCCORP line	117,805	10,000	—	10,000

Total	$120,760	$11,800	$—	$11,800

(1)	The unsecured BNC National Bank Lines consists of three separate lines with three institutions in individual amounts of $12.5 million, $12 million, and $10 million.

At March 31, 2026, the pledged collateral for the secured BNC National Bank line was comprised of commercial real estate loans and the pledged collateral for the secured BNCCORP line is the common stock of BNC National Bank.

December 31, 2025
Unsecured Borrowing Lines:
		Line	Outstanding	Available
BNC National Bank lines (1)		$34,500	$—	$34,500

Secured Borrowing Lines:
	Collateral Pledged	Line	Outstanding	Available
BNC National Bank line	$2,987	$1,849	$—	$1,849
BNCCORP line	115,083	10,000	—	10,000

Total	$118,070	$11,849	$—	$11,849

(1)	The unsecured BNC National Bank Lines consists of three separate lines with three institutions in individual amounts of $12.5 million, $12 million, and $10 million.

At December 31, 2025, the pledged collateral for the secured BNC National Bank line was comprised of commercial real estate loans and the pledged collateral for the secured BNCCORP line is the common stock of BNC National Bank.

NOTE 13 – Guaranteed Preferred Beneficial Interests in Company’s Subordinated Debentures

In July 2007, BNCCORP issued $15.5 million of floating rate subordinated debentures. During the third quarter of 2023 the index rate and spread converted from three-month LIBOR plus 1.40% to three-month SOFR plus

1.66%. The interest rate at March 31, 2026, and December 31, 2025, was 5.32% and 5.65%, respectively. The subordinated debentures mature on October 1, 2037. The subordinated debentures may be redeemed at par and the corresponding debentures may be prepaid at the option of BNCCORP, subject to approval by the Federal Reserve Board.

NOTE 14 – Stockholders’ Equity

Regulatory restrictions exist regarding the ability of the Bank to transfer funds to BNCCORP in the form of cash dividends. Approval of the Office of the Comptroller of the Currency (OCC), the Bank’s principal regulator, is required for BNC National Bank to pay dividends to BNCCORP in excess of the Bank’s net profits from the current year plus retained net profits for the preceding two years.

BNCCORP is required to consult with the Federal Reserve Board prior to declaring a cash dividend to stockholders. On February 2, 2024, BNCCORP’s Board of Directors declared a $2.25 per share special cash dividend that was paid on March 25, 2024, and on December 18, 2024, BNCCORP’s Board of Directors declared a $4.00 per share special cash dividend that was paid on January 14, 2025.

BNCCORP’s Board of Directors approved a share repurchase program authorizing the Company to repurchase up to 175,000 shares of BNCCORP, INC. outstanding common stock. During the first quarter of 2024, the Company repurchased 50,000 shares of common stock for a total cost of $1.2 million, or $23.25 per share, excluding the cost of commissions, transaction charges and taxes. No other share repurchases of common stock have been made by the Company. As of March 31, 2026, 125,000 shares remained under the current authorized share repurchase program. Share repurchases can be made through open market purchases, unsolicited and solicited privately negotiated transactions, or in accordance with terms of Rule 10b-18 promulgated under the Securities Exchange Act of 1934. The Company will not repurchase shares from directors or officers of the Company under the authorization. The Company will contemplate share repurchases subject to market conditions and other factors, including legal and regulatory restrictions and required approvals.

NOTE 15 – Regulatory Capital and Current Operating Environment

BNCCORP and BNC National Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet capital requirements mandated by regulators can trigger certain mandatory and discretionary actions by regulators. Such actions, if undertaken, could have a direct material adverse effect on the Company’s financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BNCCORP and BNC National Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Regulators may also impose capital requirements that are specific to individual institutions. The requirements are generally above the statutory ratios.

At March 31, 2026, the Company’s capital ratios exceeded all regulatory capital thresholds and maintained sufficient capital conservation buffers to avoid limitations on certain types of capital distributions.

At March 31, 2026, and December 31, 2025, the regulatory capital amounts and ratios were as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes			To be Well Capitalized				Amount in Excess of Well Capitalized
	Amount	Ratio	Amount	Ratio		Amount		Ratio		Amount		Ratio
March 31, 2026
Total Risk-Based Capital:
Consolidated	$138,301	15.99%	$69,207	≥	8.00%	$	N/A	N/A	%	$	N/A	N/A	%
BNC National Bank	131,642	15.24	69,125	≥	8.00		86,406	10.00			45,236	5.24
Tier 1 Risk-Based Capital:
Consolidated	129,539	14.97	51,905	≥	6.00		N/A	N/A			N/A	N/A
BNC National Bank	122,879	14.22	51,843	≥	6.00		69,125	8.00			53,754	6.22
Common Equity Tier 1 Risk-Based Capital:
Consolidated	114,075	13.19	38,929	≥	4.50		N/A	N/A			N/A	N/A
BNC National Bank	122,879	14.22	38,883	≥	4.50		56,164	6.50			66,715	7.72
Tier 1 Leverage Capital:
Consolidated	129,539	11.87	43,648	≥	4.00		N/A	N/A			N/A	N/A
BNC National Bank	122,879	11.28	43,591	≥	4.00		54,488	5.00			68,391	6.28
Tangible Common Equity (to total assets): (a)
Consolidated	108,592	10.22	N/A		N/A		N/A	N/A			N/A	N/A
BNC National Bank	117,805	11.10	N/A		N/A		N/A	N/A			N/A	N/A
December 31, 2025
Total Risk-Based Capital:
Consolidated	$137,792	16.02%	$68,804	≥	8.00%	$	N/A	N/A	%	$	N/A	N/A	%
BNC National Bank	130,496	15.19	68,722	≥	8.00		85,902	10.00			44,594	5.19
Tier 1 Risk-Based Capital:
Consolidated	127,358	14.81	51,603	≥	6.00		N/A	N/A			N/A	N/A
BNC National Bank	120,062	13.98	51,541	≥	6.00		68,722	8.00			51,340	5.98
Common Equity Tier 1 Risk-Based Capital:
Consolidated	111,894	13.01	38,702	≥	4.50		N/A	N/A			N/A	N/A
BNC National Bank	120,062	13.98	38,656	≥	4.50		55,836	6.50			64,226	7.48
Tier 1 Leverage Capital:
Consolidated	127,358	12.40	41,071	≥	4.00		N/A	N/A			N/A	N/A
BNC National Bank	120,062	11.71	41,015	≥	4.00		51,269	5.00			68,793	6.71
Tangible Common Equity (to total assets): (a)
Consolidated	106,507	9.68	N/A		N/A		N/A	N/A			N/A	N/A
BNC National Bank	115,083	10.47	N/A		N/A		N/A	N/A			N/A	N/A

(a)	Tangible common equity ratio is calculated by dividing common equity, less intangible assets, by total period end assets.

The most recent notifications from the OCC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. Management believes the Bank remains well capitalized through the date for which subsequent events have been evaluated.

NOTE 16 – Subsequent Events

On April 28, 2026, BNCCORP entered into an Agreement and Plan of Merger (the “Merger Agreement”) with OppFi Inc. (“OppFi”), and Birch Merger Sub, LLC, a wholly owned subsidiary of OppFi (“Merger Sub”). Pursuant to the Merger Agreement, BNCCORP will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of OppFi (the “Merger”). Immediately following the Merger, an interim bank and wholly owned subsidiary of OppFi will be formed and merge with and into the Bank (to be renamed OppFi Bank, N.A.), surviving as a wholly owned subsidiary of OppFi (together with the Merger, the “Transaction”). At the effective time of the Merger, each outstanding share of the BNCCORP’s common stock (other than certain excluded shares) will be converted into the right to receive (i) $19.375 in cash and (ii) 1.90 shares of the Class A common stock of OppFi. Because the exchange ratio of 1.90 shares of OppFi common stock for each share of the BNCCORP’s stock is fixed, the value of the merger consideration will fluctuate until closing based on the value of OppFi’s stock price. The consummation of the Transaction is subject to customary closing conditions, including the receipt of regulatory approvals.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

OPPFI INC.,

BIRCH MERGER SUB, LLC

and

BNCCORP, INC.

Dated as of April 28, 2026

A-i

(continued)

A-ii

(continued)

Exhibit A - List of Signatories to Voting and Restriction Agreement
Exhibit B - Form of Voting and Restriction Agreement

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2026 (this “Agreement”), is by and among OppFi Inc., a Delaware corporation (“Parent”), Birch Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), and BNCCORP, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.15.

WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent, and pursuant to the Merger each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) Canceled Shares and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth herein;

WHEREAS, immediately following the Merger, an interim national bank and wholly owned subsidiary of Parent to be formed following the date hereof (the “Oak Interim Bank”) will be merged with and into Birch Bank, with Birch Bank as the surviving bank (the “Bank Merger”, and together with the Merger, the “Mergers”).

WHEREAS, immediately following the Bank Merger, Parent shall promptly contribute or cause to be contributed by merger or otherwise certain assets to Surviving Bank (as defined below) and Surviving Bank will execute its business plan (collectively, such transactions, the “Core Transactions”);

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, including the Mergers, (ii) adopted a resolution which declares that the Transactions, including the Mergers, are advisable on substantially the terms and conditions set forth or referred to in this Agreement and such resolution, (iii) adopted a resolution recommending that the stockholders of the Company approve the Transactions, including the Mergers (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the Transactions, including the Mergers, be submitted for consideration at a special meeting of the stockholders;

WHEREAS, as a condition and an inducement for Parent to enter into this Agreement, each stockholder, director or officer of the Company listed on Exhibit A hereto has simultaneously herewith entered into a voting and lockup agreement substantially in the form attached hereto as Exhibit B (the “Voting and Restriction Agreement”);

WHEREAS, the Board of Directors of Parent, at a meeting duly called and held, has unanimously adopted this Agreement and duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions, including the Mergers and the issuance of shares of Parent Common Stock pursuant to the Merger and this Agreement;

WHEREAS, Parent, in its capacity as the managing member of Merger Sub, has (i) determined that it is in the best interests of Merger Sub, and declared it advisable that, Merger Sub enter into this Agreement and consummate the Transactions, including the Mergers, (ii) adopted a resolution which declares that the Transactions, including the Mergers, are advisable on substantially the terms and conditions set forth or referred to in this Agreement and such resolution, and (iii) approved and adopted this Agreement and the consummation by Merger Sub of the Transactions, including the Mergers, by written consent in accordance with the DLLCA;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

The Merger

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the surviving company in the Merger. Merger Sub, as the surviving company after the Merger, is hereinafter referred to as the “Surviving Company”.

Section 1.02. Closing. Unless this Agreement has earlier been terminated pursuant to Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the fifth (5th) Business Day following the satisfaction or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) at the Closing), remotely by exchange of documents and signatures (or their electronic counterparts) unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 1.03. Effective Time. Subject to the provisions of this Agreement, concurrently with the Closing, the Company shall cause a certificate of merger to be duly executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and the DLLCA (the “Certificate of Merger”) and to be filed with the Secretary of State of the State of Delaware (the “DE SOS”), and shall make all other filings, recordings or publications, and deliver or cause to be delivered, as applicable, any Taxes and fees, required under the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is duly filed with and accepted for record by the DE SOS or at such later time (not to exceed thirty (30) days after the Certificate of Merger is accepted for record by the DE SOS) as is agreed to by the parties hereto in writing prior to the filing of the Certificate of Merger and specified in the Certificate of Merger in accordance with the DGCL and the DLLCA (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects provided in this Agreement and in the applicable provisions, including Section 264 of the DGCL and Section 18-209 of the DLLCA.

Section 1.05. Certificate of Formation and Operating Agreement of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock, (a) the certificate of formation of the Surviving Company shall remain in its entirety to be in the form of the certificate of formation of Merger Sub, until thereafter amended, as provided therein or by applicable Law (and subject to Section 5.06) and (b) the limited liability company agreement of the Surviving Company shall remain in its entirety to be in the form of the limited liability company agreement of Merger Sub (the “Operating Agreement”), until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06).

Section 1.06. Managing Member and Officers of the Surviving Company.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock, the managing member of Merger Sub immediately prior to the Effective Time shall be the managing member of the Surviving Company immediately following the Effective Time, and shall hold office until its successor is duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Operating Agreement or applicable Law.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation, retirement, disqualification or removal in accordance with the Operating Agreement or applicable Law.

Section 1.07. Bank Merger. Immediately following the Merger (and, for the avoidance of doubt, following the establishment of Oak Interim Bank), Oak Interim Bank will be merged with and into Birch Bank, with Birch Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”). Following the Bank Merger, the separate existence of Oak Interim Bank shall cease. The parties hereto agree that the Bank Merger shall become effective immediately following the Merger (and, for the avoidance of doubt, following the establishment of Oak Interim Bank). The Bank Merger shall be implemented pursuant to a subsidiary plan of merger (the “Subsidiary Plan of Merger”), in a form to be mutually agreed between Parent and the Company. In order to obtain the necessary regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished: (a) prior to filing applications for receipt of regulatory approval of the Bank Merger, (i) (A) the Company shall cause the board of directors of Birch Bank to approve the Subsidiary Plan of Merger, (B) the Company, as the sole stockholder of Birch Bank, shall approve the Subsidiary Plan of Merger, and (C) the Company shall cause the Subsidiary Plan of Merger to be duly executed by Birch Bank and delivered to Parent, and, (ii) (y) if required, the board of directors of Parent shall approve the Subsidiary Plan of Merger, and (z) Parent shall execute and deliver to Birch Bank the Subsidiary Plan of Merger, and (b) as soon as practicable following the receipt of regulatory approval of the formation of Oak Interim Bank, (i) Parent shall cause the board of directors of Oak Interim Bank to approve the Subsidiary Plan of Merger, (ii) Parent, as the sole stockholder of Oak Interim Bank, shall approve the Subsidiary Plan of Merger, and (iii) Parent shall cause the Subsidiary Plan of Merger, or a joinder thereto, to be duly executed by Oak Interim Bank and delivered to the Company. Prior to the Effective Time, the Company shall cause Birch Bank, and Parent shall cause Oak Interim Bank, to execute and file such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Merger.

Section 1.08. Other Core Transactions. The Company, Birch Bank and Parent will cooperate and use their respective reasonable best efforts to effect the Core Transactions as contemplated in the recitals to this Agreement. Parent agrees that it shall have principal responsibility for effecting the foregoing and obtaining the regulatory approvals with respect thereto, and the Company and Birch Bank will cooperate in good faith and take such actions as are reasonably required in connection with the application process and authorization of such matters, which such actions shall be in accordance with applicable Law.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or any membership interest of Merger Sub:

(a) Cancellation of Certain Shares. All shares of Company Common Stock that are (i) owned by the Company (including as treasury stock) or (ii) held by Parent or Merger Sub, in each case immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor (collectively, the “Canceled Shares”).

(b) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the Effective Time (other than (i) the Canceled Shares and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be converted automatically into and shall thereafter represent only the right to receive (A) an amount in cash equal to $19.375 per share, without interest (such amount, the “Cash Consideration”) and (B) such number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), subject to compliance with the procedures set forth in Section 2.02. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Share Certificate”) or of non-certificated shares of Company Common Stock held in direct registry form (each, a “Book-Entry Share”) (other than Share Certificates or Book-Entry Shares representing (x) Canceled Shares and (y) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid and issued in consideration therefor.

Section 2.02. Exchange Matters.

(a) Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the payment of the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock and the distribution of the Stock Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date, shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent (i) cash in an aggregate amount sufficient to pay the Cash Consideration, other than the amount payable in lieu of fractional shares pursuant to Section 2.05 and (ii) shares of Parent Common Stock sufficient in order for the Exchange Agent to distribute the aggregate Stock Consideration and (iii) in addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable on such shares of Parent Common Stock pursuant to Section 2.02(c) which had not theretofore been surrendered for exchange pursuant to Section 2.02(c) (such cash, shares of Parent Common Stock and dividends or other distributions with respect thereto are collectively referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the cash included in the Exchange Fund shall be invested by the Exchange Agent if and as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Company to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of Cash Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), Parent and the Surviving Company shall cause the Exchange Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of a Share Certificate (other than a Share Certificate representing (A) Canceled Shares or (B) Appraisal Shares, which shall be treated in accordance with Section 2.06) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Share Certificate shall pass, only upon delivery of such Share Certificate (or affidavits in lieu thereof in accordance with Section 2.02(d)) to the Exchange Agent), which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date, and (y) instructions for use in effecting the surrender of such Share Certificate to the Exchange Agent in exchange for the Merger Consideration as provided in Section 2.01(b).

(ii) Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Exchange Agent), and surrender to the Exchange Agent of Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)), as contemplated in subsection (i) of this Section 2.02(b), Parent and the Surviving Company shall instruct the Exchange Agent to, as promptly as practicable, pay and distribute to the holder of such Share Certificate the aggregate Merger Consideration that such holder has the right to receive pursuant to this Agreement (in each case, with respect to the shares of Company Common Stock formerly represented by such Share Certificate), and the Share Certificates so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Share Certificate (other than a Share Certificate representing (A) Canceled Shares and (B) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.02.

(iii)(A) The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (x) Canceled Shares or (y) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Exchange Agent or to take any other action to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.01(b); provided, that such Persons may be required to comply with procedures as may customarily be required by the Exchange Agent for holders of Book-Entry Shares. (B) With respect to shares of Company Common Stock held, directly or indirectly, through the Depository Trust Company (“DTC”), Parent and the Company shall cooperate to establish procedures with the Exchange Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 2.01(b).

(iv) If payment and distribution of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Share Certificate is registered, Parent may cause the Exchange Agent to pay and distribute the Merger Consideration to such Person only if such Share Certificate (if applicable) is properly endorsed and otherwise in proper form for transfer and is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes required by reason of the payment and distribution of the Merger Consideration to a Person other than the Person in whose name the surrendered Share Certificate is registered have been paid or are not applicable. Payment and distribution of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer records of the Company. None of Parent, Merger Sub or the Surviving Company shall have any liability for the transfer and other similar Taxes described in the immediately preceding sentence under any circumstance.

(c) Distributions with Respect to Unexchanged Shares.

(i) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Share Certificate formerly representing Company Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.05, until the surrender of such Share Certificate in accordance with this Section 2.02. Subject to applicable Law, following surrender of any such Share Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), payable with respect to such shares of Parent Common Stock.

(ii) Subject to applicable Law, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange for Book-Entry Shares in accordance with this Section 2.02, without interest, (A) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to Section 2.02(b), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 2.02(b), payable with respect to such shares of Parent Common Stock.

(d) Transfer Books; No Further Ownership Rights. The Merger Consideration paid and issued in respect of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Share Certificates or Book-Entry Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.02(c)), and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(f), if, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to Parent, the Surviving Company or the Exchange Agent, for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Share Certificate, the Exchange Agent (or, after dissolution of the Exchange

Fund, Parent) will pay and distribute, in exchange for such lost, stolen or destroyed Share Certificate, the applicable aggregate Merger Consideration to be paid and distributed in respect of the shares of Company Common Stock formerly represented by such Share Certificate, as contemplated by this Article II, and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 2.02(c) had such lost, stolen or destroyed Share Certificate been surrendered as provided in this Article II.

(f) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, Parent and the Surviving Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders who have not theretofore complied with this Article II shall be entitled to look only to Parent and the Surviving Company, as applicable, for, and Parent and the Surviving Company shall remain liable for, payment and distribution of such holders’ claims for the Merger Consideration pursuant to the provisions of this Article II. Subject to Section 2.02(g), any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Exchange Agent shall be liable to any Person for any Merger Consideration or portion of the Exchange Fund properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. If any Share Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Share Certificate would otherwise escheat to or become the property of any Governmental Authority, any Merger Consideration in respect of such Share Certificate shall, to the extent permitted by applicable Law, immediately prior to such date, become the property of the Surviving Company, subject to the claims of any holder of Company Common Stock entitled to payment of Merger Consideration who has not heretofore complied with this Article II.

(h) Withholding. Each of Parent, Merger Sub, the Company, the Surviving Company, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Any amounts so deducted or withheld shall be paid over to the relevant Governmental Authority.

Section 2.03. Treatment of Nonqualified Deferred Compensation Plan and Deferred Compensation Plan for Directors. Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as may be required to provide for the treatment of the BNCCorp, Inc. Nonqualified Deferred Compensation Plan and the BNCCorp, Inc. Deferred Compensation Plan for Directors contemplated in Section 2.03 of the Company Disclosure Letter. The form and substance of any such resolutions or other actions shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld or delayed.

Section 2.04. Adjustments. If between the date hereof and the Effective Time, any change in the outstanding shares of Company Common Stock or Parent Common Stock, or securities exchangeable into or exercisable for shares of Company Common Stock or Parent Common Stock, shall occur as a result of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock or Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other number or amount contained herein which is based upon the price or the number or fraction of shares of Company Common Stock or Parent Common Stock shall be appropriately adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock or Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, however, that (a) in no event shall the aggregate Merger Consideration after giving effect to any such event exceed the value of the Merger Consideration that would have been payable pursuant to Section 2.01 had such event not occurred and (b) nothing in this Section 2.04 shall permit any party to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

Section 2.05. Fractional Shares. No fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01 and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Common Stock that would otherwise be entitled to such fractional shares shall be entitled to be paid an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) such fractional part of a share of Parent Common Stock and (b) the closing price on the NYSE for a share of Parent Common Stock on the last trading day immediately preceding the date of this Agreement. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.

Section 2.06. Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(b), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(b), without interest thereon.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and Parent shall have the right to participate in and, after the Effective Time, direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle (or offer to settle), any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or notices.

Section 2.07. Tax Treatment. For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except (i) as set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (ii) as set forth in the Company OTC Documents filed or furnished concurrently with or prior to the execution of this Agreement:

Section 3.01. Organization; Standing; Subsidiaries.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the DE SOS and has all requisite corporate power and corporate authority necessary to own, lease, and operate all of its properties and assets, and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such license or qualification is necessary (including to own or lease its properties and assets), except for those jurisdictions where failure to be so licensed or qualified would not have a Company Material Adverse Effect. The Company is a bank holding company duly registered with the Federal Reserve under the BHC Act. The Company has made available to Parent complete and correct copies of the Company Charter Documents and any certificate of formation, bylaws or equivalent organizational or governing documents of each Subsidiary of the Company, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions thereof in any material respect.

(b) All of the Subsidiaries of the Company and their respective jurisdictions of incorporation, organization or formation are set forth on Section 3.01(b) of the Company Disclosure Letter. Except as set forth on Section 3.01(b) of the Company Disclosure Letter, and except for the Equity Interests of its Subsidiaries, the Company does not own, directly or indirectly, any Equity Interests in any Person, or any interest convertible into, exercisable or exchangeable for any such Equity Interest. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (where such concept is recognized under applicable Law) and has all corporate or organizational power and corporate or organizational authority required to own, lease, and operate all of its properties and assets and to carry on its business as now conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where such license or qualification is necessary (including to own or lease its properties and assets), except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. Birch Bank is authorized by the OCC to engage in the business of banking as a national bank. Except as set forth in Section 3.01(b) of the Company Disclosure Letter, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each Subsidiary of the Company, free and clear of all Liens, other than restrictions imposed by applicable securities Laws or the organizational documents of any such Subsidiary. There are no Company Subsidiary Securities other than those owned by the Company or one of its Subsidiaries.

Section 3.02. Capitalization.

(a) The authorized capital stock of the Company consists of 11,300,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company

Preferred Shares”). At the close of business on April 27, 2026 (the “Capitalization Date”), (i) 3,544,274 shares of Company Common Stock were issued and outstanding, and (ii) no Company Preferred Shares were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, subscription right or any similar right under applicable Laws, any provision of the Company Charter Documents or any Contract to which the Company or its Subsidiaries is a party or otherwise bound. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of capital stock of, or other equity or voting interest in, the Company.

(b) Except as described in Section 3.02(a) or set forth in Section 3.02(b) of the Company Disclosure Letter, since the Capitalization Date through the date hereof and, except as expressly permitted pursuant to Section 5.01(b)(i), after the date hereof through the Closing, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding subscriptions, options, warrants, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights or other rights (including preemptive rights or anti-dilution rights), obligations, commitments or agreements to acquire from the Company any capital stock of, other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company (nor has the Company or any of its Subsidiaries made any promises to issue or grant any such arrangements), (iv) no obligations, commitments or agreements of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interest in, the Company, (v) to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”), (vi) no stockholder agreements, voting trusts or other agreements, arrangements or understandings to which the Company is a party or of which the Company has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of the Company, and (vii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding obligations, commitments or agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company or any of its Subsidiaries to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or Company Subsidiary Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities or Company Subsidiary Securities. The Company has no debt that is secured by Birch Bank capital stock.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company or any of its Subsidiaries may vote (“Company Voting Debt”).

(d) The authorized capital stock of Birch Bank consists of 50,000 shares of common stock, par value $100.00 per share (the “Birch Bank Common Stock”). 15,000 shares of Birch Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Birch Bank Common Stock (and other equity interests in Birch Bank) are directly and beneficially owned and held by the Company, free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable Laws and restrictions on transfer that arise pursuant to this Agreement or other relevant documents relating to the Transaction).

(e) There are no (i) Contracts under which Birch Bank is or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Birch Bank, (ii) Contracts under which Birch Bank is or may become obligated to register shares of the Company’s capital stock or other securities under the Securities Act, (iii) stockholders agreements, voting trusts or other agreements, arrangements or understandings to which Birch Bank is a party or of which the Company has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Birch Bank, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholder of Birch Bank may vote. The Company and its Subsidiaries are under no obligation to register under the Securities Act the shares or any other securities of Birch Bank, whether currently outstanding or that may subsequently be issued. There are no Contracts pursuant to which Birch Bank is or could be required to register shares of Birch Bank’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Birch Bank.

(f) Except as set forth on Section 3.02(f) of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (the “Company Subsidiary Securities”) are owned directly or indirectly, beneficially and of record, by the Company or a Subsidiary of the Company, in each case, free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests arising under applicable securities Laws). Each Company Subsidiary Security which is held, directly or indirectly, by the Company or a Subsidiary of the Company, is duly authorized, validly issued, and, to the extent applicable, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and have been issued or granted, as applicable, in compliance in all material respects with applicable Laws and Contracts to which such Subsidiary is a party or bound. There are (i) no outstanding securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, such Subsidiary, (ii) no existing Equity Rights with respect to the securities of any Subsidiary of the Company, (iii) no obligations, commitments or agreements of any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interest in, such Subsidiary, and (iv) no obligations, commitments or agreements of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Company Subsidiary Security. None of the outstanding shares of capital stock of any Subsidiary of the Company has been issued in violation of or subject to any preemptive rights, transfer restrictions, other rights to subscribe for or purchase securities or other similar rights of any Person. There are no outstanding obligations, commitments or agreements of any kind that obligate any Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary Security, or obligate any of Subsidiary of the Company to grant, extend or enter into any such agreements relating to any Company Subsidiary Security, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any capital stock of, or other equity or voting interest in, such Subsidiary. Section 3.02(f) of the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries of the Company.

Section 3.03. Authority; Noncontravention.

(a) The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.13 are true and correct and, subject to the receipt of the Company Stockholder Approval and the Regulatory Approvals (as defined below), to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and, assuming the representations and warranties set forth in Section 4.13 are true and correct, the consummation by it of the Transactions have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the DE SOS pursuant to the DGCL and the DLLCA, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, including the Mergers, (ii) adopted a resolution which declares that the Transactions, including the Mergers, are advisable on substantially the terms and conditions set forth or referred to in this Agreement and such resolution, (iii) adopted a resolution making the Company Board Recommendation and (iv) directed that this Agreement and the Transactions, including the Mergers, be submitted for consideration at a special meeting of the stockholders.

(c) Assuming the representations and warranties set forth in Section 4.13 are true and correct, the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the Merger (such approval, the “Company Stockholder Approval”) at the Company Stockholders’ Meeting or any adjournment or postponement thereof is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Transactions, including the Mergers.

(d) Except as set forth in Section 3.03(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (with or without notice or lapse of time or both) (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the consents, approvals, orders, licenses, permits and authorizations referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings, declarations, notifications and registrations referred to in Section 3.04 are made and, as applicable, obtained, and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate or conflict with any Law or Judgment applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (y) violate, conflict with, breach, constitute a default (with or without notice or lapse of time, or both) under, or give rise to or result in any right of termination, acceleration, payment, modification, right of first refusal, or cancellation of, or approval, consent or notice under, any Contract or Permit to which the Company or any of its Subsidiaries is a party or (z) result in the creation or imposition of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not have a Company Material Adverse Effect.

Section 3.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”), and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of the Registration Statement, (b) compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), (c) the filing of the Certificate of Merger with the DE SOS pursuant to the DGCL and the DLLCA, (d) compliance with the BHC Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, the Federal Reserve Act, the Federal Deposit Insurance Act and the National Bank Act, (e) the consents, approvals, orders, licenses, permits, authorizations, filings, notifications, declarations or registrations from the OCC, Federal Reserve, Federal Deposit Insurance Corporation, and any other Governmental Authority (including any state banking or consumer finance regulatory agency) necessary or advisable to effect the Mergers and the Core Transactions and to retain the existing regulatory capital treatment of the Trust Preferred Securities as described in Section 5.12, (f) compliance with any applicable state securities or blue sky laws, (g) those consents, approvals, orders, licenses, permits, authorizations, filings, notifications, declarations or registrations that arise solely as a result of the specific identity, structure, ownership, insiders or business plan of Parent (and would not apply to a third party acquiror of the Company), and (h) such consents, approvals, or notifications as may be associated with any loans or loan programs sponsored or guaranteed by a Governmental Authority as described on Section 3.04 of the Company Disclosure Letter, and assuming the representations and warranties set forth in Section 4.14 are true and correct, to Knowledge of the Company, no consent, approval, order, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, orders, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not have a Company Material Adverse Effect. Those items listed above in (e) and (g) are collectively referred to herein as the “Regulatory Approvals.”

Section 3.05. Regulatory Reports . Since January 1, 2023, the Company and each of its Subsidiaries has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with the OCC, FDIC, the Federal Reserve or any other Governmental Authority, as the case may be, and has paid all material fees and assessments due and payable in connection therewith, except where the failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operation or financial condition of the Company or any of its Subsidiaries. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents, and any that will be filed subsequent to the date of this Agreement and prior to Closing, were or will be true, complete and correct in all material respects and in compliance in all material respects with the requirements of any applicable Law and the rules and regulations of the applicable Governmental Authority. Subject to Section 8.19, no such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents are the subject of ongoing review, comment or investigation by any Governmental Authority. Since January 1, 2023, and subject to Section 8.19, there (a) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of the Company or any of its Subsidiaries, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures, or compliance with applicable Law of the Company or any of its Subsidiaries. Subject to Section 8.19 and except for routine examinations conducted by a Governmental Authority in the ordinary course of business, no Governmental Authority has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into or Action with respect to the business, operations, policies or procedures, or compliance with applicable Law of the Company or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have a material impact on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.

Section 3.06. Financial Matters.

(a)The Company has filed with, or furnished on a timely basis, all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Company and its Subsidiaries pursuant to the “OTCQX Best Market tier” disclosure guidelines of the OTC Markets Group, Inc. (“OTC”) since January 1, 2023 (collectively, the “Company OTC Documents”). As of their respective effective dates, or if amended or supplemented, as of the date of the last such amendment or supplement, the Company OTC Documents complied in all material respects with the requirements of the “OTCQX Best Market tier”. None of the Company OTC Documents at the time it was filed (or, if amended or supplemented, as of the date of the last amendment or supplement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Financial Industry Regulatory Authority and OTC as to the quotation of the Company Common Stock on the “OTCQX Best Market tier” of the OTC Best Market.

(c) Each of the following have been made available to Parent prior to execution of this Agreement: (i) the audited (A) consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company for each of the fiscal years ended December 31, 2025, 2024 and 2023, and (ii) consolidated balance sheets of the Company and its Subsidiaries at December 31, 2025, 2024 and 2023, in each case together with the report and opinion of the auditor of the Company (the financial statements described in this clause (A), the “Audited Financial Statements”), and (B) the unaudited (i) consolidated statements of income of the Company for the two (2)-month period ended February 28, 2026, and (ii) consolidated balance sheets of the Company at February 28, 2026 (such date, the “Company Balance Sheet Date”) (such balance sheet, together with the other financial statements described in clause (B), the “Unaudited Financial Statements”). The Audited Financial Statements and Unaudited Financial Statements are collectively referred to herein as the “Financial Statements”. The Financial Statements complied as to form in all material respects with the published “OTCQX Best Market tier” disclosure guidelines of OTC with respect thereto, have been prepared in all material respects in accordance with the Accounting Standards applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments that are not reasonably expected to be material and to any other adjustments described therein, including the notes thereto).

(d) Neither the Company nor any of its Subsidiaries has incurred any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense, claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise, which would be required to be included in the Audited Financial Statements if incurred on the date thereof, except (i) as set forth in Section 3.06(d) of the Company Disclosure Letter, (ii) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of the Company Balance Sheet Date or as otherwise included in the Company OTC Documents filed or furnished prior to the date hereof, (iii) for liabilities incurred, in each case, in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (iv) arising pursuant to this Agreement or incurred in connection with the transactions contemplated hereby, including the Mergers, and (v) for liabilities which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The financial statements contained in the FR Y-9SP of the Company and the Call Report of Birch Bank, respectively, (i) are true, complete and correct in all material respects, (ii) have been prepared in accordance with the Accounting Standards, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes (none of which, if presented, would materially differ from those in the audited financial statements of the Company), and (iii) fairly present in all material respects the financial condition of the Company and Birch Bank, respectively, as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments normal in nature and amount. The financial statements contained in the FR Y-9SP of the Company and the Call Reports of Birch Bank, respectively, to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, (B) will have been prepared in accordance with the Accounting Standards, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes (none of which, if presented, would materially differ from those in the audited financial statements of the Company), and (C) will fairly present in all material respects the financial condition of the Company and Birch Bank, respectively, as of the respective dates set forth therein and the results of operations and stockholders’ equity of the Company and Birch Bank, respectively, for the respective periods set forth therein, subject to year-end adjustments normal in nature and amount.

(f) Each of the Company and Birch Bank has in place sufficient systems and processes that are customary for a financial institution of the size of the Company and Birch Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the financial statements of the Company and the Call Report of Birch Bank, in accordance in all material respects with the Accounting Standards, (ii) in a timely manner accumulate and communicate to the Company and Birch Bank’s principal executive officer and principal financial officer all material information of the type that would be required to be disclosed in the Company’s financial statements, including the financial statements included in Birch Bank’s Call Report, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Governmental Authority, (iii) ensure access to the Company and Birch Bank’s properties and assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such properties and assets is compared with existing properties and assets at regular intervals and appropriate action is taken with respect to any differences. Neither the Company nor Birch Bank nor, to Knowledge of the Company, any Representative of any the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the financial statements of the Company, Birch Bank’s Call Report, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors or employees to the board of directors or any committee thereof, or to any director or officer of the Company or any of its Subsidiaries. To the Knowledge of the Company, there has been no instance of fraud by the Company or any of its Subsidiaries, whether or not material, that occurred during any period covered by the Financial Statements.

(g) Except to the extent they have been outsourced in compliance with applicable Law, safety and soundness standards, and regulatory guidance regarding third party risk management, the records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the

Company, its Subsidiaries or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company or Birch Bank, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. The Company and Birch Bank have disclosed, based on their most recent evaluation prior to the date hereof, to their outside auditors and the audit committee of their respective boards of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls, which are reasonably likely to adversely affect their ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls over financial reporting.

(h) During the periods covered by the financial statements of the Company, the Company’s and Birch Bank’s outside auditor was independent of the Company, its Subsidiaries and their respective management, pursuant to the applicable auditor independence requirements of the Securities Act, the Exchange Act, and rules promulgated thereunder, and the rules and standards of the Public Company Accounting Oversight Board. As of the date hereof, the outside auditor for the Company and Birch Bank has not resigned or been dismissed as a result of or in connection with any disagreements with the Company or Birch Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(i) As of the date hereof, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has (i) identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the American Institute of Certified Public Accountants) in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management other employees who have a significant role in the Company’s internal control over financial reporting. To the Knowledge of the Company, there have not been any material investigations of any current or former officers of the Company or any of its Subsidiaries.

(j) The information supplied by or on behalf of the Company to be contained in, or incorporated by reference in, the Transaction SEC Filings will be included, including any amendment or supplement thereto and any other document incorporated or referenced therein, will not, at the time first sent or given to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the DGCL and, as and to the extent applicable, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Transaction SEC Filings.

Section 3.07. Absence of Certain Changes.

(a) From the Company Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in the ordinary course of business in all material respects.

(b) Since the Company Balance Sheet Date, there has not been any Company Material Adverse Effect or any effect, change, event, condition, development, occurrence or state of circumstances or facts that would reasonably be expected to have a Company Material Adverse Effect.

(c) From the Company Balance Sheet Date through the date of this Agreement, to the Knowledge of the Company, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any covenants set forth in Section 5.01(b).

Section 3.08. Legal Proceedings. Subject to Section 8.19, except as set forth in Section 3.08 of the Company Disclosure Letter, and except as would not have a Company Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened claim, complaint (including a qui tam complaint), audit, civil investigative demand, subpoena, legal or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, or (b) outstanding order, judgment, injunction, ruling, arbitration award, settlement, grant, consent, decision, writ or decree of any Governmental Authority (a “Judgment”) memorandum of understanding, or settlement imposed upon or with the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date of this Agreement, there is no Action or Judgment pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. Subject to Section 8.19, to the Knowledge of the Company, there are no pending or threatened material investigations or whistleblower complaints, whether formal or informal, with respect to the Company or any of its Subsidiaries. As of the date hereof, to the Knowledge of the Company, (i) there are no written complaints, pending allegations, claims or Actions, relating to alleged or actual discrimination or harassment (including sexual harassment) or sexual misconduct by any employee of the Company or its Subsidiaries at or above the level of senior vice president, and (ii) none of the Company or its Subsidiaries are currently negotiating a settlement Contract with any employee of the Company or any other Person that involves allegations of discrimination or harassment (including sexual harassment) or sexual misconduct by any employee of the Company or its Subsidiaries at or above the level of senior vice president.

Section 3.09. Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries, and their respective predecessors and Affiliates, are, and have been, in compliance with and not in default under or violation of all Laws, regulatory capital requirements, Judgments or conditions imposed in writing by a Governmental Authority applicable to the Company or any of its Subsidiaries, except where such failure to be in compliance or default or violation would not have a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses and to own, lease and operate their respective properties and assets, except where the failure to hold such Permits would not have a Company Material Adverse Effect. All such Permits are in full force and effect and no suspension, revocation, conditioning or cancellation of any of such Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension, revocation, conditioning or cancellation of, any of such Permits would not have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any written notice that the Company or any of its Subsidiaries is not in compliance with or in default under violation of any Law applicable to the Company or any of its Subsidiaries or any Permit, except for such failure to be in compliance or default or violation would not have a Company Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any Permit, except as would not have a Company Material Adverse Effect.

(d) Each of the Company, its Subsidiaries and each of its and their respective directors, officers and, to the Knowledge of the Company, employees and their other Representatives acting on its or their behalf, are, and have been, in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, and all other rules and regulations promulgated thereunder or any other applicable Laws concerning or relating to bribery and corruption (“Anti-Corruption Laws”).

(e) The Company, and each of its Subsidiaries and, to the Knowledge of the Company, each of its and their respective directors, officers and employees acting in such capacity and other Representatives acting on its or their behalf, is and have been since January 1, 2021 in compliance in all material respects with all applicable Laws concerning or relating to the prevention of money laundering, combatting of terrorism financing, and related financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970 and any implementing regulations or rules promulgated under any such Laws, including those issued by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or any other financial services regulatory authority with jurisdiction over the Company or any of its Subsidiaries (“AML Laws”). Each of the Company and its Subsidiaries, as applicable, has adopted, implemented and maintains an anti-money laundering program, including policies and procedures, in accordance with each such entity’s obligations under AML Laws that addresses, as applicable: (i) verifying customer identities; (ii) conducting ongoing customer due diligence, including transaction monitoring and verifying beneficial ownership identities of legal entity customers; (iii) filing reports; (iv) maintaining records; (v) conducting ongoing training of applicable personnel on anti-money laundering; (vi) appointing, and designating the responsibilities of, an anti-money laundering compliance officer; (vii) maintaining a system of internal controls to ensure compliance with such program; and (viii) conducting independent testing for compliance with such program. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of its and their respective directors, officers and employees acting in such capacity or any of its and their other Representatives acting on its or their behalf, has engaged in or been convicted of any Law pertaining to the use of proceeds of crime, any “specified unlawful activity” as defined in 18 U.S.C. § 1956 or any other predicate offense to money laundering.

(f) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, the Company, and each of its Subsidiaries and, to the Knowledge of the Company, each of its and their respective directors, officers and employees acting in such capacity and each of its and their Representatives and agents acting on its or their behalf, is and have been in compliance with all applicable Laws concerning consumer protection (“Consumer Protection Laws”), lending and deposits.

(g) None of the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its and their respective directors, officers, and employees acting in such capacity nor any of its and their Representatives and or agents acting on its or their behalf, is a Person that is, or is owned or controlled by a Person that is or has been, a Restricted Party.

(h) The Company, its Subsidiaries and, to the Knowledge of the Company, acting in such capacity, their respective directors, officers, employees, Representatives, and agents are and have at all times been, in compliance in all material respects with any applicable Sanctions and Export-Import Laws.

(i) None of the Company, its Subsidiaries nor, to the Knowledge of the Company, acting in such capacity, their respective directors, officers, employees, Representatives, or agents is engaged or have at all times been engaged in any dealings directly or indirectly, with any Restricted Party.

(j) Neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Laws, AML Laws, Consumer Protection Laws, Sanctions or Export-Import Laws;

(k) None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees, Representatives, or agents acting in such capacity has (A) received any notice, request or citation relating to any actual or potential noncompliance with any applicable Anti-Corruption Laws, AML Laws, Consumer Protection Laws, Sanctions, or Export-Import

Laws or (B) has Knowledge of any claim, action, suit, proceeding, or investigation relating to actual or potential noncompliance with any applicable Anti-Corruption Laws, AML Laws, Consumer Protection Laws, Sanctions, or Export-Import Laws;

(l) The Company and its Subsidiaries (A) maintain an adequate system of internal controls reasonably designed to ensure compliance with Anti-Corruption Laws, Sanctions and Export-Import Laws and prevent and detect violations of Anti-Corruption Laws, AML Laws, Consumer Protection Laws, Sanctions and Export-Import Laws, (B) have implemented and have at all times maintained an operational and effective anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to detect, prevent and deter violations of applicable Anti-Corruption Laws, AML Laws, Consumer Protection Laws and Sanctions and (C) have at all times made and maintained accurate books and records in compliance in all material respects with all applicable Anti-Corruption Laws and AML Laws.

(m) Neither the Company nor any of its Subsidiaries have received any notification or communication from any agency or department of federal, state, or local government or any Governmental Authority asserting that the Company or any of its Subsidiaries is not in material compliance with any Laws, Judgment, or Permits or engaging in an unsafe or unsound activity or is in troubled condition.

(n) Birch Bank (i) has properly obtained certification of foreign status for all nonresident alien customers and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(o) Birch Bank holds a Permit granted by the OCC to exercise fiduciary powers. Neither the Company nor any Subsidiary of the Company other than Birch Bank exercises fiduciary powers or acts in a fiduciary capacity for third parties.

(p) As of the date hereof, each of the Company and Birch Bank is “well-capitalized” (as that term is defined by applicable Law).

Section 3.10. Tax Matters.

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b) All material Taxes owed by the Company or any of its Subsidiaries that are due and payable on or prior to Closing (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with the Accounting Standards.

(c) All Taxes that the Company and each of its Subsidiaries is or was obligated by applicable Law to withhold or collect in connection with amounts owing to an employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected and fully and timely paid over to the proper Governmental Authority.

(d) As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes, in each case that has been asserted in writing. Any and all Tax deficiencies assessed as a result of any audit, examination, or other proceeding in connection with a Tax Return of the Company or any of its Subsidiaries have been timely paid in full. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any (i) notice indicating an intent to open an audit, examination, or other Tax proceeding, (ii) request for additional information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any Tax.

(e) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(f) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or as a transferee or successor.

(g) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing, allocation or indemnification Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.

(h) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(i) Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) and, with respect to each transaction in which the Company or any of its Subsidiaries has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(k) Neither the Company nor any of its Subsidiaries is pursuing a voluntary disclosure agreement or letter ruling from the IRS (or any comparable ruling from any other Governmental Authority).

(l) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Neither the Company nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code and the Treasury Regulations thereunder (or any analogous or similar provision of state, local or non-U.S. Tax Law).

(o) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(p) The Company and its Subsidiaries have complied in all material respects with Section 4501 of the Code and any rules, regulations or guidance issued thereunder.

(q) Neither the Company nor any of its Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, the receipt of any prepaid amount, in each case prior to Closing, or as a result of any election under Section 965(h) of the Code.

(r) The Company and its Subsidiaries have conducted all intercompany transactions in material compliance with applicable Law. Any transaction between the Company and its Subsidiaries and any Person that is related to or under common control with the Company and any applicable Subsidiary, or any transaction between such related or commonly controlled Persons, have at all times been at arm’s length or otherwise satisfy the requirements of any U.S. federal, state, local or non-U.S. Tax law, as the case may be, and the Company and each of its Subsidiaries has complied in all material respects with any record keeping or documentation requirements in connection with the foregoing.

(s) Neither the Company nor any of its Subsidiaries has granted any Person any power of attorney that is currently in force with respect to any material Tax matter.

(t) Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code.

(u) Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(v) Each bank owned life insurance contract held by Birch Bank, including but not limited to those contracts forth in Section 3.10(v) of the Company Disclosure Letter, qualifies as a “life insurance contract” within the meaning of Section 7702(a) of the Code, and there have been no loans under any of such contracts. Birch Bank has complied with proper notice and consent requirements of Section 101(j) of the Code with respect to such contracts, and all such contracts were excepted from the pro rata interest expense disallowance of Section 264(f) of the Code and not subject to pro rata interest disallowance of Section 264(f) of the Code. For purposes of Treasury Regulations Section 1.61-22, for each bank owned life insurance contract held by Birch Bank that is subject to a split dollar agreement, the Company is properly treated as an owner of such contracts, the insured employees are properly treated as non-owners of such contracts, and the economic benefit of the death benefits due to the employees under such contracts have been properly and timely reported to the employees under Treasury Regulations Section 1.61-22.

Section 3.11. Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true, correct and complete copies (to the extent applicable) of (i) the plan document or, with respect to any unwritten Company Plan, a written description of the terms thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the current summary plan descriptions and any summaries of material modifications thereto, (iii) the three (3) most recent annual reports (Form 5500 Series) filed with the Department of Labor and all attachments and exhibits thereto; (iv) each insurance or group annuity contract or policy and certificate of coverage, or other funding vehicle; (v) copies of the three (3) most recent annual testing (including non-discrimination and coverage) results; (vi) the most recent determination letter, advisory letter, or opinion letter issued by the Internal Revenue Service, (vii) actuarial reports for the three (3) most recently completed plan years, and (viii) all material correspondence received from or provided to any Governmental Authority.

(b) Each Company Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code, as applicable.

(c) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion or advisory letter issued by the IRS, and, to the Knowledge of the Company, there are no circumstances or any events that have occurred that could reasonably be expected to adversely affect any such qualification status.

(d) There are no pending, or to the Knowledge of the Company, threatened Actions or claims (other than routine claims for benefits) by, on behalf of, relating to, or against any Company Plan or any trust related thereto and no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan.

(e) All contributions required to be made with respect to any Company Plan by applicable Law, or any Company Plan document or other contractual undertaking, have been materially paid or, to the extent not required to be made or paid on or before the Closing Date, have been accrued to the extent required by the Accounting Standards and the Company’s normal accounting practices and, as of the Company Balance Sheet Date, are reflected on the Company’s financial statements as at the Company Balance Sheet Date.

(f) None of the Company, any of its Subsidiaries nor any Commonly Controlled Entity maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to, or had any liability (including contingent liability) with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code or as defined in Section 4063 or 4064 of ERISA) or (v) “voluntary employees beneficiary association” (as defined in Section 501(c)(9) of the Code).

(g) None of the Company, any of its Subsidiaries nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA.

(h) No Company Plan and none of the Company, any of its Subsidiaries nor any of its Subsidiaries, has any obligation to provide, benefits or coverage in the nature of health, life, disability or other welfare benefits to current or former employees of the Company and its Subsidiaries (or any beneficiaries thereof) after a termination of employment, other than benefits or coverage required to be provided (i) through the end of the month in which termination of employment occurs pursuant to the terms of the Company Plan or (ii) under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law.

(i) The Company and its Subsidiaries (i) have complied with the requirements of Section 4980B of the Code or Sections 601-609 of ERISA and other applicable state continuation coverage laws, in all material respects and (ii) have not incurred, and are not reasonably expected to incur, any material excise Taxes under Chapter 43 of the Code.

(j) The Company and its Subsidiaries have complied in all material respects with all applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code) and the applicable employer information reporting requirements under Sections 6055 and 6056.

(k) Except as set forth in Section 3.11(k) of the Company Disclosure Letter, neither the consummation of the Mergers nor the execution of this Agreement will, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, officer or employee of the Company or any of its Subsidiaries under any Company Plan or entitle any such individual to any payment or cancellation of indebtedness, (ii) cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan; (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time; (iv) result in any breach or violation of, or default under any Company Plan; or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(l) Neither the Company nor any Subsidiary of the Company thereof has any obligation to provide, and no Company Plan or other agreement or arrangement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.

(m) Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.

(n) No Company Plan is subject to any law of any jurisdiction outside of the United States.

Section 3.12. Labor Matters.

(a) The Company is not and has not ever been a party to or bound by any collective bargaining agreement or similar labor agreement with any labor union, trade union, works council or other labor association, and the Company is not currently negotiating any such labor contract or similar agreement. There have been no, and there is no, pending or, to the Knowledge of the Company, threatened labor strike, lockout, picketing, slowdown, work stoppage, unfair labor practice charge or other similar labor activity or dispute by or with respect to the employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no employees of the Company or any of its Subsidiaries have submitted union authorization cards seeking to form or join a union, and there is no organizational effort currently pending or threatened by, or on behalf of, any labor union to organize any employees of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries are, and have been, in compliance with all applicable Laws relating to labor and employment matters, including occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, equal employment opportunity, immigration, human rights, non-discrimination, job protected and paid leaves, disability accommodation, pay equity, automated employment tools and workers’ compensation, except as would not have a Company Material Adverse Effect.

(c) Except as would not have a Company Material Adverse Effect, there are no, and there have been no, Actions against the Company pending or, to the Knowledge of the Company, threatened, by any current or former applicant, employee, director, officer, or individual independent contractor (collectively “Personnel”), or any Governmental Authority, with respect to worker engagement, employment or labor practices (including wage and hour matters) or Personnel. Except as would not have a Company Material Adverse Effect, there are no, and there have been no, Actions against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority, any state or local agency responsible for the prevention of unlawful employment practices, or any arbitral or other forum in connection with any current or former employee, consultant, independent contractor, volunteer intern, or applicant of the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company, no current or former employee or individual independent contractor of the Company or any of its Subsidiaries is in violation of any term of any employment contract, confidentiality, noncompetition or other proprietary rights agreement or any other contract relating to the right of such Person to be employed by, or provide services to, the Company or any of its Subsidiaries.

(e) Section 3.12(e) of the Company Disclosure Letter contains a true, complete and correct listing of the name of, and fees paid or payable to, each independent contractor. A copy of each Contract relating to the services provided by any such independent contractor to the Company or a Subsidiary has been made available to Parent. Except for such compensation as would be paid in the ordinary course following Closing and has been accrued on the Closing Financial Statement, as of the Closing, all compensation, including wages, commissions, and bonuses, payable to all Personnel, independent contractors or consultants of the Company and its Subsidiaries for services performed on or before the Closing Date will have been paid in full and there shall be no outstanding agreements, understandings or commitments with respect to any compensation, commission or bonuses.

(f) Neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any successor federal law or similar applicable Law (“WARN”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, and there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is presently planning to effectuate any such “plant closing” or “mass layoff”.

(g) Except as would not have a Company Material Adverse Effect, all employees of the Company and any of its Subsidiaries have the legal right to work in the country in which they are employed, and the Company and the Subsidiaries have complied in all material respects with all of their obligations in this regard.

(h) As of the date of this Agreement, no executive or employee of the Company or any of its Subsidiaries with a title at or above senior vice president has provided notice to his or her supervisor of the voluntary termination of his or her employment with the Company or such Subsidiary within the next six (6) months.

Section 3.13. Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) To the Knowledge of the Company, the Company and each of its Subsidiaries are, and have been, in compliance with all applicable Environmental Laws, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law.

(b) There is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is conducting or funding or has been identified as responsible for any cleanup or other remedial activities pursuant to Environmental Laws as a result of any Release, spill or disposal of any Hazardous Materials.

(d) To the Knowledge of the Company, there has been no Release of any Hazardous Materials on, at, under or from any Owned Real Property or Leased Real Property by the Company or its Subsidiaries or any other Person in violation of Environmental Laws or in a manner that could reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under Environmental Laws.

(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed or provided indemnity against any liability of any other Person under any Environmental Laws, including any obligation for corrective or remedial action.

Section 3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Owned Company Intellectual Property that is Registered Intellectual Property. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, all of the Registered Intellectual Property required to be identified in Section 3.14(a) of the Company Disclosure Letter is subsisting, valid and enforceable. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, all necessary registration, maintenance, and renewal fees currently due in connection with Registered Intellectual Property required to be id entified in Section 3.14(a) of the Company Disclosure Letter have been paid and all necessary documents, recordations, and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Authorities for the purposes of prosecuting, establishing ownership and maintaining such Registered Intellectual Property in the name of the Company or one of its Subsidiaries. There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending or, to the Knowledge of the Company, threatened with respect to the Registered Intellectual Property required to be identified in Section 3.14(a) of the Company Disclosure Letter.

(b) The Company or one of its Subsidiaries owns or is licensed, pursuant to a valid, written license agreement, to use all Business Intellectual Property reasonably necessary to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof. The Company and each of its Subsidiaries has complied in all material respects with the applicable license terms for all Business Intellectual Property that is licensed from a third-party, including licensing a sufficient number of “seats,” “users” or other usage metrics to account for the use of any licensed Intellectual Property. The Company and its Subsidiaries are the sole and exclusive owners of the Owned Company Intellectual Property (including the Registered Intellectual Property required to be identified in Section 3.14(a) of the Company Disclosure Letter), free and clear of all Liens other than Permitted Liens.

(c) Neither the Company nor any of its Subsidiaries owns any material Proprietary Software and no material Proprietary Software has been or is being developed or created by or on behalf of the Company or any of its Subsidiaries.

(d) The Business Intellectual Property comprises, all of the Intellectual Property used in and necessary to conduct the Company’s and its Subsidiaries’ business in the same manner as conducted by the Company and its Subsidiaries immediately prior to the Closing. Except for any notices or consents to third parties noted in Section 3.03(d) of the Company Disclosure Letter with respect to Business Intellectual Property that is licensed from a third-party, the execution, delivery and performance of this Agreement and the consummation of the Transactions, and the compliance with the provisions of this Agreement do not and will not, in any material respect, conflict with, alter or impair any of the rights of the Company or any of its Subsidiaries in any Business Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any Business Intellectual Property. All Business Intellectual Property will be owned by or licensed for use by the Company or its Subsidiaries immediately after the Closing on substantially the same terms and conditions as immediately prior to the Closing.

(e) The Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, to protect, preserve and maintain the secrecy and confidentiality of Trade Secrets included in the Business Intellectual Property. Without limiting the generality of the foregoing, except as set forth on Section 3.14(e) of the Company Disclosure Letter, each former and current employee and contractor of the Company or any of its Subsidiaries who has created, contributed to or had access to any portion of the material confidential information, Trade Secrets, or Business Intellectual Property has executed a written Contract (i) assigning to the Company or one of its Subsidiaries all right, title and interest (including in all Intellectual Property) that the employee or contractor has therein, except where the Company or one of its Subsidiaries owns such

Intellectual Property by operation of Law, and (ii) requiring the employee or contractor to maintain the confidentiality of all such confidential information, Trade Secrets, and Business Intellectual Property.

(f) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, the Owned Company Intellectual Property and the operation of the Company or any of its Subsidiaries has not and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person. Except as set forth in Section 3.14(f) of the Company Disclosure Letter and except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, no adverse third-party Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (i) challenging the ownership, validity, registrability, enforceability or use by the Company or any of its Subsidiaries of any Owned Company Intellectual Property or (ii) alleging that the operation of the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(g) Except as could not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company or any of its Subsidiaries, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Business Intellectual Property. Except as could not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company or any of its Subsidiaries, none of the Business Intellectual Property is subject to any order that restricts or otherwise prevents the use thereof by the Company or any of its Subsidiaries.

(h) To the Knowledge of the Company, the Company and its Subsidiaries (i) have used all Generative AI Tools in material compliance with the license terms and conditions applicable to such tools, including any terms imposed by the third-party providers of such tools and with Privacy, Data Security and AI Requirements, (ii) have not entered, and have not permitted the entry of, any Trade Secrets, confidential information, or other proprietary data of any of the Company and its Subsidiaries into any Generative AI Tool in a manner that would result in the loss of confidentiality or Trade Secret protection of such information, and (iii) have not used any Generative AI Tool to develop, generate, or assist in the development of any portion of the Owned Company Intellectual Property.

Section 3.15. Data Privacy and Technology; Information Security.

(a) The Company and each of its Subsidiaries, and with respect to the Processing of Company Data, to the Knowledge of Company, its Data Processors, have materially complied at all times with all applicable Privacy, Data Security and AI Requirements. The Company and its Subsidiaries have in place Contracts with all Data Processors to ensure that the Data Processor maintains the confidentiality and security of the Company Data and materially complies at all times with Privacy, Data Security and AI Requirements, and such Contracts include Processing provisions as required under Privacy, Data Security and AI Requirements.

(b) Except as disclosed on Section 3.15(b) of Company’s Disclosure Letter, since January 1, 2023, the Company and its Subsidiaries and, to the Knowledge of the Company, its Data Processors have not suffered and are not suffering a Security Incident, and have not been and are not required to notify any Person of any Security Incident, that has caused or would be reasonably expected to cause any (i) substantial disruption or interruption in or to the use of Company IT Assets, Company Data or the conduct of the business or operations of Company or any of its Subsidiaries; or (ii) material loss, destruction, damage or harm of or to Company or any of its Subsidiaries or their respective Company IT Assets, Company Data, operations, personnel, property or other assets. The Company and its Subsidiaries currently take, and have taken, all reasonable actions, consistent with applicable industry practices, including implementation and maintenance of administrative, physical and technical controls, to protect the integrity and security of the Company IT Assets and the data and other information stored thereon.

(c) The Company IT Assets operate and perform as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole). Without limiting the foregoing, the Company IT Assets are in all material respects adequate and sufficient (including with respect to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner) for the conduct and operation of the business of the Company as currently conducted. The Company and its Subsidiaries have established a written information security program that is appropriately implemented and maintained, and there have been no material violations of the program. The Company has assessed and tested the program on a no less than annual basis; and has remediated or scheduled for remediation all critical and high risks and vulnerabilities. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with applicable Industry Security Standards, designed to protect the Company IT Assets from unauthorized access and, to the Knowledge of the Company, the Company IT Assets do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause material unauthorized access to, or material unauthorized disruption, impairment, disablement or destruction of, IT Assets.

(d) Except as set forth in Section 3.03(d) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Privacy, Data Security and AI Requirements. All Company Data will continue to be available for Processing following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(e) No Person (including any Governmental Authority) has commenced any action relating to Company’s or any of its Subsidiaries’ compliance with Privacy, Data Security and AI Requirements, including with respect to the collection, use, transfer, sharing, storage, or disposal of Personal Information maintained by or on behalf of Company or any of its Subsidiaries, or to the Knowledge of the Company, threatened any such action, or made any complaint, investigation, or inquiry relating to such practices. The Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

Section 3.16. Property.

(a) Owned Real Property.

(i) Section 3.16(a)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, a true, correct and complete list of the street address and vested owner of each Owned Real Property. The Company or one of its Subsidiaries has fee simple title in each Owned Real Property, free and clear of all Liens (other than Permitted Liens). At or prior to Closing, the Title Company or the Company, as applicable, will deliver to Parent copies of all deeds and other instruments (as recorded) by which the Company or a Subsidiary acquired such Owned Real Property, title insurance policies, surveys, property condition reports and appraisals to the extent in the possession and control of the Company or a Subsidiary and relating to the Owned Real Property will be made available to Parent or its agents.

(ii) No Owned Real Property is subject to any sales contract, purchase option, right of first refusal, right of first offer, similar agreement or other contractual obligation to sell, assign or dispose of any of the Owned Real Property, or any portion thereof or interest therein to any Person. Except as otherwise provided in Section 3.16(a)(ii) of the Company Disclosure Letter, the Company or a Subsidiary is in possession of the Owned Real Property and has not leased, licensed, subleased or otherwise granted the right to use, operate or occupy any parcel or any portion of any Owned Real Property to any other Person. To the Knowledge of Company, neither the Company nor any Subsidiary has received written notice from any owner of real property immediately contiguous to the Owned Real Property alleging boundary disputes or disputes related to impairment of the Company’s or any Subsidiary’s access to and from the Owned Real Property.

(iii) Except as otherwise provided in Section 3.16(a)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract or option to purchase any real property or interest therein that has not closed as of the Closing Date.

(iv) Except as set forth on Section 3.16(a)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries leases or grants any Person the right to use, operate or occupy all or any part of any Owned Real Property.

(v) As of the date of this Agreement, the Company does not own or otherwise possess any OREO.

(b) Leased Real Property.

(i) Section 3.16(b) of the Company Disclosure Letter lists, as of the date of this Agreement, a true, correct and complete list of each Company Lease, including the address of each Leased Real Property, the landlord and tenant under each Company Lease. The Company or one of its Subsidiaries has a valid, binding and enforceable leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in, and enjoys peaceful and undisturbed possession of, each Leased Real Property, free and clear of all Liens (other than Permitted Liens), subject to the terms of the applicable Company Lease. Each Company Lease is in full force and effect, legal, valid and binding on the parties thereto, and enforceable in accordance with its terms. Except as set forth in Section 3.16(b)(i) of the Company Disclosure Letter, there are no subleases, licenses or similar agreements granting to any Person other than the Company or any of its Subsidiaries the right to use or occupy any Leased Real Property. To the Knowledge of the Company, each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all Company Leases. Neither the Company nor any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Company Leases.

(ii) As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any counterparty under any Company Lease of, nor does the Company nor any of its Subsidiaries have Knowledge of the existence of, any default, event or circumstance that, with or without notice, lapse of time, or both, would constitute a default under any of the Company Leases, or would permit termination, cancelation, material modification or acceleration of rent under such Company Lease.

(iii) Except as otherwise provided in Section 3.16(b)(iii), (A) all rent, charges or other material payments due pursuant to each Company Lease have been paid, and there are no deferred payments of rent or other amounts that remain unpaid; (B) no security deposit or portion thereof deposited pursuant to the terms of a Company Lease has been applied in respect of a breach or default that has not been redeposited in full; and (C) to the Knowledge of the Company, there are no unpaid tenant obligations, commissions or other amounts payable to or on behalf of any brokers, finders, agents or similar parties in connection with the current term of any Company Lease.

(c) Owned and Leased Real Property.

(i) The Real Property constitutes all of the real property used and occupied by the Company and its Subsidiaries for the operation of the Company’s business as currently conducted. Except as otherwise provided in Section 3.16(c)(i), to the Knowledge of the Company, each Owned Real Property is in compliance with applicable laws (including federal, state, local or other governmental building, zoning, health, safety and other land use or governmental Laws, regulations and ordinances, certificates of occupancy, covenants, conditions, restrictions, easements of record, if any, licenses, permits and agreements); provided, however the Company makes no representation or warranty with respect to compliance with the requirements of the Americans with Disabilities Act.

(ii) Except as otherwise provided in Section 3.16(c)(ii), to the Knowledge of Company, neither the Company nor any Subsidiary has received any written notice, affecting any of the Owned Real Property, of any pending or threatened condemnation, eminent domain, taking, transfer in lieu thereof or other similar proceeding by any Governmental Authority, or any zoning, building code, or other moratorium legal proceeding to impose any special assessment.

(iii) To the Knowledge of the Company and its Subsidiaries, all buildings, improvements, fixtures, buildings systems and equipment, and all components thereof, located on the Real Property are in good operating condition and repair (normal wear and tear excepted) in all material respects and are fit and sufficient for use in the ordinary course of the Company’s business as currently conducted and no significant repairs thereof are required. None of the Real Property has been damaged or destroyed by fire or other casualty that has not been restored or not in the process of being restored.

Section 3.17. Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (but excluding this Agreement and any Company Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) governs the formation, creation, operation, governance, economics or control of any joint venture, strategic alliance, partnership or other similar arrangement or any sharing of profits, losses, costs or liabilities with any other Person;

(ii) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries or the guarantee by such entities of any such obligation having an outstanding or committed amount in excess of $100,000, other than (A) indebtedness solely between or among any of the Company and its Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business or (C) evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case, made or entered into in the ordinary course of business;

(iii) is a capital lease with a lease liability in excess of $100,000;

(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $100,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $100,000 after the date hereof, excluding, (A) acquisitions or dispositions of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries or (B) repurchases by the Company of Company Common Stock;

(v) is a Company Lease;

(vi) is a Contract relating to any pending acquisition or disposition of real property;

(vii) is a Contract requiring or granting any options, rights of first offer, rights of first refusal or similar rights in any Real Property;

(viii) includes remaining obligations for the Company to make any capital expenditure in an amount in excess of $100,000 in any calendar year;

(ix) is with any Governmental Authority where (A) (1) the Governmental Authority is the customer or other commercial party and (2) such Contract involves annual payments in excess of $100,000 or (B) such Contract imposes material obligations on the Company or any of its Subsidiaries;

(x) (A) contains provisions that prohibit or restrict in a material respect the Company or any of its Subsidiaries (or Parent or its Affiliates after the Effective Time) from competing in or conducting any line of business, grants a right of exclusivity or “most favored nation” status to, or requires the conduct of business on a preferential basis with, any Person, or prevents or restricts in any material respect the Company or any of its Subsidiaries (or Parent or its Affiliates after the Effective Time) from entering, operating or soliciting employees in any geographic territory, other than license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of such Intellectual Property to specified fields of use or (B) grants to any Person any right of first refusal or right of first offer with respect to any material business, securities or assets of the Company or any of its Subsidiaries;

(xi) is between the Company or any Subsidiary, on the one hand, and (A) any officer or director thereof, or (B) to the Knowledge of the Company, any (1) record or beneficial owner of five percent (5%) or more of any class of voting securities of the Company (as such term is defined for purposes of the BHC Act), (2) Affiliate or family member of any such officer, director or record or beneficial owner, or (3) any other Affiliate of the Company or any of its Subsidiaries, on the other hand, except those of a type available to employees of the Company generally or pursuant to any Company employee benefit plan;

(xii) is entered into by Birch Bank with any Person that provides software application programming interfaces or other technology or methods through which such vendor markets, supports, or makes available services offered by Birch Bank to such Person’s or Birch Bank’s customers;

(xiii) is with each Top Vendor;

(xiv) relates to the Company’s or any of its Subsidiaries’ ownership of or investment in any business or enterprise (including investments in joint ventures, partnership arrangements and minority equity investments) other than any investments or business enterprises that are wholly owned by the Company or any of its Subsidiaries;

(xv) provides for or relates to any interest, currency or hedging, derivatives or similar Contracts or arrangements;

(xvi) is a collective bargaining agreement, labor union contract, trade union agreement or other Contract with any labor union, labor organization, works council or similar staff representative body;

(xvii) subject to Section 8.19, relates to the settlement of or resolution of any current or former Action (A) with, against or by any Governmental Authority, (B) that materially restricts or imposes obligations upon the Company or its Subsidiaries, taken as a whole, or (C) which would require the Company or any of its Subsidiaries to pay consideration of more than $100,000 after the date of this Agreement;

(xviii) relates to the acquisition, sale, transfer, or disposition by the Company or any of its Subsidiaries of any material assets or properties, or of the operating business or the Equity Interests of the Company, any of its Subsidiaries or in any other Person;

(xix) is a power of attorney;

(xx) provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(xxi) the Company or any of its Subsidiaries has advanced or loaned in excess of $100,000 to any other Person, other than any advances or loans made by Birch Bank in the ordinary course of business;

(xxii) is a settlement, conciliation, leniency or similar agreement;

(xxiii) is a confidentiality agreement or non-disclosure agreement that is still in effect;

(xxiv) is with any Governmental Authority not made in the ordinary course of business;

(xxv) purports to be binding on Affiliates of the Company (other than the Company’s Subsidiaries);

(xxvi)(A) pursuant to which any material Intellectual Property is licensed to the Company or any of its Subsidiaries or under which any material Intellectual Property has been or is anticipated to be developed by or for the Company or any of its Subsidiaries, or (B) pursuant to which the Company or any of its Subsidiaries has granted to any Person any right or interest in any material Business Intellectual Property, in each case, excluding (1) licenses to Off-the-Shelf Software; (2) non-exclusive licenses granted by the Company or its Subsidiaries to customers in the ordinary course of business and on standard, non-negotiated terms; (3) Contracts under which a non-exclusive license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; and (4) confidentiality and non-disclosure agreements entered into in the ordinary course of business; or

(xxvii) is otherwise material to the Company or any of its Subsidiaries whether or not entered into in the ordinary course of business.

(b) Except with respect to any Contract that has expired in accordance with its terms, been terminated or replaced prior to the date hereof, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (iii) neither the Company nor any of its Subsidiaries have received written or, to the Knowledge of the Company, oral notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iv) to the Knowledge of the Company, no counterparty under any Material Contract is in breach or default thereof, except where such breach would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (v) no counterparty to a Material Contract has notified the Company or its Subsidiaries that it intends to terminate or not renew a Material Contract, except where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There exists no default or event of default or, to the Knowledge of the Company, event, occurrence, condition or act with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, which (with or without notice or lapse of time or both) would reasonably be expected to (A) become a default or event of default under any Material Contract or (B) give any third party (w) the right to declare a default or exercise any remedy under any Material Contract, (x) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (y) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (z) the right to cancel, terminate or modify in any material respect any Material Contract (it being understood that any modifications to payment terms or the duration of any Material Contract shall be deemed material). Neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

(c) As of the date hereof, except as set forth in Section 3.17(b) of the Company Disclosure Letter, the Company has made available to Parent true, correct and complete copies of the Material Contracts, together with all amendments, exhibits, attachments, waivers or other changes. Except as set forth on Section 3.17(c) of the Company Disclosure Letter, all Material Contracts to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries or any of its or their assets or properties are bound, or in respect of which the Company or any of its Subsidiaries receives revenue, in each case that are required to be disclosed under this Agreement, are in written form.

Section 3.18. Top Vendors.

(a) Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of the top twenty (20) vendors (each, a “Top Vendors”) by the aggregate dollar amount of payments to or from, as applicable, such supplier during calendar years 2024 and 2025 and the two (2) months ended February 28, 2026. Section 3.18 of the Company Disclosure Letter also sets forth, for each such supplier, the aggregate payments from such Person to the Company and its Subsidiaries during such periods.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in the three (3) years prior to the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company or its Subsidiaries with any Top Vendor, (ii) there has been no change in the material terms of the business relationship of the Company or any of its Subsidiaries with any Top Vendor, and (iii) no Top Vendor has notified the Company or any of its Subsidiaries that it intends to terminate, not renew or change the pricing or other terms of its business.

Section 3.19. Insurance. The Company and its Subsidiaries own or hold policies of insurance (including, with respect to Birch Bank, a fidelity bond complying with OCC regulations), in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. All such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof and all premiums and other payments due on such insurance policies have been paid in full. As of the date hereof, no written notice of cancellation or modification has been received other than in connection with renewals in the ordinary course of business, and to the Knowledge of the Company, no termination of any such policies is threatened. There are no material claims pending under any of the insurance policies for which coverage has been denied or disputed by the applicable insurance carrier or for which a carrier has provided a notice of reservation of rights. There is no existing default or, to the Knowledge of Company, event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies. The Company has made available to Parent a list of, and true and correct copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries.

Section 3.20. No Rights Agreement; Anti-Takeover Provisions.

(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.13, as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Transactions.

Section 3.21. Community Reinvestment Act Performance. Birch Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and Birch Bank has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Birch Bank having its current rating lowered such that it is no longer “satisfactory” or better.

Section 3.22. Agreements with Governmental Authorities. Subject in all cases to Section 8.19, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement, memorandum of understanding or settlement with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Judgment or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request, direction or suggestion of any, Governmental Authority that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, liquidity management, its ability to pay dividends, its credit or risk management policies, its management, its business, or Birch Bank’s acceptance of brokered deposits (each, whether or not set forth in the Company Disclosure Letter, a “Birch Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Knowledge of the Company, orally, by any Governmental Authority that Birch Bank is in troubled condition or that the Governmental Authority is considering issuing, initiating, ordering, or requesting any such Birch Regulatory Agreement.

Section 3.23. Investment Securities.

(a) The Company and each of its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements of the Company, and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company and its Subsidiaries. Such securities are valued on the books of the Company in accordance with the Accounting Standards.

(b) The Company and each of its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and to the Knowledge of the Company, the Company and each of its Subsidiaries is, and have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

Section 3.24. Derivative Instruments and Transactions. All Derivative Transactions whether entered into for the account of the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries for the account of a customer of the Company or any of its Subsidiaries (a) were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of all applicable Governmental Authorities, (b) are legal, valid and binding obligations of the Company or any of its Subsidiaries party thereto and, to the Knowledge of the Company, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception. The Company and each of its Subsidiaries and, to the Knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with the Accounting Standards.

Section 3.25. Loan Matters.

(a) The Company has made available for Parent’s review in writing (which shall include the review of electronic records) true, complete and correct information regarding the Loans as of March 31, 2026, including: (i) the borrower, (ii) the maximum credit limit, (iii) the commitment amount, (iv) the maturity date, (v) the outstanding principal balance, (vi) the applicable interest rate, (vii) the accrued and unpaid interest, (viii) the amount such Loan is overadvanced relative to any applicable borrowing base or other sub-limit provided for (if any), as applicable, and (ix) whether the borrower is in default under any of the applicable Loan Documents, or whether the Loan is (A) on a non-accrual status or (B) classified as a Criticized Loan.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, complete and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, and assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or any of its Subsidiaries and are true, complete and correct in all material respects. To the Knowledge of the Company, none of the Loans is subject to any material offset or claim of offset and the aggregate loan balances in excess of Birch Bank’s allowance for loan and lease losses are, based on past loan experience and as determined in accordance with applicable accounting and regulatory requirements, collectible in accordance with their terms and all uncollectible loans have been charged off. Birch Bank has not engaged in fraud or made any material and intentional misrepresentation with respect to any Loan. Notwithstanding anything to the contrary contained in this Agreement, the Company makes no representation or warranty with respect to (a) the collectability or financial ability of any borrower or guarantor to pay any Loan, other than the representations made herein regarding the existence of and adherence to Birch Bank’s underwriting and lending policies and applicable lending Laws, or (b) the sufficiency of the amount of collateral with respect to any Loan, but, for the avoidance of doubt, not the priority or perfection of any security interest or similar legal rights with respect to such collateral.

(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company and its Subsidiaries’ loan policies, the Company and its Subsidiaries’ written underwriting standards (including the Company’s credit policy) (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), the Company’s origination procedures and exceptions processes and with all applicable requirements of Laws.

(d) Except as set forth in Section 3.25(d) of the Company Disclosure Letter, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, nor does the Company or any of its Subsidiaries have any obligation to repurchase a Loan or a participation in a Loan except as would not have a Company Material Adverse Effect. Each Loan included in a pool of Loans originated, securitized or acquired by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to the Company or any of its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e)(i) Section 3.25(e) of the Company Disclosure Letter sets forth a true, complete and correct list of all Loans as of February 28, 2026, by the Company to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) (“Regulation O”)) of the Company or any of its Subsidiaries, (ii) there are no employee, officer, director, principal stockholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f) Section 3.25(f) of the Company Disclosure Letter sets forth a true, complete and correct list of all Loans with an outstanding balance in excess of $100,000 as of March 31, 2026 (i) as to which the Company or any of its Subsidiaries has waived its right to collect interest or (ii) providing for an interest rate that is not consistent with the Company’s written policies for Loan pricing in effect as of the date of this Agreement or were in effect as of the time such Loan was made.

(g) Subject to Section 8.19, neither the Company nor any of its Subsidiaries is now, nor has it ever been, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h) Except as set forth in Section 3.25(h) of the Company Disclosure Letter, all Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. Except as set forth in Section 3.25(h) of the Company Disclosure Letter, no Loans were originated by any person other than the Company or one of its Subsidiaries. To the Knowledge of the Company, no fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries, or any third party servicer in connection with the origination or servicing of any Loans. Neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or reacquire from any person any Loan or any collateral securing any Loan, whether by Contract or otherwise.

Section 3.26. Deposits.

(a) All of the deposits held by Birch Bank (including the records and documentation pertaining to such deposits) have been established and are held in material compliance with (a) all applicable policies, practices and procedures of Birch Bank and (b) all applicable Laws, including AML Law and anti-terrorism or embargoed Persons requirements. All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that materially complied with all applicable Laws. All deposit accounts have been maintained and serviced by the Company or its Affiliates materially in accordance with the deposit account agreements and the Company’s applicable policies, practices and procedures. The terms and conditions of each deposit account materially comply with the applicable deposit account agreement to which they relate. All of the deposits held by Birch Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of the Company, threatened.

(b) Birch Bank is not prohibited from soliciting, accepting, renewing, or otherwise taking any “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) and, to the Knowledge of the Company, there are no existing facts or circumstances that would cause any such prohibition to become applicable to Birch Bank.

Section 3.27. Allowance for Credit Losses. The allowance for credit losses (“ACL”) reflected in the financial statements of the Company was, as of the date of each of the financial statements of the Company, in compliance with the Company’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Governmental Authority, the Financial Accounting Standards Board and the Accounting Standards, and, as reasonably determined by management under the circumstances, was adequate.

Section 3.28. Transactions with Affiliates and Insiders. Except as set forth in Section 3.28 of the Company Disclosure Letter, there are no Contracts, plans, arrangements or other transactions, including extensions of credit, between the Company or any Subsidiary, on the one hand, and (a) any officer, director or record or beneficial owner of five percent (5%) or more of the voting securities of any such entity, (b) to the Knowledge of the Company, any (i) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of the Company or its Subsidiaries, except those, in each case clauses (a)–(c), of a type available to employees of the Company or its Subsidiaries generally and, in the case of Birch Bank, that are in compliance with Regulation O and Regulation W.

Section 3.29. Selected Activities. Neither the Company nor any Subsidiary: (a) provides investment management, investment advisory, or sub-advisory services to any Person that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940; (b) is a broker-dealer required to be registered under the Exchange Act with the SEC; or (c) conducts insurance operations that require a license from any national, state, or local Governmental Authority under any applicable Law.

Section 3.30. Opinion of Financial Advisors. The Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of Piper Sandler & Co. (the “Company Opinion Provider”) to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, and limitations on the review undertaken by the Company Opinion Provider in connection with such opinion, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. A written copy of such opinion shall be provided to Parent solely for informational purposes, promptly following the date of this Agreement.

Section 3.31. Brokers and Other Advisors. Except for the Company Opinion Provider and any other party(ies) set forth in Section 3.31 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor, consultant, intermediary, finder or other Person is entitled to any investment banking, brokerage, broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Copies of the engagement letter with the Company Opinion Provider have been made available to Parent.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as (A) set forth in the confidential disclosure letter delivered by Parent and Merger Sub to the Company concurrently with or prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement, certification or other document (including exhibits) filed with, or furnished to, the SEC by Parent and publicly available prior to the date that is one (1) Business Day prior to the execution of this Agreement (the “Parent Filed SEC Documents”), excluding any disclosure in any such Parent Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Parent Filed SEC Documents (other than any such disclosures to the extent constituting statements of present fact): provided, however, that any such disclosures in such Parent Filed SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty.

Section 4.01. Organization; Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a limited liability company duly incorporated, validly existing under the Laws of the State of Delaware and is in good standing with the DE SOS. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business (where such concept is recognized under applicable Law) and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended as of the date of this Agreement, and each as made available to Company is in full force and effect, and neither the Parent nor Merger Sub is in violation of any of the provisions thereof in any material respect.

Section 4.02. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. Parent, in its capacity as the managing member of Merger Sub, has (i) determined that it is in the best interests of Merger Sub, and declared it advisable, that Merger Sub enter into this Agreement and the Transactions, including the Mergers, (ii) adopted a resolution which declares that the Transactions are advisable on substantially the terms and conditions set forth or referred to in the resolution, and (iii) approved and adopted this Agreement and the consummation by Merger Sub of the Transactions by written consent in accordance with the

DGCL and the DLLCA. Other than filing the Certificate of Merger with the DE SOS pursuant to the DGCL and the DLLCA and as otherwise expressly set forth in this Section 4.02(a), and for the avoidance of doubt, subject to the filing of any materials with a Governmental Authority necessary for receipt of the Regulatory Approvals, no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (with or without notice or lapse of time or both) (i) conflict with or violate any provision of the articles of incorporation, certificate of formation, bylaws, operating agreement or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals, orders, licenses, permits and authorizations referred to in Section 4.07 are obtained prior to the Effective Time and the filings, declarations, notifications and registrations referred to in Section 4.07 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or by which any of their respective properties or assets are bound or affected or (y) violate, conflict with, breach, constitute a default under (with or without notice or lapse of time, or both), or give rise to or result in any right of termination, payment, modification, right of first refusal, or cancellation of, or approval, consent or notice under, Contract or Permit to which Parent, Merger Sub or any of their respective Subsidiaries is a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not have a Parent Material Adverse Effect.

Section 4.03. Capitalization.

(a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Shares”). At the close of business on the Capitalization Date, (i) 85,377,560 shares of Parent Common Stock were issued and outstanding, and (ii) no Parent Preferred Shares were issued or outstanding. The shares of Parent Common Stock comprising the Stock Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

(b) All of the issued and outstanding membership interests of Merger Sub are, and at the Effective Time will be, owned, directly or indirectly, by Parent, and there are (i) no other Equity Interests or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for Equity Interests or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any Equity Interests, other voting securities or securities convertible into or exchangeable for Equity Interests or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Transactions.

(c) Except as set forth in Section 4.03(a), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any Subsidiary of Parent to issue or sell any shares of capital stock or other equity or voting securities of Parent or any of Subsidiary of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any Subsidiary of Parent, any equity or voting securities of Parent or any Subsidiary of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

Section 4.04. Parent SEC Documents; Financial Statements; Information Supplied.

(a) Parent has timely filed with, or furnished to, as applicable, the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with, or furnished to, the SEC by Parent pursuant to the Securities Act or the Exchange Act, together with all certifications required pursuant to the Sarbanes-Oxley Act, in each case, since January 1, 2023 (collectively, such documents and any other documents filed or furnished by Parent with the SEC, as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Documents”). As of their respective effective dates, or if amended or supplemented, as of the date of the last such amendment or supplement, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed (or, if amended or supplemented, as of the date of the last amendment or supplement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2023, no executive officer of Parent has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Parent SEC Document, except as disclosed in certifications filed with the Parent SEC Documents.

(b) The consolidated financial statements of Parent (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents, as of their respective dates of filing with the SEC (or, if such Parent SEC Documents were amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement), are true, complete, and correct in all material respects, complied as to form in all material respects with the rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with the Accounting Standards (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end adjustments and the absence of complete footnotes) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments), in accordance with the Accounting Standards, none of which, if presented, would be material to Parent and its consolidated Subsidiaries in accordance with the Accounting Standards, none of which, if presented, would be material to Parent and its consolidated Subsidiaries.

(c) Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls, procedures and systems are designed to provide reasonable assurances (i) that all material information required to be disclosed by Parent in the Parent SEC Documents is recorded and made known on a timely basis to the individuals responsible for the preparation of the Parent SEC Documents, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards, (iii) that transactions are executed only in accordance with the authorization of management and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2025, and such assessment concluded that such controls were effective.

(d) As of the date hereof, neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has (i) identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management other employees who have a significant role in Parent’s internal control over financial reporting. Since January 1, 2023, there have not been any material investigations of any current or former officers of Parent or any of its Subsidiaries.

(e) The information supplied by or on behalf of Parent or Merger Sub or their respective Subsidiaries or any Representative of Parent or Merger Sub or their respective Subsidiaries to be contained in, included in or incorporated by reference in, the Transaction SEC Filings, including any amendment or supplement thereto and any other document incorporated or referenced therein, will not, (i) in the case of the Registration Statement at the SEC Clearance Date, (ii) in the case of the Registration Statement, at the time first sent or given to the stockholders of the Company, and (iii) in the case of the Transaction SEC Filings, at the time of the Company Stockholders’ Meeting and at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or any of its respective Representatives for inclusion or incorporation by reference in the Transaction SEC Filings.

(f) Since January 1, 2023 to the date of this Agreement, (i) neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2023, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of Parent or any of its Subsidiaries or attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Subsidiary of Parent or any committee thereof or, to the Knowledge of Parent, to any director or officer of Parent or any of its Subsidiaries.

(g) Parent is and since January 1, 2023 has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 4.05. Absence of Certain Changes.

(a) From December 31, 2023 through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of Parent and its Subsidiaries has been carried on and conducted in the ordinary course of business in all material respects.

(b) Since December 31, 2023, there has not been any Parent Material Adverse Effect or any effect, change, event, condition, development, occurrence or state of circumstances or facts that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.06. Compliance with Laws.

(a) Parent and each of its Subsidiaries are, and have been since January 1, 2023, in compliance with and not in default under or violation of all Laws, Judgments or conditions imposed in writing by a Governmental Authority applicable to Parent or any of its Subsidiaries, except where such failure to be in compliance or default or violation would not have a Parent Material Adverse Effect.

(b) Parent and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses and to own, lease and operate their respective properties and assets, except where the failure to hold such Permits would not have a Parent Material Adverse Effect. All such Permits are in full force and effect and no suspension, revocation, conditioning or cancellation of any of such Permits is pending or, to the Knowledge of the Parent, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension, revocation, conditioning or cancellation of, any of such Permits would not have a Parent Material Adverse Effect.

(c) Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notice that Parent or any of its Subsidiaries is not in compliance with or in default under violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such failure to be in compliance or default or violation would not have a Parent Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Parent, threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any Permit, except as would not have a Parent Material Adverse Effect.

(d) Parent and Merger Sub and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of Parent, each of its and their other Representatives acting on its or their behalf, is and have been in compliance with all AML Laws. Each of Parent and its Subsidiaries, as applicable, has adopted, implemented and maintains an anti-money laundering program, including policies and procedures, in accordance with each such entity’s obligations under AML Laws. None of Parent, Merger Sub, or each of its and their respective directors, officers and employees acting in such capacity are or, to the Knowledge of Parent, each of its and their other Representatives acting on its or their behalf, has engaged in or been convicted of any Law pertaining to the use of proceeds of crime, any “specified unlawful activity” as defined in 18 U.S.C. § 1956 or any other predicate offense to money laundering.

(e) Except as would not have a Parent Material Adverse Effect, Parent and Merger Sub and, to the Knowledge of Parent, each of its and their respective directors, officers and employees acting in such capacity and each of its and their Representatives and agents acting on its or their behalf, is and has been in compliance with all Consumer Protection Laws.

(f) Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of its and their respective directors, officers, and employees acting in such capacity, nor any of its and their Representatives and/or agents acting on its or their behalf, is a Person that is, or is owned or controlled by a Person that since January 1, 2023 is or has been, a Restricted Party.

(g) Parent, its Subsidiaries and, to the Knowledge of Parent, acting in such capacity, their respective directors, officers, employees, Representatives, and agents are, and have at all times since January 1, 2023 been, in material compliance with any applicable Sanctions and Export-Import Laws.

(h) None of Parent, its Subsidiaries nor, to the Knowledge of Parent, acting in such capacity, their respective directors, officers, employees, Representatives, and agents is engaged, or has at any time since January 1, 2023 been engaged, in any dealings directly or indirectly with any Restricted Party.

(i) Except as would not have a Parent Material Adverse Effect, since January 1, 2023, neither Parent nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Laws, AML Laws, Sanctions, Export-Import Laws or Consumer Protection Laws;

(j) Except as would not have a Parent Material Adverse Effect, since January 1, 2023, none of Parent, its Subsidiaries, or, to the Knowledge of the Parent, any of their respective directors, officers, employees, Representatives, or agents acting in such capacity has (A) received any notice, request or citation relating to any actual or potential noncompliance with any applicable AML Laws or Consumer Protection Laws or (B) has Knowledge of any claim, action, suit, proceeding, or investigation relating to actual or potential noncompliance with any applicable Anti-Corruption Laws, AML Laws, Sanctions, Export-Import Laws or Consumer Protection Laws;

(k) Except as would not have a Parent Material Adverse Effect, Parent and its Subsidiaries (A) maintain an adequate system of internal controls reasonably designed to prevent and detect violations of Anti-Corruption Laws, AML Laws, Sanctions, Export-Import Laws and Consumer Protection Laws, and (B) have implemented and have at all times since January 1, 2023 maintained an operational and effective anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to detect, prevent and deter violations of applicable Anti-Corruption Laws, AML Laws, Sanctions, Export-Import Laws and Consumer Protection Laws.

Section 4.07. Governmental Approvals.

(a) Except for (a) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Registration Statement, (b) compliance with the rules and regulations of the NYSE, (c) the filing of the Certificate of Merger with the DE SOS pursuant to the DGCL and the DLLCA, (d) the Regulatory Approvals, and (e) compliance with any applicable state securities or blue sky laws, no consent, approval, order, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Transactions, other than such other consents, approvals, orders, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not have a Parent Material Adverse Effect.

(b) Neither Parent nor Merger Sub has Knowledge of any facts or circumstances that may prevent or unreasonably delay Parent’s or Merger Sub’s receipt of the Regulatory Approvals or result in any Burdensome Condition in relation to the same.

Section 4.08. Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and as of immediately prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions and will have no liabilities other than those contemplated by this Agreement.

Section 4.09. Sufficiency. Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, at the Closing, Parent will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to enable Merger Sub and the Surviving Company to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement.

Section 4.10. Certain Arrangements. There are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, Merger Sub, or any of their Subsidiaries, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Mergers or agree to vote against or otherwise oppose any Superior Proposal.

Section 4.11. Brokers and Other Advisors. Except for Moelis & Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.12. Legal Proceedings. As of the date hereof, except as would not have a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent or Merger Sub or any of their respective Subsidiaries or (b) Judgment imposed upon Parent or Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority. As of the date of this Agreement, there is no Action or Judgment pending or, to the Knowledge of Parent, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. To the Knowledge of Parent, except as would not have a Parent Material Adverse Effect, there are no pending or threatened material investigations or whistleblower complaints, whether formal or informal, with respect to Parent or any of its Subsidiaries.

Section 4.13. Ownership of Equity of the Company. Neither Parent nor Merger Sub nor any of their respective controlled Affiliates owns any shares of Company Common Stock or is or has been an “Interested Stockholder” (as currently defined in Section 3(k) of the Articles of Incorporation of the Company) of the Company during the three (3) years prior to the date hereof.

Section 4.14. No Foreign Persons. Neither Parent nor Merger Sub is, or is acting on behalf of, a “foreign person”, as such term is defined in the DPA. Neither Parent nor Merger Sub is an entity over which “control” is exercised or exercisable by a “foreign person”, as such terms are defined in the DPA. Neither Parent nor Merger Sub is permitting any “foreign person” (as such term is defined in the DPA) affiliated with Parent or Merger Sub to obtain through any of them any of the following with respect to the Company or any of its Subsidiaries: (a) access to any “material nonpublic technical information” (as such term is defined in the DPA) in the possession of the Company or any of its Subsidiaries, (b) membership or observer rights on, or the right to nominate an individual to a position on, the Board of Directors or equivalent governing body of the Company or any of its Subsidiaries, (c) any involvement, other than through voting of shares, in substantive decision-making of the Company or any of its Subsidiaries regarding (i) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as such term is defined in the DPA) of U.S. citizens maintained or collected by the Company or any of its Subsidiaries, (ii) the use, development, acquisition or release of any “critical technology” (as such term is defined in the DPA) or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as such term is defined in the DPA) or (d) “control” (as such term is defined in the DPA) of the Company or any of its Subsidiaries.

Section 4.15. Regulatory Reports. Since January 1, 2023, Parent and Merger Sub filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Governmental Authority, as the case may be, and has paid all material fees and assessments due and payable in connection therewith, except where the failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents, and any that will be filed subsequent to the date of this Agreement and prior to Closing, were or will be true, complete and correct in all material respects and in compliance in all material respects with the requirements of any applicable Law and the rules and regulations of the applicable Governmental Authority. No such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents are the subject of ongoing review, comment or investigation by any Governmental Authority. Except as would not have a Parent Material Adverse Effect, since January 1, 2023, there (a) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of Parent or any of its Subsidiaries, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures, or compliance with applicable Law of Parent or any of its Subsidiaries. Except for routine examinations conducted by a Governmental Authority in the ordinary course of business, no Governmental Authority has initiated or has pending any proceeding or, to the Knowledge of Parent, investigation into or Action with respect to the business, operations, policies or procedures, or compliance with applicable Law of Parent or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not have a Parent Material Adverse Effect.

Section 4.16. Intellectual Property.

(a)Parent or one of its Subsidiaries owns or is licensed, pursuant to a valid, written license agreement, to use all Intellectual Property reasonably necessary to conduct the business of Parent and its Subsidiaries (taken as a whole) as conducted as of the date hereof. Parent and each of its Subsidiaries has complied in all material respects with the applicable license terms for all Intellectual Property that is licensed from a third-party, including licensing a sufficient number of “seats,” “users” or other usage metrics to account for the use of any licensed Intellectual Property.

(b)The execution, delivery and performance of this Agreement and the consummation of the Transactions, and the compliance with the provisions of this Agreement do not and will not, in any material respect, conflict with, alter or impair any of the rights of Parent or any of its Subsidiaries in any Intellectual Property licensed to, controlled, used or held for use by Parent or any of its Subsidiaries or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of such Intellectual Property.

(c)Except as would not have a Parent Material Adverse Effect, Parent and its Subsidiaries and the operation of the business of Parent or any of its Subsidiaries has not and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person. Except as would not have a Parent Material Adverse Effect, no adverse third-party Actions are pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries alleging that the operation of the business of Parent and its Subsidiaries (taken as a whole) as conducted as of the date hereof is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(d)Except as would not have a Parent Material Adverse Effect, no Person has infringed, misappropriated or otherwise violated the rights of Parent or any of its Subsidiaries with respect to any Intellectual Property licensed to, controlled, used or held for use by Parent or any of its Subsidiaries. Except as would not have a Parent Material Adverse Effect, none of the Intellectual Property licensed to, controlled, used or held for use by Parent or any of its Subsidiaries is subject to any order that restricts or otherwise prevents the use thereof by Parent or any of its Subsidiaries.

Section 4.17. Tax Matters. All material Tax Returns required to be filed by or on behalf of Parent and any of its Subsidiaries have been timely filed (taking into account applicable extensions) and all such Tax Returns were complete and accurate in all material respects. All material Taxes owed by Parent or any of its Subsidiaries that are due and payable on or prior to Closing (whether or not shown on such filed Tax Returns) have been timely paid or have been adequately reserved against in accordance with GAAP. There is no audit examination, deficiency, or refund litigation with respect to any Taxes, except to the extent reserved against in the consolidated financial statements of Parent dated prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Action have been paid. There is no claim or assessment pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Parent or any of its Subsidiaries is presently being conducted or, to the Knowledge of Parent, threatened by any Governmental Authority. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

Section 4.18. Transactions with Affiliates and Insiders. There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between the Parent or any Subsidiary, on the one hand, and (a) any officer or director of any such entity, (b) to the Knowledge of the Parent, any (i) record or beneficial owner of five percent (5%) or more of the voting securities of the Parent or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of the Parent or its Subsidiaries, except those, in each case clauses (a)–(c), of a type available to employees of the Parent or its Subsidiaries generally.

Section 4.19. Employee Benefits.

(a) Except as would not have a Parent Material Adverse Effect, (i) each Parent Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code, as applicable, and (ii) there are no pending, or to the Knowledge of Parent, threatened Actions or claims (other than routine claims for benefits) by, on behalf of, relating to, or against any Parent Plan or any trust related thereto and no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Knowledge of Parent, threatened with respect to any Parent Plan.

(b) Neither Parent, nor any of its Subsidiaries maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to, or had any liability (including contingent liability) with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code or as defined in Section 4063 or 4064 of ERISA) or (v) “voluntary employees beneficiary association” (as defined in Section 501(c)(9) of the Code).

Section 4.20. Parent Restructuring. Prior to the date hereof, Parent has effectuated certain corporate restructuring transactions as set forth on Section 4.20 of the Parent Disclosure Letter (the “Parent Restructuring”).

ARTICLE V

Additional Covenants and Agreements

Section 5.01. Conduct of the Company’s Business and Parent’s Business.

(a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly permitted or required by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Letter, unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, (i) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects and (ii) solely to the extent consistent with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) preserve its business relationships with banks, customers, vendors, strategic partners and others doing business with it, (2) maintain and preserve intact its and each of its Subsidiaries’ current business organizations, assets and Permits and (3) retain the services of its officers and key employees.

(b) Without limiting the generality of the foregoing, except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01(b) of the Company Disclosure Letter, unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions:

(i) issue, sell, grant, distribute, assign, transfer, dispose of or encumber (A) any shares of its capital stock or other equity or voting interests or (B) any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests), in the case of clauses (A) and (B), including Equity Interests, Company Securities, Company Subsidiary Securities or Company Voting Debt;

(ii) authorize, issue, sell, deliver, dispose, grant, pledge, transfer, lease, retire, redeem, purchase or otherwise acquire any shares of (A) its capital stock or other equity or voting interests or (B) any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests), in the case of clauses (A) and (B), including Equity Interests, Company Securities or Company Subsidiary Securities;

(iii) purchase any Equity Interests of any Person except Equity Interests of Federal Home Loan Banks or of Federal Reserve Banks in the ordinary course of business;

(iv) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity voting interests, including Equity Interests, Company Securities or Company Subsidiary Securities;

(v) adjust, split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(vi) incur, assume or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person (collectively, “Indebtedness”), except for Indebtedness of the Company to Birch Bank or of Birch Bank to the Company, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank or sales of certificates of deposits, in each case incurred in the ordinary course of business;

(vii) enter into any swap or hedging transaction or other derivative agreements, except for (A) any such transaction or agreement entered into in the ordinary course of business and in accordance with the hedging policy of the Company, (B) any such transaction or agreement related to any Indebtedness or revolving facility or line of credit existing on the date of this Agreement and (C) renewals or extensions of any swap or hedging transactions or other derivative agreements existing on the date of this Agreement on terms that are materially similar to those terms in effect as of the date of this Agreement;

(viii) sell, lease, exchange, transfer or otherwise dispose of to any Person, in a single transaction or series of related transactions (whether by merger, consolidation or sale of stock or assets or otherwise), any of its properties, assets or businesses, except for dispositions of assets (A) immaterial to the operation of the Company and Birch Bank, (B) of less than $50,000 individually, or $250,000 in the aggregate, or (C) in the ordinary course of business;

(ix)(A) transfer, sell, lease, license, sublicense, subject to any Lien (other than a Permitted Lien), cancel, abandon or allow to lapse or expire any material Business Intellectual Property except, in each case, for non-exclusive licenses granted in the ordinary course of business or (B) disclose any material confidential information or Trade Secrets, in the case of this clause (B), other than pursuant to a written confidentiality agreement reasonably protective of such confidential information and Trade Secrets;

(x) grant any Lien (other than a Permitted Lien) on any of its material assets other than (A) to secure Indebtedness in existence at the date of this Agreement or permitted under Section 5.01(b)(vi) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(xi) except as described in paragraph (iii) of this Section 5.01(b), acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (A) any Person, the capital stock or Equity Interests thereof or a material portion of the assets of any other Person or business, or division thereof, or (B) any material assets;

(xii) except as required by the terms of any Company Plan in effect on the date of this Agreement or applicable Law, (1) grant to any employee, director or individual service provider any increase in compensation or benefits, other than increases in annual base salary or wage rate or target cash annual incentive opportunities to employees which are made in the ordinary course of business in connection with promotions or as part of the Company’s annual performance reviews, (2) establish, adopt, enter into, take any discretionary action under or amend any Company Plan (or any employee benefit or compensation plan, program or arrangement that would be a Company Plan if in effect on the date of this Agreement); (3) take any action to accelerate any rights or benefits or funding thereof under any Company Plan; or (4) hire or promote any employee or individual service provider or terminate the employment or engagement of any employee or individual service provider without cause, other than hirings and promotions in the ordinary course of business for employees;

(xiii) establish or recognize any labor union, labor organization, works council or other staff representative body;

(xiv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN (or any equivalent provisions under applicable Law);

(xv) make any changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (A) the Accounting Standards (or any interpretation thereof), (B) any applicable Law, or (C) any Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xvi) make (other than consistent with past practice), change or revoke any material Tax election, adopt or change any material Tax accounting method or change any Tax accounting period, enter into any closing agreement or agreement in respect of material Taxes with any Governmental Authority, settle any audit, examination, or other proceeding with respect to any material amount of Taxes, enter into any closing agreement, voluntary disclosure agreement or similar agreement or arrangement with respect to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, incur any liability for material Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated tax payments), surrender any right to claim a Tax refund, offset or other reduction in Tax liability, file any amended Tax Return, prepare or file any Tax Return in a manner inconsistent with past practice, or take any other similar action relating to the filing of any Tax Return or the payment of any material Tax;

(xvii) amend the Company Charter Documents or the comparable organizational documents of any Subsidiaries of the Company;

(xviii) settle (or enter into any Contract involving or providing for the settlement of or other arrangement providing concessions with respect to) any pending or threatened Action against the Company or any of its Subsidiaries that would, or would reasonably be expected to, (A) result in any liability of the Company or any Subsidiary of the Company in excess of $50,000, (B) result in injunctive or other equitably relief against the Company or any Subsidiary of the Company, or (c) be inconsistent with the ordinary course of business;

(xix) file a petition in bankruptcy under any provision of federal or state bankruptcy Law or adopt or consummate (A) any plan of complete or partial liquidation, dissolution, merger or consolidation of the Company or any of the Company’s Subsidiaries, (B) a restructuring, recapitalization or other reorganization of the Company, or (C) a restructuring, recapitalization or other reorganization of any of its Subsidiaries, or otherwise wind up the business or operations of the Company and its Subsidiaries;

(xx) make capital expenditures, except, in each case, for capital expenditures: (A) as set forth in Section 5.01(b)(xx) of the Company Disclosure Letter, (B) where such capital expenditures are not in excess of ten percent (10%) of the budgeted amount for the principal category of the applicable capital expenditure, such category to be determined by reference to the capital expenditure materials made available to Parent prior to the date hereof, or (C) to repair damage to facilities, properties or assets resulting from insured casualty events or to maintain the safety of individuals or such facilities, properties and assets;

(xxi) effect any recapitalization, reclassification, reorganization or other change in the capitalization of the Company or any of its Subsidiaries;

(xxii) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries except in the ordinary course of business (including, for avoidance of doubt, with respect to Loans except as permitted by Section 5.01(b)(xxix), or as otherwise permitted by Section 5.01(b)(xxx));

(xxiii) except as required by applicable Governmental Authorities, make any material changes in its policies and practices with respect to insurance policies, including to materially reducing the amount of insurance coverage currently in place, cancel, terminate, fail to maintain in full force and effect in all material respects, allow to expire, or fail to promptly replace or renew, the material insurance policies of the Company and its Subsidiaries;

(xxiv) take any action, or fail to take any action, in either case, that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI to not be satisfied, or the result of which would reasonably be expected to materially impair or materially delay the consummation of the Transactions;

(xxv) without providing seven (7) calendar days’ prior notice to Parent and receiving Parent’s prior written consent thereto (not to be unreasonably withheld, conditioned or delayed), (A) terminate (other than by the terms of such Contract), amend, modify, renew

(other than automatic renewals pursuant to the terms of such Contract), not renew, assign or grant any waiver under any Material Contract or enter into any Contract which if entered into prior to the date hereof would be a Material Contract, in each case, to the extent any such amended Material Contract or Contract would require disclosure pursuant to Section 3.17(a)(x) if entered into prior to the date hereof or (B) enter into any Contract which if entered into prior to the date hereof would be a Material Contract, in whole or in part, because of clauses (ii), (viii) or (xiii) (other than Contracts entered into in the ordinary course of business, provided that such Contract would not be considered a Material Contract);

(xxvi)(A) engage in any new line of business, abandon or discontinue any existing line of business, (B) create any Subsidiary or joint venture, (C) change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (D) implement any material change in acceptable credit risk to the Company or Birch Bank’s business portfolio, including changes in risk implemented by the credit committee (or its equivalent) of the Company or Birch Bank, or (E) materially change its policies with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, in each case except as required by rules, policies or requirements imposed by a Governmental Authority;

(xxvii) except as permitted under Section 5.01(b)(vii), materially change the composition or size of its investment securities portfolio, change its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, or, other than in the ordinary course of business in compliance with its policies, change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(xxviii) set interest rates with respect to depository accounts of Birch Bank in a manner inconsistent with the ordinary course of business in compliance with its policies;

(xxix) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by the Company), other than in the ordinary course of business in compliance with Birch Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement including permitted exceptions under such underwriting policy and related Loan policies (provided that this exception shall not permit the Company or any of its Subsidiaries to acquire a portfolio or pool of such Loans, which for the avoidance of doubt will not prevent the Company or any of its Subsidiaries from entering into a participation with respect to any Loans in accordance with this Section 5.01(b)(xxix)); provided that if Parent does not respond to a request for consent pursuant to this Section 5.01(b)(xxvi) within two (2) business days of having received such request together with the relevant Loan package and all other material information relating thereto, such non-response shall be deemed to constitute consent; provided, further, that the Company and Birch Bank shall use commercially reasonable efforts to provide notice to Parent of any anticipated need for such request as soon as it is reasonably anticipated by the Company or Birch Bank to be required;

(xxx) book any “brokered deposits”, as such term is defined in 12 C.F.R. § 337.6, with respect to the Company’s and Birch Bank’s core banking business, other than in the ordinary and usual course consistent with past practice, and, in any event, such brokered deposits shall not exceed twenty-five (25%) of the Company’s total liabilities, defined per the methodology of the Call Report;

(xxxi) cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (x) sales of Loans and sales of investment securities, in each case in the ordinary course of business, or (y) as expressly required by the terms of any Contracts in force at the date of the Agreement, and in any event without recourse;

(xxxii) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(xxxiii) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(xxxiv) make any material change in cash management policies;

(xxxv)(A) abandon, forfeit or fail to maintain any material Permit or (B) other than in the ordinary course of business, make any filings with or seek any waivers from or fail to make any filings required to be made to any Governmental Authority that would reasonably be expected to result in a material adverse change to any material Permit or the ability to consummate the Transactions contemplated by this Agreement;

(xxxvi) fail to maintain the Real Property, including all of the improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted;

(xxxvii) acquire, sell, lease, sublease, license, assign, transfer, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, sublease, license, assign, transfer, mortgage, pledge, encumber or otherwise dispose of, any of its assets or real properties other than in the ordinary course of business;

(xxxviii) enter into any Contract for the purchase, sale or lease of real property or amend, terminate, or grant any waiver or consent with respect to any Real Property, except any renewals of existing Company Leases in accordance with the terms thereof in the ordinary course of business; or

(xxxix) resolve, authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions;

(xl) provided, that to the extent any action referenced in this Section 5.01(b) would otherwise be permitted as a result of it being a transaction between or among the Company and its wholly owned Subsidiaries, any such action may only be permitted to the extent that such action is not reasonably expected to adversely affect Parent or the consummation of the Transactions, or result in noncompliance with applicable Law.

(c) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01(c) of the Parent Disclosure Letter, unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Parent shall not, and shall not permit any of its Subsidiaries to (i) amend its organizational documents in any manner that would prevent, materially delay or materially impair the Transactions, or (ii) consummate (A) any plan of complete or partial liquidation or dissolution of Parent, or (B) a restructuring, recapitalization or other reorganization of Parent.

(d)Nothing contained in this Agreement is intended to give the Company, Parent or Merger Sub, directly or indirectly, the right to control or direct the other party’s or their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Any violation, breach or other nonperformance of this Section 5.01(d) shall be deemed to be a failure to comply with or perform in all material respects for purposes of Article VI and Article VII.

Section 5.02. Solicitation; Change in Recommendation.

(a) Except as permitted by this Section 5.02, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 7.01, the Company shall not, shall cause its Subsidiaries and its and their respective employees, directors and officers not to and shall use its reasonable best efforts to cause its and their respective other Representatives not to (and shall expressly not authorize such Representatives to), directly or indirectly: (i) initiate, solicit, knowingly assist, knowingly encourage or knowingly facilitate (A) any inquiries or requests for information with respect to, or (B) the making of, any inquiry regarding, or any proposal or offer that constitutes, in the case of clause (A) or (B), a Takeover Proposal or a Potential Takeover Proposal (including furnishing to any other Person any non-public information in connection with, or for the purpose of encouraging, a Takeover Proposal or a Potential Takeover Proposal); (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning (except solely to notify any Person of the provisions of this Section 5.02), or make available or furnish or provide access to its properties, employees, officers, assets, books, Contracts and records or any confidential information or data to any Person in connection with, or for the purpose of encouraging, any Takeover Proposal or a Potential Takeover Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement), merger agreement, acquisition agreement, or other similar agreement for, relating to or in connection with any Takeover Proposal or a Potential Takeover Proposal (each, a “Company Acquisition Agreement”); or (v) resolve, agree or publicly propose to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, shall cause each of its Subsidiaries and its and their respective employees, directors and officers to, and shall use its reasonable best efforts to cause its and their respective other Representatives (including expressly directing such Representatives) to, cease and terminate any and all solicitations, discussions or negotiations with any Person (other than Parent and its Representatives) in connection with a Takeover Proposal or a Potential Takeover Proposal and shall immediately following execution of this Agreement terminate each such Person’s access to any existing electronic data room related thereto. The Company also agrees that promptly (and in any event within forty-eight (48) hours of the execution of this Agreement), the Company shall request and, to the extent such right is available under the applicable confidentiality agreement, require that each Person (other than the parties hereto and their respective Representatives in their capacity as such) that has within twenty-four (24) months prior to the date hereof executed a confidentiality agreement in connection with its consideration of a possible Takeover Proposal or possible business combination, merger or other similar transaction involving the Company or any of its Subsidiaries, to promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date hereof (unless such request has previously been made). From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 7.01, the Company shall enforce (and shall not be permitted to waive, terminate or modify) any provisions of any standstill or confidentiality agreement that prohibits or purports to prohibit a Takeover Proposal or a Potential Takeover Proposal being made to the Board of Directors of the Company unless the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that enforcing such provision (or, the failure to waive, terminate, or modify such provision) would be reasonably expected to be inconsistent with the directors’ statutory standard of conduct under applicable Law, in which case, the Company shall not be required to enforce and may waive, terminate or modify such standstill or confidentiality agreement, after prior written notice to Parent, solely to the extent (x) necessary to permit the applicable Person or group of Persons to make, on a confidential basis to the Board of Directors of the Company, a Takeover Proposal, conditioned upon such Person or group of Persons agreeing to disclosure of such Takeover Proposal to Parent and (y) that such Takeover Proposal has not been solicited in violation of this Section 5.02.

(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives an unsolicited Takeover Proposal that did not result from a breach of Section 5.02(a), then (i) the Company and its Representatives may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited written Takeover Proposal that the Board of Directors of the Company believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; provided, that with respect to clauses (A) through (C), nothing herein shall permit the Company or any of its Representatives to negotiate with any such Person or group of Persons making the Takeover Proposal or its or their Representatives without complying with the applicable terms of this Agreement; and (ii) if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that (A) such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would be reasonably expected to be inconsistent with the directors’ statutory standard of conduct under applicable Law (a “Qualifying Takeover Proposal”), then, (1) promptly (and no later than 24 hours) after the Board of Directors of the Company has determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal, the Company shall provide written notice to Parent of such determination (“Qualifying Takeover Proposal Notice”), and (2) prior to the receipt of the Company Stockholder Approval and as long as such Takeover Proposal constitutes a Qualifying Takeover Proposal, after delivering a Qualifying Takeover Proposal Notice to Parent, (x) the Company may enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Qualifying Takeover Proposal, (y) pursuant to such Acceptable Confidentiality Agreement, the Company may, and may cause its Representatives acting on its behalf to, furnish information (including non-public information) with respect to the Company and its Subsidiaries or provide access to the properties, employees, officers, assets, books, Contracts and records of the Company and its Subsidiaries, in each case, to the Person or group of Persons who has made such Qualifying Takeover Proposal and its or their respective Representatives and financing sources; provided, however, that the Company shall provide to Parent and its Representatives any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to or concurrent with the time it is provided to such Person, and (z) the Company may engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Qualifying Takeover Proposal and its or their Representatives and financing sources.

(c) Following the date of this Agreement, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing in the event that the Company or any of its Subsidiaries or its or their Representatives receives any Takeover Proposal or Potential Takeover Proposal (whether or not resulting from a breach of this Section 5.02), which notice shall include the identity of the Person or group of Persons making such Takeover Proposal or Potential Takeover Proposal and, with respect to any proposal or offer, a summary of the material terms and conditions of such proposal or offer and copies of any draft agreements, term sheets, indications of interest or other materials received from such Person or group of Persons or its or their Representatives. The Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it or its Subsidiaries from complying with any of the provisions of this Agreement. The Company shall keep Parent reasonably informed on a current basis and in writing of the status of, and any developments relating to or other changes in any Takeover Proposal or Potential Takeover Proposal or the negotiations thereof or discussions related thereto, including providing Parent with (i) copies of (A) all correspondence related thereto and (B) all drafts, outlines or summaries of any documents (including drafts) relating to thereto and (ii) written notice of any non-public information requests relating to such Takeover Proposal or Potential Takeover Proposal. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Nondisclosure Agreement. Without limiting the foregoing, the parties hereto acknowledge and agree that any violation of any of the restrictions contained in this Section 5.02 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives made at the direction or on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.02 by the Company if the Company would not otherwise be permitted to take or refrain from taking such action by this Section 5.02.

(d) The Board of Directors of the Company shall not, directly or indirectly, (i) (A) fail to make or include the Company Board Recommendation in the Proxy Statement, (B) withhold, withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (C) recommend the approval or adoption of, or endorse, approve or adopt, or submit to a vote of any securityholders of the Company, or publicly propose to recommend, endorse, approve or adopt or submit, any Takeover Proposal, (D) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal (provided that Parent may only make one such request per Takeover Proposal (or per material modification thereof)), or (E) fail to recommend against any Takeover Proposal that has been publicly disclosed by the date that is the earlier of (1) five (5) Business Days prior to the Company Stockholders’ Meeting and (2) ten (10) Business Days after the public disclosure thereof, provided, however that the Board of Directors of the Company may, and may cause the Company to, (1) make a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, so long as such communication includes a reaffirmation of the Company Board Recommendation, (2) elect to take no position with respect to a Takeover Proposal that is a tender offer or exchange offer until the earlier of (I) the close of business on the fifth (5th) Business Day prior to the Company Stockholders’ Meeting and (II) the close of business on the tenth (10th) Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act, so long as on such tenth (10th) Business Day the Board of Directors of the Company publicly recommends against such tender offer or exchange offer, (3) if the Company has received a Takeover Proposal and the Board of Directors of the Company has determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal in accordance with Section 5.02(b) and the Company has complied in all material respects with the terms of this Agreement with respect thereto, disclose, solely if and to the extent required by Law, that the Company has received such Takeover Proposal and determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal, provided that such disclosure states that the Board of Directors of the Company has not changed or withdrawn the Company Board Recommendation, and (4) if the Company has received a Superior Proposal, complied with the terms of this Agreement with respect thereto and delivered to Parent a notice in accordance with Section 5.02(d), disclose, solely if and to the extent required by Law, that the Company has delivered such notice and determined that the applicable Qualifying Takeover Proposal constitutes a Superior Proposal (each action described in this Section 5.02(d)(i), other than, in and of themselves, the actions set forth in the foregoing clauses (1), (2), (3) and (4) (provided that in the case of clause (4), such disclosure shall be deemed an Adverse Recommendation Change unless within two calendar days following expiration of the Notice Period, the Company publicly announces that such Takeover Proposal does not constitute a Superior Proposal, rejects such Takeover Proposal and reaffirms the Company Board Recommendation), being referred to as an “Adverse Recommendation Change”), (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Company Acquisition Agreement, other than any Acceptable Confidentiality Agreement in accordance with Section 5.02(b), (iii) take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in the Company Charter Documents, inapplicable to any transactions contemplated by a Takeover Proposal or a Potential Takeover Proposal (including approving any transaction under the DGCL), or (iv) resolve, agree or propose to take any such actions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, (I) if the Company has received a Superior Proposal and the Company has complied in all material respects with this Section 5.02 in relation to such Superior Proposal, the Board of Directors of the Company may (x) make an Adverse Recommendation Change with respect to such Superior Proposal and (y) cause the Company to enter into a definitive agreement to effectuate such Superior Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii) and, if applicable, pay or cause to be paid, prior to or concurrent with such termination, the Company Termination Fee pursuant to Section 7.03, if the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make an Adverse Recommendation Change, enter into such definitive agreement to effectuate such Superior Proposal and terminate this Agreement would be inconsistent with the directors’ statutory standard of conduct under applicable Law; provided, however, that the Board of Directors of the Company shall not, and shall cause the Company not to, take any action set forth in clause (x) or (y) unless (1) the Company has given Parent at least four (4) calendar days’ prior written notice (the “Notice Period”) of its intention to take such action (which notice itself shall not constitute an Adverse Recommendation Change, and which notice shall describe in reasonable detail the basis for such Adverse Recommendation Change, specify the identity of the Person or group of Persons making such Superior Proposal and include a copy of all agreements to be entered into in connection with such Superior Proposal (including those relating to the sources of financing therefor, with customary redaction of any fee letters with respect thereto)), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith and with time being of the essence, with Parent during the Notice Period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (3) following the end of the Notice Period, the Board of Directors of the Company shall have considered in good faith any such revisions proposed by Parent, and shall, after consultation with its financial advisors and outside legal counsel, have determined that such Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect and if the failure to take such action would be inconsistent with the directors’ statutory standard of conduct under applicable Law; provided, however, that if during the Notice Period any revisions are made to the Superior Proposal and such revisions are material (it being understood and agreed that any change to pricing or any other material amendment or revision to the terms of such Superior Proposal that was previously the subject of a notice hereunder shall require the Company to deliver a new notice and to comply with the requirements of this Section 5.02(d) with respect to such new notice except that the Notice Period shall be two (2) calendar days instead of four (4) calendar days).

(e) Without limiting the applicability or effects of undertaking an Adverse Recommendation Change, nothing in this Section 5.02 or elsewhere in this Agreement in and of itself shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided, however, that neither the Company nor the Board of Directors of the Company shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Takeover Proposal), unless in each case, in connection therewith, the Board of Directors of the Company effects an Adverse Recommendation Change in accordance with Section 5.02(d); provided, further that any such disclosure under clause (i) or (ii) shall be deemed to be an Adverse Recommendation Change unless such disclosure includes a reaffirmation of the Company Board Recommendation.

(f) As used in this Agreement, “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (ii) any confidentiality agreement entered into prior to the date of this Agreement; provided, however, that any Acceptable Confidentiality Agreement shall not prohibit compliance by the Company or any of its Subsidiaries with any of the provisions of this Agreement.

(g) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer (and any amendment, modification, or other change thereto) from any Person or group of Persons (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) or twenty percent (20%) or more of the consolidated revenues, operating income or net income of the Company and its Subsidiaries, including through the acquisition of equity interests of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of beneficial ownership of securities representing twenty percent (20%) or more of the voting power of the then outstanding Company Common Stock and other voting securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning securities representing twenty percent (20%) or more of the voting power of the then outstanding Company Common Stock and other voting securities of the Company, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which the holders of the voting power of the Company immediately prior to such transaction would cease to beneficially own securities representing eighty percent (80%) or less of the aggregate voting power of the voting securities of the Company, such Subsidiary, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, (v) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization, take private transaction or other similar transaction) of twenty percent (20%) or more of the total voting power of the outstanding Company Common Stock and other voting securities of the Company, or (vi) any combination, or transaction substantially similar to, any of the foregoing; provided, however, that this Agreement and the Transactions, together with any modifications thereto proposed by Parent and Merger Sub, shall not be deemed a Takeover Proposal.

(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made after the date hereof that the Board of Directors of the Company has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) is more favorable to the Company’s stockholders than the Transactions (taking into account all the terms and conditions of such proposal and this Agreement (including the Company Termination Fee, any changes proposed by Parent to the terms of this Agreement and the potential time delays and other risks to consummation associated with such Takeover Proposal)), (ii) is reasonably capable of being completed taking into account all legal, regulatory, financial, financing and other aspects of such Takeover Proposal and of this Agreement considered relevant by the Board of Directors of the Company and (iii) if an all- or part-cash transaction, for which financing is fully committed or reasonably likely to be available at signing and consummation of the transaction contemplated by such Takeover Proposal; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “twenty percent (20%)” and eighty percent (80%) in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%)”.

(i) Any proposals or offers made by Parent or its Affiliates in response to a Takeover Proposal (and, if required by applicable Law, the disclosure of such proposals or offers) shall not be deemed to be a violation or breach of the Nondisclosure Agreement.

Section 5.03. Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable (i) consummate and make effective, in the most expeditious manner reasonably practicable (and in any event no later than the Outside Date), the Transactions, including preparing and filing all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents necessary to consummate and make effective the Transactions, (ii) obtain any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary to consummate and make effective the Transactions (including any Regulatory Approvals), and, subject to Section 5.03(b), to comply with the terms thereof (including, for the avoidance of doubt, by filing any applications, notices, petitions and filings required to obtain the Regulatory Approvals, consistent with the instructions of any Governmental Authority), and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. Each of Parent and the Company shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Governmental Authority or under any applicable Law or Judgment. In the event that the parties hereto shall fail to obtain any third party approval or consent that is necessary, proper or advisable in connection with the Mergers or the Transactions (other than from a Governmental Authority, including a Regulatory Approval), the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and its Subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any such approval or consent from any such third parties (other than Governmental Authorities, including a Regulatory Approval) with respect to any transaction contemplated by this Agreement, (A) none of the Company or any of its Subsidiaries shall be required to, or, without the prior written consent of Parent, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person (other than ordinary course filing and similar fees that are consistent with market practice in comparable situations), and (B) none of Parent, Merger Sub or any of their Affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation (other than ordinary course filing and similar fees that are consistent with market practice in comparable situations).

(b) Notwithstanding anything to the contrary, nothing in this Agreement shall require Parent, any of its Subsidiaries or any of its Affiliates to (i) propose, offer, negotiate, commit to, agree to, accept and effect (as applicable) undertakings, commitments or other conditions not contemplated by or any other material deviations from the business plan(s) provided to any Governmental Authority in connection with the Regulatory Approvals, or (ii) take any action, or commit to take any action, or accept any restriction, commitment or condition, involving Parent and any of its Subsidiaries or Affiliates, or the Company and any of its Subsidiaries, which would reasonably be expected to be burdensome to the business, operations, financial condition or results of operations of Parent and its Subsidiaries and Affiliates, taken as a whole after giving effect to the Transactions (any such action, condition, commitment, undertaking or restriction described in clauses (i) and (ii), a “Burdensome Condition”).

(c) Subject to Section 8.19, and notwithstanding anything else to the contrary herein, Parent, after consulting in good faith with the Company and considering in good faith the Company’s views and comments, in each case, to the extent permitted by Law, shall (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.

(d) Each of the parties hereto shall, and shall cause their respective Subsidiaries to, cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings (and in the case of the applications, notices, petitions and filings required to obtain the Regulatory Approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than sixty (60) days after the date of this Agreement, unless a Governmental Authority has advised or requested that such party should file such application, notice, petition, or filing at a later date), and to obtain all Regulatory Approvals that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such Regulatory Approvals; provided, however that all applications, notices, petitions, and filings required to obtain the Regulatory Approvals shall be made by Parent (and its Subsidiaries, as appropriate) no later than sixty (60) days after the date of this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to supply (and cause their respective Affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested in connection with this Section 5.03 or by the relevant Governmental Authority in connection with the foregoing filings, notices, applications and notifications following submission thereof (subject, for the avoidance of doubt, to applicable confidentiality obligations). Parent will be responsible for all filing fees in connection with any filings required to be made pursuant to this Section 5.03(d). Parent shall seek confidential treatment for the Company Disclosure Letter and all personally identifiable information in any and all applications, notices, filings, related correspondence, and related information filed with or submitted to any Governmental Authority.

(e) In furtherance and not in limitation of the foregoing, each of the parties hereto shall use (and shall cause their respective controlled Affiliates to use) reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, analyses, presentations, memoranda, briefs, arguments, waivers, exemptions, clearances, orders, confirmations and other documents with any Governmental Authority in connection with the Regulatory Approvals (and the Transactions generally) and in connection with any investigation or other inquiry by or before any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person (including and subject to applicable Laws relating to the exchange of information, providing each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding Transactions, provided, that the Company shall not have the right to review portions of material filed by Parent with a Governmental Authority that contain competitively sensitive business or other proprietary information or sensitive personal information and which are contained in a confidential exhibit or annex thereto); (ii) keep the other parties hereto reasonably informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, any Governmental Authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other communications) regarding any of the Transactions and giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent reasonably practical and not prohibited by such Governmental Authority; (iii) subject to applicable Laws and the Nondisclosure Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, provided, that the Company shall not have the right to review portions of material filed by Parent with a Governmental Authority that contain competitively sensitive business or other proprietary information or sensitive personal information and which are contained in a confidential exhibit or annex thereto, (iv) subject to applicable Laws, and to the extent reasonably practicable, consult with the other parties hereto or their counsel in advance of any meeting, conference or discussion with any Governmental Authority in connection with the Regulatory Approvals and the Transactions generally (other than non-material and routine communications between counsel and a Governmental Authority regarding the regulatory approval process or status); (v) to the extent permitted by the applicable Governmental Authority or other Person, give representatives of the other parties hereto the opportunity to attend and participate in any meeting or conference (whether in person, by telephone or otherwise) in connection with the Regulatory Approvals and the Transactions generally (other than non-material or routine communications between counsel and a Governmental Authority regarding the regulatory approval process or status); and (vi) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, any Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the parties hereto (whether formally or informally, in draft form or final form) to any Governmental Authority, a party shall send the other parties such document or information reasonably in advance of such submission, and such document or information shall not be submitted by the Company to any Governmental Authority without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), provided, that the Company shall not have the right to review or be required to give consent to the filing of such portions of material to be filed by Parent with a Governmental Authority that contain competitively sensitive business or other proprietary information or sensitive personal information and which are contained in a confidential exhibit or annex thereto. Each of the parties hereto will furnish to the other information and assistance as the other may reasonably request in connection with the preparation of any required filings or submissions to any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority to the extent reasonably practical and not prohibited by such Governmental Authority.

(f) Notwithstanding anything to the contrary in this Section 5.03, each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (i) designate any competitively sensitive material provided to the others under this Section 5.03 as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials, (ii) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (iii) exclude the others from any meeting or conference (whether in person, by telephone or otherwise) with any Governmental Authority to the extent it addresses any information of the nature contemplated by the foregoing clauses (i) and (ii).

(g) For the avoidance of doubt, to the extent this Agreement is validly terminated pursuant to Article VII, a party hereto shall be enabled to take any action that was otherwise prohibited or conditioned upon the consent of the other party hereto without such consent.

Section 5.04. Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon (which comments each party shall take into account in good faith), any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system to which any party hereto is subject, in which case the party required to make such disclosure shall use its reasonable best efforts to allow, to the extent legally permitted, each other party reasonable time to comment on such disclosure in advance of its issuance, or is consistent with prior public communications previously consented to by the other parties. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by any party hereto which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the other parties hereto that has not been previously announced or made public in accordance with the terms of this Agreement.

Section 5.05. Access to Information; Confidentiality.

(a) Subject to applicable Law and any applicable Judgment, upon reasonable notice, the Company shall afford, and shall cause its Subsidiaries and each of its and their Representatives to afford, to Parent and its Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees (provided that Parent shall first direct any request to contact any officer or employee to the Chief Executive Officer of Birch Bank and include the Chairman of the Board of Directors of the Company), agents, properties, books, Contracts and records (other than any of the foregoing with respect to the negotiation of the terms of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall, and shall cause its Subsidiaries and its and their Representatives to, furnish promptly to Parent and its Representatives such information concerning its and its Subsidiaries business, personnel, assets, Governmental Authority, customer, vendor and agent relationships, liabilities and properties as Parent may reasonably request (other than any information with respect to the negotiation of the terms of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal, or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company regarding any Takeover Proposal or Adverse Recommendation Change); provided, however, that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that (A) the Company shall not be obligated to provide such access or information if doing so would (i) result in the disclosure of Trade Secrets or competitively sensitive information to third parties (other than, for the avoidance of doubt, Parent and its Subsidiaries and their respective representatives), (ii) violate applicable Law or an applicable Judgment, including as described in Section 8.19, (iii) jeopardize, on the advice of outside legal counsel, the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided, in each case, that the Company has used reasonable best efforts to provide such access or disclose such information in a manner that does not result in such a disclosure, violation or jeopardization, and (B) such activities shall not involve any environmental sampling or testing. Until the Effective Time, all information provided (including information provided by the Company, its Subsidiaries or any of their respective Representatives pursuant to Section 5.11(a)) will be subject to the terms of that certain Amended and Restated Confidentiality and Non-disclosure Agreement, dated as of January 23, 2026, by and between the Company, Birch Bank and Opportunity Financial, LLC (the “Nondisclosure Agreement”).

Section 5.06. Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, each of Parent and the Surviving Company shall, and Parent shall cause the Surviving Company to, in each case to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each current or former director or officer of the Company and/or its Subsidiaries and each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents or the organizational documents of such Subsidiaries, as applicable, as in effect on the date of this Agreement or pursuant to any other agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person, including without limitation the agreements set forth on Section 5.06 of the Company Disclosure Letter (the “Indemnity Agreements”), in each case, as made available to Parent prior to the date of this Agreement (each, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, manager, officer, employee or agent (solely, with respect to agents, to the extent of any underlying contractual indemnification obligation that is binding on the Company or any of its Subsidiaries as of the Closing Date) of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, manager, officer, employee or agent (solely, with respect to agents, to the extent of any underlying contractual indemnification that is binding on the Company or any of its Subsidiaries as of the Closing Date) of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Company, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification, advancement of expenses or exculpation from liabilities between the Company or any of its Subsidiaries and any Indemnitee prior to the date of this Agreement, in each case, as made available to Parent prior to the date of this Agreement.

(b) Without limiting the foregoing, from and after the Effective Time for a period of six (6) years, to the fullest extent permitted by applicable Law and consistent with the formal and informal requests of each Governmental Authority with jurisdiction over such entities, Parent shall cause the Operating Agreement of the Surviving Company, and the Surviving Company shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification, exculpation and advancement of expenses, taken as a whole, in each case, of managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents, the organizational documents of such Subsidiaries and the Indemnity Agreements, each as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. From and after the Effective Time, Parent shall cause the Company to maintain in full force and effect the Indemnity Agreements, and such Indemnity Agreements may only be terminated or amended in writing with the consent of the parties thereto or in accordance with their terms. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, without requiring a preliminary determination of entitlement to indemnification, advance any reasonable expenses (including reasonable and documented attorneys’

fees, costs and expenses) of any Indemnitee under this Section 5.06 (including in connection with establishing or enforcing a right to indemnification or advancement of expenses referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law; provided, however, that an advancement of expenses shall be made solely upon delivery of a written undertaking, by the Indemnitee, that he or she has met the standard of conduct necessary for indemnification applicable to him or her and to repay any amounts so advanced (without interest) if and to the extent that it is determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified or entitled to advancement of expenses or the standard of conduct for indemnification was not met. For the avoidance of doubt, an Indemnitee shall not be entitled to indemnification by Parent under this Section 5.06 if it is finally determined that such Indemnitee engaged in any bad faith, willful misconduct, fraud, gross negligence or is otherwise not entitled to such indemnification; provided, that for the avoidance of doubt, the foregoing portion of this sentence shall not limit in any manner an Indemnitee’s rights to be indemnified by the Surviving Company pursuant to the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries, under the Indemnity Agreements or by contract or otherwise as in effect on the date of this Agreement; provided, that if an Indemnitee received advancement of expenses or indemnification pursuant to this Section 5.06 and it is determined that the Indemnitee engaged in any bad faith, willful misconduct, fraud, gross negligence or is otherwise not entitled to such indemnification, such Indemnitee shall repay all such amounts to Parent or the Surviving Company previously received, as applicable.

(c) At or prior to the Closing, the Company shall purchase or cause to be purchased a six (6) year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions; provided, that the maximum aggregate premium for such insurance that the Company shall be required to expend shall not exceed two hundred and fifty percent (250%) of the annual directors’ and officers’ insurance premium for the Company’s current fiscal year (the “Maximum Premium”), which annual premiums are set forth in Section 5.06(c) of the Company Disclosure Letter. If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company shall obtain the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. The Surviving Company shall cause such policy to be maintained in full force and effect for its full term and shall honor all of its obligations thereunder.

(d) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee may have under the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement, under the Indemnity Agreements, or by contract or otherwise. The obligations of Parent and the Surviving Company under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies and their heirs and representatives shall be third-party beneficiaries of this Section 5.06).

(e) In the event that (i) Parent, the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Company, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.06.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

(g) Notwithstanding anything in this Section 5.06 to the contrary, no indemnification payments will be made to an Indemnitee with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) Parent’s board of directors determines in writing that the Indemnitee acted in good faith and in the best interests of the Surviving Company or Surviving Bank; (ii) Parent’s board of directors determines that the payment will not materially affect Parent’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnitee agrees in writing to reimburse Parent, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Governmental Authority results in a final order, Judgment or settlement in which the Indemnitee is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

Section 5.07. Employee Matters.

(a) For a period of one (1) year following the Effective Time (or, if earlier, the date of the applicable Continuing Employee’s (as defined below) termination of employment), Parent shall, or shall cause the Surviving Company and its Subsidiaries to, provide (i) an annual base salary or hourly wage rate, as applicable, and target short-term cash incentive opportunity to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) that are no less favorable taken as a whole than those in effect immediately prior to the Effective Time and (ii) other employee benefits (excluding any defined benefit pension, nonqualified deferred compensation, retention bonus, special bonus, long-term incentive, severance or other retiree health and welfare benefits) to each Continuing Employee that are substantially comparable in the aggregate to either (A) those provided to such Continuing Employee immediately prior to the Effective Time, to the extent such benefits are set forth on Section 3.11(a) of the Company Disclosure Letter, or (B) those provided to similarly-situated employees of Parent or its Subsidiaries.

(b) With respect to all employee benefit plans of Parent, the Surviving Company and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (other than any defined benefit pension, nonqualified deferred compensation or retiree health and welfare benefits), for eligibility, vesting and, with respect to vacation and paid time off benefits, accrual purposes (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Company or any of their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. For a period of not less than one year following the Effective Time, Parent or its applicable Subsidiary (including, following the Effective Time, the Surviving Company and Surviving Bank) shall recognize all Continuing Employees’ accrued, unused vacation and sick leave (collectively, “PTO”) as of the Effective Time and shall make such PTO available for use by the Continuing Employees, subject to the terms of the applicable Company PTO program immediately prior to the Effective Time and in any event for a period not to exceed one (1) year following the Effective Time; provided, however, that for the avoidance of doubt, no Continuing Employee shall be entitled to duplicative accruals of PTO for any period of service.

(c) Without limiting the generality of Section 5.07(a), Parent shall, or shall cause its Affiliates (including, following the Effective Time, the Surviving Company and its Subsidiaries) to use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Company or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under a comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Company and its Subsidiaries to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they are eligible to participate immediately following the Effective Time to the same extent such service was recognized under the corresponding Company Plan as of immediately prior to the Effective Time.

(d) The Company shall, or shall cause its applicable Subsidiaries to, take all actions necessary or appropriate, effective no later than the day immediately preceding the Closing Date, to terminate, or take other actions in connection with the termination of, any Company Plan which is selected by Parent for termination; provided that Parent provides such request to terminate the applicable Company Plan in writing no less than thirty (30) Business Days prior to the Closing Date; provided further, that Parent shall not require the termination of any Company Plan which is an employment agreement or cash incentive agreement. If Parent provides such written request to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Board of Directors of the Company (or the applicable Subsidiaries’ board of directors) has validly adopted resolutions to terminate such Company Plan(s) (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld or delayed) and taken all other actions necessary or advisable to terminate such Company Plans, effective no later than the date immediately preceding the Closing Date.

(e) The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 is intended to, or shall constitute the establishment or adoption of, or an amendment to, any compensation or employee benefit plan of the Company, the Surviving Company, Parent or any of their Affiliates, including any Company Plan, for purposes of ERISA or otherwise, and no current or former employee, director or individual service provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing contained this Section 5.07 expressed or implied, is intended or shall be construed to impede or limit Parent, the Company, the Surviving Company or any of their Affiliates from amending or terminating any Company Plan following the Effective Time. Nothing contained in this Agreement shall obligate Parent, the Surviving Company or any of their Affiliates to maintain any particular benefit plan, or retain the employment of any particular employee or individual service provider.

Section 5.08. Notification of Certain Matters; Stockholder Litigation and Engagement.

(a) Prior to the Effective Time, Parent shall give prompt written notice to the Company, and the Company shall give prompt written notice to Parent, of (i) to the extent permitted under applicable Law, any notice or other communication received by such party from any Governmental Authority in connection with or arising or resulting from this Agreement or the Transactions or the negotiation, execution, delivery, or performance of this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with or as a result of the execution, delivery or performance of this Agreement or the Transactions; and (ii) any Actions commenced or, to such party’s

Knowledge, threatened against such party in relation to this Agreement or the Transactions or the negotiation, execution, delivery, or performance of this Agreement. Parent shall have the right, at its own expense, to participate fully in the defense, strategy, and settlement discussions of any such litigation, including through separate counsel of its choosing, and the Company shall reasonably consider Parent’s view with respect thereto.

(b) The Company shall promptly notify Parent, and shall keep Parent reasonably informed with respect to, the defense and settlement of any stockholder litigation (including any class action or derivative litigation) against the Company or the Company’s directors or officers relating to this Agreement or the Transactions. The Company shall not settle any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(c) Prior to the Effective Time, and in all cases subject to Section 8.19, the Company shall give prompt written notice to Parent of (i) to the extent permitted under applicable Law, the commencement of any material investigation by a Governmental Authority or any material notice, inquiry or other communication received by the Company or any of its Subsidiaries from any Governmental Authority in connection with a potential or ongoing investigation and (ii) any material Actions commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, where such notice is not already required to be provided to Parent pursuant to Section 5.08(a). To the extent permitted under applicable Law, the Company shall consult with Parent regarding any response or action plan with respect to the matters addressed in this Section 5.08(c).

(d) Without limiting the requirements of Section 5.02, the Company shall give prompt written notice to Parent of, and shall keep Parent reasonably informed with respect to, any private or public letter, notice, proposal, e-mail, text message or other similar message or other communication (including any oral communication) received by the Company, any of its Subsidiaries, the Board of Directors of the Company or any committee thereof, or its or their Representatives, from any actual or purported stockholder of the Company, any Affiliate of such stockholder, any Representative of such stockholder or any Affiliate of such stockholder, or any Person acting on behalf of or in concert with any stockholder of the Company or an Affiliate of such stockholder, in each case, intended to, seeking to or proposing to influence, advise, change or control the management of the Company, the Board of Directors of the Company or the Company, whether with respect to this Agreement or the Transactions or otherwise, including to oppose or seek to oppose the Company Board Recommendation or the consummation of the Transactions or to alter the terms or conditions of this Agreement. To the extent permitted under applicable Law, the Company shall consult with Parent regarding any response or action plan with respect to the matters addressed in this Section 5.08(d).

Section 5.09. Merger Sub Expenditures and Distributions. From the date of this Agreement until the Effective Time, (a) Merger Sub shall not expend funds other than in connection with (i) the Transactions and the payment of related expenses and (ii) matters ancillary to its existence and (b) Merger Sub shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its Equity Interests.

Section 5.10. Exchange De-listing. Parent shall cause the Company Common Stock to be de-listed from, and cease to trade on, the OTCQX effective as of immediately prior to the Effective Time and, prior to the Effective Time, the Company shall provide all reasonable cooperation requested by Parent in connection therewith.

Section 5.11. Preparation of Registration Statement; Preparation of Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement, and Parent shall prepare the Registration Statement. Parent shall cause the Registration Statement to be filed with the SEC as promptly as reasonably practicable after the preparation thereof (the Registration Statement and the Prospectus included therein, the “Transaction SEC Filings”). Each party shall cooperate with the other party in the preparation of the Proxy Statement and the Transaction SEC Filings and any amendment or supplement thereto (and in the response to any comments of the SEC or its staff on the Transaction SEC Filings or any amendment or supplement thereto), and shall consider in good faith all reasonable comments made by the other party, prior to the filing or mailing thereof. For the avoidance of doubt, the consent of Parent shall be required with respect to the form and contents of the Proxy Statement. The Company shall cooperate with Parent with respect to, and respond to and resolve as promptly as practicable, any comments of the SEC or its staff to the Transaction SEC Filings, and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company shall not agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Transaction SEC Filings unless it consults with Parent in advance. Unless the Board of Directors of the Company has effected an Adverse Recommendation Change in accordance with Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act (the “SEC Clearance Date”), such that it is available for inclusion in the mailing of the Registration Statement. Each party shall promptly furnish to the other party all information required or reasonably requested by the other party in connection with the preparation, filing and distribution of the Proxy Statement and the Transaction SEC Filings. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement or in the Transaction SEC Filings as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) If the Company or Parent becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement or the Transaction SEC Filings, then such party shall: (i) promptly inform the other party thereof; (ii) provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or the Transaction SEC Filings prior to it being filed with the SEC or mailed to the stockholders of the Company, as applicable; (iii) provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC or delivered to the stockholders of the Company; and (iv) if mailing is reasonably likely to be required under applicable Law, cooperate in mailing such amendment or supplement to the stockholders of the Company.

(c) Prior to the Effective Time, Parent shall use its reasonable best efforts to take all other action required to be taken under the Securities Act (and the rules and regulations of the SEC promulgated thereunder), the Exchange Act (and the rules and regulations of the SEC promulgated thereunder), the rules and policies of the NYSE or under any applicable state securities or “blue sky” laws (and the rules and regulations promulgated thereunder) in connection with the issuance, exchange and listing of Parent Common Stock to be issued in the Merger, except that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

(d) To the extent not prohibited by any Judgment by a court of competent jurisdiction, the Company shall, in accordance with applicable Law and the Company Charter Documents to establish a record date for and duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC Clearance Date. Unless the Board of Directors of the Company has effected an Adverse Recommendation Change in accordance with Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall consult with Parent regarding the record date for the Company Stockholders’ Meeting and shall cause appropriate searches to be made in accordance with Rule 14a-13. The Company shall not change the record date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Agreement, the Company may, in consultation with Parent, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined in good faith after consulation with outside counsel is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, in each case in accordance with this Section 5.11, (ii) to the extent required by a court of competent jurisdiction in connection with any Action in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval. Notwithstanding the foregoing, (A) the Company shall not adjourn, recess or postpone the Company Stockholders’ Meeting to a date that is less than five or more than ten (10) days after the date on which the Company Stockholders’ Meeting was originally scheduled without the prior written consent of Parent and (B) if Parent requests that the Company adjourn, postpone or recess the Company Stockholders’ Meeting to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, the Company will do so. The Company shall be required to adjourn the Company Stockholders’ Meeting only two (2) times pursuant to this Section 5.11(d).

(e) The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent, including by allowing Parent to participate in phone calls with the Company’s proxy solicitor regarding the proxy solicitation.

(f) Nothing in this Section 5.11 shall be deemed to prevent the Company or the Board of Directors of the Company from taking any action they are permitted or required to take under, and in compliance with, Section 5.02.

Section 5.12. Trust Preferred Securities. Parent will use all reasonable best efforts and take any actions reasonably required to facilitate the assumption by Parent of the Trust Preferred Securities, and the treatment of such Trust Preferred Securities as additional tier 1 regulatory capital instruments of the Parent following the Mergers, utilizing such transaction structures or legal entities as a Governmental Authority may indicate would be required to ensure such treatment, including submitting notice to or obtaining approval from any required Governmental Authority, and the Company and Birch Bank will cooperate, use all reasonable best efforts, and work in good faith with Parent to accomplish the same.

Section 5.13. Financing Assistance from the Company.

(a) During the Pre-Closing Period, at Parent’s expense to the extent subject to the expense reimbursement provisions in Section 5.13(b), the Company and its Subsidiaries shall use reasonable best efforts to provide (and shall use reasonable best efforts to cause its and their Representatives to provide) to Parent and Merger Sub such cooperation and assistance as may be reasonably requested by Parent to assist Parent in arranging and obtaining any debt financing (including, for the avoidance of doubt, for purposes of this Section 5.13, any senior secured or unsecured bank financing or offering or private placement of debt, equity, equity-linked or equity-backed securities). Such cooperation shall include, but not be limited to:

(i)(x) furnishing to Parent, Merger Sub, the applicable providers of debt financing and their respective Representatives such financial information as Parent may reasonably request, and (y) cooperation to update any such financial information in order to cause such financial information to be Compliant;

(ii) preparation for and participation in a reasonable number of meetings, conference calls, road shows, due diligence sessions, drafting sessions and presentations with prospective lenders and investors and with rating agencies, including direct contact between senior management of the Company, on the one hand, and the actual and potential providers of debt financing, on the other hand, or other reasonable and customary financing activities, in each case, by officers of customary seniority and expertise of the Company;

(iii) providing information regarding the Company’s business, operations, properties, assets, liabilities and condition as may be reasonably requested by Parent to assist Parent and Merger Sub in preparing materials for rating agency presentations, offering documents, private placement memoranda, registration statements, prospectuses, bank information memoranda, a confidential information memorandum, packages (including, in each case, procuring permission for the use of industry reports and data referenced therein) and similar documents reasonably and customarily used to syndicate or place any debt financing;

(iv) providing reasonable and customary assistance in the preparation by Parent of (but not prepare) pro forma financial information and pro forma financial statements (it being understood that Parent shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein);

(v) providing reasonable cooperation with due diligence efforts of the applicable providers of debt financing, to the extent customary and reasonably requested;

(vi) providing at least four (4) Business Days prior to the Closing Date all documentation and other information about the Company and its Subsidiaries as is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and, as applicable, any beneficial ownership regulations, to the extent requested in writing by Parent at least eight (8) Business Days prior to the Closing Date;

(vii) to the extent required by any provider of debt financing, providing customary authorization letters authorizing the distribution of information to prospective providers of debt financing regarding the Company’s business, subject to customary terms and conditions (including with respect to the presence or absence of material non-public information and accuracy of the information contained therein);

(viii) facilitating the execution and delivery as of the Closing (but not prior to the Closing) of any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the providers of debt financing (provided, that no obligation of the Company under any such document or agreement shall be effective until the Closing) and otherwise reasonably cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral owned by the Company and its Subsidiaries in connection with any debt financing, effective as of the Closing (but not prior to the Closing); and

(ix) in connection with any offering of securities as part of any debt financing, use reasonable best efforts to cause the independent registered public accountants of the Company to participate, consistent with customary practice, in due diligence sessions with the providers of debt financing, and to issue, consistent with customary practice, a customary comfort letter (including customary “negative assurance”) as reasonably requested by any provider of debt financing with respect to the financial information of the Company’s business included in the offering documentation for any debt financing.

(b) Nothing in this Section 5.13 will require the Company to (i) provide any assistance or cooperation that (A) would cause any representation or warranty in this Agreement to be breached (or to not be true and current) or (B) would reasonably be expected to prevent, materially delay or materially impair the satisfaction of any of the conditions to the Closing set forth in Article VI or otherwise result in a breach of this Agreement; (ii) provide any financial (or other information) that (1) is not produced in the ordinary course of business or (2) is not required to be provided pursuant to the terms of the documentation governing the Indebtedness of the Company; (iii) take any action that would conflict with, violate or result in a breach of or default (with or without notice, lapse of time or both) under its organizational documents or any contract or law (including with respect to privacy of employees) to which it or its property is bound; (iv) provide access to or disclose information that the Company determines in good faith would jeopardize any attorney client privilege (provided that the Company shall use reasonable best efforts to provide access to or disclose such information in a manner that would not jeopardize any attorney-client privilege), (v) cause or be reasonably expected to cause any Representative of the Company to incur any personal liability, or (vi) deliver or cause the delivery of any legal opinions or reliance letter. Parent shall promptly, upon request by the Company (and in any event within ten (10) Business Days of such request), reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any of its Affiliates (including reasonable and documented attorneys’ fees and expenses and accountants’ fees and expenses) in connection with its cooperation contemplated by this Section 5.13.

(c) The Company hereby consents, on behalf of itself and its Subsidiaries and its Affiliates, to the use of its and its Subsidiaries’ and Affiliates’ logos in connection with any debt financing; provided, that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or its Subsidiaries’ or Affiliates’ reputation or goodwill.

(d) Notwithstanding anything to the contrary in this Agreement (but without limitation of the Company’s obligations under this Section 5.13), solely to the extent Compliant financial information is not delivered prior to the Closing, as promptly as reasonably practicable following the Closing, the Company and its Affiliates shall use reasonable best efforts to (and shall use reasonable best efforts to cause its and their Representatives to) furnish to Parent and its Representatives such Compliant financial information as Parent may reasonably request.

Section 5.14. Closing Financial Statements.

(a) No later than five (5) Business Days prior to the anticipated Effective Time, the Company shall provide to Parent the Company’s consolidated balance sheet and related statement of income (including the Company Common Equity Tier 1 Capital Ratio and the Minimum Tangible Common Equity of the Company described in Section 6.02(e) and its calculation) as of and through the close of business on the last day of the most recently concluded calendar month prior to the anticipated Effective Time (the “Closing Financial Statements”); provided, that if the anticipated Effective Time falls on or before the tenth (10th) Business Day of a calendar month, the Closing Financial Statements may, at the Company’s option, be prepared as of and through the close of business on the last day of the month immediately preceding the most recently concluded calendar month prior to the anticipated Effective Time.

(b) The Closing Financial Statements shall (i) have been prepared (A) in good faith based on all available information at such time and in accordance with the Accounting Standards, and (B) in the same manner as the Financial Statements, and (ii) reflect all period-end accruals, other adjustments, and provisions to be consistent with the Financial Statements. The Closing Financial Statements shall also (1) reflect as of their date accruals for all fees, costs and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement, including any transaction, sale, change-of-control, retention costs or bonuses or other payments owed by the Company or any of its Subsidiaries and (2) be accompanied by (x) a certificate of the Company’s chief financial officer, dated as of the date of the Closing Financial Statements, to the effect that such financial statements meet the requirements of Section 5.14(a), were prepared in good faith based on all available information at such time and in accordance with the Accounting Standards and in the same manner as the Financial Statements and reflect all period-end accruals, other adjustments and provisions, and reflect accurately the consolidated balance sheet and related statement of income of the Company in all material respects and (y) all supporting information from the Closing Financial Statements, including all books and records.

(c) Subject to Section 8.19, following delivery of the Closing Financial Statements, the Company shall, and shall cause Birch Bank and each of their respective Representatives to, (i) reasonably cooperate in good faith with and reasonably assist Parent and its Representatives in preparing for and completing their review of the Closing Financial Statements, including Loan valuation, and their investigation and evaluation of any material developments in the Company or Birch Bank from the date hereof (including the status of the Material Contracts, any default under any Law or Judgment applicable to the Company or any of its Subsidiaries, any notification or communication from any Governmental Authority asserting that the Company or any of its Subsidiaries is not in compliance with any Laws, Judgments, or Permits or engaging in an unsafe or unsound activity or is in troubled condition, or any Action instituted or pending, or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries and significant Loan issuances), and (ii) provide Parent and its Representatives with any books, records or other information reasonably requested by Parent or its Representatives and in the Company’s possession in connection with such review, investigation and evaluation. The Company will consider in good faith any reasonable requests from Parent for any of the above-referenced information as may be available in final form prior to the delivery of the Closing Financial Statements.

(d) Following the delivery of the Closing Financial Statements: (i) Parent will have five (5) Business Days to review the Closing Financial Statements and provide any reasonable comments, which the Company will consider in good faith, and (ii) Parent and the Company shall work together in good faith to agree on the Closing Financial Statements, including the calculation of the Company Common Equity Tier 1 Capital Ratio and the Minimum Tangible Common Equity of the Company contained therein. In the event that Parent and the Company are unable to agree on the Closing Financial Statements, including the calculation of the Company Common Equity Tier 1 Capital Ratio or the Minimum Tangible Common Equity of the Company, the parties may mutually agree to, but are not required to, submit such dispute to non-binding mediation administered by a mutually acceptable mediator or other neutral, before resorting to other dispute resolution procedures. The Closing Financial Statements and the calculation of the Company Common Equity Tier 1 Capital Ratio and the Minimum Tangible Common Equity of the Company contained therein agreed between the parties hereto shall become final and binding.

Section 5.15. Operating Functions. The Company and Birch Bank shall reasonably cooperate with Parent in connection with planning for the efficient and orderly combination of the parties and the operation of the Surviving Company and Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Parent may decide. Each party shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with service providers of the other party). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. For the avoidance of doubt, Parent shall be responsible for any and all early termination fees, deconversion fees, conversion fees, data migration costs, change-in-control or assignment fees, and all such other fees, costs, and expenses associated with any Contract of Company, Birch Bank, and their respective subsidiaries as a result of or in connection with the Transactions, regardless of whether such Contracts are terminated in connection with Closing or retained by the Surviving Company, Surviving Bank, or their respective subsidiaries.

Section 5.16. Cooperation. Subject to Section 5.05 and Section 5.11 of this Agreement, each of Company and Parent shall, and shall cause each of their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Transactions and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any Permit or Regulatory Approval by any Governmental Authority and any other third party that is required to be obtained by Company or Parent or any of their respective Subsidiaries in connection with, or to effect, the Transactions and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company and Surviving Bank with full title to all properties and assets, rights, Permits, immunities and franchises of any of the parties to the Transaction, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

Section 5.17. Real Property Matters. Within ninety (90) days following the date of this Agreement, Parent shall have the right to obtain a commitment for an American Land Title Association (“ALTA”) fee owner’s policy of title insurance (each, a “Title Commitment”) in relation to each Owned Real Property from First American Title Insurance Company or such other title company reasonably acceptable to Parent and the Company (the “Title Company”). Parent shall have the right to obtain a current property condition report, zoning report and survey of each Owned Real Property (each survey, a “Survey”), and such Surveys shall be (a) performed by persons and (b) in such form and content as is acceptable to Parent. The Company and its Subsidiaries shall provide access to Parent and its Representatives for purposes of each Survey. Parent shall have forty-five (45) days following receipt by Parent of each Title Commitment and related Survey for each respective Owned Real Property within which to notify Company of any objections to title and survey defects (each, a “Real Property Objection”) as disclosed by such Title Commitments or Surveys that are not Permitted Liens. Parent’s failure to make any Real Property Objections within such time period will constitute a waiver of the Real Property Objections for the respective parcel of Owned Real Property, as applicable, except for any matters which arise prior to the Closing Date and after the date of the applicable Title Commitment or Survey; provided, however, if any matters arise prior to the Closing date and after the date of the applicable Title Commitment or Survey, Parent shall raise any Real Property Objections within thirty (30) days of obtaining knowledge of such matter. If Parent timely delivers any Real Property Objections, the Company shall have sixty (60) days following Company’s receipt of the respective Real Property Objections to, or to cause its applicable Subsidiaries to, (i) if such defect is monetary in nature and caused by the Company or its applicable Subsidiary, or (ii) if such title defect is nonmonetary in nature, the Company shall, or shall cause its applicable Subsidiaries to, use good faith commercially reasonable efforts to either (A) remove such title defect, or (B) seek affirmative coverage from the Title Company for any such nonmonetary title defect. The Company shall pay all costs of recording any instruments required to discharge and/or release any Lien (other than Permitted Liens) and any other costs necessary or appropriate to effect such discharge and/or release. Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall have any obligation to remove or cause the Title Company to insure any Real Property Objection if the total of all damages arising out of, relating to or incurred in connection with the Real Property Objections collectively for a particular parcel of Owned Real Property does not exceed $25,000 in the aggregate for a particular parcel or Owned Real Property or $250,000 in the aggregate across all parcels of Owned Real Property; provided, however, that this sentence shall not apply to any monetary Liens affecting any parcel of Owned Real Property, which the Company and/or its Subsidiaries, as applicable, must remove as provided herein. On the Closing Date, the Company shall, at its sole cost and expense, execute and deliver, and, to the extent applicable, shall cause any applicable Subsidiary to execute and deliver customary owner’s affidavits, gap indemnities, non-imputation endorsement affidavits, other affidavits, assurances and undertakings with respect to the Owned Real Property and other documentation (all such affidavits, indemnities, undertakings, assurances and documentation, the “Company’s Title Deliverables”), as may be in a form, reasonably requested by the Title Company to issue an ALTA extended coverage form of owners’ title insurance policy with respect to each parcel of the Owned Real Property (each a “Title Policy”), insuring the good and marketable fee interest in the Owned Real Property, and (A) such Title Policy shall not be subject to any Liens, other than Permitted Liens and easements, encumbrances, covenants and restrictions of record which Real Property Objections were not raised or the Company did not agree to remove or cause to be insured over or is not required to remove or cause to be insured over because the applicable thresholds were not exceeded; (B) all standard exceptions that can be deleted by the use of the Company’s Title Deliverables are to be deleted from each Title Policy; and (C) each Title Policy shall contain endorsements as reasonably requested by Parent. Notwithstanding anything to the contrary herein, in no event shall Company or any of its Subsidiaries be required to provide or cause any of its officers or directors to provide any personal financial information, personal guaranties, or personal indemnity agreements to the Title Company for purposes of issuing any endorsements that may be required by Parent,; provided, however, that Company or its Subsidiaries, as appropriate, shall provide a standard and customary “seller’s affidavit” and “non-imputation affidavit” acceptable to the Title Company, if required by the Title Company to issue the respective Title Policy, including extended coverage, without any endorsements, except for a non-imputation endorsement; provided that in no event shall any officer or director provide any personal financial information, personal guaranties, or personal indemnity agreements relating to any affidavits or endorsements. Parent shall be responsible for all costs and expenses associated with the Title Commitments, the Surveys, the premiums on the Title Policies, and any and all endorsements requested by Parent.

Section 5.18. Certain Tax Matters. Each of the Company and Parent shall use its reasonable best efforts, subject to the express provisions of this Agreement, to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Company and Parent shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Section 6.02(g) and Section 6.03(e). In connection with the foregoing, each of the Company and Parent shall deliver to such counsel that is delivering the opinions referred to in Section 6.02(g) and Section 6.03(e) a duly executed letter of representations customary for transactions of this type and reasonably satisfactory to such counsel (each a “Tax Certificate” and collectively, the “Tax Certificates”) at such times as such counsel shall reasonably request.

ARTICLE VI

Conditions to the Transactions

Section 6.01. Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party hereto to effect the Transactions shall be subject to the satisfaction (or written waiver by each party hereto, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Transactions, and no such Action seeking such by a Governmental Authority shall be pending or shall have been overtly threatened;

(b) Governmental Consents. All required Regulatory Approvals shall have been obtained and be in full force and effect, and all statutory waiting periods in respect thereof shall have expired;

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained;

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not rescinded; and

(e) Listing. The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

Section 6.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Transactions shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.02(a)-(d) shall be true and correct in all respects as of the date hereof and as of the Effective Time with the same effect as though made as the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for inaccuracies that are de minimis in the aggregate, (ii) the Company Fundamental Representations, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects at and as of such earlier date), and (iii) the representations and warranties in Section 3.07(b) shall be true and correct as of the date hereof and as of the Effective Time with the same effect as though made as of such dates. The representations and warranties of the Company contained in this Agreement other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 6.02(a), disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, shall be true and correct at and as of such earlier date), except, in each case, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects the obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(d) Company Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and validly executed on behalf of the Company by a duly authorized executive officer of the Company, certifying that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied; and

(e) Financial Metrics. In each case as reflected in the Closing Financial Statements (as may be revised prior to the Effective Time in accordance with Section 5.14), (i) the Company and Birch Bank shall each be “well capitalized” as defined under applicable Law, (ii) the Company Common Equity Tier 1 Capital Ratio shall be no less than twelve percent (12%), and (iii) the Minimum Tangible Common Equity of the Company shall not be less than $111,952,000. A sample calculation of the Minimum Tangible Common Equity as of December 31, 2025, is set forth on Section 6.02(e) of the Company Disclosure Letter.

(f) Burdensome Condition. No Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(g) Tax Treatment. Parent shall have received a written opinion from Sidley Austin LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Tax Certificates.

Section 6.03. Conditions to the Obligations of the Company. The obligations of the Company to effect the Transactions shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 4.03 shall be true and correct in all respects as of the date hereof and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for inaccuracies that are de minimis in the aggregate, (ii) the Parent Fundamental Representations, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects at and as of such earlier date) and (iii) the representations and warranties in Section 4.05(b) shall be true and correct as of the date hereof and as of the Effective Time with the same effect as though made as of such dates. The representations and warranties of Parent contained in this Agreement other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 6.03(a), disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, shall be true and correct at and as of such earlier date), except, in each case, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects the obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement;

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect; and

(d) Parent Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and validly executed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent, certifying that the conditions set forth in Sections 6.03(a), 6.03(b) and 6.03(c) have been satisfied.

(e) Tax Treatment. The Company shall have received a written opinion from Fredrikson & Byron, P.A., in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Tax Certificates.

ARTICLE VII

Termination

Section 7.01. Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Effective Time (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to April 28, 2027 (as such date may be extended, the “Outside Date”); provided, however, that if, as of, April 28, 2027 any of the conditions set forth in Section 6.01(b), Section 6.02(e) or Section 6.01(a) (to the extent due to a Restraint relating to any Regulatory Approvals or the consents, approvals or other clearances set forth on Section 6.01(b) of the Company Disclosure Letter) shall not have been satisfied or waived but all of the other conditions set forth in Article VI have been satisfied or waived (or, in the case of conditions that by their nature are to be first satisfied at the Closing, which conditions would reasonably be expected to be capable of being satisfied if the Closing were to occur on or before the Outside Date), then the Outside Date shall automatically be extended to July 27, 2027, and such date shall become the Outside Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or such party’s failure to perform any of its obligations under this Agreement has been the proximate cause of or resulted in the events or conditions specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or such party’s failure to perform any of its obligations under this Agreement has been the proximate cause of or resulted in the events or conditions specified in this Section 7.01(b)(ii) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained.

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, the Company shall not have cured such breach, untruth, inaccuracy or failure to perform within thirty (30) calendar days following receipt by the Company of written notice of such breach, untruth, inaccuracy or failure to perform from the date on which Parent informs the Company in writing of Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) if (A) the Board of Directors of the Company shall have made an Adverse Recommendation Change (B) the Board of Directors of the Company shall have failed to recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal within ten (10) Business Days after the commencement thereof or (C) the Board of Directors of the Company failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal; or

(iii) if any Governmental Authority has granted a Regulatory Approval, but such Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(d) by the Company:

(i) if either of Parent or Merger Sub shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b), and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, either Parent or Merger Sub, as applicable shall not have cured such breach, untruth, inaccuracy or failure to perform within 30 calendar days following receipt by Parent of written notice of such breach, untruth, inaccuracy or failure to perform from the date on which the Company informs Parent in writing of the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Company Stockholder Approval, to enter into a Company Acquisition Agreement that provides for a Superior Proposal pursuant to and in accordance with Section 5.02(d)(II); provided that (A) such Superior Proposal did not result from a breach of Section 5.02(a) and the Company has complied in all material respects with all other provisions of Section 5.02 in relation to such Superior Proposal and (B) prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due and payable under Section 7.03(a) so long as Parent has provided the Company with wire instructions for such payment.

Section 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.05, this Section 7.02, Section 7.03 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except that no such termination shall relieve any party from liability for damages to another party resulting from a Willful Breach of this Agreement or from Fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include, to the extent proven, damages based on loss of the economic benefit of the Transactions to the other parties hereto and the stockholders of such other parties).

Section 7.03. Termination Fee.

(a) In the event that: (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii); provided that (A) a Takeover Proposal shall have been made, proposed or communicated by a third party after the date of this Agreement and (B) within twelve (12) months after the date this Agreement is terminated, the Company or any of its Subsidiaries consummates a Takeover Proposal or enters into a definitive agreement with respect to a Takeover Proposal (whether or not with the Person or Persons that made the Takeover Proposal referred to in clause (A)); provided, however, that, for purposes of clauses (A) and (B) of this Section 7.03(a), the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%)”; or (ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii); then, in any such event under clause (i) or (ii) of this

Section 7.03(a)(i), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two (2) Business Days after the consummation of the Takeover Proposal referred to in clause (B) thereof; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $4,550,000.

(b) In the event this Agreement is terminated (i) by either the Company or Parent pursuant to Section 7.01(b)(i) (and, at such time, any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent due to a Restraint relating to any Regulatory Approvals), shall not have been satisfied or waived) or Section 7.01(b)(ii), or (ii) by Parent pursuant to Section 7.01(c)(iii), then Parent shall pay or cause to be paid the Parent Termination Fee to the Company or its designee by wire transfer of same-day funds within two (2) Business Days after such termination, so long as the Company has provided Parent with wire instructions for such payment. As used herein, “Parent Termination Fee” shall mean a cash amount equal to $1,950,000; the Company Termination Fee and Parent Termination Fee may be referred to as the “Termination Fees.”

(c) Each of the parties hereto acknowledges that the agreement contained in this Section 7.03 is an integral part of the Transactions, and that without this agreement, the other parties hereto would not enter into this Agreement. Accordingly, if the party owing such Termination Fee (for purposes of this Section 7.03, the “Paying Party”) fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, the party to whom such Termination Fee is owed (for purposes of this Section 7.03, the “Payee”) commences an Action which results in a judgment against the Paying Party for the payment set forth in this Section 7.03, such Paying Party shall pay or cause to be paid to the Payee its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such Action, together with interest on the applicable Termination Fee at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Each of the parties hereto acknowledges that any amount payable by the Paying Party pursuant to this Section 7.03, including the applicable Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate the Payee for the disposition of its rights under this Agreement in the circumstances in which such amount is due and payable, which amount would otherwise be impossible to calculate with precision.

(d) Subject in all respects to the parties’ injunction, specific performance and equitable relief rights set forth in Section 8.11 and the obligations of the parties under Section 7.03(c), other than in the case of a Willful Breach of this Agreement or Fraud, in the event any Termination Fee is paid in circumstances for which such fee is payable pursuant to Section 7.03(a) or (b) and paid, payment of the applicable Termination Fee shall be the sole and exclusive monetary damages remedy of Payee against the Paying Party and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, the “Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While a party may pursue both a grant of specific performance in accordance with Section 8.11 and payment of the Termination Fee under Section 7.03, under no circumstances shall a party be permitted or entitled to receive both a grant of specific performance that results in the Closing and any monetary damages, including all or any portion of the applicable Termination Fee.

ARTICLE VIII

Miscellaneous

Section 8.01. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

Section 8.02. Disclosure Letters. Inclusion of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not, in and of itself, constitute, or be deemed to be an admission by the Company or Parent, as applicable, or any of its Subsidiaries or any other Person, or to otherwise imply that any such information, item or matter (i) has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or otherwise represents an exception or material fact, event or circumstance for the purposes of the Agreement, (ii) did not arise in the ordinary course of business or (iii) meets or exceeds a monetary or other threshold specified for disclosure in the Agreement. Inclusion of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not constitute, or be deemed to be, an admission by any Person to any other Person of any information, matter or item whatsoever (including any violation of applicable Law or Judgment (or that disclosure is required under applicable Law or Judgment) or breach of Contract), nor shall it establish, or be deemed to establish, a standard for materiality or a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. In such cases where a representation or warranty is qualified by a reference to materiality or a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, the disclosure of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not imply that any other undisclosed information, item or matter that has a greater value or could otherwise be deemed more significant (x) is or is reasonably likely to be material or (y) has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. Disclosure of any information, item or matter set forth in any section or subsection of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of the Agreement to which it corresponds in number and each other section or subsection of the Agreement to the extent that it is reasonably apparent on its face that such information, item or matter also qualifies or applies to such other section or subsection.

Section 8.03. Acknowledgment by the Company. The Company acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of Parent that it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of Parent and to discuss the business and assets of Parent. Except for the representations and warranties made by Parent and Merger Sub in Article IV or in any certificate delivered by Parent in connection with the Mergers, the Company (for itself and on behalf of its Representatives) acknowledges that neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any other Person, (a) has made or is making, and the Company and its Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by the Company or any of its Representatives or (b) will have or be subject to any liability or obligation to the Company or any of its Representatives resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives (in any form whatsoever and through any medium whatsoever), or the use by the Company or any of its Representatives, of any information, documents or other material developed by or provided or made available to the Company or any of its Representatives in anticipation or contemplation of any of the Transactions. The Company, on behalf of itself and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters. Any independent investigation of the Parent made by the Company (for itself or on behalf of its Representatives) shall not affect or be deemed to modify or waive the representations, warranties, covenants or agreement contained in this Agreement.

Section 8.04. Acknowledgment by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company that it and its Representatives have desired or requested to review, that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties made by the Company in Article III or in any certificate delivered by the Company in connection with the Mergers, Parent and Merger Sub (each for itself and on behalf of its Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making, and each of Parent, Merger Sub and their respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives or (b) will have or be subject to any liability or obligation to Parent, Merger Sub or any of their respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business and strategic plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent and Merger Sub acknowledge (for itself and/or on behalf of its Representatives) that they have conducted, to their satisfaction, their own independent investigation of the business, operations, assets and financial condition of the Company and its subsidiaries.

Section 8.05. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained.

Section 8.06. Extension of Time, Waiver, etc. At any time prior to the Effective Time, either Parent or the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the covenants or agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing clauses (a) through (c)); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned). No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.07 shall be null and void.

Section 8.08. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, electronic signature, PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.09. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Subsidiary Plan of Merger, the Voting and Restriction Agreements and the Nondisclosure Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) from and after the Effective Time, if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration as provided in Section 2.01; (b) the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06; (c) the rights of the Related Parties set forth in Section 7.03(d); and (d) following the valid termination of this Agreement pursuant to Article VII, subject to Section 7.02 and the last sentence of this Section 8.09, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (d) to be enforceable), to pursue damages for the loss of the premium that such stockholders would have been entitled to receive pursuant to the terms of this Agreement if the Transactions had been consummated in accordance with its terms, which are intended for the benefit of, and shall be enforceable by, the Persons referred to respectively in clauses (a) through (d) above.

Section 8.10. Governing Law; Jurisdiction.

(a) This Agreement, and all Actions arising out of or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the sole and exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any forum other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.10(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement or the Transactions shall be effective if notice is given in accordance with Section 8.13; provided, however, that nothing herein shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law. The parties hereto agree that a final judgment issued by the above named courts in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.11. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. The parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.10(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION WITH RESPECT TO OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

OppFi, Inc.

130 E. Randolph Street

Suite 3400

Chicago, IL 60601

Attention: Marv Gurevich, General Counsel

E-mail: mgurevich@oppfi.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP 830 Brickell Plaza

Suite 4300

Miami, FL 33131

Attention: Joshua M. Samek

George M. Hunter

Email: jsamek@sidley.com

george.hunter@sidley.com

If to the Company, to it at:

BNCCORP, Inc.

2 East Main Avenue

Bismarck, ND 58501

Attention: Michael Vekich, Chairman

E-mail: vekich@vekich.com

with copies (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

60 South Sixth Street

Suite 1500

Minneapolis, MN 55402

Attention: Karen L. Grandstrand

Caitlin Houlton Kuntz

Email: kgrandstrand@fredlaw.com

choultonkuntz@fredlaw.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.14. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.15. Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Accounting Standards” means GAAP, as modified by applicable regulatory accounting principles, and applied consistent with past practices.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“AI Technology” means any and all machine learning, deep learning, and other artificial intelligence (“AI”) technologies, including statistical learning algorithms, models (including large language models), neural networks, and other AI tools or methodologies, all Software implementations of any of the foregoing, and related hardware or equipment.

“BHC Act” means the federal Bank Holding Company Act of 1956.

“Birch Bank” means BNC National Bank, a national bank and wholly owned Subsidiary of the Company.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“Business Intellectual Property” means all Owned Company Intellectual Property and all other Intellectual Property licensed to, controlled, used or held for use by the Company or any of its Subsidiaries.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 051) or any successor form of the Federal Financial Institutions Examination Council of Birch Bank.

“Code” means the Internal Revenue Code of 1986.

“Commonly Controlled Entity” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Company Charter Documents” means the Articles of Incorporation of the Company and the bylaws of the Company, each as amended or restated, as the case may be, and as in effect on the date hereof.

“Company Common Equity Tier 1 Capital Ratio” means the ratio of the Company’s common equity tier 1 capital to the Company’s standardized total risk-weighted assets, in each case, as calculated in the manner set forth in the Financial Statements and in accordance with Part 217 of the Federal Reserve’s regulations (12 CFR Part 217). The Company Common Equity Tier 1 Capital Ratio shall be calculated (a) excluding accumulated other comprehensive income, and (b) plus the Company Transaction Fees in an amount not to exceed $4,650,000.

“Company Data” means all data, information, and data compilations contained in the Company IT Assets or any databases of the Company and its Subsidiaries, including Personal Information and confidential information, that are used by, or necessary to the business of, the Company and its Subsidiaries.

“Company Fundamental Representations” means, collectively, the representations and warranties contained in Section 3.01, Section 3.02 (excluding Sections 3.02(a)-(d)), Section 3.03 (excluding Sections 3.03(d)(ii)(y) and (z)), Section 3.04; Section 3.10, Section 3.20, Section 3.30 and Section 3.31.

“Company IT Assets” means the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, operational technology, ICS/SCADA controls, IoT devices, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used by Company or its Subsidiaries to Process Company Data in the conduct of the business of the Company and its Subsidiaries.

“Company Lease” means any lease, ground lease, sublease, license, occupancy agreement or other Contract (including any modifications, amendments, extensions, assignments, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or occupies any Leased Real Property.

“Company Material Adverse Effect” means any effect, change, event, condition, development, occurrence or state of circumstances or facts that (a) individually or in the aggregate with all other effects, changes, events or occurrences, has, or would be reasonably expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the timely consummation by the Company of the Transactions in accordance with the terms hereof; provided, however, that, solely in the case of clause (a) only, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence to the extent (i) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (ii) arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing or any changes or prospective changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions; provided, however, that this clause (2) shall not apply with respect to (I) the representations and warranties (in whole or in relevant part) made by the Company in this Agreement (or the related condition to consummation of the Transactions), the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the announcement, performance or pendency of this Agreement or the consummation of the Transactions or (II) the obligation in Section 5.01(a)(i), (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement (other than the obligation in Section 5.01(a)(i)) or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any failure of the Company to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is or contributed to a Company Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak; provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9) (and the consequences thereof) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

“Company Plan” means each plan, program, policy, agreement or other arrangement, whether written or unwritten, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) an equity or equity-based agreement, program or plan, (d) an individual employment, consulting, change-in-control, severance, retention or other similar agreement, plan, program, policy, or arrangement or (e) a bonus, commission, incentive, deferred compensation, profit sharing, retirement, pension, post-retirement, vacation, paid time off, severance or termination pay, disability, hospitalization, health, medical, life insurance, fringe benefit, tax gross-up, tuition reimbursement, flexible spending account or scholarship, or similar plan, program, policy, agreement or other arrangement, in each case, that is (i) sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, (ii) to which the Company or any of its Subsidiaries is a party, (iii) in which any director, employee or individual service provider of the Company or any of its Subsidiaries participates related to their services provided to the Company or any of its Subsidiaries, or (iv) with respect to which the Company or any Subsidiary thereof has any liability or obligation (including contingent liability).

“Company Transaction Fees” means all fees, costs or expenses incurred or payable by the Company or any of its Subsidiaries in connection with the Transactions, including, but not limited to, (a) the fees and expenses charged by any third party attorneys, accountants, financial advisors, auditors, bankers, investment bankers, brokers and consultants retained by the Company or any of its Subsidiaries, (b) any change in control, severance, retention, transaction, bonus or similar payments or obligations owed to any director, officer, employee or independent contractor of Company or any of its Subsidiaries that become payable (in whole or in part) upon the consummation of the Transactions, and (c) any termination, cancellation, assignment, change-in-control, conversion, deconversion, amendment or similar fees, costs or penalties arising in connection with the Transactions payable to any vendor or service provider, including as may be incurred under any Contract or Company Plan.

“Compliant” means, in respect of financial information, that (a) such information does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements in such financial information, in light of the circumstances under which they were made, not misleading, (b) the financial statements included within the financial information would be not be stale under customary practices for financings of the type contemplated (including, for the avoidance of doubt, any permanent or take out financing), (c) the Company’s auditor shall not have withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion with respect to any financial information contained in the financial information (as applicable), (d) the Company has not determined to undertake a restatement of any historical financial statements contained in the financial information of the Company or that any such restatement is under consideration, and (e) the consolidated financial statements and other financial information included in such financial information are sufficient to permit any lenders, underwriters, placement agents, initial purchasers or other financing sources engaged in connection with the financing of the Transactions to receive customary comfort letters (including customary negative assurance and change-period comfort) from the Company’s independent auditors in connection with such financing, in order to consummate any offering of debt, equity, equity-linked or equity-backed securities.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement.

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“Criticized Loan” means a Loan that was classified by the Company or any of its Subsidiaries as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Data Processor” means any Person that Processes Company Data on behalf of or at the direction of the Company and its Subsidiaries, including a “service provider,” “contractor,” or “processor,” as those terms are defined by Privacy, Data Security, and AI Requirements.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Domain Name” has the meaning set forth in the definition of Intellectual Property.

“DPA” means Section 721 of title VII of the Defense Production Act of 1950, and the effective regulations promulgated thereunder.

“Environmental Laws” means all applicable Laws regarding the protection of the environment, natural resources or human health (in relation to exposure to Hazardous Materials) or relating to the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release or threatened Release of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. § 7401 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.) and any amendments.

“Equity Interests” means, as applicable, shares of capital stock, partnership interests, membership interests, equity interests or any similar term under applicable Law, including nominee, qualifying and similar shares.

“Equity Rights” means, as applicable, any arrangements, calls, commitments, Contracts, options, restricted shares, restricted stock units, performance units, rights (including preemptive rights or redemption rights), stock appreciation rights, contingent value rights, “phantom” stock or similar securities or rights, scrip, units, understandings, warrants, or other binding obligations (including under any stockholder rights plan or other arrangement commonly referred to as a “poison pill”) of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 1.90.

“Export-Import Laws” means all applicable Laws relating to the export, re-export, transfer, release, import, customs clearance, or movement of goods, software, technology or services, including the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and customs and import Laws administered by U.S. Customs and Border Protection.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“Fraud” means the actual, knowing and intentional fraud of any party to this Agreement in connection with the representations and warranties set forth in Article III or Article IV.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Generative AI Tool” means generative AI Technology capable of automatically producing various type of content (such as source code, text, images, audio and synthetic data) based on user-supplied prompts.

“Governmental Authority” means the SEC, the NYSE, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, the Federal Reserve, the FDIC, the OCC, the Bureau of Consumer Financial Protection, the IRS, the DOL, the PBGC, or any other government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign, international or multinational.

“Hazardous Materials” means any chemical, substance, material, or waste that is defined as, designated, listed or deemed hazardous or toxic or as a pollutant or contaminant, including petroleum and its by-products, asbestos or asbestos containing materials, radioactive materials or wastes, per- and polyfluoroalkyl substances, and polychlorinated biphenyls, or is otherwise regulated by, or that may give rise to liability or standards of conduct pursuant to, any Environmental Laws, including hazardous wastes under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., and hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq.

“Industry Security Standards” shall mean recognized and reputable security standards, guidelines and frameworks commonly used by Persons operating in the commercial banking industry concerning the Processing Personal Information and other sensitive data, including Interagency Guidelines Establishing Information Security Standards as set forth in 12 CFR Part 225, Appendix F, and 12 CFR Part 30, Appendix B.

“Intellectual Property” means all of the following, in each case in any jurisdiction throughout the world, any and all worldwide industrial, proprietary, and intellectual property rights (including all common law and statutory rights, registrations and applications therefor, and renewals, extensions, and restorations thereof, as applicable), of every kind and nature, whether existing now or in the future, including all rights and interests pertaining to or deriving from: (a) any patent or patent application (“Patent”); (b) any trademark, service mark, trade dress, company name, business name, logo, brand or other indicia of origin, together with the goodwill associated with any of the foregoing, and any application, registration or renewal thereof (“Trademark”); (c) any copyright, work of authorship, copyright application or registration thereof (“Copyright”); (d) any Internet domain name (“Domain Name”); and (e) any trade secret, know-how, data or information, including a formula, pattern, compilation, program, device, method, idea, technique or process, that is not commonly known by or available to the public and that (i) derives economic value from being kept confidential or (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Trade Secret”).

“IRS” means the Internal Revenue Service.

“IT Assets” means computer and other information technology Systems, including hardware, Software, Systems, databases and documentation, reference and resource materials relating thereto.

“Knowledge” means (a) with respect to the Company, the actual knowledge, following the completion of their duties in a commercially reasonable manner, of the individuals listed on Section 8.15(a) of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge, following reasonable inquiry of such individual’s direct reports within the Company, of the individuals listed on Section 8.15(a) of the Parent Disclosure Letter.

“Law” means any law (including common law), statute, rule, regulation, directive, ordinance, code, order, or guidance issued, entered into or promulgated by any Governmental Authority.

“Leased Real Property” means all locations of real property, including any land, buildings, structures, improvements, fixtures or other interests in real property, that is leased, subleased, licensed, rented or otherwise occupied by the Company or any of its Subsidiaries under any lease, ground lease, sublease, license or other occupancy agreement as a tenant, subtenant or licensee.

“Lien” means (a) any pledge, lien, license, charge, mortgage, deed of trust, claim, restriction (including any restriction on use, voting, transfer, ownership, alienation, receipt of income or exercise of any other attribute of ownership), easement, encumbrances, lease, sublease, title or survey defect, infringement, interference, option, right of first refusal, right of first offer, preemptive right, covenant, collateral security agreement, UCC financing statement, reservation, equitable interest, preference, priority, conditional sale or other title retention agreement, encroachment, variance, warrant, community property interest, right of others, proxy, restrictive covenant, voting trust, matter of record, encumbrance or security interest of any kind or nature and (b) with respect to shares of capital stock or other equity or voting interests, any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests.

“Loan Documents” means, with respect to any Loan, all documentation in connection with the origination, processing, underwriting and credit approval of such Loan, including the promissory note and collateral security instruments related thereto.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which the Company or Birch Bank are party as a creditor, including as assignee.

“Minimum Tangible Common Equity” means the total of (a) the total stockholders’ equity of the Company, using the formula reported on Line 16(f) of Schedule SC of the Federal Reserve form Parent Company Only Financial Statement for Small Holding Companies – FR Y-9SP, but excluding accumulated other comprehensive income (as shown on Line 16(d)) and goodwill and other intangible assets, plus (b) the Company Transaction Fees in an amount not to exceed $4,650,000.

“OCC” means the Office of the Comptroller of the Currency.

“Off-the-Shelf Software” means commercially available off-the-shelf Software licensed or made available to the Company or its Subsidiaries on standard terms and having one-time or annual licensing fees of less than $100,000 per calendar year.

“ordinary course of business” means the applicable Person’s ordinary course of business with respect to the applicable matter, consistent with such Person’s past practice, including with respect to kind, magnitude and frequency of the applicable matter.

“OREO” means real estate owned by the Company or Birch Bank and/or designated as “other real estate owned” or other similar designation by the Company or Birch Bank.

“Owned Company Intellectual Property” means all Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all parcels of real property owned in fee simple by the Company or any of its Subsidiaries, including any buildings, structures, facilities, fixtures, systems or improvements located thereon or appurtenant thereto, and specifically excluding OREO.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Fundamental Representations” means, collectively, the representations and warranties contained in Section 4.01 (solely with respect to the first and last sentences), Section 4.02(a), Section 4.11, and Section 4.20.

“Parent Material Adverse Effect” means any effect, change, event, condition, development, occurrence or state of circumstances or facts that (a) individually or in the aggregate with all other effects, changes, events or occurrences, has, or would be reasonably likely to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the timely consummation by the Company of the Transactions in accordance with the terms hereof; provided, however, that, solely in the case of clause (a) only, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred, is continuing or would reasonably be likely to occur: any effect, change, event or occurrence to the extent (i) generally affecting the industry in which Parent and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (ii) arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing or any changes or prospective changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions; provided, however, that this clause (2) shall not apply with respect to the representations and warranties (in whole or in relevant part) made by Parent and Merger Sub in this Agreement (or the related condition to consummation of the Transactions), the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the announcement, performance or pendency of this Agreement or the consummation of the Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events, (5) any action taken by Parent or its Subsidiaries that is required by this Agreement or with the Company’s written consent or at the Company’s written request, or the failure to take any action by Parent or its Subsidiaries if that action is prohibited by this Agreement, (6) any change or prospective change in Parent’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of Parent, (8) any failure of Parent to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is or contributed to a Parent Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak; provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9) (and the consequences thereof) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which Parent and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect).

“Parent Plan” means each plan, program, policy, agreement or other arrangement, whether written or unwritten, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) an equity or equity-based agreement, program or plan, (d) an individual employment, consulting, change-in-control, severance, retention or other similar agreement, plan, program, policy, or arrangement or (e) a bonus, commission, incentive, deferred compensation, profit sharing, retirement, pension, post-retirement, vacation, paid time off, severance or termination pay, disability, hospitalization, health, medical, life insurance, fringe benefit, tax gross-up, tuition reimbursement, flexible spending account or scholarship, or similar plan, program, policy, agreement or other arrangement, in each case, that is (i) sponsored, maintained or contributed to by the Parent or any of its Subsidiaries or which the Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute to,

(ii) to which the Parent or any of its Subsidiaries is a party, (iii) in which any director, employee or individual service provider of the Parent or any of its Subsidiaries participates related to their services provided to the Parent or any of its Subsidiaries, or (iv) with respect to which the Parent or any Subsidiary thereof has any liability or obligation (including contingent liability).

“Patent” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any license, franchise, permit, certificate, registration, consent, approval, authorization, notification or declaration from any Governmental Authority, including, for the avoidance of doubt, approval to exercise fiduciary powers.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Standards, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ liens and similar Liens granted or which arise in the ordinary course of business and for which adequate reserves have been established in accordance with the Accounting Standards that are reflected in the financial statements made available to Parent prior to the date hereof, (c) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (d) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (e) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, (f) Liens discharged at or prior to the Effective Time, (g) Liens set forth on Section 8.15(b) of the Company Disclosure Letter, (h) terms, conditions and restrictions under the Company Leases, including statutory Liens of landlords, affecting any Leased Real Property, incurred or suffered in the ordinary course of business and which do not and would not reasonably be expected to materially interfere with the use (or contemplated use), utility or value of such Leased Real Property or otherwise materially impair the present or contemplated business operations at such location, (i) Liens that have been placed by any developer, landlord or other third party on the underlying fee interest of any Leased Real Property which do not and would not reasonably be expected to materially interfere with the use (or contemplated use), or otherwise materially impair the present business operations at such location, and (j) zoning, building codes and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any governmental entity having jurisdiction over such Real Property.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means (a) any information that relates to, identifies or is reasonably capable of being associated with a natural person and (b) information that constitutes “personal information”, “personally identifiable information”, “nonpublic personal information” or “personal data” or similar terms under applicable Law or under any applicable Privacy, Data Security and AI Requirements.

“Potential Takeover Proposal” means any proposal, inquiry or offer that could reasonably be expected to lead to a Takeover Proposal.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII.

“Privacy Laws” means, to the extent applicable to Company, its Subsidiaries, or their respective business operations, (a) all applicable Laws regulating the (1) privacy, collection, Processing, transfer, cross border transfer, localization or protection and security of Company Data, (2) cybersecurity (including secure software development), or (3) artificial intelligence, automated decision making, or machine learning technologies; (b) any requirements of self-regulatory frameworks or organizations which the Company or any of its Subsidiaries is, or has been, contractually obligated to comply with or any self-certification mechanisms to which the Company or any of its Subsidiaries has committed; (c) the PCI-DSS; and (d) any applicable industry standards, including the Network Advertising Initiative’s Self-Regulatory Code of Conduct.

“Privacy, Data Security and AI Requirements” means all (a) Privacy Laws, (b) obligations under Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that impose obligations on the Company or any of its Subsidiaries relating to Personal Information, privacy, data protection, information security, marketing, cross border transfers, localization, artificial intelligence and (c) the Privacy Policies.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information or on sets of information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction or any other processing (as defined by Privacy, Data Security and AI Requirements).

“Proprietary Software” shall mean any Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Proxy Statement” means the proxy statement to be delivered to the stockholders of the Company in connection with the Company Stockholders Meeting with the SEC as part of the Registration Statement.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property and specifically excluded OREO.

“Registered Intellectual Property” means all United States and foreign Intellectual Property registrations or applications, including (a) Patent registrations and applications therefor, (b) Trademark registrations and applications therefor, (c) Copyright registrations and applications therefor and (d) Domain Name registrations, in each case of (a) through (d) that are registered, issued, or subject to a pending application for registration or issuance before any Governmental Authority or Internet domain name registrar.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC to effect the registration under the Securities Act of the issuance of the shares of Parent Common Stock pursuant to the Merger, as such registration statement may be amended or supplemented from time to time.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the indoor or outdoor environment (including indoor air, ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Restricted Party” means a Person or government that is: (a) identified on any list or public announcement of Sanctions designation made by any applicable Governmental Authority; (b) organized, located, or ordinarily resident in a Sanctioned Country; (c) owned or controlled, or acting on behalf of, any of the foregoing (a)-(c); or (d) otherwise the target of Sanctions.

“Sanctioned Country” means any country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions, which as of the date of this Agreement includes Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called People’s Republics of Donetsk and Luhansk.

“Sanctions” means the economic, financial, or trade sanctions Laws, embargoes, or restrictive measures administered, enacted, or enforced by the United States, the United Kingdom, the European Union or its Member States, the United Nations, or any other applicable Governmental Authority.

“Security Incident” means any unauthorized Processing of Company Data, any unauthorized access or disruption to the Company IT Assets, or any incident that may require notification to any Person or any other entity under Privacy, Data Security and AI Requirements.

“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary”, when used with respect to any Person, means (a) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) of which such Person or one of its Subsidiaries is a general partner or manager.

“Systems” means Software, firmware, hardware, computers, peripherals, networks, interfaces, platforms and related systems, databases, websites, and equipment, owned, leased by, licensed to or used by the Company to process, store, maintain and operate data, information and functions in connection with the business of the Company and its Subsidiaries as conducted as of the date hereof.

“Tax Returns” mean any reports, returns, information returns, filings, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Taxes” means (a) all United States federal, state, local, or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, severance, production, environmental, real property, special assessments, escheat, abandoned unclaimed property, or personal property, sales, use, license, transfer, registration, value added, alternative or add-on minimum, ad valorem, or other taxes, imposts, levies, withholdings, custom, duty, tariff, governmental fee or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor, or by Contract or otherwise.

“Trade Secret” has the meaning set forth in the definition of Intellectual Property.

“Trademark” has the meaning set forth in the definition of Intellectual Property.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Mergers and the Core Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Preferred Securities” means, collectively, the debentures of Birch Bank and the common and capital securities issued and sold by BNC Statutory Trust III described in Section 5.12 of the Company Disclosure Letter.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party and such party knew would be a material breach of this Agreement.

Section 8.16. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

Section 8.17. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, agreements, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, agreements, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Company.

Section 8.18. Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (i) posted to the “Project Birch” electronic datasite hosted by Datasite on behalf of the Company prior to the date hereof or (ii) delivered in person or electronically to Parent or Merger Sub or their respective Representatives, in each case, at least twenty-four (24) hours prior to the execution of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein, provided that in the case of any agreement or instrument, only to the extent expressly permitted by this Agreement. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. When calculating the period of time before which, within which, or following which any act is to be done or any step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall not be calculated as the first day of such period of time. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.19. Confidential Supervisory Information. Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b) or 12 C.F.R. § 4.32(b) shall not be disclosed by any party hereto, and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure. To the extent legally permissible, appropriate substitute or alternative disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

OPPFI INC.

by	/s/ Todd Schwartz
Name: Todd Schwartz
Title: Chief Executive Officer

BIRCH MERGER SUB, LLC

by	/s/ Todd Schwartz
Name: Todd Schwartz
Title: Chief Executive Officer

BNCCORP, INC.

by	/s/ Michael M. Vekich
Name: Michael M. Vekich
Title: Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

Annex B

FORM OF VOTING AND RESTRICTION AGREEMENT

THIS VOTING AND RESTRICTION AGREEMENT, dated as of April 28, 2026 (the “Agreement”), is by and among OppFi, Inc., a Delaware corporation (“Parent”), BNCCORP, Inc., a Delaware corporation (the “Company”), and the holder of the Securities (as defined below) set forth on Schedule A hereto (the “Holder”).

W I T N E S S E T H:

WHEREAS, Parent, Birch Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented in accordance with its terms from time to time, the “Merger Agreement”) providing for, among other things, (i) the merger of the Company with and into Merger Sub (the “First Merger”), with Merger Sub continuing as the surviving entity, and (ii) immediately following the First Merger, the merger of an interim national bank and wholly owned subsidiary of Parent to be formed following the date hereof (the “Oak Interim Bank”) with and into BNC National Bank, a national bank and direct wholly-owned subsidiary of the Company, with BNC National Bank continuing as the surviving entity (together with the First Merger, the “Mergers”), in each case, on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, the Holder is the Beneficial Owner (as defined below) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) set forth opposite the Holder’s name on Schedule A hereto (collectively, the “Securities”);

WHEREAS, upon the consummation of the Mergers, the Holder will be the Beneficial Owner of the number of shares of Class A common stock, par value $0.0001, of Parent (“Parent Common Stock”), equal to an amount equal to the Securities multiplied by 1.90 (the “Converted Securities”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and the Company entering into the Merger Agreement, the Holder is entering into this Agreement with respect to the Securities and the Converted Securities;

WHEREAS, Parent and the Company desire that the Holder agree, and the Holder is willing to agree, among other things, subject to the limitations herein, not to Transfer (as defined below) any of such Holder’s Securities, and to vote such Holder’s Securities in accordance with the terms of this Agreement; and

WHEREAS, Parent and the Company desire that the Holder agree, and the Holder is willing to agree, among other things, subject to the limitations herein, not to Transfer (as defined below) any of such Holder’s Converted Securities for the periods set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

GENERAL

1.1 Definitions. This Agreement is one of the “Voting and Restriction Agreements” as defined in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean persons who Beneficially Own the referenced securities.

“Transfer” means any direct or indirect sale, lease, assignment, exchange, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any direct or indirect sale, lease, assignment, exchange, encumbrance, loan, pledge, grant of security interest, hypothecation, disposition or other transfer, of or in any Securities or Converted Securities Beneficially Owned by Holder; provided that Transfer shall not include, (i) where the Holder is an entity, any direct or indirect transfer of equity or other interests in the Holder by such Holder’s equityholders or (ii) any sale, exchange, or transfer by Holder in connection with a Parent change of control transaction approved by the Board of Directors or stockholders of Parent; provided, further, that an assignment by the Holder in compliance with Section 6.16 shall not be deemed a Transfer hereunder.

Article II

AGREEMENT TO RETAIN SECURITIES AND CONVERTED SECURITIES

2.1 Transfer and Encumbrance of Securities.

(a)From the date hereof until the Termination Date (as defined below), the Holder shall not, with respect to any Securities Beneficially Owned by the Holder, (i) Transfer any such Securities, or (ii) deposit any such Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities (other than this Agreement) or grant any proxy or power of attorney with respect thereto, in each case except as expressly permitted herein, in any duly authorized amendment hereto or pursuant to an agreement entered into with, and for the benefit of, Parent and the Company.

(b)Notwithstanding Section 2.1(a), the Holder may (i) Transfer Securities to one or more affiliates if, as a condition to such Transfer, the recipient agrees in writing, in form and substance reasonably satisfactory to the Company and Parent, to be bound by this Agreement and delivers a copy of such executed written agreement to Parent and the Company prior to the consummation of such Transfer, and (ii) Transfer Securities with the prior written consent of Parent and the Company.

2.2 Additional Purchases; Adjustments. The Holder agrees that any additional equity securities (or any right or interest therein) of the Company that the Holder purchases or otherwise acquires or with respect to which the Holder otherwise acquires voting power after the execution of this Agreement and prior to the Effective Time shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Securities as of the date hereof. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the equity securities of the Company affecting the Securities or the Converted Securities, the terms of this Agreement shall apply to the resulting equity securities.

2.3 Transfers of Converted Securities.

(a)From the Effective Time until the Termination Date, the Holder shall not, with respect to any Converted Securities Beneficially Owned by the Holder, (i) Transfer any such Converted Securities, or (ii) deposit any such Converted Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Converted Securities (other than this Agreement) or grant any proxy or power of attorney with respect thereto, in each case except as expressly permitted herein, in any duly authorized amendment hereto or pursuant to an agreement entered into with, and for the benefit of, Parent.

(b)Notwithstanding Section 2.3(a), the Holder may (i) from and after the 180th day following the date on which the Effective Time occurs, Transfer up to (but not in excess of) a number of shares of the Converted Securities equal to 50% of the number of Converted Securities originally issued to the Holder in connection with the Effective Time, (ii) from and after the 270th day following the date on which the Effective Time occurs, Transfer up to (but not in excess of) a number of shares of the Converted Securities equal to 75% of the number of Converted Securities originally issued to the Holder in connection with the Effective Time (inclusive, for the avoidance of doubt, of any Transfers made pursuant to clause (i) of this Section 2.3(b)), (iii) Transfer Securities to one or more affiliates if, as a condition to such Transfer, the recipient agrees in writing, in form and substance reasonably satisfactory to Parent, to be bound by this Agreement and delivers a copy of such executed written agreement to Parent prior to the consummation of such Transfer, (iv) Transfer Securities as required by court order or operation of law, and (v) Transfer Securities with the prior written consent of Parent.

(c)For the avoidance of doubt, Holder shall not be restricted under this Agreement from purchasing shares of Parent Common Stock, which shares of Parent Common Stock will not be subject to any restrictions on Transfer under the terms of this Agreement.

2.4 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Securities or Converted Securities in violation of this Article II shall, to the fullest extent permitted by Law, be null and void ab initio and of no force and effect. In furtherance of the foregoing, the Holder hereby authorizes and instructs Parent or the Company, as applicable, to instruct its transfer agent to enter a stop transfer order to prevent any Transfer of any of the Securities or Converted Securities, as applicable, in violation of this Agreement. If any involuntary Transfer of any of the Holder’s Securities or Converted Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Securities or Converted Securities, as applicable, subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

Article III

VOTING

3.1 Agreement to Vote. Prior to the earlier of the Termination Date or the Effective Time, the Holder irrevocably and unconditionally agrees that the Holder shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Securities to be counted as present thereat for the purpose of establishing a quorum and vote, or cause to be voted at such meeting, in each case, to the fullest extent that Holder’s Securities are entitled to vote thereon, all Securities (a) in favor of the approval of the Mergers and any other proposal considered and voted upon by the stockholders of the Company at any Company Stockholders’ Meeting necessary for consummation of the transactions contemplated by the Merger Agreement, including the Mergers; (b) against any Takeover Proposal or Potential Takeover Proposal; (c) against any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; and (d) against any action, proposal or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty of the Company under the Merger Agreement, in each case, in any material respect, or (ii) prevent or materially delay or adversely affect the consummation of the Mergers. Notwithstanding anything to the contrary in this Agreement, this Section 3.1 shall not require the Holder to be present (in person or by proxy) or vote (or cause to be voted) any of the Securities to amend, modify or waive any provision of the Merger Agreement in a manner that increases the amount or changes the form of the Merger Consideration payable, extends the Outside Date or otherwise adversely affects the Holder (solely in its capacity as such) in any material respect. Notwithstanding anything to the contrary in this Agreement, the Holder shall remain free to vote (or execute consents or proxies with respect to) the Securities with respect to any matter other than as set forth in this Section 3.1 in any manner the Holder deems appropriate.

3.2 Irrevocable Proxy. Subject to the final sentence of Section 3.1, prior to the earlier of the Termination Date or the Effective Time, solely in the event of a failure by the Holder to act in accordance with the Holder’s obligations as to voting pursuant to Section 3.1 no later than the third Business Day prior to any meeting at which the stockholders of the Company will consider and vote on any of the matters described in Section 3.1, the Holder hereby irrevocably grants to, and appoints, the Company, and any individual designated in writing by the Company, and each of them individually, as the Holder’s proxy and attorney-in-fact (with full power of substitution and including for purposes of Section 212 of the DGCL), for and in the name, place and stead of the Holder, to vote the Securities, or grant a consent or approval in respect of the Securities, in a manner consistent with this Agreement. The Holder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement. The Holder hereby affirms that the irrevocable proxy set forth in this Section 3.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Holder under this Agreement. The Holder will take such further action or execute such other instruments as may be reasonably necessary (in the Company’s reasonable discretion) to effect the intent of this proxy. The Holder intends this proxy to be irrevocable during the term of this Agreement and coupled with an interest. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by the Holder, upon the earlier of the Termination Date or the Effective Time, and the Company may further terminate this proxy at any time at its sole discretion by written notice to the Holder.

Article IV

ADDITIONAL AGREEMENTS

4.1Further Assurances. The Holder agrees that from and after the date hereof and until the Termination Date, the Holder shall not, and shall cause the Holder’s controlled affiliates not to, take any action that would reasonably be expected to materially adversely affect or materially delay the ability to perform the Holder’s covenants and agreements under this Agreement.

4.2Fiduciary Duties. The Holder is entering into this Agreement solely in the Holder’s capacity as the record or Beneficial Owner of the Securities and the Converted Securities and nothing herein is intended to or shall limit or affect any actions taken by the Holder or any of the Holder’s designees serving in his or her capacity as a director or officer of the Company or a Subsidiary of the Company. The taking of any actions (or failures to act) by the Holder or any of Holder’s designees serving as a director or officer of the Company or a Subsidiary of the Company (in such capacity as a director or officer) shall not be deemed to constitute a breach of this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF HOLDER

5.1 Representations and Warranties. The Holder hereby represents and warrants to Parent and the Company as follows:

(a) Ownership; Voting Power. As of the date of this Agreement, (i) the Holder has, with respect to the Securities, Beneficial Ownership of and good and valid title to such Securities, (ii) the Securities constitute all of the shares of the Company Common Stock Beneficially Owned by the Holder as of the date hereof, (iii) other than this Agreement or arising under or pursuant to organizational documents of the Company, (A) there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any person any of the Securities, (B) no person has any contractual or other right or obligation to purchase or otherwise acquire any of the Securities and (C) the Holder has sole voting power, sole power of disposition, sole power to Transfer, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Securities, except for applicable state and federal securities Laws.

(b) Organization; Authority. If the Holder is an entity, the Holder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Holder has full power, authority, and if an individual, full legal capacity, and is duly authorized to, make, enter into and carry out the terms of this Agreement and to perform the Holder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by the Company and Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception), and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any Law applicable to the Holder, including any order, judgment or decree applicable to the Holder; or (ii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder is a party or any term or, where the Holder is an entity, condition of the Holder’s certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, trust agreement, or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy the Holder’s obligations hereunder.

(d) Consents and Approvals. The execution and delivery by the Holder of this Agreement, and the performance of the Holder’s obligations hereunder, does not require the Holder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Authority, except such filings and authorizations as may be required under applicable Law (including the Exchange Act).

(e) Absence of Litigation. To the knowledge of the Holder, as of the date hereof, there is no proceeding pending against, or threatened in writing against the Holder that would reasonably be expected to prevent the performance by the Holder of the Holder’s obligations under this Agreement.

(f) Absence of Other Voting Agreements. As of the date hereof, except as set forth herein, none of the Securities is subject to any (i) voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with or would result in a violation or breach of this Agreement or (ii) pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Securities subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Article VI

MISCELLANEOUS

6.1 No Solicitation. Subject in all cases to Section 4.2, until the earlier of the Effective Time and the date the Merger Agreement is terminated in accordance with its terms, the Holder agrees that the Holder will not, and will cause the Holder’s controlled affiliates not to, and will use reasonable best efforts to cause the Holder’s Representatives acting on the Holder’s behalf not to, directly or indirectly, take any action that would be a breach of Section 5.02(a) of the Merger Agreement (without giving effect to any amendment or modification thereto after the date hereof) to the extent that any of the Company or its Subsidiaries or their respective Representatives are prohibited from taking such action pursuant to Section 5.02 of the Merger Agreement. Notwithstanding the foregoing, to the extent the Company complies with its obligations under Section 5.02 of the Merger Agreement and participates in discussions or negotiations with a person regarding a Takeover Proposal or Potential Takeover Proposal, the Holder and/or any of the Holder’s controlled affiliates and/or the Holder’s and his Representatives may engage in discussions or negotiations with such person to the extent that the Company can act under Section 5.02 of the Merger Agreement.

6.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the individuals or entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to each party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, affiliate, agent, attorney, advisor, consultant or Representative or affiliate of any of the foregoing (each, a “Holder Related Party”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of or made under this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement; provided, however, that for the avoidance of doubt, nothing contained in this Section 6.2 shall be deemed to limit or otherwise modify the liability of any of the Parent, Merger Sub or the Company under the Merger Agreement. Parent and the Company acknowledge that neither the Holder nor any Holder Related Party has made, and neither Parent nor the Company has relied upon, any representation related to the matters contemplated by this Agreement, except as set forth in Article V.

6.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Securities or the Converted Securities . All rights, ownership and economic benefits of and relating to the Securities and the Converted Securities shall remain vested in and belong to the Holder, and neither Parent nor the Company shall have any authority to exercise any power or authority to direct the Holder in the voting or disposition of any Securities or Converted Securities, except pursuant to Section 3.2 and as otherwise expressly provided herein.

6.4 Disclosure. The Holder consents to and authorizes the publication and disclosure by the Company and Parent of the Holder’s identity and holding of Securities and the Converted Securities and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), to the extent required to be disclosed in any press release, the Form S-4, including the Proxy Statement, as applicable, and any other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement.

6.5 Termination. This Agreement shall terminate at the earlier of (a) the date the Merger Agreement is terminated in accordance with its terms, (b) the date on which the Merger Agreement is amended in a manner that decreases the amount or changes the form of the Merger Consideration payable without the written consent of the Holder (which consent may be denied by the Holder in his sole discretion) and (c) the one-year anniversary of the Closing Date (such date, the “Termination Date”). Neither the provisions of this Section 6.5 nor the termination of this Agreement shall relieve any party hereto from any liability of such party for Willful and Material Breach prior to such termination. For purposes hereof, “Willful and Material Breach” shall mean, with respect to any representation, warranty, covenant or agreement of a party in this Agreement, an action or omission by such party that such party intended to take or not take that is in material breach of such representation, warranty, covenant or agreement that the breaching party takes (or fails to take) (whether or not the intention of such party was to materially breach this Agreement) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such representation, warranty, covenant or agreement.

6.6 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of Parent, the Company and the Holder or, in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

6.7 Reliance. The Holder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement.

6.8 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, whether or not the Mergers are consummated.

6.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email; provided, that, with respect to notice by email, no “bounce back” or similar message of nondelivery is received with respect thereto, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party hereto to receive such notice:

if to the Holder, to the Holder’s address set forth on Schedule A

and

if to Parent, to:

OppFi, Inc.

130 E. Randolph Street

Suite 3400

Chicago, IL 60601

Attention: Marv Gurevich, General Counsel

E-mail: mgurevich@oppfi.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

830 Brickell Plaza

Suite 4300

Miami, FL 33131

Attention: Joshua M. Samek

E-mail: jsamek@sidley.com

if to the Company to:

BNCCORP, Inc.

2 East Main Avenue

Bismarck, ND 58501

Attention: Michael Vekich, Chairman

E-mail: vekich@vekich.com

With a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

60 South Sixth Street

Suite 1500

Minneapolis, MN 55402

Attention: Karen L. Grandstrand; Caitlin Houlton Kuntz

E-mail: kgrandstrand@fredlaw.com; choultonkuntz@fredlaw.com

6.10 Interpretation. When a reference is made in this Agreement to a Section or an Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, in each case, to the extent permitted by this Agreement. Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section. References to any person include such person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York are authorized by Law or executive order to remain closed, (b) the term “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any permitted successors or assigns of such person, (c) “equity securities” means, with respect to a corporation or other entity, any shares of capital stock or other equity interests of such corporation or other entity, and any options, warrants, convertible notes, or other rights, agreements, or instruments that are directly or indirectly convertible into, or exercisable or exchangeable for, any such shares or other interests, (d) an “affiliate” means as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.

6.11 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Agreement may be executed by electronic signature (including .pdf, DocuSign, or similar electronic signature technology), and any such electronic signature shall constitute an original for all purposes.

6.12 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.13 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

6.14 Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties hereto with respect to the subject matter hereof and thereof.

6.15 Governing Law; Venue; Waiver of Jury Trial.

(a)THIS AGREEMENT AND ANY CLAIMS OR CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (WHETHER IN CONTRACT, IN TORT, UNDER STATUTE OR OTHERWISE) SHALL BE GOVERNED BY, AND INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT BY ANY PARTY HERETO OR ITS AFFILIATES AGAINST ANY OTHER PARTY HERETO OR ITS AFFILIATES SHALL BE BROUGHT AND DETERMINED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, PROVIDED THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THEN ANY SUCH LEGAL ACTION OR PROCEEDING MAY BE BROUGHT IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE AFORESAID COURTS FOR ITSELF AND WITH RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, WITH REGARD TO ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES HERETO AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING THERETO EXCEPT IN THE COURTS DESCRIBED HEREIN IN DELAWARE, OTHER THAN ACTIONS IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE ANY JUDGMENT, DECREE OR AWARD RENDERED BY ANY SUCH COURT IN DELAWARE AS DESCRIBED HEREIN. EACH OF THE PARTIES HERETO FURTHER AGREES THAT NOTICE AS PROVIDED HEREIN SHALL CONSTITUTE SUFFICIENT SERVICE OF PROCESS AND THE PARTIES HERETO FURTHER WAIVE ANY ARGUMENT THAT SUCH SERVICE IS INSUFFICIENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (I) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE COURTS IN DELAWARE AS DESCRIBED HEREIN FOR ANY REASON, (II) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) OR (III) THAT (A) THE SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

(c)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.16 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence and except as set forth in Article II, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

6.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to the termination of this Agreement pursuant to Section 6.5, each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, in each case in accordance with this Section 6.17, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party hereto is entitled at Law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post any bond or other security as a prerequisite to obtaining equitable relief.

6.18 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement and all other conditions and provisions herein shall remain in full force and effect.

6.19 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

OPPFI, INC.

By:
Name:
Title:

BNCCORP, INC.

By:
Name:
Title:

HOLDER

By:
Name:	[●]

Schedule A

Name of Holder	Address and Notice Information	Securities	Converted Securities
[●]	[●]	[●]	[●]

Schedule A

ANNEX C

OPINION OF PIPER SANDLER & CO.

April 28, 2026

Board of Directors

BNCCORP, Inc.

322 East Main Avenue

Bismarck, ND 58501

Ladies and Gentlemen:

BNCCORP, Inc. (“Company”), OppFi Inc. (“Parent”) and Birch Merger Sub, LLC, a wholly-owned subsidiary of Parent (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will, on the terms and subject to the conditions set forth in the Agreement, merge with and into Merger Sub with Merger Sub as the surviving company (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Company Common Stock (except for certain shares of Company Common Stock as specified in the Agreement) shall be converted automatically into and shall thereafter represent only the right to receive (i) $19.375 in cash, without interest (the “Cash Consideration”), and (ii) 1.90 shares of Parent Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2026 through December 31, 2028, as well as an estimated long-term annual balance sheet and earnings growth rate for the years ending December 31, 2029 through December 31, 2030 and estimated annual dividends per share for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Company; (v) publicly available mean analyst earnings per share and tangible assets estimates for Parent for the years ending December 31, 2026 and December 31, 2027 with estimated long-term annual earnings and tangible asset growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of Parent and confirmed for use in Piper Sandler’s analysis by the senior management of Company; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, synergies and purchase accounting adjustments, as well as the conversion of Parent’s corporate structure and related financial impact on Parent, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock trading information for Company Common Stock, Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Company and Parent with similar financial institutions and consumer lending companies for which information is

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publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking and lending environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company, Parent or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for credit losses of Company or Parent, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent. We have assumed, with your consent, that the allowance for credit losses for Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Company for the years ending December 31, 2026 through December 31, 2028, as well as an estimated long-term annual balance sheet and earnings growth rate for the years ending December 31, 2029 through December 31, 2030 and estimated annual dividends per share for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Company. In addition, Piper Sandler used publicly available mean analyst earnings per share and tangible assets estimates for Parent for the years ending December 31, 2026 and December 31, 2027 with estimated long-term annual earnings and tangible asset growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of Parent and confirmed for use in Piper Sandler’s analysis by the senior management of the Company. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, synergies and purchase accounting adjustments, as well as the conversion of Parent’s corporate structure and related financial impact on Parent, as provided by the senior management of Parent. With respect to the foregoing information, the senior management of Company confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of Company and Parent, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the

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covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We will receive a fee for rendering this opinion. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Company in the two years preceding the date hereof. Piper Sandler did not provide any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

/s/ Piper Sandler & Co.

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